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TABLE OF CONTENTS Prospectus Supplement
TABLE OF CONTENTS 2

PRELIMINARY PROSPECTUS SUPPLEMENT          SUBJECT TO COMPLETION, DATED MAY 16, 2011
(To Prospectus dated March 15, 2010)

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where such offer or sale is not permitted.

                                Filed Pursuant to Rule 424(b)(5)
                                Registration Statement No. 333-165473

$1,500,000,000

Alpha Natural Resources, Inc.

$              % SENIOR NOTES DUE 2019

$              % SENIOR NOTES DUE 2021

Interest payable on June 1 and December 1

We are offering $               aggregate principal amount of          % Senior Notes due 2019, or the 2019 notes, and $               aggregate principal amount of          % Senior Notes due 2021, or the 2021 notes. The 2019 notes will mature on June 1, 2019 and the 2021 notes will mature on June 1, 2021. The 2019 notes and the 2021 notes offered hereby are referred to in this prospectus supplement collectively as the notes.We may redeem the notes, in whole at any time or in part from time to time, at a make-whole price calculated as described in this prospectus supplement, plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption. If we experience a change of control repurchase event with respect to a series of notes, as described in this prospectus supplement, unless we have exercised our right to redeem those notes, we will be required to offer to repurchase those notes from holders at the price described in this prospectus supplement.

The notes will be guaranteed by each of our current and future subsidiaries that from time to time guarantee our indebtedness under the Amended and Restated Credit Agreement (as defined herein)(except as described below). The notes will be our unsecured obligations, ranking senior in right of payment to all of our future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of our existing and future debt that is not subordinated in right of payment to the notes. Each guarantor's guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor's future debt that is subordinated in right of payment to that guarantee and ranking equally in right of payment with all of that guarantor's existing and future debt that is not subordinated in right of payment to that guarantee. The notes will be effectively junior to all of our and our guarantors' secured debt to the extent of the value of the collateral securing that debt, including obligations under our new senior credit facilities.

The offering is made in contemplation of the concurrent consummation of the proposed acquisition of Massey Energy Company by Alpha Natural Resources, Inc., and we intend to use the proceeds from this offering to finance a portion of the acquisition as described herein under "Summary—The Transactions Overview" and "Use of Proceeds." The offering is expected to close on or about June 1, 2011 whether or not the acquisition is consummated on that date. If the acquisition has not been consummated on or prior to September 1, 2011, or such earlier date on which we determine in our sole discretion that the acquisition will not be consummated, we have agreed to redeem the notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. Until the acquisition has been consummated, the notes will be guaranteed by each of our current and future subsidiaries that from time to time guarantee our indebtedness under our existing senior credit facilities. Once the acquisition has been consummated, the notes will be guaranteed by each of our current and future subsidiaries that from time to time guarantee our indebtedness under the Amended and Restated Credit Agreement. See "Description of Notes—Mandatory Redemption."

For a more detailed description of the notes, see "Description of Notes."The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any national securities exchange.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-26 of this prospectus supplement.

	Per 2019 Note	Total	Per 2021 Note	Total
Public offering price(1)%		$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to us	%	$	%	$

(1)
Plus accrued interest, if any, from June 1, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about June 1, 2011, which is the              business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+ "). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade before the notes are delivered will be required, because the notes initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade notes before their delivery, you should consult your own advisors.

Joint Book-Running Managers

MORGAN STANLEY	CITI

Co-Managers

BOFA MERRILL LYNCH
MITSUBISHI UFJ SECURITIES	RBS
PNC CAPITAL MARKETS LLC

                           , 2011

Prospectus Supplement

Prospectus

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading "Available Information."

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

AVAILABLE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us, as well as those filed by Massey, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC, as well as those of Massey Energy Company ("Massey"), are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our and Massey's common stock is listed.

        This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document relating to us, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

S-i

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement. While we believe the information contained in the public filings of Massey is accurate, Alpha Natural Resources, Inc. ("Alpha") did not participate in the preparation of those filings and, as of the date of this prospectus supplement, Alpha and Massey continue to operate as independent companies.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Amendment No. 1 to our Annual Report on Form 10-K/A;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  Our Amendment No. 1 to our Quarterly Report on Form 10-Q/A;

  •
  Our Current Reports on Form 8-K filed on March 15, 2010; January 11, 2011, January 28, 2011, January 31, 2011, February 10, 2011; February 25, 2011; March 8, 2011; March 28, 2011; April 20, 2011; and May 16, 2011;

  •
  The portions of the Definitive Proxy Statements on Schedule 14A of Alpha that are deemed "filed" with the SEC under the Exchange Act, as filed on April 1, 2011;

  •
  The following items contained under the heading "Financial Statements and Supplementary Data" of Foundation Coal Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008: Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive (Loss) Income, Consolidated Statements of Stockholders' Equity, Consolidated Statements of Cash Flows, Notes to Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm—Consolidated Financial Statements;

  •
  Massey's Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Massey's Amendment No. 1 to its Annual Report on Form 10-K/A;

  •
  Massey's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

  •
  Massey's Current Reports on Form 8-K filed on January 7, 2011; January 18, 2011; January 31, 2011; and May 6, 2011.

        You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

S-ii

 THIRD PARTY DATA AND FORECASTS

        Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus have been obtained from third party sources that we believe to be reliable. We have not independently verified this third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any third party data presented herein or therein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus supplement.

        In addition, we have incorporated by reference in this prospectus supplement certain of Massey's public filings, and have included in this prospectus supplement information based on those filings. Alpha did not participate in the preparation of those filings and, as of the date of this prospectus supplement, Alpha and Massey continue to operate as independent companies. While we believe the information contained in Massey's public filings is accurate, that information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus supplement and under corresponding headings in certain of Massey's public filings that are incorporated by reference in this prospectus supplement.

S-iii

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein include statements of our expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words "assume," "anticipate," "believe," "continued," "could," "estimate," "expect," "forecast," "intend," "may," "objective," "plan," "position," "potential," "predict," "project," "seek," "should," "strategy," "target," "will" and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  worldwide market demand for coal, electricity and steel;

  •
  global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;

  •
  decline in coal prices;

  •
  our liquidity, results of operations and financial condition;

  •
  regulatory and court decisions;

  •
  competition in coal markets;

  •
  changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

  •
  changes in safety and health laws and regulations and the ability to comply with such changes;

  •
  availability of skilled employees and other employee workforce factors, such as labor relations;

  •
  the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

  •
  the inability to collect payments from customers if their creditworthiness declines;

  •
  potential instability and volatility in worldwide financial markets;

  •
  future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

  •
  inherent risks of coal mining beyond our control;

  •
  disruption in coal supplies;

  •
  the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

  •
  our production capabilities and costs;

S-iv

  •
  our ability to integrate successfully operations that we may acquire or develop in the future, including those of Massey, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

  •
  our plans and objectives for future operations and expansion or consolidation;

  •
  uncertainty of the expected financial performance of Alpha following completion of the acquisition of Massey by Alpha (the "Merger")(see "The Transactions");

  •
  our ability to achieve the cost savings and synergies contemplated by the Merger within the expected time frame;

  •
  disruption from the Merger making it more difficult to maintain relationships with customers, employees or suppliers;

  •
  the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the Merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies;

  •
  the outcome of pending or potential litigation or governmental investigations, including the Upper Big Branch mine explosion;

  •
  our relationships with, and other conditions affecting, our customers;

  •
  reductions or increases in customer coal inventories and the timing of those changes;

  •
  changes in and renewal or acquisition of new long-term coal supply arrangements;

  •
  railroad, barge, truck and other transportation availability, performance and costs;

  •
  availability of mining and processing equipment and parts;

  •
  disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

  •
  our and Massey's assumptions concerning economically recoverable coal reserve estimates;

  •
  our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

  •
  our ability to negotiate new United Mine Workers of America wage agreements on terms acceptable to us;

  •
  changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;

  •
  increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

  •
  fair value of derivative instruments not accounted for as hedges that are being marked to market;

  •
  indemnification of certain obligations not being met;

  •
  continued funding of the road construction business, related costs, and profitability estimates;

  •
  our substantial indebtedness following the consummation of the Merger and the other Transactions (as defined herein) described in this prospectus supplement and potential additional future indebtedness (see "The Transactions");

  •
  our work force could become increasingly unionized in the future and our unionized or union-free hourly work force could strike;

S-v

  •
  our ability to collect payments from our customers;

  •
  significant or rapid increases in commodity prices;

  •
  our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;

  •
  reclamation and mine closure obligations;

  •
  terrorist attacks and threats, and escalation of military activity in response to such attacks;

  •
  inflationary pressures on supplies and labor;

  •
  if a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes;

  •
  weather conditions or catastrophic weather-related damage; and

  •
  other factors, including those discussed in "Risk Factors" and in the documents incorporated by reference in this prospectus supplement.

        When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

EXTENDED SETTLEMENT

        The underwriters expect to deliver the notes to purchasers on or about June 1, 2011, which is the            business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade before the notes are delivered will be required, because the notes initially will settle in T+        , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade notes before their delivery, you should consult your own advisors.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains basic information about our company and the offering. It may not contain all the information that may be important to you. Investors should carefully read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors, unaudited pro forma condensed combined consolidated financial information and the historical financial statements and related notes included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus, before making an investment decision.

        The acquisition by Alpha of Massey Energy Company and its subsidiaries is referred to in this prospectus supplement as the Merger. The Merger, the issuance of the notes offered hereby and certain other related financing and other transactions are referred to in this prospectus supplement collectively as the Transactions. See "The Transactions." References to "Massey" are references to Massey Energy Company and its subsidiaries. References to "we," "us," "our" and "Alpha" are references to Alpha Natural Resources, Inc. and its subsidiaries, excluding Massey for periods prior to the completion of the Merger and including Massey for periods following the completion of the Merger. References to "Mountain Merger Sub" are references to Mountain Merger Sub, Inc., a wholly owned subsidiary of Alpha. Unless we indicate otherwise or the context otherwise requires, information identified in this prospectus supplement as "pro forma" gives effect to the consummation of the Transactions as if they had occurred on January 1, 2010, with respect to the unaudited pro forma condensed combined consolidated statement of operations information for the fiscal year ended December 31, 2010, on January 1, 2010, with respect to the unaudited pro forma condensed combined consolidated statement of operations information for the three months ended March 31, 2011, and on March 31, 2011, with respect to the unaudited pro forma condensed combined consolidated balance sheet information as of March 31, 2011.

Our Combined Company

        We are one of America's premier coal suppliers. We produce, process, and sell steam and metallurgical coal operations located throughout Kentucky, Pennsylvania, Virginia, West Virginia and Wyoming. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coal separately.

        On January 28, 2011, Alpha, Mountain Merger Sub and Massey entered into an agreement and plan of merger pursuant to which Mountain Merger Sub will merge with and into Massey, which will be the surviving corporation of the Merger and a wholly owned subsidiary of Alpha.

        As of March 31, 2011, on a pro forma basis, we operated approximately 150 mines and 38 coal preparation, processing and shipping centers in three major coal regions: Northern Appalachia, Central Appalachia and the Powder River Basin. We have combined pro forma coal reserves of approximately 5 billion tons, including one of the world's largest and highest quality metallurgical reserve bases. We have approximately 13,859 employees on a pro forma basis.

        Our operations are organized into two reportable segments: Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of our (and post-closing, Massey's) operations in Northern and Central Appalachia, our coal brokerage activities and our road construction businesses. Western Coal Operations consists of two Powder River Basin mines in Wyoming. In addition to the two reportable segments, our All Other category includes an idled underground mine in Illinois; expenses associated with certain closed mines; Maxxim Rebuild and Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

        For the year ended December 31, 2010, on a pro forma basis, we sold 102.2 million tons of steam coal and 20.1 million tons of metallurgical coal, representing approximately 84% and 16% of total coal sales volume, respectively. We believe that the combination will make Alpha the third largest producer of metallurgical coal globally. For the year ended December 31, 2010, on a pro forma basis, our total revenues were approximately $7.2 billion, our income (loss) from continuing operations was approximately $(143.0) million and our EBITDA from continuing operations was approximately $1.1 billion.

        For the three months ended March 31, 2011, on a pro forma basis, our total revenues were approximately $2.1 billion, our income from continuing operations was approximately $8.0 million and our EBITDA from continuing operations was approximately $305.7 million.

        As of December 31, 2010, we owned or leased approximately 5 billion tons of proven and probable coal reserves on a pro forma basis. Of the total pro forma proven and probable reserves, approximately 56% are low sulfur reserves. Approximately 59% of our total pro forma proven and probable reserves have a high Btu content, which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total pro forma proven and probable reserves will support current production levels for more than 35 years.

        Our sales of steam coal for the years ended December 31, 2010 were made primarily to large utilities and industrial customers throughout the United States, and our sales of metallurgical coal were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America.

        Our principal executive offices are located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212 and our telephone number is (276) 619-4410.

Supplemental Pro Forma Combined Reserve and Production Data:

        The supplemental pro forma combined reserve data set forth below has been prepared for illustrative purposes only and is not necessarily indicative of the reserve data of Alpha had the Merger occurred on December 31, 2010. Additionally, we have not yet finished the due diligence necessary to fully assess Massey's proven and probable reserve data. Upon completion of this detailed due diligence, there may be increases or decreases to the reserve data presented below for Massey and for Alpha on a pro forma basis.

        The following table presents Alpha historical data by state for proven and probable reserves as of December 31, 2010.

	Alpha Historical
State	Total	Proven	Probable	Assigned	Unassigned	Owned	Leased
	(tons, in millions)
Virginia	228.7	166.1	62.6	131.4	97.3	—	228.7
Kentucky	126.2	67.3	58.9	45.4	80.8	2.6	123.6
West Virginia	357.8	246.1	111.7	115.7	242.1	2.1	355.7
Pennsylvania	859.0	546.5	312.5	209.3	649.7	406.1	452.9
Wyoming	653.2	648.9	4.3	653.2	—	23.5	629.7
Illinois	28.6	20.6	8.0	—	28.6	—	28.6

Total	2,253.5	1,695.5	558.0	1,155.0	1,098.5	434.3	1,819.2

        The following table presents Massey historical data by state for proven and probable reserves as of December 31, 2010.

	Massey Historical
State	Total	Proven	Probable	Assigned	Unassigned	Owned	Leased
	(tons, in millions)
Virginia	227.5	171.7	55.8	109.7	117.8	7.2	220.3
Kentucky	533.7	360.4	173.3	232.8	300.9	24.1	509.6
West Virginia	1,888.6	1,231.0	657.6	817.4	1,071.2	257.3	1,631.3
Pennsylvania	99.6	50.0	49.6	—	99.6	71.2	28.4
Tennessee	26.9	1.3	25.6	—	26.9	24.1	2.8

Total	2,776.3	1,814.4	961.9	1,159.9	1,616.4	383.9	2,392.4

        The following table presents Alpha pro forma data by state for proven and probable reserves as of December 31, 2010. The table assumes the Merger was completed on that date.

	Alpha Pro Forma(1)
State	Total	Proven	Probable	Assigned	Unassigned	Owned	Leased
	(tons, in millions)
Virginia	456.2	337.9	118.3	241.1	215.1	7.2	449.0
Kentucky	659.9	427.7	232.2	278.2	381.7	26.7	633.2
West Virginia	2,246.4	1,477.1	769.3	933.1	1,313.3	259.4	1,987.0
Pennsylvania	958.6	596.5	362.1	209.3	749.3	477.3	481.3
Wyoming	653.2	648.9	4.3	653.2	—	23.5	629.7
Illinois	28.6	20.6	8.0	—	28.6	—	28.6
Tennessee	26.9	1.3	25.6	—	26.9	24.1	2.8

Total	5,029.8	3,509.9	1,519.9	2,314.9	2,714.9	818.2	4,211.6

(1)
The Alpha pro forma data has been calculated by adding the Alpha historical and Massey historical data.

        The following tables present Alpha historical, Massey pro forma and Alpha pro forma data by state for production of saleable tons for the year ended December 31, 2010. The table assumes the Merger was completed on January 1, 2010. The table also includes the pro forma effects of the acquisition of Cumberland (as defined herein) by Massey on April 19, 2010, and assumes that the acquisition of Cumberland by Massey was completed January 1, 2010. This supplemental pro forma combined production data has been prepared for illustrative purposes only and is not necessarily indicative of the production data of Alpha had (i) the Merger occurred on January 1, 2010, and (ii) the acquisition by Massey of Cumberland occurred on January 1, 2010.

State	Alpha Historical	Massey Pro Forma(1)	Alpha Pro Forma(2)
	(tons, in millions)
Virginia	5,305	3,525	8,830
Kentucky	2,203	9,557	11,760
West Virginia	12,397	26,000	38,397
Pennsylvania	13,256	—	13,256
Wyoming	48,992	—	48,992
Illinois	—	—	—
Tennessee	—	—	—

Total	82,153	39,082	121,235

(1)
The Massey pro forma data in the foregoing table includes the following pro forma adjustments to reflect the acquisition of Cumberland by Massey on April 19, 2010, assumes that the acquisition of Cumberland by Massey was completed on January 1, 2010 and has been calculated by adding the Massey historical and Cumberland acquisition adjustments data:

State	Massey Historical	Cumberland Acquisition Adjustments	Massey Pro Forma
	(tons, in millions)
Virginia	2,677	848	3,525
Kentucky	8,069	1,488	9,557
West Virginia	26,000	—	26,000

Total	36,746	2,336	39,082

(2)
The Alpha pro forma data has been calculated by adding the Alpha historical and Massey pro forma data.

Alpha Business Locations
Pro Forma for the Merger

 Alpha Business Unit Locations
(Shipping Points Listed)
Pro Forma for the Merger

 Strategic Rationale

        We believe that the Merger offers numerous strategic benefits, including:

  •
  creating a leading U.S. producer of coal with approximately 150 mines and combined coal reserves of approximately 5 billion tons;

  •
  giving us one of the world's largest and highest quality metallurgical coal reserve bases;

  •
  generating annual revenue synergies and cost synergies that we believe will be in excess of $150 million within the second year of operations, and annual capital expenditure savings that we currently expect to exceed $50 million;

  •
  increasing our geographic diversity due to operations in three major coal regions: Central Appalachia, Northern Appalachia and the Powder River Basin;

  •
  becoming one of the highest free cash flow generating companies among pure-play U.S. coal producers; and

  •
  improving our prospects for an expanded customer base and product offering to drive new business relationships and transactions.

        We believe that these strategic benefits significantly enhance our scale, competitive profile, and ability to respond to economic, regulatory, legislative and other developments that affect us particularly and the coal industry generally.

 Business Strategy

        Our objective is to increase shareholder value through sustained earnings growth and free cash flow generation. Our key strategies to achieve this objective are described below:

  •
  Maintaining our commitment to operational excellence.  We seek to maintain our operational excellence with an emphasis on investing selectively in new equipment and advanced technologies. We will continue to focus on profitability and efficiency by leveraging our significant economies of scale, large fleet of mining equipment, information technology systems and coordinated purchasing and land management functions. In addition, we continue to focus on productivity through our culture of workforce involvement by leveraging our strong base of experienced, well-trained employees. We will deploy our Running Right approach to enhance the efficiency and performance of Massey mines.

  •
  Capitalizing on industry dynamics through a balanced approach to selling our coal.  Despite the volatility in coal prices over the past several years, we believe the long-term fundamentals of the U.S. coal industry are favorable. We plan to continue employing a balanced approach to selling our coal, including the use of long-term sales commitments for a portion of our future production while maintaining uncommitted planned production to capitalize on favorable future demand and pricing environments.

  •
  Selectively expanding our production and reserves.  Given our broad scope of operations and expertise in mining in major coal-producing regions in the United States, we believe that we are well-situated to capitalize on the expected growth in U.S. and international coal consumption by evaluating growth opportunities, including expansion of production capacity at our existing mining operations, further development of existing significant reserve blocks in Northern and Central Appalachia, and potential strategic acquisition opportunities that arise in the United States or internationally. We expect that the Merger, which adds 2.8 billion tons of proven and probable reserves, will increase our flexibility in evaluating growth opportunities in Central Appalachia.

  •
  Continuing to provide a mix of coal types and qualities to satisfy our customers' needs.  By having operations and reserves in three major coal producing regions, we are able to source and blend coal from multiple mines to meet the needs of our domestic and international customers. Our broad geographic scope and mix of coal qualities provide us with the opportunity to work with many leading electricity generators, steel companies and other industrial customers across the country.

  •
  Continuing to focus on excellence in safety and environmental stewardship.  We intend to maintain our recognized leadership in operating some of the safest mines in the United States and in achieving environmental excellence. Our ability to minimize workplace incidents and environmental violations improves our operating efficiency, which directly improves our cost structure and financial performance.

 Combination Objectives

        The Merger furthers our business strategy, enhancing our position as a leader in metallurgical coal markets, providing substantial synergy opportunities that will enhance the free cash flow generation of both companies through both cost savings and marketing benefits and providing the scale to pursue strategic opportunities globally. Key objectives of the transaction are described below

  •
  Integrate the operations of Alpha and Massey while establishing the Running Right program.  We will execute a detailed plan to integrate Massey's operations into Alpha's. Our combined company will be better positioned to direct resources and commitment to safety, environment and workplace, navigate an increasingly complex regulatory environment, and continue to meet and exceed all safety, operational and environmental guidelines. We will apply the Running Right approach throughout the operations of this larger company. We have successfully rolled out this program in the merger with Foundation (as defined herein) and will do the same in the Merger.

  •
  Establish Alpha's leading position and realize costs benefits from scale as an industry leader.  As of December 31, 2010, on a pro forma basis, we were third in overall coal reserves with significant metallurgical coal reserves, and third in total coal shipments in 2010, compared to our public U.S. peer group. This group includes Alliance Resource Partners, L.P., Arch Coal, Inc., Cloud Peak Energy Inc., CONSOL Energy Inc., James River Coal Company, Patriot Coal Corporation, Peabody Energy Corporation and Walter Energy, Inc, and assumes the acquisition of International Coal Group by Arch Coal, Inc. Combined, we expect to ship between 126 and 138.5 million tons of coal in 2011, with between 24 to 26 million tons of this being metallurgical coal, representing approximately 19% of total shipments.

  •
  Combine complementary asset base to deliver targeted cost synergies.  Alpha and Massey have a geographically complementary production base in Central Appalachia, giving our combined company access to substantial natural resources. We have identified substantial synergy value which we believe will generate approximately $150 million in run-rate annual cost synergies within the second year of operations. We believe that these synergies will result from a combination of enhanced efficiencies regarding selling, general and administrative expenses, sourcing costs, and general operational costs. The Merger also allows us to optimize operations and increase blending and marketing opportunities, particularly for metallurgical coal. Additionally, we expect to reduce combined capital expenditures by $50 million via a streamlined capital plan serving the needs of our combined business.

  •
  Manage toward a flexible and conservative capital structure.  We believe our combined company will emerge from this transaction with significant financial strength and flexibility. We expect to have combined liquidity of over $1.7 billion, including approximately $760 million in cash and cash equivalents.

  •
  Pursue global strategic opportunities.  By successfully executing the strategies described above, we believe we will be positioned to achieve growth by utilizing our own reserves as well as by acquiring strategic assets. Our strong position in the United States will provide a base from which to prudently pursue expansion opportunities globally.

The Transactions Overview

        On January 28, 2011, Alpha, Mountain Merger Sub and Massey entered into an agreement and plan of merger pursuant to which Mountain Merger Sub will merge with and into Massey, which will be the surviving corporation of the Merger and a wholly owned subsidiary of Alpha. The Alpha board of directors and the Massey board of directors have each approved the merger agreement. Following the expiration of the 30-day waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act on April 1, 2011 and clearance by German and Turkish antitrust authorities, all antitrust closing conditions have been satisfied.

        Upon successful completion of the Merger, each issued and outstanding share of common stock, par value $0.625 per share, of Massey, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will be converted into the right to receive 1.025 shares of Alpha common stock, par value $0.01 per share, and $10.00 in cash. Immediately following the Merger, Alpha's stockholders will own approximately 54% of Alpha common stock, and Massey's stockholders will own approximately 46% of Alpha common stock, based on the number of shares of Alpha and Massey common stock outstanding as of January 28, 2011. Common stock of Alpha is listed on the New York Stock Exchange under the symbol "ANR." Common stock of Massey is listed on the New York Stock Exchange under the symbol "MEE." Upon completion of the Merger, Alpha expects to delist the Massey common stock.

        Concurrently with the consummation of the Merger and the offering of the notes, we will engage in certain refinancing transactions. We intend to amend and restate our existing credit agreement (the "Alpha Existing Credit Agreement" and, as amended and restated, the "Amended and Restated Credit Agreement"), with Citicorp North America, Inc., as administrative agent and as collateral agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book managers, and various financial institutions as lenders. The Amended and Restated Credit Agreement will consist of a $600 million senior secured term loan A facility and a $1,000 million senior secured revolving credit facility, and will be guaranteed by certain of our current and future subsidiaries, including each of the subsidiaries that guarantees the notes offered hereby. For a summary of the Amended and Restated Credit Agreement, see "Description of Certain Other Indebtedness."

        On May 3, 2011, we announced the commencement of a cash tender offer for any and all of the $760 million outstanding principal amount of Massey's 6.875% senior notes due 2013 (the "Massey Existing Notes"), which will expire on the closing date of the Merger. In addition, we intend to redeem any remaining Massey Existing Notes not tendered in the tender offer and that remain outstanding after the closing of the Merger at a redemption price of 101.719% of the principal amount.

        We intend to use the proceeds of the notes offered hereby and the $600 million proceeds of the term loan A facility under the Amended and Restated Credit Agreement, together with any necessary cash on hand as well as letter of credit capacity under the revolving credit facility of our Amended and Restated Credit Agreement and accounts receivable securitization facility, to:

  •
  fund the cash portion of the Merger consideration (inclusive of payments due to holders of Massey equity awards);

  •
  repay approximately $224.9 million outstanding under our existing senior secured term loan and replace approximately $1.3 million in letters of credit issued under our existing revolving credit facility, in each case, as of May 10, 2011;

  •
  fund our tender offer for the Massey Existing Notes and the redemption of any Massey Existing Notes not tendered in the tender offer and that remain the outstanding after the closing of the Merger at a redemption price of 101.719% of the principal amount;

  •
  replace Massey's existing asset-backed revolving credit facility and restricted cash letter of credit facility, which had no borrowings outstanding and approximately $135.4 million of letters of credit issued as of May 10, 2011;

  •
  redeem the $9.6 million aggregate principal amount outstanding of Massey's 2.25% convertible senior notes due 2024 (the "Massey 2.25% convertible notes") at a price equal to 100% of the notes' principal amount, plus any interest that has accrued and remains unpaid;

  •
  redeem some or all of the $298.3 million aggregate outstanding principal amount of the 7.25% senior notes due 2014 (the "Alpha Existing Notes") issued by Foundation PA Coal Company, LLC ("Foundation PA"), one of Alpha's subsidiaries at a redemption price equal to 102.417% of the notes' principal amount through August 31, 2011, a redemption price equal to 101.208% of the notes' principal amount from September 1, 2011 through August 31, 2012 or a redemption price equal to 100% of the notes' principal amount thereafter, in each case, plus any interest that has accrued and remains unpaid at the time of redemption; and

  •
  pay transaction fees and expenses.

        In addition, we may be required to make payments to holders of Massey's 3.25% convertible senior notes due 2015 (the "Massey 3.25% convertible notes") who properly exercise their rights to either require Massey to repurchase the convertible senior notes at 100% of the notes' principal amount, plus any interest that has accrued and remains unpaid, or to convert the notes into an amount up to 100% of the notes' principal amount payable in cash and the excess of such amount payable at the election of Massey or Alpha in cash or a combination of cash and stock based on the trading prices of Massey or Alpha stock. If less than 90% of the consideration paid to Massey stockholders is common stock of Alpha, and if notice of conversion is given on or after the date the Merger is consummated, holders may also be entitled to a make-whole conversion premium. In such event, the amount up to 100% of the notes' principal amount will be payable in cash and the excess of such amount will be payable at the election of Alpha in cash or a combination of cash and stock. In this case, we may choose not to redeem some or all of the Alpha Existing Notes. The aggregate principal amount outstanding of the Massey 3.25% convertible notes is $659.1 million as of May 10, 2011.

        The following table illustrates the expected sources and uses of funds in connection with the Merger and the related financing transactions, based on our cash and cash equivalents on hand as of March 31, 2011. Actual amounts will vary from estimated amounts depending upon several factors, including cash on hand at closing, the amounts available under the Amended and Restated Credit Agreement, changes in the actual amount of fees and expenses related to the Merger and the financing transactions, the amount of the Massey 3.25% convertible notes that are repurchased or converted at the option of the holders thereof, and the price and the actual number of outstanding shares of Alpha common stock at closing.

Source of Funds	Amount (in millions)	Use of Funds	Amount (in millions)
Cash and cash equivalents	$439	Cash consideration to Massey(4)	$1,043
Revolving credit facility(1)	—	Stock consideration to Massey(3)	5,412
Term loan A facility(2)	600	Refinance Massey debt (par value)(5)	770
Notes offered hereby	1,500	Refinance Alpha debt (par value)(6)	523
Alpha common stock(3)	5,412	Estimated transaction costs(7)	203

Total sources	$7,951	Total uses	$7,951

(1)
Consists of a five-year, $1 billion senior secured revolving credit facility under the Amended and Restated Credit Agreement. See "Description of Certain Other Indebtedness." The revolving credit facility is to be used primarily for working capital requirements and for general corporate purposes. A limited amount of letters of credit under the revolving credit facility may be outstanding after giving effect to the Transactions.

(2)
Consists of a 5-year $600 million senior secured term loan facility under the Amended and Restated Credit Agreement. See "Description of Certain Other Indebtedness." Each of the underwriters or their affiliates will be agents and/or lenders under the Amended and Restated Credit Agreement.

(3)
Reflects the estimated fair value of Alpha common stock to be issued to Massey stockholders as a result of the Merger, calculated by using the closing price of Alpha common stock on the New York Stock Exchange, or NYSE, on May 6, 2011 multiplied by the estimated number of shares of Alpha stock to be issued to Massey stockholders.

(4)
Based on the cash consideration to be paid and an estimated number of Massey shares to be acquired in the Merger (including employee incentive awards assumed in the Merger).

(5)
Includes $760 million of Massey Existing Notes and $9.6 million of Massey 2.25% convertible notes that are currently outstanding. Does not include any amounts related to the $659.1 million outstanding of Massey 3.25% convertible notes.

(6)
Includes $224.9 million outstanding under Alpha's existing senior secured term loan and $298.3 million of outstanding Alpha Existing Notes. Alpha expects, but is not obligated, to redeem the Alpha Existing Notes in connection with the Merger. Affiliates of certain of the underwriters are lenders under the Alpha Existing Credit Agreement and, as such, will receive a portion of the proceeds from this offering. See "Underwriting."

(7)
Includes estimated transaction and financing related expenses and other fees.

 THE OFFERING

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the "Description of Notes" section of this prospectus supplement, which contains more detailed descriptions of the terms and conditions of the notes.

Issuer	Alpha Natural Resources, Inc.
Notes offered
2019 Notes	$ aggregate principal amount of % Senior Notes due 2019.
2021 Notes	$ aggregate principal amount of % Senior Notes due 2021.
Maturity
2019 Notes	June 1, 2019.
2021 Notes	June 1, 2021.
Mandatory Redemption
If the Merger does not occur concurrently with the issue date or on or prior to September 1, 2011, we will redeem the notes no later than 10 business days thereafter at a price equal to 101% of the aggregate principal amount of the notes, together with accrued and unpaid interest on the aggregate principal amount of the notes from the issue date to, but not including, the date of redemption. Until either the Merger occurs or the notes are redeemed, we will keep the proceeds of the offering of the 2019 notes and 2021 notes (net of a portion of the fees payable to the underwriters) in separate segregated bank accounts. Holders of the notes will not have a lien on these funds, and these funds will be subject to a lien for the benefit of the lenders under the Alpha Existing Credit Agreement. See "Description of Notes—Mandatory Redemption."
Interest payment dates	Interest on the notes will accrue from June 1, 2011 and will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2011.
Guarantees
If the Merger does not occur on June 1, 2011, prior to the consummation of the Merger and the satisfaction of certain other conditions, the notes will be guaranteed by each of our current and future subsidiaries that from time to time guarantee indebtedness under the Alpha Existing Credit Agreement. Once the conditions have been met and the Merger has been consummated, the notes will be guaranteed by each of our current and future subsidiaries that from time to time guarantee our indebtedness under the Amended and Restated Credit Agreement (including certain of the Massey subsidiaries). See "Description of Notes—Note Guarantees."
Merger condition	The offering of the notes is conditioned upon the consummation of the Merger. See "The Transactions."

Additional notes	We may from time to time, without the consent of or notice to the holders of the notes of a series, subject to compliance with the terms of the indenture, issue additional notes of such series of notes issued in this offering. We may also issue other series of debt securities under the base indenture (which, together with the supplemental indenture, governs the notes issued in this offering). See "Description of Notes—Issuance of Additional Notes."
Ranking
The notes will be our unsecured obligations, ranking senior in right of payment to all of our future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of our existing and future debt that is not subordinated in right of payment to the notes.

Each guarantor's guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor's future debt that is subordinated in right of payment to that guarantee and ranking equally in right of payment with all of that guarantor's existing and future debt that is not subordinated in right of payment to that guarantee.
The notes will be effectively junior to all of our and the guarantors' secured debt to the extent of the value of the collateral securing that debt.

As of March 31, 2011, on a pro forma basis giving effect to the Merger, as adjusted to give effect to the offering of the notes and the application of the proceeds as described in "Use of Proceeds, " we would have had approximately $600 million of senior secured indebtedness and additional senior secured borrowing availability of $1.0 billion under our Amended and Restated Credit Agreement. See "Description of Certain Other Indebtedness."

Alpha's non-guarantor subsidiaries accounted for $8.68 million, or 0.2%, of our revenues, $1.7 million, or 1.8%, of our net income, $1.7 million, or 1.7%, of our income from continuing operations and $5.6 million, or 0.7%, of our EBITDA from continuing operations, in each case, for the year ended December 31, 2010 and $346.1 million, or 6.5% of our total assets and $339.3 million, or 13.0% of our total liabilities, in each case, as of March 31, 2011. The Massey subsidiaries that upon the Merger will guarantee the Amended and Restated Credit Agreement and the notes offered hereby are expected to be the same as those that guarantee the Massey Existing Notes. The Massey non-guarantor subsidiaries with respect to the Massey Existing Notes are minor.

EBITDA from continuing operations is a non-GAAP financial measure. For a description of this measure and a reconciliation of EBITDA from continuing operations to income from continuing operations, the most closely comparable GAAP measure, see "—Summary Historical Consolidated Financial Data."

Optional redemption	We may redeem the 2019 notes, in whole or in part, at any time prior to June 1, 2014, at a price equal to 100% of the aggregate principal amount of the 2019 notes plus a "make-whole" premium, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. We may redeem the 2019 notes, in whole or in part, at any time on or after June 1, 2014, at the redemption prices specified in this prospectus supplement, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the 2019 notes with the net cash proceeds from certain equity offerings, at any time prior to June 1, 2014, at a redemption price equal to % of the aggregate principal amount of the 2019 notes, plus accrued and unpaid interest, if any, to, but not including the applicable redemption date if at least 65% of the aggregate principal amount of the 2019 notes originally issued under the indenture remains outstanding after the redemption. See "Description of Notes—Optional Redemption."

We may redeem the 2021 notes, in whole or in part, at any time prior to June 1, 2016, at a price equal to 100% of the aggregate principal amount of the 2021 notes plus a "make-whole" premium, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. We may redeem the 2021 notes, in whole or in part, at any time on or after June 1, 2016, at the redemption prices specified in this prospectus supplement, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the 2021 notes with the net cash proceeds from certain equity offerings, at any time prior to June 1, 2016, at a redemption price equal to % of the aggregate principal amount of the 2021 notes, plus accrued and unpaid interest, if any, to, but not including the applicable redemption date if at least 65% of the aggregate principal amount of the 2021 notes originally issued under the indenture remains outstanding after the redemption. See "Description of Notes—Optional Redemption."
Change of control
Upon the occurrence of a change of control repurchase event with respect to either series of notes, unless we have exercised our right to redeem those notes, we will be required to offer to repurchase each holder's notes of such series at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. For more details, see "Description of Notes—Repurchase at the Option of Holders—Change of Control."

Covenants	The indenture governing the notes will contain covenants that limit, among other things, our ability to:
• incur, or permit our subsidiaries to incur, additional debt;
• issue, or permit our subsidiaries to issue, certain types of stock;
• pay dividends on our or our subsidiaries' capital stock or repurchase our capital stock;
• make certain investments;
• enter into certain types of transactions with affiliates;
• incur liens on certain assets to secure debt;
• limit dividends or other payments by our restricted subsidiaries to us and our other restricted subsidiaries;
• consolidate, merge or sell all or substantially all of our assets; and
• make certain payments on our or our subsidiaries' subordinated debt.

These covenants are subject to a number of important qualifications and exceptions. These covenants may not apply at any time after the notes are assigned a credit grade rating of at least BB+ (stable) from S&P and of at least Ba1 (stable) from Moody's. See "Description of Notes—Certain Covenants" and "Description of Notes—Repurchase at the Option of Holders—Asset Sales."
Risk factors
You should carefully consider the information set forth in the "Risk Factors" section of this prospectus supplement, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.
Use of proceeds
We estimate the net proceeds from the issuance and sale of the notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million. We intend to use the proceeds from this offering to finance a portion of our acquisition of Massey as described herein. See "Use of Proceeds" and "The Transactions."

Summary Historical Consolidated Financial Data

        The following summary historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from the audited consolidated financial statements and related notes thereto of Alpha included in this prospectus supplement. The following summary historical consolidated financial data as of December 31, 2008 has been derived from the audited consolidated financial statements of Alpha not included or incorporated by reference herein. The following summary historical condensed consolidated financial data as of and for the three months ended March 31, 2011 and 2010 has been derived from the unaudited condensed consolidated financial statements of Alpha included in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        On July 31, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc., which we refer to as Foundation, merged, and Foundation continued as the surviving legal corporation of the merger and was renamed Alpha Natural Resources, Inc. We refer to Alpha Natural Resources, Inc. before the merger with Foundation as Old Alpha and we refer to Alpha Natural Resources, Inc. after the merger with Foundation as Alpha. For financial accounting purposes, the merger of Old Alpha and Foundation was treated as a "reverse acquisition," and Old Alpha was treated as the accounting acquiror. Accordingly, Old Alpha's financial statements became the financial statements of Alpha, and Alpha's periodic filings subsequent to the merger reflect Old Alpha's historical financial condition and results of operations shown for comparative purposes. Old Alpha's financial position as of December 31, 2008 and its results of operations for the year ended December 31, 2008 do not include financial results for Foundation. For the year ended December 31, 2009, Foundation's financial results are included for the five-month period from August 1, 2009 through December 31, 2009.

        The results of operations for the historical periods included in the following tables are not necessarily indicative of the results to be expected for future periods. You should read the following summary historical consolidated financial information together with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alpha," "Unaudited Pro Forma Condensed Combined Consolidated Financial Information," "Selected Historical Consolidated Financial Data," and the historical consolidated financial statements and related notes of Alpha included elsewhere in or incorporated by reference into this prospectus supplement.

	Years Ended December 31,			Three Months Ended March 31,
Statements of Operations Data:	2010	2009	2008	2011	2010
	(In thousands, except ratios)
Revenues:
Coal revenues	$3,497,847	$2,210,629	$2,140,367	$986,978	$831,266
Freight and handling revenues	332,559	189,874	279,853	116,055	64,788
Other revenues(1)	86,750	95,004	48,533	27,705	25,950

Total revenues	3,917,156	2,495,507	2,468,75	1,130,738	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	1,616,905	1,627,960	734,985	575,067
Gain on sale of coal reserves	—	—	(12,936)	—	—
Freight and handling costs	332,559	189,874	279,853	116,005	64,788
Other expenses	65,498	21,016	91,461	18,579	15,684
Depreciation, depletion and amortization	370,895	252,395	164,969	88,638	95,127
Amortization of acquired coal supply agreements, net	226,793	127,608	—	25,983	65,957
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately above)	180,975	170,414	71,923	67,284	47,789

Total costs and expenses	3,743,545	2,378,212	2,223,230	1,051,524	864,412

Income from operations	173,611	117,295	245,523	79,214	57,592

Other income (expense):
Interest expense	(73,463)	(82,825)	(39,812)	(15,610)	(22,120)
Interest income	3,458	1,769	7,351	1,045	680
Loss on early extinguishment of debt	(1,349)	(5,641)	(14,702)	—	—
Gain on termination of Cliffs' merger, net(2)	—	—	56,315	—	—
Miscellaneous (expense) income, net	(821)	3,186	(3,834)	(834)	(204)

Total other (expense) income, net	(72,175)	(83,511)	5,318	(15,399)	(21,644)

Income from continuing operations before income taxes	101,436	33,784	250,841	63,815	35,948
Income tax (expense) benefit	(4,218)	33,023	(52,242)	(13,967)	(21,278)

Income from continuing operations(3)	97,218	66,807	198,599	49,848	14,670

Net income	95,551	58,005	165,211	49,848	14,041

Balance Sheet Data (at period end):
Cash and cash equivalents	$554,772	$465,869	$676,190	$540,860	$493,835
Working capital	928,691	592,403	729,829	994,803	770,521
Total assets(4)	5,179,283	5,120,343	1,709,838	5,345,837	5,160,897
Notes payable and long-term debt, including current portion, net(5)	754,151	790,253	451,315	760,823	785,137
Stockholders' equity(6)	2,656,036	2,591,289	795,692	2,728,553	2,607,200
Other Financial Data:
Ratio of earnings to fixed charges	2.22x	1.36x	5.41x	4.71x	2.53x
Pro forma ratio of earnings to fixed charges(7)	0.32x			1.69x
EBITDA from continuing operations(8)	$769,129	$494,843	$448,271	$193,001	$218,472

(1)
Other revenues for 2009 include $18.1 million for the modification of a coal supply agreement.

(2)
For a description of the Cliffs' merger termination, see "Business of Alpha—History" and Note 18 to Alpha's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(3)
Income from continuing operations for 2009 includes the following significant amounts from the merger with Foundation: Total revenues—$716.8 million; Cost of coal sales—$467.5 million; Depreciation, depletion and amortization—$101.4 million; Amortization of acquired coal supply agreements—$127.6 million; Selling, general and administrative expenses—$34.7 million; and Interest expense—$21.4 million. See Note 19 to Alpha's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(4)
Total assets as of December 31, 2009 included the addition of the following significant assets acquired in the merger with Foundation: $1.8 billion of owned and leased mineral rights, $716.7 million of property and equipment, $529.5 million of coal supply agreements and $361.9 million of goodwill. See Note 19 to Alpha's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(5)
Long-term debt, including current portion and debt discount as of December 31, 2009 includes $595.8 million, net of debt discount, assumed in the merger with Foundation. See Note 19 to Alpha's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(6)
Stockholders' equity as of December 31, 2009, includes approximately $1.7 billion related to the issuance of common shares and other equity consideration for the acquisition of Foundation. See Note 19 to Alpha's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(7)
Adjusted to reflect the financing transactions entered into in connection with the Merger, including the repayment of certain indebtedness of Alpha and Massey. See "Use of Proceeds" and "—The Transactions Overview." Excludes the impact of any pro forma adjustments not directly associated with these financing transactions.

(8)
EBITDA from continuing operations is defined as income from continuing operations attributable to Alpha plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA from continuing operations is a non-GAAP measure used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA from continuing operations is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA from continuing operations is calculated as follows (unaudited):

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
	(In thousands)
Income from continuing operations	$97,218	$66,807	$198,599	$49,848	$14,670
Interest expense	73,463	82,825	39,812	15,610	22,120
Interest income	(3,458)	(1,769)	(7,351)	(1,045)	(680)
Income tax expense (benefit)	4,218	(33,023)	52,242	13,967	21,278
Depreciation, depletion, and amortization	370,895	252,395	164,969	88,638	95,127
Amortization of acquired coal supply agreements, net	226,793	127,608	—	25,983	65,957

EBITDA from continuing operations	$769,129	$494,843	$448,271	$193,001	$218,472

Summary Historical Consolidated Financial Data of Massey

        The following summary historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from the audited consolidated financial statements and related notes thereto of Massey included in this prospectus supplement. The following summary historical consolidated financial data as of December 31, 2008 has been derived from the audited consolidated financial statements of Massey not included or incorporated by reference herein. The following summary historical condensed consolidated financial data as of and for the three months ended March 31, 2011 has been derived from the unaudited condensed consolidated financial statements of Massey included in this prospectus supplement. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        On April 19, 2010, Massey completed the acquisition of Cumberland Resources Corporation and certain affiliated entities, which we refer to as Cumberland, for a purchase price of $644.7 million in cash and 6,519,034 shares of Massey's common stock. Massey's financial position as of December 31, 2009 and 2008 and its results of operations for the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010 do not include financial results for Cumberland. For the year ended December 31, 2010, Cumberland's financial results are included for the period from April 19, 2010 through December 31, 2010.

        The results of operations for the historical periods included in the following tables are not necessarily indicative of the results to be expected for future periods. You should read the following summary historical consolidated financial information together with "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" and "Selected Historical Consolidated Financial Data" in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Massey's Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement, and the historical financial statements of Massey and related notes included elsewhere in this prospectus supplement. While we believe this information and the information contained in the public filings of Massey is accurate, Alpha did not participate in the preparation of those filings and, as of the date of this prospectus supplement, Alpha and Massey continue to operate as independent companies.

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
	(In thousands except ratios)
Statement of Operations Data:
Revenues:
Produced coal revenue	$2,609,659	$2,318,489	$2,559,929	$831,301	$571,802
Freight and handling revenue	252,409	218,203	306,397	84,370	74,289
Purchased coal revenue	91,566	62,721	30,684	15,951	19,465
Other revenue	85,340	91,746	92,779	18,134	23,083

Total revenues(1)	3,038,974	2,691,159	2,989,789	949,756	688,639
Costs and expenses:
Cost of produced coal revenue	2,332,851	1,850,058	1,910,953	690,408	469,936
Freight and handling costs	252,409	218,203	306,397	84,370	74,289
Cost of purchased coal revenue	86,127	57,108	28,517	15,832	20,623
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	86,002	64,207
Selling, general and administrative	41,814	1,860	3,590	11,270	262
Selling, general and administrative	113,340	97,381	77,015	27,274	28,109
Other expense	8,072	8,705	3,207	800	871
Litigation charge(2)	—	—	250,061	—	—
Loss on financing transactions	—	189	5,006	—	—
(Gain) loss on derivative instruments	(21,078)	(37,638)	22,552	18,360	(36,453)

Total costs and expenses	3,177,283	2,464,183	2,861,035	934,316	621,844

(Loss) income before interest and taxes:	(138,309)	226,976	128,754	15,440	66,795
Interest income	2,293	12,583	23,576	296	1,463
Interest expense	(102,243)	(102,294)	(96,866)	(25,751)	(25,216)
Gain (loss) on short-term investment	4,662	—	(6,537)	—	3,780

(Loss) income before taxes	(233,597)	137,265	48,927	(10,015)	46,822
Income tax benefit (expense)	67,010	(32,832)	(1,098)	2,341	(13,196)

Net (loss) income	$(166,587)	$104,433	$47,829	$(7,674)	$33,626

Balance Sheet Data (at period end):
Cash and cash equivalents	$327,179	$665,762	$606,997	$280,696	$1,162,937
Working capital	453,999	869,630	731,343	479,249	1,373,747
Total assets	4,610,982	3,799,671	3,672,378	4,664,111	4,336,829
Short-term and long-term debt(3)	1,316,179	1,319,086	1,312,157	1,318,923	1,301,768
Stockholders' equity(4)	1,780,462	1,256,283	1,126,612	1,788,350	1,769,026
Other Financial Data:
EBITDA(5)	$267,253	$497,153	$386,081	$112,712	$131,264

(1)
Total revenues for 2010 include $438.2 million related to the operations acquired in the Cumberland acquisition.

(2)
Litigation charge represents compensatory and punitive damages (plus pre-judgment interest) associated with the verdicts against Massey's Central West Virginia Energy Company, that awarded damages in favor of Wheeling-Pittsburgh and Mountain State Carbon, LLC. Massey paid a total amount of $267.4 million, which represented the entire judgment, including all applicable interest payments.

(3)
Short-term and long-term debt includes the discounts associated with Massey's 6.875% convertible senior notes due 2013 and 3.25% convertible senior notes due 2015. See Note 10 to Massey's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(4)
Stockholders' equity as of December 31, 2010, includes approximately $289.5 million related to the issuance of Massey common stock and other equity consideration for the acquisition of Cumberland. See Note 3 to Massey's audited historical consolidated financial statements for the fiscal year ended December 31, 2010 included this prospectus supplement.

(5)
EBITDA is defined as (Loss) Income before interest and taxes before deducting depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Massey's management believes it is a measure useful to an investor in evaluating Massey, because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities, and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

EBITDA is calculated as follows (unaudited):

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
	(In thousands)
Net (loss) income	$(166,587)	$104,433	$47,829	$(7,674)	$33,626
Income tax (benefit) expense	(67,010)	32,832	1,098	(2,341)	13,196
Net interest expense and gain (loss) on short-term investment	95,288	89,711	79,827	25,455	19,973
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	86,002	64,207
Selling, general and administrative	41,814	1,860	3,590	11,270	262

EBITDA	$267,253	$497,153	$386,081	$112,712	$131,264

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial
Information

        The following summary unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Alpha and Massey included in this prospectus supplement and has been prepared to reflect the Merger. The data in the unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2011 assume the Transactions were completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assume the Transactions were completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated state of operations for the three months ended March 31, 2011 assume the Transactions were completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 also include the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assume that the acquisition of Cumberland by Massey was completed on January 1, 2010. This summary unaudited pro forma condensed combined consolidated financial information does not reflect all of the transactions for which the proceeds of this offering may be used. See "The Transactions," "Use of Proceeds" and "Unaudited Pro Forma Condensed Combined Consolidated Financial Information."

        The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with "Unaudited Pro Forma Condensed Combined Consolidated Financial Information," "The Transactions," "Selected Historical Consolidated Financial Data," "Description of Notes," "Description of Certain Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alpha" in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Massey's Annual Report on Form 10-K incorporated by reference into this prospectus supplement, the historical financial statements of Alpha and Massey and related notes included in this prospectus supplement, and the historical combined financial statements and related notes of Cumberland incorporated by reference in this prospectus supplement.

        The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual consolidated results of operations or the consolidated financial position of Alpha would have been had the Merger and the related financing transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma adjustments related to the acquisition by Massey of Cumberland are based on the final purchase price allocation.

        The Merger will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Alpha on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on the closing price of Alpha common stock on May 6, 2011. At this time, Alpha has not completed detailed valuation analyses to determine the fair values of Massey's assets and liabilities. Accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Massey's assets and liabilities, including, but not limited to mineral reserves, property, plant and equipment, coal supply agreements and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in the unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence has been completed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 do not reflect the cost of any integration activities or benefits from the Merger and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Merger.

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
	(In thousands, except per share data)
Pro Forma Condensed Combined Consolidated Statement of Operations Data:
Total revenues	$7,169,373	$2,061,564
(Loss) income from operations	(88,304)	49,823
(Loss) income from continuing operations	(142,997)	7,955
(Loss) earnings per common share—basic	(0.63)	0.04
(Loss) earnings per common share—diluted	(0.63)	0.03

As of March 31, 2011
(In thousands)
Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Total assets	$16,587,945
Total liabilities	8,526,291
Total stockholders' equity	8,061,654

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
	(In thousands)
Other Pro Forma Financial Data:
Pro forma EBITDA from continuing operations(1)	$1,091,939	$305,713

(1)
EBITDA from continuing operations is defined as income from continuing operations attributable to Alpha plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA from continuing operations is a non-GAAP measure used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA from continuing operations is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA from continuing operations is calculated as follows (unaudited):

	Year Ended December 31, 2010	Three Months Ended March 31,2011
	(In thousands)
Pro forma (loss) income from continuing operations	$(142,997)	$7,955
Pro forma interest expense	220,490	52,626
Pro forma interest income	(5,751)	(1,341)
Pro forma income tax benefit	(157,554)	(10,251)
Pro forma depreciation, depletion and amortization	950,958	230,741
Pro forma amortization of coal supply agreements, net	226,793	25,983

Pro forma EBITDA from continuing operations	$1,091,939	$305,713

        See notes to unaudited pro forma condensed combined consolidated financial information under "Unaudited Pro Forma Condensed Combined Consolidated Financial Information."

RISK FACTORS

        You should carefully consider the risks described below, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes. References to "we," "us," "our" and "Alpha" are references to Alpha Natural Resources, Inc. and its subsidiaries, excluding Massey for periods prior to the completion of the Merger and including Massey for periods following the completion of the Merger.

Risks Related to Our Business

Massey and Massey's directors and officers are named parties to a number of lawsuits, including various lawsuits relating to the explosion at the Upper Big Branch mine and safety conditions at Massey mines. One of Massey's employees has been indicted by a grand jury and federal charges have been filed against one of Massey's former employees, and further lawsuits may be filed against Massey and charges may also be brought against Massey and certain other of Massey's directors, officers and employees by the U.S. Attorney's Office.

        A number of legal actions are pending in Delaware state court and West Virginia state and federal courts relating to safety conditions at Massey's mines, the April 2010 explosion at the Upper Big Branch mine, which we refer to as the UBB explosion, and other related matters, including accusations of securities fraud. These include derivative actions against current and former Massey directors and officers and actions brought by certain of the families of the twenty-nine miners that died in the UBB explosion. Massey and its officers, directors and employees may be subject to future claims, including additional claims from families of the twenty-nine miners that died in the UBB explosion. In addition, the U.S. Attorney's Office and the federal Mine Safety and Health Administration ("MSHA"), in conjunction with the State of West Virginia, are currently investigating the UBB explosion. On February 28, 2011, Massey's head of security at the UBB mine was charged with obstruction of justice and making false statements in connection with the U.S. Attorney's investigation. On March 22, 2011, federal criminal charges were filed against a former Massey employee who worked at UBB until August 2009 in connection with falsifying his foreman's license and making false statements in connection with the U.S. Attorney's investigation.

        The outcomes of these pending and potential cases, claims, and investigations are uncertain. Depending on the outcome, these actions could have adverse financial effects or cause reputational harm to us. We may not resolve these actions favorably or may not be successful in implementing remedial safety measures that may be imposed as a result of some of these actions and/or investigations. Also, under the merger agreement, we have agreed to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and related rights to the advancement of expenses in favor of any current or former director, officer, employee or agent of Massey contained in the organizational documents of Massey and its subsidiaries and certain related indemnification agreements.

        In addition, plaintiffs in the pending derivative actions against current and former Massey directors and officers, which we refer to as the derivative plaintiffs, and other plaintiffs who have filed suit challenging the Merger have asserted that, if the Merger is completed, the derivative plaintiffs may lose standing to assert those claims.

Any change in coal consumption patterns by steel producers or North American electric power generators resulting in a decrease in the use of coal by those consumers could result in less demand and lower prices for our coal, which would reduce our revenues and adversely impact our earnings and the value of our coal reserves.

        Steam coal accounted for approximately 86% and 83% of our coal sales volume during 2010 and 2009, respectively. In addition, steam coal accounted for approximately 70% and 72% of Massey's coal sales volume during 2010 and 2009, respectively. The majority of our sales of steam coal were to U.S. and Canadian electric power generators. The amount of coal consumed for U.S. and Canadian electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels for power such as natural gas, nuclear fuel, oil and alternative energy sources such as hydroelectric power, technological developments, and environmental and other governmental regulations. We expect many new power plants will be built to produce electricity during peak periods of demand, when the demand for electricity rises above the "base load demand," or minimum amount of electricity required if consumption occurred at a steady rate. However, we also expect that many of these new power plants will be fired by natural gas because they are cheaper to construct than coal-fired plants and because natural gas is a cleaner burning fuel with plentiful supplies and low cost at the current time. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of steam coal that we mine and sell, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

        We produce metallurgical coal that is used in both the U.S. and foreign steel industries. Metallurgical coal accounted for approximately 14% and 17% of our coal sales volume during 2010 and 2009, respectively. In addition, metallurgical coal accounted for approximately 21% and 20% of Massey's coal sales volume during 2010 and 2009, respectively. Any deterioration in conditions in the U.S. steel industry would reduce the demand for our metallurgical coal and could impact the collectability of our accounts receivable from U.S. steel industry customers. In addition, the U.S. steel industry increasingly relies on electric arc furnaces or pulverized coal processes to make steel. These processes do not use coke. If this trend continues, the amount of metallurgical coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. If the demand and pricing for metallurgical coal in international markets decreases in the future, the amount of metallurgical coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

A substantial or extended decline in coal prices could reduce our revenues and the value of our coal reserves.

        Our results of operations are substantially dependent upon the prices we receive for our coal. The prices we receive for coal depend upon factors beyond our control, including:

  •
  air emission standards for coal-fired power plants;

  •
  the supply of and demand for domestic and foreign coal;

  •
  the demand for electricity;

  •
  domestic and foreign demand for steel and the continued financial viability of the domestic and foreign steel industry;

  •
  interruptions due to transportation delays;

  •
  domestic and foreign governmental regulations and taxes;

  •
  regulatory, administrative, and judicial decisions;

  •
  the price and availability of alternative fuels, including the effects of technological developments;

  •
  the effect of worldwide energy conservation measures; and

  •
  the proximity to, capacity of, and cost of transportation and port facilities.

        Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to improve our productivity and invest in our operations.

Our mining operations are extensively regulated, which imposes significant costs on us, and future regulations or violations of regulations could increase those costs or limit our ability to produce coal.

        Our operations are subject to a variety of federal, state and local environmental, health and safety, transportation, labor and other laws and regulations. Examples include those relating to employee health and safety; emissions to air and discharges to water; plant and wildlife protection; the reclamation and restoration of properties after mining or other activity has been completed; the storage, treatment and disposal of wastes; remediation of contaminated soil, surface and groundwater; surface subsidence from underground mining; noise; and the effects of operations on surface water and groundwater quality and availability. In addition, we are subject to significant legislation mandating certain benefits for current and retired coal miners. We incur substantial costs to comply with the laws and regulations that apply to our mining and other operations. Because of extensive and comprehensive regulatory requirements, violations of laws, regulations and permits occur at our operations from time to time and may result in significant costs to us to correct such violations, as well as civil or criminal penalties and limitations or shutdowns of our operations.

        Federal and state authorities inspect our operations, and given the UBB explosion and related announcements by government authorities, we anticipate additional requirements may be imposed and heightened inspection intensity. In response to the UBB explosion, federal and West Virginia authorities have announced special inspections of coal mines for, among other safety concerns, the accumulation of coal dust and the proper ventilation of gases such as methane. Certain of these inspections have already occurred. In addition, both the federal government and the state of West Virginia have announced that they are considering changes to mine safety rules and regulations, which could potentially result in or require additional or enhanced safety features, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements.

        The costs, liabilities and requirements associated with addressing the outcome of inspections and complying with these environmental, health and safety requirements are often significant and time-consuming and may delay commencement or continuation of exploration or production. Additionally, the MSHA may further utilize the temporary closure provisions at mines in the event of certain violations of safety rules. These factors could have a material adverse effect on our results of operations, cash flows and financial condition.

        In addition, these laws and regulations require us to obtain numerous governmental permits. Many of our permits are subject to renewal from time to time, and renewed permits may contain more restrictive conditions than our existing permits. Many of our permits governing discharges to or impacts upon surface streams and groundwater will be subject to new and more stringent conditions to address various new water quality requirements that permitting authorities are now required to address when those permits are renewed over the next several years. To obtain new permits, we may have to petition to have stream quality designations changed based on available data, and if we are unsuccessful, we may not be able to operate the facility as planned or at all. Although we have no estimates at this time, our costs to satisfy such conditions could be substantial. We may also be required under certain permits to provide authorities data pertaining to the effect or impact that a proposed exploration for or production of coal may have on the environment.

        In recent years, the permitting required for coal mining, particularly under the Surface Mining Control and Reclamation Act and the Clean Water Act to address filling ephemeral and intermittent streams and other valleys with materials from mountaintop coal mining operations and preparation plant refuse disposal has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups against coal mining companies and environmental regulatory authorities. Congress has also considered legislation to impose additional limitations on surface mining. It is unclear at this time how the issues will ultimately be resolved, but for this as well as other issues that may arise involving permits necessary for coal mining and other operation, such requirements could prove costly and time-consuming, and could delay commencing or continuing exploration or production operations. New laws and regulations, as well as future interpretations or different enforcement of existing laws and regulations, may require substantial increases in equipment and operating costs to us and delays, interruptions or a termination of operations, the extent of which we cannot predict.

        Extensive regulation of these matters has had and will continue to have a significant effect on our costs of production and competitive position. Further legislation, regulations or enforcement may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

Climate change initiatives could significantly reduce the demand for coal, increase our costs and reduce the value of our coal and gas assets.

        Global climate change continues to attract considerable public and scientific attention with widespread concern about the impacts of human activity, especially the emissions of greenhouse gases ("GHG"), such as carbon dioxide and methane. Combustion of fossil fuels, such as the coal and gas we produce, results in the creation of carbon dioxide that is currently emitted into the atmosphere by coal and gas end users, such as coal-fired electric generation power plants. Our underground mines emit methane, which must be expelled for safety reasons.

        Considerable and increasing government attention in the United States and other countries is being paid to reducing greenhouse gas emissions, including CO2 emissions from coal-fired power plants and methane emissions from mining operations. Although the United States has not ratified the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change ("UNFCCC"), which became effective for many countries in 2005 and establishes a binding set of emission targets for GHG, the United States is actively participating in various international initiatives within and outside of the UNFCCC process to negotiate developed and developing nation commitments for greenhouse gas emission reductions and related financing. Any international greenhouse gas agreement in which the United States participates, if at all, could adversely affect the price and demand for coal.

        U.S. legislative and regulatory action also may address greenhouse gas emissions. At the federal level, Congress actively considered in the past, and may consider in the future, legislation that would establish a nationwide GHG emissions cap-and-trade or other market-based program to reduce greenhouse gas emissions. The EPA also has commenced regulatory action that could lead to controls on carbon dioxide from larger emitters such as coal-fired power plants and industrial sources. In advance of federal action, state and regional climate change initiatives, such as the Regional Greenhouse Gas Initiative of eastern states, the Western Regional Climate Action Initiative, and recently enacted legislation in California and other states are taking effect before federal action. In addition, some states and municipalities in the United States have adopted or may adopt in the future regulations on greenhouse gas emissions. Some states and municipal entities have commenced litigation in different jurisdictions seeking to have certain utilities, including some of our customers, reduce their emission of carbon dioxide. Apart from governmental regulation, in February 2008, three of Wall Street's largest investment banks announced that they had adopted climate change guidelines for lenders. The guidelines require the evaluation of carbon risks in the financing of utility power plants which may make it more difficult for utilities to obtain financing for coal-fired plants.

        Considerable uncertainty is associated with these climate change initiatives. The content of new treaties, legislation or regulation is not yet determined, and many of the new regulatory initiatives remain subject to review by the agencies or the courts. Predicting the economic effects of climate change legislation is difficult given the various alternatives proposed and the complexities of the interactions between economic and environmental issues. Any regulations on greenhouse gas emissions, however, are likely to impose significant emissions control expenditures on many coal-fired power plants and industrial boilers and could have the effect of making them unprofitable. As a result, these generators may switch to other fuels that generate less of these emissions, possibly reducing future demand for coal and the construction of coal-fired power plants. In this regard, many of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use to comply with applicable ambient air quality standards. Any switching of fuel sources away from coal, closure of existing coal-fired plants, or reduced construction of new plants could have a material adverse effect on demand for and prices received for our coal and a material adverse effect on our results of operations, cash flows and financial condition. In addition, if regulation of greenhouse gas emissions does not exempt the release of coalbed methane, we may have to curtail coal production, pay higher taxes, or incur costs to purchase credits that permit us to continue operations as they now exist at our underground coal mines.

Other extensive environmental regulations also could affect our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.

        The operations of our customers are subject to extensive laws and regulations relating to emissions to air and discharges to water, plant and wildlife protection, the storage, treatment and disposal of wastes, and permitting of operations. These requirements are a significant part of the costs of their respective businesses, and their costs are increasing as environmental requirements become more stringent. These requirements could adversely affect our sales by causing coal to become a less attractive fuel source of energy.

        In particular, the Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements are expected to become effective in coming years. These requirements include implementation of the current and more stringent proposed ambient air quality standards for particulate matter and ozone, implementation of and forthcoming revisions to the Clean Air Interstate rule governing emission levels of sulfur dioxide and nitrogen oxides, and the EPA's projected rule to limit emissions of mercury and other hazardous air pollutants from power plants. Such requirements may require significant emissions control expenditures for coal-fired power plants. Any switching of fuel sources away from coal, closure of existing coal-fired plants, or reduced construction of new plants could have a material effect on demand for and prices received for our coal.

MSHA and state regulators may order certain of our mines to be temporarily closed or operations therein modified, which would adversely affect our ability to meet our contracts or projected costs.

        MSHA and state regulators may order certain of our mines to be temporarily closed due to investigations of accidents resulting in property damage or injuries, or due to other incidents such as fires, roof falls, water flow and equipment failure or ventilation concerns. In addition, regulators may order changes to mine plans or operations due to their interpretation or application of existing or new laws or regulations. Any required changes to mine plans or operations may result in temporary idling of production or addition of costs.

Our coal mining production and delivery is subject to conditions and events beyond our control, which could result in higher operating expenses and decreased production and sales and adversely affect our operating results and could result in impairments to our assets.

        A majority of our coal mining operations are conducted in underground mines and the balance of our operations is at surface mines. Our coal production at these mines is subject to operating conditions and events beyond our control that could disrupt operations, affect production and the cost of mining for varying lengths of time and have a significant impact on our operating results. Adverse operating conditions and events that we have experienced in the past and may experience in the future include:

  •
  the termination of material contracts by state or other governmental authorities;

  •
  changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

  •
  mining, processing and loading equipment failures and unexpected maintenance problems;

  •
  limited availability of mining, processing and loading equipment and parts from suppliers;

  •
  the proximity to, capacity of, and cost of transportation facilities;

  •
  adverse weather and natural disasters, such as heavy snows, heavy rains and flooding or hurricanes;

  •
  accidental mine water discharges;

  •
  coal slurry releases and impoundment failures;

  •
  the unavailability of qualified labor;

  •
  strikes and other labor-related interruptions; and

  •
  unexpected mine safety accidents, including fires and explosions from methane and other sources.

        If any of these conditions or events occur in the future at any of our mines or affect deliveries of our coal to customers, they may increase our cost of mining and delay or halt production or sales to our customers either permanently or for varying lengths of time, which could adversely affect our operating results and could result in impairments to our assets.

        We maintain insurance policies that provide limited coverage for some, but not all, of these risks. Even where insurance coverage applies, these risks may not be fully covered by insurance policies and insurers may contest their obligations to make payments. Failures by insurers to make payments could have a material adverse effect on our cash flows, results of operations or financial condition.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flows and profitability.

        Mining companies must obtain numerous permits that impose strict conditions on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or impractical, possibly precluding the continuance of ongoing operations or the development of future mining operations. The public, including special interest groups and individuals, have certain rights under various statutes to comment upon, submit objections to, and otherwise engage in the permitting process, including bringing citizens' lawsuits to challenge such permits or mining activities. Accordingly, required permits may not be issued or renewed in a timely fashion (or at all), or permits issued or renewed may be conditioned in a manner that may restrict our ability to efficiently conduct our mining activities. Such inefficiencies would likely reduce our production, cash flows, and profitability.

        In particular, certain of our activities involving valley fills, ponds or impoundments, refuse, road building, placement of excess material, and other mine development activities require a Section 404 dredge and fill permit from the Army Corps of Engineers ("COE") and a Section 401 certification or its equivalent from the state in which the mining activities are proposed. In recent years, the Section 404 permitting process has faced increasingly stringent regulatory and administrative requirements and a series of court challenges that have resulted in increased costs and delays in the permitting process. In September 2009, the U.S. Environmental Protection Agency ("EPA") announced it had identified 79 pending permit applications for Appalachian surface coal mining, under a coordination process with the COE and the United States Department of the Interior entered into in June 2009, that the EPA believes warrant further review because of its continuing concerns about water quality and/or regulatory compliance issues. These included five of Massey's permit applications and five of our permit applications, two of which we have withdrawn. While the EPA has stated that its identification of these 79 permit applications does not constitute a determination that the mining involved cannot be permitted under the Clean Water Act and does not constitute a final recommendation from the EPA to the COE on these projects, it is uncertain how long the further review will take for our three subject permit applications or what the final outcome will be. It is also unclear what impact this process may have on the types of conditions or restrictions that will be imposed on our future applications for surface coal mining permits and surface facilities at underground mines. Increasingly stringent requirements governing coal mining also are being considered or implemented under the Surface Mining Control and Reclamation Act, the National Pollution Discharge Elimination System permit process, and various other environmental programs. Future changes or challenges to the permitting process could cause additional increases in the costs, time, and difficulty associated with obtaining and complying with the permits, and could, as a result, adversely affect our coal production, cash flows and profitability.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

        Our operations, including our acquired companies, currently use and have used in the past, hazardous materials, and from time to time we generate and have generated in the past, limited quantities of hazardous wastes. We may be subject to claims under federal or state statutes or common law doctrines for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, sediments, groundwater and other natural resources. Such claims may arise out of current or former conditions at sites that we own or operate currently, as well as at sites that we and our acquired companies owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

        We maintain extensive coal slurry impoundments at a number of our mines. Such impoundments are subject to extensive regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, causing extensive damage to the environment and natural resources, as well as liability for related personal injuries and property damages. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties. The failure of the fly ash impoundment at the Tennessee Valley Authority's Kingston Power Plant, which is not regulated in the same manner as our slurry impoundments, could result in additional scrutiny of our impoundments.

        These and other unforeseen environmental impacts that our operations may have, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect our business.

Mining in Central and Northern Appalachia is more complex and involves more regulatory constraints than mining in other areas of the United States, which could affect our mining operations and cost structures in these areas.

        The geological characteristics of Northern and Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers' ability to use coal produced by, our mines in Northern and Central Appalachia.

Competition within the coal industry may adversely affect our ability to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.

        We compete with numerous other coal producers in various regions of the United States for domestic and international sales. Recent increases in coal prices have encouraged and could continue to encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices and therefore reduce our revenues.

        Demand for our higher sulfur coal and the price that we can obtain for it is impacted by, among other things, the changing laws with respect to allowable emissions and the price of emission allowances. Significant increases in the price of those allowances could reduce the competitiveness of higher sulfur coal at plants not equipped to reduce sulfur dioxide emissions. Competition from low sulfur coal and possibly natural gas could result in a decrease in the higher-sulfur coal market share and revenues from some of our operations.

        Demand for our low sulfur coal and the prices that we can obtain for it are also affected by, among other things, the price of emissions allowances. Decreases in the prices of these emissions allowances could make low sulfur coal less attractive to our customers. In addition, more widespread installation by electric utilities of technology that reduces sulfur emissions (which could be accelerated by increases in the prices of emissions allowances), may make high sulfur coal more competitive with our low sulfur coal. This competition could adversely affect our business and results of operations.

        We also compete in international markets against coal produced in other countries. Measured by tons sold, exports accounted for approximately 11% of our sales and 21% of Massey's sales in 2010. The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, the demand for foreign-produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments, and environmental and other governmental regulations. For example, if the value of the U.S. dollar were to rise against other currencies in the future, our coal would become relatively more expensive and less competitive in international markets, which could reduce our foreign sales and negatively impact our revenues and net income. In addition, if the amount of coal exported from the United States were to decline, this decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on domestic coal prices.

        Overcapacity in the coal industry, both domestically and internationally, may affect the price we receive for our coal. For example, in the past, increased demand for coal and attractive pricing brought new investors to the coal industry and promoted the development of new mines. These factors resulted in added production capacity throughout the industry, which led to increased competition and lower coal prices.

We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.

        We base our reserve information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and which is occasionally reviewed by outside firms. The reserve estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling, engineering or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other similar producing areas, the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

        For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. As a result, our estimates of the reserves that we acquire in the Merger may differ from the estimates previously disclosed by Massey, and these differences could be material. In addition, actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves. Any inaccuracy in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

        Our ability to operate our business and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our executive officers or other key employees or the inability to attract or retain other qualified personnel in the future could have a material adverse effect on our business or business prospects.

Due to our participation in multi-employer pension plans, we may have exposure under those plans that extend beyond what our obligation would be with respect to our employees.

        We contribute to a multi-employer defined benefit pension plan (the "Plan") administered by the United Mine Workers of America ("UMWA"). In 2010, our total contributions to the Plan and other contractual payments under our UMWA wage agreement were approximately $19.9 million.

        In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan's unfunded vested benefits. Based on the information available from plan administrators, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan's unfunded vested benefits.

        The Pension Protection Act of 2006 ("PPA") requires a minimum funding ratio of 80% be maintained for the Plan and if the Plan is determined to have a funding ratio of less than 80%, it will be deemed to be "seriously endangered", and if less than 65% it will be deemed to be "critical", and in either case will be subject to additional funding requirements. In October 2010, we received notice that the Plan is considered to be in seriously endangered status for the July 1, 2010 plan year because the actuary determined that the Plan's funding percentage is less than 80% and the Plan is projected to have an accumulated funding deficiency by the Plan year beginning July 1, 2017. The PPA requires the Plan to adopt a funding improvement plan that may include increased contributions. Such increased contributions could have a material effect on our financial condition, results of operations and cash flows.

Our defined benefit pension plans are currently underfunded and we may have to make significant cash payments to the plans, reducing the cash available for our business.

        We sponsor defined benefit pension plans in the United States for certain salaried and non-union hourly employees. For these plans, the PPA generally establishes a funding target of 100% of the present value of accrued benefits. The PPA includes a funding target phase-in provision such that the funding target is 92% in 2008, 94% in 2009, 96% in 2010 and 100% thereafter. Generally, a plan with a funding ratio below the prescribed target is subject to additional contributions requirements (amortization of funding shortfalls). Furthermore, any such plan with a funding ratio of less than 80% will be deemed at risk and will be subject to even higher funding requirements under the PPA. In addition, the value of existing assets held in our pension trust is affected by changes in the economic environment. As a result, we may be required to make significant cash contributions into the pension trust in order to comply with the funding requirements of the PPA. In 2010 we contributed $43.5 million to our pension plans. Excluding any contributions we may make related to Massey plans, we currently expect to make contributions in 2011 in the range of $40 million for our defined benefit retirement plans to maintain at least an 80% funding ratio.

        As of December 31, 2010, our annual measurement date, our salaried and hourly pension plans were underfunded by $37.6 million and Massey's were underfunded by $79.7 million. These pension plans are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Under ERISA, the Pension Benefit Guaranty Corporation, ("PBGC"), has the authority to terminate an underfunded pension plan under limited circumstances. In the event our U.S. pension plans are terminated for any reason while the plans are underfunded, we may incur a liability to the PBGC that could exceed the entire amount of the underfunding.

Changes in federal or state income tax laws, particularly in the area of percentage depletion, could cause our financial position and profitability to deteriorate.

        The federal government has been reviewing the income tax laws relating to the coal industry regarding percentage depletion benefits. If the percentage depletion tax benefit is reduced or eliminated, our cash flows, results of operations or financial condition could be materially impacted.

Recent healthcare legislation could adversely affect our financial condition and results of operations.

        In March 2010, the Patient Protection and Affordable Care Act ("PPACA") was enacted, potentially impacting our costs to provide healthcare benefits to our eligible active and certain retired employees and workers' compensation benefits related to occupational disease resulting from coal workers' pneumoconiosis (black lung disease). The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.

        In the short term, our healthcare costs could increase due to raising the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions of annual dollar limits per covered individual, among other standard requirements. In the long term, our healthcare costs could increase due to an excise tax on "high cost" plans and the elimination of annual dollar limits per covered individual, among other standard requirements.

        The healthcare benefits that we provide to our represented employees and retirees are stipulated by law and by labor agreements. Healthcare benefit changes required by the healthcare legislation will be included in any new labor agreements. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. We re-measured our retiree welfare plan obligations during 2010 in order to account for the estimated impact of the excise tax and updated other assumptions related to anticipated retirement ages and health care cost trend rates. The re-measurement resulted in an additional $27.1 million increase to the retiree welfare plan obligation. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. We will need to continue to evaluate the impact of the PPACA in future periods, and when these regulations or interpretations are published, we will evaluate its assumptions in light of the new information.

Inflationary pressures on supplies and labor may adversely affect our profit margins.

        Although inflation in the United States has been relatively low in recent years, over the course of the last two to three years, we have been significantly impacted by price inflation in many of the components of our cost of produced coal revenue, such as fuel, steel and labor. If the prices for which we sell our coal do not increase in step with rising costs or if these costs do not decline sufficiently, our profit margins would be reduced and our cash flows, results of operations or financial condition would be adversely affected.

Our work force could become increasingly unionized in the future and our unionized or union-free hourly work force could strike, which could adversely affect the stability of our production and reduce our profitability.

        Approximately 87% of our 2010 coal production and approximately 75% of Massey's 2010 coal production came from mines operated by union-free employees. As of March 31, 2011, approximately 79% of our workforce is union-free. However, employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. Any further unionization of our employees, or the employees of third-party contractors who mine coal for us, could adversely affect the stability of our production and reduce our profitability.

        Two of our Pennsylvania subsidiaries have separate wage agreements with the UMWA. Their existing wage agreements cover 1,138 (559 and 579, respectively) employees, and both wage agreements will expire at the end of the fourth quarter of 2011. Additionally, there is an agreement between Emerald Coal Resources, LP ("Emerald") and the UMWA on behalf of the five employees working at the warehouse for Emerald, which expires at the end of the fourth quarter of 2011. Another Pennsylvania subsidiary has a wage agreement with the International Brotherhood of Electrical Workers ("IBEW") covering 6 employees. This agreement expires in August 2013.

        One of our Virginia subsidiaries has two contracts with the UMWA that cover 193 employees. Two new collective bargaining agreements were ratified by those covered employees in May 2010. Those agreements will expire in December 2014.

        One of our West Virginia subsidiaries has a wage agreement with the UMWA, covering 18 employees. That collective bargaining agreement will expire in December 2011. Also, another West Virginia subsidiary, which is idle, has a wage agreement with the UMWA that could be terminated by our subsidiary or the UMWA with notice but since it is idle, no employees are affected at this time. However, if the operation becomes active again, these employees could be affected.

        The hourly workforce at the Wabash mine in southern Illinois was represented by the UMWA prior to its idling in 2007. The effects of the idling were the subject of an agreement with the UMWA signed in April 2007.

        As is the case with our union-free operations, the UMWA and IBEW represented employees could strike, which would disrupt our production, increase our costs, and disrupt shipments of coal to our customers, or result in the closure of affected mines due to a strike by the workers or a lockout by mine management, which could reduce our profitability.

We could be negatively affected if we do not negotiate a new agreement with the UMWA, if we enter into a new wage agreement which significantly increases our labor costs or if we otherwise fail to maintain satisfactory labor relations.

        As of March 31, 2011, approximately 21% of our employees and approximately 1.2% of Massey's employees were represented by the UMWA. The current wage agreements for employees at two of our Pennsylvania subsidiaries and one of our West Virginia subsidiaries are set to expire in 2011. Massey's employees represented by the UMWA are currently operating under the terms and conditions of expired agreements. If we do not negotiate new collective bargaining agreements with the UMWA at these locations, we may incur prolonged strikes and other work stoppages at our union mines which would adversely affect our results of operations and cash flows. If we enter into a new agreement with the UMWA which significantly increases our labor costs relative to the existing agreements or other coal companies, our ability to compete with other coal companies may be materially adversely affected.

A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity and competitive costs and could adversely affect our profitability.

        Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In recent years, a shortage of trained coal miners has caused us to operate certain units without full staff, which decreases our productivity and increases our costs. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our profitability.

Acquisitions that we have completed since our formation, as well as the Merger and other acquisitions that we may undertake in the future, involve a number of risks, any of which could cause us not to realize the anticipated benefits.

        We continually seek to expand our operations and coal reserves through acquisitions. In the past five years, we have completed significant acquisitions and several smaller acquisitions and investments. Our ability to complete acquisitions is subject to availability of attractive targets on terms acceptable to us and general market conditions, among other things. If we are unable to successfully integrate the companies, businesses or properties that we acquire, our profitability may decline and we could experience a material adverse effect on our business, financial condition or results of operations. Acquisition transactions, including the Merger (as described in more detail below under "—Risks Related to the Transactions"), involve various inherent risks, including:

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  uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental or mine safety liabilities) of, acquisition candidates;

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  the potential loss of key customers, management and employees of an acquired business;

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  the ability to achieve identified operating and financial synergies from an acquisition in the amounts and on the timeframe;

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  problems that could arise from the integration of the acquired business, including the application of our internal control processes to the acquired business; and

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  unanticipated changes in business, industry, market, or general economic conditions that differ from the assumptions underlying our rationale for pursuing the acquisition.

        Any one or more of these factors could cause us not to realize the benefits anticipated from an acquisition.

        Moreover, any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. Future acquisitions could also result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions. Further, acquisition accounting rules require changes in certain assumptions made subsequent to the measurement period as defined in current accounting standards, to be recorded in current period earnings, which could affect our results of operations.

Changes in purchasing patterns in the coal industry may make it difficult for us to extend existing supply contracts or enter into new long-term supply contracts with customers, which could adversely affect the capability and profitability of our operations.

        We sell a significant portion of our coal under long-term coal supply agreements, which are contracts with a term greater than 12 months. The execution of a satisfactory long-term coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract. During 2010, approximately 87% and 78% of our steam and metallurgical coal sales volume, respectively, was delivered pursuant to long-term contracts. At March 31, 2011, our long-term coal supply agreements had remaining terms of up to ten years and an average remaining term of approximately two years. When our current contracts with customers expire or are otherwise renegotiated, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including pricing terms less favorable to us. For additional information relating to our long-term coal supply contracts, see "Business of Alpha—Marketing, Sales and Customer Contracts."

        As of April 19, 2011, none of our planned shipments for 2011and approximately 32% of our planned shipments for 2012, excluding Massey's operations, was uncommitted. As of April 27, 2011, substantially all of Massey's 2011 planned shipments were committed. We may not be able to enter into coal supply agreements to sell this production on terms, including pricing terms, as favorable to us as our existing agreements.

        As electric utilities continue to adjust to frequently changing regulations, including the Acid Rain regulations of the Clean Air Act, the Clean Air Mercury Rule, the Clean Air Interstate Rule and the possible deregulation of their industry, they are becoming increasingly less willing to enter into long-term coal supply contracts and instead are purchasing higher percentages of coal under short-term supply contracts. The industry shift away from long-term supply contracts could adversely affect us and the level of our revenues. For example, fewer electric utilities would have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

Certain provisions in our long-term supply contracts may reduce the protection these contracts provide us during adverse economic conditions or may result in economic penalties upon our failure to meet specifications.

        Price adjustment, "price reopener" and other similar provisions in long-term supply contracts may reduce the protection from short-term coal price volatility traditionally provided by these contracts. Price reopener provisions are particularly common in international metallurgical coal sales contracts. Some of our coal supply contracts contain provisions that allow for the price to be renegotiated at periodic intervals. Generally, price reopener provisions require the parties to agree on a new price based on the prevailing market price, however, some contracts provide that the new price is set between a pre-set "floor" and "ceiling." In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract or litigation, the outcome of which is uncertain. In other circumstances when the economy is weak, some of our customers may experience lower demand for their products and services and may be unwilling to take all of their contracted tonnage or request a lower price. Any adjustment or renegotiation leading to a significantly lower contract price could result in decreased revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.

        Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during specified events beyond the control of the affected party. Following the UBB explosion, Massey notified certain of its customers that it was declaring force majeure under certain of its sales contracts impacted by the lost tonnage resulting from the explosion and subsequent shutdown at the Upper Big Branch mine. It is possible that certain of these customers may ultimately challenge the declaration of force majeure or contest whether they received timely or proper allocations or amounts of coal following the declaration of force majeure. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability, moisture and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In addition, some of these contracts allow our customers to terminate their contracts in the event of changes in regulations affecting our industry that increase the price of coal or the cost of burning coal beyond specified limits.

        As a result of the economic slowdown that resulted in deep cuts in worldwide steel production in late 2008 and the first half of 2009 and the application of such price adjustment and other similar provisions in our long-term supply contracts, we chose to restructure certain agreements under mutually acceptable terms with steel customers starting in late 2008 and continuing through 2009. A slowing in the current economic recovery could result in an increase in the number of restructured agreements.

        Due to the risks mentioned above with respect to long-term supply contracts, we may not achieve the revenue or profit we expect to achieve from these sales commitments.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues and profitability.

        Our largest customer during 2010 accounted for approximately 9% of our total revenues. We derived approximately 42% of our 2010 total revenues from sales to our ten largest customers. These customers may not continue to purchase coal from us under our current coal supply agreements, or at all. If these customers were to reduce their purchases of coal from us significantly or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our revenues and profitability could suffer materially.

A decline in demand for metallurgical coal would limit our ability to sell our high quality steam coal as higher-priced metallurgical coal and could affect the economic viability of certain of our mines that have higher operating costs.

        Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the metallurgical and steam coal markets. We decide whether to mine, process and market these coals as metallurgical or steam coal based on management's assessment as to which market is likely to provide us with a higher margin. We consider a number of factors when making this assessment, including the difference between the current and anticipated future market prices of steam coal and metallurgical coal, the lower volume of saleable tons that results from producing a given quantity of reserves for sale in the metallurgical market instead of the steam market, the increased costs incurred in producing coal for sale in the metallurgical market instead of the steam market, the likelihood of being able to secure a longer-term sales commitment by selling coal into the steam market and our contractual commitments to deliver different types of coals to our customers. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, thereby reducing our revenues and profitability.

        Most of our metallurgical coal reserves possess quality characteristics that enable us to mine, process and market them as high quality steam coal. However, some of our mines operate profitably only if all or a portion of their production is sold as metallurgical coal to the steel market. If demand for metallurgical coal declined to the point where all the production from these mines had to be sold as steam coal, theses mines may not be economically viable and subject to closure. Such closures could lead to asset impairment charges, accelerated reclamation costs, as well as reduced revenue and profitability.

Disruption in supplies of coal produced by contractors and other third parties could temporarily impair our ability to fill customers' orders or increase our costs.

        In addition to marketing coal that is produced by our subsidiaries' employees, we utilize contractors to operate some of our mines. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers, and other factors beyond our control could affect the availability, pricing, and quality of coal produced for us by contractors. The majority of the coal that we purchase from third parties is blended with coal produced from our mines prior to resale, and we also process (which includes washing, crushing or blending coal at our preparation plants or loading facilities) a portion of the coal that we purchase from third parties prior to resale. We sold 2.2 million tons of coal purchased from third parties during 2010, representing approximately 3% of our total coal sales volume during 2010. Approximately 73% of our purchased coal sales volume in 2010 was blended with coal produced from our mines prior to resale, and approximately 1% of our total coal sales volume in 2010 consisted of coal purchased from third parties that we processed before resale. The availability of specified qualities of this purchased coal may decrease and prices may increase as a result of, among other things, changes in overall coal supply and demand levels, consolidation in the coal industry and new laws or regulations. Disruption in our supply of contractor-produced coal and purchased coal could temporarily impair our ability to fill our customers' orders or require us to pay higher prices in order to obtain the required coal from other sources. Any increase in the prices we pay for contractor-produced coal or purchased coal could increase our costs and therefore lower our earnings.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

        Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear on payment default. These new power plant owners may have credit ratings that are below investment grade. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.

        We have contracts to supply coal to energy trading and brokering companies under which those companies sell coal to end users. If the creditworthiness of the energy trading and brokering companies declines, this would increase the risk that we may not be able to collect payment for all coal sold and delivered to or on behalf of these energy trading and brokering companies.

        Global financial markets experienced extreme disruption in recent years, which, among other things, severely limited liquidity and credit availability. While conditions improved in 2010 and liquidity has become available in the financial markets, we continue to closely monitor economic conditions and credit availability and the resulting impacts on our business and our suppliers and customers. If the current economic recovery proves to be only temporary, the current economic conditions worsens or a prolonged global, national or regional economic recession or other similar events occur, it is likely to significantly impact the creditworthiness of our customers and could increase the risk we bear on payment default.

Fluctuations in transportation costs and the availability or reliability of transportation could affect the demand for our coal or temporarily impair our ability to supply coal to our customers.

        Transportation costs represent a significant portion of the total cost of coal for our customers. Increases in transportation costs could make coal a less competitive source of energy or make our coal production less competitive than coal produced from other sources.

        We depend upon railroads, trucks, beltlines, ocean vessels and barges to deliver coal to our customers. Disruption of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, terrorist attacks, and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased shipment performance levels over longer periods of time could cause our customers to look to other sources for their coal needs, negatively affecting our revenues and profitability.

        In 2010, 80% of our produced and processed coal volume was transported from the load-out or preparation plant to the customer by rail. From time to time in the past, we have experienced deterioration in the reliability of the service provided by rail carriers, which increased our internal coal handling costs. If there is future deterioration of the transportation services provided by the railroad companies we use and we are unable to find alternative transportation providers to ship our coal, our business could be adversely affected.

        We have investments in mines, loading facilities, and ports that in most cases are serviced by a single rail carrier. Our operations that are serviced by a single rail carrier are particularly at risk to disruptions in the transportation services provided by that rail carrier, due to the difficulty in arranging alternative transportation. If a single rail carrier servicing our operations does not provide sufficient capacity, revenue from these operations and our return on investment could be adversely impacted. In addition, much of our eastern coal is transported from our mines to our loading facilities by trucks owned and operated by third parties. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production on a profit-making basis and could therefore adversely affect our revenues and earnings.

Decreased availability or increased costs of key equipment, supplies or commodities such as diesel fuel, steel, explosives, magnetite and tires could impact our cost of production and decrease our profitability.

        Coal mines consume large quantities of commodities such as steel, copper, rubber products, explosives and liquid fuels, such as diesel fuel. Some commodities, such as steel, are needed to comply with roof control plans required by regulation. Our operations are dependent on reliable supplies of mining equipment, replacement parts, explosives, diesel fuel, tires, magnetite and steel-related products (including roof bolts). If the cost of any mining equipment or key supplies increases significantly, or if they should become unavailable due to higher industry-wide demand or less production by suppliers, there could be an adverse impact on our cash flows, results of operations or financial condition. The supplier base providing mining materials and equipment has been relatively consistent in recent years, although there continues to be consolidation, which has resulted in a situation where we have a limited number of suppliers for certain types of equipment and supplies. In recent years, mining industry demand growth has exceeded supply growth for certain surface and underground mining equipment and heavy equipment tires. As a result, lead times for certain items have generally increased.

        In addition, the prices we pay for these products are strongly impacted by the global commodities market. A rapid or significant increase in cost of these commodities could impact our mining costs because we have limited ability to negotiate lower prices, and, in some cases, do not have a ready substitute for these commodities.

Fair value of derivative instruments that are not accounted for as a hedge could cause volatility in our earnings.

        Derivative financial instruments are recognized as either assets or liabilities and are measured at fair value. Changes in fair value are recognized either in earnings or equity, depending on whether the transaction qualifies for cash flow hedge accounting, and if so, how effective the derivatives are at offsetting price movements in the underlying exposure. We account for certain of our coal forward purchase and sales agreements that do not qualify for the "normal purchase and normal sales" exception available under existing accounting rules as derivative instruments. We use significant quantities of diesel fuel and explosives in our operations and enter into commodity swap and option agreements for a portion of our diesel fuel and explosive needs to reduce the risk that changes in the market price of diesel fuel and explosives can have on our operations. A portion of our commodity swap agreements have not been designated as qualifying cash flow hedges and therefore, we are required to record changes in fair value of these derivative instruments in our Consolidated Statements of Operations.

        We also have outstanding debt that includes a variable interest rate component. We entered into an interest rate swap to reduce the risk that changing interest rates could have on our operations. The swap initially qualified for cash flow hedge accounting and changes in fair value were recorded as a component of equity; however, the debt instrument was subsequently paid and the swap no longer qualified for cash flow hedge accounting. Subsequent changes in fair value of the interest rate swap will be recorded in earnings. During 2010, we recorded a loss of $11.3 million related to changes in the fair value of our derivative instruments. During 2010, Massey recorded a gain of $21.1 million related to changes in the fair value of its derivative instruments. Future changes in the fair value of derivative instruments that do not qualify for hedge accounting could require us to record additional losses.

Our hedging activities for diesel fuel and explosives may prevent us from benefiting from price decreases

        We enter into hedging arrangements, primarily financial swap contracts, for a portion of our anticipated diesel fuel and explosive needs. As of March 31, 2011, excluding any Massey supply requirements, we had financial swap contracts to fix approximately 74% and 65% of our expected diesel fuel needs for the last nine months of 2011 and the year of 2012, respectively, and 28% of our expected explosive needs for the last nine months of 2011. While our hedging strategy provides us protection in the event of price increases to our diesel fuel and explosives, it may also prevent us from the benefits of price decreases. If prices for diesel fuel and explosives decreased significantly below our swap prices, it could have a material effect on our financial condition, the result of operations and cash flows.

Our business will be adversely affected if we are unable to develop or acquire additional coal reserves that are economically recoverable.

        Our profitability depends substantially on our ability to mine coal reserves possessing quality characteristics desired by our customers in a cost-effective manner. As of December 31, 2010, we owned or leased an estimated 2.3 billion tons of proven and probable coal reserves that we believe will support current production levels for more than 20 years. As of December 31, 2010, Massey reported that it had approximately 2.8 billion tons of estimated proven and probable coal reserves. See "—We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability." We have not yet applied for the permits required, or developed the mines necessary, to mine all of our reserves. Permits are becoming increasingly more difficult and expensive to obtain and the review process continues to lengthen. In addition, we may not be able to mine all of our reserves as profitably as we do at our current operations.

        Because our reserves are depleted as we mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we are unable to replace or increase our coal reserves on acceptable terms, our production and revenues will decline as our reserves are depleted. Additionally, our goodwill will also become impaired. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to acquire additional coal reserves through business combinations in the future also could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, or the lack of suitable acquisition candidates.

Because our profitability is substantially dependent on the availability of an adequate supply of coal reserves that can be mined at competitive costs, the unavailability of these types of reserves would cause our profitability to decline.

        We have not yet applied for all of the permits required, or developed the mines necessary, to use all of our reserves. Furthermore, we may not be able to mine all of our reserves as profitably as we do at our current operations. Our planned development projects and acquisition activities may not result in significant additional reserves and we may not have continuing success developing new mines or expanding existing mines beyond our existing reserves. Most of our mining operations are conducted on properties owned or leased by us. Because title to most of our leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our reserves may be materially adversely affected if defects in title or boundaries exist. In addition, in order to develop our reserves, we must receive various governmental permits. We may be unable to obtain the permits necessary for us to operate profitably in the future. Some of these permits are becoming increasingly more difficult and expensive to obtain and the review process continues to lengthen.

        Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by our customers. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we now own or subsequently acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves through business combinations in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

Failure to obtain or renew surety bonds on acceptable terms or maintain self bonding status could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.

        Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations such as mine closure or reclamation costs, federal and state workers' compensation costs, coal leases and other obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral or other less favorable terms upon those renewals. We also maintain self bonding in certain states. Our failure to maintain our self bonding status, or our inability to acquire surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations and increase our costs and collateral requirements, which could adversely affect our ability to mine or lease coal and our results of operations. That failure could result from a variety of factors including, without limitation:

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  lack of availability, higher expense or unfavorable market terms of new bonds;

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  restrictions on availability of collateral for current and future third-party surety bond issuers under the indenture governing the notes and the other outstanding notes of Alpha and its subsidiaries (including Massey) and the Amended and Restated Credit Agreement; and

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  the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

        In addition, due to the current instability and volatility of the financial markets, our current surety bond providers may experience difficulties in providing new surety bonds to us, maintaining existing surety bonds, or satisfying liquidity requirements under existing surety bond contracts. In that event, we would be required to find alternative sources of funding to satisfy our payment obligations, which may require greater use of our revolving credit facility.

We have reclamation and mine closure obligations. If the assumptions underlying our accruals are inaccurate, we could be required to expend greater amounts than anticipated.

        The SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as deep mining. We accrue for the costs of current mine disturbance and final mine closure, including the cost of treating mine water discharge where necessary. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our experience. The amounts recorded are dependent upon a number of variables, including the estimated future asset retirement costs, estimated proven reserves, assumptions involving profit margins of third party contractors, inflation rates, discount rates and the assumed credit-adjusted risk-free interest rates. Furthermore, these obligations are unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected.

Defects in title in our mine properties could limit our ability to recover coal from these properties or result in significant unanticipated costs.

        We conduct a significant part of our mining operations on properties that we lease. Title to most of our leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, and in some cases title with respect to leased properties is not verified at all. Our right to mine some of our reserves may be materially adversely affected by actual or alleged defects in title or boundaries. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs or could even lose our right to mine on that property, which could adversely affect our profitability. In addition, from time to time the rights of third parties for competing uses of adjacent, overlying or underlying lands such as for oil and gas activity, coalbed methane, production, pipelines, roads, easements and public facilities may affect our ability to operate as planned if our title is not superior or arrangements cannot be negotiated.

Expenditures for benefits for non-active employees could be materially higher than we have anticipated, which could increase our costs and adversely affect our financial results.

        We are responsible for certain long-term liabilities under a variety of benefit plans and other arrangements with active and inactive employees. The unfunded status (the excess of projected benefit obligation over plan assets) of these obligations as of December 31, 2010, as reflected in Note 15 to the consolidated financial statements of Alpha included in this prospectus supplement, included $706.3 million of postretirement obligations, $41.3 million of defined benefit pension and supplemental employee retirement plan obligations, $51.7 million of workers' compensation obligations and $45.0 million of self-insured black lung obligations. As of December 31, 2010, unfunded status of Massey's obligations included $186.0 million of postretirement obligations, $98.0 million of workers' compensation obligations and $77.4 million of self-insured black lung obligations. These obligations have been estimated based on assumptions including actuarial estimates, discount rates, estimates of mine lives, expected returns on pension plan assets and changes in health care costs. We could be required to expend greater amounts than anticipated. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse affect on our financial results. Several states in which we operate consider changes in workers' compensation laws from time to time, which, if enacted, could adversely affect us.

Certain terms of our 2.375% convertible notes due 2015 and the Massey 3.25% convertible notes may adversely impact our liquidity.

        Upon conversion of our 2.375% convertible notes due 2015 (the "Alpha Convertible Notes") and the Massey 3.25% convertible notes, we will be required to make certain cash payments to holders of converted notes. As a result, the conversion of the convertible notes may significantly reduce our liquidity. See "Description of Certain Other Indebtedness" for additional information.

The inability of the sellers of the companies that we have acquired to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities and adversely affect our results of operations and financial position.

        In the acquisition agreements entered into with the sellers of the companies that we have acquired, including the acquisition agreements entered into related to the Coastal Coal Company, Nicewonder and Progress acquisitions, the respective sellers and, in some of the acquisitions, their parent companies, agreed to retain responsibility for and indemnify Old Alpha against damages resulting from certain third-party claims or other liabilities, such as workers' compensation liabilities, black lung liabilities, postretirement medical liabilities and certain environmental or mine safety liabilities. The failure of any seller and, if applicable, its parent company, to satisfy their obligations with respect to claims and retained liabilities covered by the acquisition agreements could have an adverse effect on our results of operations and financial position if claimants successfully assert that we are liable for those claims and/or retained liabilities. The obligations of the sellers and, in some instances, their parent companies, to indemnify us with respect to their retained liabilities will continue for a substantial period of time, and in some cases indefinitely. The sellers' indemnification obligations with respect to breaches of their representations and warranties in the acquisition agreements will terminate upon expiration of the applicable indemnification period (generally 18-24 months from the acquisition date for most representations and warranties, and from two to five years from the acquisition date for environmental representations and warranties), are subject to deductible amounts and will not cover damages in excess of the applicable coverage limit. The assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit, or the failure of any seller to satisfy its indemnification obligations with respect to breaches of its representations and warranties, could have an adverse effect on our results of operations and financial position.

If we are unable to accurately estimate the overall risks or costs when we bid on a road construction contract that is ultimately awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

        A large percentage of our road construction revenues and contract backlog is typically derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we successfully estimate our costs and then successfully control actual costs and avoid cost overruns. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we expected. Also, if we do not recover the amounts of coal estimated on our construction projects, profitability on our construction contracts could be less than projected. This, in turn, could negatively affect our cash flow, earnings and financial position. During 2010, we recorded an additional loss of approximately $5.3 million due to a change in estimated costs to complete the current project.

        The costs incurred and gross profit realized on those contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

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  onsite conditions that differ from those assumed in the original bid;

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  delays caused by weather conditions;

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  contract modifications creating unanticipated costs not covered by change orders;

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  changes in availability, proximity and costs of materials, including diesel fuel, explosives, and parts and supplies for our equipment;

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  coal recovery which impacts the allocation of cost to road construction;

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  availability and skill level of workers in the geographic location of a project;

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  our suppliers' or subcontractors' failure to perform;

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  mechanical problems with our machinery or equipment;

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  citations issued by a governmental authority, including the Occupational Safety and Health Administration and the MSHA;

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  difficulties in obtaining required governmental permits or approvals;

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  changes in applicable laws and regulations; and

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  claims or demands from third parties alleging damages arising from our work.

Ongoing instability and volatility in the worldwide financial markets have created uncertainty, which could adversely affect our business and the price of our common shares.

        In recent years, financial markets in the United States, Europe and Asia experienced extreme disruptions including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, including real estate. The tightening of credit in financial markets adversely affected our customers' ability to obtain financing for operations and resulted in a temporary decrease in demand, the cancellation of some orders for our coal products and the restructuring of agreements with certain of our coal customers. Beginning in the second half of 2009, economic conditions started to improve and most economies are now regarded as recovering from a deep recession. Although global industrial activity and the financial markets recovered in 2010 from 2009 levels, reversal of the current economic recovery, a prolonged global, national or regional economic recession or other similar events could have a material adverse effect on the demand for coal and on our sales, margins, and profitability. We continue to monitor economic developments and the resulting impact on our business and other suppliers and customers closely. However, we are unable to predict the timing, duration and severity of potential future disruptions in financial markets and potential future adverse economic conditions in the U.S. and other countries and the impact these events may have on our operations and the industry in general.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

        Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition, and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations and those of our customers. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Transactions

We may fail to realize revenue growth and the cost savings estimated as a result of the Merger.

        The success of the Merger will depend, in part, on our ability to realize the anticipated synergies, business opportunities and growth prospects from combining the businesses of Alpha and Massey. We may never realize these anticipated synergies, business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both Alpha and Massey. Employees might leave or be terminated because of the Merger. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities, including retaining current customers. Our management may be unable to manage successfully our exposure to pending and potential litigation. We may be required by regulators to undertake certain remedial measures upon the closing of the Merger, and our management may not be able to implement those and other remedial measures successfully. We may experience difficulties integrating Massey's system of financial reporting. We will be permitted to exclude the operations of Massey from our management certification and auditor attestation regarding the effectiveness of our internal control over financial reporting as of December 31, 2011, so that our first certification of the effectiveness of our internal control over financial reporting may be as of December 31, 2012. We may experience difficulties in applying our Running Right program at legacy Massey mines and facilities after consummation of the Merger. Moreover, assumptions underlying estimates of expected cost savings as a result of the Merger may be inaccurate, and general industry and business conditions might deteriorate. If any of these factors limit our ability to integrate the operations of Alpha and Massey successfully or on a timely basis, the expectations of future results of operations, including certain cost savings and synergies expected to result from the Merger, might not be met.

        Our success will also depend on the integration into our operations of Cumberland, which Massey acquired on April 19, 2010. At the time of the Merger, Massey's integration of Cumberland's operations will still be ongoing. This integration is subject to similar risks to those described above related to the integration of Massey and under "Risks Related to Our Business—Acquisitions that we have completed since our formation, as well as the Merger and other acquisitions that we may undertake in the future, involve a number of risks, any of which could cause us not to realize the anticipated benefits." As a result of those risks, we may fail to realize the benefits of Massey's acquisition of Cumberland. In particular, prior to its acquisition by Massey, Cumberland was a private company and was not required to comply with many requirements applicable to U.S. public companies, including the documentation and assessment of the effectiveness of its internal control over financial reporting. Establishing, testing and maintaining an effective system of internal control over financial reporting will require significant resources and time commitments on the part of our management and our finance and accounting staff, may require additional staffing and infrastructure investments, could increase our legal, insurance and financial compliance costs and may divert the attention of management. In addition, our actual operating costs may exceed the operating costs set forth in "Unaudited Pro Forma Condensed Combined Consolidated Financial Information." Moreover, if we discover aspects of Cumberland's internal control over financial reporting that require improvement, we cannot be certain that our remedial measures will be effective. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could adversely affect our financial and operating results, investor's confidence or increase our risk of material weaknesses in internal control over financial reporting.

        In addition, Alpha and Massey have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients, employees or other third parties or our ability to achieve the anticipated benefits of the Merger or could reduce our earnings.

Following the Merger, we will have significantly less cash on hand.

        Following an assumed completion of the Merger on March 31, 2011, after repayment of certain indebtedness of us and Massey, as described in the Unaudited Pro Forma Condensed Combined Consolidated Financial Information (see "Unaudited Pro Forma Condensed Combined Consolidated Financial Information"), and all other pro forma adjustments relating to the Merger, we would have had, on a pro forma basis as of March 31, 2011, approximately $761.2 million in cash and cash equivalents. This is significantly less than the combined amount of cash of the two companies pre-Merger. In addition, we would have had, on a pro forma basis as of March 31, 2011, approximately $3,083.4 million in indebtedness excluding debt discount in the amount of $62.0 million, including $0.1 million relating to short term obligations under capital leases, $21.4 million of other short-term borrowings and access to $970.7 million in unused capacity under a revolving credit facility and accounts receivable securitization facility, after giving effect to $179.3 million in issued letters of credit. If the actual amount of cash and cash equivalents that we have on hand following the Merger is less than expected, this could adversely affect our ability to grow and to perform.

The consummation of the Merger will constitute a change of control under Massey's existing indebtedness and may permit counterparties to other agreements to terminate those agreements.

        The Merger will constitute a change of control under the Massey Revolving Credit Agreement and instruments governing the Massey Existing Notes and the Massey 3.25% convertible senior notes. As of March 31, 2011, there were $77.2 million of letters of credit issued and there were no outstanding borrowings under the Massey Revolving Credit Agreement. As of March 31, 2011, there was approximately $760.0 million and $659.1 million aggregate principal amount outstanding under the Massey Existing Notes and the Massey 3.25% convertible notes, respectively. Such a change in control will cause the indebtedness under the Massey Revolving Credit Agreement to become immediately due and payable. Under instruments governing the Massey Existing Notes, if a change in control occurs, holders of these notes may require Massey to buy back the notes for a price equal to 101% of the notes' principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. The Massey Existing Notes are also redeemable at a price equal to 101.719% of the notes' principal amount through December 14, 2011, and thereafter at a price equal to 100% of the notes' principal amount, in each case, plus any interest which has accrued and remains unpaid on the redemption date. Under the instruments governing the Massey 3.25% convertible notes, if a change of control occurs, holders of such series of Massey 3.25% convertible notes may require Massey to repurchase the notes for a price equal to 100% of the notes' principal amount, plus any interest that has accrued and remains unpaid as of the repurchase date or make payments to holders who elect to convert the notes into an amount up to 100% of the notes' principal amount payable in cash and the excess of such amount payable at the election of Massey in cash or a combination of cash and stock based on the trading prices of Massey or our stock. If less than 90% of the consideration paid to Massey stockholders is common stock of Alpha, and if notice of conversion is given on or after the date the Merger is consummated, holders may also be entitled to a make-whole conversion premium. In this case, the amount up to 100% of the notes' principal amount will be payable in cash and the excess of that amount will be payable at the election of Massey in cash or a combination of cash and stock.

        On May 2, 2011, Massey issued a redemption notice to the holders of the Massey 2.25% convertible notes, which contemplated redemption of the $9.6 million outstanding principal amount of those notes on June 1, 2011, subject to certain conditions, including the consummation of the Merger. As a result of both the Merger and the notice of redemption, the holders of the Massey 2.25% convertible notes will be entitled to convert their notes into Massey common stock. In addition, on May 3, 2011, we announced the commencement of a cash tender offer for the $760 million outstanding principal amount of the Massey Existing Notes. See "Description of Certain Other Indebtedness."

        We may not be able to refinance Massey's existing debt or have sufficient funds available for any repurchases that could be required by a change of control or the planned redemption of the Massey 2.25% convertible notes, either of which may have an adverse effect on the value of our common stock.

        In addition, certain of Massey's leases, surety bond indemnity agreements and other agreements permit a counterparty to terminate the agreement because consummation of the Merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, we may have to seek to replace any such agreement with a new agreement. We cannot assure you that we will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Massey's business, failure to replace that agreement on similar terms or at all may increase the costs to us of operating Massey's business or prevent us from operating part of Massey's business following completion of the Merger. Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

Alpha's actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

        The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the Merger and the acquisition of Cumberland by Massey been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Massey's net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Massey as of the date of the completion of the Merger. In addition, subsequent to the closing date of the Merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" for more information.

The Merger could cause disruptions in the businesses of Alpha and Massey, which could have an adverse effect on each of our respective businesses and financial results.

        The announcement and pendency of the Merger could cause disruptions in the businesses of Alpha and Massey. Specifically:

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  our and Massey's current and prospective employees might experience uncertainty about their future roles with us following completion of the Merger, which might adversely affect our ability to retain key managers and other employees; and

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  the attention of our and Massey's management might be directed toward the completion of the Merger.

        In addition, Alpha and Massey have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the merger agreement on the conduct of each of our respective businesses.

Uncertainties underlie our expectation that, relative to Alpha on a stand-alone basis, the Merger will be accretive to our earnings per share after consummation of the Merger, and excluding the impacts of acquisition accounting, for fiscal year 2012.

        We believe that relative to Alpha on a stand-alone basis, and excluding impacts of acquisition accounting, the Merger will be accretive to our earnings per share, when calculated for fiscal year 2012. However, we cannot assure you that the Merger will be accretive to our earnings per share by 2012 or at all. In addition to the uncertainties that underlie any financial forecast, we will account for the Merger as an acquisition under Accounting Standards Codification Topic 805, "Business Combinations," or "ASC 805" (formerly Statement of Financial Accounting Standards No. 141(R)). The total cost of the Merger will be allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair values. Until the Merger price is known, we can only estimate the allocation of this acquisition price to the net assets acquired and the effect of this allocation on future results. That estimate could materially change.

Risks Related to this Offering, the Notes, the Guarantees and Our Indebtedness

Our substantial indebtedness exposes us to various risks.

        We will incur substantial indebtedness to finance our acquisition of Massey Energy Company. As of March 31, 2011, on a pro forma basis giving effect to the Transactions, we would have had approximately $3,083.4 million of indebtedness excluding debt discount in the amount of $62.0 million, including $0.1 million relating to short term obligations under capital leases, $21.4 million of other short-term borrowings and access to $970.7 million in unused capacity under a revolving credit facility and accounts receivable securitization facility, after giving effect to $179.3 million in issued letters of credit. Our substantial debt service obligations could have an adverse impact on our earnings and cash flow for so long as the indebtedness is outstanding.

        Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

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  make it more difficult for us to pay or refinance our debts, including the notes, as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

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  cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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  cause us to use a portion of our cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

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  cause us to be more vulnerable to general adverse economic and industry conditions;

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  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under the Amended and Restated Credit Agreement, will be at variable rates of interest;

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  make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

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  limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

  •
  result in a downgrade in the credit rating of our indebtedness which could increase the cost of further borrowings.

        Our interest expense, net on a pro forma basis giving effect to the Transactions, was $220.5 million and $52.6 million, for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. At March 31, 2011, on a pro forma basis giving effect to the Transactions, we would have had approximately $600 million aggregate principal amount of variable rate indebtedness under the Amended and Restated Credit Agreement. A 1% increase in interest rates applicable to that indebtedness under the Amended and Restated Credit Agreement would increase our annual interest expense by approximately $5.9 million.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

        Despite our current level of indebtedness, we will be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the terms of the Amended and Restated Credit Agreement will restrict us and our subsidiaries from incurring additional indebtedness, these restrictions will be subject to important exceptions and qualifications, including with respect to our ability to incur additional senior secured debt. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our leverage could intensify. We plan to increase the size of our accounts receivable securitization facility following the consummation of the Merger, which will increase our borrowing capacity under this facility significantly. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under the Amended and Restated Credit Agreement and our suppliers, may be materially and adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Amended and Restated Credit Agreement will contain, covenants in the indenture governing the notes will impose, and covenants contained in agreements governing indebtedness we incur in the future may impose, restrictions that may limit our operating and financial flexibility.

        The Amended and Restated Credit Agreement will contain a number of significant restrictions and covenants, including restrictions and covenants that limit our ability to:

  •
  incur additional debt;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  enter into certain transactions with our affiliates;

  •
  create liens;

  •
  be party to agreements or arrangements that restrict the ability of our subsidiaries to pay dividends, make or repay loans or advance or make other payments to our subsidiaries; and

  •
  consolidate, merge, sell or otherwise dispose of our assets.

        The indenture governing the notes will contain covenants that, among other things, restrict our ability to incur liens on certain properties to secure debt, to engage in sale and leaseback transactions and to merge or consolidated with another entity or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to another entity.

        Additionally, our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in the Amended and Restated Credit Agreement and the indenture governing the notes. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the Amended and Restated Credit Agreement, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the Amended and Restated Credit Agreement, the lenders could elect to declare all amounts outstanding under the Amended and Restated Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Amended and Restated Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended and Restated Credit Agreement. If the lenders under the Amended and Restated Credit Agreement accelerate the repayment of borrowings, we may not have sufficient assets to repay the Amended and Restated Credit Agreement as well as our unsecured indebtedness, including the notes. See "Description of Certain Other Indebtedness."

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

        Our obligations under the notes and the guarantors' obligations under their guarantees of the notes will be unsecured, but our obligations under the Amended and Restated Credit Agreement and each guarantor's obligations under its guarantee of the Amended and Restated Credit Agreement will be secured by a security interest in substantially all of our and the guarantors' tangible and intangible assets, including all of the equity interests of our and the guarantors' wholly-owned U.S. subsidiaries and a portion of the stock of certain of our and the guarantors' non-U.S. subsidiaries, in each case, subject to certain exceptions. If we are declared bankrupt or insolvent, or if we default under the Amended and Restated Credit Agreement, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, to be immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See "Description of Certain Other Indebtedness."

        As of March 31, 2011, on a pro forma basis giving effect to the Transactions as described in "Use of Proceeds," we would have had approximately $600 million of senior secured indebtedness and additional senior secured borrowing availability of $1.0 billion under the Amended and Restated Credit Agreement. The indenture governing the notes will permit us to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

        The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, which include our non-wholly-owned U.S. subsidiaries, certain of our wholly-owned U.S. subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Our non-guarantor subsidiaries accounted for $8.7 million, or 0.2%, of our revenues, $1.7 million, or 1.8%, of our net income, $1.7 million, or 1.7%, of our income from continuing operations and $5.6 million, or 0.7%, of our EBITDA from continuing operations, in each case, for the year ended December 31, 2010 and $342.6 million, or 6.4% of our total assets and less than 0.1% of our total liabilities, in each case, as of March 31, 2011. These percentages may grow significantly in the future. The Massey subsidiaries that upon the Merger will guarantee the indebtedness under the Amended and Restated Credit Agreement and the notes offered hereby are expected to be the same as those that guarantee the Massey Existing Notes. The Massey non-guarantor subsidiaries with respect to the Massey Existing Notes are minor. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor.

Repayment of our debt, including the notes, is dependent to a significant extent on cash flow generated by our subsidiaries and their ability to make distributions to us.

        We will be dependent to a significant extent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. These subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of the notes. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments of principal, premium, if any, and interest on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the Amended and Restated Credit Agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Amended and Restated Credit Agreement and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including the Amended and Restated Credit Agreement and the indenture governing the notes. In the event of such default,

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under the Amended and Restated Credit Agreement could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Amended and Restated Credit Agreement to avoid being in default. If we breach our covenants under the Amended and Restated Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Amended and Restated Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to repurchase our debt, including the notes, if we experience a change of control.

        Under certain circumstances, we will be required, under the terms of the indenture governing the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also provides that a change of control will be an event of default that, in the case of the term loan facility and the revolving credit facility, permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

        The change of control provision may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control to trigger our obligation to repurchase the notes. Except as described under "Description of Notes—Repurchase at the Option of Holders—Change of Control," the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        In addition, if we experience a change of control (as defined for purposes of the Amended and Restated Credit Agreement), such change of control would constitute an event of default under the Amended and Restated Credit Agreement. We may not be able to replace the Amended and Restated Credit Agreement on terms equal to or more favorable than the current terms if the commitments are terminated and the loans are repaid under the Amended and Restated Credit Agreement upon an event of default.

The terms of the indenture and the notes will provide only limited protection against significant events that could adversely impact your investment in the notes.

        As described above, upon the occurrence of a change of control repurchase event, holders of the notes will be entitled to require us to repurchase their notes. However, the definition of the term "change of control repurchase event" will be limited and will not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of the notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a change of control repurchase event, holders of the notes would not have any right to require us to repurchase the notes prior to their maturity.

        Furthermore, the indenture governing the notes:

  •
  will not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

  •
  will permit us to incur indebtedness or other obligations that are equal in right of payment with the notes and permit us to incur secured debt to which the notes would be effectively subordinated and which could affect our credit ratings;

  •
  will permit our non-guarantor subsidiaries' ability to incur indebtedness or other obligations that would be effectively senior to the notes;

  •
  will permit us to repurchase or prepay any other of our securities or other indebtedness; or

  •
  will permit us to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

        As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The subsidiary guarantors' guarantee of the Amended and Restated Credit Agreement could be released in a variety of circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the notes.

        The subsidiary guarantors' guarantee of the Amended and Restated Credit Agreement could be released in a variety of circumstances, including upon repayment of the Amended and Restated Credit Agreement or a sale of a guarantor or if the required lenders thereunder so permit. Any such release may be affected without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See "Description of Notes." You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the subsidiary guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following was also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent on the date of the issuance of the notes or the incurrence of the guarantees or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay such debts as they mature.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of the guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of us or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        Although each guarantee will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee worthless.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

        The notes are new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and may discontinue their market making activities at any time without notice.

        Therefore, an active market for the notes may not develop, and if a market for the notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price for the notes will be directly affected by many factors, including our credit rating.

        Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

The Merger is dependent upon the satisfaction of conditions set forth in the merger agreement that may not be able to be completed concurrently with this offering or otherwise on or prior to September 1, 2011, which would cause a mandatory redemption of the notes, or at all.

        If the Merger does not occur on or prior to September 1, 2011, we will redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but not including, the redemption date. The Merger cannot close until the remaining conditions precedent thereto have been satisfied or waived. Certain conditions to the Merger are not waivable by any party involved and the failure to meet any of these conditions would result in the Merger not being consummated. Although we currently believe that all conditions to the Merger will be satisfied and we expect to consummate the Merger on or before September 1, 2011, we cannot assure you that the conditions will be satisfied or waived, that we will in fact close the Merger or that we will not otherwise have to redeem the notes. This mandatory redemption of the notes would lower the expected return on the notes.

USE OF PROCEEDS

        We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting estimated offering expenses, will be approximately $         million. A portion of the fees payable to the underwriters will not be payable until the closing of the Merger. We intend to use the net proceeds from this offering, together with borrowings under the Amended and Restated Credit Agreement, to partially fund the Merger and pay related fees and expenses. See "The Transactions." We also intend to use the net proceeds from this offering and those borrowings, together with existing cash balances, to repay some or all of the following indebtedness, in each case as described further in "The Transactions" and "Description of Certain Other Indebtedness":

  •
  Alpha Existing Credit Agreement;

  •
  Massey Existing Notes;

  •
  Massey 2.25% convertible notes;

  •
  Massey Revolving Credit Agreement; and

  •
  Alpha Existing Notes.

        We may also be required to repay some or all of the Massey 3.25% convertible notes. In that case, we may choose not to redeem some or all of the Alpha Existing Notes.

        In the event that the net proceeds from this offering, together with borrowings under the Amended and Restated Credit Agreement, exceed the costs of the Transactions, we will use the remainder of the net proceeds for general corporate purposes. For information related to the foregoing indebtedness, including the applicable interest rates and maturity dates, see "Description of Certain Other Indebtedness."

        The following table illustrates the expected sources and uses of funds in connection with the Transactions, based on our cash and cash equivalents on hand as of March 31, 2011. Actual amounts will vary from estimated amounts depending upon several factors, including cash on hand at closing, the amounts available under the Amended and Restated Credit Agreement, changes in the actual amount of fees and expenses related to the Transactions, the amount of the Massey 3.25% convertible notes that are repurchased or converted at the option of the holders thereof, and the price and the actual number of outstanding shares of Alpha common stock at closing.

Source of Funds	Amount	Use of Funds	Amount
	(in millions)		(in millions)
Cash and cash equivalents	$439	Cash consideration to Massey(4)	$1,043
Revolving credit facility(1)	—	Stock consideration to Massey(3)	5,412
Term loan A facility(2)	600	Refinance Massey debt (par value)(5)	770
Notes offered hereby	1,500	Refinance Alpha debt (par value)(6)	523
Alpha common stock(3)	5,412	Estimated transaction costs(7)	203

Total sources	$7,951	Total uses	$7,951

(1)
Consists of a five-year, $1 billion senior secured revolving credit facility under the Amended and Restated Credit Agreement. See "Description of Certain Other Indebtedness." The revolving credit facility is to be used primarily for working capital requirements and for general corporate purposes. A limited amount of letters of credit under the revolving credit facility may be outstanding after giving effect to the Transactions.

(2)
Consists of a 5-year $600 million senior secured term loan facility under the Amended and Restated Credit Agreement. See "Description of Certain Other Indebtedness." Each of the underwriters or their affiliates will be agents and/or lenders under the Amended and Restated Credit Agreement.

(3)
Reflects the estimated fair value of Alpha common stock to be issued to Massey stockholders as a result of the Merger, calculated by using the closing price of Alpha common stock on the New York Stock Exchange, or NYSE, on May 6, 2011 multiplied by the estimated number of shares of Alpha stock to be issued to Massey stockholders.

(4)
Based on the cash consideration to be paid and an estimated number of Massey shares to be acquired in the Merger (including employee incentive awards assumed in the Merger).

(5)
Includes $760 million of Massey Existing Notes and $9.6 million of Massey 2.25% convertible notes that are currently outstanding. Does not include any amounts related to the $659.1 million outstanding of Massey 3.25% convertible notes.

(6)
Includes $224.9 million outstanding under Alpha's existing senior secured term loan and $298.3 million of outstanding Alpha Existing Notes. Alpha expects, but is not obligated, to redeem the Alpha Existing Notes in connection with the Merger. Affiliates of certain of the underwriters are lenders under the Alpha Existing Credit Agreement and, as such, will receive a portion of the proceeds from this offering. See "Underwriting."

(7)
Includes transaction and financing related expenses and other fees.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of March 31, 2011:

  •
  on an actual basis; and

  •
  on a pro forma basis giving effect to the Transactions, including the offering of notes to which this prospectus supplement relates and the application of the net proceeds from the offering as described under "Use of Proceeds."

        The following table is unaudited and should be read in conjunction with "Unaudited Pro Forma Condensed Combined Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alpha," "Description of Certain Other Indebtedness" and the historical consolidated financial statements and related notes of Alpha, which are included elsewhere in this prospectus supplement.

	As of March 31, 2011
	Actual	Pro Forma
	(in millions, except share and per share amounts)
Cash and cash equivalents	$540.9	$761.2

Alpha Indebtedness:
Amended and Restated Credit Agreement(1)
Term loan A due 2016	—	600.0
Revolving credit facility(2)	—	—
Notes offered hereby(3)	—	1,500.0
Existing Alpha Indebtedness
Term loan due 2014(4)	224.9	—
7.25% senior notes due 2014(5)	298.3	—
2.375% convertible senior notes due 2015(6)	287.5	287.5
Other	14.2	14.2
Massey Indebtedness:
Revolving credit facility(7)	—	—
6.875% senior notes due 2013(8)	—	—
3.25% convertible senior notes due 2015(9)	—	659.0
2.25% convertible senior notes due 2024	—	—
Capital lease obligations	—	0.1

Total debt	824.9	3,060.8

Stockholders' equity:
Preferred stock—$0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock—$0.01 par value, 200.0 million shares (actual) and 400.0 million shares (pro forma) authorized; 124.9 million shares (actual) and 230.5 million shares (pro forma) issued; and 120.9 million shares (actual) and 226.5 million shares (pro forma) outstanding	1.2	2.3
Additional paid-in capital	2,256.3	7,696.8
Accumulated other comprehensive income (loss)	(11.5)	(11.5)
Treasury stock, at cost: 4.0 million shares	(61.7)	(61.7)
Retained earnings	544.2	435.8

Total stockholders' equity	2,728.5	8,061.7

Total capitalization	$3,553.4	$11,122.5

(1)
The Amended and Restated Credit Agreement will consist of a term loan A facility in the amount of $600 million and a revolving credit facility in the amount of $1.0 billion. See "Description of Certain Other Indebtedness—Amended and Restated Credit Agreement."

(2)
A limited amount of letters of credit under the revolving credit facility may be outstanding after giving effect to the Transactions.

(3)
Represents principal amount of the indebtedness on the notes offered hereby.

(4)
Represents amount outstanding under the Alpha Existing Credit Agreement. Alpha intends to pay off outstanding borrowings under the Alpha Existing Credit Agreement in connection with the Merger. See "Description of Certain Other Indebtedness."

(5)
Represents amount outstanding under the Alpha Existing Notes at par value. Alpha expects, but is not obligated, to redeem these notes in connection with the Merger. See "Description of Certain Other Indebtedness."

(6)
Represents amount outstanding under the Alpha Convertible Notes at par value. See "Description of Certain Other Indebtedness."

(7)
Represents amount outstanding under the Massey Revolving Credit Agreement. Alpha intends to terminate the Massey Revolving Credit Agreement in connection with the Merger. See "Description of Certain Other Indebtedness."

(8)
Represents amount outstanding under the Massey Existing Notes. On May 3, 2011, we announced that we are conducting a tender offer for any and all of the Massey Existing Notes, which will expire on the closing date of the Merger. In addition, we intend to redeem any remaining Massey Existing Notes not tendered in the tender offer and that remain outstanding after the closing of the Merger. See "Description of Certain Other Indebtedness."

(9)
Represents amount outstanding under the Massey 3.25% convertible notes at par value. See "Description of Certain Other Indebtedness."

 THE TRANSACTIONS

        On January 28, 2011, Alpha, Mountain Merger Sub, Inc., a wholly owned subsidiary of Alpha and which is referred to as Mountain Merger Sub, and Massey entered into an agreement and plan of merger pursuant to which Mountain Merger Sub will merge with and into Massey, which will be the surviving corporation of the Merger and a wholly owned subsidiary of Alpha. The Alpha board of directors and the Massey board of directors have each approved the merger agreement. Following the expiration of the 30-day waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act on April 1, 2011 and clearance by German and Turkish antitrust authorities, all antitrust closing conditions have been satisfied.

        Upon successful completion of the Merger, each issued and outstanding share of common stock, par value $0.625 per share, of Massey, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will be converted into the right to receive 1.025 shares of Alpha common stock, par value $0.01 per share, and $10.00 in cash. Immediately following the Merger, Alpha's stockholders will own approximately 54% of Alpha common stock, and Massey's stockholders will own approximately 46% of Alpha common stock, based on the number of shares of Alpha and Massey common stock outstanding as of January 28, 2011. Common stock of Alpha is listed on the New York Stock Exchange under the symbol "ANR." Common stock of Massey is listed on the New York Stock Exchange under the symbol "MEE." Upon completion of the Merger, Alpha expects to delist the Massey common stock.

        Concurrently with the consummation of the Merger and the offering of the notes, we will engage in certain refinancing transactions. We intend to amend and restate the Alpha Existing Credit Agreement, with Citicorp North America, Inc., as administrative agent and as collateral agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book managers, and various financial institutions as lenders. The Amended and Restated Credit Agreement will consist of a $600 million senior secured term loan A facility and a $1.0 billion senior secured revolving credit facility, and will be guaranteed by certain of our current and future subsidiaries, including each of the subsidiaries that guarantees the notes offered hereby. For a summary of the Amended and Restated Credit Agreement, see "Description of Certain Other Indebtedness."

        On May 3, 2011, we announced the commencement of a cash tender offer for any and all of the $760 million outstanding principal amount of the Massey Existing Notes, which will expire on the closing date of the Merger. In addition, we intend to redeem any remaining Massey Existing Notes not tendered in the tender offer and that remain outstanding after the closing of the Merger at a redemption price of 101.719% of the principal amount.

        We intend to use the proceeds of the notes offered hereby and the $600 million proceeds of the term loan A facility under the Amended and Restated Credit Agreement, together with any necessary cash on hand as well as letter of credit capacity under the revolving credit facility of our Amended and Restated Credit Agreement and accounts receivable securitization facility, to:

  •
  fund the cash portion of the Merger consideration (inclusive of payments due to holders of Massey equity awards);

  •
  repay approximately $224.9 million outstanding under our existing senior secured term loan and replace approximately $1.3 million in letters of credit issued under our existing revolving credit facility, in each case, as of May 10, 2011;

  •
  fund our tender offer for the Massey Existing Notes and the redemption of any Massey Existing Notes not tendered in the tender offer and that remain the outstanding after the closing of the Merger at a redemption price of 101.719% of the principal amount;

  •
  replace the Massey Revolving Credit Agreement, which had no borrowings outstanding and approximately $135.4 million of letters of credit issued as of May 10, 2011;

  •
  redeem the $9.6 million aggregate principal amount outstanding of Massey 2.25% convertible notes at a price equal to 100% of the notes' principal amount, plus any interest that has accrued and remains unpaid;

  •
  redeem some or all of the $298.3 million aggregate outstanding principal amount of the Alpha Existing Notes at a redemption price equal to 102.417% of the notes' principal amount through August 31, 2011, a redemption price equal to 101.208% of the notes' principal amount from September 1, 2011 through August 31, 2012 or a redemption price equal to 100% of the notes' principal amount thereafter, in each case, plus any interest that has accrued and remains unpaid at the time of redemption; and

  •
  pay transaction fees and expenses.

        In addition, we may be required to make payments to holders of the Massey 3.25% convertible notes who properly exercise their rights to either require Massey to repurchase the convertible senior notes at 100% of the notes' principal amount, plus any interest that has accrued and remains unpaid, or to convert the notes into an amount up to 100% of the notes' principal amount payable in cash and the excess of such amount payable at the election of Massey or Alpha in cash or a combination of cash and stock based on the trading prices of Massey or Alpha stock. If less than 90% of the consideration paid to Massey stockholders is common stock of Alpha, and if notice of conversion is given on or after the date the Merger is consummated, holders may also be entitled to a make-whole conversion premium. In such event, the amount up to 100% of the notes' principal amount will be payable in cash and the excess of such amount will be payable at the election of Alpha in cash or a combination of cash and stock. In this case, we may choose not to redeem some or all of the Alpha Existing Notes. The aggregate principal amount outstanding of the Massey 3.25% convertible notes is $659.1 million as of May 10, 2011.

  Pro Forma Contractual Obligations

        The following is a summary of our contractual obligations as of December 31, 2010 on a pro forma basis (in thousands):

	2011	2012-2013	2014-2015	After 2015	Total
Long-term debt(1)	$88,416	$952,238	$1,452,678	$11,673	$2,505,005
Other debt(2)	—	90	110	7,619	7,819
Equipment and other purchase commitments	112,408	7,156	3,478	—	123,042
Operating leases	97,992	136,392	33,801	1,226	269,411
Minimum royalties	59,009	95,251	51,898	104,368	310,526
Federal coal lease	36,108	36,108	—	—	72,216
Coal purchase commitments	278,476	8,280	—	—	286,756

Total	$672,409	$1,235,515	$1,541,965	$124,886	$3,574,775

(1)
Long-term debt includes principal amounts due in the years shown. Cash interest payable on these obligations, with interest rates ranging between 2.25% and 7.25% on our loans, would be approximately $110.3 million in 2011, $201.4 million in 2012 to 2013, $61.0 million in 2014 to 2015, and $1.8 million thereafter.

(2)
Other debt includes principal amounts due in the years shown. Cash interest payable on this obligation, with an interest rate approximating 13.86%, would be approximately $2.3 million in 2012 to 2013, $2.1 million in 2014 to 2015, and $15.7 million after 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Alpha

        The following tables present our selected historical consolidated financial and other data. The selected historical consolidated financial data as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008 has been derived from the audited consolidated financial statements and related notes thereto of Alpha included in this prospectus supplement. The selected historical consolidated financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 has been derived from the audited consolidated financial statements of Alpha not included or incorporated by reference herein. The selected historical condensed consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 has been derived from the unaudited condensed consolidated financial statements of Alpha included in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. You should read the following selected financial data together with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alpha," "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" and the historical consolidated financial statements and related notes of Alpha included elsewhere in or incorporated by reference into this prospectus supplement.

        On July 31, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. merged, and Foundation continued as the surviving legal corporation of the merger and was renamed Alpha Natural Resources, Inc. For financial accounting purposes, the merger of Old Alpha and Foundation was treated as a "reverse acquisition," and Old Alpha was treated as the accounting acquiror. Accordingly, Old Alpha's financial statements became the financial statements of Alpha, and Alpha's periodic filings subsequent to the merger reflect Old Alpha's historical financial condition and results of operations shown for comparative purposes. Old Alpha's financial position as of December 31, 2008, 2007 and 2006 and its results of operations for the years ended December 31, 2008, 2007 and 2006 do not include financial results for Foundation. For the year ended December 31, 2009, Foundation's financial results are included for the five month period from August 1, 2009 through December 31, 2009.

        The results of operations for the historical periods included in the following tables are not necessarily indicative of the results to be expected for future periods.

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands)
Statements of Operations Data:
Revenues:
Coal revenues	$3,497,847	$2,210,629	$2,140,367	$1,558,665	$1,608,170	$986,978	$831,266
Freight and handling revenues	332,559	189,874	279,853	205,086	188,366	116,055	64,788
Other revenues(1)	86,750	95,004	48,533	42,403	37,889	27,705	25,950

Total revenues	3,917,156	2,495,507	2,468,753	1,806,154	1,834,425	1,130,738	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	1,616,905	1,627,960	1,284,840	1,269,910	734,985	575,067
Gain on sale of coal reserves	—	—	(12,936)	—	—	—	—
Freight and handling costs	332,559	189,874	279,853	205,086	188,366	116,005	64,788
Other expenses	65,498	21,016	91,461	22,725	23,011	18,579	15,684
Depreciation, depletion and amortization	370,895	252,395	164,969	153,987	135,878	88,638	95,127
Amortization of acquired coal supply agreements, net	226,793	127,608	—	—	—	25,983	65,957
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately above)	180,975	170,414	71,923	58,485	67,952	67,284	47,789

Total costs and expenses	3,743,545	2,378,212	2,223,230	1,725,123	1,685,117	1,051,524	864,412

Income from operations	173,611	117,295	245,523	81,031	149,308	79,214	57,592

Other income (expense):
Interest expense	(73,463)	(82,825)	(39,812)	(40,366)	(41,774)	(15,610)	(22,120)
Interest income	3,458	1,769	7,351	2,266	839	1,045	680
Loss on early extinguishment of debt	(1,349)	(5,641)	(14,702)	—	—	—	—
Gain on termination of Cliffs' merger, net(2)	—	—	56,315	—	—	—	—
Miscellaneous (expense) income, net	(821)	3,186	(3,834)	(93)	522	(834)	(204)

Total other (expense) income, net	(72,175)	(83,511)	5,318	(38,193)	(40,413)	(15,399)	(21,644)

Income from continuing operations before income taxes	101,436	33,784	250,841	42,838	108,895	63,815	35,948
Income tax (expense) benefit	(4,218)	33,023	(52,242)	(9,965)	21,705	(13,967)	(21,278)

Income from continuing operations(3)	97,218	66,807	198,599	32,873	130,600	49,848	14,670
Net income	$95,551	$58,005	$165,211	$27,734	$128,168	$49,848	$14,041

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
Earnings Per Share Data:
Basic earnings (loss) per common share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$0.81	$0.74	$2.90	$0.51	$2.04	$0.42	$0.12
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.01)	(0.10)	(0.48)	(0.08)	(0.04)	—	—

Net income per basic share attributable to Alpha Natural Resources, Inc.	$0.80	$0.64	$2.42	$0.43	$2.00	$0.42	$0.12

Diluted earnings (loss) per common share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$0.80	$0.73	$2.83	$0.51	$2.04	$0.41	$0.12
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.01)	(0.10)	(0.47)	(0.08)	(0.04)	—	—

Net income per diluted share attributable to Alpha Natural Resources, Inc.	$0.79	$0.63	$2.36	$0.43	$2.00	$0.41	$0.12

	Years Ended December 31,										Three Months Ended March 31,
	2010		2009		2008		2007		2006		2011		2010
	(In thousands, except ratios)
Balance sheet data (at period end):
Cash and cash equivalents	$554,772		$465,869		$676,190		$54,365		$33,256		$540,860		$493,835
Working capital	928,691		592,403		729,829		157,147		116,464		994,803		770,521
Total assets(4)	5,179,283		5,120,343		1,709,838		1,210,914		1,145,793		5,345,837		5,160,897
Notes payable and long-term debt, including current portion, net(5)	754,151		790,253		451,315		446,913		445,651		760,823		785,137
Stockholders' equity(6)	2,656,036		2,591,289		795,692		380,836		344,049		2,728,553		2,607,200
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$693,601		$356,220		$458,043		$225,741		$210,081		$168,418		$143,250
Investing activities	(508,497)		(281,810)		(77,625)		(165,203)		(160,046)		(163,516)		(101,300)
Financing activities	(96,201)		(284,731)		241,407		(39,429)		(56,401)		(18,814)		(13,984)
Capital expenditures	(308,864)		(187,093)		(137,751)		(126,381)		(131,943)		(57,101)		(60,879)
Other financial data
Ratio of earnings to fixed charges	2.22	x	1.36	x	5.41	x	1.99	x	3.37	x	4.71	x	2.53	x
Pro forma ratio of earnings to fixed charges(7)	0.32	x									1.69	x
EBITDA from continuing operations(8)	$769,129		$494,843		$448,271		$234,925		$285,708		$193,001		$218,472

(1)
Other revenues for 2009 include $18.1 million for the modification of a coal supply agreement.

(2)
For a description of the Cliffs' merger termination, see "Business of Alpha—History" and Note 18 to Alpha's historical consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus supplement.

(3)
Income from continuing operations for 2009 includes the following significant amounts from the merger with Foundation: Total revenues $716.8 million; Cost of coal sales $467.5 million; Depreciation, depletion and amortization $101.4 million; Amortization of acquired coal supply agreements $127.6 million; Selling, general and administrative expenses $34.7 million; and Interest expense $21.4 million. See Note 19 to Alpha's audited historical consolidated financial statements included in this prospectus supplement.

(4)
Total assets as of December 31, 2009 included the addition of the following significant assets acquired in the merger with Foundation: $1.8 billion of owned and leased mineral rights, $716.7 million of property and equipment, $529.5 million of coal supply agreements and $361.9 million of goodwill. See Note 19 to Alpha's audited historical consolidated financial statements included in this prospectus supplement.

(5)
Long-term debt, including current portion and debt discount as of December 31, 2009 includes $595.8 million, net of debt discount, assumed in the merger with Foundation. See Note 19 to Alpha's audited historical consolidated financial statements included in this prospectus supplement.

(6)
Stockholders' equity as of December 31, 2009, includes approximately $1.7 billion related to the issuance of common shares and other equity consideration for the acquisition of Foundation. See Note 19 to Alpha's audited historical consolidated financial statements included in this prospectus supplement.

(7)
Adjusted to reflect the financing transactions entered into in connection with the Merger, including the repayment of certain indebtedness of Alpha and Massey. See "Use of Proceeds" and "Summary—The Transactions Overview." Excludes the impact of any pro forma adjustments not directly associated with these financing transactions.

(8)
EBITDA from continuing operations is defined as income from continuing operations attributable to us plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA from continuing operations is a non-GAAP measure used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA from continuing operations is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA from continuing operations is calculated as follows (unaudited):

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands)
Income from continuing operations	$97,218	$66,807	$198,599	$32,873	$130,600	$49,848	$14,670
Interest expense	73,463	82,825	39,812	40,366	41,774	15,610	22,120
Interest income	(3,458)	(1,769)	(7,351)	(2,266)	(839)	(1,045)	(680)
Income tax expense (benefit)	4,218	(33,023)	52,242	9,965	(21,705)	13,967	21,278
Depreciation, depletion, and amortization	370,895	252,395	164,969	153,987	135,878	88,638	95,127
Amortization of acquired coal supply agreements, net	226,793	127,608	—	—	—	25,983	65,957

EBITDA from continuing operations	$769,129	$494,843	$448,271	$234,925	$285,708	$193,001	$218,472

Selected Historical Consolidated Financial Data of Massey

        The following tables present selected historical financial and other data for Massey. The selected historical consolidated financial data as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008 has been derived from the audited consolidated financial statements and related notes thereto of Massey included in this prospectus supplement. The selected historical consolidated financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 has been derived from the audited consolidated financial statements of Massey not included or incorporated by reference herein. The selected condensed historical consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 has been derived from the unaudited condensed consolidated financial statements of Massey included in this prospectus supplement. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        On April 19, 2010, Massey completed the acquisition of Cumberland Resources Corporation and certain affiliated entities for a purchase price of $644.7 million in cash and 6,519,034 shares of Massey's common stock. Prior to the acquisition, Cumberland was one of the largest privately held coal producers in the United States. The Cumberland operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. As a result of the acquisition, Massey obtained an estimated 415 million tons of contiguous coal reserves. Massey also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. Massey did not incur or assume any third-party debt as a result of the Cumberland acquisition. Massey's financial position as of December 31, 2009, 2008 and 2007 and its results of operations for the years ended December 31, 2009, 2008, 2007 and 2006 and the three months ended March 31, 2010 do not include financial results for Cumberland. For the year ended December 31, 2010, Cumberland's financial results are included for the period from April 19, 2010 through December 31, 2010.

        The results of operations for the historical periods included in the following tables are not necessarily indicative of the results to be expected for future periods. You should read the following summary historical consolidated financial information together with "Use of Proceeds" and "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Massey's Annual Report on Form 10-K incorporated by reference into this prospectus supplement and the historical financial statements of Massey and related notes included elsewhere in this prospectus supplement. While we believe this information and the information contained in the public filings of Massey is accurate, Alpha did not participate in the preparation of those filings and, as of the date of this prospectus supplement, Alpha and Massey continue to operate as independent companies.

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Produced coal revenue	$2,609,659	$2,318,489	$2,559,929	$2,054,413	$1,902,259	$831,301	$571,802
Freight and handling revenue	252,409	218,203	306,397	167,641	156,531	84,370	74,289
Purchased coal revenue	91,566	62,721	30,684	108,191	70,636	15,951	19,465
Other revenue	85,340	91,746	92,779	83,278	90,428	18,134	23,083

Total revenues(1)	3,038,974	2,691,159	2,989,789	2,413,523	2,219,854	949,756	688,639

Costs and expenses:
Cost of produced coal revenue	2,332,851	1,850,058	1,910,953	1,641,774	1,599,092	690,408	469,936
Freight and handling costs	252,409	218,203	306,397	167,641	156,531	84,370	74,289
Cost of purchased coal revenue	86,127	57,108	28,517	95,241	62,613	15,832	20,623
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	242,755	227,279	86,002	64,207
Selling, general and administrative	41,814	1,860	3,590	3,280	3,259	11,270	262
Selling, general and administrative	113,340	97,381	77,015	75,845	53,834	27,274	28,109
Other expense	8,072	8,705	3,207	7,308	6,240	800	871
Litigation charge(2)	—	—	250,061	—	—	—	—
Loss on financing transactions	—	189	5,006	—	—	—	—
(Gain) loss on derivative instruments	(21,078)	(37,638)	22,552	—	—	18,360	(36,453)

Total costs and expenses	3,177,283	2,464,183	2,861,035	2,233,844	2,108,848	934,316	621,844

(Loss) income before interest and taxes:	(138,309)	226,976	128,754	179,679	111,006	15,440	66,795
Interest income	2,293	12,583	23,576	23,969	20,094	296	1,463
Interest expense	(102,243)	(102,294)	(96,866)	(74,145)	(86,076)	(25,751)	(25,216)
Gain (loss) on short-term investment	4,662	—	(6,537)	—	—	—	3,780

(Loss) income before taxes	(233,597)	137,265	48,927	129,503	45,024	(10,015)	46,822
Income tax benefit (expense)	67,010	(32,832)	(1,098)	(35,405)	(3,408)	2,341	(13,196)

(Loss) income before cumulative effect of accounting change	(166,587)	104,433	47,829	94,098	41,616	(7,674)	33,626
Cumulative effect of accounting change(3)	—	—	—	—	(639)	—	—

Net (loss) income	$(166,587)	$104,433	$47,829	$94,098	$40,977	$(7,674)	$33,626

Earnings Per Share Data:
Basic earnings (loss) per share:
Income before cumulative effect of accounting change	$(1.71)	$1.23	$0.58	$1.17	$0.51	$(0.07)	$0.39
Cumulative effect of Accounting change	—	—	—	—	(0.01)	—	—
Net (loss) income per basic share	$(1.71)	$1.23	$0.58	$1.17	$0.50	$(0.07)	$0.39

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change	$(1.71)	$1.22	$0.58	$1.17	$0.51	$(0.07)	$0.39
Cumulative effect of Accounting change	—	—	—	—	(0.01)	—	—
Net (loss) income per diluted share	$(1.71	$1.22	$0.58	$1.17	$0.50	$(0.07)	$0.39

Shares used to calculate net (loss) income per share:
Basic	97,545	84,992	81,816	80,123	80,847	102,326	86,137

Diluted	97,545	85,598	82,895	80,654	81,386	102,326	87,393

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$327,179	$665,762	$606,997	$365,220	$239,245	$280,696	$1,162,937
Working capital	453,999	869,630	731,343	519,532	445,191	479,249	1,373,747
Total assets	4,610,982	3,799,671	3,672,378	2,860,671	2,740,696	4,664,111	4,336,829
Short-term and long-term debt(4)	1,316,179	1,319,086	1,312,157	1,104,547	1,104,907	1,318,923	1,301,768
Stockholders' equity(5)	1,780,462	1,256,283	1,126,612	784,004	697,291	1,788,350	1,769,026
Statement of Cash Flows Data:
Net cash provided (utilized) by:
Operating activities	$267,909	$288,909	$385,081	$395,998	$214,503	$40,107	$77,157
Investing activities(6)	(1,029,195)	(211,628)	(776,491)	(242,343)	(246,665)	(93,988)	(31,358)
Financing activities	422,703	(18,516)	633,187	(27,680)	(48,011)	7,398	451,376
Capital expenditures	(434,855)	(274,552)	(736,529)	(270,461)	(298,132)	(100,804)	(56,146)

	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands)
Net (loss) income	$(166,587)	$104,433	$47,829	$94,098	$40,977	$(7,674)	$33,626
Cumulative effect of accounting change, net of tax	—	—	—	—	639	—	—
Income tax benefit (expense)	(67,010)	32,832	1,098	35,405	3,408	(2,341)	13,196
Net interest expense and gain (loss) on short-term investment	95,288	89,711	79,827	50,176	65,982	25,455	19,973
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	242,755	227,279	86,002	64,207
Selling, general and administrative	41,814	1,860	3,590	3,280	3,259	11,270	262

EBITDA(7)	$267,253	$497,153	$386,081	$425,714	$341,544	$112,712	$131,264

(1)
Total revenues for 2010 include $438.2 million related to the operations acquired in the Cumberland acquisition.

(2)
Litigation charge represents compensatory and punitive damages (plus pre-judgment interest) associated with the verdicts against Massey's Central West Virginia Energy Company, that awarded damages in favor of Wheeling-Pittsburgh and Mountain State Carbon, LLC. Massey paid a total amount of $267.4 million, which represented the entire judgment, including all applicable interest payments.

(3)
Prior to 2006, Massey accounted for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. On January 1, 2006, Massey adopted Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R), "Share-Based Payments" using the modified-prospective method. A cumulative effect of a change in accounting principle of $0.6 million loss (net of $0.4 million tax) was recognized to reflect a change to the fair value method for those liability awards previously accounted for using the intrinsic value method and to reflect the impact of estimated forfeitures.

(4)
Short-term and long-term debt includes the discounts associated with the Massey Existing Notes and the Massey 3.25% convertible notes. See Note 10 to Massey's audited historical consolidated financial statements included in this prospectus supplement.

(5)
Stockholders' equity as of December 31, 2010, includes approximately $289.5 million related to the issuance of Massey common stock and other equity consideration for the acquisition of Cumberland. See Note 3 to Massey's audited historical consolidated financial statements included in this prospectus supplement.

(6)
Cash utilized for investing for the year ended December 31, 2010 includes $644.7 million associated with the acquisition of Cumberland.

(7)
EBITDA is defined as (Loss) income before interest and taxes before deducting depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Massey believes it is a measure useful to an investor in evaluating Massey, because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities, and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Alpha and Massey included in this prospectus supplement and has been prepared to reflect the Merger. The data in the unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2011 assume the Transactions were completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assume the Transactions were completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2011 assume the Transactions were completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 also include the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assume that the acquisition of Cumberland by Massey was completed on January 1, 2010.

        The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with "The Transactions," "Selected Historical Consolidated Financial Data," "Description of Notes," "Description of Certain Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alpha" in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Massey's Annual Report on Form 10-K incorporated by reference into this prospectus supplement, the historical consolidated financial statements of Alpha and Massey and related notes included in this prospectus supplement, and the historical combined financial statements and related notes of the Cumberland Resource Group incorporated by reference in this prospectus supplement.

        The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual consolidated results of operations or the consolidated financial position of Alpha would have been had the Merger and the related financing transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma adjustments related to the acquisition by Massey of Cumberland are based on the final purchase price allocation.

        The Merger will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Alpha on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on the closing price of Alpha common stock on May 6, 2011. At this time, Alpha has not completed detailed valuation analyses to determine the fair values of Massey's assets and liabilities. Accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Massey's assets and liabilities, including, but not limited to mineral reserves, property, plant and equipment, coal supply agreements and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence has been completed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 do not reflect the cost of any integration activities or benefits from the Merger and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Merger.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2011

(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Historical	Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$540,860	$280,696	$(655,479	) a	$
			2,100,000	c
			(1,324,329	) d
			(70,030	) o
			(110,550	) c		761,168
Trade accounts receivable, net	356,041	252,565	—			608,606
Inventories, net	217,544	304,491	—			522,035
Prepaid expenses and other current assets	424,065	335,422	(295,179	) a		464,308

Total current assets	1,538,510	1,173,174	(355,567)			2,356,117
Property, equipment and mine development costs, net	1,136,551	2,150,266	127,139	b		3,413,956
Owned and leased mineral rights, net	1,859,125	1,048,628	5,939,735	b		8,847,488
Owned lands	98,727	37,171	—			135,898
Goodwill	382,440	36,707	863,293	b		1,282,440
Acquired coal supply agreements, net	135,614	53,306	—			188,920
Other non-current assets	194,870	164,859	(15,429	) b
			110,550	c
			(11,363	) c
			(80,361	) a		363,126

Total assets	$5,345,837	$4,664,111	$6,577,997			$16,587,945

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$11,839	$9,672	$—			$21,511
Trade accounts payable	233,934	255,517	—			489,451
Accrued expenses and other current liabilities	297,934	428,736	(6,154	) b
			(18,784	) d
			8,200	b
			12,309	a		722,241

Total current liabilities	543,707	693,925	(4,429)			1,233,203
Long-term debt	748,984	1,309,251	182,186	b
			2,100,000	c
			(1,278,512	) d		3,061,909
Pension and postretirement medical benefit obligations	723,211	270,764	—			993,975
Asset retirement obligations	215,632	233,431	—			449,063
Deferred income taxes	231,176	165,172	2,034,001	b		2,430,349
Other non-current liabilities	154,574	203,218	—			357,792

Total liabilities	2,617,284	2,875,761	3,033,246			8,526,291

Stockholders' Equity
Common stock—par value $0.01, 200.0 million shares authorized, 124.9 million issued and 120.9 million outstanding	1,249	—	1,057	a		2,306
Common stock—par value $0.625, 300.0 million shares authorized, 103.1 million issued and 102.3 million outstanding	—	64,925	(64,925	) e		—
Additional paid-in capital	2,256,349	1,362,292	(1,362,292	) e
			5,440,470	a		7,696,819
Accumulated other comprehensive income (loss)	(11,541)	(119,240)	119,240	e
						(11,541)
Treasury stock, at cost: 4.0 million shares	(61,741)	—	—			(61,741)
Treasury stock, at cost: 0.9 million shares	—	(31,822)	31,822	e
Retained earnings	544,237	512,195	(512,195	) e
			(27,033	) d
			(70,030	) o
			(11,363	) c		435,811

Total stockholders' equity	2,728,553	1,788,350	3,544,751			8,061,654

Total liabilities and stockholders' equity	$5,345,837	$4,664,111	$6,577,997			$16,587,945

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated
Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Historical	Pro Forma Adjustments		Total Pro Forma
Revenues:
Coal revenues	$986,978	$831,301	$(570	) g
			15,951	f	$1,833,660
Freight and handling revenues	116,055	84,370	—		200,425
Purchased coal revenues	—	15,951	(15,951	) f	—
Other revenues	27,705	18,134	(18,360	) f	27,479

Total revenues	1,130,738	949,756	(18,930)		2,061,564

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	734,985	690,408	(570	) g
			15,832	f	1,440,655
Freight and handling costs	116,055	84,370	—		200,425
Cost of purchased coal revenue	—	15,832	(15,832	) f	—
Other expenses	18,579	800	—		19,379
Depreciation, depletion and amortization	88,638	97,272	44,831	h	230,741
Amortization of acquired coal supply agreements, net	25,983	—	—		25,983
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,284	27,274	—		94,558
(Gain) loss on derivative instruments	—	18,360	(18,360	) f	—

Total costs and expenses	1,051,524	934,316	25,901		2,011,741

Income (loss) from operations	79,214	15,440	(44,831)		49,823

Other income (expense):
Interest expense	(15,610)	(25,751)	(8,488	) j
			(2,777	) k	(52,626)
Interest income	1,045	296	—		1,341
Loss on early extinguishment of debt	—	—	—		—
Miscellaneous income (expense), net	(834)	—	—		(834)

Total other expense, net	(15,399)	(25,455)	(11,265)		(52,119)

Income (loss) from continuing operations before income taxes	63,815	(10,015)	(56,096)		(2,296)
Income tax (expense) benefit	(13,967)	2,341	21,877	l	10,251

Income (loss) from continuing operations	$49,848	$(7,674)	$(34,219)		$7,955

Earnings (loss) per common share from continuing operations:
Basic	$0.42	$(0.07)			$0.04
Diluted	$0.41	$(0.07)			$0.03
Weighted average shares - basic	120,014,520	102,326,000	3,353,469	m	225,693,989
Weighted average shares - diluted	122,035,780	102,326,000	3,849,558	m	228,211,338

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated
Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Pro forma Historical	Pro Forma Adjustments		Total Pro Forma
Revenues:
Coal revenues	$3,497,847	$2,807,441	$(11,213	) g
			91,566	f	$6,385,641
Freight and handling revenues	332,559	252,409	—		584,968
Purchased coal revenues	—	91,566	(91,566	) f	—
Other revenues	86,750	90,936	21,078	f	198,764

Total revenues	3,917,156	3,242,352	9,865		7,169,373

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	2,481,863	(11,213	) g
			86,127	f	5,123,602
Freight and handling costs	332,559	252,409	—		584,968
Cost of purchased coal revenue	—	86,127	(86,127	) f	—
Other expenses	65,498	8,072	—		73,570
Depreciation, depletion and amortization	370,895	433,996	166,805	h
			(20,738	) i	950,958
Amortization of acquired coal supply agreements, net	226,793	—	—		226,793
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	180,975	116,811	—		297,786
(Gain) loss on derivative instruments	—	(21,078)	21,078	f	—

Total costs and expenses	3,743,545	3,358,200	155,932		7,257,677

Income (loss) from operations	173,611	(115,848)	(146,067)		(88,304)

Other income (expense):
Interest expense	(73,463)	(102,243)	(34,059	) j
			(10,725	) k	(220,490)
Interest income	3,458	2,293	—		5,751
Loss on early extinguishment of debt	(1,349)	—	—		(1,349)
Miscellaneous income (expense), net	(821)	4,662	—		3,841

Total other expense, net	(72,175)	(95,288)	(44,784)		(212,247)

Income (loss) from continuing operations before income taxes	101,436	(211,136)	(190,851)		(300,551)
Income tax (expense) benefit	(4,218)	58,250	103,522	l	157,554

Income (loss) from continuing operations	$97,218	$(152,886)	$(87,329)		$(142,997)

Earnings (loss) per common share from continuing operations:
Basic	$0.81	$(1.57)			$(0.63)
Diluted	$0.80	$(1.57)			$(0.63)
Weighted average shares—basic	119,808,514	97,545,000	8,134,469	m	225,487,983
Weighted average shares—diluted	121,757,949	97,545,000	8,134,469	m	225,487,983

See accompanying Notes to Unaudited Pro Forma Condensed Combined
Consolidated Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands)

	Massey Historical	Cumberland Historical(1)	Pro Forma Adjustments		Total Massey Pro Forma Historical
Revenues:
Coal revenues	$2,609,659	$197,782	$—		$2,807,441
Freight and handling revenues	252,409	—	—		252,409
Purchased coal revenues	91,566	—	—		91,566
Other revenues	85,340	5,596	—		90,936

Total revenues	3,038,974	203,378	—		3,242,352

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,332,851	149,012	—		2,481,863
Freight and handling costs	252,409	—	—		252,409
Cost of purchased coal revenue	86,127	—	—		86,127
Other expenses	8,072	—	—		8,072
Depreciation, depletion and amortization	405,562	7,696	20,738	n	433,996
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	113,340	3,471	—		116,811
(Gain) loss on derivative instruments	(21,078)	—	—		(21,078)

Total costs and expenses	3,177,283	160,179	20,738		3,358,200

Income (loss) from operations	(138,309)	43,199	(20,738)		(115,848)

Other income (expense):
Interest expense	(102,243)	—	—		(102,243)
Interest income	2,293	—	—		2,293
Loss on early extinguishment of debt	—	—	—		—
Miscellaneous income (expense), net	4,662	—	—		4,662

Total other expense, net	(95,288)	—	—		(95,288)

Income (loss) from continuing operations before income taxes	(233,597)	43,199	(20,738)		(211,136)
Income tax (expense) benefit	67,010	—	(8,760	) n	58,250

Income (loss) from continuing operations	$(166,587)	$43,199	$(29,498)		$(152,886)

(1)
Reflects the operations of Cumberland for the period January 1, 2010 through April 18, 2010, the period prior to the merger with Massey.

See accompanying Notes to Unaudited Pro Forma Condensed Combined
Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

(Amounts in thousands, except per share data)

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of Alpha and Massey from their Quarterly Reports on Form 10-Q for the three months ended March 31, 2011 and their Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 and the historical financial information of the Cumberland Resource Group set forth in Alpha's Current Report on Form 8-K dated March 28, 2011, each of which is incorporated by reference herein. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2011 assumes the Transactions were completed on that date. The unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 assume the Transactions were completed on January 1, 2010. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 includes the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assumes that the acquisition of Cumberland by Massey was completed on January 1, 2010.

        Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated balance sheet are based on items that are directly attributable to the proposed merger and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated statements of operations are based on items directly attributable to the Transactions, factually supportable and expected to have a continuing impact on Alpha.

        At this time, Alpha has not completed a detailed valuation analyses to determine the fair values of Massey's assets and liabilities and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information.

        Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Massey's assets and liabilities, including, but not limited to, mineral reserves, property and equipment, coal supply agreements and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence is completed, the final purchase price is determined and the purchase price allocation is completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 do not reflect the cost of any integration activities or benefits from the Merger and synergies that may be derived from any integration activities, both of which may have a material impact on the consolidated results of operations in periods following the completion of the Merger.

        Certain amounts in Massey's historical balance sheet have been reclassified to conform to Alpha's presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (Continued)

(Amounts in thousands, except per share data)

Note 2. Preliminary Purchase Price

        Alpha is proposing to acquire all of the outstanding shares of Massey for a combination of shares of Alpha common stock at an exchange ratio of 1.025 shares of Alpha common stock plus $10.00 per share, for each outstanding share of Massey common stock. Alpha intends to finance the cash portion of the purchase consideration through a combination of cash on hand (including marketable securities) and issuing additional debt. The estimated preliminary purchase price reflects the closing price of Alpha's common stock on May 6, 2011.

        The preliminary estimated purchase price of the proposed merger is as follows:

Alpha stock consideration(1)	$5,411,846
Cash merger consideration(2)	1,043,328
Fair value of Massey's stock option exchange(3)	29,681

Total preliminary estimated purchase price	$6,484,855

(1)
The estimated value of Alpha common stock to be issued in the proposed merger, based on the closing price of Alpha common stock on May 6, 2011, is as follows:

Estimated number of Massey shares to be acquired	103,102
Exchange offer ratio	1.025

Shares of Alpha common stock to be issued	105,679
Closing price of Alpha common stock May 6, 2011	$51.21

Alpha stock consideration	$5,411,846

    The fair value of Alpha stock consideration will ultimately depend on the closing price of Alpha common stock on the day of the merger. A 5% increase or decrease in the closing price of Alpha common stock would increase or decrease the Alpha stock consideration by approximately $270,592.

(2)
The estimated value of cash merger consideration was calculated as follows:

Estimated number of Massey shares to be acquired	103,102
Cash exchange offer	$10.00

Cash merger consideration	$1,031,019
Employee incentive awards assumed in Merger	$12,309

Cash merger consideration	$1,043,328

    Employee incentive awards consist of outstanding cash incentive unit awards granted on or prior to January 27, 2011 and earned at the maximum level of achievement and restricted unit and director fee unit awards granted on or prior to January 27, 2011 and earned at the target level of achievement. The estimated fair value per unit of the awards was based on the closing price of Alpha common stock of $51.21 per share on May 6, 2011 plus $10.00 per share. The fair value of these awards will ultimately depend on the number of awards outstanding and the closing price of Alpha common stock at the time of the Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (Continued)

(Amounts in thousands, except per share data)

(3)
At the effective time, all outstanding stock options of Massey granted on or prior to January 27, 2011 will be converted into vested stock options, and all outstanding stock options of Massey granted after January 27, 2011 will be converted into stock options of Alpha, with the number of options and exercise price subject to adjustment based on the volume weighted average closing price of Alpha and Massey's common stock for the 5 consecutive trading days ending prior to the effective date of the merger. The estimated fair value of the stock option exchange of $32.25 per share was calculated using the Black-Scholes model based on outstanding options of 920 as of May 6, 2011, as adjusted per the merger agreement, and a weighted average strike price of $26.22, as adjusted per the merger agreement. The actual fair value of the stock option exchange will depend upon the actual number of outstanding stock options at the time of the merger and the volume weighted average closing prices of Alpha and Massey's common stocks for the five consecutive trading days prior to the effective date of the Merger.

Note 3. Pro forma adjustments

(a)
Reflects the payment of the preliminary estimated purchase price of approximately $6,484,855, of which approximately $1,043,328 is to be paid in cash, approximately $5,411,846 is to be paid using Alpha common stock and approximately $29,681 is consideration for stock option exchange. For the cash portion, Alpha has assumed $655,479 will be paid from cash on hand, $295,179 will be paid from selling short-term marketable securities, $80,361 will be paid from selling long-term marketable securities and $12,309 has been accrued for employee incentive liabilities and will be paid from cash on hand according to the terms of the merger agreement.

(b)
Reflects adjustments to record amounts at estimated fair value. Management has used certain estimates and assumptions in estimating fair value, however, a detailed analysis has not been completed on the individual assets and liabilities of Massey and actual results may differ materially from these estimates. The adjustment to property, plant and equipment was estimated using benchmark studies of similar acquisitions and the adjustment to goodwill was estimated at the present value of forecasted cost synergies that may be realized in the merger. The fair value of long-term debt was estimated using market rates as of April 26, 2011 and considered applicable call premiums. The adjustment to employee incentive liabilities relates to adjusting the employee incentive award liability currently accrued that will be paid out per the terms of the merger agreement. The adjustment to employee severance liabilities relates to the estimated severance payment and medical benefits payable to Massey's current CEO per terms of his employment contract. The adjustment to owned and leased mineral rights was estimated as the remaining amount of purchase price to be allocated

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (Continued)

(Amounts in thousands, except per share data)

  after all other adjustments had been made. The detailed estimated preliminary purchase price allocation is as follows:

Book value of Massey's net assets as of March 31, 2011	$1,788,350
Adjustment to fair value property, equipment and mine development costs	127,139
Adjustment to fair value owned and leased mineral rights	5,939,735
Adjustment to write-off value of Massey's deferred financing fees	(15,429)
Adjustment to write-off value of Massey's previously acquired goodwill	(36,707)
Adjustment to employee incentive liabilities	6,154
Adjustment to employee severence liabilities	(8,200)
Adjustment to fair value long-term debt	(182,186)
Adjustment to deferred income taxes to reflect the tax impact of fair value adjustments	(2,034,001)

Estimated fair value of net assets and liabilities to be acquired	$5,584,855
Preliminary allocation to goodwill	900,000

Esimated purchase price	$6,484,855

(c)
Reflects the pro forma cash proceeds that would be received upon entering into a new term loan facility for $600,000 and issuing new senior notes of $1,500,000, the payment and deferral of financing fees of $110,550 and the write-off of $11,363 of deferred financing fees related to Alpha's term loan. The new term loan facility is estimated to have a term of approximately five years and bear interest at LIBOR plus an applicable margin. The senior notes are estimated to have terms of approximately eight to ten years and bear interest at approximately 6.50% to 6.75% per annum. The final terms and interest rates of any debt issued may differ materially from the terms and interest rates assumed in this unaudited pro forma condensed combined consolidated financial information.

(d)
Reflects the pro forma adjustment associated with repaying the outstanding principal and accrued interest for Alpha's term loan due 2014, Alpha's 7.25% notes due 2014 at 102.417% of par and Massey's 6.875% senior notes due 2013 at 101.719% of par and the write-off of the associated debt discounts. The call premiums paid for Alpha's 7.25% notes due 2014 and Massey's 6.875% senior notes due 2013 and the write off of the debt discount have been reflected as a reduction of retained earnings and have been excluded from the unaudited pro forma condensed combined consolidated statements of operations, as they are directly related to the Merger but will not have a continuing impact on Alpha's consolidated results of operations. No pro forma adjustment is shown for the redemption of the Massey 2.25% convertible notes because those notes were not redeemable at Massey's option at March 31, 2011 or December 31, 2010.

(e)
Reflects the elimination of Massey's historical stockholders' equity balances.

(f)
Reflects the reclassification of amounts in Massey's statements of operations to conform to Alpha's financial statement presentation.

(g)
Reflects the elimination of intercompany sales and purchases between Alpha and Massey.

(h)
Reflects the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment and owned and leased mineral rights using an estimated useful remaining life of five years for property, plant and equipment and an estimated depletion rate applied to the actual Massey production for the three months ended March 31, 2011 and for the year

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (Continued)

(Amounts in thousands, except per share data)

  ended December 31, 2011. Alpha has not completed a detailed analysis of the fair values of Massey's property, plant and equipment or mineral reserves and therefore, the actual fair values assigned in acquisition accounting may differ materially and the impact on depreciation, depletion and amortization expense may also be materially different than the estimates provided herein.

(i)
Reflects the elimination of the pro forma adjustment to Cumberland's depreciation, depletion and amortization.

(j)
Reflects the impact of the refinancing of debt on interest expense. The interest rates used were estimates based on current prevailing interest rates. A 0.125% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $3,665 for the three months ended March 31, 2011 and by $14,661 for the year ended December 31, 2010.

(k)
Reflects the pro forma adjustment to interest expense related to the amortization of deferred financing fees associated with the new term loan facility and the new senior notes discussed above.

(l)
Reflects the tax effect of pro forma adjustments calculated at an estimated rate of 39.0% for the three months ended March 31, 2011 and for the year ended December 31, 2010. Additionally, the pro forma adjustment for the year ended December 31, 2010 includes an adjustment to reverse Massey's valuation allowance adjustment made in 2010.

(m)
Pro forma consolidated basic earnings (loss) per common share has been calculated based on the expected number of shares to be issued and outstanding following the merger assuming such shares were outstanding for the full period presented and any dilutive effects of stock options assumed in the merger.

(n)
Reflects pro forma adjustments for the acquisition of Cumberland by Massey on April 19, 2010.

(o)
Reflects the pro forma adjustment related to paying certain Merger related fees and expenses that are directly related to the Merger but will not have a continuing impact on Alpha's consolidated results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALPHA

        The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Merger. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Merger and the related Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" and the historical consolidated financial statements of Alpha and related notes included in this prospectus supplement. This discussion contains forward-looking statements and involves numerous risks and uncertainties including, but not limited to, those discussed in "Risk Factors" and in the documents incorporated by reference in this prospectus supplement.

Overview

        On July 31, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. ("Foundation") merged with Foundation continuing as the surviving legal corporation of the Foundation merger which was renamed Alpha Natural Resources, Inc. (the "Foundation Merger"). For more details regarding the Foundation Merger, see "Prospectus Supplement Summary—Summary Historical Consolidated Financial Data."

        We are one of America's premier coal suppliers, ranked third largest among publicly-traded U.S. coal producers as measured by consolidated 2010 revenues of $3.9 billion. We are the nation's leading supplier and exporter of metallurgical coal for use in the steel-making process and a major supplier of thermal coal to electric utilities and manufacturing industries across the country. As of March 31, 2011, we operate 68 mines and 13 coal preparation facilities in Northern and Central Appalachia and the Powder River Basin, with approximately 6,500 employees.

        We produce, process, and sell steam and metallurgical coal from six business units located throughout Virginia, West Virginia, Kentucky, Pennsylvania, and Wyoming. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coals separately. For the three months ended March 31, 2011, our sales of steam coal were 17.4 million tons, and accounted for approximately 83% of our coal sales volume, and our sales of metallurgical coal, which generally sells at a premium over steam coal, were 3.6 million tons, and accounted for approximately 17% of our coal sales volume. Our sales of steam coal in 2010 and 2009 accounted for approximately 86% and 83%, respectively, of our annual coal sales volume, and our sales of metallurgical coal in 2010 and 2009, accounted for approximately 14% and 17%, respectively, of our annual coal sales volume.

        Our sales of steam coal during the three months ended March 31, 2011, and the twelve months ended December 31, 2010, were made primarily to large utilities and industrial customers throughout the United States, and our sales of metallurgical coal during the three months ended March 31, 2011, and the twelve months ended December 31, 2010, were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. Approximately 34% of our total revenues for both the three months ended March 31, 2011, and the twelve months ended December 31, 2010, were derived from sales made outside the United States, primarily in Brazil, India, Italy, Ukraine and in the case of the twelve months ended December 31, 2010, Turkey, and in the case of the three months ended March 31, 2011, the Netherlands.

        In addition, we generate other revenues from equipment and parts sales and repair, Dry Systems Technologies equipment and filters, road construction, rentals, commissions, coal handling, terminal and processing fees, coal and environmental analysis fees, royalties and the sale of coalbed methane and natural gas. We also record revenue for freight and handling charges incurred in delivering coal to certain customers, for which we are reimbursed by our customers. As such, freight and handling revenues are offset by equivalent freight and handling costs and do not contribute to our profitability.

        Our primary expenses are for operating supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, current wages and benefits, postretirement and post employment benefits, freight and handling costs, and taxes incurred in selling our coal. Historically, our cost of coal sales per ton is lower for sales of our produced and processed coal than for sales of purchased coal that we do not process prior to resale.

        We have two reportable segments, Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of our operations in Northern and Central Appalachia, our coal brokerage activities and our road construction business. Western Coal Operations consists of two Powder River Basin mines in Wyoming. Our All Other category includes an idled underground mine in Illinois; expenses associated with certain closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

        On January 1, 2009, Old Alpha retrospectively applied accounting guidance to separately account for the liability and equity components of its 2.375% convertible notes due 2015 in a manner reflective of its nonconvertible debt borrowing rate. The deferred loan fees and debt discount are being amortized and accreted, respectively, over the term of the convertible notes. Interest expense of $12.7 million and $11.7 million was recorded for the years ended December 31, 2010 and 2009, respectively, related to amortization of the deferred loan fees and accretion of the debt discount.

Business Developments

        In addition to the Foundation Merger completed on July 31, 2009 and the Merger, recent business developments included the following:

        We control approximately 20,000 acres of Marcellus Shale natural gas holdings in southwest Pennsylvania in one of the Marcellus' most productive regions. During 2010, we entered into a 50/50 joint venture with Rice Energy, LP to develop a portion of these holdings.

        In November, 2010, we announced the idling of the Moss #3 preparation plant and recorded charges of approximately $2.1 million and $0.6 million for asset impairments and estimated severance and medical benefit continuation costs, respectively.

        Excelven Pty Ltd. During 2008, Old Alpha recorded an impairment charge of $4.5 million to write off the total remaining value of our 24.5% interest in Excelven Pty Ltd. ("Excelven") because it had exhausted all reasonable efforts to obtain a mining permit from the Venezuelan government and concluded that it is no longer reasonable to assume that a permit will be granted. Excelven, through its subsidiaries, controls the rights to the Las Carmelitas mining venture in Venezuela.

        Kingwood Mining Company, LLC. During 2008, Old Alpha announced the permanent closure of the Whitetail Kittanning Mine, an adjacent coal preparation plant and other ancillary facilities. The mine stopped producing coal in early January 2009 and Kingwood ceased equipment recovery operations in April 2009. The decision resulted from adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location. During 2008, Old Alpha recorded a charge of $30.2 million, which includes asset impairment charges of $21.2 million, write-off of advance mining royalties that were deemed unrecoverable of $3.8 million, severance and other employee benefit costs of $3.6 million and increased reclamation obligations of $1.9 million. The results of operations for Kingwood have been reported as discontinued operations for all periods presented.

        Cliffs Natural Resources, Inc. Proposed Merger. During 2008, Old Alpha entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, Cliffs Natural

Resources Inc. (formerly known as Cleveland Cliffs Inc.) ("Cliffs") would acquire all of its outstanding shares. On November 3, 2008, Old Alpha commenced litigation against Cliffs by filing an action in the Delaware Court of Chancery to obtain an order requiring Cliffs to hold its shareholder meeting as scheduled. On November 17, 2008, Old Alpha and Cliffs mutually terminated the merger agreement and settled the litigation. The terms of the settlement agreement included a $70.0 million payment from Cliffs to Old Alpha which, net of transaction costs, resulted in a gain of $56.3 million in 2008.

        Sale of Mineral Reserves. During 2008, Old Alpha sold approximately 17.6 million tons of underground coal reserves at its Enterprise operations to a private coal producer for approximately $13.0 million in cash. Old Alpha recognized a gain of $12.9 million from the sale in 2008.

        Gallatin Materials LLC. During 2008, Old Alpha sold its interest in Gallatin for cash in the amount of $45.0 million and recorded a gain on the sale of $13.6 million. The proceeds were used in part to repay the Gallatin loan facility outstanding with NedBank Limited in the amount of $18.2 million. An escrow balance of $4.5 million was established and Old Alpha agreed to indemnify and guarantee the buyer against breaches of representations and warranties in the sale agreement and contingencies that may have existed at closing and materialize within one year from the date of the sale. As of December 31, 2009, all outstanding obligations had been satisfied and the balance of the escrow account had been released. The results of operations for Gallatin have been reported as discontinued operations for all periods presented.

        Dominion Terminal Associates (DTA). During 2008, Old Alpha's subsidiary, Alpha Terminal Company, LLC, increased its equity ownership position in DTA from approximately 33% to approximately 41% by making an additional investment of $2.8 million. DTA is a 20 million-ton annual capacity coal export terminal located in Newport News, Virginia. Our coal export and terminal capacity through DTA is approximately 8.0 million tons annually.

  Coal Pricing Trends, Uncertainties and Outlook

        Our long-term outlook for the coal markets in the U.S. remains positive. The Energy Information Administration ("EIA") in its 2011 Annual Energy Outlook forecasts that coal-fired electrical generation will decrease by an average annual rate of 0.6% through 2015. In 2010, however, the EIA estimates that electric power generation from coal increased by 5% compared to 2009 as overall U.S. demand for electricity began to recover from recession lows experienced in 2009. In the first quarter of 2011, the EIA estimates that electric power generation from coal decreased by 2.3% compared to the first quarter of 2010. Long-term demand for coal and coal-based electricity generation in the U.S. will likely be driven by various factors such as the economy, increasing population, increasing demand to power residential electronics and plug-in hybrid electric vehicles, public demands for affordable electricity, the inability of renewable energy sources such as wind and solar to become the base load source of electric power, geopolitical risks associated with importing large quantities of global oil and natural gas resources, increasing demand for coal outside the U.S. resulting in increased exports and the relatively abundant steam coal reserves located within the United States. As the U.S. and global economies emerge from the recent economic downturn, the International Monetary Fund's April 2011 World Economic Outlook forecasts U.S. annual GDP to grow 2.8% and 2.9% in 2011 and 2012, respectively.

        According to the National Energy Technology Laboratory's ("NETL") January 2011 report on new coal-fired power plants, there are 13,755 megawatts of new coal-fired electrical generation under construction in the United States and 320 megawatts of new coal-fired electrical generation capacity near construction in the United States. This total expected capacity will increase the annual coal consumption for electrical generation by an estimated forty to fifty million tons, much of which is expected to be supplied from the Powder River Basin in Wyoming. Additionally, approximately 3,280 megawatts of coal-fired electrical generation are in the permitting phase and 26,233 megawatts of coal-fired electrical generation have been announced and are in the early stages of permitting and development.

        Coal exports from the U.S. increased from approximately 59 million tons in 2009 to approximately 80 million tons in 2010, and from approximately 17.8 million tons in the first quarter of 2010 to approximately 20.5 million tons in the first quarter of 2011, in response to the worldwide economic recovery. Export volumes were similar to the historic levels experienced in 2008. According to the EIA's 2010 International Energy Outlook ("IEO"), global primary energy demand is expected to grow by 49% between 2007 and 2035, with coal demand rising most in absolute terms and fossil fuels accounting for most of the increase in demand between now and 2035. The IEO estimates that 86% of the increase in total energy demand will come from non-OECD (Organisation for Economic Co-operation and Development) nations. In total, coal use is expected to grow by 56% by 2035 with China and India accounting for 85% of the increase. The IEO has reached a general conclusion that dependence on coal for power rises strongly in countries with emerging economies and relatively large coal reserves, while it stagnates in the more developed nations and nations with smaller coal reserves.

        Ultimately, the global demand for and use of coal may be limited by any global treaties which place restrictions on carbon dioxide emissions. As part of the United Nations Framework Convention on Climate Change, representatives from 187 nations, including the U.S., met in Bali, Indonesia in December 2007 to discuss a program to limit greenhouse gas emissions after 2012. The convention adopted the "Bali Road Map" that detailed a two-year process to finalizing a binding agreement in Copenhagen in 2009. In December 2009 participants gathered in Copenhagen to develop a framework for climate change mitigation beyond 2012. The principal output of the Copenhagen summit was the Copenhagen Accord, a document that is neither legally binding nor voted upon nor signed, but was simply "noted" by the 194 participating countries. The ensuing UN Framework Convention on Climate Change held in Cancun in December 2010 resulted in an agreement that pushes most of the important decisions to future negotiations. Although the results from the Copenhagen and Cancun summits were considered modest by many participants, the ultimate outcome of future summits, and any treaty or other arrangement ultimately adopted by the United States or other countries, may have a material adverse impact on the global demand for and supply of coal. This is particularly true if cost effective technology for the capture and storage of carbon dioxide is not sufficiently developed.

        Proposed coal-fired electric generating facilities that do not include technologies to capture and store carbon dioxide are facing increasing opposition from environmental groups as well as state and local governments, which are concerned with global climate change and uncertain financial impacts of potential greenhouse gas regulations. Coal-fired generating plants incorporating carbon dioxide capture and storage technologies will be more expensive to build than conventional pulverized coal generating plants and the technologies are still in the developmental stages. This dynamic may cause power generating companies to cut back on plans to build coal-fired plants in the near term. Nevertheless, the desire to attain U.S. energy independence suggests the construction of new coal-fired generating facilities is likely to remain a viable option. This desire, coupled with heightened interest in coal gasification and coal liquefaction, is a potential indicator of increasing demand for coal in the United States.

        Based on weekly coal production reporting through April 2, 2011 from the EIA, year-over-year Appalachian production increased by approximately 2.4% due in part to increased export demand. Compared to the same period in 2010, Western coal production increased by approximately 0.8% through April 2, 2011. In Central Appalachia, a boost in exports has increased demand for metallurgical and export quality steam coals. However, delays with respect to permits to construct valley fills at surface mines are likely to slow the permitting process for surface mining in that region with resultant uncertainties for producers. Increased MSHA mine inspection activity may also impact production levels. Average spot market prices for 2010 for Central Appalachian and Northern Appalachian coals increased by approximately 25% and 21%, respectively, compared to 2009 prices. Average spot market prices for Powder River Basin coal increased by approximately 34% from the previous year and increased by approximately 26% in the first quarter compared to the same period in 2010, with the Basin offering the least expensive fossil fuel on a dollar per Btu basis. Long-term, the delicate balance of coal supply and increasing coal demand is expected to result in strong, but potentially volatile fundamentals for the U.S. coal industry.

        Our revenues depend on the price at which we are able to sell our coal and the cost of mining the coal. The pricing environment for U.S. steam coal production in 2011 has recovered significantly from the 2009 recession lows. Recent steam coal market conditions indicate that supply and demand have largely come into balance and the forecasted upswing in demand may result in improved prices for suppliers. Prices for high quality metallurgical coal, used to manufacture coke for steelmaking, strengthened in 2010 in response to increased worldwide demand for steel. Continued strong global demand for steel, particularly in China, and limited metallurgical coal supply, have created market conditions that we believe may signal increasing prices in 2011.

        The worldwide economic slowdown and the volatility and uncertainty in the credit markets seen through much of 2008 and 2009 began to ease over the past year. Global energy fundamentals, including the return of electricity demand and increased steel production have supported increased spot prices for coal in the marketplace. Steel manufacturers had shut-in significant capacity in 2009 due to the lack of near-term visibility but have since added back significant production capacity to meet increased global demand for steel for construction, automobile manufacturing and other down-stream products. We believe continued recovery from the global recession, increased steel plant utilization and supply disruptions due to adverse weather in Australia may contribute to a strong global market for metallurgical coal in 2011. However, depressed natural gas prices are placing competitive pressure on steam coal. A weak economic recovery could slacken demand for metallurgical and steam coals and could negatively influence pricing in the near-term. Longer-term, coal industry fundamentals remain intact and significant additional growth is expected worldwide. Seaborne coal is expected to grow significantly as developing nations rely heavily on coal for their power needs. U.S. exports will be needed to help meet the anticipated increase in worldwide coal demand. We believe these factors should lead to stronger demand for coal, both globally and in the United States, in the coming years.

        Our results of operations are dependent upon the prices we obtain for our coal as well as our ability to improve productivity and control costs. Principal goods and services we use in our operations include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants.

        Our management continues to aggressively control costs and strives to improve operating performance to mitigate external cost pressures. We have experienced volatility in operating costs related to fuel, explosives, steel, tires, contract services and healthcare and have taken measures to mitigate the increases in these costs at all operations. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods, and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with suppliers that focus on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise. To the extent upward pressure on costs exceeds our ability to realize sales increases, or if we experience unanticipated operating or transportation difficulties, our operating margins would be negatively impacted. Employee labor costs have historically increased primarily due to the demands associated with attracting and retaining a workforce; however, recent stability in the marketplace has helped ease this situation. We may also continue to experience difficult geologic conditions, delays in obtaining permits, labor shortages, unforeseen equipment problems and shortages of critical materials such as tires and explosives that may result in adverse cost increases and limit our ability to produce at forecasted levels.

        For additional information regarding some of the risks and uncertainties that affect our business, see "Risk Factors."

Results of Operations

        As noted previously, the financial results for the year ended December 31, 2009 include only five months of operations related to the acquired operations of Foundation due to the timing of the closing of the Foundation Merger on July 31, 2009 and therefore, the year-over-year results are not comparable. To help understand the operating results for the full year, the term "Foundation operations" refers to the results of Foundation on a stand-alone basis for the year ended December 31, 2010 and for the five month period from August 1, 2009 through December 31, 2009 and the term "legacy Alpha operations" refers to the results of Old Alpha on a stand-alone basis for the years ended December 31, 2010 and 2009. Additionally, the Foundation operations and legacy Alpha operations stand-alone results presented herein are not necessarily the results that would have been achieved as separate entities due to certain intercompany allocations of the combined company and the overall integration of the two companies since the Foundation Merger. Unless specifically indicated otherwise, all amounts discussed in the following analysis of results of operations relate to amounts from continuing operations.

        The following table reconciles EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP measure:

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
	(In thousands)
Income from continuing operations	$97,218	$66,807	$198,599	$49,848	$14,670
Interest expense	73,463	82,825	39,812	15,610	22,120
Interest income	(3,458)	(1,769)	(7,351)	(1,045)	(680)
Income tax expense (benefit)	4,218	(33,023)	52,242	13,967	21,278
Depreciation, depletion, and amortization	370,895	252,395	164,969	88,638	95,127
Amortization of acquired coal supply agreements, net	226,793	127,608	—	25,983	65,957

EBITDA from continuing operations	$769,129	$494,843	$448,271	$193,001	$218,472

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

  Summary

        Total revenues increased $208.7 million, or 23%, for the three months ended March 31, 2011 compared to the prior year period. The increase in total revenues was due to increased coal revenues of $155.7 million, increased freight and handling revenues of $51.3 million and increased other revenues of $1.7 million. The increase in coal revenues consisted of an increase of $253.0 million, or 97%, from metallurgical coal revenues, partially offset by decreased steam coal revenues of $97.3 million, or 17%.

        Income from continuing operations increased $35.2 million, or 240%, for the three months ended March 31, 2011 compared to the prior year period. The increase was due to increased coal and other revenues of $155.7 million and $1.7 million, respectively, a decrease in income tax expense of $7.3 million and decreased other expense, net, of $6.3 million, partially offset by increased certain operating costs and expenses of $135.8 million. The increase in certain operating costs and expenses of $135.8 million was due to increased cost of coal sales of $159.9 million, increased selling, general and administrative expenses of $19.5 million and increased other expenses of $2.9 million; partially offset by decreased depreciation, depletion and amortization expenses of $6.5 million and decreased amortization of acquired coal supply agreements of $40.0 million.

        We sold 21.0 million tons of coal during the three months ended March 31, 2011 compared to 21.4 million tons in the prior year period, a decrease of 0.4 million tons, or 2%. The 21.0 million tons consisted of 4.9 million tons of steam coal and 3.6 million tons of metallurgical coal from our Eastern Coal Operations and 12.5 million tons of steam coal from our Western Coal Operations. The 21.4 million tons consisted of 6.6 million tons of steam coal and 2.6 million tons of metallurgical coal from our Eastern Coal Operations and 12.2 million tons of steam coal from our Western Coal Operations.

        The consolidated average coal sales realization per ton was $47.08 for the three months ended March 31, 2011, an increase of $8.17, or 21%, compared to the prior year period. The average coal sales realization per ton for metallurgical coal and eastern steam coal was $141.76 and $66.89, respectively, for the three months ended March 31, 2011 compared to $98.70 and $67.40, respectively, in the prior year period. The average coal sales realization per ton for western steam coal was $11.91 for the three months ended March 31, 2011 compared to $10.81 in the prior year period.

        Consolidated coal margin percentage, calculated as consolidated coal revenues less consolidated cost of coal sales (excluding cost of coal sales in our All Other segment), divided by consolidated coal revenues, was 27% for the three months ended March 31, 2011 compared to 31% in the prior year period. Coal margin percentage for our Eastern and Western Coal Operations was 28% and 19%, respectively, for the three months ended March 31, 2011 compared to 34% and 18%, respectively, in the prior year period. Consolidated coal margin per ton, calculated as consolidated coal sales realization per ton less consolidated cost of coal sales per ton, was $12.49 for the three months ended March 31, 2011 compared to $12.15 in the prior year period. Coal margin per ton for our Eastern and Western Coal Operations was $27.56 and $2.25, respectively, for the three months ended March 31, 2011 compared to $25.77 and $1.95, respectively, in the prior year period.

  Revenues

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$ or Tons	%
	(in thousands, except per ton data)
Revenues:
Coal revenues:
Eastern steam	$325,011	$439,012	$(114,001)	(26)%
Western steam	148,779	132,076	16,703	13%
Metallurgical	513,188	260,178	253,010	97%
Freight and handling revenues	116,055	64,788	51,267	79%
Other revenues	27,705	25,950	1,755	7%

Total revenues	$1,130,738	$922,004	$208,734	23%

Tons sold:
Eastern steam	4,859	6,514	(1,655)	(25)%
Western steam	12,487	12,215	272	2%
Metallurgical	3,620	2,636	984	37%

Total	20,966	21,365	(399)	(2)%

Coal sales realization per ton:
Eastern steam	$66.89	$67.40	$(0.51)	(1)%
Western steam	$11.99	$10.81	$1.10	10%
Metallurgical	$141.76	$98.70	$43.06	44%
Average	$47.08	$38.91	$8.17	21%

        Coal revenues. Coal revenues increased $155.7 million, or 19%, for the three months ended March 31, 2011 compared to the prior year period. The increase in coal revenues consisted of increased metallurgical coal revenues of $253.0 million, or 97%, and increased western steam coal revenues of $16.7 million, or 13%, partially offset by decreased eastern steam coal revenues of $114.0 million, or 26%.

        The increase in metallurgical coal revenues was largely due to an increase in tons shipped and coal sales realization per ton. Metallurgical tons shipped increased 1.0 million, or 37%, compared to the prior year period. The increase in metallurgical tons shipped reflects an increase in export shipments compared to the prior year period, reflecting strong global demand for metallurgical tons. Coal sales realization per ton for metallurgical coal increased $43.06, or 44%, reflecting increased pricing compared to the prior year period.

        The increase in western steam coal revenues was due to an increase in tons shipped and average coal sales realization per ton. Tons shipped increased 0.3 million, or 2%, and coal sales realization per ton increased $1.10, or 10%, compared to the prior year period as a result of increased pricing on contracted tons shipped. The decrease in eastern steam coal revenues was largely due to a decrease in tons shipped, as coal sales realization was flat compared to the prior year period. Eastern steam tons shipped decreased 1.7 million tons, or 25%, compared to the prior year period due primarily to lower production at our longwall mines due to a planned longwall move and a mix shift of mining additional metallurgical tons in response to the increase in demand.

        Our sales mix of metallurgical coal and steam coal based on volume for the three months ended March 31, 2011 was 17% and 83%, respectively, compared with 12% and 88% in the prior year period. Our sales mix of metallurgical coal and steam coal based on coal revenues for the three months ended March 31, 2011 was 52% and 48%, respectively, compared with 31% and 69% in the prior year period.

        Freight and handling revenues. Freight and handling revenues were $116.1 million for the three months ended March 31, 2011, an increase of $51.3 million, or 79%, compared to the prior year period. The increase was due to increased shipments combined with higher shipping rates compared to the prior year period. These revenues are offset by equivalent costs and do not contribute to our profitability.

        Other revenues. Other revenues increased $1.8 million, or 7%, for the three months ended March 31, 2011 compared to the prior year period. The increase in other revenues was largely due to increased revenues from a sublease related to a sea-going vessel charter that we entered into in December, 2010, increased revenues from coalbed methane extraction activities and increased revenues from equipment and filter sales from Dry Systems Technology and other miscellaneous revenues, partially offset by decreased revenues from road construction projects and coal terminal revenues.

  Costs and Expenses

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$ or Tons	%
	(in thousands, except per ton data)
Cost of coal sales (exclusive of items shown separately below)	$734,985	$575,067	$159,918	28%
Freight and handling costs	116,055	64,788	51,267	79%
Other expenses	18,579	15,684	2,895	18%
Depreciation, depletion and amortization	88,638	95,127	(6,489)	(7)%
Amortization of acquired coal supply agreements, net	25,983	65,957	(39,974)	(61)%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,284	47,789	19,495	41%

Total costs and expenses	$1,051,524	$864,412	$187,112	22%

Cost of coal sales per ton:(1)
Eastern coal operations	$71.30	$50.64	$20.66	41%
Western coal operations	$9.66	$8.86	$0.80	9%
Average	$34.59	$26.76	$7.83	29%

(1)
Cost of coal sales per ton includes only costs associated with our Eastern and Western Coal Operations.

        Cost of coal sales. Cost of coal sales increased $159.9 million, or 28%, for the three months ended March 31, 2011 compared to the prior year period. The increase consisted primarily of increases in purchased coal expenses, outside services, higher sales related variable costs such as royalties and production and severance taxes due to higher sales realizations for metallurgical coal, transportation expenses and wages and employee benefits. The consolidated average cost of coal sales per ton was $34.59 compared to $26.76 in the prior year period. The average cost of coal sales per ton for Eastern and Western Coal Operations was $71.30 and $9.66, respectively, compared to $50.64 and $8.86, respectively, in the prior year period. The increase in cost of coal sales per ton at our Eastern Operations was largely due to a decrease in production from our lower cost longwall mines due to a planned longwall move cost at the Cumberland mine and operating a single longwall at the Emerald mine and increased production of higher cost metallurgical tons as a result of responding to the increase in demand for metallurgical coal. An increase in purchased coal volumes also contributed to the increase in cost of coal sales per ton for the Eastern Coal Operations. The increase in cost of coal sales per ton for the Western Coal Operations was largely due to the completion of certain development projects for which costs were capitalized in the prior year.

        Freight and handling costs. Freight and handling costs increased $51.3 million, or 79%, compared to the prior year period. The increase was due to higher export and domestic shipments combined with higher shipping rates compared to the prior year period. These costs are offset by equivalent revenues and do not contribute to our profitability.

        Other expenses. Other expenses increased $2.9 million, or 18%, for the three months ended March 31, 2011 compared to the prior year period. The increase was largely due to expenses associated with a sea-going vessel charter lease that was entered into in December 2010 and decreased credits associated with mark-to-market adjustments to diesel swaps that have not been designated as a qualifying cash flow hedge.

        Depreciation, depletion and amortization. Depreciation, depletion, and amortization decreased $6.5 million, or 7%, for the three months ended March 31, 2011 compared to the prior year period. The decrease consisted of decreased depletion expense of $5.3 million and decreased depreciation and amortization of $1.2 million. The decrease in depletion expense was due primarily to the decrease in production at our longwall mines, along with the mix shift to mining metallurgical tons as a result of responding to the increase in demand for metallurgical coal.

        Amortization of acquired coal supply agreements, net. Application of acquisition accounting resulted in the recognition of a significant asset for above market-priced coal supply agreements and a liability for below market-priced coal supply agreements on the date of acquisition. The coal supply agreement assets and liabilities are being amortized over the actual amount of tons shipped under each contract. Amortization of acquired coal supply agreements, net was $26.0 million for the three months ended March 31, 2011 compared to $66.0 million in the prior year period. Amortization of acquired coal supply agreements, net for future periods is expected to be $93.5 million for the remainder of 2011, $31.7 million in 2012 and a credit to expense of ($1.7 million) in 2013.

        Selling, general and administrative expenses. Selling, general and administrative expenses increased $19.5 million, or 41%, for the three months ended March 31, 2011 compared to the prior year period. The increase in selling, general and administrative expenses was due primarily to increased legal and professional fees associated with advisory, bridge financing and consulting fees for premerger related activities. Selling, general and administrative expenses included $23.3 million of merger related expenses for the three months ended March 31, 2011, primarily related to the anticipated merger with Massey Energy Company ("Massey") (the "Massey Merger").

        Interest expense. Interest expense decreased $6.5 million, or 29%, during the three months ended March 31, 2011 compared to the prior year period. The decrease in interest expense was primarily due to decreased interest expense for surety bonds and letters of credit, lower mark-to-market expenses on interest rate swaps and decreased interest expense associated with deferred financing fees.

        Interest income. Interest income increased by $0.4 million for the three months ended March 31, 2011 compared to the prior year period primarily due to a higher average cash balance invested in marketable securities.

        Income tax expense. Income tax expense from continuing operations of $14.0 million was recorded for the three months ended March 31, 2011 on income from continuing operations before income taxes of $63.8 million, which equates to an effective tax rate of 21.9%. This rate is lower than the federal statutory rate of 35% due primarily to the tax benefits associated with percentage depletion and the domestic production activities deduction, partially offset by the impact of state income taxes.

        Income tax expense from continuing operations of $21.3 million was recorded for the three months ended March 31, 2010 on income from continuing operations before income taxes of $35.9 million, which equates to an effective tax rate of 59.3%. This rate is higher than the federal statutory rate of 35% due primarily to a $25.6 million deferred tax charge required for the legislative change related to the deductibility of retiree prescription drug expenses (Medicare Part D), partially offset by the tax benefits associated with percentage depletion and the domestic production activities deduction.

  Segment Analysis

        The price of coal is influenced by many factors that vary by region. Such factors include, but are not limited to: (1) coal quality, which includes energy (heat content), sulfur, ash, volatile matter and moisture content; (2) transportation costs; (3) regional supply and demand; (4) available competitive fuel sources such as natural gas, nuclear or hydro; and (5) production costs, which vary by mine type, available technology and equipment utilization, productivity, geological conditions, and mine operating expenses.

        The energy content or heat value of coal is a significant factor influencing coal prices as higher energy coal is more desirable to consumers and typically commands a higher price in the market. The heat value of coal is commonly measured in British thermal units or the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal from the Eastern and Midwest regions of the United States tends to have a higher heat value than coal found in the Western United States.

        Powder River Basin coal, with its lower energy content, lower production cost and often greater distance to travel to the consumer, typically sells at a lower price than Northern and Central Appalachian coal that has a higher energy content and is often located closer to the end user.

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$ or Tons	%
	(in thousands, except per ton data)
Western Coal Operations
Steam tons sold	12,487	12,215	272	2%
Steam coal sales realization per ton	$11.91	$10.81	$1.10	10%
Total revenues	$150,535	$134,091	$16,444	12%
EBITDA from continuing operations	$22,703	$20,727	$1,976	10%
Eastern Coal Operations
Steam tons sold	4,859	6,514	(1,655)	(25)%
Metallurgical tons sold	3,620	2,636	984	37%
Steam coal sales realization per ton	$66.89	$67.40	$(0.51)	(1)%
Metallurgical coal sales realization per ton	$141.76	$98.70	$43.06	44%
Total revenues	$965,063	$777,009	$188,054	24%
EBITDA from continuing operations	$196,622	$209,469	$(12,847)	(6)%

        Western Coal Operations—EBITDA from continuing operations for our Western Coal Operations increased $2.0 million, or 10%, compared to the prior year period. The increase was due to increased total revenues of $16.4 million, or 12%, partially offset by increased operating expenses of $14.4 million. The increase in total revenues consisted of increased coal revenues of $16.7 million, partially offset by decreased other revenues of $0.3 million. The increase in coal revenues was largely due to increased tons shipped of 0.3 million, or 2%, and increased average sales realization per ton of $1.10, or 10%. The increase in operating expenses consisted of increased cost of coal sales of $12.3 million, increased selling, general and administrative expenses of $1.6 million, and increased other expenses of $0.5 million. Cost of coal sales per ton increased $0.80, or 9%, which was primarily due to the completion of certain development projects for which costs were capitalized in the prior year.

        Eastern Coal Operations—EBITDA from continuing operations decreased $12.8 million, or 6%, compared to the prior year period. The decrease was due to increased cost of coal sales, selling, general and administrative expenses and other miscellaneous expenses of $141.2 million, $9.6 million and $0.7 million, respectively, and decreased other revenues of $2.2 million, partially offset by increased coal revenues of $139.0 million and decreased other expenses of $1.9 million. The increase in coal revenues consisted of increased metallurgical coal revenues of $253.0 million, or 97%, partially offset by decreased steam coal revenues of $114.0 million, or 26%.

        The increase in metallurgical coal revenues was largely due to an increase in tons shipped and coal sales realization per ton. Metallurgical tons shipped increased 1.0 million, or 37%, and metallurgical coal sales realization per ton increased $43.06, or 44%, compared to the prior year. The increase in metallurgical tons shipped reflects an increase in export shipments compared to the prior year period, due primarily to strong global demand for metallurgical tons, which was also primarily responsible for the increase in contracted prices that is reflected in the increase in metallurgical coal sales realization per ton.

        The decrease in eastern steam coal revenues was largely due to a decrease in tons shipped. Eastern steam tons shipped decreased 1.7 million, or 25%, compared to the prior year period. The decrease was due primarily to lower production from our longwall mines due to a planned longwall move at the Cumberland mine and operating a single longwall at the Emerald mine and a mix shift of mining additional metallurgical tons in response to the increase in demand.

        The increase in cost of coal sales was due to increases in purchased coal expenses, outside services, higher sales related variable costs such as royalties and production and severance taxes due to higher sales realizations for metallurgical coal, transportation expenses and wages and employee benefits. Cost of coal sales per ton increased $20.66, or 41%, compared to the prior year period largely due to an increase in higher cost purchased coal volumes, a decrease in production from our lower cost longwall mines due to a planned longwall move at the Cumberland mine and operating a single longwall at the Emerald mine, and increased production of higher cost metallurgical tons as a result of responding to the increase in demand for metallurgical coal.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

  Summary

        Total revenues increased $1,421.6 million, or 57%, for the year ended December 31, 2010 compared to the prior year period. The increase in total revenues was due to increased coal revenues of $1,287.2 million and increased freight and handling revenues of $142.7 million, partially offset by decreased other revenues of $8.3 million. The increase in coal revenues consisted of an increase of $1,198.4 million, or 175%, from the Foundation operations as a result of their inclusion for the full year in 2010 and an increase of $88.8 million, or 6%, from the legacy Alpha operations. The increase in freight and handling revenues consisted of an increase of $137.9 million from the legacy Alpha operations and an increase of $4.8 million from the Foundation operations. The decrease in other revenues consisted of a decrease of $16.8 million from the legacy Alpha operations, partially offset by an increase of $8.5 million from the Foundation operations.

        Income from continuing operations increased $30.4 million, or 46%, for the year ended December 31, 2010 compared to the prior year period. The increase was largely due to increased coal revenues of $1,287.2 million and a decrease in other income (expense), net, of $11.3 million, partially offset by increased certain operating costs and expenses of $1,222.6 million, a $37.2 million increase in income tax expense and decreased other revenues of $8.3 million.

        The increase in certain operating costs and expenses of $1,222.6 million was due to increased cost of coal sales of $949.9 million, increased depreciation, depletion and amortization expenses of $118.5 million, increased amortization of acquired coal supply agreements of $99.2 million, increased other expenses of $44.5 million and increased selling, general and administrative expenses of $10.5 million. The increase in cost of coal sales consisted of an increase of $722.9 million, or 155%, from the former Foundation operations and an increase of $227.0 million, or 20%, from the legacy Alpha operations. The increase in depreciation, depletion and amortization expenses consisted of an increase of $130.1 million from the Foundation operations, partially offset by an $11.6 million decrease from the legacy Alpha operations. The increase in other expenses consisted of an increase of $18.4 million from the Foundation operations and an increase of $26.1 million from the legacy Alpha operations. The increase in selling, general and administrative expenses consisted of an increase of $61.1 million from the Foundation operations partially offset by a decrease of $50.6 million from the legacy Alpha operations.

        We sold 84.8 million tons of coal during the year ended December 31, 2010 compared to 47.2 million tons in the prior year period, an increase of 37.6 million tons, or 80%. The 84.8 million tons consisted of 24.0 million tons of steam coal and 11.9 million tons of metallurgical coal from our Eastern Coal Operations and 48.9 million tons of steam coal from our Western Coal Operations. The 47.2 million tons consisted of 18.3 million tons of steam coal and 8.1 million tons of metallurgical coal from our Eastern Coal Operations and 20.8 million tons of steam coal from our Western Coal Operations.

        The increase in coal sales volumes of 37.6 million tons was due to increases of 28.2 million, 7.5 million and 1.3 million tons of western steam, eastern steam and metallurgical coal, respectively, from the Foundation operations and an increase of 2.4 million tons of metallurgical coal partially offset by a decrease of 1.8 million tons of eastern steam coal from the legacy Alpha operations.

        The consolidated average coal sales realization per ton for the year ended December 31, 2010 was $41.22 compared to $46.84 in the prior year period. The decrease was largely attributable to the inclusion of coal sales for the full year 2010 from our Western Coal Operations, which has a substantially lower coal sales realization per ton due to the difference in pricing between coal in the Powder River Basin and coal in the eastern coal basins. The average coal sales realization per ton for metallurgical coal and eastern steam coal was $113.89 and $67.07, respectively, for the year ended December 31, 2010 compared to $98.08 and $65.30, respectively, in the prior year period. The average coal sales realization per ton for western steam coal was $10.95 for the year ended December 31, 2010 compared to $10.47 in the prior year period.

        Consolidated coal margin percentage, calculated as consolidated coal revenues less consolidated cost of coal sales (excluding cost of coal sales in our All Other segment), divided by consolidated coal revenues, was 27% for the years ended December 31, 2010 and 2009. Coal margin percentage for our Eastern and Western Coal Operations was 28% and 22%, respectively, for the year ended December 31, 2010 compared to 28% and 21%, respectively, in the prior year period. Consolidated coal margin per ton, calculated as consolidated coal sales realization per ton less consolidated cost of coal sales per ton, was $11.14 for the year ended December 31, 2010 compared to $12.65 in the prior year period. Coal margin per ton for our Eastern and Western Coal Operations was $23.09 and $2.39, respectively, for the year ended December 31, 2010 compared to $20.87 and $2.17, respectively, in the prior year period.

  Revenues

	Year Ended December 31,		Increase (Decrease)
	2010	2009	$ or Tons	%
	(Amounts in thousands, except per ton data)
Coal revenues:
Eastern steam	$1,609,832	$1,196,121	$413,711	35%
Western steam	536,064	217,187	318,877	147%
Metallurgical	1,351,951	797,321	554,630	70%
Freight and handling revenues	332,559	189,874	142,685	75%
Other revenues	86,750	95,004	(8,254)	(9)%

Total revenues	$3,917,156	$2,495,507	$1,421,649	57%

Tons sold:
Eastern steam	24,001	18,318	5,683	31%
Western steam	48,977	20,752	28,225	136%
Metallurgical	11,871	8,130	3,741	46%

Total	84,849	47,200	37,649	80%

Coal sales realization per ton:
Eastern steam	$67.07	$65.30	$1.77	3%
Western steam	$10.95	$10.47	$0.48	5%
Metallurgical	$113.89	$98.08	$15.81	16%
Average	$41.22	$46.84	$(5.62)	(12)%

        Coal revenues. Coal revenues increased $1,287.2 million, or 58%, for the year ended December 31, 2010 compared to the prior year period. The increase in coal revenues consisted of an increase in metallurgical coal revenues of $554.6 million, an increase in eastern steam coal revenues of $413.7 million and an increase in western steam coal revenues of $318.9 million.

        The increase in metallurgical coal revenues was largely due to an increase in tons shipped and coal sales realization per ton. Metallurgical tons shipped increased 3.7 million, or 46%, compared to the prior year period and consisted of an increase of 1.3 million tons from the Foundation operations and an increase of 2.4 million tons from the legacy Alpha operations. The increase in metallurgical tons shipped reflects an increase in demand for coking coal from steel producers in the year ended December 31, 2010 compared to the prior year period and the inclusion of the Foundation operations for the full year 2010. Coal sales realization per ton for metallurgical coal increased $15.81, or 16%, compared to the prior year period as a result of increased pricing due to stronger demand.

        The increase in eastern steam coal revenues was largely due to an increase in tons shipped and a 3% increase in average coal sales realization. Eastern steam tons shipped increased 5.7 million, or 31%, compared to the prior year period and consisted of an increase of 7.5 million tons from the Foundation operations partially offset by a decrease of 1.8 million tons from the legacy Alpha operations. The increase from the Foundation operations reflects the inclusion of the Foundation operations for the full year 2010. The decrease from the legacy Alpha operations was due primarily to a mix shift of mining additional metallurgical tons in response to the increase in demand for those tons.

        The increase in western steam coal revenues was due to an increase in tons shipped and average coal sales realization per ton. Tons shipped increased 28.2 million primarily due to the inclusion of the Foundation operations for the full year 2010. Coal sales realization per ton increased $0.48, or 5%, compared to the prior year period as a result of increased pricing on contracted tons shipped.

        Our sales mix of metallurgical coal and steam coal based on volume for the year ended December 31, 2010 was 14% and 86%, respectively, compared with 17% and 83% in the prior year period. Our sales mix of metallurgical coal and steam coal based on coal revenues for the year ended December 31, 2010 was 39% and 61%, respectively, compared with 36% and 64% in the prior year period.

        Freight and handling revenues. Freight and handling revenues were $332.6 million for the year ended December 31, 2010, an increase of $142.7 million, or 75%, compared to the prior year period. The increase was due to higher export and domestic shipments combined with higher shipping rates compared to the prior year period. These revenues are offset by equivalent costs and do not contribute to our profitability.

        Other revenues. Other revenues decreased $8.3 million, or 9%, for the year ended December 31, 2010 compared to the prior year period. The decrease consisted of a decrease of $16.8 million from the legacy Alpha operations partially offset by an increase of $8.5 million from the Foundation operations. The decrease from the legacy Alpha operations was due to a decrease in road construction revenues of approximately $24.2 million due to a loss on a construction contract and decreased revenues related to mark-to-market adjustments to coal sales contracts that are reported at fair value, partially offset by increases in royalties, coal processing and other miscellaneous revenues. The increase from the Foundation operations was largely due to the inclusion of the Foundation operations for the full year 2010 and consisted of increased revenues related to Dry Systems Technologies, increased revenues and royalties related to our coalbed methane and natural gas extraction activities, partially offset by decreased other miscellaneous revenues of $18.1 million related to a coal supply agreement modification in 2009.

  Costs and Expenses

	Year Ended December 31,		Increase (Decrease)
	2010	2009	$	%
	(Amounts in thousands, except per ton data)
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	$2,566,825	$1,616,905	$949,920	59%
Freight and handling costs	332,559	189,874	142,685	75%
Other expenses	65,498	21,016	44,482	212%
Depreciation, depletion and amortization	370,895	252,395	118,500	47%
Amortization of acquired coal supply agreements, net	226,793	127,608	99,185	78%
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	180,975	170,414	10,561	6%

Total costs and expenses	$3,743,545	$2,378,212	$1,365,333	57%

Cost of coal sales per ton:
Eastern coal operations	$59.47	$54.50	$4.97	9%
Western coal operations	$8.56	$8.30	$0.26	3%
Average	$30.08	$34.19	$(4.11)	(12)%

        Cost of coal sales. Cost of coal sales increased $949.9 million, or 59%, for the year ended December 31, 2010 compared to the prior year period. The increase consisted primarily of increases in wages and employee benefits, operating supplies, maintenance and repair, purchased coal expenses, outside services, royalties and production and severance taxes. These increases were largely due to the inclusion of the Foundation operations for the full year 2010, which increased by $722.9 million. Additionally, cost of coal sales included non-recurring charges of approximately $15.5 million related to aligning vacation and retirement benefits company-wide and asset impairment charges of approximately $2.7 million related to the idling of the Moss #3 preparation plant. The legacy Alpha operations increased $227.0 million compared to the prior year period. The consolidated average cost of coal sales per ton was $30.08 compared to $34.19 in the prior year period. The average cost of coal sales per ton for Eastern and

Western Coal Operations was $59.47 and $8.56, respectively, compared to $54.50 and $8.30, respectively, in the prior year period. The increase in cost of coal sales per ton at our Eastern Operations was largely due to an increase in production of higher cost metallurgical tons as a result of responding to the increase in demand for metallurgical coal and a decrease in production from our lower cost longwall mines due to difficult geological conditions, the impact of our miner vacation schedule, which impacted the current year period more as a result of the inclusion of the Foundation operations for the full year 2010, and a longwall move that began in August 2010. Additionally, we experienced certain weather-related delays and railroad performance issues in the later part of the year that contributed to the increase in cost per ton in the East. An increase in purchased coal volumes also contributed to the increase in cost of coal sales per ton for the Eastern Coal Operations.

        Freight and handling costs. Freight and handling costs increased $142.7 million, or 75%, compared to the prior year period. The increase was due to higher export and domestic shipments combined with higher shipping rates compared to the prior year period. These costs are offset by equivalent revenues and do not contribute to our profitability.

        Other expenses. Other expenses increased $44.5 million, or 212%, for the year ended December 31, 2010 compared to the prior year period. The increase was due to increased other expenses of $18.4 million from the Foundation operations and $26.1 million from the legacy Alpha operations. Other expenses generally consist of mark-to-market gains and losses on derivatives swap contracts that are not designated as cash flow hedges and expenses associated with our road construction, Dry Systems Technologies and coalbed methane and natural gas extraction activities. The increase in other expenses from the legacy Alpha operations was largely due to mark-to-market gains recorded in earnings during 2009 for derivative instruments that have since been designated as cash flow hedges and for which changes in fair value are now recorded as a part of accumulated other comprehensive (loss) income. The increase in other expenses from the Foundation operations was due to increases in costs related to Dry Systems Technologies and our coalbed methane and natural gas extraction activities, primarily as a result of the inclusion of these costs for the full year 2010.

        Depreciation, depletion and amortization. Depreciation, depletion, and amortization increased $118.5 million, or 47%, for the year ended December 31, 2010 compared to the prior year period. The increase consisted of increased depreciation and amortization of $76.4 million primarily related to capital expenditures during the previous year and increased depletion expense of $42.1 million related to increased production compared to the prior year period. These increases were largely due to the inclusion of the Foundation operations for the full year 2010 and the increase in metallurgical production which carries a higher depletion rate. Depreciation, depletion, and amortization for the Foundation operations was $231.6 million for the year ended December 31, 2010.

        Amortization of acquired coal supply agreements, net. Application of acquisition accounting in connection with the Foundation Merger resulted in the recognition of a significant asset for above market-priced coal supply agreements and a liability for below market-priced coal supply agreements on the date of the acquisition. The coal supply agreement assets and liabilities are being amortized over the actual amount of tons shipped under each contract. Amortization of acquired coal supply agreements, net was $226.8 million for the year ended December 31, 2010 compared to $127.6 million in the prior year period. Amortization of acquired coal supply agreements, net for future periods is expected to be $119.5 million in 2011, $31.7 million in 2012 and a credit to expense of ($1.7 million) in 2013.

        Selling, general and administrative expenses. Selling, general and administrative expenses increased $10.6 million, or 6%, for the year ended December 31, 2010 compared to the prior year period. The increase in selling, general and administrative expenses consisted of an increase of $61.2 million from the Foundation operations partially offset by a decrease of $50.6 million from the legacy Alpha operations. The increase was primarily due to increased employee wages and benefits, increased severance and relocation charges, and increased other miscellaneous overhead expenses due to the inclusion of the

Foundation operations for the full year 2010, partially offset by decreased merger related expenses related to legal and other outside services costs incurred for the Foundation Merger, lower expenses recorded for share-based compensation and a portion of a curtailment gain recorded during the year associated with a re-measurement of our defined-benefit pension plan obligations as a result of a plan change due to the alignment of employee benefits company-wide. Consolidated selling, general and administrative expenses included approximately $10.2 million of expenses related to the Foundation Merger.

        Interest expense. Interest expense decreased $9.4 million, or 11%, during the year ended December 31, 2010 compared to the prior year period. The decrease in interest expense was primarily related to the decreased interest expense and amortization of deferred loan fees associated with the legacy Alpha term loan that was paid off subsequent to the Foundation Merger, and a decrease in interest expense associated with the realized and unrealized losses due to the changes in fair value of the legacy Alpha interest rate swap that was de-designated as a cash flow hedge as a result of paying off the legacy Alpha term loan in July 2009, partially offset by increased interest expense associated with the long term debt assumed in the Foundation Merger that was included for the full year 2010.

        Interest income. Interest income increased by $1.7 million for the year ended December 31, 2010 compared to the prior year period primarily due to a higher average cash balance invested in marketable securities.

        Loss on early extinguishment of debt. During the year ended December 31, 2010, we amended our credit facility and prepaid approximately $39.6 million of the outstanding term loan. As a result, we wrote off a portion of the deferred financing costs and recorded a loss of $1.3 million. During the year ended December 31, 2009, we paid off the legacy Alpha term loan and wrote off the remaining deferred loan fees and recorded a loss of $5.6 million.

        Income tax expense (benefit). Income tax expense from continuing operations of $4.2 million was recorded for the year ended December 31, 2010 on income from continuing operations before income taxes of $101.4 million, which equates to an effective tax rate of 4.2%. This rate is lower than the federal statutory rate of 35% due primarily to the tax benefits associated with percentage depletion and the reversal of certain tax reserves of approximately $14.0 million, partially offset by the impact of a state rate and net operating loss change and a $25.6 million deferred tax charge required for the legislative change related to the deductibility of retiree prescription drug expenses (Medicare Part D).

        Income tax benefit from continuing operations of $33.0 million was recorded for year ended December 31, 2009 on income from continuing operations before income taxes of $33.8 million. The income tax benefit for 2009 was due primarily to the tax benefits associated with percentage depletion and the reversal of $22.2 million of valuation allowance that was triggered by our movement from a net deferred tax asset position to a net deferred tax liability position on our consolidated balance sheet as a result of the Foundation Merger, partially offset by non-deductible transaction costs and the impact from the interest rate swap.

        Discontinued operations. Loss from discontinued operations for the year ended December 31, 2010 was $1.7 million, net of tax, compared to a loss from discontinued operations of $8.8 million, net of tax, for the year ended December 31, 2009. The loss from discontinued operations in 2010 and 2009 was related to expenses incurred for Kingwood.

  Segment Analysis

        The price of coal is influenced by many factors that vary by region. Such factors include, but are not limited to: (1) coal quality, which includes energy (heat content), sulfur, ash, volatile matter and moisture content; (2) transportation costs; (3) regional supply and demand; (4) available competitive fuel sources such as natural gas, nuclear or hydro; and (5) production costs, which vary by mine type, available technology and equipment utilization, productivity, geological conditions, and mine operating expenses.

        The energy content or heat value of coal is a significant factor influencing coal prices as higher energy coal is more desirable to consumers and typically commands a higher price in the market. The heat value of coal is commonly measured in British thermal units or the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal from the Eastern and Midwest regions of the United States tends to have a higher heat value than coal found in the Western United States.

        Powder River Basin coal, with its lower energy content, lower production cost and often greater distance to travel to the consumer, typically sells at a lower price than Northern and Central Appalachian coal that has a higher energy content and is often located closer to the end user.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Tons/$	%
	(Amounts in thousands, except per ton data)
Western Coal Operations
Steam tons sold	48,977	20,752	28,225	136%
Steam coal sales realization per ton	$10.95	$10.47	$0.48	5%
Total revenues	$544,058	$218,613	$325,445	149%
EBITDA from continuing operations	$97,583	$39,278	$58,305	148%
Eastern Coal Operations
Steam tons sold	24,001	18,318	5,683	31%
Metallurgical tons sold	11,871	8,130	3,741	46%
Steam coal sales realization per ton	$67.07	$65.30	$1.77	3%
Metallurgical coal sales realization per ton	$113.89	$98.08	$15.81	16%
Total revenues	$3,324,548	$2,249,027	$1,075,521	48%
EBITDA from continuing operations	$678,339	$524,042	$154,297	29%

        Western Coal Operations—EBITDA from continuing operations for our Western Coal Operations increased $58.3 million, or 148%, compared to the prior year period. The increase was due to increased total revenues of $325.5 million, partially offset by increased certain operating expenses of $267.2 million. The increase in total revenues consisted of increased coal and other revenues of $318.9 million and $6.6 million, respectively. The increase in coal revenues was largely due to increased tons shipped of 28.2 million, or 136%, and increased average sales realization per ton of $0.48, or 5%. The increase in certain operating expenses consisted of increased cost of coal sales of $246.8 million and a $20.4 million increase in other operating expenses. These increases were primarily due to the inclusion of the Western Coal Operations for the full year 2010. Cost of coal sales per ton increased $0.26, or 3%.

        Eastern Coal Operations—EBITDA from continuing operations increased $154.3 million, or 29%, compared to the prior year period. The increase was due to increased coal revenues of $968.3 million, partially offset by increased certain operating expenses of $773.3 million, decreased other revenues of $35.4 million, increased other miscellaneous expense, net of $3.9 million and a loss on early extinguishment of debt of $1.4 million. The increase in coal revenues was due to increased metallurgical and steam coal revenues of $554.6 million and $413.7 million, respectively. The increase in certain operating expenses consisted of increased cost of coal sales of $692.2 million and increased other operating expenses of $81.1 million.

        The increase in metallurgical coal revenues was largely due to an increase in tons shipped and coal sales realization per ton. Metallurgical tons shipped increased 3.7 million, or 46%, compared to the prior year period and consisted of an increase of 1.3 million tons from the Foundation operations and an increase of 2.4 million tons from the legacy Alpha operations. The increase in metallurgical tons shipped reflects an increase in demand for coking coal from steel producers during 2010 compared to the prior year period and the inclusion of the Foundation operations for the full year 2010. Coal sales realization per ton for metallurgical coal increased $15.81, or 16%, compared to the prior year period as a result of increased pricing due to stronger global demand.

        The increase in eastern steam coal revenues was largely due to an increase in tons shipped and a 3% increase in average sales realization per ton. Eastern steam tons shipped increased 5.7 million, or 31%, compared to the prior year period and consisted of an increase of 7.5 million tons from the Foundation operations and a decrease of 1.8 million tons from the legacy Alpha operations. The increase from the Foundation operations reflects the inclusion of the Foundation operations for the full year 2010. The decrease from the legacy Alpha operations was due to a mix shift of mining additional metallurgical tons in response to the increase in demand for those tons during the year.

        The increase in cost of coal sales was due to increases in wages and employee benefits, operating supplies, maintenance and repair, purchased coal expenses, outside services, royalties and production and severance taxes, all of which experienced increases due in part to the inclusion of the Foundation operations for the full year 2010. Additionally, cost of coal sales in the East included non-recurring charges of approximately $15.3 million related to aligning vacation and retirement benefits company-wide and asset impairment charges of approximately $2.7 million related to the idling of the Moss #3 preparation plant. Cost of coal sales per ton increased $4.97, or 9%, compared to the prior year period largely due to an increase in production of higher cost metallurgical tons as a result of responding to the increase in demand for metallurgical coal and a decrease in production from our lower cost longwall mines due to difficult geological conditions, the impact of our miner vacation schedule, which impacted the current year period more as a result of the inclusion of the Foundation operations for the full year 2010, and a longwall move that began in August of 2010. Additionally, we experienced certain weather-related delays and railroad performance issues in the later part of the year that contributed to the increase in cost per ton in the East. An increase in purchased coal volumes also contributed to the increase in cost of coal sales per ton for the Eastern Coal Operations.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  Summary

        Total revenues increased $26.8 million, or 1%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in total revenues consisted of the addition of $716.8 million in revenues from the Foundation operations, largely offset by a decrease of $690.0 million in revenues from the legacy Alpha operations. The decrease in revenues from the legacy Alpha operations was due to a decrease in coal revenues of $614.6 million, or 29%, and a $90.2 million decrease in freight and handling revenues, which are offset by an equivalent decrease in freight and handling costs, partially offset by an increase in other revenues of $14.8 million, or 31%.

        Coal revenues increased $70.3 million, or 3%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in coal revenues consisted of the addition of $684.9 million in coal revenues from the Foundation operations, largely offset by a decrease in coal revenues of $614.6 million from the legacy Alpha operations. The decrease in coal revenues of $614.6 million from the legacy Alpha operations was a result of lower metallurgical coal sales volumes in addition to lower metallurgical coal sales realization per ton due to lower demand and lower contract pricing as a result of the economic recession experienced through much of 2009, partially offset by higher average steam coal sales realization per ton.

        Income from continuing operations decreased $131.8 million, or 66%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease was primarily due to an increase in operating costs and expenses of $155.0 million and other non-operating expenses of $88.9 million, partially offset by an increase in revenues as explained above of $26.8 million and a decrease in income tax expense of $85.3 million. The increase in operating costs and expenses of $155.0 million consisted of the addition of $737.1 million in operating costs and expenses from the Foundation operations, partially offset by a decrease of $582.1 million in operating costs and expenses related to the legacy Alpha operations. The decrease in operating costs and expenses of $582.1 million related to the legacy Alpha operations was due to decreased cost of coal sales of $478.6 million, decreased freight and handling expenses of $90.1 million which are offset by an equivalent decrease in freight and handling revenue, decreased other expenses of $63.2 million and decreased depreciation, depletion and amortization expenses of $14.0 million, partially offset by increased selling, general and administrative expenses of $63.8 million. Operating costs and expenses related to the Foundation operations consisted of $467.5 million of cost of coal sales, $127.6 million of amortization of acquired coal supply agreements, $101.4 million of depreciation, depletion and amortization expenses, $34.7 million of selling, general and administrative expenses, $5.7 million of other miscellaneous expenses and $0.2 million of freight and handling expenses.

        We sold 47.2 million tons of coal during the year ended December 31, 2009 compared to 26.9 million tons during the year ended December 31, 2008, an increase of 20.3 million tons, or 75%. The 47.2 million tons sold during the year ended December 31, 2009 consisted of 28.2 million tons from the Foundation operations and 19.0 million tons from the legacy Alpha operations. Total coal sales volume from the legacy Alpha operations decreased 7.9 million tons, or 29%, during the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease in coal sales volume from the legacy Alpha operations consisted of a decrease in steam coal sales volume of 4.0 million tons, or 26%, and a decrease in metallurgical coal sales volume of 3.9 million tons, or 34%. The 28.2 million tons sold by the Foundation operations included 20.8 million tons of steam coal from our Western Coal Operations and 6.8 million tons of steam coal and 0.6 million tons of metallurgical coal from our Eastern Coal Operations.

        The consolidated weighted average coal sales realization per ton for the year ended December 31, 2009 was $46.84 compared to $79.58 for the year ended December 31, 2008. The decrease was largely attributable to the inclusion of the Foundation operations. The weighted average coal sales realization per ton for the legacy Alpha operations was $80.35 for the year ended December 31, 2009 compared to $79.58 for the year ended December 31, 2008. The increase in average coal sales realization per ton for the legacy Alpha operations reflected higher sales prices on steam coal sales volumes, $70.22 per ton for 2009 compared to $51.80 per ton for 2008, which were mostly offset by lower sales prices on metallurgical coal sales volumes, $95.83 per ton for 2009 compared to $117.50 per ton for 2008. The weighted average coal sales realization per ton for the year ended December 31, 2009 for the Foundation operations was $24.28, which reflects a high proportion of coal sales volumes from the Western Coal Operations at an average coal sales realization per ton of $10.47. Coal sales realization per ton for eastern steam coal was $57.06 and coal sales realization per ton for eastern metallurgical coal was $125.57 for the Foundation operations for the year ended December 31, 2009.

        Consolidated coal margin percentage, calculated as consolidated coal revenues less consolidated cost of coal sales, divided by consolidated coal revenues, was 27% for the year ended December 31, 2009 compared to 24% for the year ended December 31, 2008. Coal margin percentage for the Foundation operations was 32% and coal margin percentage for the legacy Alpha operations was 25% for the year ended December 31, 2009. Consolidated coal margin per ton, calculated as consolidated coal sales realization per ton less consolidated cost of coal sales per ton, was $12.58 for the year ended December 31, 2009 compared to $19.05 for the year ended December 31, 2008. Coal margin per ton for the Foundation operations was $7.71 per ton and coal margin per ton for the legacy Alpha operations was $19.82 per ton for the year ended December 31, 2009.

  Revenues

	Year Ended December 31,		Increase (Decrease)
	2009	2008	$ or Tons	%
	(in thousands, except per ton data)
Revenues:
Coal revenues:
Eastern steam	$1,196,121	$804,188	$391,933	49%
Western steam	217,187	—	217,187	NM
Metallurgical	797,321	1,336,179	(538,858)	(40)%
Freight and handling revenues	189,874	279,853	(89,979)	(32)%
Other revenues	95,004	48,533	46,471	96%

Total revenues	$2,495,507	$2,468,753	$26,754	1%

Tons sold:
Eastern steam	18,318	15,525	2,793	18%
Western steam	20,752	—	20,752	NM
Metallurgical	8,130	11,372	(3,242)	(29)%

Total	47,200	26,897	20,303	75%

Coal sales realization per ton:
Eastern steam	$65.30	$51.80	$13.50	26%
Western steam	$10.47	$—	$10.47	NM
Metallurgical	$98.08	$117.50	$(19.42)	(17)%
Average	$46.84	$79.58	$(32.74)	(41)%

        Coal revenues. Coal revenues increased $70.3 million, or 3%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in coal revenues consisted of the addition of $684.9 million related to the Foundation operations, largely offset by a decrease of $614.6 million related to the legacy Alpha operations. The decrease of $614.6 million, or 29%, in coal revenues related to the legacy Alpha operations was due to a $615.9 million decrease in metallurgical coal revenue partially offset by a $1.3 million increase in eastern steam coal revenue. The decrease in metallurgical coal revenue related to the legacy Alpha operations was due to a decline in metallurgical coal sales volumes of 3.8 million tons and an 18% decrease in metallurgical coal sales realization per ton, reflecting lower market pricing and lower demand for metallurgical coal from steel producers due to the economic recession experienced through much of 2009 compared to 2008. Eastern steam coal revenues related to legacy Alpha operations increased $1.3 million despite a 4.0 million ton decrease in eastern steam coal sales volumes due to a 36% increase in coal sales realization per ton related to shipments on higher priced contracts that were executed in 2008. The $684.9 million in coal revenues from the Foundation operations included $390.6 million in eastern steam coal revenues, $217.2 million in western steam coal revenues and $77.1 million in metallurgical coal revenues. Our sales mix of metallurgical coal and steam coal based on volume for the year ended December 31, 2009 was 17% and 83%, respectively, compared with 42% and 58%, respectively, for the year ended December 31, 2008. The sales mix of metallurgical coal and steam coal for the legacy Alpha operations in 2009 was 40% and 60%, respectively, and 2% and 98%, respectively, for the Foundation operations. In 2009, approximately 36% of coal revenues were derived from the sale of metallurgical coal compared with 62% in 2008.

        Freight and handling revenues. Freight and handling revenues were $189.9 million for the year ended December 31, 2009, a decrease of $90.0 million compared to the year ended December 31, 2008 due to lower export shipments combined with lower rates. These revenues are primarily related to the legacy Alpha operations and are offset by equivalent costs and do not contribute to our profitability.

        Other revenue. Other revenue increased $46.5 million, or 96%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in other revenue consisted of the addition of $31.7 million from the Foundation operations and an increase of $14.8 million from the legacy Alpha operations. The increase of $14.8 million from the legacy Alpha operations was due to increased terminal fees, mark-to-market gains on derivative coal contracts and increased revenues related to our road construction business, partially offset by lower coal processing fees, lower parts and equipment sales from our Maxxim Rebuild business and lower royalty income. Other revenues of $31.7 million from the Foundation operations consisted of revenues related to our Dry Systems Technologies and Coal Gas Recovery businesses and $18.1 million related to a coal supply agreement modification.

  Costs and expenses

	Year Ended December 31,		Increase (Decrease)
	2009	2008	$	%
	(in thousands, except per ton data)
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	$1,616,905	$1,627,960	$(11,055)	(1)%
Gain on sale of coal reserves	—	(12,936)	12,936	NM
Freight and handling costs	189,874	279,853	(89,979)	(32)%
Other expenses	21,016	91,461	(70,445)	(77)%
Depreciation, depletion and amortization	252,395	164,969	87,426	53%
Amortization of acquired coal supply agreements, net	127,608	—	127,608	NM
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	170,414	71,923	98,491	137%

Total costs and expenses	$2,378,212	$2,223,230	$154,982	7%

Cost of coal sales per ton:
Eastern coal operations	$54.50	$60.53	$(6.03)	(10)%
Western coal operations	$8.30	$—	$8.30	NM
Average	$34.19	$60.53	$(26.34)	(44)%

        Cost of coal sales. Cost of coal sales decreased $11.1 million, or 1%, in the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease in cost of coal sales in 2009 compared to 2008 consisted of a decrease of $478.6 million from the legacy Alpha operations, largely offset by the inclusion of $467.5 million from the Foundation operations. The decrease of $478.6 million in cost of coal sales related to the legacy Alpha operations was primarily due to a decrease in purchased coal expense related to 3.4 million fewer tons purchased, lower repairs and maintenance, lower operating supplies and a decrease in other variable expenses due to lower coal production as a result of the global recession experienced during most of 2009. The weighted average total cost of coal sales per ton was $34.19 for the year ended December 31, 2009, a decrease of 44% compared to $60.53 for the year ended December 31, 2008. Cost of coal sales per ton for the legacy Alpha operations remained virtually unchanged at $60.54 despite the 7.9 million ton decrease in coal sales volumes. This is primarily due to fixed operating costs being spread over a lower amount of tons produced, which offset the reduction in variable production expenses.

        The weighted average cost of coal sales per ton for the year ended December 31, 2009 for the Foundation operations was $16.29, which reflects a high proportion of coal sales volumes from the Western Coal Operations, which had an average cost of coal sales per ton of $8.30. Cost of coal sales per ton for the Eastern Coal Operations related to the Foundation operations was $38.53 for the year ended December 31, 2009.

        Gain on sale of coal reserves. Gain on sale of coal reserves of $12.9 million for the year ended December 31, 2008 related to the sale of a portion of our Kentucky May underground coal reserves.

        Freight and handling costs. Freight and handling costs were $189.9 million for the year ended December 31, 2009, a decrease of $90.0 million compared to the year ended December 31, 2008, due to lower export shipments combined with lower rates. These costs are primarily related to the legacy Alpha operations and are offset by equivalent revenue and do not contribute to our profitability.

        Other expenses. Other expenses decreased $70.4 million, or 77%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease consisted of a $76.1 million decrease in other expenses related to the legacy Alpha operations, partially offset by the addition of $5.7 million of other expenses from the Foundation operations. The decrease in other expenses related to the legacy Alpha operations was primarily due to decreased expenses related to coal contract buy-out transactions and net mark-to-market gains on derivative swap contracts recorded during the year ended December 31, 2009 compared to net mark-to-market losses recorded during the year ended December 31, 2008. Other expenses of $5.7 million related to the Foundation operations consisted of mark-to-market gains on our derivative swap agreements and expenses for our Dry Systems Technologies and coalbed methane and natural gas extraction activities.

        Depreciation, depletion and amortization. Depreciation, depletion, and amortization increased $87.4 million, or 53%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase consisted of $101.4 million of depreciation, depletion and amortization expense from the Foundation operations, partially offset by a $14.0 million decrease in depreciation, depletion and amortization expense from the legacy Alpha operations. The decrease of $14.0 million from the legacy Alpha operations was due to decreased depletion expense due to lower tons produced, partially offset by a decreased credit to amortization expense related to the amortization of miscellaneous intangibles. Depreciation, depletion, and amortization of $101.4 million related to the Foundation operations consisted of $61.5 million of depreciation and amortization of property, equipment and mine development costs and $39.9 million of depletion expense.

        Amortization of acquired coal supply agreements, net. Application of acquisition accounting in connection with the Foundation Merger resulted in the recognition of a significant asset for above market-priced coal supply agreements and a liability for below market-priced coal supply agreements on the date of the acquisition. The coal supply agreement assets and liabilities are being amortized over the actual amount of tons shipped under each contract. Amortization of acquired coal supply agreements, net was $127.6 million for the year ended December 31, 2009.

        Selling, general and administrative expenses. Selling, general and administrative expenses increased $98.5 million, or 137%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in selling, general and administrative expenses consisted of $34.7 million in expenses from the Foundation operations and an increase of $63.8 million related to the legacy Alpha operations. The increase of $63.8 million related to the legacy Alpha operations was due to legal and professional fees of $43.1 million primarily related to transaction, consulting and integration costs related to the Foundation Merger, increased employee compensation of $18.3 million, including a $15.7 million increase in non-cash stock-based compensation and $2.4 million of other miscellaneous expenses. Consolidated selling, general and administrative expenses for 2009 included approximately $59.0 million of expenses related to the Foundation Merger.

        Interest expense. Interest expense increased $43.0 million, or 108%, during the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in interest expense consisted of the addition of $21.4 million from the Foundation operations and an increase of $21.6 million from the legacy Alpha operations. The increase of $21.6 million from the legacy Alpha operations was primarily due to $24.2 million of interest expense related to the reclassification of unrealized losses into interest expense from accumulated other comprehensive income (loss) and subsequent changes in fair value related to an interest rate swap that was de-designated as a cash flow hedge as a result of paying off a term loan related to the legacy Alpha operations shortly after the Foundation Merger. Interest expense related to the Foundation operations consisted of interest expense from the outstanding term loan due 2011, the outstanding 7.25% notes due 2014 and accretion of debt discount.

        Interest income. Interest income decreased by $5.6 million, or 76%, for the year ended December 31, 2009 compared to the year ended December 31, 2008 primarily due to lower interest rates realized on our invested cash as well as a lower average cash balance for the comparable period.

        Loss on early extinguishment of debt. Loss on early extinguishment of debt was $5.6 million for the year ended December 31, 2009 and was related to the write-off of unamortized deferred debt issuance costs for a term loan related to the legacy Alpha operations that was paid off shortly after the Foundation Merger. Loss on early extinguishment of debt was $14.7 million for the year ended December 31, 2008 and consisted of $10.7 million in tender offer consideration payment for the repurchase of Old Alpha's $175.0 million 10% senior notes and the write-off of the related unamortized deferred debt issuance costs of $4.0 million.

        Net gain on termination of Cliffs' merger. Net gain on termination of Cliffs' merger was $56.3 million for the year ended December 31, 2008 and consisted of a $70.0 million fee Old Alpha received from Cliffs upon termination of the planned merger less $13.7 million in transaction costs, including fees paid for financial, legal and other professional fees.

        Miscellaneous income (expense), net. Miscellaneous income (expense), net was $3.2 million for the year ended December 31, 2009 and ($3.8 million) for the year ended December 31, 2008. Miscellaneous expense in 2008 was primarily related to the impairment charge of $4.5 million related to Old Alpha's equity investment in the Excelven joint venture in Venezuela.

        Income tax expense (benefit). Income tax benefit from continuing operations for the year ended December 31, 2009 was $33.0 million as compared to income tax expense of $52.2 million for the year ended December 31, 2008. The income tax benefit for 2009 was due primarily to the tax benefits associated with percentage depletion and the reversal of $22.2 million of valuation allowance that was triggered by our movement from a net deferred tax asset position to a net deferred tax liability position on our consolidated balance sheet as a result of the Foundation Merger, partially offset by non-deductible transaction costs and the impact from the interest rate swap.

        Our effective tax rate of 20.8% for 2008 was lower than the statutory federal tax rate due primarily to the tax benefits associated with percentage depletion, the domestic production activities deduction, and the change in the valuation allowance, partially offset by state income taxes.

        The effective tax rate for 2009 was lower than the effective tax rate for 2008 mainly due to the benefits of the valuation allowance reversal and percentage depletion being larger in relation to pre-tax income. As a result of the Foundation Merger, a significant amount of the book depreciation, depletion and amortization expense does not impact the percentage depletion calculation. Due to being in a net liability position, no valuation allowances were established against the minimum tax credit carryforwards and the federal net operating loss, much of which is created from the percentage depletion deduction.

        Discontinued operations. Loss from discontinued operations for the year ended December 31, 2009 was $8.8 million, net of tax, compared to a loss from discontinued operations of $32.9 million, net of tax, for the year ended December 31, 2008. The loss from discontinued operations of $8.8 million in 2009 was primarily related to expenses incurred for Kingwood. The $32.9 million loss in 2008 consists of losses from Kingwood of $37.1 million and income from Gallatin of $4.2 million. The $37.1 million loss from Kingwood consists of loss from operations of $49.8 million including $30.2 million in mine closure and asset impairment charges, partially offset by an income tax benefit of $12.7 million. The $4.2 million of income from Gallatin consists of a gain on the sale of Gallatin of $13.6 million, offset by losses from the operation of Gallatin of $7.8 million, net of non-controlling interest and income tax expense of $1.6 million.

  Segment Analysis

        The price of coal is influenced by many factors that vary by region. Such factors include, but are not limited to: (1) coal quality, which includes energy (heat content), sulfur, ash, volatile matter and moisture content; (2) transportation costs; (3) regional supply and demand; (4) available competitive fuel sources such as natural gas, nuclear or hydro; and (5) production costs, which vary by mine type, available technology and equipment utilization, productivity, geological conditions, and mine operating expenses.

        The energy content or heat value of coal is a significant factor influencing coal prices as higher energy coal is more desirable to consumers and typically commands a higher price in the market. The heat value of coal is commonly measured in British thermal units or the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal from the Eastern and Midwest regions of the United States tends to have a higher heat value than coal found in the Western United States.

        Powder River Basin coal, with its lower energy content, lower production cost and often greater distance to travel to the consumer, typically sells at a lower price than Northern and Central Appalachian coal that has a higher energy content and is often located closer to the end user.

	Year Ended December 31,		Increase (Decrease)
	2009	2008	Tons/$	%
	(in thousands, except per ton data)
Western Coal Operations
Steam tons sold	20,752	—	20,752	NM
Steam coal sales realization per ton	$10.47	$—	$10.47	NM
Total revenues	$218,613	$—	$218,613	NM
EBITDA from continuing operations	$39,278	$—	$39,278	NM
Eastern Coal Operations
Steam tons sold	18,318	15,525	2,793	18%
Metallurgical tons sold	8,130	11,372	(3,242)	(29)%
Steam coal sales realization per ton	$65.30	$51.80	$13.50	26%
Metallurgical coal sales realization per ton	$98.08	$117.50	$(19.42)	(17)%
Total revenues	$2,249,027	$2,454,702	$(205,675)	(8)%
EBITDA from continuing operations	$524,042	$421,572	$102,470	24%

        Western Coal Operations—Our Western Coal Operations are located in the southern Powder River Basin of Wyoming and were acquired in the Foundation Merger and therefore, we do not have reported comparative results. We operate two large open-pit mines at Belle Ayr and Eagle Butte and produce steam coal for shipment primarily to utilities. EBITDA from continuing operations for our Western Coal Operations was $39.3 million for the year ended December 31, 2009, which included $217.2 million in coal revenues and $172.2 million in cost of coal sales. Coal sales realization per ton was $10.47 and coal sales volumes were 20.8 million tons. Coal revenues and tons shipped from the Western Coal Operations have been generally affected in 2009 by weak demand in the marketplace and transportation delays in the region.

        Eastern Coal Operations—Our Eastern Coal Operations are located in Pennsylvania, West Virginia, Virginia and Kentucky and produce steam coal that is sold primarily to electric utilities and industrial customers. Our Eastern Coal Operations also produces metallurgical coal that is sold primarily to steel producers. Steam coal sales volumes from our Eastern Coal Operations increased 2.8 million tons, or 18%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in steam coal sales volumes consisted of 6.8 million tons from the Foundation operations, partially offset by a decrease of 4.0 million tons from the legacy Alpha operations. The 4.0 million ton decrease in steam coal sales volumes from the legacy Alpha operations is primarily due to lower brokered coal activity and lower production due to the economic recession experienced during 2009 and to a lesser extent, severe weather conditions experienced in the fourth quarter of 2009. The Foundation operations shipped 6.8 million tons of steam coal for the year ended December 31, 2009, which included 5.4 million tons from our Pennsylvania Services business unit and 1.4 million tons from the Foundation mines included in our Northern West Virginia business unit.

        Steam coal sales realization per ton at our Eastern Coal Operations increased $13.50, or 26%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was primarily due to an increase in steam coal sales realization per ton for the legacy Alpha operations, partially offset by lower relative steam coal sales realization per ton from the Foundation operations. Steam coal sales realization per ton for the legacy Alpha operations was $70.22, an increase of $18.42 per ton, or 36%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was due to shipments on higher priced contracts that were executed primarily during a period in 2008 when market prices for steam coal were more favorable as compared to the pricing in the contracts included in the 2008 coal sales volumes. The average coal sales realization per ton for the Foundation operations was $57.06 per ton, which included coal sales realization per ton of $53.24 from our Pennsylvania Services business unit and $72.17 from the Foundation mines included in our Northern West Virginia business unit.

        Metallurgical coal sales volumes from our Eastern Coal Operations decreased 3.2 million tons, or 29%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease in metallurgical coal sales volumes consisted of a decrease of 3.8 million tons from the legacy Alpha operations, partially offset by 0.6 million tons shipped from the Foundation operations. The 3.8 million decrease in metallurgical coal sales volumes from the legacy Alpha operations is due primarily to lower demand for coking coal from steel producers due to the economic recession experienced during 2009. The Foundation operations shipped 0.6 million tons for the year ended December 31, 2009, all of which was shipped from Foundation mines included in our Northern West Virginia business unit.

        Metallurgical coal sales realization per ton at our Eastern Coal Operations decreased $19.42, or 17%, for the year ending December 31, 2009 compared to the year ending December 31, 2008. The decrease was due to a decrease in coal sales realization per ton for the legacy Alpha operations, partially offset by higher relative coal sales realization per ton from the Foundation operations. Coal sales realization per ton for the legacy Alpha operations was $95.83, a decrease of $21.67 per ton, or 18%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease was due to lower market prices realized on coal sales volumes as a result of reduced demand for coking coal from steel producers experienced for the year ending December 31, 2009 compared to the year ending December 31, 2008. The average coal sales realization per ton for the Foundation operations was $125.57 per ton.

        EBITDA from continuing operations for our Eastern Coal Operations increased $102.5 million, or 24%, compared to the prior year period. The increase was primarily due to lower total costs and expenses of $306.0 million and higher miscellaneous income of $2.2 million, which were partially offset by lower total revenues of $205.7 million. The decrease in total costs and expenses was largely attributable to a $189.1 million decrease in cost of coal sales related to lower purchased coal volumes and lower variable production costs, a decrease in other expenses of $70.5 million primarily related to net mark-to-market gains on derivative swap contracts and lower expenses associated with coal contract settlements, decreased freight and handling costs that are offset by a corresponding decrease in freight and handling revenues of $90.0 million, higher selling, general and administrative expenses of $28.1 million and lower gains on asset sales of $15.0 million.

        The decrease in total revenues of $205.7 million was the result of lower metallurgical coal sales revenues of $538.9 million that were partially offset by higher steam coal sales revenues of $391.9 million. The decrease in metallurgical coal sales revenues consisted of a decrease of $615.9 million related to the legacy Alpha operations as a result of the factors described above, which was partially offset by the addition of $77.0 million of metallurgical coal sales revenue from the Foundation operations.

Liquidity and Capital Resources

        Our primary sources of cash have been from sales of our coal production, borrowings under our credit facility (see "—Credit Agreement and Long-Term Debt"), sales of our common stock, and to a much lesser extent, sales of purchased coal to customers, sales of non-core assets and miscellaneous revenues.

        Our primary uses of cash have been our coal production costs, capital expenditures, interest costs, cash payments for employee benefit obligations such as retiree health care benefits, cash payments related to our reclamation obligations and support of working capital requirements such as trade accounts receivable, coal inventories and trade accounts payable. Our ability to service debt and acquire new productive assets for use in our operations has been and will be dependent upon our ability to generate cash from our operations. We generally fund all of our capital expenditure requirements with cash generated from operations. Historically, we have engaged in minimal financing of assets such as through operating leases.

        We believe that cash on hand, cash generated from our operations and borrowings available under our credit facility will be sufficient to meet our working capital requirements, anticipated capital expenditures, debt service requirements and reclamation obligations for at least the next year.

        At March 31, 2011, we had available liquidity of $1,876.8 million, including cash and cash equivalents of $540.9 million, marketable securities of $375.5 million and $960.4 million of unused revolving credit facility commitments available under the Alpha Existing Credit Agreement and our accounts receivable securitization facility (the "A/R Facility"), after giving effect to $7.6 million and $36.3 million of letters of credit outstanding, respectively, as of March 31, 2011, subject to limitations described in the Alpha Existing Credit Agreement. Our total long-term debt, including discount, was $760.8 million at March 31, 2011, see "—Credit Agreement and Long-Term Debt".

        We sponsor pension plans in the United States for salaried and non-union hourly employees. For these plans, the Pension Protection Act of 2006 ("PPA") requires a funding target of 100% of the present value of accrued benefits. The PPA includes a funding target phase-in provision that establishes a funding target of 92% in 2008, 94% in 2009, 96% in 2010 and 100% thereafter for defined benefit pension plans. Generally, any such plan with a funding ratio of less than 80% will be deemed at risk and will be subject to additional funding requirements under the PPA. Annual funding contributions to the plans are made as recommended by consulting actuaries based upon the ERISA funding standards. Plan assets consist of equity and fixed income funds, real estate funds, private equity funds and alternative investment funds. We are required to measure plan assets and benefit obligations as of the date of our fiscal year-end balance sheet and recognize the overfunded or underfunded status of our defined benefit pension and other postretirement plans (other than a multi-employer plan) as an asset or liability on our balance sheet and recognize changes in that funded status in the year in which the changes occur through other comprehensive (loss) income. Global economic conditions have caused investment income and the value of investment assets held in our pension trust to lose value in the past. As a result, we may be required to increase the amount of cash contributions into the pension trust in order to comply with the funding requirements of the PPA. We currently expect to make contributions in 2011 of approximately $40 million for our defined benefit pension plans.

        We have obligations for a federal coal lease, which contains an estimated 224.0 million tons of proven and probable coal reserves in the Powder River Basin. The original lease bonus bid was $180.5 million, payable in five equal annual installments of $36.1 million. We paid the third installment in 2010. The two remaining annual installments of $36.1 million each are due on May 1, 2011 and 2012.

        With respect to global economic events, there continues to be uncertainty in the financial markets and this uncertainty brings potential liquidity risks for us. Such risks include declines in our stock value, less availability and higher costs of additional credit, potential counterparty defaults and further commercial bank failures. We believe that our current group of customers is sound and represents no abnormal business risk.

        In March 2010, we filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission that provides us the flexibility to raise additional debt and/or equity capital through the sale or issuance of a number of different classes of securities. In March 2011, we amended the shelf registration statement to, among other things, add registrants reflecting certain additional subsidiaries that may serve as guarantors of debt and/or equity securities, including the notes.

        A portion of the purchase price of the Merger will be paid in cash. We anticipate funding the cash portion and any re-financing of Massey's debt through a combination of new debt proceeds that we intend to raise in 2011 and cash on hand. We also expect to incur between $123.0 million and $144.0 million of fees in connection with the issuance of new debt and between $47.0 million and $59.0 million for professional services in connection with the Merger.

  Accounts Receivable Securitization

        Alpha and certain of our subsidiaries are parties to a $150.0 million A/R Facility with a third party financial institution. We formed ANR Receivables Funding, LLC (the "SPE"), a special-purpose, bankruptcy-remote wholly-owned subsidiary to purchase trade receivables generated by certain of our operating and sales subsidiaries, without recourse (other than customary indemnification obligations for breaches of specific representations and warranties), and then transfer senior undivided interests in up to $150.0 million of those accounts receivable to a financial institution for the issuance of letters of credit or for cash borrowings for our ultimate benefit.

        The SPE is consolidated into our financial statements, and therefore the purchase and sale of trade receivables by the SPE from our operating and sales receivables has no impact on our consolidated financial statements. The assets of the SPE, however, are not available to the creditors of us or any other subsidiary. Available borrowing capacity is based on the amount of eligible accounts receivable as defined under the terms of the definitive agreements for the A/R Facility and varies over time. Unless extended by the parties, the receivables purchase agreement supporting the borrowings under the A/R Facility expires on December 9, 2015, or earlier upon the occurrence of certain events customary for facilities of this type, including the failure for any reason by liquidity providers to the A/R Facility's financial institutions to renew their commitments not less often than annually.

        As of March 31, 2011, letters of credit in the amount of $36.3 million were outstanding under the A/R Facility and no cash borrowing transactions had taken place. As of December 31, 2010, letters of credit in the amount $63.8 million were outstanding under the A/R Facility and no cash borrowing transactions had taken place. If outstanding letters of credit exceed borrowing capacity, we are required to provide additional collateral in the form of restricted cash to secure outstanding letters of credit. Under the A/R Facility, the SPE is subject to certain affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, liens, payments, merger or consolidation and amendments to the agreements underlying the receivables pool. Alpha Natural Resources, Inc. has agreed to guarantee the performance by its subsidiaries, other than the SPE, of their obligations under the A/R Facility. We do not guarantee repayment of the SPE's debt under the A/R Facility. The financial institution, which is the administrator, may terminate the A/R Facility upon the occurrence of certain events that are customary for facilities of this type (with customary grace periods, if applicable), including, among other things, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events, changes in the rate of default or delinquency of the receivables above specified levels, a change of control and material judgments. A termination event would permit the administrator to terminate the program and enforce any and all rights and remedies, subject to cure provisions, where applicable.

Cash Flows

  Three Months Ended March 31, 2011 and 2010

        Cash and cash equivalents decreased by $13.9 million for the three months ended March 31, 2011. The net change in cash and cash equivalents was attributable to the following:

	Three Months Ended March 31,
	2011	2010
Cash Flows (in thousands):
Net cash provided by operating activities	$168,418	$143,250
Net cash used in investing activities	(163,516)	(101,300)
Net cash used in financing activities	(18,814)	(13,984)

Net (decrease) increase in cash and cash equivalents	$(13,912)	$27,966

        Net cash provided by operating activities for the three months ended March 31, 2011 was $168.4 million, an increase of $25.1 million from the $143.3 million of net cash provided by operations for the three months ended March 31, 2010. This increase was driven by an increase in net income, a decrease in amortization of acquired coal supply agreements, net, an increase in deferred income taxes and by changes in operating assets and liabilities. The cash generated (used) by changes in operating assets and liabilities was primarily related to the increase in accounts receivable, net of $75.0 million, the increase in inventories, net of $19.4 million, the increase in prepaid expenses and other current assets of $17.5 million, the increase in accounts payable of $109.1 million, the decrease in accrued expenses and other current liabilities of $13.5 million and the decrease in pension and postretirement medical benefit obligations of $12.1 million.

        Net cash used in investing activities for the three months ended March 31, 2011 was $163.5 million, an increase of $62.2 million from the $101.3 million of net cash used in investing activities during the three months ended March 31, 2010. The increase was primarily due to an increase in purchases of marketable securities, net of $61.7 million.

        Net cash used in financing activities for the three months ended March 31, 2011 was $18.8 million compared to $14.0 million of net cash used in financing activities for the three months ended March 31, 2010. The primary uses of cash for financing activities included $11.7 million of debt issuance costs and $11.2 million of common stock repurchases to satisfy employees' minimum statutory tax withholdings upon the vesting of restricted stock and restricted stock units.

  Years Ended December 31, 2010, 2009 and 2008

        Cash and cash equivalents increased by $88.9 million for the year ended December 31, 2010, and decreased $210.3 million for the year ended December 31, 2009. The net change in cash and cash equivalents was attributable to the following:

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Cash Flows
Net cash provided by operating activities	$693,601	$356,220	$458,043
Net cash used in investing activities	(508,497)	(281,810)	(77,625)
Net cash (used in) provided by financing activities	(96,201)	(284,731)	241,407

Net change in cash and cash equivalents	$88,903	$(210,321)	$621,825

        Net cash provided by operating activities, including discontinued operations, during 2010 was $693.6 million, an increase of $337.4 million from the $356.2 million of net cash provided by operations during 2009. This increase was driven by an increase in our net income and by changes in operating assets and liabilities. The cash generated (used) by changes in operating assets and liabilities was primarily related to the increase in accounts receivable, net of $48.5 million, the increase in inventories, net of $21.9 million, the decrease in prepaid expenses and other current assets of $59.1 million, the decrease in accounts payable of $21.8 million, the increase in accrued expenses and other current liabilities of $42.7 million and the decrease in pension and postretirement medical benefit obligations of $70.8 million.

        Net cash used in investing activities, including discontinued operations, during 2010 was $508.5 million, an increase of $226.7 million from the $281.8 million of net cash used in investing activities during 2009. The increase in 2010 was primarily due to an increase in capital expenditures of $121.8 million, an increase in net purchases of marketable securities of $39.1 million, and the acquisition of mineral rights under federal lease of $36.1 million.

        Net cash used in financing activities, including discontinued operations, during 2010 was $96.2 million, compared to $284.7 million of net cash used in financing activities in 2009. The primary uses of cash for financing activities included $41.7 million of common stock repurchases under our stock repurchase program and to satisfy employees' minimum statutory tax withholdings upon the vesting of restricted stock and restricted stock units. In addition, we made $56.9 million of principal payments on our long-term debt.

        Net cash provided by operating activities, including discontinued operations, during 2009 was $356.2 million, a decrease of $101.8 million from the $458.0 million of net cash provided by operations during 2008. This decrease was driven by a decrease in our net income and a decrease in operating assets and liabilities in 2009 as compared to 2008 primarily related to the $40.0 million increase in prepaid expenses and other current assets, the decrease in trade accounts payable of $26.7 million, pension and postretirement medical benefit obligations of $37.5 million, and accrued expenses and other current liabilities of $22.4 million.

        Net cash used in investing activities, including discontinued operations, during 2009 was $281.8 million, an increase of $204.2 million from the $77.6 million of net cash used in investing activities during 2008. The increase in 2009 was primarily due to the purchases of marketable securities of $119.4 million, an increase in capital expenditures of $49.3 million, and the absence of $45.0 million of proceeds in 2009 that occurred in 2008 from the sale of Gallatin. The increase in net cash used in investing activities was partially offset by the $23.5 million of cash acquired from the Foundation Merger.

        Net cash used in financing activities, including discontinued operations, during 2009 was $284.7 million, compared to $241.4 million of net cash provided by financing activities in 2008. This decrease was primarily due to the concurrent offerings in April 2008 of our common stock and the convertible notes, offset by principal payments on our long-term debt and principal repayments of our note payable. In 2009, shortly after the Foundation Merger, we voluntarily repaid our term loan in the amount of $233.1 million.

  Credit Agreement and Long-term Debt

        For a description of the indebtedness we will incur and other changes to our indebtedness in connection with the Transactions, see "Description of Certain Other Indebtedness."

        As of March 31, 2011 and December 31, 2010 and 2009, our total long-term indebtedness consisted of the following (in thousands):

	December 31,		March 31,
	2010	2009	2011
Term loan due 2014	$227,896	$284,750	$224,936
7.25% senior notes due 2014	298,285	298,285	298,285
2.375% convertible senior note due 2015	287,500	287,500	287,500
Other	7,819	—	14,175
Debt discount	(67,349)	(80,282)	(64,073)

Total long-term debt	754,151	790,253	760,823
Less current portion	11,839	33,500	11,839

Long-term debt, net of current portion	$742,312	$756,753	$748,984

  Alpha Credit Facility

        On April 15, 2010, we and our lenders amended and restated (the "Amend and Extend") the Alpha Existing Credit Agreement. The Amend and Extend, among other things, extended the maturity of $236.8 million of the then-outstanding term loans and $554.0 million of existing revolving credit facility commitments from July 7, 2011 to July 31, 2014. The Amend and Extend added $300.4 million of additional borrowing capacity with a maturity of July 31, 2014, to increase the aggregate principal amount available to be drawn under the existing revolving credit facility to $950.4 million. Subsequently, we terminated $96.0 million of commitments under the existing revolving credit facility and prepaid $39.6 million of the term loans, both of which related to lenders that chose not to extend their commitments beyond the original expiration date of July 7, 2011. Additionally, the Amend and Extend (1) increased the amount of the "accordion" feature of the Alpha Existing Credit Agreement to $400.0 million, all of which was available for us to exercise following the closing of the Amend and Extend; and, (2) also made other changes to the Alpha Existing Credit Agreement, including amendments to certain of the negative covenants in the Alpha Existing Credit Agreement to provide us greater financial and operating flexibility.

        As of March 31, 2011, the total borrowing capacity under the existing revolving credit facility was $854.4 million and the amount available was $846.8 million, after giving effect to outstanding letters of credit of $7.6 million. Borrowings under the existing revolving credit facility bear interest at a base rate plus an applicable margin or at an adjusted London interbank offered rate ("LIBOR") plus an applicable margin. The applicable margin is subject to adjustment based on leverage ratios. There were no borrowings outstanding under the existing revolving credit facility at March 31, 2011, December 31, 2010 or December 31, 2009. Additionally, we are required to pay a commitment fee of 0.5% on unused borrowings.

        The Alpha Existing Credit Agreement's secured term loan bears interest at a base rate plus an applicable margin or at an adjusted LIBOR rate plus an applicable margin. The interest rate approximated 3.56%, 3.56% and 3.50% at March 31, 2011, December 31, 2010 and December 31, 2009, respectively. As of March 31, 2011, our secured term loan had a carrying value of $223.8 million, net of debt discount of $1.1 million, with $11.8 million classified as current portion of long-term debt. As of December 31, 2010, our secured term loan had a carrying value of $226.7 million, net of debt discount of $1.2 million, with $11.8 million classified as current portion of long-term debt. As of December 31, 2009, our secured term loan had a carrying value of $282.7 million, net of debt discount of $2.0 million, with $33.5 million classified as current portion of long-term debt.

        The Alpha Existing Credit Agreement places certain restrictions on us. See "—Analysis of Material Debt Covenants."

  7.25% Senior Notes Due August 1, 2014

        Foundation PA Coal Company, LLC ("Foundation PA"), one of our subsidiaries, has senior unsecured notes outstanding that mature on August 1, 2014, unless previously redeemed (the "2014 Notes") with an aggregate principal amount of $298.3 million at all of March 31, 2011, December 31, 2010 and December 31, 2009. The 2014 Notes are guaranteed on a senior unsecured basis by Alpha Natural Resources, Inc. and all of our subsidiaries other than Foundation PA and ANR Receivables Funding LLC. The 2014 Notes pay interest semi-annually and are redeemable at Foundation PA's option at a redemption price equal to 102.417%, 101.208%, and 100% of the principal amount if redeemed during the twelve month periods beginning August 1, 2010, 2011 and 2012, respectively, plus accrued interest. As of March 31, 2011, the carrying value of the 2014 Notes was $297.3 million, net of debt discount of $1.0 million. As of December 31, 2010, the carrying value of the 2014 Notes was $297.3 million, net of debt discount of $1.0 million. As of December 31, 2009, the carrying value of the 2014 Notes was $297.0 million, net of debt discount of $1.3 million.

        The indenture governing the 2014 Notes places certain restrictions on Alpha. See "—Analysis of Material Debt Covenants."

  2.375% Convertible Senior Notes Due April 15, 2015

        As of March 31, 2011, December 31, 2010 and December 31, 2009, we had $287.5 million aggregate principal amount of 2.375% convertible senior notes due April 15, 2015 (the "Convertible Notes"). The Convertible Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, and will mature on April 15, 2015, unless previously repurchased by us or converted. We separately account for the liability and equity components of our Convertible Notes in a manner reflective of our nonconvertible debt borrowing rate. The related deferred loan costs and discount are being amortized and accreted, respectively, over the seven-year term of the Convertible Notes, and provide for an effective interest rate of 8.64%. As of March 31, 2011, December 31, 2010 and December 31, 2009, the carrying amounts of the debt component were $225.5 million, $222.4 million and $210.5 million, respectively. As of March 31, 2011, December 31, 2010 and December 31, 2009, the unamortized debt discount was $62.0 million, $65.1 million and $77.0 million, respectively. As of March 31, 2011, December 31, 2010 and 2009, the carrying amount of the equity component was $69.9 million.

        The Convertible Notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The Convertible Notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. The Convertible Notes are convertible in certain circumstances and in specified periods at an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount of Convertible Notes, subject to adjustment upon the occurrence of certain events set forth in the Indenture. Upon conversion of the Convertible Notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock, or a combination thereof, at our election.

        The indenture governing the Convertible Notes contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee, Union Bank, N.A. or the holders of not less than 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the principal of Convertible Notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to Alpha, the principal amount of the Convertible Notes together with any accrued and unpaid interest thereon will automatically become due and immediately payable.

        As a result of the Foundation Merger, the Convertible Notes became convertible at the option of the holders beginning on June 18, 2009, and remained convertible through the 30th day after the effective date of the Foundation Merger, which was July 31, 2009. No notes were converted during the conversion period. The Convertible Notes were not convertible as of March 31, 2011, December 31, 2011 or December 31, 2009 and as a result are classified as long-term debt.

  Other

        In 2010, we entered into certain agreements to develop, build and subsequently lease our new corporate headquarters. We have provided certain financial guarantees in connection with the development and construction of the building and are considered the owner of the building from an accounting perspective. We have recorded $7.8 million as a liability and corresponding asset in our consolidated financial statements for amounts expended and guaranteed by us through December 31, 2010. We have recorded $14.2 million as a liability and corresponding asset in our consolidated financial statements for amounts expended and guaranteed by us through March 31, 2011. We expect to record an additional $6.1 million in 2011 for additional amounts anticipated to be expended for the construction of the building and guaranteed by us. The building is expected to be completed at the end of 2011.

  Analysis of Material Debt Covenants

        We were in compliance with all covenants under the Alpha Existing Credit Agreement and the indenture governing the 2014 Notes as of March 31, 2011 and December 31, 2010. A breach of the covenants in the Alpha Existing Credit Agreement or the 2014 Notes indenture, including the financial covenants under the Alpha Existing Credit Agreement that measure ratios based on Adjusted EBITDA, could result in a default under the Alpha Existing Credit Agreement or the 2014 Notes indenture and the respective lenders and note holders could elect to declare all amounts borrowed due and payable. Any acceleration under either the Alpha Existing Credit Agreement or the 2014 Notes indenture would also result in a default under the indenture governing our Convertible Notes. Additionally, under the Alpha Existing Credit Agreement and the 2014 Notes indenture, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

        Covenants and required levels set forth in the Alpha Existing Credit Agreement are:

	Actual Covenant Levels; Period Ended December 31, 2010	Required Covenant Levels	Actual Covenant Levels; Twelve Months Ended March 31, 2011	Required Covenant Levels; January 1, 2009 and Thereafter
Minimum adjusted EBITDA to cash interest ratio	19.5x	2.5x	21.9x	2.5x
Maximum total debt less unrestricted cash to adjusted EBITDA ratio	0.3x	3.5x	0.4x	3.5x

        Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, non-recurring items, and other adjustments permitted in calculating covenant compliance under the Alpha Existing Credit Agreement. EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as net income (loss) from operations plus interest expense, income tax expense, amortization of acquired coal supply agreements and depreciation, depletion and amortization, less interest income and income tax benefit. EBITDA is not a financial measure recognized under United States generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The amounts shown for EBITDA as presented may differ from amounts calculated and may not be comparable to other similarly titled measures used by other companies.

        Certain non-cash items that may adjust EBITDA in the compliance calculation are: (a) accretion on asset retirement obligations; (b) amortization of intangibles; (c) any long-term incentive plan accruals or any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees; and (d) gains or losses associated with the change in fair value of derivative instruments. Certain non-recurring items that may adjust EBITDA in the compliance calculation are: (a) business optimization expenses or other restructuring charges; (b) non-cash impairment charges; (c) certain non-cash expenses or charges arising as a result of the application of acquisition accounting; (d) non-cash charges associated with loss on early extinguishment of debt; and (e) charges associated with litigation, arbitration, or contract settlements. Certain other items that may adjust EBITDA in the compliance calculation are: (a) after-tax gains or losses from discontinued operations; (b) franchise taxes; and (c) other non-cash expenses that do not represent an accrual or reserve for future cash expense.

        The calculation of adjusted EBITDA shown below is based on our results of operations in accordance with the Alpha Existing Credit Agreement and therefore, is different from EBITDA presented elsewhere in this prospectus supplement.

	Three Months Ended				Twelve Months Ended December 31, 2010
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Net income	$14,041	$38,797	$31,874	$10,839	$95,551
Interest expense	22,120	18,504	17,834	15,005	73,463
Interest income	(680)	(848)	(967)	(963)	(3,458)
Income tax expense (benefit)	20,860	(5,159)	1,236	(13,771)	3,166
Amortization of acquired coal supply agreements, net	65,957	55,633	52,398	52,805	226,793
Depreciation, depletion and amortization	95,137	91,049	94,202	90,715	371,103

EBITDA	217,435	197,976	196,577	154,630	766,618
Non-cash charges(1)	12,177	14,069	10,003	18,578	54,827
Extraordinary or non-recurring items(1)	273	279	388	599	1,539
Other adjustments(1)	3,048	(1,359)	608	(149)	2,148

Adjusted EBITDA	$232,933	$210,965	$207,576	$173,658	$825,132

(1)
Calculated in accordance with the Alpha Existing Credit Agreement

Adjusted EBITDA to cash interest ratio	19.5
Total debt less unrestricted cash to adjusted EBITDA ratio	0.3

	Three Months Ended				Twelve Months Ended March 31, 2011
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
Net income	$38,797	$31,874	$10,839	$49,848	$131,358
Interest expense	18,504	17,834	15,005	15,610	66,953
Interest income	(848)	(967)	(963)	(1,045)	(3,823)
Income tax expense (benefit)	(5,159)	1,236	(13,771)	13,967	(3,727)
Amortization of acquired coal supply agreements, net	55,633	52,398	52,805	25,983	186,819
Depreciation, depletion and amortization	91,049	94,202	90,715	88,638	364,604

EBITDA	197,976	196,577	154,630	193,001	742,184
Non-cash charges(1)	14,069	10,003	18,578	16,187	58,837
Extraordinary or non-recurring items(1)	279	388	599	2,416	3,682
Other adjustments(1)	(1,359)	608	(149)	233	(667)

Adjusted EBITDA	$210,965	$207,576	$173,658	$211,837	$804,036

(1)
Calculated in accordance with the Alpha Existing Credit Agreement

Adjusted EBITDA to cash interest ratio	21.9
Total debt less unrestricted cash to adjusted EBITDA ratio	0.4

        Cash interest is calculated in accordance with the Alpha Existing Credit Agreement and is equal to interest expense less interest income and non-cash interest expense. Cash interest for the twelve months ended December 31, 2010 and the twelve months ended March 31, 2011 is calculated as follows (in thousands):

	Twelve Months Ended December 31, 2010	Twelve Months Ended March 31, 2011
Interest expense	$73,463	$66,953
Less interest income	(3,458)	(3,823)
Less non-cash interest expense	(24,861)	(23,827)
Less other adjustments	(2,916)	(2,563)

Net cash interest expense(1)	$42,228	$36,740

(1)
Calculated in accordance with the Alpha Existing Credit Agreement.

        If certain circumstances exist where all of our $287.5 million aggregate principal amount of Convertible Notes were converted at the option of the holders, we believe we would have adequate liquidity to satisfy the obligations for the Convertible Notes and remain in compliance with any required covenants

  Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, operating leases, indemnifications and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in our Consolidated Balance Sheets. However, the underlying obligations that they secure, such as asset retirement obligations, self-insured workers' compensation liabilities, royalty obligations and certain retiree medical obligations, are reflected in our Consolidated Balance Sheets.

        We are required to provide financial assurance in order to perform the post-mining reclamation required by our mining permits, pay our federal production royalties, pay workers' compensation claims under self-insured workers' compensation laws in various states, pay federal black lung benefits, pay retiree health care benefits to certain retired United Mine Workers of America ("UMWA") employees and perform certain other obligations. In order to provide the required financial assurance, we generally use surety bonds and self bonding for post-mining reclamation and bank letters of credit for self-insured workers' compensation obligations and UMWA retiree health care obligations. Federal black lung benefits are paid from a dedicated trust fund to which future contributions will be required. Bank letters of credit are also used to collateralize a portion of the surety bonds.

        We had outstanding surety bonds with a total face amount of $515.7 million as of March 31, 2011 to secure various obligations and commitments. As of March 31, 2011, we had $43.9 million of letters of credit in place, of which $7.6 million was outstanding under the Alpha Existing Credit Agreement, and $36.3 million was outstanding under our A/R Facility. We had outstanding surety bonds with a total face amount of $518.6 million as of December 31, 2010 to secure various obligations and commitments. As of December 31, 2010, we had $71.5 million of letters of credit in place, of which $7.7 million was outstanding under the Alpha Existing Credit Agreement, and $63.8 million was outstanding under our A/R Facility. These outstanding letters of credit served as collateral for workers' compensation bonds, reclamation surety bonds, secured UMWA retiree health care obligations, secured workers' compensation obligations and other miscellaneous obligations. In the event that additional surety bonds or self bonding capacity become unavailable, we would seek to secure our obligations with letters of credit, cash deposits or other suitable forms of collateral.

  Other

        As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition of coal mining assets and interests in coal mining companies, and acquisitions of, or combinations with, coal mining companies. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements. These bids or proposals, which may be binding or nonbinding, are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

  Contractual Obligations

        The following is a summary of our significant contractual obligations as of December 31, 2010 (in thousands):

	2011	2012-2013	2014-2015	After 2015	Total
Long-term debt(1)	$11,839	$44,395	$757,447	$—	$813,681
Other debt(2)	—	90	110	7,619	7,819
Equipment purchase commitments	88,436	200	—	—	88,636
Operating leases	5,857	5,585	2,131	1,226	14,799
Minimum royalties	16,676	31,804	18,650	40,797	107,927
Federal coal lease	36,108	36,108	—	—	72,216
Coal purchase commitments	227,195	8,280	—	—	235,475

Total	$386,111	$126,462	$778,338	$49,642	$1,340,553

(1)
Long-term debt includes principal amounts due in the years shown. Cash interest payable on these obligations, with interest rates ranging between 2.375% and 7.25% on our loans, would be approximately $36.4 million in 2011, $71.0 million in 2012 to 2013, and $24.9 million in 2014 to 2015.

(2)
Other debt includes principal amounts due in the years shown. Cash interest payable on this obligation, with an interest rate approximating 13.86%, would be approximately $2.3 million in 2012 to 2013, $2.1 million in 2014 to 2015, and $15.7 million after 2015.

        Additionally, we have long-term liabilities relating to asset retirement obligations, postretirement, pension, workers' compensation and black lung benefits. The table below reflects the estimated undiscounted cash flows for these obligations (in thousands):

	2011	2012-2013	2014-2015	After 2015	Total
Asset retirement obligation	$12,934	$20,293	$26,002	$340,517	$399,746
Postretirement benefit obligation	33,042	75,880	88,528	269,929	467,379
Pension benefit obligation	13,814	30,262	32,832	83,495	160,403
Workers' compensation benefit and black lung benefit obligations	11,098	12,646	10,299	39,507	73,550

Total	$70,888	$139,081	$157,661	$733,448	$1,101,078

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other factors and assumptions, including the current economic environment that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis and adjust such estimates and assumptions as facts and circumstances require. Illiquid credit markets, volatile equity, foreign currency and energy markets, and declines in demand for steel products have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results may differ significantly from these estimates. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

        Derivatives Instruments and Hedging Activities. We are subject to the risk of price volatility for certain of the materials and supplies used in production, such as diesel fuel and explosives and for the amount we receive for the sale of natural gas. As a part of our risk management strategy, we enter into pay fixed, receive variable and pay variable, receive fixed swap agreements with financial institutions to mitigate the risk of price volatility for both diesel fuel and explosives and sales of natural gas, respectively. Swap agreements are derivative instruments that we are required to recognize as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting requirements for derivatives are complex and judgment is required in certain areas such as cash flow hedge accounting and hedge effectiveness testing. We assess each swap agreement to determine whether or not it qualifies for special cash flow hedge accounting. In performing the assessment, we make estimates and assumptions about the timing and amounts of future cash flows related to the forecasted purchases of diesel fuel and explosives and sales of natural gas. We update our assessments at least on a quarterly basis.

        Reclamation. Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. Our asset retirement obligations are initially recorded at fair value. In order to determine fair value, we use assumptions including a discount rate and third-party margin. Each is discussed further below:

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  Discount Rate.  Asset retirement obligations are initially recorded at fair value. We utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

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  Third-Party Margin.  The measurement of an obligation is based upon the amount a third party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing similar types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

        On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience. At December 31, 2010, we had recorded asset retirement obligation liabilities of $223.0 million, including amounts reported as current. While the precise amount of these future costs cannot be determined with certainty, as of December 31, 2010, we estimate that the aggregate undiscounted cost of final mine closures is approximately $399.7 million.

        Coal Reserves. There are numerous uncertainties inherent in estimating quantities of economically recoverable coal reserves, many of which are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled by our internal engineers and geologists and reviewed by a third party consultant. Some of the factors and assumptions that impact economically recoverable reserve estimates include:

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  geological conditions;

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  historical production from the area compared with production from other producing areas;

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  the assumed effects of regulations and taxes by governmental agencies;

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  assumptions governing future prices; and

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  future operating costs.

        Each of these factors may vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material. Variances could affect our projected future revenues and expenditures, as well as the valuation of coal reserves and depletion rates. At December 31, 2010, we had 1,154.5 million tons of proven and probable coal reserves assigned to our active operations.

        Postretirement Medical Benefits. We have long-term liabilities for postretirement medical benefit cost obligations. Detailed information related to these liabilities is included in Note 15 to the Consolidated Financial Statements included in this prospectus supplement. Liabilities for postretirement medical benefit costs are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future health care cost trends, to estimate the costs and obligations for postretirement medical benefit costs. The discount rates used to determine the net periodic benefit cost for postretirement medical benefits ranged from 4.59% to 5.88% for the various plans for the year ended December 31, 2010. At December 31, 2010, we had total postretirement medical benefit obligations of $706.3 million.

        The estimated impact of changes to the healthcare cost trend rate and discount rate is as follows:

Health care cost trend rate	One- Percentage Point Increase	One- Percentage Point Decrease
	(In thousands)
Effect on total service and interest cost components	$5,753	$(4,667)
Effect on accumulated postretirement benefit obligation	$84,506	$(70,355)

Health care cost trend rate	One-Half Percentage Point Increase	One-Half Percentage Point Decrease
	(In thousands)
Effect on total service and interest cost components	$149	$(165)
Effect on accumulated postretirement benefit obligation	$(1,698)	$1,707

        Retirement Plans. We have two non-contributory defined benefit retirement plans (the "Pension Plans") covering certain of our salaried and non-union hourly employees. We also have an unfunded non-qualified Supplemental Executive Retirement Plan ("SERP") covering certain eligible employees. Benefits are based on either the employee's compensation prior to retirement or stated amounts for each year of service with us. Funding of the defined benefit retirement plans is in accordance with the requirements of ERISA, which can be deducted for federal income tax purposes. We contributed $43.5 million to our defined benefit retirement plans for the year ended December 31, 2010. For the year ended December 31, 2010, we recorded net periodic benefit expense of $3.1 million for our Pension Plans and SERP and have recorded obligations of $41.3 million.

        The calculation of the net periodic benefit expense and projected benefit obligation associated with our Pension Plans and SERP requires the use of a number of assumptions that we deem to be "critical accounting estimates." These assumptions are used by our independent actuaries to make the underlying calculations. Changes in these assumptions can result in different net periodic benefit expense and liability amounts, and actual experience can differ from the assumptions.

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  The expected long-term rate of return on plan assets is an assumption of the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. We establish the expected long-term rate of return at the beginning of each fiscal year based upon historical returns and projected returns on the underlying mix of invested assets. The Pension Plans investment targets are 64.5% equity funds and 35.5% fixed income funds. Investments are rebalanced on a periodic basis to stay within these targeted guidelines. The long-term rate of return assumption used to determine net periodic benefit expense was 7.92% for the year ended December 31, 2010. Any difference between the actual experience and the assumed experience is deferred as an unrecognized actuarial gain or loss and amortized into expense in future periods.

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  The discount rate represents our estimate of the interest rate at which pension benefits could be effectively settled. Assumed discount rates are used in the measurement of the projected, accumulated and vested benefit obligations and the service and interest cost components of the net periodic benefit expense. In estimating that rate, we use rates of return on high quality, fixed income investments. The discount rate used to determine pension expense was 5.39% for the year ended December 31, 2010. The differences resulting from actual versus assumed discount rates are amortized into pension expense over the remaining average service life of the active plan participants. A one half percentage-point increase in the discount rate would increase the net periodic pension cost for the year ended December 31, 2010 by less than $0.1 million and decrease the projected benefit obligation as of December 31, 2010 by approximately $13.6 million. The corresponding effects of a one half of one percentage-point decrease in the discount rate would be less than a $0.2 million increase in the net periodic pension cost and approximately a $14.4 million increase in the projected benefit obligation.

        Workers' Compensation. Workers' compensation is a system by which individuals who sustain personal injuries due to job-related accidents are compensated for their disabilities, medical costs, and on some occasions, for the costs of their rehabilitation, and by which the survivors of workers who suffer fatal injuries receive compensation for lost financial support. The workers' compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee injured in the course of employment. Our obligations are covered through a combination of a self-insurance program and third party insurance policies. We accrue for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. Our estimates of these costs are adjusted based upon actuarial studies. Actual losses may differ from these estimates, which could increase or decrease our costs. At December 31, 2010, we had workers' compensation obligations of $51.7 million.

        Coal Workers' Pneumoconiosis. We are required by federal and state statutes to provide benefits to employees for awards related to coal workers' pneumoconiosis disease (black lung). Certain of our subsidiaries are insured for workers' compensation and black lung obligations by a third-party insurance provider. Certain subsidiaries in West Virginia are self-insured for workers' compensation and state black lung obligations. Certain other subsidiaries are self-insured for black lung benefits and fund benefit payments through a Section 501(c)(21) tax-exempt trust fund. Provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. In addition, for our subsidiaries in Wyoming, we participate in a compulsory state-run fund.

        Charges are made to operations for self-insured black lung claims, as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee's applicable term of service. As of December 31, 2010, we had black lung obligations of $45.0 million, which are net of assets of $1.1 million that are held in a tax exempt trust fund.

        Business Combinations. We account for our business combinations under the acquisition method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management's judgment, the utilization of independent valuation experts and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other items.

        Income Taxes. We recognize deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, we analyze both positive and negative evidence. Such evidence includes objective evidence obtained from our historical earnings, future sales commitments, outlooks on the coal industry by us and third parties, expected level of future earnings (with sensitivities on expectations considered), timing of temporary difference reversals, ability or inability to meet forecasted earnings, unsettled industry circumstances, ability to carry back and utilize a future tax loss (if a loss were to occur), available tax planning strategies, limitations on deductibility of temporary differences, and the impact the alternative minimum tax has on utilization of deferred tax assets. The valuation allowance is monitored and reviewed quarterly. If our conclusions change in the future regarding the realization of a portion or all of our net deferred tax assets, we may record a change to the valuation allowance through income tax expense in the period the determination is made, which may have a material impact on our results. As of December 31, 2010, we were in a net deferred tax liability position with tax computed at regular tax rates on the gross temporary differences. Federal tax attributes related to minimum tax credit carry-forwards and federal and state net operating losses offset the tax effect of the temporary differences somewhat. A valuation allowance of $11.0 million has been provided on certain state net operating losses not expected to provide future tax benefits.

        Goodwill. Goodwill represents the excess of purchase price over the fair value of the net assets of acquired companies. We estimate the fair value of goodwill using a number of factors, including the application of multiples and discounted cash flow estimates. Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of October 31 of each year.

        We test consolidated goodwill for impairment using a fair value approach at the reporting unit level. We perform our goodwill impairment test in two steps. Step one compares the fair value of each reporting unit to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

        For purposes of our step one analysis, our estimate of fair value for each reporting unit is based on discounted cash flows (the income approach). Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions.

        Goodwill was $382.4 million as of December 31, 2010. The Company's annual goodwill impairment review performed on October 31, 2010 supported the carrying value of the Company's goodwill.

BUSINESS OF ALPHA

Overview

        On July 31, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. merged with Foundation continuing as the surviving legal corporation of the Foundation Merger which was renamed Alpha Natural Resources, Inc. For more information regarding the Foundation Merger, see "Prospectus Supplement Summary—Summary Historical Consolidated Financial Data."

        We are one of America's premier coal suppliers, ranked third largest among publicly-traded U.S. coal producers as measured by 2010 consolidated revenues of $3.9 billion. We are the nation's leading supplier and exporter of metallurgical coal for use in the steel-making process and a major supplier of thermal coal to electric utilities and manufacturing industries across the country. As of March 31, 2011, we operate 68 mines and 13 coal preparation plants in Northern and Central Appalachia and the Powder River Basin, with approximately 6,500 employees.

        We have two reportable segments: Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of the mines in Northern and Central Appalachia, our coal brokerage activities and our road construction business. Western Coal Operations consists of two Powder River Basin mines in Wyoming. Our All Other category includes an idled underground mine in Illinois; expenses associated with certain closed mines; Maxxim Rebuild and Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

        Steam coal, which is primarily purchased by large utilities and industrial customers as fuel for electricity generation, accounted for approximately 83% of our coal sales volume for the three months ended March 31, 2011 and approximately 86% of our coal sales volume for the twelve months ended December 31, 2010. Metallurgical coal, which is used primarily to make coke, a key component in the steel making process, accounted for approximately 17% of our coal sales volume for the three months ended March 31, 2011 and approximately 14% of our coal sales volume for the twelve months ended December 31, 2010. Metallurgical coal generally sells at a premium over steam coal because of its higher quality and its value in the steelmaking process as the raw material for coke. We believe that the volume of the coal we sell will grow when and if demand for power and steel increases.

        During the three months ended March 31, 2011, we sold a total of 21.0 million tons of steam and metallurgical coal and generated total revenues of $1.1 billion, EBITDA from continuing operations of $193.0 million and income from continuing operations of $49.8 million. During the twelve months ended December 31, 2010, we sold a total of 84.8 million tons of steam and metallurgical coal and generated coal revenues of $3.5 billion, EBITDA from continuing operations of $769.1 million and income from continuing operations of $97.2 million. EBITDA from continuing operations is a non-GAAP financial measure. For a description of management's uses of EBITDA from continuing operations and a reconciliation of EBITDA from continuing operations to net income, the most closely comparable GAAP measure, see "Prospectus Supplement Summary—Summary Historical Consolidated Financial Data." Our coal sales during 2010 consisted of 82.6 million tons of produced and processed coal, including 0.8 million tons purchased from third parties and processed at our processing plants or loading facilities prior to resale, and 2.2 million tons of purchased coal which we resold without processing. Approximately 73% of the coal we purchased in 2010 was blended with coal produced from our mines prior to resale. Approximately 35% of our coal revenues combined with freight and handling revenues in 2010 was derived from sales made outside the United States, primarily in Brazil, Italy, India, Turkey and Ukraine.

        As of December 31, 2010, we owned or leased approximately 2.3 billion tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 63% are low sulfur reserves, with approximately 53% having sulfur content below 1%. Approximately 64% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years.

  History

        Old Alpha was formed under the laws of the State of Delaware on November 29, 2004. On February 15, 2005, an initial public offering of Old Alpha's common stock occurred and since then, we have grown substantially through a series of acquisitions including the Foundation Merger in 2009 discussed above.

        During 2006, Old Alpha acquired certain coal mining operations in eastern Kentucky from Progress Fuels Corp, a subsidiary of Progress Energy. These operations are adjacent to our Enterprise operations and were integrated with Enterprise.

        During 2007, Old Alpha completed the acquisition of certain coal mining assets in western West Virginia known as Mingo Logan from Arch Coal, Inc. The Mingo Logan purchase consisted of coal reserves, one active deep mine and a load-out and processing plant, which is managed by our Callaway operations.

        During 2008:

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  Our subsidiary, Alpha Terminal Company, LLC, increased its equity ownership position in Dominion Terminal Associates ("DTA") from approximately 33% to approximately 41%, effectively increasing our coal export and terminal capacity at DTA from approximately 6.5 million tons to approximately 8.0 million tons annually. DTA is a 20 million-ton annual capacity coal export terminal located in Newport News, Virginia.

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  Old Alpha sold its interest in Gallatin Materials LLC ("Gallatin"), a start-up lime manufacturing business in Verona, Kentucky, for cash in the amount of $45.0 million. The proceeds were used in part to repay the Gallatin loan facility outstanding with NedBank Limited in the amount of $18.2 million. Old Alpha recorded a gain on the sale of $13.6 million in the third quarter of 2008.

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  Old Alpha entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, Cliffs Natural Resources Inc. (formerly known as Cleveland Cliffs Inc.) ("Cliffs") would acquire all of Old Alpha's outstanding shares. On November 3, 2008, Old Alpha commenced litigation against Cliffs by filing an action in the Delaware Court of Chancery to obtain an order requiring Cliffs to hold its scheduled shareholder meeting. During the fourth quarter of 2008, Old Alpha and Cliffs mutually terminated the merger agreement and settled the litigation. The terms of the settlement agreement included a $70.0 million payment from Cliffs to Old Alpha which, net of transaction costs, resulted in a gain of $56.3 million.

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  Old Alpha announced the permanent closure of the Whitetail Kittanning Mine, an adjacent coal preparation plant and other ancillary facilities ("Kingwood"). The mine stopped producing coal in early January 2009 and we ceased equipment recovery operations by the end of April 2009. The decision resulted from adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location. Old Alpha recorded a charge of $30.2 million in the fourth quarter of 2008, which includes asset impairment charges of $21.2 million, write off of advance mining royalties of $3.8 million, which will not be recoverable, severance and other employee benefit costs of $3.6 million and increased reclamation obligations of $1.9 million.

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  Approximately 17.6 million tons of underground coal reserves in eastern Kentucky that Old Alpha had originally acquired as part of the Progress acquisition were sold to a private coal producer for approximately $13.0 million in cash.

        During 2010, we entered into a 50/50 joint venture with Rice Energy, LP through which we are developing our Marcellus Shale natural gas resource in southwestern Pennsylvania, where we control nearly 20,000 acres of one of the Marcellus' most productive regions.

  Competitive Strengths

        We believe that the following competitive strengths enhance our prominent position in the United States.

        We are the third largest publicly traded coal producer in the United States based on 2010 consolidated revenues and have significant coal reserves.    Based on 2010 consolidated revenues of $3.9 billion, we are the third largest publicly traded coal producer in the United States. As of December 31, 2010, we controlled approximately 2.3 billion tons of proven and probable coal reserves.

        We have a diverse portfolio of coal mining operations and reserves.    We operate a total of 68 mines and have reserves in the three major U.S. coal producing regions: Northern and Central Appalachia and the Powder River Basin. Our mines are located in Wyoming, Pennsylvania, West Virginia, Virginia, Illinois and Kentucky. We sell coal to domestic and foreign electric utilities, steel producers and industrial users. We believe we are the only producer with significant operations and major reserve blocks in both the Powder River Basin and Northern Appalachia, two U.S. coal production regions for which future demand is expected to increase. We believe that this geographic diversity provides us with a significant competitive advantage, allowing us to source coal from multiple regions to meet the needs of our customers and reduce their transportation costs.

        We are a recognized industry leader in safety and environmental performance.    Our focus on safety and environmental performance results in a lower likelihood of disruption of production at our mines, which leads to higher productivity and improved financial performance. We operate some of the nation's safest mines, with 2010 total injury incident rates, as tracked by the MSHA, below industry averages.

        Our ability to blend coals from our operations allows us to increase our coal revenues and gross margins while meeting our customer requirements.    The strategic locations of our mines and preparation plants provide us the ability to blend coals from our operations and increase coal revenues and gross margins while meeting our customer requirements.

        We have long-standing relationships and long-term contracts with many of the largest coal-burning utilities in the United States.    We supply coal to numerous power plants operated by a diverse group of electricity generators across the country. We believe we have a reputation for reliability and superior customer service that has enabled us to solidify our customer relationships.

        We are the largest producer of metallurgical coal in the United States and have access to international customers.    We are the largest producer of metallurgical coal in the United States and have the ability to serve international customers. We have the capacity to ship approximately 8 million tons annually through our 41% ownership interest in DTA and through our access to other international shipping points.

        Our management team has a track record of success.    Our management team has a proven record of generating free cash flow, reducing costs, developing and maintaining long-standing customer relationships and effectively positioning us for future growth and profitability.

  Business Strategy

        Our objective is to increase shareholder value through sustained earnings growth and free cash flow generation. Our key strategies to achieve this objective are described below:

        Maintaining our commitment to operational excellence.    We seek to maintain our operational excellence with an emphasis on investing selectively in new equipment and advanced technologies. We will continue to focus on profitability and efficiency by leveraging our significant economies of scale, large fleet of mining equipment, information technology systems and coordinated purchasing and land management functions. In addition, we continue to focus on productivity through our culture of workforce involvement by leveraging our strong base of experienced, well-trained employees. We will deploy our Running Right approach to enhance the efficiency and performance of Massey mines.

        Capitalizing on industry dynamics through a balanced approach to selling our coal.    Despite the volatility in coal prices over the past several years, we believe the long-term fundamentals of the U.S. coal industry are favorable. We plan to continue employing a balanced approach to selling our coal, including the use of long-term sales commitments for a portion of our future production while maintaining uncommitted planned production to capitalize on favorable future pricing environments.

        Selectively expanding our production and reserves.    Given our broad scope of operations and expertise in mining in major coal-producing regions in the United States, we believe that we are well-situated to capitalize on the expected continued growth in U.S. and international coal consumption by evaluating growth opportunities, including expansion of production capacity at our existing mining operations, further development of existing significant reserve blocks in Northern and Central Appalachia, and potential strategic acquisition opportunities that arise in the United States or internationally. We expect that the Merger, which adds 2.8 billion tons of proven and probable reserves, will increase our flexibility in evaluating growth opportunities in Central Appalachia.

        Continuing to provide a mix of coal types and qualities to satisfy our customers' needs.    By having operations and reserves in three major coal producing regions, we are able to source and blend coal from multiple mines to meet the needs of our domestic and international customers. Our broad geographic scope and mix of coal qualities provide us with the opportunity to work with many leading electricity generators, steel companies and other industrial customers across the country.

        Continuing to focus on excellence in safety and environmental stewardship.    We intend to maintain our recognized leadership in operating some of the safest mines in the United States and in achieving environmental excellence. Our ability to minimize workplace incidents and environmental violations improves our operating efficiency, which directly improves our cost structure and financial performance.

  Coal Mining Techniques

        We use four different mining techniques to extract coal from the ground: longwall mining, room-and-pillar mining, truck-and-shovel mining and truck and front-end loader mining.

  Longwall Mining

        We utilize longwall mining techniques at our Pennsylvania Services business unit. Longwall mining is the most productive and safest underground mining method used in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface. Continuous miners are used to develop access to long rectangular blocks of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive and most effective for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand large, contiguous reserves. Ultimate seam recovery of in-place reserves using longwall mining is much higher than the room-and-pillar mining underground technique. All of the raw coal mined at our longwall mines is washed in preparation plants to remove rock and impurities.

  Room-and-Pillar Mining

        Our AMFIRE, Southern West Virginia, Northern West Virginia, and Virginia/Kentucky business units utilize room-and-pillar mining methods. In this type of mining, main airways and transportation entries are developed and maintained while remote-controlled continuous miners extract coal from so-called rooms by removing coal from the seam, leaving pillars to support the roof. Shuttle cars and battery coal haulers are used to transport coal to the conveyor belt for transport to the surface. This method is more flexible than longwall mining and often used to mine smaller coal blocks or thin seams. Ultimate seam recovery of in-place reserves is typically less than that achieved with longwall mining. All of this production is also washed in preparation plants before it becomes saleable clean coal.

  Truck-and-Shovel Mining and Truck and Front-End Loader Mining

        We utilize truck-and-shovel mining methods in both of our mines in the Powder River Basin. We utilize the truck and front-end loader method at the surface mines in our AMFIRE, Southern West Virginia, Northern West Virginia, and Virginia/Kentucky business units. These methods are similar and involve using large, electric or hydraulic-powered shovels or diesel-powered front-end loaders to remove earth and rock (overburden) covering a coal seam which is later used to refill the excavated coal pits after the coal is removed. The loading equipment places the coal into haul trucks for transportation to a preparation plant or loadout area. Ultimate seam recovery of in-place reserves on average exceeds 90%. This surface-mined coal rarely needs to be cleaned in a preparation plant before sale. Productivity depends on overburden and coal thickness (strip ratio), equipment utilized and geologic factors.

  Coal Characteristics

        In general, coal of all geological compositions is characterized by end use as either steam coal or metallurgical coal. Heat value, sulfur and ash content, and in the case of metallurgical coal, volatility, are the most important variables in the profitable marketing and transportation of coal. These characteristics determine the best end use of a particular type of coal. We mine, process, market and transport sub-bituminous and bituminous coal, characteristics of which are described below.

        Heat Value.    The heat value of coal is commonly measured in British thermal units, or "Btus." A Btu is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Alpha mines both sub-bituminous and bituminous coal. Bituminous coal is located primarily in Appalachia, Arizona, the Midwest, Colorado, Wyoming and Utah and is the type most commonly used for electric power generation in the United States. Sub-bituminous coal is used for industrial steam purposes, while bituminous coal, depending on its quality, can be used for both metallurgical and industrial steam purposes. Of our estimated 2.3 billion tons of proven and probable reserves, approximately 64% have a heat value above 12,500 Btus per pound, which is considered high btu coal.

        Sulfur Content.    Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coals have a sulfur content of 1.5% or less. Approximately 63% of our proven and probable reserves are low sulfur coal.

        High sulfur coal can be burned in plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by 50% to 90%. Plants without scrubbers can burn high sulfur coal by blending it with lower sulfur coal or by purchasing emission allowances on the open market, allowing the user to emit a predetermined amount of sulfur dioxide. Some older coal-fired plants have been retrofitted with scrubbers, although most have shifted to lower sulfur coals as their principal strategy for complying with Phase II of the Clean Air Act's Acid Rain regulations. We expect that any new coal-fired generation plants built in the United States will use clean coal-burning technology and will include scrubbers.

        Ash & Moisture Content.    Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion. The absence of ash is also important to the process by which metallurgical coal is transformed into coke for use in steel production. Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby reducing its value and making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal's weight.

        Coking Characteristics.    The coking characteristics of metallurgical coal are typically measured by the coal's fluidity, ARNU and volatility. Fluidity and ARNU tests measure the expansion and contraction of coal when it is heated under laboratory conditions to determine the strength of the coke that could be produced from a given coal. Typically, higher numbers on these tests indicate higher coke strength. Volatility refers to the loss in mass, less moisture, when coal is heated in the absence of air. The volatility of metallurgical coal determines the percentage of feed coal that actually becomes coke, known as coke yield, all other metallurgical characteristics being equal. Coal with a lower volatility produces a higher coke yield and is more highly valued than coal with a higher volatility.

  Business Environment

        Coal is an abundant, efficient and affordable natural resource used primarily to provide fuel for the generation of electric power. According to the U.S. Department of Energy's Energy Information Administration ("EIA") 2010 International Energy Outlook, world-wide economically recoverable coal reserves using today's technology are estimated to be approximately 909 billion tons. Also according to the 2010 EIA International Energy Outlook, the United States is one of the world's largest producers of coal and has approximately 29% of global coal reserves, representing nearly 228 years of supply based on current usage rates. According to the U.S. Department of Energy, the energy content of the United States coal reserves exceeds that of all the known oil supplies in the world.

        Coal Markets.    Coal is primarily consumed by utilities to generate electricity. It is also used by steel companies to make steel products and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. In general, coal is characterized by end use as either steam coal or metallurgical coal. Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coke, which is used in the production of steel. Over the past forty years, total annual coal consumption in the United States (excluding exports) has more than doubled to over one billion tons in 2010. The growth in the demand for coal has coincided with an increased demand for coal from electric power generators.

	Actual(1)			Preliminary(1)	Projected(1)		Annual Growth
Consumption by Sector	2007	2008	2009	2010	2015	2030	2010-2015	2015-2030
	(Tons in millions)
Electric Generation	1,045	1,041	937	980	932	1,105	(5)%	19%
Industrial	57	54	45	48	49	48	3%	(2)%
Steel Production	23	22	15	21	22	19	7%	(13)%
Coal-to-Liquids Processes	—	—	—	—	11	65		473%
Residential/Commercial	4	4	3	3	3	3	3%	(3)%
Export	59	82	59	77	70	76	(9)%	9%

Total	1,188	1,202	1,059	1,129	1,087	1,316	(4)%	21%

(1)
Data sourced from the U.S. Department of Energy's EIA's 2010 and 2011 Annual Energy Outlook.

        Much of the nation's power generation infrastructure is coal-fired. As a result, coal has consistently maintained a 46% to 53% market share during the past 10 years according to the U.S. Department of Energy EIA's Short-Term Energy Outlook, principally because of its relatively low cost, reliability and domestic abundance. Coal is a low-cost fossil fuel used for base-load electric power generation, typically being considerably less expensive than oil and generally competitive with natural gas. Coal-fired generation is also competitive with nuclear power generation especially on a total cost per megawatt-hour basis. The production of electricity from existing hydroelectric facilities is inexpensive, but its application is limited both by geography and susceptibility to seasonal and climatic conditions. Through 2010, non-hydropower renewable power generation accounted for only 3.5% of all the electricity generated in the United States, and wind and solar power represented only 2.4% of United States power generation according to the U.S. Department of Energy EIA's Short-Term Energy Outlook.

        Coal consumption patterns are also influenced by the demand for electricity, governmental regulation impacting power generation, technological developments, transportation costs, and the location, availability and cost of other fuels such as natural gas, nuclear and hydroelectric power.

        Coal's primary advantages are its relatively low cost and availability compared to other fuels used to generate electricity. According to the EIA, the estimated levelized cost of generation for various power generation technologies, including levelized capital costs, fixed operating and maintenance (O&M), variable O&M (including fuel) and transmission investment are as follows:

Levelized Cost of Electricity(1)

	$/MWh
	Mean	Minimum	Maximum
Supercritical Pulverized Coal	$62.0	$49.0	$82.0
Integrated Gasification Combined Cycle	$62.5	$53.0	$71.0
Natural Gas Combined Cycle	$70.5	$58.0	$87.0
Nuclear	$81.5	$65.0	$110.0
Onshore Wind	$119.6	$50.0	$156.0
Offshore Wind	$123.7	$71.0	$181.0
Biomass Circulating Fluidized Bed	$146.0	$73.0	$180.0
Hydro	$154.0	$45.0	$262.0
Solar Thermal	$246.3	$175.0	$324.0
Solar Photovoltaic	$1,017.8	$226.0	$2,031.0

(1)
Figures represent the minimum, maximum and average values of levelized costs of electricity from multiple studies depicted in the IEA report Projected Costs of Generating Electricity, 2010 Edition, tables 11.1B and 11.2.

        Coal Production.    United States coal production was approximately 1.1 billion tons in 2010. The following table, derived from data prepared by the EIA, sets forth production statistics in each of the major coal producing regions for the periods indicated.

	Actual(1)			Preliminary(1)	Projected(1)		Annual Growth
Production by Region	2007	2008	2009	2010	2015	2030	2010-2015	2015-2030
Powder River Basin	480	452	417	434	436	559	0%	6%
Central Appalachia	227	234	197	193	114	103	(8)%	(2)%
Northern Appalachia	133	136	128	133	143	163	1%	—
Illinois Basin	96	102	106	110	114	124	1%	—
Other	211	248	227	228	237	298	1%	1%

Total	1,147	1,172	1,075	1,098	1,044	1,246	(1)%	1%

(1)
Data sourced from the EIA's 2010 and 2011 Annual Energy Outlook.

        Coal Regions.    Coal is mined from coal fields throughout the United States, with the major production centers located in the Western United States, Northern and Central Appalachia and the Illinois Basin. The quality of coal varies by region. Physical and chemical characteristics of coal are very important in measuring quality and determining the best end use of particular coal types.

        Competition.    The coal industry is intensely competitive. With respect to our U.S. customers, we compete with numerous coal producers in the Appalachian region and with a large number of western coal producers. Competition from coal with lower production costs shipped east from western coal mines has resulted in increased competition for coal sales in the Appalachian region. In 2010, imports accounted for a relatively small percentage of total U.S coal consumption. Approximately 2% of total U.S. coal consumption in 2010 was imported. Excess industry capacity, which has occurred in the past, tends to result in reduced prices for our coal. The most important factors on which we compete are delivered coal price, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for greater than 93% of 2010 domestic coal consumption. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon summer and winter temperatures and commercial and industrial outputs in the United States, environmental and other government regulations, technological developments and the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements.

        Demand for our metallurgical coal and the prices that we will be able to obtain for metallurgical coal will depend to a large extent on the demand for U.S. and international steel, which is influenced by factors beyond our control, including overall economic activity and the availability and relative cost of substitute materials. In the export metallurgical market, during 2010 and 2009, we largely competed with producers from Australia, Canada, and other international producers of metallurgical coal.

  Mining Operations

        We currently have six regional business units, operating in Virginia, West Virginia, Pennsylvania, Kentucky and Wyoming. As of December 31, 2010, these business units include 13 preparation plants, each of which receive, blend, process and ship coal that is produced from one or more of our 66 active mines (some of which are operated by third parties under contracts with us), using four mining methods: longwall mining, room-and-pillar mining, truck-and-shovel mining and truck and front-end loader mining. Our underground mines generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars or continuous haulage, roof bolters, and various ancillary equipment. We have two large underground mines that employ a longwall mining system. Our Eastern surface mines are a combination of contour highwall miner, auger operations using truck/loader-excavator equipment fleets along with large production tractors and a small percentage using mountain top removal. Our Western surface mines are large open-pit operations that use the truck-and-shovel mining method. Most of our preparation plants are modern heavy media plants that generally have both coarse and fine coal cleaning circuits. We employ preventive maintenance and rebuild programs to ensure that our equipment is modern and well-maintained. During 2010, most of our preparation plants also processed coal that we purchased from third party producers before reselling it to our customers. Within each regional business unit, mines have been developed at strategic locations in close proximity to our preparation plants and rail shipping facilities. Coal is transported from our regional business units to customers by means of railroads, trucks, barge lines, and ocean-going vessels from terminal facilities.

        The following table provides location and summary information regarding our six regional business units and the preparation plants and active mines associated with these business units as of December 31, 2010:

Regional Business Units

			Number and Type of Mines as of December 31, 2010
		Preparation Plants/Shipping Points as of December 31, 2010
							2010 Production of Saleable Tons
Business Unit	Location		Underground	Surface	Total	Transportation
							(in thousands)(1)
Pennsylvania Services	Pennsylvania	Cumberland and Emerald	2	—	2	Barge, Truck, CSX, NS	10,666
AMFIRE	Pennsylvania	Clymer and Portage	5	11	16	NS, Truck	2,590
Southern West Virginia	West Virginia, Virginia	Litwar, Kepler and Black Bear	13	3	16	NS	5,136
Northern West Virginia	West Virginia	Erbacon, Kingston, Rockspring and Pioneer	5	3	8	Barge, CSX, NS, RJCC, Truck	7,456
Virginia/Kentucky(2)	Virginia, Kentucky	Toms Creek, Roxana, McClure River and Moss #3	13	9	22	CSX, NS, Truck	7,313
Alpha Coal West	Wyoming	Belle Ayr and Eagle Butte	—	2	2	BNSF, UP, Truck	48,992

	Total from active operations		38	28	66		82,153

(1)
Includes coal purchased from third-party producers that was processed at our subsidiaries' preparation plants in 2010.

(2)
In November 2010, Alpha placed Moss #3 preparation plant on idle status.

BNSF = BNSF Railway

CSX = CSX Transportation

RJCC = R.J. Corman Railroad Company

NS = Norfolk Southern Railway Company

UP = Union Pacific Railroad Company

        The coal production and processing capacity of our mines and processing plants is influenced by a number of factors including reserve availability, labor availability, environmental permit timing, and preparation plant capacity.

  Pennsylvania Services

        Our Pennsylvania Services business unit consists of our Cumberland and Emerald mining complexes, which collectively shipped 11.1 million tons in 2010. Coal is mined primarily by using longwall mining systems supported by continuous miners. We control approximately 775.3 million tons of contiguous reserves through our Pennsylvania Services business unit. Approximately 175.0 million tons are assigned to active mines and 600.3 million tons are unassigned. Both mines operate in the Pittsburgh No. 8 Seam, the dominant coal-producing seam in the region, which is six to eight feet thick in the mines. The mines sell high Btu, high sulfur coal primarily to eastern utilities. There are 1,515 salaried and hourly employees at our Pennsylvania Services business unit. The hourly work force at each mine is represented by the UMWA.

        Cumberland shipped 5.8 million tons of coal in 2010. All of the coal at Cumberland is processed through a preparation plant before being loaded onto Cumberland's owned and operated railroad for transportation to the Monongahela River dock site. At the dock site, coal is then loaded into barges for transportation to river-served utilities or to other docks for subsequent rail shipment to non-river-served utilities. The mine can also ship a portion of its production by truck.

        Emerald shipped 5.3 million tons of coal in 2010. Emerald has the ability to store clean coal and blend variable sulfur products to meet customer requirements. All of Emerald's coal is processed through a preparation plant before being loaded into unit trains operated by the Norfolk Southern Railway or CSX Transportation. The mine also has the option to ship a portion of its coal by truck.

  AMFIRE

        Our AMFIRE business unit consists of five underground mines operated by AMFIRE employees and eleven surface mines, six of which are operated by independent contractors. Coal is mined primarily using continuous miners employing the room-and-pillar mining method at the underground mines and the truck and front end loader method at our surface mines. We control approximately 83.7 million tons of coal reserves through our AMFIRE business unit. Approximately 34.3 million tons are assigned to active mines and approximately 49.4 million tons are unassigned. AMFIRE employs 480 salaried and hourly employees. The mines sell high Btu, low, medium, and high sulfur coal to eastern utilities and steel companies. All of the underground mining operations at AMFIRE are staffed and operated by AMFIRE employees. The underground coal is delivered directly by truck to the customer, or transported to the Clymer or Portage coal preparation plants or raw coal loading docks where it is cleaned, blended and loaded onto rail, belt or truck for shipment to customers. The surface mined coal is delivered directly by truck to the customer or transported to the Clymer or Portage coal preparation plants or raw coal loading docks where it is blended and loaded onto rail, belt or truck for shipment to customers. During 2010, AMFIRE shipped 2.5 million tons, which included 0.1 million tons of coal purchased from third parties that was blended with AMFIRE's coal and shipped to our customers.

  Southern West Virginia

        Our Southern West Virginia business unit consists of our Brooks Run South and Callaway operations, which collectively shipped 5.1 million tons in 2010. Coal is mined primarily using continuous miners employing the room-and-pillar mining method at our underground mines and the truck and front end loader method at our surface mines. We control approximately 96.3 million tons of coal reserves through our Southern West Virginia business unit. Approximately 44.7 million tons are assigned to active mines and approximately 51.6 million tons are unassigned. There are 670 salaried and hourly employees at our Southern West Virginia business unit.

        Brooks Run South produces coal from twelve underground mines, four of which are underground mines operated by our employees, and eight that are operated by independent contractors. The mines sell high Btu, low sulfur coal to eastern utilities and metallurgical coal to steel companies. The coal is transported by truck or rail to the Litwar and Kepler preparation plants operated by Brooks Run South, where it is cleaned, blended and loaded onto rail for shipment to customers. During 2010, Brooks Run South shipped 2.2 million tons, which included approximately 0.5 million tons of coal purchased from third parties that was blended with other coals and shipped to our customers.

        Callaway produces coal from three surface mining operations operated by our Callaway employees and one underground mine operated by our subsidiary Cobra Natural Resources, LLC ("Cobra") using continuous miners and the room-and-pillar mining method. The mines sell high Btu, low sulfur coal to eastern utilities and metallurgical coal to steel companies. Callaway also recovers coal from the road construction business operated by our subsidiary Nicewonder Contracting, Inc. ("NCI"). Coal from the three surface mines and NCI is transported by truck to the Black Bear preparation plant or the Ben Creek or Mate Creek loadouts operated by Cobra or the Virginia Energy loadout operated by Callaway where the coal is cleaned, blended, and loaded onto rail for shipment to customers. Coal from the underground mine is belted to the Black Bear preparation plant where it is cleaned and then loaded into railcars at the Ben Creek loadout for shipment to our customers. During 2010, Callaway shipped 2.9 million tons, which included less than 0.1 million tons of coal purchased from third parties.

  Northern West Virginia

        Our Northern West Virginia business unit consists of our Brooks Run North, Kingston, Rockspring, and Pioneer operations, which collectively shipped 7.6 million tons in 2010. Coal is mined primarily using continuous miners employing the room-and-pillar mining method at our underground mines and the truck and front end loader method at our surface mines. We control approximately 258.1 million tons of coal reserves through our Northern West Virginia business unit. Approximately 70.5 million tons are assigned to active mines and approximately 187.6 million tons are unassigned. There are 1,100 salaried and hourly employees at our Northern West Virginia business unit.

        Brooks Run North produces coal from two underground mines and one surface mine operated by our Brooks Run North employees. The mines sell high Btu, medium sulfur coal primarily to eastern utilities. The coal is transported by truck to the Erbacon preparation plant operated by Brooks Run North where it is cleaned, blended and loaded onto rail for shipment to customers. During 2010, Brooks Run North shipped 2.4 million tons.

        Kingston produces coal from two underground mines operated by Kingston employees. Kingston sells primarily metallurgical coal. The coal is trucked to the Kanawha River for shipment by barge or to CSX Transportation or the Norfolk Southern Railway load-outs for shipment by rail. During 2010, Kingston shipped 1.1 million tons.

        Rockspring operates a large multiple section mining complex called Camp Creek that produces coal from one underground mine operated by our Rockspring employees. The mine sells mid Btu, low and medium sulfur coal primarily to southeastern utilities. Rockspring has a mine site rail loadout served by Norfolk Southern Railway. The mine can also ship a portion of its production by truck. Rockspring shipped 3.1 million tons of coal in 2010.

        Pioneer produces coal from two surface mines: Paynter Branch and Pax. These mines sell high Btu, low and medium sulfur steam coal primarily to eastern utilities and metallurgical coal to steel companies. The Pioneer mines shipped 1.0 million tons of steam and metallurgical coal in 2010. Coal from Paynter Branch is shipped by truck to our on-site rail loading facility on the Norfolk Southern Railway and then on to domestic utilities and exported to metallurgical coal customers. Coal from Pax is shipped to customers primarily via rail, with coal being trucked from the mine to our on-site train loading facility served by CSX Transportation and R.J. Corman Railroad. Pax coal may also be trucked to the Kanawha River for shipment by barge. In late 2010, Paynter Branch completed mining the reserves at its current mine. The equipment and employees were subsequently redeployed to the Pax mine.

  Virginia/Kentucky

        Our Virginia/Kentucky business unit consists of our Paramont, Dickenson-Russell and Enterprise operations, which collectively shipped 7.3 million tons in 2010. Coal is mined primarily using continuous miners employing the room-and-pillar mining method at our underground mines and the truck and front end loader method at our surface mines. We control approximately 354.9 million tons of coal reserves through our Virginia/Kentucky business unit. Approximately 176.8 million tons are assigned to active mines and approximately 178.1 million tons are unassigned. There are approximately 1,385 salaried and hourly employees at our Virginia/Kentucky business unit.

        Paramont produces coal from eight underground mines, four of which are operated by independent contractors. Paramont also operates seven surface mines, three of which are operated by independent contractors. These mines sell high Btu, low sulfur coal primarily to eastern utilities and metallurgical coal to steel companies. The coal produced by the underground mines is transported by truck to the Toms Creek preparation plant operated by Paramont, or the McClure River preparation plant operated by Dickenson-Russell. At the preparation plant, the coal is cleaned, blended and loaded onto rail for shipment to customers. The coal produced by the surface mines is transported to one of our preparation plants or raw coal loading docks where it is blended and loaded onto rail for shipment to customers.

During 2010, Paramont shipped 4.2 million tons, which included less than 0.1 million tons of coal purchased from third parties that was blended with Paramont's coal and shipped to our customers.

        Dickenson-Russell produces coal from three underground mines. These mines sell high Btu, low sulfur coal primarily to eastern utilities and metallurgical coal to steel companies. The coal is transported by truck to the McClure River preparation plant operated by Dickenson-Russell or the Toms Creek preparation plant operated by Paramont where it is cleaned, blended and loaded on rail or truck for shipment to customers. During 2010, Dickenson-Russell shipped 0.9 million tons, which included less than 0.1 million tons of coal purchased from third parties that was blended with Dickenson-Russell's coal and shipped to our customers.

        Enterprise produces coal from two underground mines. Enterprise also has two surface mines, one of which is operated by an independent contractor. These mines sell high Btu, low, medium, and high sulfur coal primarily to eastern utilities and metallurgical coal to steel companies. The coal produced by the underground mines is transported by truck to the Roxana coal preparation plant operated by Enterprise where it is cleaned, blended and loaded onto rail for shipment to customers. The coal produced by the surface mine is transported to the Roxana preparation plant and Pioneer loadout facility where it is blended and loaded onto rail for shipment to customers. During 2010, Enterprise shipped 2.2 million tons, which included less than 0.1 million tons of coal purchased from third parties that was blended with Enterprise's coal and shipped to our customers.

  Alpha Coal West

        Our Alpha Coal West business unit is located in the Powder River Basin. Alpha Coal West consists of our Belle Ayr and Eagle Butte operations, which collectively shipped 49.0 million tons in 2010. Coal is mined primarily using the truck and shovel mining method. We control approximately 653.2 million tons of coal reserves through our Alpha Coal West business unit and all of the coal reserves are assigned to active mines. There are approximately 660 salaried and hourly employees at our Alpha Coal West business unit.

        Belle Ayr consists of one mine that produces sub-bituminous, low sulfur coal for sale primarily to utility companies. Belle Ayr extracts coal from a coal seam that is 75 feet thick. The mine sells 100% raw coal mined and no washing is necessary. Belle Ayr shipped 25.8 million tons of coal in 2010. We plan to apply to lease several hundred million tons of surface mineable federal coal reserves that adjoin Belle Ayr's property under the lease by application ("LBA") process. If we prevail in the bidding process and obtain these reserves, we will be able to extend the life of the mine. Belle Ayr has the advantage of shipping its coal on both of the major western railroads, the BNSF Railway and the Union Pacific Railroad, to power plants located throughout the West, Midwest and the South.

        Eagle Butte consists of one mine that produces sub-bituminous, low sulfur coal for sale primarily to utility companies. Eagle Butte extracts coal from coal seams that total 100 feet thick. The mine sells 100% raw coal mined and no washing is necessary. Eagle Butte shipped 23.2 million tons of coal in 2010. Coal from Eagle Butte is shipped on the BNSF Railway to power plants located throughout the West, Midwest and the South. The mine also ships a small portion by truck.

  Other Operations

        We have other operations and activities in addition to our coal production, processing and sales business, including:

        Road Construction Business. NCI operates a road construction business under a contract with the State of West Virginia Department of Transportation. Pursuant to the contract, NCI is completing approximately 11 miles of rough grade road in West Virginia over approximately the next year and, in exchange, NCI will be compensated by West Virginia based on the number of cubic yards of material excavated and/or filled to create a road bed, as well as for certain other cost components. As the road is constructed, any coal recovered is sold by NCI as part of its coal operations. We also have other minor road construction projects in conjunction with other surface mining operations.

        Maxxim Rebuild and Dry Systems Technologies. Our subsidiary Maxxim Rebuild Co., LLC, is a mining equipment company with facilities in Kentucky and Virginia. This business largely consists of repairing and reselling equipment and parts used in surface mining and in supporting preparation plant operations. Our subsidiary Dry Systems Technologies manufactures patented particulate scrubbers and filters for underground diesel engine applications and rebuilds underground mining equipment for external customers and our subsidiaries.

        Coalbed Methane and Natural Gas Extraction. A subsidiary engages in degassing services in advance of mining in Pennsylvania. Coal bed methane is directed through pipelines and sold to third parties. We also control approximately 20,000 acres of Marcellus Shale natural gas holdings in southwest Pennsylvania in one of the Marcellus' most productive regions. During 2010, we entered into a 50/50 joint venture with Rice Energy, LP to develop a portion of these holdings.

        Dominion Terminal Associates. Through our subsidiary Alpha Terminal Company, LLC, we hold a 41% interest in Dominion Terminal Associates ("DTA"), a 20 million-ton annual capacity coal export terminal located in Newport News, Virginia. The terminal, constructed in 1984, provides the advantages of unloading/transloading equipment with ground storage capability, providing producers with the ability to custom blend export products without disrupting mining operations. During 2010, we shipped a total of 2.2 million tons of coal to our customers through the terminal. We make periodic cash payments in respect of the terminal for operating expenses, which are offset by payments we receive for transportation incentive payments and for renting our unused storage space in the terminal to third parties. In 2010, we received cash payments related to the terminal of $16.7 million, partially offset by payments we made for expenses of $8.3 million. The terminal is held in a partnership with subsidiaries of two other companies, Arch Coal, Inc. and Peabody Energy Corp.

        Coal Brokerage. Our coal brokerage group purchases and sells third party coal and serves as an agent of our coal subsidiaries.

        Miscellaneous. We engage in the sale of certain non-strategic assets such as timber, gas and oil rights as well as the leasing and sale of non-strategic surface properties and reserves. We also provide coal and environmental analysis services.

  Marketing, Sales and Customer Contracts

        Our marketing and sales force, which is principally based in Abingdon, Virginia, included 60 employees as of December 31, 2010, and consists of sales managers, distribution/traffic managers, contract administrators and administrative personnel. In addition to marketing coal produced in our six regional business units, we are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines. We have coal supply commitments with a wide range of electric utilities, steel manufacturers, industrial customers and energy traders and brokers. Our marketing efforts are centered on customer needs and requirements. By offering coal of both steam and metallurgical grades to provide specific qualities of heat content, sulfur and ash, and other characteristics relevant to our customers, we are able to serve a diverse customer base. This diversity allows us to adjust to changing market conditions and provides us with the ability to sustain high sales volumes and sales prices for our coal. Many of our larger customers are well-established public utilities and steel manufacturers who have been stable long-term customers of ours and our acquired companies.

        We sold a total of 84.8 million tons of coal in 2010, consisting of 82.6 million tons of produced and processed coal and 2.2 million tons of purchased coal that we resold without processing. A portion of purchased coal was blended prior to resale, meaning the coal was mixed with coal produced from our mines prior to resale, which generally allows us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately. Approximately 0.8 million tons of our 2010 purchased coal sales were processed by us, meaning we washed, crushed or blended the coal at one of our preparation plants or loading facilities prior to resale.

        We sold a total of 47.2 million tons of coal in 2009, consisting of 45.7 million tons of produced and processed coal and 1.5 million tons of purchased coal that was resold without processing. Of the total purchased coal sales of 1.9 million tons in 2009, approximately 1.5 million tons were blended prior to resale. Approximately 0.4 million tons of 2009 purchased coal sales were processed by us.

        Old Alpha sold a total of 26.9 million tons of coal in 2008, consisting of 22.0 million tons of produced and processed coal and 4.9 million tons of purchased coal that was resold without processing. Of the total purchased coal sales of 6.2 million tons in 2008, approximately 4.0 million tons were blended prior to resale. Approximately 1.3 million tons of 2008 purchased coal sales were processed by us.

        The breakdown of tons sold for 2010, 2009 and 2008 is set forth in the table below:

	Steam Coal Sales(1)		Metallurgical Coal Sales(1)
Year	Tons	% of Total Sales Volume	Tons	% of Total Sales Volume
	(In millions, except percentages)
2010	73.0	86%	11.8	14%
2009(2)	39.1	83%	8.1	17%
2008	15.5	58%	11.4	42%

(1)
Sales of steam coal during 2010, 2009, and 2008 were made primarily to large utilities and industrial customers throughout the United States and sales of metallurgical coal during those years were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in countries in Europe, Asia and South America.

(2)
The amounts for 2009 include the results of operations for Old Alpha for the period from January 1, 2009 through July 31, 2009 and the results of operations for the combined company for the period from August 1, 2009 through December 31, 2009.

        We sold coal to over 150 different customers in 2010. Our top ten customers in 2010 accounted for approximately 42% of 2010 total revenues and our largest customer during 2010 accounted for approximately 9% of 2010 total revenues. The following table provides information regarding exports in 2010, 2009 and 2008 by revenues and tons sold:

Year	Export Tons Sold	Export Tons Sold as a Percentage of Total Coal Sales Volume	Export Sales Revenues	Export Sales Revenue as a Percentage of Total Revenues
2010	9.6	11%	$1,351.0	34%
2009(1)	6.6	14%	$768.0	31%
2008	8.5	31%	$1,292.1	52%

(1)
The amounts for 2009 include the results of operations for Old Alpha for the period from January 1, 2009 through July 31, 2009 and the results of operations for the combined company for the period from August 1, 2009 through December 31, 2009.

        Export shipments during 2010, 2009 and 2008 serviced customers in 27, 19 and 20 countries, respectively, across North America, Europe, South America, Asia and Africa. Brazil was the largest export market in 2010, 2009 and 2008, with sales to Brazil accounting for approximately 11%, 23% and 15%, respectively, of total export revenues and 4%, 7% and 8%, respectively, of total revenues. All of our sales are made in U.S. dollars, which reduces foreign currency risk. A portion of our coal sales volume is subject to seasonal fluctuation, with sales to certain customers being curtailed during the winter months due to the freezing of lakes that we use to transport coal to those affected customers.

        As is customary in the coal industry, when market conditions are appropriate and particularly in the steam coal market, we enter into long-term contracts (exceeding one year in duration) with many of our customers. These arrangements allow customers to secure a supply for their future needs and provide us with greater predictability of sales volume and sales prices. A significant majority of our steam coal sales are shipped under long-term contracts. During 2010, approximately 87% and 78% of our steam and metallurgical coal sales volume, respectively, was delivered pursuant to long-term contracts and during 2009, approximately 71% and 55% of our steam and metallurgical coal sales volume, respectively, was delivered pursuant to long-term contracts.

        Our sales backlog, including backlog subject to price reopener and/or extension provisions, was approximately 195.9 million tons as of January 26, 2011 and approximately 208.9 million tons at the beginning of 2010. Of these tons, approximately 43% and 38%, respectively, were expected to be filled within one year.

        The terms of our contracts result from bidding and negotiations with customers. Consequently, the terms of these contracts typically vary significantly in many respects, including price adjustment features, provisions permitting renegotiation or modification of coal sale prices, coal quality requirements, quantity parameters, flexibility and adjustment mechanisms, permitted sources of supply, treatment of environmental constraints, options to extend and force majeure, suspension, termination and assignment provisions, and provisions regarding the allocation between the parties of the cost of complying with future governmental regulations.

Distribution

        We employ transportation specialists who negotiate freight and terminal agreements with various providers, including railroads, trucks, barge lines, and terminal facilities. Transportation specialists also coordinate with customers, mining facilities and transportation providers to establish shipping schedules that meet the customer's needs. Our produced and processed coal is loaded from our 13 preparation plants, loadout facilities, and in certain cases directly from our mines. The coal we purchase is loaded in some cases directly from mines and preparation plants operated by third parties or from an export terminal. Virtually all of our coal is transported from the mine to our preparation plants by truck or rail, and then from the preparation plant to the customer by means of railroads, trucks, barge lines, lake-going and ocean-going vessels from terminal facilities. Rail shipments constituted approximately 80% of total shipments of coal volume produced and processed from our mines to the preparation plant to the customer in 2010. The balance was shipped from our preparation plants, loadout facilities or mines via truck. In 2010, approximately 8% of our coal sales volume was delivered to our customers through transport on the Great Lakes and domestic rivers, approximately 5% was moved through the Norfolk Southern export facility at Norfolk, Virginia, approximately 3% was moved through the coal export terminal at Newport News, Virginia operated by DTA, and approximately 2% was moved through the export terminals at Baltimore, MD and New Orleans, LA. We own a 41% interest in the coal export terminal at Newport News, VA operated by DTA. See "—Other Operations."

Transportation

        Coal consumed domestically is usually sold at the mine and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, with purchasers responsible for further transportation. Producers usually pay shipping costs from the mine to the port.

        We depend upon rail, barge, trucking and other systems to deliver coal to markets. In 2010, our produced coal was transported from the mines and to the customer primarily by rail, with the main rail carriers being CSX Transportation, Norfolk Southern Railway Company, BNSF Railway and Union Pacific Railroad Company. The majority of our sales volume is shipped by rail, but a portion of our production is shipped by barge and truck.

        We have positive relationships with rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation and logistics employees.

Suppliers

        We incur a substantial amount of expenses per year to procure goods and services in support of our business activities in addition to capital expenditures. Principal goods and services include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. We use suppliers for a significant portion of our equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities and to support computer systems.

        Each of our regional mining operations has developed its own supplier base consistent with local needs. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods, and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with suppliers that focus on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

Employees

        As of December 31, 2010, we had approximately 6,500 employees. As of December 31, 2010, the UMWA represented approximately 21% of our employees located in Virginia, West Virginia and Pennsylvania. UMWA-represented employees produced approximately 13% of our coal sales volume during the fiscal year ended December 31, 2010. Relations with organized labor are important to our success, and we believe our relations with our employees are satisfactory.

Environmental and Other Regulatory Matters

        Federal, state and local authorities regulate the United States coal mining and oil and gas industries with respect to matters such as: employee health and safety; permitting and licensing requirements; emissions to air and discharges to water; plant and wildlife protection; the reclamation and restoration of properties after mining or other activity has been completed; the storage, treatment and disposal of wastes; remediation of contaminated soil; protection of surface and groundwater; surface subsidence from underground mining; the effects on surface and groundwater quality and availability; noise; dust and competing uses of adjacent, overlying or underlying lands such as for oil and gas activity, pipelines, roads and public facilities. Ordinances, regulations and legislation (and judicial or agency interpretations thereof) with respect to these matters have had, and will continue to have, a significant effect on our production costs and our competitive position. New laws and regulations, as well as future interpretations or different enforcement of existing laws and regulations, may require substantial increases in equipment and operating costs and may cause delays, interruptions, or a termination of operations, the extent of which we cannot predict. We intend to respond to these regulatory requirements and interpretations thereof at the appropriate time by implementing necessary modifications to facilities or operating procedures or plans. When appropriate, we may also challenge actions in regulatory or court proceedings. Future legislation, regulations, interpretations or enforcement may also cause coal to become a less attractive fuel source for our customers due to factors such as investments in pollution control equipment necessary to meet new and more stringent air, water or solid waste requirements. Similarly, coal may become a less attractive fuel source for our customers if federal, state or local emissions rates or caps on

GHG are enacted, or a tax on carbon is imposed, such as those that may result from climate change legislation or regulations. As a result, future legislation, regulations, interpretations or enforcement may adversely affect our mining or other operations, or our cost structure or may adversely impact the ability or economic desire of our customers to use coal.

        We endeavor to conduct our mining and other operations in compliance with all applicable federal, state, and local laws and regulations. However, violations occur from time to time. None of the violations identified or the monetary penalties assessed upon us have been material. It is possible that future liability under or compliance with environmental and safety requirements could have a material effect on our operations or competitive position. Under some circumstances, substantial fines and penalties, including revocation or suspension of mining or other permits or plans, may be imposed under the laws described below. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.

  Mine Safety and Health

        The Coal Mine Health and Safety Act of 1969 and the Federal Mine Safety and Health Act of 1977 impose stringent safety and health standards on all aspects of mining operations. Also, the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps one of the most comprehensive and pervasive systems for protection of employee health and safety affecting any segment of U.S. industry. Regulation has a significant effect on our operating costs.

        In recent years, legislative and regulatory bodies at the state and federal levels, including MSHA, have promulgated or proposed various statutes, regulations and policies relating to mine safety and mine emergency issues. The MINER Act passed in 2006 mandated mine rescue regulations, new and improved technologies and safety practices in the area of tracking and communication, and emergency response plans and equipment. Although some new laws, regulations and policies are in place, these legislative and regulatory efforts are still ongoing. In addition, on October 14, 2010, MSHA published a proposed rule to reduce the permissible concentration of respirable dust in underground coal mines from the current standard of 2 milligram per cubic meter of air to one milligram per cubic meter. MSHA is also likely to adopt new safety standards for proximity protection for miners that will require certain underground mining equipment to be equipped with devices that will shut the equipment down if a person is too close to the equipment to avoid injuries where individuals are caught between equipment and blocks of unmined coal. At this time, it is not possible to predict the full effect that the new or proposed statutes, regulations and policies will have on our operating costs, but it will increase our costs and those of our competitors. Some, but not all, of these additional costs may be passed on to customers.

  Black Lung

        Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to eligible claimants. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price.

        In December 2000, the Department of Labor amended regulations implementing the federal black lung laws to, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. Due to these changes, the number of claimants who are awarded benefits has since increased, and will continue to increase, as will the amounts of those awards. The PPACA, which was implemented in 2010, made two changes to the Federal Black Lung Benefits Act. First, it provided changes to the legal criteria used to assess and award claims by creating a legal presumption that miners are entitled to benefits if they have worked at least 15 years in coal mines and suffer from totally disabling lung disease. A coal company would have to prove that a miner did not have black lung or that the disease was not caused by the miner's work. Second, it changed the law so black lung benefits being received by miners automatically go to their dependent survivors, regardless of the cause of the miner's death.

        As of March 31, 2011, all of our various payment obligations for federal black lung benefits to claimants entitled to such benefits are either fully secured by insurance coverage or paid from a tax exempt trust established for that purpose. Based on actuarial reports and required funding levels, from time to time we may have to supplement the trust corpus to cover the anticipated liabilities going forward.

  Coal Industry Retiree Health Benefit Act of 1992

        The Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act") provides for the funding of health benefits for certain UMWA, retirees and their spouses or dependants. The Coal Act established the Combined Benefit Fund into which employers who are "signatory operators" are obligated to pay annual premiums for beneficiaries. The Combined Benefit Fund covers a fixed group of individuals who retired before July 1, 1976, and the average age of the retirees in this fund is over 80 years of age. Premiums paid in 2010 and 2009 for our obligations to the Combined Benefit Fund were approximately $0.8 million and $0.4 million, respectively. The Coal Act also created a second benefit fund, the 1992 UMWA Benefit Plan ("the 1992 Plan"), for miners who retired between July 1, 1976 and September 30, 1994, and whose former employers are no longer in business to provide them retiree medical benefits. Companies with 1992 Plan liabilities also pay premiums into this plan. Premiums paid in 2010 and 2009 for our obligation to the 1992 Plan were $0.9 million and less than $0.1 million, respectively. These per beneficiary premiums for both the Combined Benefit Fund and the 1992 Plan are adjusted annually based on various criteria such as the number of beneficiaries and the anticipated health benefit costs.

        On December 20, 2006, the Tax Relief and Health Care Act of 2006 ("TRHC") became law. The TRHC seeks to reduce or eliminate the premium obligation of companies due to the expanded transfers from the Abandoned Mine Land Fund ("AML"). The additional transfer of funds from AML will incrementally eliminate by 2010, to the extent the new transfers are adequate, the unassigned beneficiary premium under the Combined Benefit Fund effective October 1, 2007. The additional transfers will also reduce incrementally the pre-funding and assigned beneficiary premium to cover the cost of beneficiaries for which no individual company is responsible ("orphans") under the 1992 Plan beginning January 1, 2008. For the first time, the 1993 Benefit Plan ("the 1993 Plan") (all of the beneficiaries of which are orphans) will begin receiving a subsidy from a new federal transfer that will ultimately cover the entire cost of the eligible population as of December 31, 2006. Under the Combined Benefit Fund, the 1992 Plan and the 1993 Plan, if the federal transfers are inadequate to cover the cost of the "orphan" component, the current or former signatories of the UMWA wage agreement will remain liable for any shortfall.

  Environmental Laws

        We and our customers are subject to various federal, state and local environmental laws relating to the extraction, processing and use of coal, oil and natural gas. Some of the more material of these laws and issues, discussed below, place stringent requirements on our coal mining and other operations, others apply to the ability of our customers to use coal. Federal, state and local regulations also require regular monitoring of our mines and other facilities to ensure compliance with these many laws and regulations.

  Mining Permits and Necessary Approvals

        Numerous governmental permits, licenses or approvals are required for mining, oil and gas operations, and related operations. When we apply for these permits and approvals, we may be required to present data to federal, state or local authorities pertaining to the effect or impact our operations may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining or other operations. These requirements may also be supplemented, modified or re-interpreted from time to time. Regulations also provide that a mining permit or modification can be delayed, refused or revoked if an officer, director or a stockholder with a 10% or greater interest in the entity is affiliated with or is in a position to control another entity that has outstanding mining permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits.

        In order to obtain mining permits and approvals from state regulatory authorities, we must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior or better condition, productive use or other permitted condition. Typically, we submit our necessary permit applications several months, or even years, before we plan to begin mining a new area or extend an existing area. In the past, we have generally obtained our mining permits in time so as to be able to run our operations as planned. However, we may experience difficulty or delays in obtaining mining permits or other necessary approvals in the future, or even face denials of permits altogether. In particular, issuance of COE permits in Central Appalachia allowing placement of material in valleys have been slowed in recent years due to ongoing disputes over the requirements for obtaining such permits. These delays could spread to other geographic regions.

        Mountaintop removal mining is a legal but controversial method of surface mining. Certain anti-mining special interest groups are waging a public relations assault upon this mining method and are encouraging the introduction of legislation at the state and federal level to restrict or ban it and to preclude purchasing coal mined by this method. Should changes in laws, regulations or availability of permits severely restrict or ban this mining method in the future, our production and associated profitability could be adversely impacted.

  Surface Mining Control and Reclamation Act

        The Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), which is administered by the Office of Surface Mining Reclamation and Enforcement within the Department of the Interior ("OSM"), establishes mining, environmental protection and reclamation standards for all aspects of surface mining, as well as many aspects of deep mining that impact the surface. Where state regulatory agencies have adopted federal mining programs under SMCRA, the state becomes the regulatory authority with primacy and issues the permits, but OSM maintains oversight. SMCRA stipulates compliance with many other major environmental statutes, including the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act ("RCRA") and Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). SMCRA permit provisions include requirements for, among other actions, coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; mitigation plans; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation. The permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural and historical resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology, and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that we will mine. We develop mining and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mining and reclamation plan incorporates the provisions of SMCRA, the state programs, and the complementary environmental programs that affect coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land.

        Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine. Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and technical review. Proposed permits also undergo a public notice and comment period. Some SMCRA mine permits may take several years or even longer to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public and other agencies have rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

        Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of reclamation obligations. The AML, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed prior to 1977 when SMCRA came into effect. The current fee is $0.315 per ton on surface-mined coal and $0.135 on deep-mined coal from 2008 to 2012, with reductions to $0.28 per ton on surface-mined coal and $0.12 per ton on deep-mined coal from 2013 to 2021. In December 2008, OSM issued revisions to its Stream Buffer Zone Rule under SMCRA. The revisions allow disposal of excess spoil within 100 feet of streams if OSM makes findings of impact minimization that overlap findings required by the COE in administration of the Clean Water Act Section 404 permit program. In April 2010, as initial steps toward issuing a new Stream Protection Rule under SMCRA, OSM commenced a pre-rulemaking information gathering process and solicited public comment on a notice of intent to conduct an environmental impact study. OSM reports that the options under consideration for the new rule include requiring more extensive baseline data on hydrology, geology and aquatic biology in permit applications; specifically defining the "material damage" that would be prohibited outside permitted areas; requiring additional monitoring during mining and reclamation; establishing corrective action thresholds; and limiting variances and exceptions to the "approximate original contour" requirement for reclamation. In a settlement agreement with environmental groups that filed legal challenges seeking to invalidate the 2008 rule, OSM agreed to issue a new proposed rule by February 2011 and a final rule by June 2012; however, OSM has not yet issued a proposed rule and it reportedly remains under development. In addition, legislation has been introduced in Congress in the past and may be introduced in the future in an attempt to preclude placing any fill material in streams. Implementation of new requirements or enactment of such legislation would negatively impact our future ability to conduct certain types of mining activities.

  Surety Bonds

        Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs, water treatment, federal and state workers' compensation costs, obligations under federal coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. We cannot predict the ability to obtain or the cost of bonds in the future.

  Greenhouse Gas Emissions Impact Initiatives

        One major by-product of burning coal and all other fossil fuels is the release of carbon dioxide ("CO2"), which is considered by the U.S. Environmental Protection Agency (the "EPA") as a greenhouse gas ("GHG"). CO2 is perceived by some as a major source of concern with respect to global warming. Methane, which must be expelled from our underground coal mines for mining safety reasons, also is classified as a greenhouse gas. Although our gas operations capture much of the coalbed methane in several of our operations, most is vented into the atmosphere when the coal is mined.

        Considerable and increasing government attention in the United States and other countries is being paid to reducing greenhouse gas emissions, including CO2 emissions from coal-fired power plants and methane emissions from mining operations. Although the United States has not ratified the Kyoto Protocol to the UNFCCC, which became effective for many countries in 2005 and establishes a binding set of emission targets for GHG, the United States is actively participating in various international initiatives within and outside of the UNFCCC process to negotiate developed and developing nation commitments for greenhouse gas emission reductions and related financing. Any international greenhouse gas agreement in which the United States participates, if at all, could adversely affect the price and demand for coal.

        In addition to possible future U.S. treaty obligations, regulation of GHG in the United States could occur pursuant to new or amended federal or state legislation, including but not limited to regulatory changes under the Clean Air Act, Public Utility Regulatory Policies Act, state initiatives, or otherwise. At the federal level, Congress actively considered in the past, and may consider in the future, legislation that would establish a nationwide GHG emissions cap-and-trade or other market-based program to reduce greenhouse gas emissions. There are other types of legislative proposals that would promote clean energy that Congress has also considered in the past, and is currently considering. Many of these proposals would tend to favor fuels that have a lower carbon content than coal, but such proposals also incent the construction and development of carbon capture and sequestration plants as well as other advanced coal technologies. We cannot predict the financial impact of future greenhouse gas or clean energy legislation on our operations or our customers at this time.

        The EPA also is implementing plans to regulate carbon dioxide emissions. In October 2009, the EPA published its final Mandatory Greenhouse Gas Reporting Rule, which requires power plants and other large sources of GHG to commence data collection in January 2010 and to file their first annual reports disclosing greenhouse gas emissions in 2011. In July 2010, the EPA issued amendments that would require underground coal mines and certain other source categories to file their first annual reports disclosing greenhouse gas emissions in 2012, covering calendar year 2011.

        More generally, in April 2007, the U.S. Supreme Court ruled in Massachusetts v. Environmental Protection Agency that the Clean Air Act gives the EPA the authority to regulate vehicle tailpipe emissions of GHG and that the EPA had not yet articulated a reasonable basis for not issuing such regulations. Accordingly, in December 2009, the EPA issued a Final Endangerment and Cause or Contribute Findings for Greenhouse Gases under Section 202(a) of the Clean Air Act, wherein the EPA concluded that GHGs endanger the public health and welfare. In April 2010, the EPA issued, along with the Department of Transportation, a rule to regulate GHG emissions from new cars and trucks. This rule took effect in January 2011, and according to EPA, established GHG emissions as "regulated pollutants" under the Clean Air Act. As a consequence, and in conjunction with an EPA Final Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule, will require new and modified emission sources to meet Best Available Control Technology for GHG emissions beginning in 2011. The EPA has announced plans to begin issuing GHG performance standards for new and existing power plants and some other source categories. In particular, in December 2010, the EPA announced a proposed schedule for establishing greenhouse gas emissions limits for fossil fuel fired electric generation facilities calling for proposed regulations by July 2011 and final regulations by May 2012. Federal legislation that would variously suspend or eliminate EPA's regulatory authority over GHGs has been introduced in both the House and Senate.

        In addition to federal GHG regulations, there are several new state programs to limit greenhouse gas emissions and others have been proposed. State and regional climate change initiatives are taking effect before federal action. Beginning January 1, 2009 the Regional Greenhouse Gas Initiative ("RGGI"), a regional GHG cap-and-trade program calling for a ten percent reduction of emissions by 2018, was established by ten Northeastern states (Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Rhode Island, and Vermont). The RGGI program has had several emission allowances auctions and will enter its second three-year control period in 2012.

        On December 17, 2010, the California Air Resources Board ("ARB") issued a final rule approving a state-wide GHG cap-and-trade program to be implemented pursuant to the California Global Warming

Solutions Act of 2006 (known as "AB 32"). The California AB 32 program is set by ARB to commence its first compliance period in 2012. Many other greenhouse gas initiatives, including the Western Climate Initiative and the Midwestern Greenhouse Gas Reduction Accord, are in various stages of development. Also, numerous state public service commissions have revised or are revising air quality programs so as to limit greenhouse gas emissions such as Kansas, Colorado, and Texas.

        Considerable uncertainty is associated with these greenhouse gas emissions impact initiatives. The content of new treaties or legislation is not yet determined and many of the new regulatory initiatives remain subject to review by the agencies or the courts. In addition to the timing for implementing any new legislation, open issues include matters such as the applicable baseline of emissions to be permitted, initial allocations of any emission allowances, required emissions reductions, availability of offsets to emissions such as planting trees or capturing methane emitted during mining, the extent to which additional states will adopt the programs, and whether they will be linked with programs in other states or countries.

        Predicting the economic effects of greenhouse gas emissions impact legislation is difficult given the various alternatives proposed and the complexities of the interactions between economic and environmental issues. Coal-fired generators could switch to other fuels that generate less of these emissions, possibly reducing the construction of coal-fired power plants or causing some users of our coal to switch to a lower CO2 generating fuel, or more generally reducing the demand for coal-fired electricity generation. This could result in an indeterminate decrease in demand for coal nationally, and various mechanisms proposed to limit greenhouse gas emissions could impact the price of coal and the cost of coal-fired generation. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use to comply with applicable ambient air quality standards. In addition, if regulation of greenhouse gas emissions does not exempt the release of coalbed methane, we may have to curtail coal production, pay higher taxes, or incur costs to purchase credits that permit us to continue operations as they now exist at our underground coal mines.

  Other Clean Air Act Regulations

        The federal Clean Air Act and corresponding state laws that regulate the emissions of materials into the air affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations arise primarily from permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller, however, new regulations on GHG emissions could also impact permit requirements. Our customers also are subject to extensive air emissions requirements, including those applicable to the air emissions of sulfur dioxide, nitrogen oxides, particulates, mercury and other compounds from coal-fueled electricity generating plants and industrial facilities that burn coal. These requirements are complex, lengthy and becoming increasingly stringent as new regulations or amendments to existing regulations are adopted. In addition, legal challenges to regulations may impact their content and the timing of their implementation.

        More stringent air emissions regulations in future years may increase the cost of producing and consuming coal and impact the demand for coal. Initially, we believe that such regulations will result in an upward pressure on the price of lower sulfur eastern coals, and more demand for western coals, as coal-fired power plants continue to comply with the more stringent restrictions initially focused on sulfur dioxide emissions. As utilities continue to invest the capital to add scrubbers and other devices to address emissions of nitrogen oxides, mercury and other hazardous air pollutants, demand for lower sulfur coals may drop. However, we cannot predict these impacts with certainty. Some of the more material Clean Air Act requirements that may directly or indirectly affect our operations include the following:

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  New National Ambient Air Quality Standards.  The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards ("NAAQS"), for certain pollutants. Areas that are not in compliance (referred to as "non-attainment areas") with these standards must take steps to reduce emissions levels. In 2010, EPA established a new 1-hour NAAQS for sulfur dioxide ("SO2"), and a new 1-hour NAAQS for nitrogen dioxide ("NO2").

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  Fine Particulate Matter.  In 1997, the EPA revised the NAAQS for particulate matter, retaining the existing standard for particulate matter with an aerodynamic diameter less than or equal to 10 microns ("PM10"), and adding a new standard for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns ("PM2.5" or "fine particulate matter"). In April 2005, the EPA issued final non-attainment designations for 39 areas not achieving the 1997 PM2.5 standards, and in April 2007, the EPA issued its fine particle implementation rule establishing rules and guidance for state implementation plans to meet the standards. Under the Clean Air Act, state implementation plans were due in April 2008, establishing a regulatory program to meet the 1997 PM2.5 standards either by April 2010 or, if the EPA granted an extension, as expeditiously as practicable, but no later than April 2015. Moreover, in October 2006, the EPA issued a revised, more stringent 24-hour PM2.5 standard, triggering another round of non-attainment designations and ultimately regulation. In October 2009, the EPA designated 31 areas as non-attainment for the 2006 PM2.5 standard. Under the EPA's current timeline, state implementation plans are due by December 2012 and attainment is required by December 2014, or December 2019 if the EPA grants an extension. Meeting the new PM2.5 standard also may require reductions of nitrogen oxide and sulfur dioxide emissions.

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  Acid Rain.  Title IV of the Clean Air Act required a two-phase reduction of sulfur dioxide emissions by electric utilities. Phase II became effective in 2000 and applies to all coal-fired power plants generating greater than 25 megawatts. The affected electricity generators have sought to meet these requirements mainly by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing sulfur dioxide emission allowances.

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  Ozone.  In 1997, the EPA revised the NAAQS for ozone. Although legal challenges delayed implementation, in April 2004, the EPA announced that counties in 31 states and the District of Columbia failed to meet the new eight-hour standard for ozone and the EPA issued implementation rules in April 2004 and November 2005. At present, the 1997 ozone standard is gradually phasing in. In addition, the EPA proposed a more stringent ozone NAAQS on January 25, 2010. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers may continue to become more demanding in the years ahead.

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  Clean Air Interstate Rule/Transport Rule.  In 2005, the EPA issued its final Clean Air Interstate Rule ("CAIR") for further reducing emissions of sulfur dioxide and NOx to deal with the interstate transport component of nonattainment with NAAQS. CAIR calls for Texas and 27 states bordering or east of the Mississippi River, and the District of Columbia, to cap their emission levels of sulfur dioxide and NOx through an allowance trading program or other system. At full implementation, the EPA projected that CAIR would cut regional sulfur dioxide emissions by more than 70% from the 2003 levels, and cut NOx emissions by more than 60% from 2003 levels. Although a July 2008 court decision requires the EPA to modify CAIR, it currently remains in effect except in Minnesota, where a stay applies. In July 2010, in response to the court order on CAIR, the EPA proposed a new rule to replace CAIR, called the Transport Rule. As proposed, the Transport Rule would require additional reductions in SO2 and NOx emissions from power plants in 31 eastern states and the District of Columbia. As well, the Transport Rule, as proposed, would severely limit interstate emissions trading as a compliance option. The Transport Rule, which the EPA plans to finalize by June 2011, may ultimately require many coal-fired sources to install additional pollution control equipment for NOx and SO2.

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  Clean Air Mercury Rule.  In March 2005, the EPA issued its final Clean Air Mercury Rule ("CAMR") to set a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide pursuant to section 111 of the Clean Air Act. This "cap-and-trade" approach is similar to the approach under the CAIR rule discussed above. If implemented, the CAMR approach, which allows mercury emissions trading, when combined with the CAIR regulations, was forecast to reduce mercury emissions by nearly 70% from current levels once facilities reach a final mercury cap that was to take effect in 2018. However, in February 2008, CAMR was overturned in court, and in December 2009 the EPA announced that it plans to promulgate a rule under Section 112 of the Clean Air Act that will establish limits for power plants based on Maximum Available Control Technology ("MACT") for mercury and other hazardous air pollutants. In May 2011, EPA published a proposed rule to reduce emissions of heavy metals, including mercury, arsenic, chromium and nickel, and acid gases. EPA currently plans to issue a final rule by November 2011. Once completed, the new MACT standard could require power plants to install significant additional controls.

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  Regional Haze.  In 1999, the EPA promulgated a regional haze rule designed to protect and to improve visibility at and around national parks, national wilderness areas and international parks. The original regional haze rule required designated facilities to install Best Available Retrofit Technology ("BART") to reduce emissions that contribute to visibility problems. In December 2006, the EPA modified the regional haze rule to allow states the flexibility to evaluate the use of cap-and-trade programs when such programs would result in greater progress toward the EPA's visibility goals. States were to submit Regional Haze State Implementation Plan ("SIP") by December 2007. Most states failed to do so and the EPA promulgated a Federal Implementation Plan ("FIP") that affects states with no SIP. The regional haze program primarily affects the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. It is expected that emission reductions required under other rules will address many, but perhaps not all, of the emission reduction requirements of the regional haze rule.

  Clean Water Act

        The Clean Water Act of 1972 (the "CWA") and corresponding state laws affect coal mining operations by imposing restrictions on the discharge of certain pollutants into water and on dredging and filling wetlands. The CWA establishes in-stream water quality standards and treatment standards for wastewater discharge through the National Pollutant Discharge Elimination System ("NPDES"). Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of NPDES permits that govern the discharge of pollutants into water. These requirements are complex, lengthy and becoming increasingly stringent as new regulations or amendments to existing regulations are adopted. In addition, legal challenges to regulations may impact their content and the timing of their implementation.

        Some of the more material CWA issues that may directly or indirectly affect our operations are discussed below.

  Section 404 Permitting

        Permits under Section 404 of the CWA are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse disposal areas, valley fills or other mining activities. Jurisdictional waters typically include ephemeral, intermittent, and perennial streams and may in certain instances include man-made conveyances that have a hydrologic connection to a stream or wetland. The COE only has jurisdiction over the "navigable waters" of the United States, and outside these waters there is arguably no need to procure a 404 permit. The United States Supreme Court ruled in Rapanos v. United States in 2006 that upper reaches of streams which are intermittent or do not flow might not be jurisdictional waters requiring 404 permits. The case did not involve disposal of mining refuse, but has implications for the mining industry. Subsequently, in June 2007 the COE and EPA issued a joint guidance document to attempt to develop a policy that will apply the jurisdictional standards imposed by the Supreme Court. The guidance requires a case-by-case analysis of whether the area to be filled has a sufficient nexus to downstream navigable waters so as to require 404 permits. Review and implementation of this guidance by the COE field offices remains inconsistent; the extent to which decisions made pursuant to this guidance will be challenged remains an open question.

        The COE issuance of 404 permits is subject to the National Environmental Policy Act ("NEPA"). NEPA defines the procedures by which a federal agency must administer its permitting programs. The law requires that a federal agency must take a "hard look" at any activity that may "significantly affect the quality of the human environment". This "hard look" is accomplished through an Environmental Impact Statement ("EIS"), a very lengthy data collection and review process. After the EIS is complete, only then can the 404 permit application be considered. However, the law also allows an initial Environmental Assessment ("EA") to be completed to determine if a project will have a significant impact on the environment. To date, the COE has typically used the less detailed EA process to determine the impacts from impoundments, fills and other activities associated with coal mining, however, in some cases the full EIS process is being required for mining projects. In general, the preliminary findings show that these types of mining related activities will not have a significant effect on the environment, and as such a full EIS is not required. Should a full EIS be required for every permit, significant permitting delays could affect mining costs or cause operations not to be opened in the first instance, or to be idled or closed.

        In March 2007, the U.S. District Court for the Southern District of West Virginia issued a decision concerning 404 permitting for fills. The court held that widely used pre-mining assessments of areas to be impacted required by the COE and conducted by the permit applicants are inadequate and do not accurately assess the nature of the headwater areas being filled. As such, the court found the COE erred in its finding of no significant impact from this activity. Based on this conclusion, the court went on to find that proposed mitigation to offset the adverse impacts of the area to be filled also are not supported by adequate data. Due to this decision, the COE is assessing the protocol for evaluating the pre-mining stream conditions, as well as procedures used in the measurement of the success of mitigation. That effort to revise the protocol and associated findings is ongoing and may be challenged as it is applied to newly issued permits. Until this process is completed, preparing and submitting new permit applications is somewhat hindered. The March 2007 decision was appealed to the Fourth Circuit Court of Appeals. In June 2007, the same federal district court also effectively prohibited mine operators from impounding streams below their valley fills for the purpose of constructing sediment ponds. Mine operators are required to route drainage from valley fills to sediment control structures and to meet NPDES permit limits for discharges from those structures. In the steep sloped areas of Central Appalachia, often the only practicable location for those structures is in the stream channel itself downstream of the valley fills. The COE and EPA had both considered such ponds to be "treatment systems" excluded from the definition of "waters of the United States" to which the Clean Water Act applies. The court's June 2007 opinion, though, held that these ponds remain "waters of the United States" and that mine operators must meet effluent limits for discharges into the ponds as well as from the ponds. Meeting these limits at the point where water first leaves a valley fill or enters the stream or pond would be difficult. This decision was also appealed to the Fourth Circuit Court of Appeals. In February 2009, the Fourth Circuit Court of Appeals overturned these lower court decisions. The plaintiffs have a pending petition before the United States Supreme Court seeking review of the Fourth Circuit's ruling. Legislation also may be introduced at the state or federal level in order to override this decision by the Court of Appeals. An outcome that prevents the placement of mining spoil or refuse into valleys could have a material adverse impact on the ability to maintain current operations and to permit new operations.

        The COE is empowered to issue nationwide permits for specific categories of filling activity that are determined to have minimal environmental adverse effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit 21 ("NWP 21") authorizes the disposal of dredge-and-fill material from mining activities into the waters of the United States. On October 23, 2003, several citizens groups sued the COE in the United States District Court for the Southern District of West Virginia seeking to invalidate nationwide permits utilized by the COE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators from additional use of existing nationwide permit approvals until they obtain more detailed individual permits. On July 8, 2004, the court issued an order enjoining the further issuance of NWP 21 permits and rescinded certain listed permits where construction of valley fills and surface impoundments had not commenced. On August 13, 2004, the court extended the ruling to all NWP 21 permits within the Southern District of West Virginia. The COE appealed the decision to the United States Court of Appeals for the Fourth Circuit. In November 2005, the Fourth Circuit Court of Appeals overturned the July 2004 decision, thereby allowing the continued use of the NWP 21 permitting process, but remanded remaining challenges to the NWP 21 permits to the district court. Resolution of those additional challenges is still pending before that court. A similar challenge to the NWP 21 and related permit processes was filed in Kentucky. In addition, in July 2009, the COE published a proposal to suspend and modify the NWP 21 to eliminate its use within a six state region, including Kentucky, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia. Although work under existing NWP 21 permits will be allowed to continue, no new authorizations will be issued under this permit and it will not be renewed when it expires in March 2012.

        In September 2009, the EPA announced it had identified 79 pending permit applications for Appalachian surface coal mining, under an enhanced coordination process with the COE and the United States Department of the Interior entered into in June 2009, that the EPA believes warrant further review because of its continuing concerns about water quality and/or regulatory compliance issues. These included five of our permit applications, two of which were already withdrawn when the EPA issued its list. While the EPA has stated that its identification of these 79 permit applications does not constitute a determination that the mining involved cannot be permitted under the CWA and does not constitute a final recommendation from the EPA to the COE on these projects, it is uncertain how long the further review will take for our three subject permit applications, what types of conditions or restrictions will be imposed or what the final outcome will be.

        Further, the EPA has begun to apply its enhanced permitting coordination process, called the Surface Coal Mining Pending Permit Coordination Procedures issued by EPA and the COE on June 11, 2009 (the "ECP"), and guidance contained in an document, April 1, 2010 Memorandum entitled "Detailed Guidance: Improving EPA Review of Appalachian Surface Coal Mining Operations Under the Clean Water Act, National Environmental Policy Act, and the Environmental Justice Executive Order" ("Detailed Guidance") (75 Fed. Reg. 18,500) in their review of new surface and underground mining permits. Application of the ECP and the Detained Guidance has the potential to delay issuance of permits for the company, or to change the conditions or restrictions imposed in those permits. Use of this guidance by EPA without going through formal rulemaking procedures has been challenged in court by the National Mining Association and by several states.

        In March 2010, the U.S. Environmental Protection Agency ("EPA") proposed a veto of a federal Clean Water Act permit held by another coal mining company for a surface mine in Appalachia. In explaining its position, the EPA cited significant and irreversible damage to wildlife and fishery resources and severe degradation of water quality caused by mining pollution. If the EPA's proposed action is finalized, the permit will be invalidated. While our operations are not directly impacted, this could be a further indication that other surface mining water permits could be subject to more substantial review in the future.

  National Pollutant Discharge Elimination Permits

        The Clean Water Act ("CWA") requires that all of our operations obtain NPDES permits for discharges of water from all of our mining operations. All NPDES permits require regular monitoring and reporting of one or more parameters on all discharges from permitted outfalls. Additional parameters, including selenium, aluminum, total dissolved solids and conductivity, stemming in part from application of the Detailed Guidance discussed above and increasingly more restrictive limits are being added to NPDES permits in all states which potentially could create requirements for treatment systems and higher costs to comply with permit conditions. In particular, the Detailed Guidance establishes threshold conductivity levels to be used as a basis for evaluating compliance with narrative water quality standards. Conductivity is a measure that reflects levels of various salts present in water. In order to obtain federal Clean Water Act new permits and renewals for coal mining in Appalachia, as defined in the guidance, applicants must perform an evaluation to determine if a reasonable potential exists that the proposed mining would cause a violation of water quality standards, including narrative standards. The EPA Administrator has stated that these water quality standards may be difficult for most mining operations to meet. Additionally, the Detailed Guidance contains requirements for avoidance and minimization of environmental impacts, mitigation of mining impacts, consideration of the full range of potential impacts on the environment, human health, and communities, including low-income or minority populations, and provision of meaningful opportunities for public participation in the permit process. In the future, to obtain necessary new permits and renewals, we and other mining companies will be required to meet these requirements. We have begun to incorporate these new requirements into some of our current permitting actions, however there can be no guarantee that we will be able to meet these or any other new standards with respect to our future permit applications or renewals.

        When a water discharge occurs and one or more parameters are outside the approved limits permitted in an NPDES permit, these exceedances of permit limits are self-reported to the pertinent agency. The agency may impose penalties for each such release in excess of permitted amounts. If factors such as heavy rains or geologic conditions cause persistent releases in excess of amounts allowed under NPDES permits, costs of compliance can be material, fines may be imposed, or operations may have to be idled until remedial actions are possible. Additionally, the CWA has citizen suit provisions which allow individuals or organized groups to file suit against permit holders or the EPA or state agencies for failure to enforce all aspects of the CWA. Although we are aware of potential citizen suit actions against a small number of our permits, it is not clear if these actions will proceed. Similar actions have recently been filed against other companies.

        Recently, there have been renewed efforts by the EPA to examine the coal industry's record of compliance with these limits. This enhanced scrutiny recently resulted in an agreement by Massey to pay a $20 million penalty for over 4,000 alleged NPDES permit violations. Subsequently, each of our operating subsidiaries conducted an assessment of their NPDES monitoring and reporting practices, which identified some exceedances of permit limits. In 2009 and 2008, each of our West Virginia subsidiaries entered into Consent Orders with the West Virginia Department of Environmental Protection on this matter. Future exceedances of permit limits may be unavoidable and future fines may be imposed.

        The Clean Water Act has specialized sections that address NPDES permit conditions for discharges to waters in which state-issued water quality standards are violated and where the quality exceeds the levels established by those standards. For those waters where conditions violate state water quality standards, states or the EPA are required to prepare a Total Maximum Daily Load ("TMDL") by which new discharge limits are imposed on existing and future discharges in an effort to restore the water quality of the receiving streams. Likewise, when water quality in a receiving stream is better than required, states are required to adopt an "anti-degradation policy" by which further "degradation" of the existing water quality is reviewed and possibly limited. In the case of both the TMDL and anti-degradation review, the limits in our NPDES discharge permits could become more stringent, thereby potentially increasing our treatment costs and making it more difficult to obtain new surface mining permits. New standards may also require us to install expensive water treatment facilities or otherwise modify mining practices and thereby substantially increase mining costs. These increased costs may render some operations unprofitable.

  Other Regulations on Steam Impacts

        Federal and state laws and regulations can also impose measures to be taken to minimize and/or avoid altogether stream impacts caused by both surface and underground mining. Temporary stream impacts from mining are not uncommon, but when such impacts occur there are procedures we follow to mitigate or remedy any such impacts. These procedures have generally been effective and we work closely with applicable agencies to implement them. Our inability to mitigate or remedy any temporary stream impacts in the future, and the application of existing or new laws and regulations to disallow any stream impacts, could adversely affect our operating and financial results.

  Endangered Species Act

        The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.

  Resource Conservation and Recovery Act

        The Resource Conservation and Recovery Act ("RCRA") affects coal mining operations by establishing requirements for the treatment, storage, and disposal of hazardous wastes. Certain coal mine wastes, such as overburden and coal cleaning wastes, are exempted from hazardous waste management requirements.

        Subtitle C of RCRA exempted fossil fuel combustion wastes from hazardous waste regulation until the EPA completed a report to Congress and made a determination on whether the wastes should be regulated as hazardous. In a 1993 regulatory determination, the EPA addressed some high volume-low toxicity coal combustion wastes generated at electric utility and independent power producing facilities, such as coal ash. In May 2000, the EPA concluded that coal combustion wastes do not warrant regulation as hazardous under RCRA. The EPA is retaining the hazardous waste exemption for these wastes. However, the EPA has determined that national non-hazardous waste regulations under RCRA Subtitle D are needed for coal combustion wastes disposed in surface impoundments and landfills and used as mine-fill. The EPA also concluded beneficial uses of these wastes, other than for mine-filling, pose no significant risk and no additional national regulations are needed. As long as this exemption remains in effect, it is not anticipated that regulation of coal combustion waste will have any material effect on the amount of coal used by electricity generators. However, the recent failure of an ash disposal dam in Tennessee has focused attention on this issue and many environmental groups continue to push for classification of ash as a hazardous waste. In May 2010, the EPA issued proposed regulations governing management and disposal of coal ash from coal-fired power plants. The EPA sought public comment on two regulatory options. Under the more stringent option, the EPA would regulate coal ash as a "special waste" subject to hazardous waste standards when disposed in landfills or surface impoundments, which would be subject to stringent design, permitting, closure and corrective action requirements. Alternatively, coal ash would be regulated as non-hazardous waste under RCRA subtitle D, with national minimum criteria for disposal but no federal permitting or enforcement. Under both options, the EPA would establish dam safety requirements to address the structural integrity of surface impoundments to prevent catastrophic releases.

The EPA is expected to issue a final decision by the end of 2011. We currently cannot predict whether these rules, once finalized, with have a significant impact on coal used by electricity generators.

  Federal and State Superfund Statutes

        Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners or operators and others, regardless of fault. In addition, mining operations may have reporting obligations under the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act.

Glossary of Selected Terms

        Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

        Assigned reserves. Coal that is planned to be mined at an operation that is currently operating, currently idled, or for which permits have been submitted and plans are eventually to develop the operation.

        Bituminous coal. A common type of coal with moisture content less than 20% by weight and heating value of 9,500 to 14,000 Btus per pound. It is dense and black and often has well-defined bands of bright and dull material.

        British thermal unit, or Btu. A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

        Central Appalachia. Coal producing area in eastern Kentucky, Virginia, southern West Virginia and a portion of eastern Tennessee.

        Coal seam. Coal deposits occur in layers. Each layer is called a "seam."

        Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

        Compliance coal. Coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btu, as required by Phase II of the Clean Air Act.

        Continuous miner. A machine which constantly extracts coal while loading. This is to be distinguished from a conventional mining unit which must stop the extraction process in order for loading to commence.

        Fossil fuel. Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.

        High Btu coal. Coal which has an average heat content of 12,500 Btus per pound or greater.

        Illinois Basin. Coal producing area in Illinois, Indiana and western Kentucky.

        Lignite. The lowest rank of coal with a high moisture content of up to 15% by weight and heat value of 6,500 to 8,300 Btus per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

        Longwall mining. The most productive underground mining method in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface.

        Low Btu coal. Coal which has an average heat content of 9,500 Btus per pound or less.

        Low sulfur coal. Coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btu.

        Medium sulfur coal. Coal which, when burned, emits between 1.6 and 4.5 pounds of sulfur dioxide per million Btu.

        Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affect coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high Btu but low ash and sulfur content.

        Mid Btu coal. Coal which has an average heat content of between 9,500 and 12,500 Btus per pound.

        Nitrogen oxide (NOx). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to smog.

        Northern Appalachia. Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

        Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

        Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

        Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.

        Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to remove impurities and prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

        Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

        Proven reserves. Reserves for which quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

        Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

        Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place.

        Room-and-Pillar Mining. Method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined.

        Scrubber (flue gas desulfurization system). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant's electrical output and thousands of gallons of water to operate.

        Steam coal. Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

        Sub-bituminous coal. Dull coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight and its heat content ranges from 7,800 to 9,500 Btus per pound of coal.

        Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

        Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 67% of total U.S. coal production comes from surface mines.

        Tons. A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is equal to 2,240 pounds; a "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this document.

        Truck-and-Shovel Mining and Truck and Front-End Loader Mining. Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

        Unassigned reserves. Coal that is likely to be mined in the future, but which is not considered Assigned reserves.

        Underground mine. Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car and conveyor to the surface. Underground mines account for about 33% of annual U.S. coal production.

        Unit train. A train of 100 or more cars carrying a single product. A typical coal unit train can carry at least 10,000 tons of coal in a single shipment.

 PROPERTIES OF ALPHA

Coal Reserves

        We periodically retain outside experts to independently verify our estimates of our coal reserves. "Reserves" are defined by the Securities and Exchange Commission ("SEC") Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. "Proven (Measured) Reserves" are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. "Probable reserves" are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our internal engineers, geologists and finance associates, as well as third party consultants retained by us. We periodically update our reserve estimates to reflect past coal production, new drilling information and other geological or mining data, and acquisitions or sales of coal properties. Coal tonnages are categorized according to coal quality, mining method, permit status, mineability and location relative to existing mines and infrastructure. Further scrutiny is applied using geological criteria and other factors related to profitable extraction of the coal. These criteria include seam height, roof and floor conditions, yield and marketability.

        Prior to Old Alpha's initial public offering in 2005, a third party consultant was retained to perform reserve estimates in November 2004. Since November 2004, a third party consultant has been retained to verify reserves for our major acquisitions, which include the Callaway, Progress Fuels, Mingo Logan Ben's Creek Complex, and Foundation acquisitions, as well as to conduct ongoing reserve updates, on an annual basis, for specific properties that have undergone substantial modification to the reserve base. Properties that have undergone insignificant or no changes since the original assessment in November 2004 have been carried forward without re-evaluation. These reviews include the preparation of reserve maps and the development of estimates by certified professional geologists based on data supplied by us and using standards accepted by government and industry, including the methodology outlined in U.S. Circular 891. Reserve estimates were developed using criteria to assure that the basic geologic characteristics of the reserve (such as minimum coal thickness and wash recovery, interval between deep mineable seams and mineable area tonnage for economic extraction) were in reasonable conformity with existing and recently completed operation capabilities on our properties.

        We estimate that, as of December 31, 2010, we owned or leased total proven and probable coal reserves of approximately 2,253.5 million tons. We believe that we have sufficient reserves to replace capacity from depleting mines for the foreseeable future and that our current reserves are one of our strengths. We believe that the current level of production at our major mines is sustainable for the foreseeable future.

        Of the 2,253.5 million tons, approximately 1,155.0 million tons were assigned reserves that we expect to be mined in future operations. Approximately 1,098.5 million tons were unassigned reserves that we are holding for future development. All of our reserves in Wyoming are assigned. As of December 31, 2010, we had unassigned reserves in Pennsylvania, West Virginia, Virginia/Kentucky and Illinois of 649.7 million tons, 242.1 million tons, 178.1 million tons and 28.6 million tons, respectively.

        Approximately 64% of our reserves are classified as high Btu coal (coal delivered with an average heat value of 12,500 Btu per pound or greater) and are located in Pennsylvania, West Virginia, and Virginia/Kentucky. Approximately 64% of our reserves are classified as compliance coal which meets the 1.2 lb SO 2 /mm Btu standard of Phase II of the Clean Air Act. Our compliance coal reserves are located in Pennsylvania, Wyoming, West Virginia, and Virginia/Kentucky.

        As with most coal-producing companies that operate in Appalachia, which include our operations in Pennsylvania, West Virginia, and Virginia/Kentucky, the great majority of our Appalachian reserves are subject to leases from third-party landowners. These leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum payments. Of our Appalachian reserve holdings at December 31, 2010, 410.9 million tons of reserves were owned and required no royalty or per-ton payment to other parties. Our remaining Appalachian reserve holdings at December 31, 2010, of 1,160.9 million tons were leased and require minimum royalty and/or per-ton payments.

        Our mines in Wyoming are subject to federal coal leases that are administered by the U.S. Department of Interior under the Federal Coal Leasing Amendment Act of 1976. Each lease requires diligent development of the lease within ten years of the lease award with a required coal extraction of 1.0% of the reserves within that 10-year period. At the end of the 10-year development period, the mines are required to maintain continuous operations, as defined in the applicable leasing regulations. All of our federal leases are in full compliance with these regulations. We pay to the federal government an annual rent of $3.00 per acre and production royalties of 12.5% of gross proceeds on surface mined coal. Effective October 1, 2008, the Federal Government remits 48% of royalties, rentals and any lease bonus payments to the state of Wyoming. Of our Wyoming reserve holdings at December 31, 2010, 23.5 million tons of reserves are owned and require no royalty or per-ton payments. Our remaining Wyoming reserve holdings at December 31, 2010, of 629.7 million tons were leased and were subject to the terms described above.

        Our idled mine in Illinois ("Wabash") is subject to coal leases and requires payments of minimum royalties, payable in periodic installments. We expect to continue leasing these reserves until future development is feasible. Our reserve holdings attributable to Wabash at December 31, 2010 were 28.6 million tons.

        Although our coal leases have varying renewal terms and conditions, they generally last for the economic life of the reserves. According to our current mine plans, any leased reserves assigned to a currently active operation will be mined during the tenure of the applicable lease. Because the great majority of our leased or owned properties and mineral rights are covered by detailed title abstracts prepared when the respective properties were acquired by predecessors in title to us and our current lessors, we generally do not thoroughly verify title to, or maintain title insurance policies on, our leased or owned properties and mineral rights.

        The following table provides the "quality" (sulfur content and average Btu content per pound) of our proven and probable coal reserves as of December 31, 2010.

			Recoverable Reserves(1)			Sulfur Content			Average BTU
	Regional Business Unit
Reportable Segment		State	Total	Proven	Probable	<1%	1.0%-1.5%	>1.5%	>12,500	<12,500
East	Pennsylvania Services	Pennsylvania	775.3	479.6	295.7	73.6	—	701.7	775.3	—
East	AMFIRE	Pennsylvania	83.7	66.9	16.8	19.3	27.3	37.1	55.3	28.4
East	Southern West Virginia	West Virginia	96.3	72.0	24.3	94.8	1.5	—	92.5	3.8
East	Northern West Virginia	West Virginia	258.1	171.1	87.0	123.3	130.0	4.8	194.2	63.9
East	Virginia/Kentucky	Virginia, Kentucky	354.9	233.4	121.5	219.8	77.4	57.7	320.2	34.7
West	Alpha Coal West	Wyoming	653.2	648.9	4.3	653.2	—	—	—	653.2

Totals from active operations			2,221.5	1,671.9	549.6	1,184.0	236.2	801.3	1,437.5	784.0
Percentages from active operations				75%	25%	53%	11%	36%	65%	35%
N/A	Kingwood(4)	West Virginia	3.4	3.0	0.4	—	0.5	2.9	3.4	—
N/A	Wabash(5)	Illinois	28.6	20.6	8.0	—	—	28.6	—	28.6

Totals from all operations			2,253.5	1,695.5	558.0	1,184.0	236.7	832.8	1,440.9	812.6
Percentages from all operations				75%	25%	53%	10%	37%	64%	36%

        The following table summarizes, by regional business unit, the tonnage of our coal reserves that is assigned to our operating mines, our property interest in those reserves and whether the reserves consist of steam or metallurgical coal, as of December 31, 2010.

			Recoverable Reserves(1)
	Regional Business Unit
Reportable Segment		State	Total	Proven	Probable	Assigned(2)	Unassigned(2)	Owned	Leased	Coal Type(3)
			(In millions of tons)
East	Pennsylvania Services	Pennsylvania	775.3	479.6	295.7	175.0	600.3	403.1	372.2	Steam and Metallurgical
East	AMFIRE	Pennsylvania	83.7	66.9	16.8	34.3	49.4	3.0	80.7	Steam and Metallurgical
East	Southern West Virginia	West Virginia	96.3	72.0	24.3	44.7	51.6	0.6	95.7	Steam and Metallurgical
East	Northern West Virginia	West Virginia	258.1	171.1	87.0	70.5	187.6	1.5	256.6	Steam and Metallurgical
East	Virginia/Kentucky	Virginia, Kentucky	354.9	233.4	121.5	176.8	178.1	2.6	352.3	Steam and Metallurgical
West	Alpha Coal West	Wyoming	653.2	648.9	4.3	653.2	—	23.5	629.7	Steam

Totals from active operations			2,221.5	1,671.9	549.6	1,154.5	1,067.0	434.3	1,787.2
Percentages from active operations				75%	25%	52%	48%	20%	80%
N/A	Kingwood(4)	West Virginia	3.4	3.0	0.4	0.5	2.9	—	3.4	Steam and Metallurgical
N/A	Wabash(5)	Illinois	28.6	20.6	8.0	—	28.6	—	28.6	Steam and Metallurgical

Totals from all operations			2,253.5	1,695.5	558.0	1,155.0	1,098.5	434.3	1,819.2
Percentages from all operations				75%	25%	51%	49%	19%	81%

(1)
Recoverable reserves represent the amount of proven and probable reserves that can actually be recovered taking into account all mining and preparation losses involved in producing a saleable product using existing methods under current law. The reserve numbers set forth in the tables above exclude reserves for which we have leased our mining rights to third parties. Reserve information reflects a coal moisture factor on an "as received" basis, which means measuring coal in its natural state and not after it has dried in a laboratory setting. We have measured all reserves on an "as received" basis. This moisture factor on our delivered coal can vary depending on the quality of coal and the processing requirements.

(2)
Assigned reserves represent recoverable coal reserves that can be mined without a significant capital expenditure for mine development, whereas unassigned reserves will require significant capital expenditures to mine the reserves.

(3)
Almost all of our reserves that we currently market as metallurgical coal also possess quality characteristics that would enable us to market them as steam coal.

(4)
On December 3, 2008, Old Alpha announced the permanent closure of Kingwood and the mine stopped producing coal in early January 2009. Unmineable reserves were written off at December 31, 2008.

(5)
The Wabash mine, an idled room-and-pillar operation, located in Wabash County, Illinois, has been on long-term idled status since April 2007. Idled facilities include a preparation plant and rail loading facility on the Norfolk Southern Railway. If conditions warrant, the mine could be re-opened with less capital investment than would be required to develop a new underground mine.

        The following map shows the locations of Alpha's properties as of December 31, 2010:

Alpha Business Unit Structure

        The following map shows the locations of Alpha's shipping points as of December 31, 2010:

 PROPERTIES OF MASSEY

        This information is taken from Massey's Annual Report on Form 10-K for the year ended December 31, 2010. Alpha did not participate in the preparation of that filing and, as of the date of this prospectus supplement, Alpha and Massey continue to operate as independent companies. While we believe the information contained in Massey's Annual Report on Form 10-K is accurate, that information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus supplement and under corresponding headings in certain of Massey's public filings that are incorporated by reference in this prospectus supplement.

Overview

        Massey owns and leases properties totaling more than one million acres in West Virginia, Kentucky, Virginia, Pennsylvania and Tennessee. In addition, certain of its owned or leased properties are leased or subleased to third-party tenants. Massey's current practice is to obtain a title review from a licensed attorney prior to purchasing or leasing property. Massey generally has not obtained title insurance in connection with acquisitions of coal reserves. In some cases, the seller or lessor warrants property title. Massey has not required title confirmation in certain cases under long-standing lease agreements where it is now the current lessee and the lease covers property where mining has occurred previously. Massey currently owns or leases the equipment that is utilized in mining operations. The following table describes the location and general character of its major existing facilities, exclusive of mines, coal preparation plants and their adjoining offices.

Administrative Offices:

Richmond, Virginia	Owned	Massey Corporate Headquarters
Julian, West Virginia	Owned	Massey Operational Headquarters

Mining Operations

        Massey currently has 25 distinct Resource Groups, including 17 in West Virginia, six in Kentucky and two in Virginia. These complexes blend, process and ship coal that is produced from one or more mines, with a single complex handling the coal production of as many as fourteen distinct underground or surface mines. Massey's mines have been developed at strategic locations in close proximity to its preparation plants and rail shipping facilities.

        Massey currently operate solely in the Central Appalachian region, which is the principal source of low sulfur bituminous coal in the United States, used for power generation, metallurgical coke production and industrial boilers.

        The following map provides the location of our operations within the Central Appalachian region:

        The following table provides key operational information on Massey's Resource Groups in 2010:

Resource Group Name	Location (County)	Active/ Inactive	Mine Type	Active Mine Count(1)	Mining Equipment	Transportation	2010 Production(2)	2010 Shipments(3)	Year Established or Acquired
							(Thousands of Tons)
West Virginia Resource Groups
Black Castle	Boone	Active	S	1	HW	truck, barge	2,994	2,127	1987
Delbarton	Mingo	Active	U	2		NS	655	980	1999
Edwight	Raleigh	Active	S	1		CSX	1,217	—	2003
Elk Run	Boone	Active	U	5		CSX	2,105	3,590	1978
Endurance	Boone	Inactive				CSX	—	—	2001
Green Valley	Nicholas	Active	U	3		CSX	707	844	1996
Guyandotte	Wyoming	Active	U	1		NS	292	282	2006
Independence	Boone	Active	U	3	LW	CSX	1,106	2,292	1994
Inman	Boone	Active	U	1		CSX	591	—	2008
Logan County	Logan	Active	S/U	6	HW	CSX	1,917	894	1998
Mammoth	Kanawha	Active	U	5		barge/NS	1,845	4,907	2004
Marfork	Raleigh	Active	S/U	8	HW	CSX	3,190	4,821	1993
Nicholas Energy	Nicholas	Active	S/U	2	HW	NS	2,224	2,364	1997
Progress	Boone	Active	S	1	HW	CSX	3,041	1,785	1998
Rawl	Mingo	Active	U	4	HW	NS	980	62	1974
Republic Energy	Raleigh	Active	S	2	HW	truck	3,136	50	2004
Stirrat	Logan	Active				CSX	—	812	1993
Kentucky Resource Groups
Coalgood Energy	Harlan	Active	S/U	1	HW	CSX	429	458	2005
Long Fork	Pike	Active				NS	—	1,546	1991
Martin County	Martin	Active	S/U	3	HW	NS	1,230	1,225	1969
New Ridge	Pike	Active				CSX	—	480	1992
Sidney	Pike	Active	S/U	7	HW	NS	3,032	1,742	1984
Black Mountain	Harlan, Letcher	Active	S/U	14		CSX	3,378	3,199	2010
Virginia Resource Group
Knox Creek	Tazewell	Active	S/U	2	HW	NS	551	567	1997
Cumberland	Wise	Active	S/U	12		NS	2,126	2,109	2010

Total				84			36,746	37,136

(1)
Active mine count as of January 31, 2011.

(2)
For purposes of this table, coal production has been allocated to the Resource Group where the coal is mined, rather than the Resource Group where the coal is processed and shipped. Production amounts above represent coal extracted from the ground.

(3)
For purposes of this table, coal shipments have been allocated to the Resource Group from where the coal is processed and shipped, rather than the Resource Group where the coal is mined.

S
—surface mine

U
—underground mine

HW
—highwall miners operated in conjunction with surface mines

LW
—longwall mine

NS
—Norfolk Southern Railway Company

CSX
—CSX Transportation

        The following descriptions of the Resource Groups are current as of January 31, 2011:

West Virginia Resource Groups

        Black Castle. The Black Castle complex includes a large surface mine, two highwall miners, the Homer III direct-ship and washed coal loadout, a stoker plant, and the Omar preparation plant. Some of the surface mine coal is trucked to the stoker plant where the coal is crushed and screened. The stoker product is trucked to river docks for barge delivery or trucked directly to customers. A portion of the coal is trucked to the Omar plant, where it is crushed and shipped to customers or, if the coal needs processing, it is belted to the preparation plant at the Independence Resource Group for processing and shipment. The direct-ship facility at the preparation plant can crush 500 tons per hour and the preparation plant can process 600 tons per hour. The Omar preparation plant serves CSX rail system customers with unit train shipments of up to 110 railcars. Coal is also trucked to the Homer III loadout where it is crushed and shipped to customers by rail, trucked to river docks for barge delivery, or trucked directly to customers. The Homer III loadout serves CSX rail system customers with unit train shipments of up to 100 railcars. The Omar preparation plant was not utilized for processing coal in 2010.

        Delbarton. The Delbarton complex includes two underground room and pillar mines and a preparation plant. Production from one mine is transported via underground conveyor belt and from the other mine is trucked to the Delbarton preparation plant. The Delbarton preparation plant also processes coal from a surface mine of the Logan County Resource Group. The Delbarton preparation plant can process 600 tons per hour. The clean coal product is shipped to customers via the Norfolk Southern railway in unit trains of up to 110 railcars.

        Edwight. The Edwight complex includes a surface mine and the Goals preparation plant. Production from the surface mine is transported via conveyor system to the Goals preparation plant. The Goals preparation plant can process 800 tons per hour. The rail loading facility serves CSX railway customers with unit trains of up to 100 railcars.

        Elk Run. The Elk Run complex produces coal from five underground room and pillar mines, which is belted to the Elk Run preparation plant. Additionally, Elk Run processes coal produced by surface mines of the Progress Resource Group and transported via underground conveyor system. The Elk Run preparation plant has a processing capacity of 2,200 tons per hour. Elk Run also operates a 200 ton per hour stoker facility that produces screened, small dimension coal for certain of Massey's industrial customers. Customer shipments are loaded on the CSX rail system in unit trains of up to 150 railcars.

        Endurance. The Endurance complex includes an idle surface mine and a direct-ship loadout. When in production, a portion of the production from the surface mine is loaded for shipment to customers at the direct-ship loadout and the remainder is trucked to the preparation plant at the Independence Resource Group for processing.

        Green Valley. The Green Valley complex includes three underground room and pillar mines and a preparation plant. The Green Valley preparation plant, which has a processing capacity of 600 tons per hour, receives coal from the mines via trucks. The rail loading facility services customers on the CSX rail system with unit train shipments of up to 75 railcars.

        Guyandotte. The Guyandotte complex includes one underground room and pillar mine. The mine belts coal to a third-party preparation plant for washing and shipment to customers via the Norfolk Southern railway system.

        Independence. The Independence complex includes the Revolution longwall mine, two underground room and pillar mines and a preparation plant. Production from the underground mines is transported via overland conveyor system to the Independence preparation plant. The surface mine at the Black Castle Resource Group belts coal requiring processing to the Independence preparation plant. The Independence plant has a processing capacity of 2,200 tons per hour. Customers are served via rail shipments on the CSX rail system in unit trains of up to 150 railcars.

        Inman. The Inman complex includes one underground room and pillar mine and a preparation plant. Production from the underground mine is transported via overland conveyor system to the preparation plant. The Inman plant has a processing capacity of 800 tons per hour. Coal processed at the preparation plant is belted to the Black Castle Resource Group's Homer III loadout where it is loaded and shipped to customers via the CSX rail system in unit trains of up to 100 railcars.

        Logan County. The Logan County complex includes three surface mines, a highwall miner, three underground room and pillar mines and the Zigmond preparation plant. Production from two of the underground mines is belted directly to the Zigmond plant. Production from the third mine is transported via off road truck to the Zigmond plant. Two surface mines and the highwall miner production are transported by belt to the Zigmond plant. Production from the third surface mine is transported via truck to the Feats Loadout or the Delbarton Resource Group Preparation Plant. The Feats Loadout can service customers via the CSX rail system with unit train shipments of up to 80 cars. The Zigmond plant began production in November 2010, replacing the old preparation plant that was destroyed by a fire in August 2009. The Zigmond Plant has a capacity of 1,200 tons per hour. Customers are served via the CSX rail system with unit trains of up to 150 cars.

        Mammoth. The Mammoth complex operates five underground room and pillar mines and a preparation plant. Coal is transported to the preparation plant using a conveyor system. The plant has a 1,200 tons per hour processing facility capacity with barge loading capabilities on the upper Kanawha River and a rail loading facility that services customers on the Norfolk Southern railway with unit trains of up to 130 railcars.

        Marfork. The Marfork complex includes six underground room and pillar mines, two surface mines, two highwall miners and a preparation plant. Production from the five of the underground mines is belted directly to the Marfork preparation plant while production from the remaining underground mine is belted to Edwight Resource Group's Goals preparation plant. Production from the surface mines and the highwall miners is trucked to the Marfork preparation plant, the Elk Run Resource Group's preparation plant and/or the Black Castle Resource Group's direct-ship loadout. The Marfork preparation plant has a capacity of 2,400 tons per hour. Customers are served via the CSX rail system with unit trains of up to 150 railcars.

        Nicholas Energy. The Nicholas Energy complex includes one underground room and pillar mine, a surface mine, a highwall miner and a preparation plant. Coal from the underground mine is transported to the preparation plant for processing via conveyor system. Coal from the highwall miner and the portion of surface mined coal requiring processing is transported to the preparation plant using off-road trucks. Coal not requiring processing is transported via off-road trucks to a conveyor system that moves the coal directly to a rail loadout facility. The plant has a processing capacity of 1,200 tons per hour. Coal shipments are loaded into rail cars for delivery via the Norfolk Southern railway in unit trains of up to 140 railcars, or are transported via on-highway trucks to the Mammoth Resource Group's barge loading facility.

        Progress. The Progress complex includes the large Twilight surface mine and a highwall miner. Production from the Twilight surface mine is transported via underground conveyor to the Elk Run Resource Group for processing and rail shipment.

        Rawl. The Rawl complex includes a surface mine and highwall miner, three underground room and pillar mines, and a preparation plant. Production from two of the underground mines is transported via truck to the preparation plant of the Stirrat Resource Group. The production from the third underground mine, the surface mine and highwall miner is transported via truck to Rawl's Sprouse Creek preparation plant. The Sprouse Creek plant, which was reactivated in 2010, has a throughput capacity of 800 tons per hour. Customers are served by the Sprouse Creek plant via the Norfolk Southern railway with unit trains of up to 150 railcars.

        Republic Energy. The Republic Energy complex consists of two surface mines and a highwall miner. Direct-ship coal is trucked using on-highway trucks to various docks on the Kanawha River for barge delivery to customers and to the Marfork Resource Group for rail delivery to customers. Coal requiring processing is trucked using on-highway trucks to Mammoth Resource Group's preparation plant for processing and barge or train delivery to customers.

        Stirrat. The Stirrat complex includes a preparation plant and the Superior loadout, which was idled in 2009. The Superior loadout serves CSX railway customers with unit trains of up to 100 railcars. The Stirrat preparation plant cleans coal from two adjacent underground room and pillar mines of the Rawl Resource. The plant has a rated capacity of 600 tons per hour. Customers are served via the CSX rail system with unit trains of up to 100 railcars.

Kentucky Resource Groups

        Coalgood Energy. The Coalgood Energy complex includes one surface mine, one highwall miner, a direct-ship loadout and a preparation plant. The coal from the surface mine is trucked off-road to the loadout, which serves CSX railway customers with unit trains of up to 100 railcars. Production from the highwall miner is transported via truck to the preparation plant. The Coalgood Energy preparation plant has a throughput capacity of 800 tons per hour. Coal from this preparation plant is loaded onto trains from the direct-ship loadout.

        Long Fork. The Long Fork preparation plant processes coal produced by four underground room and pillar mines of the Sidney Resource Group. All production is transported via conveyor system to the Long Fork preparation plant for processing and shipping to customers. The Long Fork plant has a rated capacity of 1,500 tons per hour. The rail loading facility services customers on the Norfolk Southern railway with unit trains of up to 150 railcars.

        Martin County. The Martin County complex includes two underground room and pillar mines, one surface mine, a highwall miner and a preparation plant. Direct-ship coal production from the surface mine is shipped to river docks via truck. Surface mine and highwall miner coal requiring processing and production from the underground mines is transported by conveyor belt or truck to the preparation plant. Martin County's preparation plant has a throughput capacity of 1,500 tons per hour, although the throughput capacity is limited due to decreased impoundment availability. The coal from the preparation plant can be shipped either via the Norfolk Southern railway in unit trains of up to 125 railcars or to river docks via truck.

        New Ridge. The New Ridge complex loads clean coal that is transported via truck from the preparation plant of the Sidney Resource Group and coal trucked directly from Sidney's surface mine. The New Ridge preparation plant has a capacity of 800 tons per hour. The preparation plant is currently idle but may be reactivated from time to time during 2011 as needed. All coal is loaded for shipment to customers via the CSX rail system in unit trains of up to 100 railcars.

        Sidney. The Sidney complex includes six underground room and pillar mines, one surface mine, a highwall miner and a preparation plant. Four of the underground mines transport coal via underground conveyor system to the Long Fork Resource Group for processing and shipment, and the remainder of the underground mines transport production via truck to Sidney's preparation plant. A portion of the coal from Sidney's preparation plant and coal from the surface mine are trucked to the New Ridge Resource Group for loading into railroad cars. Sidney's preparation plant has a capacity of 1,500 tons per hour. The rail loading facility at the preparation plant serves customers on the Norfolk Southern rail system with unit trains of up to 140 railcars.

        Black Mountain. The Black Mountain complex, acquired by Massey in its acquisition of Cumberland, includes thirteen underground room and pillar mines, one surface mine, a direct-ship loadout and a preparation plant. One of the underground mines transports coal via conveyor system to the Cave Branch preparation plant for processing and shipment; the production from the other thirteen underground mines and the surface mine are trucked to the preparation plant, which serves CSX railway customers with unit trains of up to 110 railcars. The Cave Branch preparation plant has a feed capacity of 1,800 tons per hour. Coal from this preparation plant is loaded onto trains from a batch weigh loadout.

Virginia Resource Group

        Knox Creek. The Knox Creek complex includes one underground room and pillar mine, one surface mine, one highwall miner and a preparation plant. Production from the underground mine is belted by conveyor system to the preparation plant, while coal requiring processing from the surface mine, including coal from the highwall miner, is trucked to the preparation plant. The preparation plant has a feed capacity of 650 tons per hour. The preparation plant serves customers on the Norfolk Southern rail system with unit trains of up to 100 railcars.

        Cumberland. The Cumberland complex, acquired by Massey in its acquisition of Cumberland, includes eleven underground room and pillar mines, one surface mine, a direct-ship loadout and a preparation plant. The production from the underground and surface mines is trucked to the preparation plant, which serves Norfolk Southern railway customers with unit trains of up to 110 railcars. Limited coal is trucked using on-highway trucks to various river docks for barge delivery to customers. The preparation plant has a feed capacity of 1,250 tons per hour. Coal from this preparation plant is loaded onto trains from a batch weigh loadout.

Coal Reserves

        Massey estimates that, as of December 31, 2010 it had total recoverable reserves of approximately 2.8 billion tons consisting of both proven and probable reserves. "Reserves" are defined by the SEC Industry Guide 7 as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. "Recoverable" reserves means coal that is economically recoverable using existing equipment and methods under federal and state laws currently in effect. Approximately 1.8 billion tons of reserves are classified as proven reserves. "Proven (measured) reserves" are defined by the SEC Industry Guide 7 as reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. The remaining approximately 1.0 billion tons of Massey's reserves are classified as probable reserves. "Probable reserves" are defined by the SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        Information about Massey's reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by its internal engineers, geologists and finance associates. Reserve estimates are updated annually using geologic data taken from drill holes, adjacent mine workings, outcrop prospect openings and other sources. Coal tonnages are categorized according to coal quality, seam thickness, mineability and location relative to existing mines and infrastructure. In accordance with applicable industry standards, proven reserves are those for which reliable data points are spaced no more than 2,700 feet apart. Probable reserves are those for which reliable data points are spaced 2,700 feet to 7,900 feet apart. Further scrutiny is applied using geological criteria and other factors related to profitable extraction of the coal. These criteria include seam height, roof and floor conditions, yield and marketability.

        As with most coal-producing companies in Central Appalachia, the majority of Massey's coal reserves are controlled pursuant to leases from third-party landowners. The leases are generally long-term in nature (original term five to fifty years or until the mineable and merchantable coal reserves are exhausted), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues. These leases convey mining rights to the coal producer in exchange for a per ton or percentage of gross sales price royalty payment to the lessor. However, approximately 14% of Massey's reserve holdings are owned and require no royalty or per ton payment to other parties. Royalty expense for coal reserves from our producing properties (owned and leased) was approximately 5.0% of Produced coal revenue for the year ended December 31, 2010.

        Our estimates of the reserves that Alpha acquires in the Merger may differ from the estimates previously disclosed by Massey, and these differences could be material. See "Risk Factors—We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected cots or decreased profitability."

        The following table provides proven and probable reserve data by "status" (i.e., location, owned or leased, assigned or unassigned, etc.) as of December 31, 2010:

			Recoverable Reserves(1)
Resource Group	Location(2)	Total	Proven	Probable	Assigned(3)	Unassigned(3)	Owned	Leased
(In Thousands of Tons)
West Virginia
Black Castle	Boone County	63,314	48,656	14,658	62,700	614	—	63,314
Delbarton	Mingo County	285,106	120,440	164,666	139,608	145,498	25	285,081
Edwight	Raleigh County	4,506	4,506	—	4,506	—	—	4,506
Elk Run	Boone County	105,256	72,857	32,399	79,235	26,021	4,372	100,884
Endurance	Boone County	20,871	20,871	—	20,871	—	20,831	40
Green Valley	Nicholas County	15,290	15,290	—	14,500	790	5,001	10,289
Guyandotte	Wyoming County	45,035	17,366	27,669	2,100	42,935	330	44,705
Independence	Boone County	60,815	48,324	12,491	30,293	30,522	10,004	50,811
Inman	Boone County	44,784	43,269	1,515	—	44,784	—	44,784
Logan County	Logan County	101,039	83,800	17,239	74,019	27,020	2,388	98,651
Mammoth	Kanawha County	128,994	100,023	28,971	72,127	56,867	41,729	87,265
Marfork	Raleigh County	126,096	97,969	28,127	68,413	57,683	815	125,281
Nicholas Energy	Nicholas County	78,158	43,377	34,781	35,742	42,416	25,992	52,166
Progress	Boone County	47,031	47,031	—	47,031	—	—	47,031
Rawl	Mingo County	111,101	84,013	27,088	77,301	33,800	1,333	109,768
Republic Energy	Raleigh County	74,299	63,102	11,197	74,299	—	—	74,299
Stirrat	Logan County	5,293	3,476	1,817	412	4,881	—	5,293
Kentucky
Coalgood Energy	Harlan County	18,580	10,955	7,625	2,986	15,594	2,704	15,876
Long Fork	Pike County	4,964	2,764	2,200	264	4,700	—	4,964
Martin County	Martin County	45,747	29,058	16,689	1,905	43,842	1,336	44,411
New Ridge	Pike County	—
Sidney	Pike County	117,186	63,046	54,140	117,186	—	7,028	110,158
Black Mountain	Harlan/Letcher County	236,939	188,506	48,433	110,365	126,574	159	236,780
Virginia
Knox Creek	Tazewell County	61,737	46,756	14,981	32,605	29,132	4,552	57,185
Cumberland	Wise County	163,068	124,362	38,706	77,039	86,030	—	163,068

Subtotal		1,965,209	1,379,817	585,392	1,145,507	819,703	128,599	1,836,610

			Recoverable Reserves(1)
Resource Group	Location(2)	Total	Proven	Probable	Assigned(3)	Unassigned(3)	Owned	Leased
(In Thousands of Tons)
Land Management Companies:(4)
Black King	Boone County, WV	53,530	40,798	12,732	770	52,760	15,656	37,874
	Raleigh County, WV
Boone East	Boone County, WV	123,566	87,136	36,430	3,009	120,557	57,982	65,584
	Kanawha County, WV
Boone West	Lincoln County, WV	241,974	92,201	149,773	10,496	231,478	65,553	176,421
	Logan County, WV
Ceres Land	Raleigh County, WV	11,933	10,197	1,736	—	11,933	—	11,933
Rostraver Energy	Various counties, PA	99,580	49,943	49,637	—	99,580	71,222	28,358
Lauren Land	Mingo County, WV	170,956	104,364	66,592	85	170,871	17,597	153,359
	Logan County, WV Various counties, KY
New Market Land	Wyoming County, WV	5,884	—	5,884	—	5,884	102	5,782
Raven Resources	Raleigh County, WV	18,978	18,978	—	—	18,978	—	18,978
	Boone County, WV
Tennessee Consolidated Coal	Various counties, TN	26,907	1,332	25,575	—	26,907	24,054	2,853

Subtotal Land Management		753,308	404,949	348,359	14,360	738,948	252,166	501,142
Other	N/A	57,733	29,606	28,127	—	57,733	3,112	54,621

Total		2,776,250	1,814,372	961,878	1,159,867	1,616,384	383,877	2,392,373

(1)
Recoverable reserves represent the amount of proven and probable reserves that can actually be recovered from the reserve base taking into account all mining and preparation losses involved in producing a saleable product using existing methods under current law.

(2)
All of the recoverable reserves listed are in Central Appalachia, except for the Rostraver reserves, which are located in Northern Appalachia and Lauren Land reserves, a portion of which are located in the Illinois Basin. The reserve numbers of each Resource Group contain a moisture factor specific to the particular reserves of that Resource Group. The moisture factor represents the average moisture present in our delivered coal.

(3)
Assigned Reserves represent recoverable reserves that are dedicated to a specific permitted mine; otherwise, the reserves are considered Unassigned. For Land Management Companies, Assigned Reserves have been leased to a third-party and are dedicated to a specific permitted mine of the lessee.

(4)
Land management companies are Massey's subsidiaries whose primary purposes are to acquire and hold its reserves.

        The categorization of the "quality" (i.e., sulfur content, Btu, coal type, etc.) of coal reserves is as follows as of December 31, 2010:

		Recoverable Reserves(1) Sulfur Content
	Recoverable Reserves				Avg. Btu as Received(3)
Resource Group		+1%(2)	-1%(2)	Compliance(2)		Coal Type(4)
		(In Thousands of Tons Except Average Btu as Received)
West Virginia
Black Castle	63,314	24,549	38,765	20,766	12,700	Utility
Delbarton	285,106	111,954	173,152	127,073	13,350	High Vol Met and Utility
Edwight	4,506	1,628	2,878	3,306	12,550	High Vol Met and Utility
Elk Run	105,256	45,975	59,281	49,483	13,700	High Vol Met and Utility
Endurance	20,871	6,443	14,428	6,381	11,850	Utility
Green Valley	15,290	2,397	12,893	13,833	13,100	High Vol Met, Mid Vol Met, and Industrial
Guyandotte	45,035	—	45,035	45,035	13,850	Low Vol Met
Independence	60,815	23,818	36,997	437	12,650	High Vol Met and Utility
Inman	44,784	26,672	18,112	19,549	12,650	High Vol Met and Utility
Logan County	101,039	33,195	67,844	43,408	12,050	High Vol Met, Utility, and Industrial
Mammoth	128,994	22,391	106,603	40,145	12,150	High Vol Met and Utility
Marfork	126,096	50,535	75,561	37,732	14,050	High Vol Met and Utility
Nicholas Energy	78,158	37,528	40,630	16,581	12,450	High Vol Met and Utility
Progress	47,031	—	47,031	29,843	12,350	High Vol Met and Utility
Rawl	111,101	26,627	84,474	61,528	12,350	High Vol Met and Utility
Republic	74,299	15,994	58,305	36,980	12,450	High Vol Met and Utility
Stirrat	5,293	—	5,293	5,293	12,300	High Vol Met and Utility
Kentucky
Coalgood Energy	18,580	3,630	14,950	9,106	13,100	Utility and Industrial
Long Fork	4,964	3,500	1,464	—	12,850	Utility
Martin County	45,747	33,762	11,985	4,888	12,500	Utility
New Ridge	—			—	—	N/A
Sidney	117,186	44,970	72,216	51,559	13,200	Utility
Black Mountain	236,939	106,245	130,694	63,185	12,500	High Vol Met and Utility
Virginia
Knox Creek	61,737	8,964	52,773	37,921	12,350	High Vol Met and Utility
Cumberland	163,068	97,164	65,904	20,206	12,500	High Vol Met and Utility

Subtotal	1,965,209	727,941	1,237,268	744,238

		Recoverable Reserves(1) Sulfur Content
	Recoverable Reserves				Avg. Btu as Received(3)
Resource Group		+1%(2)	-1%(2)	Compliance(2)		Coal Type(4)
		(In Thousands of Tons Except Average Btu as Received)
Land Management Companies:
Black King	53,530	15,570	37,960	36,858	12,150	Low Vol Met, High Vol Met and Utility
Boone East	123,566	31,145	92,421	27,207	12,500	Low Vol Met, High Vol Met and Utility
Boone West	241,974	130,290	111,684	79,369	13,350	High Vol Met and Utility
Ceres Land	11,933	3,619	8,314	259	12,700	High Vol Met and Utility
Rostraver Energy	99,580	99,580	—	—	14,050	High Vol Met, Utility, and Industrial
Lauren Land	170,956	88,195	82,761	62,286	12,700	High Vol Met and Utility
New Market Land	5,884	—	5,884	5,884	12,700	High Vol Met and Low Vol Met
Raven Resources	18,978	7,449	11,529	1,369	12,100	High Vol Met and Utility
Tennessee Consolidated Coal	26,907	20,353	6,554	4,816	13,000	Mid Vol Met, Utility, and Industrial

Subtotal Land Management	753,308	396,201	357,107	218,048
Other	57,733	6,638	51,095	45,947	12,800	Various

Total	2,776,250	1,130,780	1,645,470	1,008,233

(1)
The reserve numbers of each Resource Group contain a moisture factor specific to the particular reserves of that Resource Group. The moisture factor represents the average moisture present in our delivered coal.

(2)
+1% or -1% refers to sulfur content as a percentage in coal by weight. Compliance coal is less than 1% sulfur content by weight and is included in the -1% column.

(3)
Represents an estimate of the average Btu per pound present in our coal, as it is received by the customer.

(4)
Reserve holdings include metallurgical coal reserves. Although these metallurgical coal reserves receive the highest selling price in the current coal market when marketed to steel-making customers, they can also be marketed as an ultra high Btu, low sulfur utility coal for electricity generation.

Compliance compared to non-compliance coal

        Coals are sometimes characterized as compliance or non-compliance coal. The phrase compliance coal, as it is commonly used in the coal industry, refers to compliance only with sulfur dioxide emissions standards imposed by Title IV of the Clean Air Act and indicates that when burned, the coal will produce emissions that will meet the current standard without further cleanup. A coal that is considered a compliance coal for meeting sulfur dioxide standards may not meet an emission standard for a different pollutant such as mercury. Moreover, the term compliance coal is always used with reference to the then current regulatory limit. Clean air regulations that further restrict sulfur dioxide emissions will likely reduce significantly the amount of coal that can be labeled compliance. Currently, coal classified as compliance coal will meet the power plant emission standard of 1.2 pounds of sulfur dioxide per million Btu's of fuel consumed. At December 31, 2010, approximately 1.0 billion tons, or 36%, of Massey's coal reserves met the current standard as compliance coal.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth our executive officers and directors, their ages as of May 10, 2011 and the positions they hold:

Name	Age	Position
Kevin S. Crutchfield	50	Chief Executive Officer and Director
Kurt D. Kost	54	President
Philip J. Cavatoni	47	Executive Vice President and Chief Strategy Officer
Vaughn R. Groves	54	Executive Vice President, General Counsel and Secretary
Randy L. McMillion	54	Executive Vice President and Chief Administrative Officer
Eddie W. Neely	59	Executive Vice President and Chief Risk Officer
Michael R. Peelish	49	Executive Vice President and Chief Sustainability Officer
Allen Scott Pack, Jr.	52	Executive Vice President, Sales
Frank J. Wood	58	Executive Vice President and Chief Financial Officer
Paul H. Vining	56	Executive Vice President and Chief Commercial Officer
Michael J. Quillen	62	Chairman of the Board
William J. Crowley, Jr.	65	Director
E. Linn Draper, Jr.	69	Director
Glenn A. Eisenberg	50	Director
P. Michael Giftos	64	Director
Joel Richards, III	64	Director
James F. Roberts	61	Director
Ted G. Wood	73	Director

        Kevin S. Crutchfield was appointed to our board of directors and elected chief executive officer at the time of the Foundation Merger and serves on the safety, health, environmental and sustainability committee. Prior to that time, he served as a member of the board of directors of Alpha from November 2007 until the Foundation Merger and as president of Alpha from January 2007 until the Foundation Merger. Mr. Crutchfield also served as Alpha's executive vice president from November 2004 until January 2007. Mr. Crutchfield joined Alpha's management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of Alpha's subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider ("El Paso"), and president of Coastal Coal Company, a coal producer and affiliate of El Paso, acquired by Alpha in 2003. Prior to joining El Paso, he served as president of AMVEST and held executive positions at AEI Resources, Inc., a coal producer ("AEI Resources"), including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company ("Cyprus") and held executive operating management positions with Cyprus in the United States before being relocated to Sydney, Australia in 1997. He worked for Pittston, in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus. Similar to Messrs. Quillen and Roberts, Mr. Crutchfield is a long-standing senior executive in the coal industry and, through that experience, has developed an expertise and thorough understanding of the business challenges confronting the industry particularly in the area of risk management. He has also been actively involved in developing, managing and overseeing coal mine safety policies and procedures throughout his career. Mr. Crutchfield also has served on the board of directors of King Pharmaceuticals, Inc. ("King Pharmaceuticals") from February 2010 until January 31, 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer.

        Qualifications: Mr. Crutchfield is the most senior executive of the Company and provides our board with the greatest insight into the Company's business, challenges and the material risks facing it. Mr. Crutchfield has more than 25 years of experience in the coal industry and has held many senior leadership positions throughout his career.

        Kurt D. Kost has been our President since January 2008. Prior to serving in his current position, Mr. Kost was Foundation's chief operating officer from January 1, 2008 to July 31, 2009 and executive vice president from June 2007 to January 2008. He was senior vice president, western operations and process management of Foundation from December 2005 until June 2007. From 1980 through 2005, Mr. Kost held various positions in engineering and operations with Foundation Coal Corporation, a subsidiary of Foundation, and its predecessor and affiliated companies. From April 2005 to December 2005, Mr. Kost was vice president of process management for Foundation Coal Corporation. From 2001 to 2005, he was president of Foundation Coal West, Inc. (formerly known as RAG Coal West, Inc.). He served as general manager of RAG Coal West, Inc. from 2000 to 2001 and as its general mine manager from 1998 to 2000. Mr. Kost is a past president of the Society of Mining Engineers, Powder River Basin chapter, was an executive board member of the Wyoming Mine Association, and is a current board member of the Habitat for Humanity, Washington County, Virginia chapter. Mr. Kost earned his Bachelor of Science degree in Mining Engineering from the South Dakota School of Mines and Technology and has completed Harvard Business School's Advanced Management Program.

        Philip J. Cavatoni has been our executive vice president and chief strategy officer since the Foundation Merger. Prior to serving in his current position, he served as Alpha's treasurer and executive vice president—finance and strategy from February 2009 until the Foundation Merger. Before joining Alpha, Mr. Cavatoni held various positions with JPMorgan Chase & Co., a global financial services firm ("JPM"), beginning in 1991. Mr. Cavatoni's most recent position with JPM was Managing Director and Head of the firm's Global Paper, Packaging and Building Products practice, in which he served as the senior investment banker responsible for management of client relationships, advisory and financing transactions and the strategic allocation of capital across the sector. Additionally, Mr. Cavatoni was responsible for JPM's Midwest mergers & acquisitions practice, coordinating the execution of transactions and business development for the firm's Midwest clients.

        Vaughn R. Groves has been our executive vice president, general counsel and secretary since the Foundation Merger. Prior to serving in his current position, he served as Alpha's senior vice president from February 2009 until the Foundation Merger, its vice president from September 2006 until February 2009, and its secretary and general counsel from November 2004 until the Foundation Merger. Mr. Groves joined the Alpha management team as the vice president, secretary and general counsel of Alpha Natural Resources, LLC in October 2003, and also served as the vice president and general counsel of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of its subsidiaries in December 2005. Prior to that time, he served as vice president and general counsel of Pittston from 1996 until joining Alpha, and as associate general counsel of Pittston from 1991 until 1996. Before joining Pittston, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and, before obtaining his law degree, worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.

        Randy L. McMillion has been our executive vice president and chief administrative officer since the Foundation Merger. Prior to serving in his current position, he was Alpha's executive vice president and chief operating officer from February 2009 until the Foundation Merger and served as vice president of operations from April 2007 to February 2009. In May 2005, he joined Alpha as the president and manager of its subsidiary, Brooks Run Mining Company, LLC, in charge of all southern West Virginia mining operations of Alpha until he was promoted, in March 2006, to vice president of its subsidiary, Alpha Natural Resources, LLC. From October 1999 to May 2005, Mr. McMillion held positions with Foundation (and its predecessor—RAG American Coal Holdings, Inc.), including president of its subsidiary, Rockspring Development, Inc., from June 2004 to May 2005, vice president of its subsidiary, Riverton Coal

Production Inc., from April 2002 to June 2004, senior vice president of eastern operations of RAG American Coal Holding, Inc. from October 2001 to April 2002, and president of its subsidiary, Rockspring Development, Inc. from October 1999 to October 2001. Prior to October 1999, Mr. McMillion held engineering, mining and processing positions at Pittston, including Pittston's vice president of West Virginia operations.

        Eddie W. Neely has been our executive vice president and chief risk officer since the Foundation Merger. Prior to serving in his current position, he served as Alpha's executive vice president and chief financial officer from February 2009 until the Foundation Merger and as vice president and controller from November 2004 until the Foundation Merger. Mr. Neely joined the Alpha management team as the secretary of Alpha Natural Resources, LLC in August 2002, and served as vice president and controller of that entity until the Foundation Merger. He currently serves as executive vice president of Alpha Natural Resources, LLC (a position he has held since June 2009) and as its chief risk officer (a position he has held since the Merger). From August 1999 to August 2002, he served as chief financial officer of White's Fresh Foods, Inc., a family-owned supermarket chain. In August 2001, White's Fresh Foods, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining White's Fresh Foods, Inc., from October 1997 to August 1999, Mr. Neely was controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed, and operated assisted living facilities for the elderly. Mr. Neely served as director of accounting for The Brink's Company from January 1996 until October 1997, and held various accounting and finance positions with Pittston and its subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.

        Michael R. Peelish has been our executive vice president and chief sustainability officer since the Foundation Merger. Prior to serving in his current position, he was Foundation's senior vice president, safety and human resources from August 2004 until the merger with Alpha. Mr. Peelish was senior vice president, safety and human resources of RAG American Coal Holding, Inc., Foundation's predecessor, from 1999 to August 2004. From 1995 to 1999, Mr. Peelish was director, safety of Cyprus Amax Minerals Company, and from 1994 to 1995, was manager of regulatory affairs and loss control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a senior attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from the West Virginia University College of Law and his Bachelor of Science degree in Engineering of Mines from West Virginia University, Cum Laude.

        A. Scott Pack, Jr. has been our executive vice president, sales since September 2009. Prior to serving in his current position, Mr. Pack was senior vice president, sales and marketing of Foundation from May 2006 to September 2009. He served as vice president of sales and marketing of Foundation from 2001 to May 2006. Mr. Pack has 26 years of experience in the coal mining industry in which he has held various engineering, sales, transportation and management positions at Enron Global Markets, LLC, CONSOL Energy Inc., Cannelton Industries, Inc., Maple Meadow Mining Company and the New River Co. Mr. Pack earned his Bachelor of Science degree in Mining Engineering from the West Virginia University. Mr. Pack is a member and past president of the Coal Club of Philadelphia. He is also a member of the New York Coal Trade Association, The Traffic Club of Pittsburgh, and the North Carolina Coal Institute. In addition, Mr. Pack serves on the College of Engineering and Mineral Resources Advisory Committee at West Virginia University.

        Frank J. Wood has been our executive vice president and chief financial officer since the Foundation Merger. Prior to the merger with Alpha, he served as senior vice president and chief financial officer of Foundation from August 2004 until the merger with Alpha and senior vice president and chief financial officer of RAG American Coal Holding, Inc., Foundation's predecessor, from 1999 to August 2004. In these positions, he was responsible for financial reporting, financial planning, income taxes, treasury and insurance. From 1993 to 1999, Mr. Wood was vice president & controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was vice president of administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.'s coal and oil and gas subsidiaries. Mr. Wood earned a Bachelor of Business Administration degree, with a concentration in Accounting, from the College of William and Mary and a Masters Degree in Business Administration from Indiana University.

        Paul H. Vining has been our executive vice president and chief commercial officer since May 9, 2011. Prior to serving in his current position, he served as chief executive officer of White Oak Resources from October 2010 until April 2011. Before that, he served as president and chief operating officer of Patriot Coal Company from July 2008 until September 2010. Prior to the acquisition of Magnum Coal Company by Patriot Coal Company, Mr. Vining served as president and chief executive officer of Magnum since 2006. Prior to joining Magnum, in 2006, Mr. Vining was senior vice president of marketing and trading at Arch Coal. From 2003 to 2006, he was president of Ellett Valley CC Inc., a coal trading, marketing and consulting company based in Williamsburg, Virginia. From 1999 to 2002, Mr. Vining was executive vice president for sales and trading at Peabody. From 1996 to 1999, he was president of Peabody COALTRADE. From 1995 to 1996, Mr. Vining was senior vice president of Peabody COALSALES. Earlier in his career, Mr. Vining held leadership positions with Guasare Coal America, AGIP Coal USA, Island Creek Coal and A.T. Massey Energy.

        Michael J. Quillen was appointed to our board of directors and as chairman of the board at the time of the Foundation Merger. Prior to that time, he served as chief executive officer and a member of the board of directors of Alpha from its formation in November 2004 until the Foundation Merger and served as its president until January 2007. He served as chairman of the board of directors of Alpha from October 2006 until the Foundation Merger. Mr. Quillen joined Alpha's management team as president and the sole manager of Alpha Natural Resources, LLC, its top-tier operating subsidiary, in August 2002, and served as chief executive officer of Alpha Natural Resources, LLC from January 2003 until the Foundation Merger. He also served as the president and a member of the board of directors of ANR Holdings, LLC, Alpha's former top-tier holding company, from December 2002 until ANR Holdings, LLC was merged with another of Alpha's subsidiaries in December 2005, and as the chief executive officer of ANR Holdings, LLC from March 2003 until December 2005. From September 1998 to December 2002, Mr. Quillen was executive vice president—Operations of AMCI Metals and Coal International Inc., a mining and marketing company ("AMCI"). While at AMCI, he was responsible for the development of AMCI's Australian properties. Mr. Quillen currently provides consulting services to AMCI. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including vice president—operations of Pittston Coal Company, a coal mining company ("Pittston"), president of Pittston Coal Sales Corp., vice president of AMVEST Corporation, a coal and gas producer and provider of related products and services ("AMVEST"), vice president—operations of NERCO Coal Corporation, a coal company, president and chief executive officer of Addington, Inc., a coal mining and shipping company, and manager of Mid-Vol Leasing, Inc, a coal mining and shipping company. Similar to Messrs. Crutchfield and Roberts, Mr. Quillen's significant coal company experience has enabled him to develop expertise and insight into the business challenges uniquely relevant to coal companies, particularly in the areas of risk management and the design and implementation of coal mine safety processes and procedures. Mr. Quillen has also served on the board of directors and as a member of the compensation committee, ethics, environment, safety and health committee and the finance committee of Martin Marietta Materials, Inc., a leading producer of construction aggregates in the United States, since 2008.

        Qualifications: Mr. Quillen provides our board with tremendous insight and experience with respect to the Alpha side of our business and has more than 31 years of experience in senior executive roles in the coal industry, providing our board with expertise with respect to our business. In addition, Mr. Quillen brings significant expertise in the areas of corporate governance, finance and environmental, safety, health and sustainability matters as a result of his role as our chairman, former chairman of the board of directors of Alpha, and as Alpha's former chief executive officer. Mr. Quillen's service on the board of directors of

Martin Marietta, a public company, further enhances his experience and substantial knowledge in these areas.

        William J. Crowley Jr. was appointed to our board of directors in December 2004. Mr. Crowley has served as a member of our compensation committee since the Foundation Merger, and as a member of our audit committee since December 2004 and served as chairman of the audit committee from December 2004 until the Foundation Merger. Mr. Crowley also served as a member of Foundation's nominating and corporate governance committee from December 2004 until the merger with Alpha and served on its compensation committee for one year. Mr. Crowley has served as an independent business advisor to various companies since 2002. Prior to his retirement in 2002, Mr. Crowley had a 32-year career with Arthur Andersen LLP, the public accounting firm, of which 16 years were in Baltimore, Maryland, most recently serving for 7 years as managing partner of the Baltimore office. In this capacity, he was charged with the task of overseeing and managing the risks associated with portfolio clients which included performing an annual risk assessment, signing off on client acceptance or terminating a client relationship, assessing the capabilities of Arthur Andersen LLP's personnel and insuring the appropriate people were assigned to engagements based on their skill sets and the client risk profile. Mr. Crowley currently serves as a director and chairman of the audit committee of JNL Series Trust. He served as a director and chairman of the audit committee and as a member of the nominating and governance committee of BioVeris Corporation ("BioVeris") from May 2004 to June 2007, when that company was acquired. and served as chairman of its special committee. Mr. Crowley also served as a director and member of the audit committee of Provident Bankshares Corporation ("Provident Bankshares") from May 2003 to May 2009, when that company was acquired.

        Qualifications: Mr. Crowley brings significant financial reporting, management and risk assessment expertise as a result of his more than 32 years of experience with Arthur Andersen LLP, 7 years of which he served as managing partner of its Baltimore office. Additionally, Mr. Crowley served as chairman of Foundation's audit committee from December 2004 until the merger with Alpha. He continues to serve on our audit committee and is one of our "audit committee financial experts." Mr. Crowley further enhances the expertise of our board with respect to financial matters through his directorship with JNL Series Trust and his prior membership on the boards of directors of BioVeris and Provident Bankshares (where he also served on their respective audit committees).

        E. Linn Draper, Jr. was appointed to our board of directors and as chairman of our compensation committee and a member of our safety, health, environmental and sustainability committee at the time of the Foundation Merger. Prior to that time, he served as a member of the board of directors of Alpha from its formation in November 2004 until the Foundation Merger and served as the lead independent director of Alpha from October 2006 until the Foundation Merger. Mr. Draper also served as chairman of the compensation committee of Alpha from 2005 until the Foundation Merger and as a member of the safety, health and environmental committee from May 2008 (its formation date) until the Foundation Merger. Mr. Draper joined American Electric Power, an electric utility company ("AEP"), as president in 1992 and served as the chairman, president and chief executive officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as its chairman of the board of directors, and president and chief executive officer from 1987 to 1992. Mr. Draper has a Ph.D. in Nuclear Engineering from Cornell University, was a professor of Nuclear Engineering at the University of Texas at Austin, and served as Chairman of the Institute of Nuclear Power Operations from 2001 to 2003. As a result of this background, he has served as a nuclear safety expert witness in a number of nuclear plant licensing hearings, testified before committees of both houses of Congress on such matters, and in several public utility rate proceedings. Through his senior executive experience in the energy industry and membership on energy company boards (as described below), and his nuclear science experience, Mr. Draper contributes an understanding and perspective to us on the risk management and safety challenges facing the broader energy industry. He has served as a director of Temple-Inland Inc., a building products and corrugated packaging company since 2004 (serving as a member of the human resources committee since 2004, chairman of the human resources committee since 2008 and as lead director since 2008); TransCanada Corporation, a pipeline and power generation company, since 2005 (serving as a member of the health, safety and environmental committee since 2005, chairman of this committee since 2007, as a member of their audit committee since 2009, and as a member of the human resources committee from 2005 to 2009); and Alliance Data Systems, Inc., a data management and transaction processing company since 2005 (serving as a member of the human resources committee since 2005 and as chairman of that committee since 2009). Mr. Draper has also served as the non-executive chairman of the board of directors of NorthWestern Corporation, an electric and gas utility, since 2004.

        Qualifications: Mr. Draper provides valuable insight into the Company's customers due to his previous service as the president, chief executive officer, and/or chairman of the board of directors of several large publicly traded utility companies, which are the purchasers of the Company's primary product, coal. Mr. Draper has significant M&A expertise, safety experience, expertise in the natural resources industry and regulations to which it is subject, as well as expertise in the area of energy companies generally. In addition, Mr. Draper brings significant corporate governance and compensation expertise to our board as a result of his service as lead independent director of the Alpha board of directors, chairman of its compensation committee (and as our compensation committee chairman since the time of the Merger) and as a member of the safety, health and environmental committee of Alpha (and our similar committee since the Merger). Mr. Draper also brings other significant experience and expertise as a result of his approximately 75 years of cumulative experience serving on public company boards, five (including Alpha) of which he currently serves on and six other public company boards on which he no longer serves.

        Glenn A. Eisenberg was appointed to our board of directors at the time of the Foundation Merger. He has served as our lead independent director since October 2010. He was appointed as chairman of our audit committee and a member of our nominating and corporate governance committee at the time of the Foundation Merger. Prior to that time, he served as a member of the board of directors of Alpha from May 2005 until the Foundation Merger. Mr. Eisenberg also served as the chairman of the audit committee of Alpha from 2005 until the Foundation Merger and as a member of the nominating and corporate governance committee of Alpha from 2005 until the Foundation Merger. Mr. Eisenberg currently serves as executive vice president, finance and administration of The Timken Company, a diversified industrial manufacturer of innovative materials, products and services providing friction management and power transmission solutions for any kind of mechanical application. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as president and chief operating officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the president—test instrumentation segment and executive vice president for United Dominion Industries from 1998 to 1999. Mr. Eisenberg has also served as a director and chairman of the audit committee of Family Dollar Stores, Inc., owners and operators of discount stores, since November 2002 and January 2003, respectively.

        Qualifications: Through his employment with The Timken Company, a publicly traded, multi-billion dollar company, and his service in other senior executive capacities, Mr. Eisenberg has developed expertise in risk management, financial reporting and accounting, compensation matters, government relations, global/M&A transactions, and environmental, health, and safety, attributes which are critical to our business. Mr. Eisenberg's financial expertise and knowledge of financial reporting processes and procedures was further enhanced through his role as Alpha's audit committee chairman (and as our audit committee chairman since the time of the Foundation Merger) and his role as audit committee chairman of the Family Dollar Stores and he is one of our "audit committee financial experts." In addition, his service on Alpha's nominating and corporate governance committee (and as a member of our nominating and corporate governance committee since the Foundation Merger) has added significant corporate governance expertise to our board.

        P. Michael Giftos was appointed to our board of directors in December 2005. Mr. Giftos has been a member of our audit committee and a member of our nominating and corporate governance committee since December 2005. At the time of the Foundation Merger, Mr. Giftos was also appointed to our safety, health, environmental and sustainability committee. From 1975 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries ("CSX"). From 2000 through 2004, Mr. Giftos served as CSX Transportation's executive vice president and chief commercial officer. He also served as senior vice president and general counsel at CSX from 1990 through 2000. From 1985 through 1989, he served as vice president and general counsel at CSX. Mr. Giftos was directly involved in risk management and the CSX transportation risk management group reported to him during much of the period that he served as a CSX senior vice president. Mr. Giftos has also served as a member of the board of directors of Pacer International, Inc. ("Pacer International") since April 2004, of which he is a member of its compensation committee and chairman of its governance committee. Mr. Giftos received his law degree from the University of Maryland and a Bachelor of Arts in Political Science from George Washington University.

        Qualifications: Mr. Giftos has more than 29 years of experience in the railroad industry (an industry on which coal companies are dependent) in which he has served in a number of senior executive capacities. In addition to the business expertise he developed while employed in the railroad industry, Mr. Giftos has developed significant expertise in the areas of corporate governance and compensation through his service on our board of directors since December 2005 and his service on the board of directors of Pacer International, where he currently serves as chairman of the governance committee and a member of the compensation committee, and where he previously served as a member of the audit committee.

        Joel Richards, III was appointed to our board of directors in March 2005. He has been a member of our compensation committee and nominating and corporate governance committee since March 2005 and has served as chairman of the nominating and corporate governance committee since December 2005. He served as lead independent director of Foundation from April 2006 until the merger with Alpha. He also served as a member of the board of directors of Foundation's predecessor, RAG American Coal Holdings, Inc. ("RAG"), from 2000 to 2003. Since 2002, he has been a principal in a management consultant firm, Joel Richards and Associates, LLC. Mr. Richards was executive vice president and chief administrative officer of El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996, he served as senior vice president human resources and administration at El Paso Natural Gas Company. At El Paso Natural Gas Company, Mr. Richards served on the executive committee, which reviewed and managed among other matters, risk throughout the organization. He also served on its corporate safety committee for several years, which committee was responsible for the performance of a quarterly corporate safety performance review of all company business units. Mr. Richards also served as senior vice president finance and administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that time, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation. Mr. Richards has served as a member of the board of directors of The Layton Companies, Inc., a privately held and nationally ranked firm specializing in construction management for a wide variety of commercial and public clients, since September 2008, of which he is a member of the audit and compensation committees. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

        Qualifications: Mr. Richards has more than 31 years of experience in the natural resources and energy industries and has held many senior leadership positions. Mr. Richards also served on Foundation's board of directors and as its lead independent director from April 2006 until the merger with Alpha. Mr. Richards has also developed significant corporate governance, compensation/human resources and audit expertise through his prior leadership positions, including his membership on The Layton Companies' board of directors and specifically its audit and compensation committees.

        James F. Roberts was appointed to our board of directors in August 2004 and was appointed to our safety, health, environmental and sustainability committee at the time of the Foundation Merger. Mr. Roberts served as chairman of the board of Foundation from April 2006 until the merger with Alpha. Mr. Roberts also served as chief executive officer from August 2004 until the merger with Alpha, and as president from

August 2004 to January 2008. Prior to his service in these positions, he was president and chief executive officer of RAG, Foundation's predecessor, from January 1999 to August 2004. Mr. Roberts was president of CoalARBED International Trading from 1981 to 1999, chief financial officer of Leckie Smokeless Coal Company from 1977 to 1981 and vice president of finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts currently serves on the United States advisory board of Alexander Proudfoot, an international business consulting firm. He is a former director and a former chairman of the National Mining Association, a former director of the American Coalition for Clean Coal Electricity, a former member of the executive committee of the National Coal Council and the former vice-chair of the Coal Utilization Research Council. Through his experiences, Mr. Roberts has managed and evaluated risk for large companies particularly in the areas of mergers and acquisitions, accounting, corporate finance, international sales and marketing and operations and, similar to Messrs. Quillen and Crutchfield, his senior executive experience in the coal industry has provided him with significant insight into coal company risk management and he has been at the helm of developing and overseeing coal mine safety processes and procedures.

        Qualifications: Mr. Roberts' previous role as the chairman of Foundation's board of directors and its chief executive officer provide our board with tremendous insight and experience with respect to the Foundation side of our business and his more than 32 years of experience in senior executive roles in the coal industry provides our board with expertise with respect to our business and market conditions generally. Mr. Roberts also served on the boards of numerous coal industry groups which adds broader insight into our business and market conditions.

        Ted G. Wood was appointed to our board of directors and as chairman of our safety, health, environmental and sustainability committee and a member of our compensation committee at the time of the Foundation Merger. Prior to that time, he served as a member of the board of directors and a member of the compensation committee of Alpha from January 2006 until the Foundation Merger and as chairman of Alpha's safety, health and environmental committee from May 2008 (its formation date) until the Foundation Merger. He also served as president of The United Company's operating companies from 1998 until his retirement in 2002. Additionally, Mr. Wood served as vice chairman of The United Company from January 2003 until August 2003. From 1994 to 1995, Mr. Wood was president and chief executive officer of KV Pharmaceutical Co. in St. Louis, Missouri. Prior to that time, he held executive positions with several pharmaceutical companies, acting as president of Boehringer Mannheim Pharmaceutical Corporation from 1992 to 1993, executive vice president of marketing and sales for SmithKline Beecham Corporation from 1990 to 1991 and president of Beecham Laboratories, U.S.A. from 1988 to 1989. From his senior executive experiences, Mr. Wood's responsibilities ranged from general management and operation performance, which included exposure to the design, development and implementation of risk management policies and procedures for these companies and, in his role as our chairman of the safety, health, environmental and sustainability committee, he has developed understanding and insight into these matters as they particularly relate to coal companies. Mr. Wood currently serves on the board of directors of King Pharmaceuticals (and until the acquisition of King Pharmaceuticals, as lead director and a member of its compensation committee, human resources committee and chairman of its nominating and governance committee and he formerly served as its non-executive chairman). Mr. Wood served as a director of Pozen Inc., a pharmaceutical company ("Pozen"), from 2000 until 2006 and was a member of its compensation committee.

        Qualifications: Mr. Wood has more than 13 years of leadership experience at publicly traded companies. His expertise in corporate governance, compensation matters and safety, health, environmental and sustainability matters acquired through his membership on the compensation committees of Alpha, King Pharmaceuticals, and Pozen and his chairmanship of Alpha's safety, health environmental and sustainability committees provide him with in-depth experience in these matters which he brings to our board.

 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        The following is a summary of certain of our indebtedness that will be outstanding following the consummation of this offering. The summary below of our amended and restated senior credit facility and both our and Massey's other outstanding indebtedness and the indentures governing such indebtedness is qualified in its entirety by reference to the applicable documents, copies of which will be provided to you upon request.

Amended and Restated Senior Credit Facility

        Effective as of the closing of the Merger, we intend to amend and restate the Alpha Existing Credit Agreement, with Citicorp North America, Inc., as administrative agent and as collateral agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book managers, and various financial institutions as lenders. The Amended and Restated Credit Agreement will provide senior secured financing consisting of:

  •
  a term loan A facility in the amount of $600 million; and

  •
  a revolving credit facility in the amount of $1,000 million that includes borrowing capacity available for letters of credit and swingline loans.

        Pursuant to the Amended and Restated Credit Agreement, we will have the right to request incremental term loans or increase the revolving commitments in an aggregate amount of up to $1,250 million plus an additional $750 million, subject to compliance with a senior secured leverage ratio. The lenders under these facilities will not be under any obligation to provide any such incremental loans or commitments, and any such addition of or increase in such loans or commitments will be subject to certain customary conditions precedent.

Interest; Unused Commitment Fee

        Borrowings under the Amended and Restated Credit Agreement are expected to bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate (equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, and (ii) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate) or (b) a LIBOR rate (at an annual rate equal to the London Interbank Offered Rate).

        In addition to paying interest on outstanding principal amount, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder. We will also be required to pay customary letter of credit fees.

        Each of the applicable margin and the commitment fee is subject to reduction based on compliance with ratios set forth in the Amended and Restated Credit Agreement. As of the closing of the Merger, the applicable margin for base rate and LIBOR rate loans will be 1.50% and 2.50%, respectively, and the commitment fee in respect of unutilized commitments under the revolving credit facility will be 0.50%.

Prepayments and Repayments; Reductions in Commitments

        We may voluntarily prepay, in whole or in part, amounts outstanding under the Amended and Restated Credit Agreement, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in certain minimum amounts. We may make voluntary reductions to the unutilized commitments of the revolving credit facility from time to time without premium or penalty.

        Amounts outstanding under the Amended and Restated Credit Agreement are required to be prepaid in an amount equal to all net cash proceeds from certain asset sales and other dispositions, subject to exceptions and thresholds. Mandatory prepayments will be applied first to the term loan A facility and thereafter to reduction of the commitments under the revolving credit facility.

        We may repurchase loans outstanding under the term loan A facility pursuant to standard reverse Dutch auction and open market purchase provisions, subject to certain limitations and exceptions.

Guarantees and Collateral

        Our obligations under the Amended and Restated Credit Agreement will be guaranteed by certain of our current and future subsidiaries, including each of the subsidiaries that guarantees the notes offered hereby. Our and the guarantors' obligations under the Amended and Restated Credit Agreement and certain hedging and cash management obligations with lenders and affiliates of lenders thereunder will be secured by substantially all of our assets and the assets of the guarantors, subject to exceptions, thresholds and limitations.

Maturity

        The term loan A facility and the revolving credit facility will each mature on June 30, 2016.

Events of Default

        The Amended and Restated Credit Agreement will contain events of default substantially identical to those in the Alpha Existing Credit Agreement, subject to certain exceptions, including without limitation, judgment default and cross-default to material indebtedness.

Existing Alpha Indebtedness

        On July 30, 2004, Alpha entered into the Alpha Existing Credit Agreement which consisted of a secured term loan and a revolving credit facility. The Alpha Existing Credit Agreement was amended and restated on April 15, 2010. As of December 31, 2010, Alpha's secured term loan had an outstanding principal amount of approximately $227.9 million, and Alpha's total borrowing capacity under the revolving credit facility was approximately $854.4 million. As of December 31, 2010, there were no outstanding borrowings and approximately $7.7 million of outstanding letters of credit under the revolving credit facility. Borrowings under the revolving credit facility bear interest at a base rate plus an applicable margin or at an adjusted LIBOR rate plus an applicable margin. The applicable margin of borrowings under the revolving credit facility is subject to adjustment based on leverage ratios. Additionally, Alpha is required to pay a commitment fee of 0.5% on unused borrowings. The secured term loan bears interest at a base rate plus an applicable margin or at an adjusted LIBOR rate plus an applicable margin. The secured term loan interest rate approximated 3.56% per annum at December 31, 2010. Alpha intends to pay off outstanding borrowings under the Alpha Existing Credit Agreement in connection with the Merger. See "Use of Proceeds."

        On July 30, 2004, Foundation PA, one of Alpha's subsidiaries, issued $300 million aggregate principal amount of 7.25% Senior Notes due 2014. The Alpha Existing Notes mature on August 1, 2014, unless previously redeemed, and are guaranteed on a senior unsecured basis by Alpha Natural Resources, Inc. and all of our subsidiaries other than Foundation PA and ANR Receivables Funding LLC. The Alpha Existing Notes bear interest at a rate of 7.25% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, and are redeemable at Foundation PA's option at a redemption price equal to 102.417%, 101.208%, and 100% of the principal amount if redeemed during the yearlong periods beginning August 1, 2010, 2011 and 2012, respectively, plus accrued interest. As of December 31, 2010, the Alpha Existing Notes had an aggregate principal amount outstanding of $298.3 million. Alpha may use the remaining proceeds from the Transactions to redeem the Alpha Existing Notes.

        On April 7, 2008, Alpha issued $287.5 million of 2.375% convertible senior notes due April 15, 2015. The Alpha Convertible Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, and will mature on April 15, 2015, unless previously repurchased by us or converted. The Alpha Convertible Notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The Alpha Convertible Notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. The Alpha Convertible Notes are convertible in certain circumstances and in specified periods at an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount of Alpha Convertible Notes, subject to adjustment upon the occurrence of certain events. Upon conversion of the Alpha Convertible Notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock, or a combination thereof, at our election. As of December 31, 2010, the Alpha Convertible Notes were not convertible. The Alpha Convertible Notes will not become convertible as a result of the Merger. Alpha does not currently intend to repurchase or redeem the Alpha Convertible Notes in connection with the Merger.

Existing Massey Indebtedness

        On November 8, 2010, Massey entered into an amended and restated asset-based revolving credit agreement, which provides for available borrowings, including letters of credit, of up to $200 million, depending on the level of eligible inventory and accounts receivable. The maturity date of the Massey Revolving Credit Agreement is either June 15, 2012, February 1, 2015 or May 8, 2015, depending on if and when the Massey Existing Notes and/or the Massey 3.25% Convertible Notes (in each case, as defined below) are refinanced, defeased or paid in full. Subject to certain conditions, at any time prior to maturity, Massey may elect to increase the size of the facility up to $250 million if lenders willing to support the additional $50 million can be identified. As of December 31, 2010, there were no outstanding borrowings and $77.2 million of letters of credit issued under the Massey Revolving Credit Agreement. Borrowings under the Massey Revolving Credit Agreement bear interest at a base rate plus an applicable margin or at an adjusted LIBOR plus an applicable margin. Additionally, Massey is required to pay a commitment fee of 0.625% on unused borrowings. Alpha intends to terminate the Massey Revolving Credit Agreement in connection with the Merger.

        On December 21, 2005, Massey issued $760.0 million aggregate principal amount of its 6.875% Notes due 2013. The Massey Existing Notes are unsecured obligations ranking equally with all other unsecured senior indebtedness of Massey and are fully and unconditionally guaranteed by substantially all of Massey's current and future subsidiaries (the "Massey Guarantors"). The Massey Existing Notes bear interest at a rate of 6.875% per annum, payable semi-annually in arrears on December 15 and June 15 of each year, and will mature on December 15, 2013. Massey may redeem the Massey Existing Notes, in whole or in part, for cash at a redemption price equal to 101.719% and 100% of the principal amount if redeemed during the yearlong periods beginning on December 15, 2010 and 2011, respectively, plus accrued interest. On May 3, 2011, Alpha announced that it is conducting a tender offer for any and all of the Massey Existing Notes. The tender offer will expire on the closing date of the Merger. In addition, Alpha intends to redeem any remaining Massey Existing Notes not tendered in the tender offer and that remain outstanding after the closing of the Merger.

        On August 12, 2008, Massey issued $690 million aggregate principal amount of its 3.25% Convertible Senior Notes due 2015. The Massey 3.25% convertible notes are fully and unconditionally guaranteed on a senior unsecured basis by the Massey Guarantors. The Massey 3.25% convertible notes bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on August 1 and February 1 of each year. The Massey 3.25% convertible notes will mature on August 1, 2015, unless earlier repurchased by Massey or converted. The Massey 3.25% convertible notes rank equally with all of Massey's existing and future senior unsecured indebtedness and rank senior to all of Massey's indebtedness that is expressly subordinated to the Massey 3.25% convertible notes, but are effectively subordinated to all of Massey's existing and future senior secured indebtedness to the extent of the value of the assets securing the indebtedness and to all liabilities of Massey's subsidiaries that are not guarantors. If a change in control occurs, holders of the Massey 3.25% convertible notes may require Massey to repurchase the notes at 100% of the notes'

principal amount, plus any interest that has accrued and remains unpaid. In addition, the Massey 3.25% convertible notes are convertible in certain circumstances during certain periods at an initial conversion rate of 11.4106 shares of Common Stock per $1,000 principal amount of Massey 3.25% convertible notes (which represented an initial conversion price of approximately $87.64 per share), subject to adjustment in certain circumstances. Upon conversion of the Massey 3.25% convertible notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock, or a combination thereof, at Massey's election. Massey has engaged in open market repurchases of the Massey 3.25% convertible notes from time to time. The conversion rate as of December 31, 2010 was 11.4542 shares of Massey common stock per $1,000 principal amount of Massey 3.25% convertible notes. As a result of the Merger, the holders may require Massey to repurchase the Massey 3.25% convertible notes and the Massey 3.25% convertible notes will become convertible. Alpha intends to execute a supplemental indenture to fully and unconditionally guarantee the Massey 3.25% convertible notes in connection with the Merger.

        On April 7, 2004, Massey issued $175 million in aggregate principal amount of its 2.25% Convertible Senior Notes due 2024. The Massey 2.25% convertible notes are fully and unconditionally guaranteed on a senior unsecured basis by the Massey Guarantors. They bear interest at a rate of 2.25% per annum and mature on April 1, 2024. Interest is payable semi-annually in arrears on April 1 and October 1 of each year. Holders of the Massey 2.25% convertible notes may require Massey to purchase all or a portion of their notes for cash on April 1, 2014 and 2019, at a purchase price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. In addition, if Massey experiences certain specified types of fundamental changes before April 1, 2014, the holders may require us to purchase the notes for cash. Massey may redeem all or a portion of the Massey 2.25% convertible notes for cash at any time on or after April 6, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. The Massey 2.25% convertible notes are convertible during certain periods by holders into shares of Common Stock initially at a conversion rate of 29.7619 shares of Common Stock per $1,000 principal amount of Massey 2.25% convertible notes, subject to adjustment upon certain events. The Massey 2.25% convertible notes are currently convertible and will remain convertible in connection with the Merger. On May 2, 2011, Massey issued a redemption notice to the holders of the Massey 2.25% convertible notes, which contemplated redemption of the $9.6 million outstanding principal amount of those notes on June 1, 2011, subject to certain conditions, including the consummation of the Merger.

DESCRIPTION OF NOTES

        The notes will be issued in two series, as described below, under an indenture (the "base indenture") and a supplemental indenture (the base indenture, as supplemented by the supplemental indenture, is referred to in this description of notes section as the "indenture") among the Issuer, the Guarantors (as defined below) and Union Bank, N.A., as trustee. The indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"). The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled "Description of Debt Securities" included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. This description and the section entitled "Description of Debt Securities" in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture and the notes. Capitalized terms used in this description of notes have the meanings specified in the indenture and are generally summarized in this description. In this description of notes, references to the "Issuer," "we," "us" and "our" refer only to Alpha Natural Resources, Inc. and not to any of its subsidiaries.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

  The Notes

        The notes:

  •
  will be general unsecured obligations of the Issuer;

  •
  will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuer;

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Issuer; and

  •
  will be unconditionally guaranteed, jointly and severally, by the Guarantors.

        Certain of the personal property and all other material assets of the Issuer and the Guarantors (including, upon the Merger, personal property and material assets of Massey Energy Company and its subsidiaries) have been pledged to secure our obligations to our secured creditors, including our obligations under our existing senior credit facility and under our proposed new senior credit facility, when it becomes effective on the date of the Merger, entered into in connection with the transactions described herein. In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See "Risk Factors—The notes and the guarantees will be unsecured and effectively subordinated to the Issuer's and the guarantors' existing and future secured indebtedness."

  The Note Guarantees

        The notes will be initially guaranteed by each of the Issuer's Restricted Subsidiaries that are Wholly Owned Domestic Subsidiaries on the Issue Date and that, prior to the Merger, guarantee Indebtedness under the Alpha Existing Credit Agreement, and after the Merger, that guarantee Indebtedness under the Credit Agreement.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of that Guarantor;

  •
  will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

        As of the date of the indenture, except for ANR Receivables Funding LLC all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary will be released. On the Issue Date, Alpha Coal India Private Limited, a Restricted Subsidiary of the Issuer, will not guarantee the notes or the Credit Agreement. In addition, Coalsolv, LLC, Gray Hawk Insurance Company and Rockridge Coal Company, which are subsidiaries of Massey, will, upon the Merger become Unrestricted Subsidiaries and will not guarantee the notes.

Principal, Maturity and Interest

        The Issuer will issue $                         million in aggregate principal amount of 2019 notes and $             million in aggregate principal amount of 2021 notes in this offering. The Issuer may issue an unlimited amount of additional 2019 notes or 2021 notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." The 2019 notes and the 2021 notes are separate series of debt securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. Any additional notes of either series will be treated as a single class under the indenture with the notes issued hereby. The Issuer will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 2019 notes will mature on June 1, 2019 and the 2021 notes will mature on June 1, 2021.

        Interest on the 2019 notes will accrue at the rate of            % per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2011. The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the 2021 notes will accrue at the rate of            % per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2011. The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Issuance of Additional Notes

        We may from time to time, without the consent of, or notice to, the holders of the notes of a series, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date, if we are satisfied that the new notes will have the same characteristics for U.S. tax purposes as notes of the same series that are already outstanding. Any additional notes of a series having similar terms, together with the previously issued notes of such series, will constitute a single series of debt securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this description of notes, references to a series of notes include any additional notes of the same series actually issued.

        In addition, we may issue from time to time other series of debt securities under the base indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity."

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Mandatory Redemption

        If the Merger does not occur concurrently with the Issue Date or on or prior to September 1, 2011, the Issuer will redeem the notes no later than ten (10) business days thereafter at the Mandatory Redemption Price. The Issuer may redeem the notes prior to such date if it determines in its sole discretion that the Merger will not be consummated on or prior to September 1, 2011. Until either the Merger occurs or the notes are redeemed, the Issuer will keep the proceeds of the offering of the 2019 notes and 2021 notes (net of a portion of the fees payable to the underwriters) in separate segregated bank accounts. Holders of the notes will not have a lien on these funds, and these funds will be subject to a lien for the benefit of the lenders under the Alpha Existing Credit Agreement.

        Except under the circumstances described in the preceding paragraph, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Note Guarantees

        The notes will be unconditionally guaranteed by each of the Issuer's Restricted Subsidiaries that are Wholly Owned Domestic Subsidiaries on the Issue Date and that, prior to the Merger, guarantee Indebtedness under the Alpha Existing Credit Agreement, and that, after the Merger, guarantee

Indebtedness under the Credit Agreement. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—The notes or the guarantees of the notes may not be enforceable."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to agreements reasonably satisfactory to the trustee; or

            (b)   the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

          (1)   in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate the "Asset Sale" provisions of the indenture;

          (2)   in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate the "Asset Sale" provisions of the indenture;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"; or

          (5)   upon the release of such Guarantors' guarantee under the Credit Agreement or such other Indebtedness that triggered such Guarantor's Note Guarantee.

Optional Redemption

2019 Notes

        At any time, prior to June 1, 2014, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2019 notes issued under the indenture (including any additional 2019 notes issued after the issue date) at a redemption price of            % of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of 2019 notes issued under the indenture (excluding 2019 notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 180 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph or as otherwise set forth below, the 2019 notes will not be redeemable at the Issuer's option prior to June 1, 2014. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

        On or after June 1, 2014, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014		%
2015		%
2016 and thereafter	100.000%

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        At any time prior to June 1, 2014, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption (the "Redemption Date"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

2021 Notes

        At any time, prior to June 1, 2016, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2021 notes issued under the indenture (including any additional 2021 notes issued after the issue date) at a redemption price of            % of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of 2021 notes issued under the indenture (excluding 2021 notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 180 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph or as otherwise set forth below, the 2021 notes will not be redeemable at the Issuer's option prior to June 1, 2016. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

        On or after June 1, 2016, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated

below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016		%
2017		%
2018		%
2019 and thereafter	100.000%

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        At any time prior to June 1, 2016, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the Redemption Date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if

          (1)   a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Issuer or such Restricted Subsidiary is released from further liability;

            (b)   any securities, notes, other obligations or assets received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

            (c)   any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 7.5% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash

    Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $750 million; and

            (d)   any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.

        Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:

          (a)   apply such Net Proceeds, at its option:

            (1)   to repay (w) Indebtedness and other Obligations under a Credit Facility, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided that the Issuer shall also equally and ratably reduce Indebtedness under the notes by making an offer, in accordance with the procedures set forth below for an Asset Sale, to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the pro rata principal amount of notes), or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

            (2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business;

            (3)   to make a capital expenditure; or

            (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

          (b)   enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a)(2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $750 million, within ten (10) Business Days thereof; the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The agreements governing the Issuer's other Indebtedness, including the new senior credit facility, contain, and future agreements may contain, prohibitions of or restrictions on certain events, including events that would constitute a Change of Control, as well as a requirement of prepayment of Indebtedness under the new senior credit facility in the case of certain Asset Sales. The exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer's ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors—We may be unable to repurchase our debt, including the notes, if we experience a change of control."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Changes in Covenants upon a Ratings Event

        If on any date following the date of the indenture, the Issuer certifies in a notice to the trustee that:

          (1)   a Ratings Event has occurred; and

          (2)   at the time of the giving of such notice, no Default or Event of Default shall have occurred and be continuing,

then, beginning on the day such notice is given, the covenants specifically listed under the following captions in this offering circular will be terminated:

          (1)   "—Repurchase at the Option of Holders—Asset Sales";

          (2)   "—Restricted Payments";

          (3)   "—Incurrence of Indebtedness and Issuance of Preferred Equity";

          (4)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (5)   "—Designation of Restricted and Unrestricted Subsidiaries";

          (6)   "—Transactions with Affiliates";

          (7)   clause (4) of the covenant described below under the caption "—Merger, Consolidation or Sale of Assets"; and

          (8)   "—Business Activities."

  Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuer would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (20) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of April 1, 2011 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such

    Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer since the date of the indenture from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

            (c)   to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

            (d)   to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Issuer or a Restricted Subsidiary of the Issuer, 100% of the Fair Market Value of the Issuer's Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

            (e)   100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary of the Issuer after the date of the indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4)   any Restricted Payment made by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee of the Issuer or any of its Restricted Subsidiaries pursuant to the requirements of any equity subscription agreement, stock option agreement, shareholders' or members' agreement or similar agreement, plan or arrangement or otherwise in the ordinary course of business;

          (6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7)   the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity";

          (8)   Restricted Payments arising as a result of Qualified Receivables Financing;

          (9)   the declaration and payment of dividends or other distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

          (10) any payments made or to be made in connection with the consummation of the Transactions (as defined in this description of notes);

          (11) Investments that are made with Excluded Contributions;

          (12) other Restricted Payments in an aggregate amount not to exceed $650 million since the date of the indenture;

          (13) the satisfaction of change of control obligations once the Issuer has fulfilled its obligations under the indenture with respect to a Change of Control;

          (14) the repayment of intercompany debt that was permitted to be incurred under the indenture;

          (15) cash dividends or other distributions on the Issuer's Capital Stock used to fund the payment of fees and expenses owed by the Issuer or its Restricted Subsidiaries to Affiliates, to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (16) the payment of dividends, distributions on or the repurchase of, the Issuer's common equity of up to $200 million per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year up to a maximum of $400 million in any calendar year);

          (17) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

          (18) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries;

          (19) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to the covenant described below under "—Incurrence of Indebtedness and Issuance of Preferred Equity"; and

          (20) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) and (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

        For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

  Incurrence of Indebtedness and Issuance of Preferred Equity

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuer or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers' acceptances thereunder under Credit Facilities in an aggregate principal amount at any time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $3,600 million or (y) an amount equal to 3.5 times Consolidated Cash Flow of the Issuer for the most recently ended four full fiscal quarters of the Issuer for which internal financial statements are available;

          (2)   the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the date of the indenture, including Indebtedness of Massey Energy Company and its subsidiaries;

          (3)   the incurrence by the Issuer and the Guarantors (including any future Guarantor) of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

          (4)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, lease, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used or useful in the business of the Issuer or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $750 million or (y) 7.5% of Total Tangible Assets;

          (5)   Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction;

          (6)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5), (6), (11) or (12) of this paragraph;

          (7)   the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8)   the issuance by any of the Issuer's Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and

            (b)   any sale or other transfer of any such preferred equity to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (8);

          (9)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

          (10) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

          (11) (x) Indebtedness, Disqualified Stock or preferred equity of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture, (y) Indebtedness incurred to finance the acquisition of a Restricted Subsidiary after the date of the indenture or a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary after the date of the indenture and (z) Indebtedness assumed or incurred in connection with the acquisition of assets, where such acquisition, merger or consolidation is permitted under the terms of the indenture; provided that for any such Indebtedness outstanding under this clause (11) in excess of the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets (as of the end of the Issuer's most recently ended fiscal quarter for which financial statements are available) on the date such Person is acquired by the Issuer or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence of such Indebtedness either:

            (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

            (b)   the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

          (12) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

          (13) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of (x) $500 million and (y) 5% Total Tangible Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Issuer could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (13));

          (14) standby letters of credit or bank guarantees (other than letters of credit issued under Credit Facilities permitted by clause (1) of this paragraph) securing Indebtedness having an aggregate face amount not in excess of $100 million at any time outstanding;

          (15) Indebtedness supported by a letter of credit in a principal amount outstanding not in excess of the stated amount of such letter of credit otherwise permitted to be incurred under the indenture;

          (16) Guarantees of Indebtedness of contractors and suppliers of the Issuer or any of its Restricted Subsidiaries or of persons who are not Affiliates of the Issuer and with whom the Issuer or any of its Restricted Subsidiaries has an existing business relationship in support of financing or bonding arrangements for such contractors or suppliers or such other person in connection with such business relationship; provided that the obligations of the Issuer or any of the Subsidiaries pursuant to this clause (16) shall not exceed $50 million at any time outstanding;

          (17) Indebtedness relating to the financing of insurance policy premiums; provided that (x) such insurance is for the benefit of the Issuer or any of its Wholly Owned Domestic Subsidiaries and (y) the aggregate principal amount outstanding of Indebtedness permitted by this clause (17) shall not exceed $100 million at any time outstanding; and

          (18) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness permitted to be incurred under the indenture.

        The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Issuer may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred equity as Indebtedness due to a change in accounting principles). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a)   the Fair Market Value of such assets at the date of determination; and

            (b)   the amount of the Indebtedness of the other Person.

  Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of the Issuer or the Guarantors unless all payments due under the indenture and the notes (or a Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (a)   pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries; or

            (b)   make loans or advances to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   applicable law, rule, regulation, order, approval, license, permit or similar restriction;

          (2)   restrictions contained in any documents or agreements evidencing, relating to or otherwise governing a Receivables Financing with respect to any Receivables Subsidiary,

          (3)   contractual encumbrances or restrictions in effect under any Indebtedness outstanding on the date of the indenture and under any Indebtedness otherwise permitted pursuant to this indenture;

          (4)   any restrictions imposed by any agreement relating to secured Indebtedness permitted by this indenture to the extent that such restrictions apply only to the assets securing such Indebtedness;

          (5)   any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary;

          (6)   customary restrictions contained in any agreement relating to the sale of any asset permitted under the covenant entitled "—Repurchase at the Option of Holders—Asset Sales" pending the consummation of such sale;

          (7)   customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

          (8)   customary provisions contained in leases or licenses and other similar agreements entered into in the ordinary course of business;

          (9)   customary restrictions in connection with deposits in the ordinary course of business;

          (10) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

          (11) encumbrances on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary; and

          (12) restrictions described in clauses (a) and (b) above, but only to the extent that such restrictions do not materially adversely affect the consolidated cash position of the Issuer and its Restricted Subsidiaries.

  Merger, Consolidation or Sale of Assets

        The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Issuer's properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

          (1)   either (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer, as the case may be, under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   (a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity" or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (1)   a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

          (2)   any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an "Affiliate Transaction"), involving aggregate consideration in excess of $20 million, unless:

          (1)   the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100 million, (x) a resolution of the Board of Directors of the Issuer certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Issuer or (y) an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

          (2)   transactions (including a merger) between or among the Issuer and/or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

          (3)   transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   payment of fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

          (5)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity incentive awards, equity incentive plans and the granting and performance of registration rights, approved by or pursuant to authority delegated by the Board of Directors of the Issuer or its Restricted Subsidiaries;

          (6)   Restricted Payments and Investments permitted under the indenture;

          (7)   loans or advances (or cancellation of loans or advances) to employees or consultants in the ordinary course of business or consistent with past practice;

          (8)   any transaction effected as part of a Qualified Receivables Financing;

          (9)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members' or stockholders agreement or partnership agreement or limited liability company agreement or related documents (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the date of the indenture, as determined in good faith by the Issuer;

          (10) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Issuer or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person, as determined in good faith by the Issuer;

          (11) (x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

          (12) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary;

          (13) existing Indebtedness and any other or obligations or transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);

          (14) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;

          (15) transactions pursuant to any Permitted Gas Properties Transactions;

          (16) transactions otherwise permitted under the indenture; and

          (17) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  Additional Note Guarantees

        If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Domestic Subsidiary after the date of the indenture, then that newly acquired or created Wholly Owned Domestic Subsidiary, if such Subsidiary guarantees any Indebtedness of the Issuer (unless such Subsidiary is a Receivables Subsidiary or an Unrestricted Subsidiary), will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees a Credit Facility.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary, other than the Issuer, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary (other than a Subsidiary specified in clause (4) of the definition of Unrestricted Subsidiary), the aggregate net book value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary (other than a Subsidiary specified in clause (4) of the definition of Unrestricted Subsidiary) will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity," the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Issuer could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Incurrence of Indebtedness and Issuance of Preferred Equity," or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        So long as any of the notes are outstanding, the Issuer shall file with the SEC, to the extent such submissions are accepted for filing by the Commission, and shall provide to the trustee (within 15 days after it files (or would have been required to file) with the SEC), all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, as if the Issuer were required to file such forms.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer's consolidated financial statements by the Issuer's independent accountants.

        If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing.

        In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

          (1)   default for 30 days in the payment when due of interest on the notes;

          (2)   default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

          (3)   failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (4)   failure by the Issuer or any of its Restricted Subsidiaries for 60 days (90 days with respect to "Reports") after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture (but excluding Indebtedness owing to the Issuer or a Restricted Subsidiary), if that default:

            (a)   is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its Stated Maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200 million or more;

          (6)   failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $200 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture; and

          (8)   certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

        In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an officers' certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

        The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Issuer is required to deliver to the trustee within 30 days a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

        No director, manager, officer, employee, incorporator, stockholder or member of the Issuer, or any Subsidiary, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, its obligations under the covenants described in "—Certain Covenants,") and with respect to certain Events of Default (including the bankruptcy default provision with respect to Significant Subsidiaries, the cross-acceleration provision and the judgment default provisions described under "—Events of Default and Remedies") that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

        In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (6)   the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

          (7)   the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the notes and the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes and the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or extend the time for payment of interest, including default interest, on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9)   make any change in the preceding amendment and waiver provisions.

        Without the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding, no amendment or waiver may make any change to, or extend the time for performance under, the redemption provisions described under "—Mandatory Redemption."

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable, and the corresponding release of the Issuer's obligations under the indenture;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

          (6)   to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

          (7)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

          (8)   to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the notes not delivered to the trustee for cancellation;

          (2)   the Issuer or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

          (3)   the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuer must deliver an officers' certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or (iii) resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attention: Treasurer.

Book-Entry, Delivery and Form

  Global Notes

        We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

  DTC

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the SEC.

        We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the Issuer, any of the Guarantors, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

        None of the Issuer, any of the Guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that the Issuer and the Guarantors believe to be reliable, but the Issuer and the Guarantors take no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for certificated notes if:

          (1)   DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

          (2)   the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Same-Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Alpha Existing Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of the April 10, 2010, by and among the Issuer, Citicorp North America, Inc., as administrative agent and as collateral agent, the guarantors party thereto and the other parties thereto.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the note at June 1, 2014, (in the case of the 2019 notes) and June 1, 2016 (in the case of the 2021 notes) (in each case, such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through June 1, 2014 (in the case of the 2019 notes) and June 1, 2016 (in the case of the 2021 notes), (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of the note.

        "Asset Acquisition" means:

          (1)   an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or

          (2)   the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any sale, transfer or other disposition by the Issuer or any of the Restricted Subsidiaries to any person other than the Issuer or any other Restricted Subsidiary of any asset or group of related assets, including Equity Interests of any Subsidiary, in one or a series of related transactions, the gross proceeds from which exceed $100 million.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any sale, transfer or other disposition of inventory, surplus, obsolete or worn-out equipment, assets determined by management of the Issuer to be no longer useful or necessary in the operation of the business of the Issuer and its Restricted Subsidiaries, Permitted Investments or any other asset, all in the ordinary course of business;

          (2)   any sale, transfer or other disposition of any assets of a Restricted Subsidiary that is not a Guarantor to the Issuer or any other Subsidiary;

          (3)   any sale, transfer or other disposition of unrestricted cash, cash equivalents or Permitted Investments of the Issuer or any of the Restricted Subsidiaries;

          (4)   a sale leaseback transaction so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease (a) no Event of Default is continuing or would result therefrom and (b) any such sale leaseback transaction shall be consummated for Fair Market Value as determined at the time of consummation in good faith as determined by the Issuer;

          (5)   the sale or other transfer (including by capital contribution) of assets pursuant to Qualified Receivables Financings;

          (6)   the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

          (7)   dispositions of Rebuild Equipment by either of the Rebuild Companies;

          (8)   licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (9)   transactions pursuant to any Permitted Gas Properties Transactions;

          (10) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer;

          (11) the sale, transfer or other dispositions of any Freeport Assets;

          (12) Liens permitted under "—Certain Covenants—Liens"; transactions permitted under "—Certain Covenants—Merger, Consolidation or Sale of Assets"; and Restricted Payments permitted under "—Certain Covenants—Restricted Payments"; Permitted Investments permitted under this indenture;

          (13) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (14) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (15) the sale or discounting of accounts receivable in the ordinary course of business; and

          (16) any sale of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure of a Lien.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

          (3)   with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capture" means to collect, treat (if necessary), process (if necessary), transport, store (if necessary), market and sell Gas that is available from any well or any bore or vent hole.

        "Cash Equivalents" means:

          (1)   United States dollars or any other currencies held from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

          (3)   certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers' acceptances with maturities of two years or less and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million;

          (4)   repurchase obligations for underlying securities of the types described in clauses (2), (3) and (6) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper rated at least P-2 by Moody's or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;

          (6)   securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody's or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;

          (7)   mutual funds whose investment guidelines restrict 90% of such funds' investments to those satisfying the provisions of clauses (1) through (6) above;

          (8)   money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $500 million;

          (9)   time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Issuer and the Subsidiaries, on a consolidated basis, as of the end of the Issuer's most recently completed fiscal year; and

          (10) Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody's or A by S&P.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer measured by voting power rather than number of shares.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Coal" means all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

        "Coal Gas" means occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom. For the avoidance of doubt, the term "Coal Gas" shall expressly include all substances commonly known as "coalbed methane," "coal mine methane," and "gob gas."

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income:

          (1)   provision for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax), of such Person and its Restricted Subsidiaries or the Tax Amount for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

          (2)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (3)   depreciation, depletion, amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (4)   the amount of any business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, OPEB, black lung settlement, curtailment or other excess charges); plus

          (5)   the noncash portion of "straight-line" rent expense; plus

          (6)   the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

          (7)   any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this clause (7), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; plus

          (8)   accretion of asset retirement obligations in accordance with Accounting Standards Codifications ("ASC") 410 Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; minus

  (B)
  (1) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, (2) the losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP and (3) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charges (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, retention, relocation and other restructuring costs), less all fees and expenses relating thereto, shall be excluded;

          (2)   fees, expenses or charges related to the Transactions, any Asset Sale, any Asset Acquisition (or any similar transaction or transactions), any incurrence or repayment of Indebtedness, including any refinancing transaction or any amendment or modification of any Indebtedness, or the issuance of any Equity Interests and including any such transaction occurring on, prior to or after the date of the indenture (in each case, whether or not successful) shall be excluded;

          (3)   any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

          (4)   any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

          (5)   any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

          (6)   (a) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amount included in clause (a);

          (7)   any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the Issue Date shall be excluded;

          (8)   accruals and reserves that are established within twelve months after the acquisition's Closing Date (as defined in Merger Agreement) and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

          (9)   any non-cash impairment charges resulting from the application of ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and the amortization of intangibles pursuant to ASC 805 Business Combinations shall be excluded;

          (10) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

          (11) (A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedge Obligations and the application of ASC 815 Derivatives and Hedging and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses shall be excluded;

          (12) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "—Certain Covenants—Restricted Payments," the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

          (13) the cumulative effect of a change in accounting principles will be excluded.

        "Conventional O & G" means all liquid or gaseous hydrocarbons, other than Coal Gas, including, without limitation, condensate, distillate, and other substances produced with each of the foregoing or refined therefrom, in each case, whether known or unknown. For the avoidance of doubt, the term "Conventional O & G" shall expressly include, without limitation, all substances commonly known as "conventional oil and gas."

        "Credit Agreement" means the Credit Facility under the credit agreement to be effective on or about the date of the consummation of the Merger, by and among the Issuer, Citicorp North America, Inc., as administrative agent and as collateral agent, the guarantors party thereto and the other parties thereto, providing for up to $3,600 million of loans and letters of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" above) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long term Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as "Designated Non-cash Consideration" pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Restricted Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the covenant described under "—Restricted Payments."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the covenant described above under "—Certain Covenants—Restricted Payments" will not constitute

Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of the Issuer (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).

        "Excluded Contributions" means the net cash proceeds received by the Issuer after the date of the indenture from:

          (1)   contributions to its common equity capital, and

          (2)   the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as "Excluded Contributions" pursuant to an Officer's Certificate executed by an Officer of the Issuer, the net cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of "—Restricted Payments."

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Issuer for transactions less than $100.0 million and (ii) the Board of Directors of the Issuer (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $100.0 million.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs and the expensing of any bridge or other financing fees, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

          (4)   interest income.

        "Foreign Subsidiary" means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

        "Freeport Assets" means all Equity Interests in, and assets of, Freeport Mining, LLC, a Delaware limited liability company, Freeport Resources, LLC, a Delaware limited liability company, and River Processing Corporation, a Delaware corporation.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture

        "Gas" means Conventional O & G and Coal Gas.

        "Gas Co." means any Person that is created for the purpose of holding or that otherwise holds, directly or indirectly, Hydrocarbon Property, so long as such Person's only assets, held directly or indirectly, consist of Hydrocarbon Property; provided that Alpha Shale Holdings, LLC and Alpha Shale Resources, LP shall each be deemed to be a Gas Co.

        "Gas Properties" means (a) any Hydrocarbon Property, and (b) any capital stock, partnership interests, membership interests, or other ownership interests of any Gas Co.

        "Gas Rights" has the meaning assigned to such term in the definition of "Hydrocarbon Property."

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

          (1)   the Restricted Subsidiaries of the Issuer that execute a Note Guarantee on the Issue Date;

          (2)   Massey Energy Company and its Restricted Subsidiaries that execute a Note Guarantee substantially concurrently with consummation of the Merger; and

          (3)   any other Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Hydrocarbon Property" means all of the following:

          (1)   all right, title, interest and estate of any Guarantor, whether now owned or hereafter acquired ("Gas Rights") in and to:

            (a)   any "drilling unit," as that term is commonly used in the Gas business, including but not limited to those that are established or prescribed by field rules or other regulatory orders,

            (b)   any well or any vent or bore hole drilled and permitted for the commercial production of Gas and/or degasification of a coalbed, coal formation, coal seam or mine area and any site on which it is located,

            (c)   equipment that is used or useful solely in connection with the Capture or monitoring of Gas produced from any well or any vent or bore hole described in clause (1)(b) above, including, without limitation, any wellhead equipment, compressor, treating facility, storage facility, processing plant and gathering or transportation line, and in no event including any equipment which if sold would disrupt or negatively affect the Coal operations of the Guarantors in any material respect,

            (d)   all assets associated solely with any item described in clauses (1)(a), (b) and (c) above, including, without limitation, Gas reserves, surface rights of way and all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning Gas,

            (e)   any Gas and any right to Capture Gas,

            (f)    any lease, agreement, instrument, order, declaration, understanding or other arrangement, as the same may be amended, modified, supplemented, replaced, or amended and restated, relating to (A) the Capture of Gas, or (B) the pooling, utilization or communization of Gas, and

            (g)   other assets solely used in the ordinary course of business in connection with the operation, administration or management of Gas operations;

          (2)   all tenements, hereditaments, appurtenances and properties now owned or hereafter acquired by any Guarantor to which the Gas Rights described above in paragraph (1) of this definition are, in any way, appertaining, belonging, fixed or incidental, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful solely in connection with the operating, working or development of any of such Gas Rights or the lands pooled or unitized therewith including any and all surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

          (3)   all of the rights, titles, and interests of every nature whatsoever now owned or hereafter acquired by any Guarantor in and to (i) the items described above in paragraphs (1) and (2) above of this definition, as the same may be enlarged by the discharge of any payment out of production or by the removal of any charge or Permitted Encumbrance to which any such item described above in paragraphs (1) and (2) above of this definition is subject, and (ii) any and all additional interests of any kind hereafter acquired by any Loan Party in and to Gas Rights; and

          (4)   all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to, or arising out of those items that are described in paragraphs (1) through (3) above of this definition and all proceeds and products and payments in lieu of production (such as "take or pay" payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets.

        "Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by promissory notes, debentures or similar instruments evidencing obligations for borrowed money;

          (3)   representing Capital Lease Obligations;

          (4)   representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

          (5)   representing the net obligations under any Hedging Obligations in the event of an early termination; or

          (6)   to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. "Indebtedness" shall not include (a) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Issuer, (b) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, not reimbursed thereafter within sixty (60) days or (vi) obligations resulting from cash management services and (c) any liabilities of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary.

        "Investment Grade Securities" means:

          (1)   securities with a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency;

          (2)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

          (3)   investments in any fund that invests exclusively in investments of the type described in clause (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions and returns of principal).

        "Issue Date" means                        , 2011.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, except in connection with any Qualified Receivables Financing.

        "Mandatory Redemption Date" shall mean, if the Merger has not occurred on or prior to September 1, 2011, a date selected by the Issuer not later than ten (10) Business Days thereafter or if, prior to September 1, 2011, the Issuer has determined in its sole discretion that the Merger will not be consummated on or prior to September 1, 2011, any prior date selected by the Issuer.

        "Mandatory Redemption Price" means an amount of cash equal to 101% of the aggregate principal amount of the notes issued on the Issue Date, plus accrued and unpaid interest on the notes from the Issue Date to but not including the Mandatory Redemption Date.

        "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Issuer and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

        "Material Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, provided, however, that all references to "10 percent" in such definition shall be replaced with "5.0 percent."

        "Merger" means the merger of Mountain Merger Sub, Inc., a Wholly Owned Subsidiary of the Issuer, with and into Massey Energy Company, pursuant to the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated January 28, 2011, between the Issuer, Mountain Merger Sub, Inc. and Massey Energy Company.

        "Moody's" means Moody's Investors Service, Inc. and its successors and assigns.

        "Net Income" means, with respect to any Person for any period, (i) the net income (loss) attributable to such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

        "Note Guarantee" means the Guarantee by each Guarantor of the Issuer's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any business or business activity conducted by the Issuer or its Subsidiaries on the date of the indenture and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto (including extraction, processing and marketing of any types of minerals), or a reasonable extension, development or expansion thereof or ancillary or complementary thereto.

        "Permitted Encumbrances" shall mean those Liens and other encumbrances permitted under this indenture.

        "Permitted Gas Properties Transactions" shall mean a disposition, lease, merger, or distribution of Gas Properties to any party that is not a Guarantor.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or in any Restricted Subsidiary of the Issuer;

          (2)   any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Issuer; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (5)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

          (6)   any Investments received (a) in compromise, settlement or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes; or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Investments represented by Hedging Obligations;

          (8)   loans or advances to officers, directors and employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer;

          (9)   repurchases of the notes;

          (10) Investments in Permitted Businesses having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

          (11) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

          (12) Investments in joint ventures or Unrestricted Subsidiaries, or entities that become joint ventures or Unrestricted Subsidiaries as a result of such Investments, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (x) $1,000 million and (y) 10% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

          (13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transaction with Affiliates" (except for transactions described in clauses (7), (10) and (17) of such paragraph);

          (14) Guarantees issued in accordance with the covenants described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" and "—Certain Covenants—Additional Note Guarantees";

          (15) any Investment existing on the Issue Date or made pursuant to a binding commitment existing on the Issue Date and any Investment that extends, modifies, renews, replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount extended, modified, renewed, replaced, refinanced or refunded, and is made in the same Person as the Investment so extended, modified, renewed, replaced, refinanced or refunded;

          (16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (17) additional Investments by the Issuer or any Restricted Subsidiary, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (x) $1,000 million and (y) 10% of Total Tangible Assets as of the end of the Issuer's most recently ended fiscal quarter for which financial statements are available; provided, however, that if any Investment pursuant to this clause (17) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;

          (18) Investments of any Restricted Subsidiary acquired after the date of the indenture or of a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary in accordance with the covenants described under "—Merger, Consolidation or Sale of Assets", to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (19) accounts receivable, advances and prepayments and other trade credits made in the ordinary course of business;

          (20) Investments resulting from pledges and deposits made in the ordinary course of business;

          (21) Investments in the Equity Interests of the Issuer in connection with the purchase or redemption of Equity Interests held by then present or former directors, consultants, officers or employees of the Issuer or any of the Subsidiaries or by any employee pension benefit plan; and

          (22) Investments in joint ventures and other entities (whether or not a Subsidiary) engaged in a Permitted Business that are not domiciled or incorporated in the United States, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets.

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (22) so that the entire Investment would be a Permitted Investment.

        "Permitted Liens" means:

          (1)   Liens securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to clause (1) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Equity" and/or securing Hedging Obligations related thereto;

          (2)   Liens in favor of the Issuer or any of its Restricted Subsidiaries;

          (3)   Liens on property or assets of a Person, plus renewals and extensions of such Liens, existing at the time such Person is merged with or into, or consolidated with or acquired by the Issuer or any Subsidiary of the Issuer and Liens securing Indebtedness permitted under clause (11) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Equity", plus renewals and extensions of such Liens; provided that such Liens do not apply to any assets of the Issuer or its Restricted Subsidiaries other than (a) assets securing such Indebtedness at the date of the acquisition of such assets, (b) assets whose acquisition is financed or refinanced by such Indebtedness or (c) after-acquired assets subjected to such Liens;

          (4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

          (5)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Equity" covering only the assets acquired, constructed or improved with or financed by such Indebtedness, and additions, accessions, improvements and replacements and customary deposits in connection therewith; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

          (7)   Liens existing on the Issue Date, plus renewals and extensions of such Liens;

          (8)   Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

          (9)   Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

            (a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

          (10) Liens securing Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of the incurrence of such Indebtedness or if later, at the time of the incurrence of the Lien, the greater of (x) $500 million and (y) 5% of Total Tangible Assets as of the end of the Issuer's most recently ended fiscal quarter for which financial statements are available;

          (11) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" incurred in connection with a Qualified Receivables Financing;

          (12) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (13) Liens to secure a defeasance trust;

          (14) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

          (15) Liens securing Indebtedness supported by a letter of credit issued under a Credit Facility or a letter of credit or bank guarantee incurred under clause (15) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Equity";

          (16) Liens securing insurance premium financing arrangements otherwise permitted to be incurred under the Indenture;

          (17) Liens securing Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction otherwise permitted under the indenture;

          (18) Liens on the assets of any Foreign Subsidiary securing Indebtedness of Foreign Subsidiaries;

          (19) Liens securing Guarantees incurred under clause (10) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Equity" to the extent the Indebtedness subject to such Guarantee is secured;

          (20) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Issuer's historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (6) above;

          (21) Liens on Gas Properties; and

          (22) Liens on the Freeport Assets.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness) of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus any unpaid accrued interest and premium required to be paid on the Indebtedness being so extended, renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under the Credit Facilities;

          (3)   if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

          (4)   such Refinancing Indebtedness shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (1)   the Board of Directors of the Issuer will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

          (2)   all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

          (3)   the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Issuer (except for Standard Securitization Undertakings).

        "Ratings Event" means the notes are assigned a credit rating of at least BB+ (stable) from S&P and of at least Ba1 (stable) from Moody's.

        "Rebuild Companies" shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of the Issuer, and Powers Shop LLC, a Virginia limited liability company and a Wholly Owned Subsidiary of the Issuer.

        "Rebuild Equipment" shall mean mining and related equipment acquired from persons who are not Affiliates of the Issuer that is sold by either of the Rebuild Companies in the ordinary course of its business.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, or any interest therein, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, and in business related or ancillary thereto, of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

          (1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)   with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

          (3)   to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Restricted Investment" means an Investment other than a Permitted Investment.
        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent's or subsidiaries' SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Issuer.

        "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703 (a) (1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

        "Total Tangible Assets" means the total consolidated tangible assets of the Issuer and its Restricted Subsidiaries for the most recently ended fiscal quarter of the Issuer for which internal financial statements are available.

        "Transactions" means, collectively, the transactions contemplated by the Merger Agreement, the Credit Agreement, the indenture, including this offering of the Notes, and the payment in full of all obligations under the Massey Energy Company credit agreement, dated November 8, 2010, the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 2.25% Convertible Senior Notes due 2024 issued by Massey Energy Company, the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 3.25% Convertible Senior Notes due

2015 issued by Massey Energy Company, the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 6.875% Senior Notes due 2013 issued by Massey Energy Company, the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 7.25% Senior Notes due 2014 issued by Foundation PA Coal Company, LLC, and the payment of fees and expenses related to all of the foregoing.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2014 (in the case of the 2019 notes) and June 1, 2016 (in the case of the 2021 notes); provided that, if the period from the redemption date to June 1, 2014 (in the case of the 2019 notes) and June 1, 2016 (in the case of the 2021 notes), is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below;

          (2)   any Subsidiary of an Unrestricted Subsidiary;

          (3)   any Receivables Subsidiary; provided that any such Receivables Subsidiary of the Issuer that is an Unrestricted Subsidiary shall, upon the termination of any such Qualified Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary and may not be re-designated as an Unrestricted Subsidiary; and

          (4)   as of the date of the indenture, ANR Receivables Funding, LLC, and upon the consummation of the Merger, Coalsolv, LLC, Gray Hawk Insurance Company and Rockridge Coal Company.

        The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that either:

          (a)   the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

          (b)   if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Certain Covenants—Restricted Payments."

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

           (x)  (1) the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Incurrence of Indebtedness and Issuance of Preferred Equity," or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

           (y)  no Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Domestic Subsidiary" of any specified Person means a Domestic Subsidiary that is a Wholly Owned Subsidiary and whose shares are not held, directly or indirectly, by any Foreign Subsidiary.

        "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such person, all of the Capital Stock or other ownership interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of the notes that acquire notes for cash at their issue price (as defined below) in this offering. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address any state, local or non-U.S. tax consequences, any U.S. tax consequences related to any currency other than the U.S. dollar or any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and is addressed only to persons who purchase the notes in the initial offering. The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  cooperatives;

  •
  persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  persons liable for Medicare contribute tax;

  •
  foreign entities subject to special U.S. taxing regimes (such as "controlled foreign corporations" or "passive foreign investment companies");

  •
  U.S. expatriates; or

  •
  partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal tax purposes (or investors therein).

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        If you are considering a purchase of the notes, we urge you to consult your tax advisor as to the particular U.S. federal tax consequences to you of the acquisition, ownership and disposition of the notes, as well as the effects of state, local and non-U.S. tax laws.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of a note that is, as determined for U.S. federal income tax purposes, one of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

        A "Non-U.S. Holder" means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

        Special rules may apply to you if you are a "controlled foreign corporation" or a "passive foreign investment company" or are otherwise subject to special treatment under the Code. Any such holders should consult their own tax advisors to determine the U.S. federal income, state, local and non-U.S. tax consequences that may be relevant to them.

U.S. Holders

  Stated Interest

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such holder's usual method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Retirement or Other Disposition of a Note

        Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between:

  •
  the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income); and

  •
  the holder's adjusted tax basis in the notes.

        A U.S. Holder's adjusted tax basis in its notes generally will be their cost. Any gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition the U.S. Holder has held the notes for more than one year. A non-corporate U.S. Holder generally will be subject to tax at preferential rates on any such long-term capital gain. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of interest on the notes and to the proceeds of a sale or other disposition (including a redemption or retirement) of a note (unless a U.S. Holder is an exempt recipient, such as a corporation). In general, backup withholding may apply to the foregoing amounts to a non-corporate U.S. Holder that fails to provide a correct taxpayer identification number or otherwise fail to comply with applicable requirements of the backup withholding rules or otherwise establish an exemption. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's U.S. federal income tax liability, provided that correct information is timely provided to the IRS.

Non-U.S. Holders

  Interest

        Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and:

  •
  such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our classes of our stock entitled to vote;

  •
  either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or the paying agent for the applicable series of notes with a copy thereof; and

  •
  we or the paying agent for the applicable series of notes do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

        If any of the foregoing requirements is not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States.

  Sale, Exchange, Retirement or Other Disposition of a Note

        Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, in which case such gain will be taxed as described below; or

  •
  in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met, in which case such holder will be subject to 30% (or a lower applicable treaty rate) U.S. federal income tax on such gain (net of certain U.S. source losses).

  United States Trade or Business

        If a Non-U.S. Holder is engaged in a trade or business in the United States, interest or gain on a note is effectively connected with the conduct of such trade or business and the Non-U.S. Holder complies with applicable certification requirements and, if certain treaties apply, such interest or gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. A corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate) on its effectively connected earnings and profits attributable to such interest or gain.

        The effectively connected gain generally will not be subject to U.S. federal withholding tax. The effectively connected interest on a note generally will not be subject to U.S. federal withholding tax provided that the Non-U.S. Holder provides a properly certified IRS Form W-8ECI or, under certain circumstances, W-8BEN.

  Information Reporting and Backup Withholding

        A Non-U.S. Holder may be subject to information reporting with respect to interest paid or accrued on a note, the amount of tax, if any, withheld with respect to those payments and amounts realized on the disposition of a note. A Non-U.S. Holder not subject to U.S. federal income tax may nonetheless be subject to backup withholding on interest paid on a note, and with respect to amounts realized on the disposition of a note, unless the Non-U.S. Holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the applicability of the information reporting and backup withholding rules to them.

 UNDERWRITING

        Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for which Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the principal amount of notes indicated below:

Name	Principal Amount of 2019 Notes	Principal Amount of 2021 Notes
Morgan Stanley & Co. Incorporated	$	$
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
PNC Capital Markets LLC

Total	$	$

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer the notes to the public at the offering prices listed on the cover of this prospectus supplement, and may offer the notes of each series to certain dealers at such prices less a concession not in excess of        % of the principal amount of the 2019 notes and        % of the principal amount of the 2021 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of        % of the principal amount of the 2019 notes and        % of the principal amount of the 2021 notes to other dealers. After the initial offering of the notes, the applicable offering price and other selling terms may from time to time be varied by the representatives.

        The following table shows the underwriting discounts and commissions that we have agreed to pay to the underwriters in connection with this offering (a portion of which will not be payable until the closing of the Merger), expressed as a percentage of the principal amount of the notes and in total:

	Per 2019 Note		Total	Per 2021 Note		Total
Underwriting discounts and commissions		%	$		%	$

        In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the closing date of the offering of the notes, offer, sell, contract to sell or otherwise dispose of any debt securities of ours or any guarantor or warrants to purchase or otherwise acquire debt securities of ours or any guarantor substantially similar to the notes (other than (i) the notes, (ii) commercial paper issued in the ordinary course of business or (3) securities or warrants permitted with the prior written consent of the representatives).

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the OTC market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Therefore, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes of any series at a particular time or that the prices that you receive when you sell will be favorable.

        The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions, in connection with this offering of the notes are approximately $             million.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Affiliates of certain of the underwriters are lenders under the Alpha Existing Credit Agreement and, as such, will receive a portion of the proceeds from this offering. Each of the underwriters or their affiliates will be agents and/or lenders under the Amended and Restated Credit Agreement. Morgan Stanley & Co. Incorporated is also acting as a financial advisor to us in connection with the Merger and will receive customary fees in connection therewith.

        As described in "Use of Proceeds," we intend to use the net proceeds from this offering to finance a portion of our acquisition of Massey Energy Company, including repaying certain outstanding indebtedness of Massey Energy Company, a portion of which may be held by the underwriters or their respective affiliates.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, (each, a "Relevant Member State"), each of the underwriters has represented, warranted and undertaken that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of notes to the public in that Relevant Member State, other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply; and (b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

        This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document or any notes other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance and the Securities and Futures Ordinance. No advertisement, invitation or document relating to the notes being offered by this prospectus supplement will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948, as amended, or the FIEL). Each underwriter has represented and agreed that the notes which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, any Japanese

Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, "Japanese Person" shall mean any "Person Resident in Japan" (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan. If any underwriter offers to sell or solicits an offer to buy any notes to any Japanese Person by way of the "Solicitation for Small Number of Investors" (shouninzuu muke kan'yu) as defined in Section 23-13, Paragraph 4 of the FIEL, such underwriter shall make it clear in offering to sell or soliciting offers to buy such notes that sales of the notes are subject to the condition that any notes issued by the same issuer shall not be owned by 1,000 or more Japanese Persons.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell notes or cause such notes to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA), to a relevant person defined in Section 275(2) of the SFA or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

LEGAL MATTERS

        The validity of the securities being offered hereby is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The underwriters are being represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included and incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, an independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 has been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Massey Energy Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Massey Energy Company's internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Foundation Coal Holdings, Inc. appearing in Foundation Coal Holdings, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the Cumberland Resource Group as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included in Alpha's Current Report on Form 8-K dated March 28, 2011, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent auditors, which report appears in Alpha's Current Report on Form 8-K, dated March 28, 2011, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ALPHA NATURAL RESOURCES, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:

        We have audited the accompanying consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2011 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP
Roanoke, Virginia February 25, 2011

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2010	2009	2008
Revenues:
Coal revenues	$3,497,847	$2,210,629	$2,140,367
Freight and handling revenues	332,559	189,874	279,853
Other revenues	86,750	95,004	48,533

Total revenues	3,917,156	2,495,507	2,468,753

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	1,616,905	1,627,960
Gain on sale of coal reserves	—	—	(12,936)
Freight and handling costs	332,559	189,874	279,853
Other expenses	65,498	21,016	91,461
Depreciation, depletion and amortization	370,895	252,395	164,969
Amortization of acquired coal supply agreements, net	226,793	127,608	—
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	180,975	170,414	71,923

Total costs and expenses	3,743,545	2,378,212	2,223,230

Income from operations	173,611	117,295	245,523

Other income (expense):
Interest expense	(73,463)	(82,825)	(39,812)
Interest income	3,458	1,769	7,351
Loss on early extinguishment of debt	(1,349)	(5,641)	(14,702)
Gain on termination of Cliffs' merger, net	—	—	56,315
Miscellaneous income (expense), net	(821)	3,186	(3,834)

Total other income (expense), net	(72,175)	(83,511)	5,318

Income from continuing operations before income taxes	101,436	33,784	250,841
Income tax (expense) benefit	(4,218)	33,023	(52,242)

Income from continuing operations	97,218	66,807	198,599

Discontinued operations:
Loss from discontinued operations before income taxes	(2,719)	(14,278)	(27,873)
Mine closure/asset impairment charges	—	—	(30,172)
Gain on sale of discontinued operations	—	—	13,622
Income tax benefit	1,052	5,476	11,035

Loss from discontinued operations	(1,667)	(8,802)	(33,388)

Net income	95,551	58,005	165,211
Less : Net loss from discontinued operations attributable to noncontrolling interest	—	—	(490)

Net income attributable to Alpha Natural Resources, Inc.	$95,551	$58,005	$165,701

Amounts attributable to Alpha Natural Resources, Inc.
Income from continuing operations, net of tax	$97,218	$66,807	$198,599
Loss from discontinued operations, net of tax	(1,667)	(8,802)	(32,898)

Net income attributable to Alpha Natural Resources, Inc.	$95,551	$58,005	$165,701

Basic earnings (loss) per common share:
Income from continuing operations	$0.81	$0.74	$2.90
Loss from discontinued operations	(0.01)	(0.10)	(0.48)

Net income	$0.80	$0.64	$2.42

Diluted earnings (loss) per common share:
Income from continuing operations	$0.80	$0.73	$2.83
Loss from discontinued operations	(0.01)	(0.10)	(0.47)

Net income	$0.79	$0.63	$2.36

Weighted average shares—basic	119,808,514	90,662,718	68,453,724
Weighted average shares—diluted	121,757,949	91,702,628	70,259,735

See accompanying Notes to Consolidated Financial Statements.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$554,772	$465,869
Trade accounts receivable, net	281,138	232,631
Inventories, net	198,172	176,372
Prepaid expenses and other current assets	341,755	176,953

Total current assets	1,375,837	1,051,825
Property, equipment and mine development costs (net of accumulated depreciation and amortization of $869,881 and $615,163, respectively)	1,131,987	1,082,446
Owned and leased mineral rights (net of accumulated depletion of $333,970 and $222,047, respectively)	1,884,169	1,958,855
Owned lands	98,727	91,262
Goodwill	382,440	382,440
Acquired coal supply agreements (net of accumulated amortization of $367,110 and $133,016, respectively)	162,397	396,491
Other non-current assets	143,726	157,024

Total assets	$5,179,283	$5,120,343

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$11,839	$33,500
Trade accounts payable	121,553	152,662
Accrued expenses and other current liabilities	313,754	273,260

Total current liabilities	447,146	459,422
Long-term debt	742,312	756,753
Pension and postretirement medical benefit obligations	719,355	682,991
Asset retirement obligations	209,987	190,724
Deferred income taxes	249,408	301,307
Other non-current liabilities	155,039	137,857

Total liabilities	2,523,247	2,529,054

Commitments and Contingencies (Note 18)
Stockholders' Equity
Preferred stock—par value $0.01, 10.0 million shares authorized, none issued	—	—
Common stock—par value $0.01, 200.0 million shares authorized, 124.3 million issued and 120.5 million outstanding at December 31, 2010 and 123.2 million issued and 120.5 million outstanding at December 31, 2009	1,242	1,232
Additional paid-in capital	2,238,526	2,194,281
Accumulated other comprehensive income (loss)	(27,583)	5,812
Treasury stock, at cost: 3.8 million and 2.7 million shares at December 31, 2010 and December 31, 2009, respectively	(50,538)	(8,874)
Retained earnings	494,389	398,838

Total stockholders' equity	2,656,036	2,591,289

Total liabilities and stockholders' equity	$5,179,283	$5,120,343

See accompanying Notes to Consolidated Financial Statements.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net income attributable to Alpha Natural Resources, Inc.	$95,551	$58,005	$165,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	371,103	253,736	172,570
Amortization of acquired coal supply agreements, net	226,793	127,608	—
Amortization of debt issuance costs and accretion of debt discount	18,552	16,205	12,045
Mark-to-market adjustments for derivatives	11,316	(3,647)	47,265
Accretion of asset retirement obligations	17,621	12,101	7,499
Stock-based compensation	33,255	37,802	17,871
Employee benefit plans, net	55,771	30,696	8,673
Loss on early extinguishment of debt	1,349	5,641	14,702
Deferred income taxes	(70,579)	(49,754)	(17,107)
Gain on sale of discontinued operations	—	—	(13,622)
Gain on sale of coal reserves	—	—	(12,936)
Mine closure/asset impairment charges	3,875	—	34,706
Other, net	(8,651)	547	(1,601)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(48,507)	14,574	19,674
Inventories, net	(21,886)	(11,609)	(16,037)
Prepaid expenses and other current assets	59,075	(40,037)	(1,438)
Other non-current assets	(7,468)	1,080	(2,736)
Trade accounts payable	(21,755)	(26,735)	14,324
Accrued expenses and other current liabilities	42,730	(22,384)	13,864
Pension and postretirement medical benefit obligations	(70,770)	(37,450)	164
Asset retirement obligations	(5,593)	(7,298)	(4,825)
Other non-current liabilities	11,819	(2,861)	(713)

Net cash provided by operating activities	693,601	356,220	458,043

Investing activities:
Capital expenditures	(308,864)	(187,093)	(137,751)
Acquisition of mineral rights under federal lease	(36,108)	—	—
Purchases of marketable securities	(372,790)	(119,419)	—
Sales of marketable securities	214,240	—	—
Purchase of equity-method investment	(5,000)	—	(2,824)
Cash acquired from a merger	—	23,505	—
Proceeds from disposition of property and equipment	4,025	1,197	16,649
Proceeds from sale of discontinued operations	—	—	45,000
Proceeds from sale of investment in coal terminal	—	—	1,500
Other, net	(4,000)	—	(199)

Net cash used in investing activities	(508,497)	(281,810)	(77,625)

Financing activities:
Proceeds from issuance of long-term debt	—	—	287,500
Payments of bank overdraft	—	—	(160)
Principal repayments of note payable	—	(18,288)	(595)
Principal repayments on long-term debt	(56,854)	(249,875)	(193,973)
Debt issuance costs	(8,594)	(13,067)	(10,861)
Premium payment on early extinguishment of debt	—	—	(10,736)
Excess tax benefit from stock-based awards	5,505	434	1,980
Proceeds from issuance of common stock, net of offering costs of $7,834	—	—	164,666
Common stock repurchases	(41,664)	(8,874)	—
Proceeds from exercise of stock options	5,521	5,171	3,586
Other, net	(115)	(232)	—

Net cash (used in) provided by financing activities	(96,201)	(284,731)	241,407

Net increase (decrease) in cash and cash equivalents	88,903	(210,321)	621,825
Cash and cash equivalents at beginning of period	465,869	676,190	54,365

Cash and cash equivalents at end of period	$554,772	$465,869	$676,190

Supplemental cash flow information:
Cash paid for interest	$61,056	$40,437	$33,110

Cash paid for income taxes	$42,289	$20,643	$35,018

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock in connection with the Foundation Merger	$—	$1,628,601	$—

See accompanying Notes to Consolidated Financial Statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

Alpha Natural Resources, Inc. Common Stockholders

							Total Alpha Natural Resources Inc. Equity
					Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Additional Paid-in Capital	Treasury Stock at Cost		Retained Earnings		Non- controlling Interest	Total Equity
	Shares	Amount
	(In thousands)
Balances, December 31, 2007	65,769	$658	$227,336	$—	$(22,290)	$175,132	$380,836	$1,573	$382,409

Comprehensive income:
Net income (loss)	—	—	—	—	—	165,701	165,701	(490)	165,211
Unrealized losses related to cash flow hedges, net of income tax benefit of $4,335	—	—	—	—	(12,908)	—	(12,908)	—	(12,908)
Amounts reclassified to earnings related to settlements of derivative instruments, net of income tax of ($1,224)	—	—	—	—	3,682	—	3,682	—	3,682
Adjustments to unrecognized gains and losses and amortization of employee benefit costs, net of income tax of ($478)	—	—	—	—	1,409	—	1,409	—	1,409

Total comprehensive income (loss)							157,884	(490)	157,394
Initial impact of Accounting Standards Codification 470-20, net of income tax of ($23,429)	—	—	69,851	—	—	—	69,851	—	69,851
Contribution of noncontrolling interest in Gallatin in exchange for cash	—	—	—	—	—	—	—	(1,083)	(1,083)
Proceeds from public offering of common shares ($41.25 per share), net of offering costs of ($7,834)	4,182	42	164,624	—	—	—	164,666	—	164,666
Exercise of stock options	213	2	3,584	—	—	—	3,586	—	3,586
Stock-based compensation and net issuance of common stock for share vesting	350	3	18,866	—	—	—	18,869	—	18,869

Balances, December 31, 2008	70,514	$705	$484,261	$—	$(30,107)	$340,833	$795,692	$—	$795,692

Comprehensive income:
Net income	—	—	—	—	—	58,005	58,005	—	58,005
Unrealized gains related to cash flow hedges, net of income tax of ($552)	—	—	—	—	4,192	—	4,192	—	4,192
Amounts reclassified to earnings related to the termination of hedge accounting, net of income tax of ($6,968)	—	—	—	—	17,668	—	17,668	—	17,668
Change in fair value of available-for-sale marketable securities, net of income tax benefit of $140	—	—	—	—	(220)	—	(220)	—	(220)
Adjustments to unrecognized gains and losses and amortization of employee benefit costs, net of income tax of ($9,092)	—	—	—	—	14,279	—	14,279	—	14,279

Total comprehensive income							93,924	—	93,924
Equity consideration for the Foundation acquisition	48,904	489	1,666,850	—	—	—	1,667,339	—	1,667,339
Exercise of stock options	564	6	5,165	—	—	—	5,171	—	5,171
Stock-based compensation and net issuance of common stock for share vesting	801	8	38,029	(8,874)	—	—	29,163	—	29,163
Treasury stock adjustment	2,434	24	(24)				—		—

Balances, December 31, 2009	123,217	$1,232	$2,194,281	$(8,874)	$5,812	$398,838	$2,591,289	$—	$2,591,289

Comprehensive income:
Net income	—	—	—	—	—	95,551	95,551	—	95,551
Unrealized gains related to cash flow hedges, net of income tax of ($4,664)	—	—	—	—	7,821	—	7,821	—	7,821
Amounts reclassified to earnings related to the termination of hedge accounting, net of income tax benefit of $181	—	—	—	—	(277)	—	(277)	—	(277)
Change in fair value of available-for-sale marketable securities, net of income tax of ($142)	—	—	—	—	223	—	223	—	223
Adjustments to unrecognized gains and losses and amortization of employee benefit costs, net of income tax benefit of $25,834	—	—	—	—	(41,162)	—	(41,162)	—	(41,162)

Total comprehensive income							62,156	—	62,156
Exercise of stock options	452	4	5,517	—	—	—	5,521	—	5,521
Stock-based compensation and net issuance of common stock for share vesting	623	6	38,728	(16,665)	—	—	22,069	—	22,069
Stock repurchase program	—	—	—	(24,999)			(24,999)	—	(24,999)

Balances, December 31, 2010	124,292	$1,242	$2,238,526	$(50,538)	$(27,583)	$494,389	$2,656,036	$—	$2,656,036

See accompanying Notes to Consolidated Financial Statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

(1) Business and Basis of Presentation

  Business

        Alpha Natural Resources, Inc. and its consolidated subsidiaries (the "Company") are primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sell to electric utilities, steel and coke producers, and industrial customers. The Company, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production and, through blending, provides its customers with coal qualities beyond those available from its own production.

        On July 31, 2009, Alpha Natural Resources, Inc. ("Old Alpha") and Foundation Coal Holdings, Inc. ("Foundation") merged (the "Foundation Merger") with Foundation continuing as the surviving legal corporation of the Foundation Merger. Subsequent to the Foundation Merger, Foundation was renamed Alpha Natural Resources, Inc. (the "Company" or "Alpha"). For financial accounting purposes, the Foundation Merger was treated as a reverse acquisition and Old Alpha was treated as the accounting acquirer. Accordingly, Old Alpha's results of operations for the year ended December 31, 2008 do not include financial results for Foundation. For the year ended December 31, 2009, Foundation's financial results are included for the five month period August 1, 2009 through December 31, 2009. See Note 19 for further disclosures related to the Foundation Merger.

        At December 31, 2010, the Company's operations consisted of 38 deep and 28 surface mines, which are located in Virginia, West Virginia, Pennsylvania, Kentucky and Wyoming. At December 31, 2010, the Company had approximately 6,500 employees, of which 21% are affiliated with union representation with the United Mine Workers of America ("UMWA"). The Company's union represented employees are primarily located in Virginia, West Virginia and Pennsylvania.

        On April 7, 2008, the Company completed concurrent public offerings of 4,181,817 shares of common stock at $41.25 per share and $287,500 aggregate principal amount of 2.375% convertible senior notes due 2015 (the "Convertible Notes"). The aggregate net proceeds from the common stock offerings and the notes offerings were $443,262 after commissions and expenses.

  Basis of Presentation

        The consolidated financial statements include Alpha and its majority owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        During 2008, Old Alpha announced the permanent closure of the Whitetail Kittanning Mine, an adjacent coal preparation plant and other ancillary facilities ("Kingwood") and sold its interest in Gallatin Materials LLC ("Gallatin"). The results of Kingwood and Gallatin have been reported as discontinued operations for all periods presented. See Note 23 for further disclosures related to discontinued operations.

        On January 1, 2009, the Company retrospectively applied accounting guidance for its outstanding 2.375% convertible senior notes due 2015 ("the Convertible Notes") to separately account for the liability and equity components in a manner reflective of its nonconvertible debt borrowing rate. The deferred loan fees and debt discount are being amortized and accreted, respectively, over the term of the convertible notes. Interest expense of $12,681, $11,704, and $8,318 was recorded for the years ended December 31,

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(1) Business and Basis of Presentation (Continued)

2010, 2009 and 2008, respectively, related to amortization of the deferred loan fees and accretion of the debt discount.

  Reclassifications

        During the year ended December 31, 2010, the Company finalized the purchase price allocation for the Foundation Merger and recorded an immaterial correction to the December 31, 2009 consolidated balance sheet to reflect these adjustments as if they were recorded on the acquisition date. See Note 19 for further details. Additionally, the Company reclassified $11,500 related to the current portion of interest rate swaps from other non-current liabilities to accrued expenses and other current liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2009.

(2) Summary of Significant Accounting Policies

  Use of Estimates

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves; allowance for non-recoupable advanced mining royalties; asset impairments; environmental and reclamation obligations; acquisition accounting; pensions, postemployment, postretirement medical and other employee benefit obligations; useful lives for depreciation, depletion, and amortization; workers' compensation and black lung claims; current and deferred income taxes; reserves for contingencies and litigation; revenue recognized using the percentage of completion method; and fair value of financial instruments. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash held with reputable depository institutions and highly liquid, short-term investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates fair market value. The Company's cash equivalents consist of money market funds that are maintained in highly rated funds at December 31, 2010.

  Marketable Securities

        The Company classifies its marketable securities as available-for-sale. These securities are recorded initially at cost and adjusted to fair value at each reporting date. Unrealized gains and losses resulting from the fair value adjustments are classified as a separate component of stockholders' equity. Realized gains and losses on available-for-sale securities are computed using the specific identification method. Marketable securities with maturities of one year or less are reported in prepaid expenses and other current assets. Marketable securities with maturities of greater than one year are reported in other non-current assets. See Notes 5 and 7 for further disclosures related to marketable securities.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  Trade Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews its accounts receivable balances and establishes or adjusts the allowance as necessary using the specific identification method.

        Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was $90 and $104 at December 31, 2010 and 2009, respectively. Credit losses were insignificant for the three-year period ended December 31, 2010. A decline in current economic conditions, a prolonged global, national or regional economic recession or other similar events that have occurred in the past may significantly impact the creditworthiness of the Company's customers. If any of those factors change, the estimates made by management could also change, which may affect the level of the Company's future provision for doubtful accounts. The Company does not have off-balance sheet credit exposure related to its customers.

  Inventories

        Coal inventories are stated at the lower of average cost or market. The cost of coal inventories is determined based on average cost of production, which includes all costs incurred to extract, transport and process the coal. Market represents the estimated replacement cost, subject to a floor and ceiling, which considers the future sales price of the product as well as remaining estimated preparation and selling costs. Coal is reported as inventory at the point in time the coal is extracted from the mine and weighed at a loading facility.

        Material and supplies inventories are valued at average cost, less an allowance for obsolete and surplus items.

  Deferred Longwall Move Expenses

        The Company defers the direct costs, including labor and supplies, associated with moving longwall equipment and the related equipment refurbishment costs in prepaid expenses and other current assets. These deferred costs are amortized on a units-of-production basis into cost of coal sales over the life of the subsequent panel of coal mined by the longwall equipment. See Note 5 for further disclosures related to deferred longwall move expenses.

  Advanced Mining Royalties

        Lease rights to coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. The Company regularly reviews recoverability of advance mining royalties and establishes or adjusts the allowance for advance mining royalties as necessary using the specific identification method. In instances where advance payments are not expected to be offset against future

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

production royalties, the Company establishes a provision for losses on the advance payments that have been paid and the scheduled future minimum payments are expensed and recognized as liabilities. Advance royalty balances are charged off against the allowance when the lease rights are either terminated or expire.

        The changes in the allowance for advance mining royalties were as follows:

Balance at December 31, 2007	$5,536
Provision for non-recoupable advance mining royalties	4,453
Write-offs of advance mining royalties	(2,060)

Balance at December 31, 2008	7,929
Provision for non-recoupable advance mining royalties	961
Write-offs of advance mining royalties(1)	(4,482)

Balance at December 31, 2009	4,408
Provision for non-recoupable advance mining royalties	679
Write-offs of advance mining royalties	(1,274)

Balance at December 31, 2010	$3,813

(1)
Includes $4.1 million reported in discontinued operations.

  Property, Equipment and Mine Development Costs

        Costs for mineral properties and mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method over the estimated proven and probable reserve tons directly benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage. Mobile mining equipment and other fixed assets are stated at cost and depreciated on either a straight-line basis over estimated useful lives ranging from 1 to 20 years; or on a units-of-production basis. Leasehold improvements are amortized using the straight-line method, over the shorter of the estimated useful lives or term of the lease. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefitted. Maintenance and repairs are expensed as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposal is recognized in cost of coal sales.

        The Company also capitalizes certain costs incurred in the development of internal-use software, including external direct material and service costs, and employee payroll and payroll-related costs. All capitalized internal-use software costs are amortized using the straight-line method over the estimated useful life of the asset.

  Owned and Leased Mineral Rights

        Costs to obtain coal lands and leased mineral rights are capitalized and amortized to operations as depletion expense using the units-of-production method. Only proven and probable reserves are included

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

in the depletion base. Depletion expense is included in depreciation, depletion and amortization on the accompanying Consolidated Statements of Operations and was $111,846, $69,779 and $47,843 for the years ended December 31, 2010, 2009, and 2008, respectively.

  Acquired Coal Supply Agreements

        Application of acquisition accounting in connection with the Foundation Merger resulted in the recognition of a significant asset for above market-priced coal supply agreements and a liability for below market-priced coal supply agreements on the date of the acquisition. The coal supply agreements were valued based on the present value of the difference between the expected contract revenues based on the stated contract terms, net of royalties and taxes imposed on sales revenues, and the estimated net contract revenues derived from applying forward market prices at the acquisition date for new contracts of similar duration and coal qualities. The coal supply agreement assets and liabilities are being amortized over the actual amount of tons shipped under each contract. The coal supply agreement liability is reported in other non-current liabilities in the Consolidated Balance Sheets. Amortization of coal supply agreement assets was $234,094 and $133,016 of expense and amortization of coal supply agreement liabilities was a credit to expense of ($7,301) and ($5,408), equating to a net expense of $226,793 and $127,608 for the years ended December 31, 2010 and 2009, respectively, and reported as amortization of acquired coal supply agreements, net in the Consolidated Statements of Operations. Future net amortization expense related to acquired coal supply agreements, net is expected to be $119,498, $31,706, and ($1,709) for the years ending December 31, 2011, 2012, and 2013, respectively.

  Asset Impairment and Disposal of Long-Lived Assets

        Long-lived assets, such as property, equipment, mine development costs, owned and leased mineral rights and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed would separately be presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the Consolidated Balance Sheets.

  Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of acquired companies. Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. The Company has routinely performed its goodwill impairment testing as of August 31 of each year. Subsequent to the impairment test performed on August 31, 2010, the Company decided to change its impairment testing date to October 31. The Company believes the change in the impairment testing date more closely aligns the impairment testing date with the Company's long-range planning and forecasting process. The change in the impairment testing date, which represents a change in the method of applying an accounting principle, is believed by the Company to be

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

preferable. The Company performed a goodwill impairment test as of October 31, 2010 and absent any indicators of impairment, will continue to perform an annual impairment test on October 31 in subsequent years.

        The Company tests its consolidated goodwill for impairment using a fair value approach at the reporting unit level, and performs the goodwill impairment test in two steps. Step one compares the fair value of each reporting unit to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

        For purposes of the step one analysis, estimates of fair value for each reporting unit are based on the income approach or the market approach, depending on the specific characteristics of each individual reporting unit. Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. Under the market approach, estimates of prices reasonably expected to be realized from the sale of the reporting units are used to determine the fair value of each reporting unit.

  Asset Retirement Obligations

        Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company's operations. The Company's asset retirement obligations consist principally of costs to reclaim acreage disturbed at surface operations and estimated costs to reclaim support acreage and perform other related functions at underground mines. The Company records these reclamation obligations at fair value in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations. See Note 10 for further disclosures related to the Company's asset retirement obligations.

  Income Taxes

        The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including objective evidence obtained from historical earnings, future sales commitments, the expected level of future taxable income and available tax planning strategies, and the impact the alternative minimum tax has on utilization of deferred tax assets. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, the Company would record a change to the valuation allowance through income tax expense in the period the determination is made. See Note 14 for further disclosures related to the Company's income taxes.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  Revenue Recognition

        The Company earns revenues primarily through the sale of coal, but also earns other revenues from sales of parts, equipment, filters, rebuild and refurbishment services, sales of coalbed methane and natural gas and road construction. With the exception of road construction revenue, the Company recognizes revenue using the following general revenue recognition criteria: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price to the buyer is fixed or determinable; and 4) collectability is reasonably assured. Revenue from road construction contracts is recognized under the percentage of completion method of accounting.

        Delivery on our coal sales is determined to be complete for revenue recognition purposes when title and risk of loss has passed to the customer in accordance with stated contractual terms and there are no other future obligations related to the shipment. For domestic shipments, title and risk of loss generally passes as the coal is loaded into transport carriers for delivery to the customer. For international shipments, title generally passes at the time coal is loaded onto the shipping vessel. In the event that a new contract is negotiated with a customer which incorporates an old contract with different pricing, the Company applies a single contract accounting concept and recognizes as revenue the lower of the cumulative amount billed or an amount based on the weighted average price of the new and old contracts applied to the tons sold.

        Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

  Deferred Financing Costs

        The costs to obtain new debt financing or amend existing financing agreements are deferred and amortized to interest expense over the life of the related indebtedness or credit facility using the straight-line method which approximates the effective interest method. Unamortized deferred financing costs are included in other non-current assets in the Consolidated Balance Sheets.

  Virginia Coalfield Employment Enhancement Tax Credit

        For tax years 1996 through 2014, Virginia companies with an economic interest in coal earn tax credits based upon tons sold, seam thickness, and employment levels. The maximum credit earned equals $0.40 per ton for surface mined coal and $1.00 or $2.00 per ton for deep mined coal depending on seam thickness. Credits allowable are reduced from the maximum amounts if employment levels are not maintained from the previous year, and no credit is allowed for coal sold to Virginia utilities. Currently, the cash benefit of the credit is realized three years after being earned and either offsets taxes imposed by Virginia at 100% or is refundable by the state at 85% of the face value to the extent taxes are not owed. The Company records the present value of the portion of the credit that is refundable as a reduction of operating costs as it is earned.

  Workers' Compensation and Pneumoconiosis (Black Lung) Benefits

  Workers' Compensation

        The Company is self-insured for workers' compensation claims at certain of its operations in West Virginia, Pennsylvania and certain idled or closed mines. Workers' compensation at all other locations is covered by a third-party insurance provider.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

        The liabilities for workers' compensation claims that are self-insured by the Company are estimates of the ultimate losses incurred based on the Company's experience, and include a provision for incurred but not reported losses. Adjustments to the probable ultimate liabilities are made either semi-annually or annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study. These obligations are included in the Consolidated Balance Sheets as accrued expenses and other current liabilities and other non-current liabilities.

  Black Lung Benefits

        The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. The Company is self insured at certain locations and covered by a third party insurance provider at other locations. Charges are made to operations for self-insured black lung claims, as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee's applicable term of service. The Company recognizes in its balance sheet the amount of the Company's unfunded Accumulated Benefit Obligation ("ABO") at the end of the year. Amounts recognized in accumulated other comprehensive income (loss) are adjusted out of accumulated other comprehensive income (loss) when they are subsequently recognized as components of net periodic benefit cost.

  Pension and Other Postretirement Benefits

        The Company is required to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in its Consolidated Balance Sheets and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income (loss). The Company is required to measure plan assets and benefit obligations as of the date of the Company's fiscal year-end balance sheet and provide the required disclosures as of the end of each fiscal year. See Note 15 for further disclosures related to pensions.

        The Company accounts for health care benefits provided for current and certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees and over the estimated average remaining life for retirees. The Company recognizes in its balance sheet the amount of the Company's unfunded Accumulated Postretirement Benefit Obligation ("APBO") at the end of the year. Amounts recognized in accumulated other comprehensive loss are adjusted out of accumulated other comprehensive loss when they are subsequently recognized as components of net periodic benefit cost. See Note 15 for further disclosures related to other postretirement benefits.

  Earnings Per Share

        Basic earnings per share is computed by dividing net income by the weighted-average number of outstanding common shares for the period. Diluted earnings per share reflects the potential dilution that could occur if instruments that may require the issuance of common shares in the future were settled and the underlying common shares were issued. Diluted earnings per share is computed by increasing the weighted-average number of outstanding common shares computed in basic earnings per share to include the additional common shares that would be outstanding after issuance and adjusting net income from

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

changes that would result from the issuance. Only those securities that are dilutive are included in the calculation. See Note 3 for further disclosures related to earnings per share.

  Stock-Based Compensation

        The Company recognizes expense for stock-based compensation awards based on the estimated grant-date fair value. For all grants, the amount of compensation expense to be recognized is adjusted for an estimated forfeiture rate which is based in part on historical data and other relevant factors. Compensation expense for awards with cliff vesting provisions is recognized on a straight-line basis from the measurement date through the vesting date. Compensation expense for awards with graded vesting provisions is recognized using the accelerated attribution method. See Note 16 for further disclosures related to the Company's stock-based compensation arrangements.

  Derivative Instruments and Hedging Activities

        Derivative financial instruments are recognized as either assets or liabilities in the Consolidated Balance Sheets and measured at fair value. On the date a derivative instrument is entered into, the Company generally designates a qualifying derivative instrument as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash flow hedge). The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific firm commitments or forecasted transactions. The Company also formally assesses both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the related hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively and records all future changes in fair value in current period earnings or losses.

        For derivative instruments that have not been designated as cash flow hedges, changes in fair value are recorded in current period earnings or losses. For derivative instruments that have been designated as cash flow hedges, the effective portion of the changes in fair value are recorded in accumulated other comprehensive income (loss) and any portion that is ineffective is recorded in current period earnings or losses. Amounts recorded in accumulated other comprehensive income (loss) are reclassified to earnings or losses in the period the underlying hedged transaction affects earnings or when the underlying hedged transaction is no longer probable of occurring. See Note 13 for further disclosures related to the Company's derivative financial instruments and hedging activities.

  Equity-Method Investments

        Investments in unconsolidated affiliates that the Company has the ability to exercise significant influence over, but not control, the affiliate's operating activities are accounted for under the equity-method of accounting. Under the equity method of accounting, the Company records its proportionate share of the entity's net income or loss at each reporting period in the Consolidated Statements of Operations in miscellaneous income (expense), net, with a corresponding entry to increase or decrease the carrying value of the investment.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  Other Comprehensive Income (Loss)

        In addition to net income, other comprehensive income (loss) includes changes to accumulated other comprehensive income (loss) such as adjustments to unrecognized gains and losses and amortization of employee benefit plan costs, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges and changes in fair value of available-for-sale marketable securities.

  New Accounting Pronouncements Adopted

        In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R), which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The guidance clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. The guidance requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. It also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The guidance is applicable for annual periods beginning after November 15, 2009 (January 1, 2010 for the Company). The adoption of the guidance did not have a material impact on the Company's financial position, results of operations and cash flows.

        In June 2009, the FASB issued ASC 860, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 ("ASC 860"), which amends the criteria for a transfer of a financial asset to be accounted for as a sale, redefines a participating interest for transfers of portions of financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of the guidance did not have a material effect on the Company's financial position, results of operations or cash flows.

        In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Updated ("ASU") 2010-6, Improving Disclosures About Fair Value Measurements ("ASU 2010-6"),which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair- value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. ASU 2010-6 relates solely to disclosures in the notes to the financial statements. The adoption of the applicable provisions in 2010 did not have an effect on the Company's financial position, results of operations or cash flows. The adoption of the applicable provisions subsequent to 2010 will not have an effect on the Company's financial position, results of operations or cash flows.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(3) Earnings Per Share

        The number of shares used to calculate basic earnings (loss) per common share is based on the weighted average number of the Company's outstanding common shares during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of common shares used to calculate basic earnings (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by the Company's employees and directors during each period and the Convertible Notes when these are convertible into the Company's common stock. The Convertible Notes, which were issued in April 2008, become dilutive for earnings per share calculations in certain circumstances. The shares that would be issued to settle the conversion spread are included in the diluted earnings per common share calculation when the conversion option is in the money. For the years ended December 31, 2010 and 2009, the conversion option for the Convertible Notes was not in the money, and therefore there was no dilutive earnings per share impact. For the year ended December 31, 2008, there were 734,613 shares included in the computation of year-to-date diluted earnings per share for the period when the Convertible Notes were in the money during the year.

        For the year ended December 31, 2010, there were 32,795 shares excluded from the computation of year-to-date diluted earnings per share as the shares were anti-dilutive, related to restricted stock awards and restricted stock units.

        The following table provides a reconciliation of weighted average shares outstanding used in the basic and diluted earnings per share computations for the periods presented:

	Years Ended December 31,
	2010	2009	2008
Weighted average shares—basic	119,808,514	90,662,718	68,453,724
Dilutive effect of stock equivalents	1,949,435	1,039,910	1,806,011

Weighted average shares- diluted	121,757,949	91,702,628	70,259,735

(4) Inventories, net

        Inventories, net consisted of the following:

	December 31,
	2010	2009
Raw coal	$14,115	$19,180
Saleable coal	130,364	112,004
Materials and supplies and other, net	53,693	45,188

Total inventories, net	$198,172	$176,372

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(5) Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following:

	December 31,
	2010	2009
Marketable securities—short term(1)	$217,191	$29,501
Prepaid insurance	3,292	33,776
Notes and other receivables	17,951	28,402
Deferred income taxes—current	29,652	—
Deferred longwall move expenses	6,313	3,186
Advanced mining royalties, net	3,533	3,522
Refundable income taxes	9,918	29,590
Derivative financial instruments	13,558	7,939
Construction costs in excess of billings	8,201	19,535
Prepaid freight	23,330	13,229
Other prepaid expenses	8,816	8,273

Total prepaid expenses and other current assets	$341,755	$176,953

(1)
Short-term marketable securities consisted of the following:

	December 31, 2010
		Unrealized
	Cost	Gain	Loss	Fair value
Short-term marketable securities:
U.S. treasury and agency securities	$71,777	$158	$—	$71,935
Corporate debt securities	145,237	24	(5)	145,256

Total short-term marketable securities	$217,014	$182	$(5)	$217,191

	December 31, 2009
		Unrealized
	Cost	Gain	Loss	Fair value
Short-term marketable securities:
U.S. treasury and agency securities	$22,338	$—	$(23)	$22,315
Corporate debt securities	7,180	6	—	7,186

Total short-term marketable securities	$29,518	$6	$(23)	$29,501

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(6) Property, Equipment and Mine Development Costs

        Property, equipment, and mine development costs consisted of the following:

	December 31,
	2010	2009
Plant and mining equipment	$1,647,217	$1,453,837
Mine development	209,898	125,541
Coalbed methane equipment	10,153	6,211
Office equipment and software	33,416	30,005
Vehicles and other	17,041	14,814
Construction in progress	84,143	67,201

	2,001,868	1,697,609
Less accumulated depreciation and amortization	869,881	615,163

Total property, equipment and mine development costs, net	$1,131,987	$1,082,446

        Depreciation and amortization expense from continuing operations associated with property, equipment and mine development costs was $257,649, $182,616, and $121,102 for the years ended December 31, 2010, 2009, and 2008, respectively.

        Interest costs applicable to major asset additions are capitalized during the construction period. During the years ended December 31, 2010, 2009, and 2008, interest costs of $2,152, $492, and $942 were capitalized, respectively.

        As of December 31, 2010, the Company had commitments to purchase approximately $88,636 of new equipment, expected to be acquired at various dates in 2011 and 2012.

(7) Other Non-current Assets

        Other non-current assets consisted of the following:

	December 31,
	2010	2009
Marketable securities—long term(1)	$60,159	$89,485
Unamortized deferred financing costs, net	17,041	14,702
Advance mining royalties, net	14,408	13,357
Virginia tax credit, net	16,317	18,025
Equity-method investments	15,130	11,688
Derivative financial instruments	3,045	2,763
Other	17,626	7,004

Total other non-current assets	$143,726	$157,024

(1)
Long-term marketable securities, with maturity dates between one and three years, consisted of the following:

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(7) Other Non-current Assets (Continued)

	December 31, 2010
		Unrealized
	Cost	Gain	Loss	Fair value
Long-term marketable securities:
US treasury and agency securities	$60,326	$44	$(211)	$60,159

	December 31, 2009
		Unrealized
	Cost	Gain	Loss	Fair value
Long-term marketable securities:
US treasury and agency securities	$89,828	$—	$(343)	$89,485

(8) Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2010	2009
Wages and employee benefits	$111,631	$75,936
Current portion of asset retirement obligations	13,006	14,908
Deferred income taxes—current	—	10,237
Taxes other than income taxes	62,041	58,245
Freight	16,446	8,827
Current portion of self insured workers' compensation obligations	7,935	10,893
Interest payable	10,590	11,215
Derivative financial instruments	19,929	26,461
Current portion of postretirement medical benefit obligations	28,265	27,393
Income taxes payable	6,278	—
Other	37,633	29,145

Total accrued expenses and other current liabilities	$313,754	$273,260

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(9) Long-Term Debt

        Long-term debt consisted of the following:

	December 31,
	2010	2009
Term loan due 2014	$227,896	$284,750
7.25% senior notes due 2014	298,285	298,285
2.375% convertible senior notes due 2015	287,500	287,500
Other	7,819	—
Debt discount	(67,349)	(80,282)

Total long-term debt	$754,151	$790,253
Less current portion	11,839	33,500

Long-term debt, net of current portion	$742,312	$756,753

  Alpha Credit Facility

        On April 15, 2010, the Company and its lenders amended and restated (the "Amend and Extend") the Alpha Credit Facility (the "Facility"). The Amend and Extend, among other things, extended the maturity of $236,800 of the then-outstanding term loans and $554,000 of existing revolving credit facility (the "revolver") commitments from July 7, 2011 to July 31, 2014. The Amend and Extend added $300,400 of additional borrowing capacity with a maturity of July 31, 2014, to increase the aggregate principal amount available to be drawn under the revolver to $950,400. Subsequently, the Company terminated $96,000 of commitments under the revolver and prepaid $39,600 of the term loans, both of which related to lenders that chose not to extend their commitments beyond the original expiration date of July 7, 2011. Additionally, the Amend and Extend (1) increased the amount of the "accordion" feature of the Facility to $400,000, all of which was available for the Company to exercise following the closing of the Amend and Extend; and, (2) also made other changes to the Facility, including amendments to certain of the negative covenants in the Facility to provide the Company greater financial and operating flexibility.

        As of December 31, 2010, the total borrowing capacity under the revolver was $854,400. Borrowings under the revolver bear interest at a base rate plus an applicable margin or at an adjusted London interbank offered rate ("LIBOR") plus an applicable margin. The applicable margin is subject to adjustment based on leverage ratios. There were no borrowings outstanding under the revolver at December 31, 2010 or December 31, 2009. The revolver can also be used to secure outstanding letters of credit. Letters of credit in the amount of $7,650 and $113,633 were outstanding under the revolver as of December 31, 2010 and December 31, 2009, respectively. The amount available under the revolver as of December 31, 2010 was $846,750 after giving effect to the outstanding letters of credit. Additionally, the Company is required to pay a commitment fee of 0.5% on unused borrowings.

        The Facility's secured term loan bears interest at a base rate plus an applicable margin or at an adjusted LIBOR rate plus an applicable margin. The interest rate approximated 3.56% and 3.50% at December 31, 2010 and December 31, 2009, respectively. As of December 31, 2010, the Company's secured term loan had a carrying value of $226,705, net of debt discount of $1,191, with $11,839 classified as current portion of long-term debt. As of December 31, 2009, the Company's secured term loan had a

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(9) Long-Term Debt (Continued)

carrying value of $282,739, net of debt discount of $2,011, with $33,500 classified as current portion of long-term debt.

  7.25% Senior Notes Due August 1, 2014

        Foundation PA Coal Company, LLC ("Foundation PA"), one of the Company's subsidiaries, has notes that mature on August 1, 2014 (the "2014 Notes") in the aggregate principal amount of $298,285 as of December 31, 2010 and December 31, 2009. The 2014 Notes are guaranteed on a senior unsecured basis by Alpha Natural Resources, Inc. and all of its subsidiaries other than Foundation PA and ANR Receivables Funding LLC. The 2014 Notes pay interest semi-annually and are redeemable at Foundation PA's option, at a redemption price equal to 102.417%, 101.208% and 100% of the principal amount if redeemed during the twelve month periods beginning August 1, 2010, 2011 and 2012, respectively, plus accrued interest. As of December 31, 2010, the carrying value of the 2014 Notes was $297,272, net of debt discount of $1,013. As of December 31, 2009, the carrying value of the 2014 Notes was $296,990, net of debt discount of $1,295.

  2.375% Convertible Senior Notes Due April 15, 2015

        As of December 31, 2010 and 2009, the Company had $287,500 aggregate principal amount of 2.375% convertible senior notes due April 15, 2015. The Convertible Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, and will mature on April 15, 2015, unless previously repurchased by the Company or converted. The Company separately accounts for the liability and equity components of its Convertible Notes in a manner reflective of its nonconvertible debt borrowing rate. The related deferred loan costs and discount are being amortized and accreted, respectively, over the seven-year term of the Convertible Notes, and provide for an effective interest rate of 8.64%. As of December 31, 2010 and 2009, the carrying amounts of the debt component were $222,355 and $210,524, respectively. As of December 31, 2010 and 2009, the unamortized debt discount was $65,145 and $76,976, respectively. As of December 31, 2010 and 2009, the carrying amount of the equity component was $69,851.

        The Convertible Notes are the Company's senior unsecured obligations and rank equally with all of the Company's existing and future senior unsecured indebtedness. The Convertible Notes are effectively subordinated to all of the Company's existing and future secured indebtedness and all existing and future liabilities of the Company's subsidiaries, including trade payables. The Convertible Notes are convertible in certain circumstances and in specified periods at an initial conversion rate of 18.2962 shares of common stock per one thousand principal amount of Convertible Notes, subject to adjustment upon the occurrence of certain events set forth in the Indenture. Upon conversion of the Convertible Notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock or a combination thereof, at the Company's election.

        The Convertible Notes Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee, Union Bank of California ("UBOC"), or the holders of not less than 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the principal of Convertible Notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company, the principal amount of the Convertible Notes together with any accrued and unpaid interest thereon will automatically become due and be immediately payable.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(9) Long-Term Debt (Continued)

        As a result of the Foundation Merger, the Convertible Notes became convertible at the option of the holders beginning on June 18, 2009, and remained convertible through the 30th day after the effective date of the Foundation Merger, which was July 31, 2009. There were no notes converted during the conversion period. The Convertible Notes were not convertible as of December 31, 2010 and 2009 and therefore have been classified as long-term debt.

  Accounts Receivable Securitization

        The Company and certain subsidiaries are a party to an $150,000 accounts receivable securitization facility with a third party financial institution (the "A/R Facility"). The Company formed ANR Receivables Funding, LLC (the "SPE"), a special-purpose, bankruptcy-remote wholly-owned subsidiary to purchase trade receivables generated by certain of the Company's operating and sales subsidiaries, without recourse (other than customary indemnification obligations for breaches of specific representations and warranties), and then transfer senior undivided interests in up to $150,000 of those accounts receivable to a financial institution for the issuance of letters of credit or for cash borrowings for the ultimate benefit of the Company.

        The SPE is consolidated into the Company's financial statements, and therefore the purchase and sale of trade receivables by the SPE from the Company's operating and sales receivables has no impact on the Company's consolidated financial statements. The assets of the SPE, however, are not available to the creditors of the Company or any other subsidiary. The SPE pays facility fees, program fees and letter of credit fees (based on amounts of outstanding letters of credit), as defined in the definitive agreements for the A/R Facility. Available borrowing capacity is based on the amount of eligible accounts receivable as defined under the terms of the definitive agreements for the A/R Facility and varies over time. Unless extended by the parties, the receivables purchase agreement supporting the borrowings under the A/R Facility expires December 9, 2015, or earlier upon the occurrence of certain events customary for facilities of this type, including the failure for any reason by liquidity providers to the A/R Facility's financial institutions to renew their commitments not less often than annually.

        As of December 31, 2010 and 2009, letters of credit in the amount $63,805 and $143,474 were outstanding under the A/R Facility, respectively, and no cash borrowing transactions had taken place. If outstanding letters of credit exceed borrowing capacity, the Company is required to provide additional collateral in the form of restricted cash to secure outstanding letters of credit. Under the A/R Facility, the SPE is subject to certain affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, liens, payments, merger or consolidation and amendments to the agreements underlying the receivables pool. Alpha Natural Resources, Inc. has agreed to guarantee the performance by its subsidiaries, other than the SPE, of their obligations under the A/R Facility. The Company does not guarantee repayment of the SPE's debt under the A/R Facility. The financial institution, which is the administrator, may terminate the A/R Facility upon the occurrence of certain events that are customary for facilities of this type (with customary grace periods, if applicable), including, among other things, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events, changes in the rate of default or delinquency of the receivables above specified levels, a change of control and material judgments. A termination event would permit the administrator to terminate the program and enforce any and all rights and remedies, subject to cure provisions, where applicable.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(9) Long-Term Debt (Continued)

  Other

        In 2010, the Company entered into certain agreements to develop, build and subsequently lease its new corporate headquarters. The Company has provided certain financial guarantees in connection with the development and construction of the building and is considered the owner of the building from an accounting perspective. The Company has recorded $7,819 as a liability and corresponding asset in its consolidated financial statements for amounts expended and guaranteed by the Company through December 31, 2010. The Company expects to record approximately $12,500 in 2011 for additional amounts anticipated to be expended for the construction of the building and guaranteed by the Company. The building is expected to be completed at the end of 2011.

  Old Alpha Credit Agreement

        On July 31, 2009, in conjunction with the Foundation Merger (Note 19), Old Alpha terminated its then-existing senior secured credit facilities, which consisted of a $250,000 term loan facility, of which $233,125 was outstanding at July 31, 2009 (and due in 2012), and a $375,000 revolving credit facility. On July 31, 2009, the Company repaid the outstanding balance under the term loan and recorded a loss on early extinguishment of debt to write off the remaining balance of deferred loan costs in the amount of $5,641.

        Future maturities of long-term debt as of December 31, 2010 are as follows:

2011	$11,839
2012	20,763
2013	23,722
2014	469,998
2015	287,559
Thereafter	7,619

Total long-term debt	$821,500

(10) Asset Retirement Obligations

        As of December 31, 2010 and 2009, the Company had recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $222,993 and $205,632, respectively. The portion of the costs expected to be paid within a year of $13,006 and $14,908, as of December 31, 2010 and 2009, respectively, is included in accrued expenses and other current liabilities. There were no assets that were legally restricted for purposes of settling asset retirement obligations at December 31, 2010 or 2009. The Company is self-bonded for its asset retirement obligations in West Virginia and Wyoming, subject to periodic evaluation of the Company's financial position by the applicable state and meeting certain financial ratios defined by each state. Asset retirement obligations for states other than Wyoming and West Virginia are secured by surety bonds.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(10) Asset Retirement Obligations (Continued)

        Changes in the asset retirement obligations were as follows:

Total asset retirement obligations at December 31, 2008	$98,940
Accretion for the period	12,101
Acquisitions during the period (including amounts related to the Foundation Merger)	99,910
Sites added during the period	3,092
Revisions in estimated cash flows	(1,113)
Expenditures for the period	(7,298)

Total asset retirement obligations at December 31, 2009	205,632
Accretion for the period	17,621
Sites added during the period	2,290
Revisions in estimated cash flows(1)	3,043
Expenditures for the period	(5,593)

Total asset retirement obligations at December 31, 2010	$222,993
Less current portion	(13,006)

Long-term portion	$209,987

(1)
Revisions in estimated cash flows include $4,538 of a reduction in the asset retirement obligation resulting from the transfer of the related property to a third party.

(11) Other Non-current Liabilities

        Other non-current liabilities consisted of the following:

	December 31,
	2010	2009
Self insured workers' compensation obligations	$43,767	$32,989
Black lung obligations	45,021	30,261
Acquired coal supply agreements, net	13,031	20,202
Derivative financial instruments	9,050	16,866
Income taxes	13,960	13,960
Deferred production tax	12,230	12,294
Other	17,980	11,285

Total other non-current liabilities	$155,039	$137,857

(12) Fair Value of Financial Instruments and Fair Value Measurements

        The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instrument.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(12) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

        The carrying amounts for cash and cash equivalents, trade accounts receivable, net, prepaid expenses and other current assets, trade accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short maturity of these instruments.

        Long-term Debt: The fair value of the Convertible Notes was estimated using observable market prices as these securities are traded. The fair value of the 2014 Notes and the term loan due 2014 is estimated based on a current market rate of interest offered to the Company for debt of similar maturities.

        The estimated fair values of long-term debt were as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan due 2014(1)	$226,705	$231,475	$282,739	$279,055
7.25% senior notes due 2014(2)	297,272	303,505	296,990	302,014
2.375% convertible senior notes due 2015(3)	222,355	383,094	210,524	325,953

Total long-term debt	$746,332	$918,074	$790,253	$907,022

(1)
Net of debt discount of $1,191 and $2,011 as of December 31, 2010 and December 31, 2009, respectively.

(2)
Net of debt discount of $1,013 and $1,295 as of December 31, 2010 and December 31, 2009, respectively.

(3)
Net of debt discount of $65,145 and $76,976 as of December 31, 2010 and December 31, 2009, respectively.

        ASC 820 requires disclosures about how fair value is determined for assets and liabilities and a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

  Level 1—Quoted prices in active markets for identical assets or liabilities;

  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and

  Level 3—Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

        The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

        The following tables set forth by level, within the fair value hierarchy, the Company's financial and non-financial assets and liabilities that were accounted for at fair value on a recurring and non-recurring basis as of December 31, 2010 and 2009, respectively. As required by ASC 820, financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(12) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

value measurement requires judgment, and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2010
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets (liabilities):
U.S. treasury and agency securities	$132,094	$132,094	$—	$—
Corporate debt securities	$145,256	$—	$145,256	$—
Forward coal sales	$2,674	$—	$2,674	$—
Forward coal purchases	$(3,958)	$—	$(3,958)	$—
Commodity swaps	$10,523	$—	$10,523	$—
Commodity options	$(264)	$—	$(264)	$—
Interest rate swaps	$(21,304)	$—	$(21,304)	$—
Freight swaps	$(47)	$—	$(47)	$—

	December 31, 2009
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets (liabilities):
U.S. treasury and agency securities	$111,800	$111,800	$—	$—
Corporate debt securities	$7,186	$—	$7,186	$—
Forward coal sales	$3,414	$—	$3,414	$—
Forward coal purchases	$(2,861)	$—	$(2,861)	$—
Commodity swaps	$(8,691)	$—	$(8,691)	$—
Commodity options	$(255)	$—	$(255)	$—
Interest rate swaps	$(24,232)	$—	$(24,232)	$—

        The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.

  Level 1 Fair Value Measurements

        U.S. Treasury and Agency Securities—The fair value of marketable securities is based on observable market data.

  Level 2 Fair Value Measurements

        Corporate Debt Securities—The fair values of the Company's corporate debt securities are obtained from a third-party pricing service provider. The fair values provided by the pricing service provider are estimated using pricing models, where the inputs to those models are based on observable market inputs including credit spreads and broker-dealer quotes, among other inputs. The Company classifies the prices

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(12) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets. However, the pricing models used do entail a certain amount of subjectivity and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.

        Forward Coal Sales and Purchases—The fair values of the forward coal purchase and sale contracts were estimated using discounted cash flow calculations based upon actual contract prices and forward commodity price curves. The curves were obtained from independent pricing services reflecting broker market quotes. The fair values are adjusted for counter-party risk, when applicable.

        Commodity Swaps—The fair values of commodity swaps are estimated using valuation models which include assumptions about commodity prices based on those observed in the underlying markets. The fair values are adjusted for counter-party risk, when applicable.

        Commodity Options—The fair values of the commodity options were estimated using an option pricing model that incorporates historical volatility of the underlying commodity, the strike price, notional amount, current market price and risk free interest rate. The fair values are adjusted for counter-party risk, when applicable.

        Interest Rate Swaps—The fair values of the interest rate swaps were estimated using discounted cash flow calculations based upon forward interest-rate yield curves. The curves were obtained from independent pricing services reflecting broker market quotes. The fair values are adjusted for counter-party risk, when applicable.

        Freight Swaps—The fair values of freight swaps are estimated using valuation models which include assumptions about freight prices based on those observed in the underlying markets. The fair values are adjusted for counter-party risk, when applicable.

(13) Derivative Financial Instruments

  Forward Contracts

        The Company manages price risk for coal sales and purchases through the use of coal supply agreements. The Company evaluates each of its coal sales and coal purchase forward contracts to determine whether they meet the definition of a derivative and if so, whether they qualify for the normal purchase normal sale ("NPNS") exception prescribed by ASC 815-10-10. The majority of the Company's forward contracts do not qualify as derivatives. For those contracts that do meet the definition of a derivative, certain contracts also qualify for the NPNS exception based on management's intent and ability to physically deliver or take physical delivery of the coal. Contracts that meet the definition of a derivative and do not qualify for the NPNS exception are accounted for at fair value and, accordingly, the Company includes the unrealized gains and losses in current period earnings or losses.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(13) Derivative Financial Instruments (Continued)

  Swap Agreements

  Commodity Swaps

        The Company uses diesel fuel and explosives in its production process and incurs significant expenses for the purchase of these commodities. Diesel fuel and explosives expenses represented approximately 7%, 8%, and 8% of cost of coal sales for the years ended December 31, 2010, 2009 and 2008, respectively. The Company is subject to the risk of price volatility for these commodities and as a part of its risk management strategy, the Company enters into swap agreements with financial institutions to mitigate the risk of price volatility for both diesel fuel and explosives. The terms of the swap agreements allow the Company to pay a fixed price and receive a floating price, which provides a fixed price per unit for the volume of purchases being hedged. As of December 31, 2010, the Company had swap agreements outstanding to hedge the variable cash flows related to 68% and 39% of anticipated diesel fuel usage for calendar years 2011 and 2012, respectively. The average fixed price per swap for diesel fuel hedges is $2.40 per gallon and $2.44 per gallon for calendar years 2011 and 2012, respectively. As of December 31, 2010, the Company had swap agreements outstanding to hedge the variable cash flows related to approximately 28% of anticipated explosives usage in the Powder River Basin for calendar year 2011. All cash flows associated with derivative instruments are classified as operating cash flows in the Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008.

        The Company also sells coalbed methane. The revenues derived from the sale of coalbed methane are subject to volatility based on the changes in natural gas prices. In order to reduce that risk, the Company enters into "pay variable, receive fixed" natural gas swaps for a portion of its anticipated gas production in order to fix the selling price for a portion of its production. The natural gas swaps have been designated as qualifying cash flow hedges. As of December 31, 2010, the Company had swap agreements outstanding to hedge the variable cash flows related to approximately 62% and 22% of anticipated natural gas production in 2011 and 2012, respectively.

  Interest Rate Swaps

        The Company has variable rate debt outstanding and is subject to interest rate risk based on volatility in underlying interest rates. The Company previously entered into pay fixed, receive variable interest rate swaps to convert the Company's previous variable-rate term loan into fixed-rate debt. The interest rate swaps were designated as qualifying cash flow hedges. During the year ended December 31, 2009, the Company repaid the related term loan and de-designated the swaps as cash flow hedges. Accordingly, the Company reclassified $17,668 (net of income taxes of $5,881) from accumulated other comprehensive income (loss) into interest expense. The Company did not terminate the interest rate swaps due to the swaps' potential benefit in offsetting a portion of the effect of interest rate changes in the Company's other variable rate debt. Subsequent changes in fair value are recorded in interest expense.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(13) Derivative Financial Instruments (Continued)

        The following tables present the fair values and location of the Company's derivative instruments within the Consolidated Balance Sheets:

	Asset Derivatives
Derivatives designated as cash flow hedging instruments	December 31, 2010	December 31, 2009
Commodity swaps(1)	$13,910	$2,222

Derivatives not designated as cash flow hedging instruments	December 31, 2010	December 31, 2009
Forward coal sales(2)	$2,674	$3,414
Commodity swaps(3)	19	5,066

Total	$2,693	$8,480

Total asset derivatives	$16,603	$10,702

(1)
As of December 31, 2010, $10,865 is recorded in prepaid expenses and other current assets and $3,045 is recorded in other non-current assets in the Consolidated Balance Sheets. As of December 31, 2009, $390 is recorded in prepaid expenses and other current assets and $1,832 is recorded in other non-current assets in the Consolidated Balance Sheets.

(2)
As of December 31, 2010, $2,674 is recorded in prepaid expenses and other current assets in the Consolidated Balance Sheets. As of December 31, 2009, $3,216 is recorded in prepaid expenses and other current assets and $198 is recorded in other non-current assets in the Consolidated Balance Sheets.

(3)
As of December 31, 2010, $19 is recorded in prepaid expenses and other current assets in the Consolidated Balance Sheets. As of December 31, 2009, $4,333 is recorded in prepaid expenses and other current assets and $733 is recorded in other non-current assets in the Consolidated Balance Sheets.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(13) Derivative Financial Instruments (Continued)

	Liability Derivatives
Derivatives designated as cash flow hedging instruments	December 31, 2010	December 31, 2009
Commodity swaps(1)	$3,370	$1,148

Derivatives not designated as cash flow hedging instruments	December 31, 2010	December 31, 2009
Forward coal purchases(2)	$3,958	$2,861
Commodity swaps(3)	36	14,831
Commodity options-coal(4)	264	255
Interest rate swaps(5)	21,304	24,232
Freight swap(6)	47	—

Total	$25,609	$42,179

Total liability derivatives	$28,979	$43,327

(1)
As of December 31, 2010, $3,256 is recorded in accrued expenses and other current liabilities and $114 is recorded in other non-current liabilities in the Consolidated Balance Sheets. As of December 31, 2009, $1,148 is recorded in accrued expenses and other current liabilities in the Consolidated Balance Sheets.

(2)
As of December 31, 2010 and 2009, $3,958 and $2,861, respectively, is recorded in accrued expenses and other current liabilities in the Consolidated Balance Sheets.

(3)
As of December 31, 2010, $36 is recorded in accrued expenses in the Consolidated Balance Sheets. As of December 31, 2009, $10,833 is recorded in accrued expenses and other current liabilities and $3,998 in other non-current liabilities in the Consolidated Balance Sheets.

(4)
As of December 31, 2010, $40 is recorded in accrued expenses and other current liabilities and $224 is recorded in other non-current liabilities in the Consolidated Balance Sheets. As of December 31, 2009, $119 is recorded in accrued expenses and other current liabilities and $136 in other non-current liabilities in the Consolidated Balance Sheets.

(5)
As of December 31, 2010, $12,592 is recorded in accrued expenses and other current liabilities and $8,712 is recorded in other non-current liabilities in the Consolidated Balance Sheets. As of December 31, 2009, $11,500 is recorded in accrued expenses and other current liabilities and $12,732 is recorded in other non-current liabilities in the Consolidated Balance Sheets.

(6)
As of December 31, 2010, $47 is recorded in accrued expenses and other current liabilities in the Consolidated Balance Sheets.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(13) Derivative Financial Instruments (Continued)

        The following table presents the gains and losses from derivative instruments for the years ended December 31, 2010, 2009 and 2008 and their location within the Consolidated Financial Statements:

	(Gain) loss reclassified from accumulated other comprehensive income (loss) to earnings			Loss recorded in earnings related to derivative ineffectiveness			Gain (loss) recorded in accumulated other comprehensive income (loss)(3)
Derivatives designated as cash flow hedging instruments
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Commodity swaps(1), (3)	$(277)	$—	$—	$—	$(1)	$—	$7,821	$899	$—
Interest rate swaps(2), (3)	—	17,668	3,682	—	—	—	—	3,293	(12,908)

Total	$(277)	$17,668	$3,682	$—	$(1)	$—	$7,821	$4,192	$(12,908)

(1)
Amounts recorded in other expenses in the Consolidated Statements of Operations.

(2)
Amounts are recorded as a component of interest expense in the Consolidated Statements of Operations.

(3)
Net of tax.

	Gain (loss) recorded in earnings
Derivatives not designated as cash flow hedging instruments	2010	2009	2008
Forward coal sales(1)	$(739)	$332	$4,993
Forward coal purchases(1)	(1,099)	2,361	(14,297)
Commodity swaps(2)	(428)	26,604	(38,519)
Commodity options-diesel fuel(2)	(94)	(1,281)	558
Commodity options-coal(1)	(8)	(137)	—
Interest rate swaps(3)	(8,901)	(24,232)	—
Freight swap(2)	(47)	—	—

Total	$(11,316)	$3,647	$(47,265)

(1)
Amounts are recorded as a component of other revenues in the Consolidated Statements of Operations.

(2)
Amounts are recorded as a component of other expenses in the Consolidated Statements of Operations.

(3)
Amounts are recorded as a component of interest expense in the Consolidated Statements of Operations.

        Unrealized losses recorded in accumulated other comprehensive income (loss) are reclassified to income or loss as the financial swaps settle and the Company purchases the underlying items that are being hedged. During the next twelve months, the Company expects to reclassify approximately $(704), net of

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(13) Derivative Financial Instruments (Continued)

tax, to earnings. The following table summarizes the changes to accumulated other comprehensive income (loss) related to hedging activities during the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
Balance at beginning of period	$899	$(20,961)	$(11,735)
Net change associated with current year hedging transactions	7,821	4,192	(12,908)
Net amounts reclassified to earnings	(277)	17,668	3,682

Balance at end of period	$8,443	$899	$(20,961)

(14) Income Taxes

        The total income tax expense (benefit) provided on pre-tax income was allocated as follows:

	Years Ended December 31,
	2010	2009	2008
Continuing operations	$4,218	$(33,023)	$52,242
Discontinued operations	(1,052)	(5,476)	(11,035)

	$3,166	$(38,499)	$41,207

        Significant components of income tax expense (benefit) from continuing operations were as follows:

	Years Ended December 31,
	2010	2009	2008
Current tax expense (benefit):
Federal	$63,045	$19,644	$49,470
State	11,367	(1,629)	13,526

	$74,412	$18,015	$62,996

Deferred tax expense (benefit):
Federal	$(68,169)	$(51,583)	$(9,678)
State	(2,025)	545	(1,076)

	$(70,194)	$(51,038)	$(10,754)

Total income tax expense (benefit):
Federal	$(5,124)	$(31,939)	$39,792
State	9,342	(1,084)	12,450

	$4,218	$(33,023)	$52,242

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(14) Income Taxes (Continued)

        A reconciliation of the statutory federal income tax expense at 35% to income from continuing operations before income taxes and the actual income tax expense (benefit) is as follows:

	Years Ended December 31,
	2010	2009	2008
Federal statutory income tax expense	$35,503	$11,824	$87,795
Increases (reductions) in taxes due to:
Percentage depletion allowance	(47,917)	(29,286)	(22,508)
State taxes, net of federal tax impact	(2,092)	(767)	7,906
State tax rate and NOL change, net of federal tax benefit	7,437	—	—
Deduction for domestic production activities	(2,201)	—	(4,233)
Change in valuation allowances	25	(21,324)	(16,966)
Change in law—Medicare Part D Subsidy(1)	25,566	—	—
Non-deductible lobbying	2,014	—	—
Non-deductible transaction costs	—	3,214	—
Extraterritorial income exclusion	—	—	(1,945)
Loss disallowance	—	—	2,147
Reversal of reserves for uncertain tax positions(2)	(14,018)	—	—
Other, net	(99)	3,316	46

Income tax expense (benefit)	$4,218	$(33,023)	$52,242

(1)
Includes federal tax expense and state tax expense (net of federal tax benefit) of $23,454 and $2,112, respectively.

(2)
Includes federal tax benefits, state tax benefits and interest expense of $11,695, $2,807 and ($484), respectively.

        The Patient Protection and Affordable Care Act (the "PPACA") and the Reconciliation Act were signed into law in March 2010. As a result of these two acts, tax benefits available to employers that receive the Medicare Part D subsidy will be eliminated starting in years ending after December 31, 2012. Since these acts were signed into law during the year ended December 31, 2010, ASC 740—Income Taxes, required that the effect of the tax law change be recorded immediately as a component of tax expense. The income tax effect related to these acts was a reduction of $25,566 to the deferred tax asset related to the postretirement prescription drug benefits.

        IRS examinations for the years 2005-2007 were determined to be effectively settled during the year ended December 31, 2010, in addition to certain statutes of limitations expiring. The reversal of reserves provided an income tax benefit, net of interest, of $14,018.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(14) Income Taxes (Continued)

        Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the Consolidated Balance Sheets include the following amounts:

	December 31,
	2010	2009
Deferred tax assets
Asset retirement obligations	$87,904	$79,157
Other liabilities	48,989	58,388
Pension and postretirement medical obligations	280,490	280,243
Alternative minimum tax credit carryforwards	120,431	80,676
Goodwill	10,848	11,849
Workers' compensation obligations	38,928	16,952
Derivatives	—	3,648
Other assets	13,012	12,373
Net operating loss carryforwards	18,251	40,547

Gross deferred tax assets	618,853	583,833
Less valuation allowance	(10,975)	(10,950)

Total net deferred tax assets	607,878	572,883

Deferred tax liabilities
Property and equipment	(707,616)	(683,613)
Acquired coal supply agreements	(55,408)	(129,749)
Other assets	(1,663)	—
Prepaid insurance and other prepaid expenses	(17,852)	(30,832)
Advanced mining royalties	(6,906)	(1,291)
Virginia tax credit	(8,642)	(7,990)
Debt discount	(26,549)	(30,952)
Derivative financial instruments	(2,998)	—

Total deferred tax liabilities	(827,634)	(884,427)

Net deferred tax liability	$(219,756)	$(311,544)

        The breakdown of the net deferred tax liability as recorded in the accompanying Consolidated Balance Sheets is as follows:

	December 31,
	2010	2009
Current asset	$29,652	$—
Current liability	—	(10,237)
Noncurrent liability	(249,408)	(301,307)

Total net deferred tax liability	$(219,756)	$(311,544)

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(14) Income Taxes (Continued)

        Changes in the valuation allowance during the years ended December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Valuation allowance beginning of period	$10,950	$21,324
Increase in valuation allowance not affecting income tax expense	—	10,950
Decrease in valuation allowance recorded as a reduction to income tax expense—continuing operations	—	(21,324)
Increase in valuation allowance recorded as an increase to income tax expense—continuing operations	25	—

Valuation allowance end of period	$10,975	$10,950

        The Company has concluded that it is more likely than not that deferred tax assets, net of valuation allowances, currently recorded will be realized. The Company monitors the valuation allowance each quarter and makes adjustments to the allowance as appropriate.

        The Company has gross net operating loss carry-forwards for state income taxes of $260,935 which are available to offset future state taxable income generally through 2029. A valuation allowance has been provided for $126,551 of the state net operating losses. The Company also has alternative minimum tax credit carry-forwards of approximately $120,431, which are available to reduce federal regular income tax in excess of the alternative minimum tax, if any, over an indefinite period.

        The total amount of unrecognized tax benefits after the reversal of $14,502 ($14,018 net, without interest) that would affect the Company's effective tax rate if recognized is $25,442 as of December 31, 2010. The Company believes that it is unlikely that total unrecognized benefits recorded as of December 31, 2010 will significantly change during the next twelve months.

        The Company's policy is to classify interest and penalties related to uncertain tax positions as part of income tax expense. As of December 31, 2010, the Company has recorded accrued interest expense of $81.

        The following reconciliation illustrates the Company's liability for uncertain tax positions:

	December 31,
	2010	2009	2008
Unrecognized tax benefits—beginning of period	$39,944	$7,229	$5,500
Gross adjustments—Foundation Merger	—	3,400	—
Gross increases—tax positions in prior periods	—	2,983	14
Gross decreases—tax positions in prior periods	—	—	(642)
Gross increases—current period tax positions	—	26,332	2,357
Gross decreases—settlements with taxing authorities	(12,114)	—	—
Reduction as a result of a lapse of the applicable statute of limitations	(2,388)	—	—

Unrecognized tax benefits—end of period	$25,442	$39,944	$7,229

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(14) Income Taxes (Continued)

        Tax years 2008-2010 remain open to federal and state examination. The Internal Revenue Service initiated a corporate income tax audit during the first quarter of 2007 for the Company's 2005 tax year and during the first quarter of 2009 for the Company's 2006 and 2007 tax years. These audits are effectively settled.

(15) Employee Benefit Plans

        The Company sponsors or participates in several benefit plans for its employees, including postemployment health care and life insurance, defined benefit and defined contribution pension plans, and workers' compensation and black lung benefits. In connection with the Foundation Merger, the Company assumed all of the employee benefit plans of Foundation (the "Foundation Plans") and was contractually obligated to continue to provide similar or improved benefits to those Foundation Plans for a period of eighteen months after the Foundation Merger date. During the third quarter of 2010, the Company internally announced comprehensive integrated employee benefits programs which align the employee benefits of Old Alpha and Foundation employees. As a result, the Company's defined benefit pension plans and the Supplemental Executive Retirement Plan assumed in the Foundation Merger (the "Plans") were frozen, resulting in a curtailment gain of $5,051 being recognized in 2010. The Company re-measured the obligations related to the Plans and the Company's other postretirement medical benefit plan at the time of the announcement, resulting in estimated increases of $100,351 and $24,405, to the other postretirement benefit and pension obligations, respectively, with an offset to accumulated other comprehensive income (loss), net of taxes.

        In March 2010, the PPACA was enacted, potentially impacting the costs to provide healthcare benefits to the Company's eligible active and certain retired employees and workers' compensation benefits related to occupational disease resulting from coal workers' pneumoconiosis ("Black Lung"). The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018. Plan standard changes that could affect the Company in the short term include raising the maximum age for covered dependents to receive benefits, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual, among other standard requirements. Plan standard changes that are expected to affect the Company in the long term include an excise tax on "high cost" plans and the elimination of annual dollar limits per covered individual, among other standard requirements.

        Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds the certain dollar thresholds. The Company re-measured its retiree welfare plan obligations during the second quarter of 2010 in order to account for the estimated impact of the excise tax and updated other assumptions related to anticipated retirement ages and health care cost trend rates. The re-measurement resulted in an additional $27,100 increase to the retiree welfare plan obligation, which is included in pension and postretirement medical benefit obligations on the accompanying Consolidated Balance Sheets, with an offset to accumulated other comprehensive income (loss). The Company anticipates that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. The Company will need to continue to evaluate the impact of the PPACA in future periods, and when these regulations or interpretations are published, the Company will evaluate its assumptions in light of the new information.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The PPACA also amended previous legislation related to coal workers' Black Lung, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. The Company evaluated the impact of these changes to its current population of beneficiaries and possible future claimants, and as a result re-measured the obligations for its self-insured black lung plans during the first quarter of 2010. The re-measurement resulted in an estimated $6,658 increase to the obligation included in other non-current liabilities in the accompanying Consolidated Balance Sheets, with an offset to accumulated other comprehensive income (loss).

  (a) Company Administered Postretirement Health Care and Life Insurance Benefits

        The Company provides postretirement medical and life insurance benefits to certain eligible employees under various plans. Certain of the plans are contributory while others are noncontributory. Additionally, certain of the plans are established by collective bargaining agreements.

        The components of the change in accumulated benefit obligations of the plans for postretirement medical benefits were as follows:

	December 31,
	2010	2009
Change in benefit obligations:
Accumulated benefit obligation-beginning period:	$614,436	$61,292
Assumption of obligations due to Foundation Merger	—	556,726
Service cost	10,933	5,779
Interest cost	35,860	17,446
Actuarial (gain) loss	90,894	(15,292)
Benefits paid	(28,593)	(10,425)
Less: Federal subsidy on benefits paid	1,848	837
Curtailment	—	(1,927)
Change in plan provisions	(10,899)	—
Change in plan assumptions	(8,144)	—

Accumulated benefit obligation-end of period	$706,335	$614,436

Change in fair value of plan assets:
Employer contributions	$(28,593)	$(10,425)
Benefits paid	28,593	10,425

Fair value of plan assets at December 31	—	—

Funded status	$(706,335)	$(614,436)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(28,265)	$(27,393)
Long-term liabilities	(678,070)	(587,043)

	$(706,335)	$(614,436)

Amounts recognized in accumulated other comprehensive income (loss):
Prior service cost (credit)	$(1,192)	$10,822
Net actuarial (gain) loss	63,704	(18,039)

	$62,512	$(7,217)

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The following table details the components of the net periodic benefit cost for postretirement medical benefits:

	Year Ended December 31,
	2010	2009	2008
Service cost	$10,933	$5,779	$2,777
Interest cost	35,860	17,446	3,421
Amortization of net actuarial loss (gain)	1,010	(150)	—
Amortization of prior service cost	1,114	2,202	2,367
Other	—	(712)	—

Net periodic benefit cost	$48,917	$24,565	$8,565

        Other changes in plan assets and benefit obligations recognized in other comprehensive (loss) income are as follows:

	Year Ended December 31,
	2010	2009	2008
Current year actuarial (gain) loss	$82,752	$(15,292)	$657
Prior service cost (credit) for period	(10,899)	(1,215)	—
Amortization of net gain (loss)	(1,010)	150	—
Amortization of prior service (cost) credit	(1,114)	(2,202)	(2,367)

Total recognized in other comprehensive (loss) income	$69,729	$(18,559)	$(1,710)

Total recognized in net periodic pension cost and other comprehensive income	$118,646	$6,006	$6,855

        The estimated amount that will be amortized from Accumulated other comprehensive (loss) income into net period benefit cost in 2011 is as follows:

Prior service cost	$(800)

        The weighted-average assumptions used to determine the postretirement plans' benefit obligation as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Discount rate	5.21%	5.83% - 5.88%

        The discount rates used in determining net periodic postretirement medical benefit cost for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Year Ended December 31,
	2010	2009	2008
Discount rate	4.59% - 5.88%	5.83% - 6.17%	5.92%

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The discount rate assumption is determined from a published yield-curve table matched to timing of the Company's projected cash out flows.

        The following presents information about the postretirement plans' weighted-average annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate):

Health care cost trend rate assumed for the next year	8.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%
Year that the rate reaches the ultimate trend rate	2016

        Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of and for the year ended December 31, 2010:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest cost components	$5,753	$(4,667)
Effect on accumulated postretirement benefit obligation	$84,506	$(70,355)

        In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "MMA") was enacted in the United States. The MMA introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of benefit plans such as the Foundation postretirement plans as long as the provided benefits are actuarially equivalent to Medicare Part D. The MMA reduced the Company's net periodic benefit cost for the years ended December 31, 2010 and 2009 by approximately $300 and $2,230, respectively.

        The Company continues to provide primary prescription drug benefits to Medicare eligible participants in the Foundation postretirement plans, pursuant to final regulations issued on the MMA by the Centers for Medicare and Medicaid Services ("CMS") on January 21, 2005. The Company is also a participant in the federal subsidy payment program under the MMA, and the Federal subsidies received in the years ended December 31, 2010 and 2009 were $1,848 and $837, respectively.

        Employer contributions for the Company's postretirement medical and life insurance benefit plans paid for the years ended December 31, 2010, 2009 and 2008 were $26,745, $9,588 and $241, respectively, net of federal subsidies received under the MMA. Employee contributions are not expected to be made and the Company's plans are unfunded. The Company expects to contribute approximately $28,265 to its postretirement medical and life insurance plans in 2011.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The following represents the Company's expected future postretirement medical and life insurance benefit payments for the next ten years, which reflect expected future service, as appropriate, and the expected federal subsidy related to MMA:

	Postretirement Medical and Life Insurance Benefits	Expected Federal Subsidy
2011	$33,042	$2,224
2012	36,357	2,547
2013	39,523	2,817
2014	42,633	3,189
2015	45,895	3,575
2016-2020	269,929	24,614

	$467,379	$38,966

  (b) Company Administered Defined Benefit Pension Plans

        In conjunction with the Foundation Merger, the Company assumed Foundation's two non-contributory defined benefit retirement plans (the "Pension Plan(s)") covering certain salaried and non-union hourly employees and a non-qualified Supplemental Executive Retirement Plan ("SERP"). Benefits are based on either the employee's compensation prior to retirement or "plan specified" amounts for each year of service with the Company.

        Annual funding contributions to the Pension Plans are made as recommended by consulting actuaries based upon the Employee Retirement Income Security Act ("ERISA") funding standards. Plan assets consist of equity and fixed income funds, real estate funds, private equity funds and alternative investment funds.

        The following tables set forth the plans' benefit obligations, fair value of plan assets and funded status:

	December 31,
	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of period	$253,365	$—
Assumption of obligations due to Foundation Merger	—	250,949
Service cost	7,453	3,511
Interest cost	13,634	5,884
Actuarial loss	17,707	3,755
Benefits paid	(13,559)	(10,058)
Curtailment	(25,670)	(676)

Benefit obligation at end of period	$252,930	$253,365

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

	December 31,
	2010	2009
Change in fair value of plan assets:
Fair value of plan assets at beginning of period	$157,417	$—
Assumption of pension assets due to Foundation Merger	—	126,624
Actual return on plan assets	24,309	12,865
Employer contributions	43,478	27,986
Benefits paid	(13,559)	(10,058)

Fair value of plan assets at end of period	211,645	157,417

Funded status	(41,285)	(95,948)

Accrued benefit cost at end of year	$(41,285)	$(95,948)

        Gross amounts recognized in accumulated other comprehensive income (loss) were as follows:

	Year Ended December 31,
	2010	2009
Unamortized net gain	$(19,198)	$(5,141)

        The following table details the components of net periodic benefit cost:

	Year Ended December 31,
	2010	2009
Service cost	$7,453	$3,511
Interest cost	13,634	5,884
Expected return on plan assets	(13,396)	(4,646)
Amortization of actuarial loss	232	—
Curtailment (gain)/loss	(5,051)	—

Total	$2,872	$4,749

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        Other changes in plan assets and benefit obligations recognized in other comprehensive (loss) income are as follows:

	Year Ended December 31,
	2010	2009
Current year actuarial loss	$(18,876)	$(5,141)
Amortization of:
Actuarial loss	4,819	—

Total recognized in other comprehensive income	$(14,057)	$(5,141)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(11,185)	$(392)

        The estimated amount that will be amortized from Accumulated other comprehensive (loss) income into net period benefit cost in 2011 is as follows:

Actuarial loss	$1,040

        The following table presents information applicable to plans with accumulated benefit obligations in excess of plan assets:

	December 31,
	2010	2009
Projected benefit obligation	$252,930	$253,365

Accumulated benefit obligation	$252,930	$226,133

Fair value of plan assets	$211,645	$157,417

        The current portion of the Company's Pension Plan liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next twelve months exceeds the fair value of plan assets. However, even though the plan may be underfunded, if there are sufficient plan assets to make expected benefit payments to plan participants in the succeeding twelve months, no current liability should be recognized. Accordingly, there was no current pension liability reflected in the Consolidated Balance Sheets as of December 31, 2010 and 2009.

        The weighted-average actuarial assumptions used in determining the benefit obligations as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Discount rate	5.12%	5.76%
Rate of increase in future compensation	N/A	5.00%

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The weighted-average actuarial assumptions used to determine net periodic benefit cost for the years ended December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Discount rate	5.39%	5.73%
Rate of increase in future compensation	5.00%	5.00%
Expected long-term return on plan assets	7.92%	8.00%
Measurement date	December 31, 2010	July 31, 2009

        The discount rate assumption is determined from a published yield-curve table matched to timing of the Company's projected cash out flows.

        The expected long-term return on Pension Plan assets is established at the beginning of each year by the Company's Benefits Committee in consultation with the plans' actuaries and outside investment advisor. This rate is determined by taking into consideration the Pension Plans' target asset allocation, expected long-term rates of return on each major asset class by reference to long-term historic ranges, inflation assumptions and the expected additional value from active management of the Pension Plans' assets. For the determination of net periodic benefit cost in 2011, the Company will utilize an expected long-term return on plan assets of 7.75%.

        Assets of the Pension Plans are commingled in the Foundation Coal Defined Benefit Plans Master Trust ("Master Trust") and are invested in accordance with investment guidelines that have been established by the Company's Benefits Committee in consultation with the Master Trust's outside investment advisor. The Pension Plans' target allocation for 2011 and the actual asset allocation as reported at December 31, 2010 are as follows:

	Target Allocation Percentages 2011	Percentage of Plan Assets 2010
Equity funds	64.5%	61.8%
Fixed income funds	35.5%	33.1%
Alternative investment funds/private equity funds	0.0%	2.6%
Real estate funds	0.0%	2.5%

Total	100.0%	100.0%

        The asset allocation targets have been set with the expectation that the Pension Plans' assets will fund the expected liabilities within an appropriate level of risk. In determining the appropriate target asset allocations the Benefits Committee considers the demographics of the Pension Plans' participants, the funding status of each plan, the Company's contribution philosophy, the Company's business and financial profile and other associated risk factors. The Pension Plans' assets are periodically rebalanced among the major asset categories to maintain the asset allocation within a specified range of the target allocation percentage.

        For the years ended December 31, 2010 and 2009, $43,478 and $27,986, respectively, of cash contributions were made to the Pension Plans and SERP. The Company expects to contribute approximately $40,000 to the Pension Plans in 2011.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The following represents expected future pension benefit and SERP payments for the next ten years, which reflect expected future service, as appropriate:

Pension Benefits
2011	$13,814
2012	15,374
2013	14,888
2014	15,995
2015	16,837
2016-2020	83,495

$160,403

        The fair values of the Company's Pension Plans' assets at December 31, 2010, by asset category are as follows:

Fair Value Measurements at December 31, 2010

Asset Category	Total	Quoted Market Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large-cap structured fund	$50,667	$—	$50,667	$—
U.S. small-cap fund	10,698	—	10,698	—
U.S. growth fund	14,473	—	14,473	—
U.S. value fund	14,592	—	14,592	—
International fund	34,282	—	34,282	—
Emerging markets fund	6,065	—	6,065	—
Real estate equity fund	5,268	—	—	5,268
Fixed income securities:
Bond fund(a)	69,988	—	69,988	—
Other types of investments:
Private equity funds(b)	4,879	—	—	4,879
Diversified alternatives fund(c)	148	—	—	148

Total	$211,060	$—	$200,765	$10,295
Receivable(d)	585

Total	$211,645

(a)
This fund contains bonds representing a diversity of sectors and maturities. This fund also includes mortgage-backed securities and U.S. Treasuries.

(b)
This category includes several private equity funds that invest primarily in U.S. and European markets.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

(c)
This fund contains several underlying funds that invest primarily in U.S. markets and other world markets.

(d)
Receivable for investments sold at December 31, 2010, which approximates fair value.

        The fair values of the Company's Pension Plans' assets at December 31, 2009, by asset category are as follows:

Fair Value Measurements at December 31, 2009

Asset Category	Total	Quoted Market Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large-cap structured fund	$34,267	$—	$34,267	$—
U.S. small-cap fund	8,136	—	8,136	—
U.S. growth fund	10,641	—	10,641	—
U.S. value fund	10,640	—	10,640	—
International fund	24,663	—	24,663	—
Emerging markets fund	4,965	—	4,965	—
Real estate equity fund	5,727	—	—	5,727
Fixed income securities:
Bond fund(a)	52,540	—	52,540	—
Other types of investments:
Private equity funds(b)	3,877	12	—	3,865
Diversified alternatives fund(c)	1,312	—	—	1,312

Total	$156,768	$12	$145,852	$10,904
Receivable(d)	649

Total	$157,417

(a)
This fund contains bonds representing a diversity of sectors and maturities. This fund also includes mortgage-backed securities and U.S. Treasuries.

(b)
This category includes several private equity funds that invest primarily in U.S. and European markets.

(c)
This fund contains several underlying funds that invest primarily in U.S. markets and other world markets.

(d)
Receivable for investments sold at December 31, 2009, which approximates fair value.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        Changes in level 3 plan assets for the year ended December 31, 2010 were as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Real estate Equity Fund	Private Equity Funds	Diversified Alternative Fund	Total
Beginning balance, December 31, 2009	$5,727	$3,865	$1,312	$10,904
Actual return on plan assets:
Relating to assets still held at the reporting date	399	228	(400)	227
Relating to assets sold during the period	120	81	(261)	(60)
Purchases, sales, and settlements	(978)	705	(503)	(776)
Transfers in and/or out of Level 3	—	—	—	—

Ending balance, December 31, 2010	$5,268	$4,879	$148	$10,295

        Changes in level 3 plan assets for the five months ended December 31, 2009 were as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Real estate Equity Fund	Private Equity Funds	Diversified Alternative Fund	Total
Beginning balance, July 31, 2009	$6,611	$3,355	$1,733	$11,699
Actual return on plan assets:
Relating to assets still held at the reporting date	(854)	356	(228)	(726)
Relating to assets sold during the period	3	—	(62)	(59)
Purchases, sales, and settlements	(33)	154	(131)	(10)
Transfers in and/or out of Level 3	—	—	—	—

Ending balance, December 31, 2009	$5,727	$3,865	$1,312	$10,904

        The following is a description of the valuation methodologies used for assets measured at fair value:

          Level 1 Plan Assets:    Assets consist of individual security positions which are easily traded on recognized market exchanges. These securities are priced and traded daily, and therefore the fund is valued daily.

          Level 2 Plan Assets:    Funds consist of individual security positions which are mostly securities easily traded on recognized market exchanges. These securities are priced and traded daily, and therefore the fund is valued daily.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        Level 3 Plan Assets:    Assets are valued monthly or quarterly based on the Net Asset Value "NAV" provided by managers of the underlying fund investments. The NAVs provided typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.

  (c) Multi-Employer Pension Plans

        Certain of the Company's subsidiaries are subject to collective bargaining agreements that require them to participate in an United Mine Workers of America ("UMWA") pension plan. The plan is a multi-employer pension plan administered by the UMWA, and the Company is required to make contributions to the plan at rates defined by the various contracts. For the years ended December 31, 2010, 2009, and 2008 the Company incurred expense related to the UMWA pension plan of $19,915, $8,387, and $2,236, respectively.

        In connection with the Foundation Merger, the Company assumed Foundation's obligations to the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), that provides for the funding of medical and death benefits for certain retired members of the UMWA through premiums to be paid by assigned operators (former employers). The Company treats its obligations under the Coal Act as participation in a multi-employer plan and recognizes the expense as premiums are paid. Expense relative to premiums paid for the year ended December 31, 2010 and the five months ended December 31, 2009, was $865 and $28, respectively. As required under the Coal Act, the Company's obligation to pay retiree medical benefits to its UMWA retirees is secured by letters of credit in the amount of $9,693 as of December 31, 2010.

  (d) Workers' Compensation and Pneumoconiosis (Black lung)

        The Company is required by federal and state statutes to provide benefits to employees for awards related to workers' compensation and black lung. The Company's subsidiaries are insured for worker's compensation and black lung obligations by a third-party insurance provider in all locations with the exception of West Virginia, where certain subsidiaries are self-insured for workers' compensation state black lung related obligations. Due to the Foundation Merger, the Company assumed the workers' compensation and black lung obligations of the Foundation subsidiaries (the "Foundation subsidiaries"). The Foundation subsidiaries acquired in the Foundation Merger are self-insured for black lung benefits and fund benefit payments through a Section 501(c)(21) tax-exempt trust fund. Provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. The Foundation subsidiaries are also self-insured for worker's compensation benefits with the exception of benefits to employees located in Wyoming where the Company participates in a compulsory state-run fund.

        The liability for self-insured workers' compensation claims is an actuarially determined estimate of the undiscounted ultimate losses to be incurred on such claims based on the Company's experience, and includes a provision for incurred but not reported losses. The liability for self-insured black lung benefits is an estimate of such benefit as determined by an independent actuary at the present value of the actuarially computed liability over the employee's applicable term of service. Adjustments to the probable ultimate liability for workers' compensation and black lung are made annually/semi-annually based on actuarial valuations and are included in operations as these are determined.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        For the Company's subsidiaries that are fully insured for workers' compensation and black lung claims, the insurance premium expense for the years ended December 31, 2010, 2009 and 2008 was $16,901, $19,134, and $18,920, respectively.

        For the Company's subsidiaries that are self-insured for workers' compensation claims, the liability at December 31, 2010 and 2009 was $51,702 and $43,882, respectively, including a current portion of $7,935 and $10,893, respectively. Self-insured workers' compensation expense from continuing operations for the years ended December 31, 2010, 2009, and 2008 was $15,573, $6,768, and $3,331, respectively. Certain of the Company's subsidiaries' self-insured workers' compensation obligations are secured by letters of credit in the amount of $30,738 and surety bonds in the amount of $8,799.

        The following tables set forth the accumulated black lung benefit obligations, fair value of plan assets and funded status for the year ended December 31, 2010:

	December 31,
	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of period	$34,555	$1,540
Assumption of obligation due to Foundation Merger	—	32,648
Service cost	1,412	500
Interest cost	2,235	838
Actuarial loss (gain)	11,971	322
Benefits paid	(3,751)	(1,386)
Change in assumptions	(285)	93

Benefit obligation at end of period	$46,137	$34,555

Change in fair value of plan assets:
Fair value of plan assets at beginning of period	$4,294	$—
Assumption of assets due to Foundation Merger	—	5,510
Actual return on plan assets	26	43
Benefits paid	(3,751)	(1,386)
Employer contributions	547	127

Fair value of plan assets at end of period(1)	1,116	4,294

Funded status	(45,021)	(30,261)

Accrued benefit cost at end of year	$(45,021)	$(30,261)

(1)
Assets of the plan are held in a Section 501(c)(21) tax-exempt trust fund and consist primarily of government debt securities. All assets are classified as Level 1 and valued based on quoted market prices.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        Gross amounts related to the black lung obligations recognized in accumulated other comprehensive (loss) income consisted of the following as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Net actuarial loss	$12,447	$1,121

        The following table details the components of the net periodic benefit cost for black lung obligations:

	Year Ended December 31,
	2010	2009	2008
Service cost	$1,412	$500	$44
Interest cost	2,235	838	87
Expected return on plan assets	107	(54)	92
Amortization of actuarial loss	229	98	—

Net periodic expense(1)	$3,983	$1,382	$223

(1)
The net periodic benefit cost from continuing operations was $108 for the year ended December 31, 2008.

        Other changes in the black lung plan assets and benefit obligations recognized in Other comprehensive (loss) income are as follows:

	Year Ended December 31,
	2010	2009	2008
Current year actuarial loss	$11,729	$426	$19
Amortization of actuarial loss	(405)	(98)	(92)

Total recognized in other comprehensive (loss) income	$11,324	$328	$(73)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$15,307	$1,710	$150

        The estimated amount that will be amortized from Accumulated other comprehensive (loss) income into net period benefit cost in 2011 is as follows:

Expected amortization of net (gain)/loss	$832

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

        The weighted-average assumptions related to black lung obligations used to determine the benefit obligation as of December 31, 2010 and 2009 were as follows:

	2010	2009
Discount rate	5.17% - 5.23%	4.01% - 5.78%
Rate of increase in future compensation	3.00%	3.00%

        The weighted-average assumptions related to black lung obligations used to determine net periodic benefit cost were as follows:

	Year Ended December 31,
	2010	2009	2008
Discount rate	4.01% - 5.73%	5.48% - 5.81%	5.56%
Rate of increase in future compensation	3.00%	3.00%	N/A
Expected long-term return on plan assets	3.00%	3.00%	N/A

        Estimated future cash payments related to black lung obligations for the fiscal years ending after December 31, 2010 are as follows:

Year ending December 31:
2011	$2,811
2012	2,001
2013	2,109
2014	2,346
2015	2,616
2016-2020	15,788

$27,671

  (e) Defined Contribution and Profit Sharing Plans

        The Company sponsors multiple defined contribution and profit sharing plans to assist its eligible employees in providing for retirement. Generally, under the terms of these plans, employees make voluntary contributions through payroll deductions and the Company makes matching and/or discretionary contributions, as defined by each plan. The Company's total contributions to these plans for the years ended December 31, 2010, 2009 and 2008 were $20,205, $12,352 and $10,670, respectively.

  (f) Self-Insured Medical Plan

        Certain subsidiaries of the Company are principally self-insured for health insurance coverage provided for all of its active employees. In addition, certain of these subsidiaries utilize commercial insurance to cover specific claims in excess of $500. Estimated liabilities for health and medical claims are recorded based on the Company's historical experience and include a component for incurred but not reported claims. During the years ended December 31, 2010, 2009 and 2008, the Company incurred total

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(15) Employee Benefit Plans (Continued)

claims expense of $92,058, $63,081 and $35,188, respectively, which represents claims processed and an estimate for claims incurred but not reported.

(16) Stock-Based Compensation Awards

        The Company's primary stock-based compensation plan is the Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan (the "2010 LTIP"), which was approved on May 19, 2010 by the Company's stockholders. The principal purpose of the 2010 LTIP is to advance the interest of the Company and its stockholders by providing incentives to certain employees and individuals who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 2010 LTIP provides for a variety of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and other share-based awards. Awards are granted at 100% of the fair market value of the underlying common stock on the date of grant. Awards generally vest ratably over a three year period or cliff vest after three years. The 2010 LTIP is currently authorized for the issuance of awards for up to 3,250,000 shares of common stock. At December 31, 2010, 3,248,485 shares of common stock were available for grant under the 2010 LTIP. The Company also has stock-based awards outstanding under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (the "2005 LTIP") and the Foundation Amended and Restated 2004 Stock Incentive Plan (the "2004 SIP").

        Upon vesting of restricted stock and restricted share units (both time-based and performance-based) or the exercise of options, shares are issued from the 2010 LTIP, the 2005 LTIP and the 2004 SIP, respective of which plan the awards were granted from.

        In November 2008, the Board of Directors authorized the Company to repurchase common shares from employees (upon the election by the employee) to satisfy the employees' minimum statutory tax withholdings upon the vesting of restricted stock and restricted share units (both time-based and performance-based). During the year ended December 31, 2010 and 2009, the Company repurchased 367,860 and 309,457 common shares, respectively, from employees at an average price paid per share of $45.30 and $28.68. Shares that are repurchased to satisfy the employees' minimum statutory tax withholdings are recorded in Treasury stock at cost, and these shares are not added back into the pool of shares available for grant of the respective plans the shares were granted from.

        At December 31, 2010, the Company had three types of stock-based awards outstanding: restricted stock, restricted share units (both time-based and performance-based), and stock options. Stock-based compensation expense from continuing operations totaled $33,255, $37,802, and $17,344, for the years ended December 31, 2010, 2009, and 2008, respectively. For the years ended December 31, 2010, 2009, and 2008, approximately 75%, 78%, and 52%, respectively, of stock-based compensation expense from continuing operations is reported as selling, general and administrative expenses and approximately 25%, 22%, and 48%, respectively, of the stock-based compensation expense from continuing operations was recorded as a component of cost of coal sales. The total excess tax benefit recognized for stock-based compensation for the years ending December 31, 2010, 2009, and 2008 was $5,505, $434, and $3,608, respectively.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(16) Stock-Based Compensation Awards (Continued)

  Restricted Stock Awards

        Restricted stock awards granted to executive officers and key employees, generally vest ratably over three-years or cliff vest after three years (with accelerated vesting upon a change of control), depending on the recipients' position with the company. Restricted stock awards granted to the Company's directors generally vest at the time of grant, but are restricted until six months after termination of such director's service on the Company's Board of Directors (with accelerated vesting upon a change of control).

        During the years ended December 31, 2010, 2009, and 2008, the Company granted restricted stock awards to its executive officers, directors and key employees in the amount of 0, 921,901, and 399,561, respectively, of which 780,015 remain outstanding at December 31, 2010.

        Restricted stock award activity for the year ended December 31, 2010 is summarized in the following table:

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested shares outstanding at December 31, 2009	1,189,271	$18.97
Vested	(403,516)	$16.03
Forfeited/Expired	(5,740)	$23.71

Non-vested shares outstanding at December 31, 2010	780,015	$20.54

        The fair value of restricted stock awards that vested for the years ended December 31, 2010, 2009, and 2008 was $20,062, $11,453, and $11,874, respectively. As of December 31, 2010, there was $4,108 of unrecognized compensation cost related to non-vested restricted stock awards which is expected to be recognized as expense over a weighted-average period of 1.09 years.

  Restricted Share Units

  Time-Based Share Units

        Time-based share units awarded to executive officers and key employees generally vest, subject to continued employment, ratably over three-year periods or cliff vest after three years (with accelerated vesting upon a change of control), depending on the recipients' position with the Company. Time-based restricted share units granted to the Company's directors generally vest at the time of grant, but are restricted until six months after termination of such director's service on the Company's Board of Directors (with accelerated vesting upon a change of control). Upon vesting of time-based share units, the Company issues authorized and unissued shares of the Company's common stock to the recipient.

        During the year ended December 31, 2010, the Company granted time-based share units under the 2010 LTIP to certain directors in the amount of 1,515, which were outstanding at December 31, 2010.

        During the years ended December 31, 2010, 2009, and 2008, the Company granted time-based share units under the 2005 LTIP to certain executive officers, directors and key employee's in the amount of 221,466 , 218,750, and 5,925, respectively, of which 385,481 remained outstanding at December 31, 2010.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(16) Stock-Based Compensation Awards (Continued)

        During the years ended December 31, 2010 and 2009, the Company granted time-based share units under the 2004 SIP to certain executive officers, directors and key employee's in the amount of 141,692 and 139,650, respectively, from the 2004 SIP, of which 273,912 remained outstanding at December 31, 2010.

        On July 31, 2009, the Company assumed 540,002 former Foundation performance share unit awards that converted to time-based share units upon change of control due to the Foundation Merger. These awards vest over various periods through February 29, 2012. The Company determined the fair value of these share units at the time of the Foundation Merger was $8,541, which is being recognized over the requisite service periods of the awards. At December 31, 2010, 407,734 of these time-based share units remained outstanding.

        Time-based share unit activity for the year ended December 31, 2010 is summarized in the following table:

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested shares outstanding at December 31, 2009	886,214	$33.17
Granted	364,673	$49.22
Vested	(176,473)	$33.60
Forfeited/Expired	(5,772)	$22.65

Non-vested shares outstanding at December 31, 2010	1,068,642	$38.50

        The fair value of time-based share unit awards that vested in the year ended December 31, 2010, 2009 and 2008 was $7,754, $374 and $0, respectively. As of December 31, 2010, there was $13,793 of unrecognized compensation cost related to non-vested time-based share units which is expected to be recognized as expense over a weighted-average period of 1.64 years.

  Performance-Based Share Units

        Performance-based share units awarded to executive officers and key employees generally cliff vest after three years, subject to continued employment (with accelerated vesting upon a change of control). Performance-based share units granted represent the number of shares of common stock to be awarded based on the achievement of targeted performance levels related to pre-established operating income goals, strategic goals, and total shareholder return goals over a three year period and may range from 0 percent to 200 percent of the targeted amount, except in the case of outstanding performance units granted in 2008, in which case may range from 0 to 150 percent. The grant date fair value of the awards related to operating income and strategic goals targets is based on the closing price of the Company's common stock on the established grant date and is amortized over the performance period. The grant date fair value of the awards related to the total shareholder return target is based upon a Monte Carlo simulation and is amortized over the performance period. The Company reassesses at each reporting date whether achievement of each of the performance conditions is probable, as well as estimated forfeitures, and adjusts the accruals of compensation expense as appropriate. Upon vesting of performance-based

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(16) Stock-Based Compensation Awards (Continued)

share units, the Company issues authorized and unissued shares of the Company's common stock to the recipient.

        During 2010, the Company awarded 265,636 performance-based share units, of which 261,843 remain outstanding as of December 31, 2010. At December 31, 2010, the Company had assessed the operating income and total shareholder return targets as probable of achievement. As of December 31, 2010, there was $10,072 of unamortized compensation cost related to the 2010 performance-based share units which is expected to be recognized as expense over a weighted-average period of 2.00 years.

        During 2009, the Company awarded 355,672 performance-based share units, of which 334,597 remain outstanding as of December 31, 2010. Prior to November 18, 2009, the portion of the awards related to strategic goals did not meet the definition of a grant date. After the successful completion of the Foundation Merger, the Company determined that attainment of the strategic goals of the awards was achieved on November 18, 2009, thus requiring the Company to recognize the associated expense based on the closing stock price on that date. At December 31, 2010, the Company had assessed the operating income, strategic goals and total shareholder return targets as probable of achievement. As of December 31, 2010, there was $4,081 of unrecognized compensation cost related to the 2009 performance-based share units which is expected to be recognized as expense over a weighted-average period of 1.00 years.

        During 2008, the Company awarded 165,045 performance-based share units, of which 150,585 remain outstanding as of December 31, 2010. Prior to November 18, 2009, the portion of the awards related to strategic goals did not meet the definition of a grant date. After the successful completion of the Foundation Merger, the Company determined that attainment of the strategic goals of the awards was achieved on November 18, 2009, thus requiring the Company to recognize the associated expense based on the closing stock price on that date. At December 31, 2010, the Company had assessed the operating income, strategic goals and total shareholder return targets as probable of achievement. As of December 31, 2010, all compensation cost related to the 2008 performance-based share units had been recognized.

        During the fourth quarter of 2010, the Company modified the performance criteria for certain restricted share units granted in 2009 and 2008 and remeasured the affected stock-based awards. Additional compensation expense of approximately $4,012 will be recognized over the remaining vesting periods. For the year ended December 31, 2010, approximately $1,525 of the additional compensation expense was recognized.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(16) Stock-Based Compensation Awards (Continued)

        Performance-based share unit activity for the year ended December 31, 2010 is summarized in the following table:

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested shares outstanding at December 31, 2009	1,352,429	$29.43
Granted	531,272	$50.32
Earned	(451,913)	$21.08
Forfeited or expired	(13,031)	$44.09

Non-vested shares outstanding at December 31, 2010	1,418,757	$37.56

        Shares in the table above are based on the maximum shares that can be awarded based on the achievement of the performance criteria. The fair value of performance-based share unit awards granted in 2007 and vested on February 10, 2010 was $18,841.

  Non-Qualified Stock Options

        On July 31, 2009, in connection with the Foundation Merger, the Company assumed 1,118,546 options from Foundation that were fully vested upon change of control due to the Foundation Merger. Of the 1,118,546 options assumed, 196,457 have a merger ratio adjusted exercise price of $4.50 and 922,089 have a merger ratio adjusted exercise price of $7.87. These options have an expiration date of August 10, 2014. The Company determined the fair value of these options at the time of the Foundation Merger and recognized a one-time charge of $600 for stock-based compensation in the third quarter of 2009. As of December 31, 2010, 58,609 of the $4.50 options were outstanding and exercisable and 350,770 of the $7.87 options were outstanding and exercisable.

        The fair value of the Foundation options assumed on July 31, 2009 was estimated using the Black-Scholes option-pricing model using the following assumptions:

  •
  Price of the underlying stock:

  •
  Closing stock price for Foundation on July 31, 2009—$35.93

  •
  Closing stock price for Alpha on July 31, 2009—$33.31

  •
  Option exercise price:

  •
  Pre-conversion option exercise prices—$4.87 and $8.53

  •
  Post-conversion option exercise prices—$4.50 and $7.87 (Adjusted for the Foundation Merger ratio of 1.084)

  •
  Expected life in years—2.51 years

  •
  Risk-free interest rate—1.38%

  •
  Dividend yield—0.00%

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(16) Stock-Based Compensation Awards (Continued)

  •
  Expected volatility—65.83%

        Insufficient data existed to develop a reliable expected stock option life, therefore, the simplified method was utilized to estimate the expected life of these options. The expected life in years was determined by using the midpoint between the valuation date and the expiration date. Expected volatility was based on both Alpha's and Foundation's pre-merger implied future stock price volatilities derived from exchange traded options and actual historic stock price volatilities.

        The weighted-average fair value of the Foundation options assumed on July 31, 2009 was $26.74.

        Stock option activity for the year ended December 31, 2010 is summarized in the following table:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at December 31, 2009	1,048,405	$11.32
Exercised	(452,439)	$12.23

Outstanding at December 31, 2010	595,966	$10.60	3.74

Exercisable at December 31, 2010	595,966	$10.60	3.74

        As of December 31, 2010, the options outstanding and exercisable had an aggregate intrinsic value of $29,451. Cash received from the exercise of stock options during the years ended December 31, 2010, 2009, and 2008 was $5,536, $5,169, and $3,586, respectively. As of December 31, 2010, all compensation cost related to stock options has been recognized as expense.

        The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008 was $17,449, $15,186, and $6,692, respectively. The Company currently uses authorized and unissued shares to satisfy share award exercises.

        A summary of the Company's options outstanding and exercisable at December 31, 2010 follows:

	Options Outstanding and Exercisable
Exercise Price	Shares	Weighted-Average Remaining Life (yrs)	Weighted-Average Exercise Price
$12.73	40,847	3.90	$12.73
$19.00	143,740	4.10	$19.00
$24.85	2,000	4.30	$24.85
$ 4.50	58,609	3.60	$4.50
$ 7.87	350,770	3.60	$7.87

(17) Related Party Transactions

        For the years ended December 31, 2010, 2009 and 2008, there were no material related party transactions.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(18) Commitments and Contingencies

  (a) General

        Estimated losses from loss contingencies and legal expenses associated with the contingency are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss will be incurred and the loss is material.

  (b) Commitments and Contingencies

  Commitments

        The Company leases coal mining and other equipment under long-term operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.

        As of December 31, 2010, aggregate future minimum non-cancelable lease payments under operating leases and minimum royalties under coal leases were as follows:

	Operating Leases	Coal Royalties	Total
Year Ending December 31:
2011	$5,857	$16,676	$22,533
2012	3,753	17,050	20,803
2013	1,832	14,754	16,586
2014	1,337	10,483	11,820
2015	794	8,167	8,961
Thereafter	1,226	40,797	42,023

Total	$14,799	$107,927	$122,726

        For the years ended December 31, 2010, 2009 and 2008, net rent expense from continuing operations amounted to $18,659, $11,463,and $5,065, respectively, and coal royalty expense from continuing operations amounted to $192,834, $117,895, and $83,707, respectively.

  Other Commitments

        As of December 31, 2010, the Company had commitments to purchase 2,285 tons and 72 tons of coal at a cost of approximately $227,195 and $8,280 during 2011 and 2012, respectively.

        The Company has obligations for a federal coal lease, which contains an estimated 224.0 million tons of proven and probable coal reserves in the Powder River Basin. The lease bid was $180,540, payable in five equal annual installments of $36,108. The first two installments were paid in 2009 and 2008 by Foundation. The third installment was paid in 2010 by the Company. The two remaining annual installments of $36,108 each are due on May 1, the anniversary date of the lease in 2011 and 2012.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(18) Commitments and Contingencies (Continued)

        Also, see Note 9 regarding the Company's Other debt.

  Contingencies

        Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company's costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company's sales or profitability to decline by increasing costs or by hindering the Company's ability to continue mining at existing operations or to permit new operations.

  (c) Guarantees and Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company's Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees or other off-balance sheet financial instruments. The amount of outstanding surety bonds related to the Company's reclamation obligations as of December 31, 2010 is $498,484.

  Letters of Credit

        The amount of outstanding bank letters of credit issued under the Company's accounts receivable securitization program as of December 31, 2010 is presented in Note 9. As of December 31, 2010, the Company had $7,650 of additional letters of credit outstanding under its revolving credit facility.

  (d) Legal Proceedings

        The Company is a party to a number of legal proceedings incident to its normal business activities. While the Company cannot predict the outcome of these proceedings, the Company does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon its consolidated cash flows, results of operations or financial condition.

  Nicewonder Litigation

        In December 2004, prior to Old Alpha's Nicewonder acquisition in October 2005, the Affiliated Construction Trades Foundation brought an action against the West Virginia Department of Transportation, Division of Highways ("WVDOH") and Nicewonder Contracting, Inc. ("NCI"), which became our wholly-owned indirect subsidiary as a result of the Nicewonder acquisition, in the United States District Court in the Southern District of West Virginia. The plaintiff sought a declaration that the contract between NCI and the State of West Virginia related to NCI's road construction project was illegal as a violation of applicable West Virginia and federal competitive bidding and prevailing wage laws. The plaintiff also sought an injunction prohibiting performance of the contract but has not sought monetary damages.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(18) Commitments and Contingencies (Continued)

        In September 2007, the Court ruled that the WVDOH and the Federal Highway Administration (which is now a party to the suit) could not, under the circumstances of this case, enter into a contract that did not require the contractor to pay the prevailing wages as required by the Davis-Bacon Act. In anticipation of a potential Court directive that the contract be renegotiated for such payment, for which the WVDOH had committed to reimburse NCI, the Company recorded a $9,000 long-term liability for the potential obligations under the ruling and an offsetting $9,000 long-term receivable for the recovery of these costs from the WVDOH.

        On September 30, 2009, the Court issued an order that dismissed or denied for lack of standing all of the plaintiff's claims under federal law and remanded the remaining state claims to circuit court in Kanawha County, WV for resolution. The Court also vacated portions of its September 2007 order, and held that the plaintiff lacked standing to pursue the Davis-Bacon Act claim and further concluded that no private right of action exists to challenge the absence of a provision in a contract for highway construction requiring payment of prevailing wages established by the Davis-Bacon Act. As a result of the September 30, 2009 ruling, the previously established long-term liability and offsetting long-term receivable of $9,000 have been reversed.

        On May 7, 2010, the Circuit Court of Kanawha County entered Summary Judgment in favor of NCI. The plaintiffs filed a petition for appeal with the West Virginia Supreme Court of Appeals and the Court of Appeals accepted the appeal by order dated November 17, 2010. A final decision on the appeal is not expected until later in 2011.

  Cliffs Proposed Acquisition

        On July 15, 2008, the Company entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, Cliffs would acquire all of the Company's outstanding shares. On November 3, 2008, the Company commenced litigation against Cliffs by filing an action in the Delaware Court of Chancery to obtain an order to require Cliffs to hold its shareholder meeting as scheduled. On November 17, 2008, the Company and Cliffs mutually terminated the merger agreement and settled the litigation. The terms of the settlement agreement included a $70,000 payment from Cliffs to the Company, which net of transaction costs, resulted in a gain of $56,315.

(19) Mergers and Acquisitions

  Merger with Foundation Coal Holdings, Inc.

        On May 11, 2009, Old Alpha and Foundation executed an agreement and plan of merger pursuant to which Old Alpha was to be merged with and into Foundation, with Foundation continuing as the surviving corporation of the Foundation Merger. On July 31, 2009, the Foundation Merger was completed and Foundation was renamed Alpha Natural Resources, Inc.

        During the year ended December 31, 2010, the Company finalized the purchase price allocation for the Foundation Merger and recorded an immaterial correction to the December 31, 2009 consolidated balance sheet to reflect the adjustments as if they were recorded on the acquisition date. The increase to goodwill is reported in the Company's Eastern Coal Operations, Western Coal Operations and All Other category as of December 31, 2010 and December 31, 2009.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(19) Mergers and Acquisitions (Continued)

        The following table presents the details of the preliminary purchase price allocation reported as of December 31, 2009, the adjustments made in the year ended December 31, 2010 and the final purchase price allocation.

	Preliminary December 31, 2009	Adjustments(1)	Final December 31, 2009
Cash	$23,505	$—	$23,505
Trade accounts receivable	83,531	—	83,531
Coal inventories	47,433	—	47,433
Other current assets	61,269	—	61,269
Property and equipment	716,749	—	716,749
Owned lands	76,134	—	76,134
Owned and leased mineral rights	1,873,347	(27,000)	1,846,347
Coal supply agreements	529,507	—	529,507
Other non-current assets	14,296	—	14,296
Goodwill	337,321	24,572	361,893

Total assets	3,763,092	(2,428)	3,760,664
Current liabilities	(176,233)	(12,729)	(188,962)
Long-term debt, net (including current portion)	(595,817)	—	(595,817)
Asset retirement obligation (including current portion)	(99,574)	—	(99,574)
Deferred income taxes	(443,744)	15,157	(428,587)
Pension and post retirement obligations (including current portion)	(713,095)	—	(713,095)
Other non-current liabilities	(66,231)	—	(66,231)

Total liabilities	(2,094,694)	2,428	(2,092,266)

Net tangible and intangible assets acquired	$1,668,398	$—	$1,668,398

(1)
Adjustments include an immaterial correction recorded in the year ended December 31, 2010 which increased accrued expenses and goodwill $3,468 and $2,145, respectively, and decreased deferred income taxes $1,323.

        The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the Foundation Merger occurred at the beginning of each of the periods being presented. The unaudited pro forma results have been prepared based on estimates and assumptions, which the Company believes are reasonable; however, they are not necessarily indicative of the consolidated results of operations had the Foundation Merger occurred at the beginning of each of the periods presented, or of future results of operations.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(19) Mergers and Acquisitions (Continued)

        The unaudited pro forma results for the years ended December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
	2009	2008
Total revenues
As reported	$2,495,507	$2,468,753
Pro forma	$3,402,678	$4,041,014
Income (loss) from continuing operations
As reported	$66,807	$198,599
Pro forma	$(58,187)	$1,420
Earnings per share from continuing operations—basic
As reported	$0.74	$2.90
Pro forma	$(0.49)	$0.01
Earnings per share from continuing operations—diluted
As reported	$0.73	$2.83
Pro forma	$(0.49)	$0.01

        Total revenues reported in the Consolidated Statements of Operations for the year ended December 31, 2009 included total revenues of $716,764 related to Foundation. The amount of earnings from continuing operations related to Foundation included in the Consolidated Statement of Operations for the year ended December 31, 2009 is not readily determinable due to various intercompany transactions and allocations that have occurred in connection with the operations of the combined company.

  Sale of Coal Reserves

        On September 30, 2008, the Company completed the sale of approximately 17.6 million tons of underground coal reserves in eastern Kentucky to a private coal producer for $13,041 in cash. The reserves were a portion of an estimated 73 million tons of reserves and other assets acquired from Progress Fuels Corporation in May 2006. The Company recorded a gain of $12,936 on the sale.

(20) Concentration of Credit Risk and Major Customers

        The Company markets its coal principally to electric utilities in the United States and international and domestic steel producers. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses are provided for in the consolidated financial statements and historically have been minimal. The Company is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. The prices for some multi-year contracts are adjusted based on economic indices or the contract may include year-to-year specified price changes. Qualities and volume for coal are stipulated in coal supply agreements, and may vary from year to year within certain limits at the option of the customer. For the years ended December 31, 2010, 2009, and 2008, the Company's 10 largest customers accounted for approximately 42%, 47% and 54% of total revenues, respectively. Sales to the Company's largest customer accounted for approximately 9% of total revenues for the year ended December 31, 2010 and 12% of total revenues for

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(20) Concentration of Credit Risk and Major Customers (Continued)

the years ended December 31, 2009 and 2008. Steam coal accounted for approximately 86%, 83% and 58% of our coal sales volume during 2010, 2009 and 2008, respectively. Metallurgical coal accounted for approximately 14%, 17% and 42% of our coal sales volume during 2010, 2009 and 2008, respectively.

(21) Segment Information

        The Company discloses information about operating segments using the management approach, where segments are determined and reported based on the way that management organizes the enterprise for making operating decisions and assessing performance. The Company periodically evaluates its application of accounting guidance for reporting its segments.

        The Company extracts, processes and markets steam and metallurgical coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in Central Appalachia, Northern Appalachia, and the Powder River Basin. Prior to the Foundation Merger, Old Alpha had only one reportable segment, Coal Operations, which included operations in Central and Northern Appalachia. As a result of the Foundation Merger, the Company changed its organizational structure and re-evaluated its reportable segments. Based on a review of the required economic characteristics, the Company aggregated its operating segments into two reportable segments: Western Coal Operations, which consists of two Powder River Basin surface mines as of December 31, 2010 and Eastern Coal Operations, which consists of 38 underground mines and 26 surface mines in Central and Northern Appalachia as of December 31, 2010, as well as the Company's road construction business which operates in Central Appalachia and its coal brokerage activities.

        In addition to the two reportable segments, the All Other category includes an idled underground mine in Illinois; expenses associated with closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities. The Company evaluates the performance of its segments based on EBITDA from continuing operations, which the Company defines as income from continuing operations plus interest expense, income tax expense, amortization of coal supply agreements, net and depreciation, depletion and amortization, less interest income and income tax benefit.

        Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2010 were as follows:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
Total revenues	$3,324,548	$544,058	$48,550	$3,917,156
Depreciation, depletion, and amortization	$298,163	$58,888	$13,844	$370,895
Amortization of acquired coal supply agreements, net	$136,501	$90,292	$—	$226,793
EBITDA from continuing operations	$678,339	$97,583	$(6,793)	$769,129
Capital expenditures	$214,652	$46,654	$47,558	$308,864
Acquisition of mineral rights under federal lease	$—	$36,108	$—	$36,108

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(21) Segment Information (Continued)

        The following table presents a reconciliation of EBITDA from continuing operations to income from continuing operations for the year ended December 31, 2010:

	Eastern Coal Oerations	Western Coal Operations	All Other	Consolidated
EBITDA from continuing operations	$678,339	$97,583	$(6,793)	$769,129
Interest expense	(41,434)	(1,464)	(30,565)	(73,463)
Interest income	(7,808)	100	11,166	3,458
Income tax expense	—	—	(4,218)	(4,218)
Depreciation, depletion and amortization	(298,163)	(58,888)	(13,844)	(370,895)
Amortization of acquired coal supply agreements, net	(136,501)	(90,292)	—	(226,793)

Income (loss) from continuing operations	$194,433	$(52,961)	$(44,254)	$97,218

        Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2009 were as follows:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
Total revenues	$2,249,027	$218,613	$27,867	$2,495,507
Depreciation, depletion, and amortization	$219,047	$25,562	$7,786	$252,395
Amortization of acquired coal supply agreements, net	$78,537	$49,071	$—	$127,608
EBITDA from continuing operations	$524,042	$39,278	$(68,477)	$494,843
Capital expenditures	$157,121	$18,310	$11,662	$187,093

        The following table presents a reconciliation of EBITDA from continuing operations to income from continuing operations for the year ended December 31, 2009:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
EBITDA from continuing operations	$524,042	$39,278	$(68,477)	$494,843
Interest expense	(18,843)	(2,275)	(61,707)	(82,825)
Interest income	(2,887)	—	4,656	1,769
Income tax benefit	—	—	33,023	33,023
Depreciation, depletion and amortization	(219,047)	(25,562)	(7,786)	(252,395)
Amortization of acquired coal supply agreements, net	(78,537)	(49,071)	—	(127,608)

Income (loss) from continuing operations	$204,728	$(37,630)	$(100,291)	$66,807

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(21) Segment Information (Continued)

        Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2008 were as follows:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
Total revenues	$2,454,702	$—	$14,051	$2,468,753
Depreciation, depletion, and amortization	$162,902	$—	$2,067	$164,969
EBITDA from continuing operations	$421,572	$—	$26,699	$448,271
Capital expenditures	$125,049	$—	$1,574	$126,623

        The following table presents a reconciliation of EBITDA from continuing operations to income from continuing operations for the year ended December 31, 2008:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
EBITDA from continuing operations	$421,572	$—	$26,699	$448,271
Interest expense	(78)	—	(39,734)	(39,812)
Interest income	713	—	6,638	7,351
Income tax expense	—	—	(52,242)	(52,242)
Depreciation, depletion and amortization	(162,902)	—	(2,067)	(164,969)

Income (loss) from continuing operations	$259,305	$—	$(60,706)	$198,599

        The following table presents total assets and goodwill:

	Total Assets			Goodwill
	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2010	December 31, 2009	December 31, 2008
Eastern Coal Operations	$3,382,335	$3,627,842	$873,565	$323,220	$323,220	$20,547
Western Coal Operations	651,479	722,082	—	53,308	53,308	—
All Other	1,145,469	770,419	836,273	5,912	5,912	—

Total	$5,179,283	$5,120,343	$1,709,838	$382,440	$382,440	$20,547

        The Company sells produced, processed and purchased coal to customers in the United States and in international markets, primarily Brazil, Italy, India, Turkey, and Ukraine. Export coal revenues from continuing operations, which includes freight and handling revenues, totaled $1,351,001 or approximately 34% of total revenues from continuing operations for the year ended December 31, 2010; $767,793 or approximately 31% of total revenues from continuing operations for the year ended December 31, 2009; and $1,290,553 or approximately 52% of total revenues from continuing operations for the year ended December 31, 2008.

(22) Supplemental Guarantor and Non-Guarantor Financial Information

        On July 30, 2004, Foundation's subsidiary, Foundation PA (the "2014 Notes Issuer"), issued the 2014 Notes. The 2014 Notes were guaranteed on a senior unsecured basis by Foundation Coal Corporation

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

("FCC"), an indirect parent of Foundation PA, and certain of its subsidiaries. As a result of the Foundation Merger, Foundation PA and FCC became subsidiaries of Alpha Natural Resources, Inc.

        On August 1, 2009, in connection with the Foundation Merger, Foundation PA, Alpha Natural Resources, Inc. and certain of its subsidiaries (which were also former subsidiaries of Old Alpha) (the "New Subsidiaries") executed a supplemental indenture (the "Third Supplemental Indenture"), which supplements the indenture dated as of July 30, 2004 as supplemented, governing the 2014 Notes.

        Pursuant to the Third Supplemental Indenture, Alpha Natural Resources, Inc. assumed the obligations of FCC in respect of the 2014 Notes and, along with the New Subsidiaries, became obligated as guarantors on the indenture governing the 2014 Notes. On August 1, 2009, in connection with the Foundation Merger, FCC merged with and into Alpha Natural Resources, Inc. In accordance with the indenture governing the 2014 Notes, the "Guarantor Subsidiaries" under the 2014 Notes, referred to as the "2014 Notes Guarantor Subsidiaries", are each of the direct and indirect wholly owned subsidiaries of Alpha Natural Resources, Inc., other than the 2014 Notes Issuer and the Non-Guarantor Subsidiary. Alpha Natural Resources, Inc. and the 2014 Notes Guarantor Subsidiaries have fully and unconditionally guaranteed the 2014 Notes, jointly and severally, on a senior unsecured basis.

        Presented below are consolidating financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009, and 2008, respectively, based on the guarantor structure that was in place at December 31, 2010. As the Foundation Merger was treated as a "reverse acquisition" and Old Alpha was treated as the accounting acquirer, Old Alpha's historical financial statements are the historical financial statements of the Company for comparative purposes. As a result, "Parent" in the tables below refers to Old Alpha in reference to dates prior to the Foundation Merger and to Alpha Natural Resources, Inc. in reference to dates following the Foundation Merger, and refers to Old Alpha or Alpha Natural Resources, Inc., as applicable, as a guarantor of the 2014 Notes; information is presented for "2014 Notes Issuer" only for dates following the Foundation Merger because the 2014 Notes Issuer was a subsidiary of Foundation prior to the Foundation Merger; and information for "2014 Notes Guarantor Subsidiaries" prior to the Foundation Merger includes only those 2014 Notes Guarantor Subsidiaries that were subsidiaries of Old Alpha prior to the Foundation Merger. "Non-Guarantor Subsidiary" refers, for the tables below dated as of and for the periods ended December 31, 2010 and 2009, to ANR Receivables Funding LLC, a wholly-owned indirect subsidiary of Old Alpha and Alpha Natural Resources, Inc. formed on March 25, 2009 in connection with the A/R Facility, that was not and is not a guarantor of the 2014 Notes. Separate consolidated financial statements and other disclosures concerning the 2014 Notes Guarantor Subsidiaries are not presented because management believes that such information is not material to holders of the 2014 Notes or related guarantees.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,331	$—	$534,441	$—	$—	$554,772
Trade accounts receivable, net	—	—	18,432	262,706	—	281,138
Inventories, net	—	—	198,172	—	—	198,172
Prepaid expenses and other current assets	—	—	341,755	—	—	341,755

Total current assets	20,331	—	1,092,800	262,706	—	1,375,837
Property, equipment and mine development costs, net	—	—	1,131,987	—	—	1,131,987
Owned and leased mineral rights, net	—	—	1,884,169	—	—	1,884,169
Owned lands	—	—	98,727	—	—	98,727
Goodwill	—	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	—	162,397	—	—	162,397
Other non-current assets	5,167,187	1,578,118	3,719,826	4,705	(10,326,110)	143,726

Total assets	$5,187,518	$1,578,118	$8,472,346	$267,411	$(10,326,110)	$5,179,283

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$—	$11,839
Trade accounts payable	2,091	—	119,462	—	—	121,553
Accrued expenses and other current liabilities	1,423	10,195	302,110	26	—	313,754

Total current liabilities	3,514	22,034	421,572	26	—	447,146
Long-term debt	222,355	512,138	7,819	—	—	742,312
Pension and postretirement medical benefit obligations	—	—	719,355	—	—	719,355
Asset retirement obligations	—	—	209,987	—	—	209,987
Deferred income taxes	—	—	249,408	—	—	249,408
Other non-current liabilities	2,305,613	671,273	1,528,008	261,372	(4,611,227)	155,039

Total liabilities	2,531,482	1,205,445	3,136,149	261,398	(4,611,227)	2,523,247
Stockholders' Equity
Total stockholders' equity	2,656,036	372,673	5,336,197	6,013	(5,714,883)	2,656,036

Total liabilities and stockholders' equity	$5,187,518	$1,578,118	$8,472,346	$267,411	$(10,326,110)	$5,179,283

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2009

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$69,410	$—	$396,459	$—	$—	$465,869
Trade accounts receivable, net	—	—	18,541	214,090	—	232,631
Inventories, net	—	—	176,372	—	—	176,372
Prepaid expenses and other current assets	—	—	176,953	—	—	176,953

Total current assets	69,410	—	768,325	214,090	—	1,051,825
Property, equipment and mine development costs, net	—	—	1,082,446	—	—	1,082,446
Owned and leased mineral rights, net	—	—	1,958,855	—	—	1,958,855
Owned lands	—	—	91,262	—	—	91,262
Goodwill	—	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	—	396,491	—	—	396,491
Other non-current assets	4,121,982	1,659,341	2,560,143	49,472	(8,233,914)	157,024

Total assets	$4,191,392	$1,659,341	$7,239,962	$263,562	$(8,233,914)	$5,120,343

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$33,500	$—	$—	$—	$33,500
Trade accounts payable	1,469	—	151,193	—	—	152,662
Accrued expenses and other current liabilities	1,423	9,552	262,217	68	—	273,260

Total current liabilities	2,892	43,052	413,410	68	—	459,422
Long-term debt	210,524	546,229	—	—	—	756,753
Pension and postretirement medical benefit obligations	—	—	682,991	—	—	682,991
Asset retirement obligations	—	—	190,724	—	—	190,724
Deferred income taxes	—	—	301,307	—	—	301,307
Other non-current liabilities	1,386,687	671,273	594,099	259,172	(2,773,374)	137,857

Total liabilities	1,600,103	1,260,554	2,182,531	259,240	(2,773,374)	2,529,054
Stockholders' Equity
Total stockholders' equity	2,591,289	398,787	5,057,431	4,322	(5,460,540)	2,591,289

Total liabilities and stockholders' equity	$4,191,392	$1,659,341	$7,239,962	$263,562	$(8,233,914)	$5,120,343

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
Year Ended December 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$—	$3,497,847	$—	$—	$3,497,847
Freight and handling revenues	—	—	332,559	—	—	332,559
Other revenues	—	—	78,066	8,684	—	86,750

Total revenues	—	—	3,908,472	8,684	—	3,917,156

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	—	2,566,825	—	—	2,566,825
Freight and handling costs	—	—	332,559	—	—	332,559
Other expenses	—	—	65,498	—	—	65,498
Depreciation, depletion and amortization	—	—	370,895	—	—	370,895
Amortization of acquired coal supply agreements, net	—	—	226,793	—	—	226,793
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	—	177,979	2,996	—	180,975

Total costs and expenses	—	—	3,740,549	2,996	—	3,743,545

Income from operations	—	—	167,923	5,688	—	173,611

Other income (expense):
Interest expense	(19,570)	(43,226)	(7,751)	(2,916)	—	(73,463)
Interest income	—	—	3,458	—	—	3,458
Loss on early extinguishment of debt	—	—	(1,349)	—	—	(1,349)
Miscellaneous expense, net	—	—	(821)	—	—	(821)

Total other expense, net	(19,570)	(43,226)	(6,463)	(2,916)	—	(72,175)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(19,570)	(43,226)	161,460	2,772	—	101,436
Income tax benefit (expense)	7,632	16,858	(27,627)	(1,081)	—	(4,218)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	107,489	2,365	—	—	(109,854)	—

Income (loss) from continuing operations	95,551	(24,003)	133,833	1,691	(109,854)	97,218

Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(2,719)	—	—	(2,719)
Income tax benefit	—	—	1,052	—	—	1,052

Loss from discontinued operations	—	—	(1,667)	—	—	(1,667)

Net income (loss)	$95,551	$(24,003)	$132,166	$1,691	$(109,854)	$95,551
Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Alpha Natural Resources, Inc.	$95,551	$(24,003)	$132,166	$1,691	$(109,854)	$95,551

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Operations
Year Ended December 31, 2009

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$—	$2,210,629	$—	$—	$2,210,629
Freight and handling revenues	—	—	189,874	—	—	189,874
Other revenues	—	—	91,135	3,869	—	95,004

Total revenues	—	—	2,491,638	3,869	—	2,495,507

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	—	1,616,905	—	—	1,616,905
Freight and handling costs	—	—	189,874	—	—	189,874
Other expenses	—	—	21,016	—	—	21,016
Depreciation, depletion and amortization	—	—	252,395	—	—	252,395
Amortization of acquired coal supply agreements, net	—	—	127,608	—	—	127,608
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	78	—	169,236	1,100	—	170,414

Total costs and expenses	78	—	2,377,034	1,100	—	2,378,212

(Loss) Income from operations	(78)	—	114,604	2,769	—	117,295

Other income (expense):
Interest expense	(18,758)	(17,559)	(45,086)	(1,422)	—	(82,825)
Interest income	—	—	1,769	—	—	1,769
Loss on early extinguishment of debt	—	—	(5,641)	—	—	(5,641)
Miscellaneous income, net	—	—	3,186	—	—	3,186

Total other expense, net	(18,758)	(17,559)	(45,772)	(1,422)	—	(83,511)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(18,836)	(17,559)	68,832	1,347	—	33,784
Income tax benefit (expense)	7,346	6,848	19,354	(525)	—	33,023
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	69,495	32,534	—	—	(102,029)	—

Income (loss) from continuing operations	58,005	21,823	88,186	822	(102,029)	66,807

Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(14,278)	—	—	(14,278)
Income tax benefit	—	—	5,476	—	—	5,476

Loss from discontinued operations	—	—	(8,802)	—	—	(8,802)

Net income (loss)	$58,005	$21,823	$79,384	$822	$(102,029)	$58,005

Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Alpha Natural Resources, Inc.	$58,005	$21,823	$79,384	$822	$(102,029)	$58,005

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Operations
Year Ended December 31, 2008

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$—	$2,140,367	$—	$—	$2,140,367
Freight and handling revenues	—	—	279,853	—	—	279,853
Other revenues	—	—	48,533	—	—	48,533

Total revenues	—	—	2,468,753	—	—	2,468,753

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	—	1,627,960	—	—	1,627,960
Gain on sale of coal reserves	—	—	(12,936)	—	—	(12,936)
Freight and handling costs	—	—	279,853	—	—	279,853
Other expenses	—	—	91,461	—	—	91,461
Depreciation, depletion and amortization	—	—	164,969	—	—	164,969
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	—	71,923	—	—	71,923

Total costs and expenses	—	—	2,223,230	—	—	2,223,230

Income from operations	—	—	245,523	—	—	245,523

Other income (expense):
Interest expense	(13,295)	—	(26,517)	—	—	(39,812)
Interest income	—	—	7,351	—	—	7,351
Loss on early extinguishment of debt	—	—	(14,702)	—	—	(14,702)
Gain on termination of Cliffs' merger, net	56,315	—	—	—	—	56,315
Miscellaneous income (expense), net	20	—	(3,854)	—	—	(3,834)

Total other income (expense), net	43,040	—	(37,722)	—	—	5,318

Income from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	43,040	—	207,801	—	—	250,841
Income tax expense	(16,786)	—	(35,456)	—	—	(52,242)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	139,447	—	4,192	—	(143,639)	—

Income (loss) from continuing operations	165,701	—	176,537	—	(143,639)	198,599

Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(19,600)	(8,273)	—	(27,873)
Mine closure/asset impairment charges	—	—	(30,172)	—	—	(30,172)
Gain on sale of discontinued operations	—	—	—	13,622	—	13,622
Income tax benefit (expense)	—	—	12,682	(1,647)	—	11,035

(Loss) income from discontinued operations	—	—	(37,090)	3,702	—	(33,388)

Net income (loss)	$165,701	$—	$139,447	$3,702	$(143,639)	$165,211

Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	(490)	—	(490)

Net income (loss) attributable to Alpha Natural Resources, Inc.	$165,701	$—	$139,447	$4,192	$(143,639)	$165,701

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(7,511)	$(36,690)	$729,118	$8,684	$693,601

Investing activities:
Capital expenditures	$—	$—	$(308,864)	$—	$(308,864)
Acquisition of mineral rights under federal lease	—	—	(36,108)	—	(36,108)
Purchase of equity-method investment	—	—	(5,000)	—	(5,000)
Purchases of marketable securities, net	—	—	(158,550)	—	(158,550)
Other, net	—	—	25	—	25

Net cash used in investing activities	$—	$—	$(508,497)	$—	$(508,497)

Financing activities:
Principal repayments on long-term debt	$—	$(56,854)	$—	$—	$(56,854)
Debt issuance costs	—	(8,594)	—	—	(8,594)
Excess tax benefit from stock-based awards	—	—	5,505	—	5,505
Common stock repurchases	(41,664)	—	—	—	(41,664)
Proceeds from exercise of stock options	5,521	—	—	—	5,521
Other, net	—	—	(115)	—	(115)
Transactions with affiliates	(5,425)	102,138	(88,029)	(8,684)	—

Net cash (used in) provided by financing activities	$(41,568)	$36,690	$(82,639)	$(8,684)	$(96,201)

Net decrease in cash and cash equivalents	$(49,079)	$—	$137,982	$—	$88,903
Cash and cash equivalents at beginning of period	69,410	—	396,459	—	465,869

Cash and cash equivalents at end of period	$20,331	$—	$534,441	$—	$554,772

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2009

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(5,359)	$(16,122)	$373,832	$3,869	$356,220

Investing activities:
Capital expenditures	$—	$—	$(187,093)	$—	$(187,093)
Cash acquired from a merger	—	—	23,505	—	23,505
Proceeds from disposition of property and equipment	—	—	1,197		1,197
Purchases of marketable securities	—	—	(119,419)		(119,419)

Net cash used in investing activities	$—	$—	$(281,810)	$—	$(281,810)

Financing activities:
Principal repayments of note payable	$—	$—	$(18,288)	$—	$(18,288)
Principal repayments on long-term debt	—	(16,750)	(233,125)	—	(249,875)
Debt issuance costs	—	—	(11,253)	(1,814)	(13,067)
Excess tax benefit from stock-based awards	—	—	434	—	434
Common stock repurchases	(8,874)	—	—	—	(8,874)
Proceeds from exercise of stock options	5,171	—	—	—	5,171
Other, net	—	—	(232)	—	(232)
Transactions with affiliates	5,151	32,872	(35,968)	(2,055)	—

Net cash provided by (used in) financing activities	$1,448	$16,122	$(298,432)	$(3,869)	$(284,731)

Net decrease in cash and cash equivalents	$(3,911)	$—	$(206,410)	$—	$(210,321)
Cash and cash equivalents at beginning of period	73,321	—	602,869	—	676,190

Cash and cash equivalents at end of period	$69,410	$—	$396,459	$—	$465,869

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2008

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(3,698)	$—	$475,870	$(14,129)	$458,043

Investing activities:
Capital expenditures	$—	$—	$(137,751)	$—	$(137,751)
Proceeds from disposition of property and equipment	—	—	16,649	—	16,649
Proceeds from sale of discontinued operations	—	—	—	45,000	45,000
Proceeds from sale of investment in coal terminal	—	—	1,500	—	1,500
Investment in Dominion Terminal Facility	—	—	(2,824)	—	(2,824)
Other, net	—	—	(199)	—	(199)

Net cash (used in) provided by investing activities	$—	$—	$(122,625)	$45,000	$(77,625)

Financing activities:
Proceeds from issuance of long-term debt	$287,500	$—	$—	$—	$287,500
Payments of bank overdraft	—	—	(160)	—	(160)
Principal repayments of note payable	—	—	(595)	—	(595)
Principal repayments on long-term debt	—	—	(175,473)	(18,500)	(193,973)
Debt issuance costs	(10,861)	—	—	—	(10,861)
Premium payment on early extinguishment of debt	—	—	(10,736)	—	(10,736)
Excess tax benefit from stock-based awards	1,980	—	—	—	1,980
Proceeds from issuance of common stock, net	164,666	—	—	—	164,666
Proceeds from exercise of stock options	3,586	—	—	—	3,586
Transactions with affiliates	(369,865)	—	389,447	(19,582)	—

Net cash provided by (used in) financing activities	$77,006	$—	$202,483	$(38,082)	$241,407

Net increase (decrease) in cash and cash equivalents	$73,308	$—	$555,728	$(7,211)	$621,825
Cash and cash equivalents at beginning of period	13	—	47,141	7,211	54,365

Cash and cash equivalents at end of period	$73,321	$—	$602,869	$—	$676,190

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

        The Company may issue new registered debt securities (the "New Notes") in the future that will be fully and unconditionally guaranteed, jointly and severally, on a senior or subordinated unsecured basis by the 2014 Notes Guarantor Subsidiaries and the 2014 Notes Issuer (collectively, the "New Notes Guarantor Subsidiaries").

        Presented below are condensed consolidating financial statements as of December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010, 2009 and 2008, respectively, based on the guarantor structure that would be in place in the event the Company issues New Notes in the future. As the Foundation Merger is treated as a "reverse acquisition" and Old Alpha is treated as the accounting acquirer, Old Alpha's historical financial statements became the historical financial statements of the Company for comparative purposes. As a result, "Parent" in the tables below refers to Old Alpha in reference to dates prior to the Foundation Merger and to the Company in reference to dates following the Foundation Merger, and refers to the Company as the issuer of any New Notes that may be issued in the future; and information for "New Notes Guarantor Subsidiaries" prior to the Foundation Merger includes only those New Notes Guarantor Subsidiaries that were subsidiaries of Old Alpha prior to the Foundation Merger. "Non-Guarantor Subsidiary" refers, for the tables below dated as of and for the periods ended December 31, 2010, to ANR Receivables Funding LLC, a wholly-owned indirect subsidiary of the Company formed on March 25, 2009 in connection with the A/R Facility, that was not and would not be a guarantor of the New Notes. Separate consolidated financial statements and other disclosures concerning the New Notes Guarantor Subsidiaries are not presented because management believes that such information would not be material to holders of any New Notes or related guarantees that may be issued by the Company.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,331	$534,441	$—	$—	$554,772
Trade accounts receivable, net	—	18,432	262,706	—	281,138
Inventories, net	—	198,172	—	—	198,172
Prepaid expenses and other current assets	—	341,755	—	—	341,755

Total current assets	20,331	1,092,800	262,706	—	1,375,837
Property, equipment and mine development costs, net	—	1,131,987	—	—	1,131,987
Owned and leased mineral rights, net	—	1,884,169	—	—	1,884,169
Owned lands	—	98,727	—	—	98,727
Goodwill	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	162,397	—	—	162,397
Other non-current assets	5,167,187	5,297,944	4,705	(10,326,110)	143,726

Total assets	$5,187,518	$10,050,464	$267,411	$(10,326,110)	$5,179,283

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$11,839
Trade accounts payable	2,091	119,462	—	—	121,553
Accrued expenses and other current liabilities	1,423	312,305	26	—	313,754

Total current liabilities	3,514	443,606	26	—	447,146
Long-term debt	222,355	519,957	—	—	742,312
Pension and postretirement medical benefit obligations	—	719,355	—	—	719,355
Asset retirement obligations	—	209,987	—	—	209,987
Deferred income taxes	—	249,408	—	—	249,408
Other non-current liabilities	2,305,613	2,199,281	261,372	(4,611,227)	155,039

Total liabilities	2,531,482	4,341,594	261,398	(4,611,227)	2,523,247
Stockholders' Equity
Total stockholders' equity	2,656,036	5,708,870	6,013	(5,714,883)	2,656,036

Total liabilities and stockholders' equity	$5,187,518	$10,050,464	$267,411	$(10,326,110)	$5,179,283

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2009

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$69,410	$396,459	$—	$—	$465,869
Trade accounts receivable, net	—	18,541	214,090	—	232,631
Inventories, net	—	176,372	—	—	176,372
Prepaid expenses and other current assets	—	176,953	—	—	176,953

Total current assets	69,410	768,325	214,090	—	1,051,825
Property, equipment and mine development costs, net	—	1,082,446	—	—	1,082,446
Owned and leased mineral rights, net	—	1,958,855	—	—	1,958,855
Owned lands	—	91,262	—	—	91,262
Goodwill	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	396,491	—	—	396,491
Other non-current assets	4,121,982	4,219,484	49,472	(8,233,914)	157,024

Total assets	$4,191,392	$8,899,303	$263,562	$(8,233,914)	$5,120,343

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$33,500	$—	$—	$33,500
Trade accounts payable	1,469	151,193	—	—	152,662
Accrued expenses and other current liabilities	1,423	271,769	68	—	273,260

Total current liabilities	2,892	456,462	68	—	459,422
Long-term debt	210,524	546,229	—	—	756,753
Pension and postretirement medical benefit obligations	—	682,991	—	—	682,991
Asset retirement obligations	—	190,724	—	—	190,724
Deferred income taxes	—	301,307	—	—	301,307
Other non-current liabilities	1,386,687	1,265,372	259,172	(2,773,374)	137,857

Total liabilities	1,600,103	3,443,085	259,240	(2,773,374)	2,529,054
Stockholders' Equity
Total stockholders' equity	2,591,289	5,456,218	4,322	(5,460,540)	2,591,289

Total liabilities and stockholders' equity	$4,191,392	$8,899,303	$263,562	$(8,233,914)	$5,120,343

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
Year Ended December 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$3,497,847	$—	$—	$3,497,847
Freight and handling revenues	—	332,559	—	—	332,559
Other revenues	—	78,066	8,684	—	86,750

Total revenues	—	3,908,472	8,684	—	3,917,156

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	2,566,825	—	—	2,566,825
Freight and handling costs	—	332,559	—	—	332,559
Other expenses	—	65,498	—	—	65,498
Depreciation, depletion and amortization	—	370,895	—	—	370,895
Amortization of acquired coal supply agreements, net	—	226,793	—	—	226,793
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	177,979	2,996	—	180,975

Total costs and expenses	—	3,740,549	2,996	—	3,743,545

Income from operations	—	167,923	5,688	—	173,611

Other income (expense):
Interest expense	(19,570)	(50,977)	(2,916)	—	(73,463)
Interest income	—	3,458	—	—	3,458
Loss on early extinguishment of debt	—	(1,349)	—	—	(1,349)
Miscellaneous expense, net	—	(821)	—	—	(821)

Total other expense, net	(19,570)	(49,689)	(2,916)	—	(72,175)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(19,570)	118,234	2,772	—	101,436
Income tax benefit (expense)	7,632	(10,769)	(1,081)	—	(4,218)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	107,489	2,365	—	(109,854)	—

Income (loss) from continuing operations	95,551	109,830	1,691	(109,854)	97,218

Discontinued operations:
Loss from discontinued operations before income taxes	—	(2,719)	—	—	(2,719)
Income tax benefit	—	1,052	—	—	1,052

Loss from discontinued operations	—	(1,667)	—	—	(1,667)

Net income (loss)	$95,551	$108,163	$1,691	$(109,854)	$95,551
Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	—	—

Net income attributable to Alpha Natural Resources, Inc.	$95,551	$108,163	$1,691	$(109,854)	$95,551

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
Year Ended December 31, 2009

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$2,210,629	$—	$—	$2,210,629
Freight and handling revenues	—	189,874	—	—	189,874
Other revenues	—	91,135	3,869	—	95,004

Total revenues	—	2,491,638	3,869	—	2,495,507

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	1,616,905	—	—	1,616,905
Freight and handling costs	—	189,874	—	—	189,874
Other expenses	—	21,016	—	—	21,016
Depreciation, depletion and amortization	—	252,395	—	—	252,395
Amortization of acquired coal supply agreements, net	—	127,608	—	—	127,608
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	78	169,236	1,100	—	170,414

Total costs and expenses	78	2,377,034	1,100	—	2,378,212

(Loss) Income from operations	(78)	114,604	2,769	—	117,295

Other income (expense):
Interest expense	(18,758)	(62,645)	(1,422)	—	(82,825)
Interest income	—	1,769	—	—	1,769
Loss on early extinguishment of debt	—	(5,641)	—	—	(5,641)
Miscellaneous income, net	—	3,186	—	—	3,186

Total other expense, net	(18,758)	(63,331)	(1,422)	—	(83,511)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(18,836)	51,273	1,347	—	33,784
Income tax benefit (expense)	7,346	26,202	(525)	—	33,023
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	69,495	32,534	—	(102,029)	—

Income (loss) from continuing operations	58,005	110,009	822	(102,029)	66,807

Discontinued operations:
Loss from discontinued operations before income taxes	—	(14,278)	—	—	(14,278)
Income tax benefit	—	5,476	—	—	5,476

Loss from discontinued operations	—	(8,802)	—	—	(8,802)

Net income (loss)	$58,005	$101,207	$822	$(102,029)	$58,005

Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to Alpha Natural Resources, Inc.	$58,005	$101,207	$822	$(102,029)	$58,005

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
Year Ended December 31, 2008

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$2,140,367	$—	$—	$2,140,367
Freight and handling revenues	—	279,853	—	—	279,853
Other revenues	—	48,533	—	—	48,533

Total revenues	—	2,468,753	—	—	2,468,753

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	1,627,960	—	—	1,627,960
Gain on sale of coal reserves	—	(12,936)	—	—	(12,936)
Freight and handling costs	—	279,853	—	—	279,853
Other expenses	—	91,461	—	—	91,461
Depreciation, depletion and amortization	—	164,969	—	—	164,969
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	71,923	—	—	71,923

Total costs and expenses	—	2,223,230	—	—	2,223,230

Income from operations	—	245,523	—	—	245,523

Other income (expense):
Interest expense	(13,295)	(26,517)	—	—	(39,812)
Interest income	—	7,351	—	—	7,351
Loss on early extinguishment of debt	—	(14,702)	—	—	(14,702)
Gain on termination of Cliffs' merger, net	56,315	—	—	—	56,315
Miscellaneous income (expense), net	20	(3,854)	—	—	(3,834)

Total other income (expense), net	43,040	(37,722)	—	—	5,318

Income from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	43,040	207,801	—	—	250,841
Income tax expense	(16,786)	(35,456)	—	—	(52,242)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	139,447	4,192	—	(143,639)	—

Income (loss) from continuing operations	165,701	176,537	—	(143,639)	198,599

Discontinued operations:
Loss from discontinued operations before income taxes	—	(19,600)	(8,273)	—	(27,873)
Mine closure/asset impairment charges	—	(30,172)	—	—	(30,172)
Gain on sale of discontinued operations	—	—	13,622	—	13,622
Income tax benefit (expense)	—	12,682	(1,647)	—	11,035

(Loss) income from discontinued operations	—	(37,090)	3,702	—	(33,388)

Net income (loss)	$165,701	$139,447	$3,702	$(143,639)	$165,211

Less: Net loss from discontinued operations attributable to noncontrolling interest	—	—	(490)	—	(490)

Net income (loss) attributable to Alpha Natural Resources, Inc.	$165,701	$139,447	$4,192	$(143,639)	$165,701

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non-Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(7,511)	$692,428	$8,684	$693,601

Investing activities:
Capital expenditures	$—	$(308,864)	$—	$(308,864)
Acquisition of mineral rights under federal lease	—	(36,108)	—	(36,108)
Purchase of equity-method investment	—	(5,000)	—	(5,000)
Purchases of marketable securities, net	—	(158,550)	—	(158,550)
Other, net	—	25	—	25

Net cash used in investing activities	$—	$(508,497)	$—	$(508,497)

Financing activities:
Principal repayments on long-term debt	$—	$(56,854)	$—	$(56,854)
Debt issuance costs	—	(8,594)	—	(8,594)
Excess tax benefit from stock-based awards	—	5,505	—	5,505
Common stock repurchases	(41,664)	—	—	(41,664)
Proceeds from exercise of stock options	5,521	—	—	5,521
Other, net	—	(115)	—	(115)
Transactions with affiliates	(5,425)	14,109	(8,684)	—

Net cash (used in) provided by financing activities	$(41,568)	$(45,949)	$(8,684)	$(96,201)

Net decrease in cash and cash equivalents	$(49,079)	$137,982	$—	$88,903
Cash and cash equivalents at beginning of period	69,410	396,459	—	465,869

Cash and cash equivalents at end of period	$20,331	$534,441	$—	$554,772

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2009

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non-Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(5,359)	$357,710	$3,869	$356,220

Investing activities:
Capital expenditures	$—	$(187,093)	$—	$(187,093)
Cash acquired from a merger	—	23,505	—	23,505
Proceeds from disposition of property and equipment	—	1,197	—	1,197
Purchases of marketable securities	—	(119,419)	—	(119,419)

Net cash used in investing activities	$—	$(281,810)	$—	$(281,810)

Financing activities:
Principal repayments of note payable	$—	$(18,288)	$—	$(18,288)
Principal repayments on long-term debt	—	(249,875)	—	(249,875)
Debt issuance costs	—	(11,253)	(1,814)	(13,067)
Excess tax benefit from stock-based awards	—	434	—	434
Common stock repurchases	(8,874)	—	—	(8,874)
Proceeds from exercise of stock options	5,171	—	—	5,171
Other, net	—	(232)	—	(232)
Transactions with affiliates	5,151	(3,096)	(2,055)	—

Net cash provided by (used in) financing activities	$1,448	$(282,310)	$(3,869)	$(284,731)

Net decrease in cash and cash equivalents	$(3,911)	$(206,410)	$—	$(210,321)
Cash and cash equivalents at beginning of period	73,321	602,869	—	676,190

Cash and cash equivalents at end of period	$69,410	$396,459	$—	$465,869

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(22) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2008

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non-Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(3,698)	$475,870	$(14,129)	$458,043

Investing activities:
Capital expenditures	$—	$(137,751)	$—	$(137,751)
Proceeds from disposition of property and equipment	—	16,649	—	16,649
Proceeds from sale of discontinued operations	—	—	45,000	45,000
Proceeds from sale of investment in coal terminal	—	1,500	—	1,500
Investment in Dominion Terminal Facility	—	(2,824)	—	(2,824)
Other, net	—	(199)	—	(199)

Net cash (used in) provided by investing activities	$—	$(122,625)	$45,000	$(77,625)

Financing activities:
Proceeds from issuance of long-term debt	$287,500	$—	$—	$287,500
Payments of bank overdraft	—	(160)	—	(160)
Principal repayments of note payable	—	(595)	—	(595)
Principal repayments on long-term debt	—	(175,473)	(18,500)	(193,973)
Debt issuance costs	(10,861)	—	—	(10,861)
Premium payment on early extinguishment of debt	—	(10,736)	—	(10,736)
Excess tax benefit from stock-based awards	1,980	—	—	1,980
Proceeds from issuance of common stock, net	164,666	—	—	164,666
Proceeds from exercise of stock options	3,586	—	—	3,586
Transactions with affiliates	(369,865)	389,447	(19,582)	—

Net cash provided by (used in) financing activities	$77,006	$202,483	$(38,082)	$241,407

Net increase (decrease) in cash and cash equivalents	$73,308	$555,728	$(7,211)	$621,825
Cash and cash equivalents at beginning of period	13	47,141	7,211	54,365

Cash and cash equivalents at end of period	$73,321	$602,869	$—	$676,190

(23) Discontinued Operations

Gallatin Materials, LLC

        On September 26, 2008, the Company completed the sale of its interest in Gallatin for cash in the amount of $45,000 and recorded a gain on the sale of $13,622. The results of operations for prior periods have been reported as discontinued operations. Previously, the results of operations were reported in the All Other segment of Old Alpha.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(23) Discontinued Operations (Continued)

        The following table reflects the activities for Gallatin's discontinued operations for the year ended December 31, 2008:

For The Year Ended December 31, 2008
Total revenues	$6,863
Total costs and expenses	(13,206)
Interest income (expense)	(1,930)
Gain on sale of discontinued operations	13,622

Income (loss) from operations	$5,349
Income tax (expense) benefit from discontinued operations	(1,647)
Noncontrolling interest in loss from discontinued operations	490

Income (loss) from discontinued operations	$4,192

        In connection with the sale of Gallatin on September 26, 2008, the noncontrolling interest holders contributed their interests in Gallatin in exchange for cash, thereby eliminating the noncontrolling interest.

Kingwood Mining Company, LLC

        On December 3, 2008, the Company announced the permanent closure of Kingwood. The decision was a result of adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location. The mine stopped producing coal in early January 2009 and Kingwood ceased equipment recovery operations at the end of April 2009. Beginning in the first quarter of 2009, the results of operations for the current and prior periods have been reported as discontinued operations.

        The following table reflects the activities for Kingwood's discontinued operations for the years ended December 31, 2010, 2009 and 2008:

	For the Years Ended December 31,
	2010	2009	2008
Total revenues	$17	$3,496	$88,710
Total costs and expenses	(2,736)	(17,774)	(138,486)

Loss from operations	(2,719)	(14,278)	(49,776)
Other expense	—	—	4
Income tax benefit from discontinued operations	1,052	5,476	12,682

Loss from discontinued operations	$(1,667)	$(8,802)	$(37,090)

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(23) Discontinued Operations (Continued)

        The assets and liabilities of Kingwood Mining Company, LLC as of December 31, 2010 and 2009 are shown below:

	December 31,
	2010	2009
Property, plant, and equipment, net	$340	$1,636
Other assets	440	442

Assets of discontinued operations	$780	$2,078

Current liabilities	$4,841	$4,830
Noncurrent liabilities	9,255	10,166

Liabilities of discontinued operations	$14,096	$14,996

Net liability	$(13,316)	$(12,918)

(24) Quarterly Financial Information (Unaudited)

	Year Ended December 31, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues from continuing operations	$922,004	$1,000,405	$1,001,632	$993,115
Income from continuing operations	14,670	39,182	32,361	11,005
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(629)	(385)	(487)	(166)
Net income attributable to Alpha Natural Resources, Inc.	14,041	38,797	31,874	10,839
Basic earnings per share—income from continuing operations	0.12	0.33	0.27	0.09
Basic earnings per share—loss from discontinued operations	—	—	—	—
Diluted earnings per share—income from continuing operations	0.12	0.32	0.27	0.09
Diluted earnings per share—loss from discontinued operations	—	—	—	—
Basic earnings per share—net income	0.12	0.33	0.27	0.09
Diluted earnings per share—net income	0.12	0.32	0.27	0.09

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

(24) Quarterly Financial Information (Unaudited) (Continued)

	Year Ended December 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
Total revenues from continuing operations	$485,959	$387,015	$729,246	$893,287
Income (loss) from continuing operations	46,621	16,678	(16,740)	20,248
Income (loss) from discontinued operations attributable to Alpha Natural Resources, Inc.	(5,657)	(1,319)	475	(2,301)
Net income (loss) attributable to Alpha Natural Resources, Inc.	40,964	15,359	(16,265)	17,947
Basic earnings per share—income (loss) from continuing operations	0.67	0.24	(0.16)	0.17
Basic earnings per share—loss from discontinued operations	(0.08)	(0.02)	—	(0.02)
Diluted earnings per share—income (loss) from continuing operations	0.66	0.24	(0.16)	0.17
Diluted earnings per share—loss from discontinued operations	(0.08)	(0.02)	—	(0.02)
Basic earnings per share—net income (loss)	0.59	0.22	(0.16)	0.15
Basic earnings per share—net income (loss)	0.58	0.22	(0.16)	0.15

(1)
Total revenue from continuing operations in the fourth quarter of 2009 includes a gain of $18,100 related to the modification of a coal supply agreement.

(25) Subsequent Events

        On January 28, 2011, the Company and its wholly owned subsidiary Mountain Merger Sub, Inc. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Massey Energy Company ("Massey") providing for the acquisition of Massey by the Company. Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of the respective parties, Merger Sub will be merged with and into Massey (the "Massey Merger"), with Massey surviving the merger as a wholly owned subsidiary of Alpha. Under the terms of the Merger Agreement, Massey stockholders will receive, upon the consummation of the Massey Merger, 1.025 shares of Alpha common stock and $10.00 in cash for each share of Massey common stock. The consummation of the Massey Merger is subject to certain conditions, including (i) the adoption by the Massey stockholders of the Massey Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha's certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Massey Merger and (y) the issuance of Alpha common stock in connection with the Massey Merger. In addition, the Massey Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain foreign antitrust laws, as well as other customary closing conditions. The Merger Agreement provides for customary breakage fees under certain circumstances in the event the merger is not consummated.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Coal revenues	$986,978	$831,266
Freight and handling revenues	116,055	64,788
Other revenues	27,705	25,950

Total revenues	1,130,738	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	734,985	575,067
Freight and handling costs	116,055	64,788
Other expenses	18,579	15,684
Depreciation, depletion and amortization	88,638	95,127
Amortization of acquired coal supply agreements, net	25,983	65,957
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,284	47,789

Total costs and expenses	1,051,524	864,412

Income from operations	79,214	57,592

Other income (expense):
Interest expense	(15,610)	(22,120)
Interest income	1,045	680
Miscellaneous expense, net	(834)	(204)

Total other expense, net	(15,399)	(21,644)

Income from continuing operations before income taxes	63,815	35,948
Income tax expense	(13,967)	(21,278)

Income from continuing operations	49,848	14,670

Discontinued operations:
Loss from discontinued operations before income taxes	—	(1,047)
Income tax benefit	—	418

Loss from discontinued operations	—	(629)

Net income	$49,848	$14,041

Basic earnings per common share:
Income from continuing operations	$0.42	$0.12
Loss from discontinued operations	—	—

Net income	$0.42	$0.12

Diluted earnings per common share:
Income from continuing operations	$0.41	$0.12
Loss from discontinued operations	—	—

Net income	$0.41	$0.12

Weighted average shares—basic	120,014,520	119,892,529
Weighted average shares—diluted	122,035,780	121,876,328

See accompanying Notes to Condensed Consolidated Financial Statements.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$540,860	$554,772
Trade accounts receivable, net	356,041	281,138
Inventories, net	217,544	198,172
Prepaid expenses and other current assets	424,065	341,755

Total current assets	1,538,510	1,375,837
Property, equipment and mine development costs (net of accumulated depreciation & amortization of $930,525 and $869,881, respectively)	1,136,551	1,131,987
Owned and leased mineral rights (net of accumulated depletion of $387,114 and $333,970, respectively)	1,859,125	1,884,169
Owned lands	98,727	98,727
Goodwill	382,440	382,440
Acquired coal supply agreements (net of accumulated amortization of $393,894 and $367,110, respectively)	135,614	162,397
Other non-current assets	194,870	143,726

Total assets	$5,345,837	$5,179,283

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$11,839	$11,839
Trade accounts payable	233,934	121,553
Accrued expenses and other current liabilities	297,934	313,754

Total current liabilities	543,707	447,146
Long-term debt	748,984	742,312
Pension and postretirement medical benefit obligations	723,211	719,355
Asset retirement obligations	215,632	209,987
Deferred income taxes	231,176	249,408
Other non-current liabilities	154,574	155,039

Total liabilities	2,617,284	2,523,247

Commitments and Contingencies (Note 14)
Stockholders' Equity
Preferred stock—par value $0.01, 10.0 million shares authorized, none issued	—	—
Common stock—par value $0.01, 200.0 million shares authorized, 124.9 million issued and 120.9 million outstanding at March 31, 2011 and 124.3 million issued and 120.5 million outstanding at December 31, 2010	1,249	1,242
Additional paid-in capital	2,256,349	2,238,526
Accumulated other comprehensive income (loss)	(11,541)	(27,583)
Treasury stock, at cost: 4.0 million and 3.8 million shares at March 31, 2011 and December 31, 2010, respectively	(61,741)	(50,538)
Retained earnings	544,237	494,389

Total stockholders' equity	2,728,553	2,656,036

Total liabilities and stockholders' equity	$5,345,837	$5,179,283

See accompanying Notes to Condensed Consolidated Financial Statements.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income	$49,848	$14,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	97,847	104,538
Amortization of acquired coal supply agreements, net	25,983	65,957
Mark-to-market adjustments for derivatives	(140)	885
Stock-based compensation	10,948	8,706
Employee benefit plans, net	12,852	15,437
Deferred income taxes	4,652	(6,853)
Other, net	(6,360)	(321)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(74,903)	(74,750)
Inventories, net	(19,372)	(30,232)
Prepaid expenses and other current assets	(17,458)	33,340
Other non-current assets	(3,589)	3,346
Trade accounts payable	109,116	8,389
Accrued expenses and other current liabilities	(13,519)	935
Pension and postretirement medical benefit obligations	(12,110)	(6,773)
Asset retirement obligations	(961)	(1,063)
Other non-current liabilities	5,584	7,668

Net cash provided by operating activities	168,418	143,250

Investing activities:
Capital expenditures	(57,101)	(60,879)
Purchase of equity-method investment	(2,000)	(3,000)
Purchases of marketable securities	(160,372)	(50,560)
Sales of marketable securities	60,434	12,320
Other, net	(4,477)	819

Net cash used in investing activities	(163,516)	(101,300)

Financing activities:
Principal repayments of long-term debt	(2,960)	(8,375)
Debt issuance costs	(11,710)	—
Excess tax benefit from stock-based awards	5,245	6,735
Common stock repurchases	(11,203)	(15,676)
Proceeds from exercise of stock options	1,814	3,332

Net cash used in financing activities	(18,814)	(13,984)

Net (decrease) increase in cash and cash equivalents	(13,912)	27,966
Cash and cash equivalents at beginning of period	554,772	465,869

Cash and cash equivalents at end of period	$540,860	$493,835

Supplemental cash flow information:
Cash paid for interest	$17,679	$16,234

Cash paid for income taxes	$3,265	$—

See accompanying Notes to Condensed Consolidated Financial Statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in thousands except share and per share data)

(1) Business and Basis of Presentation

  Business

        Alpha Natural Resources, Inc. and its consolidated subsidiaries (the "Company" or "Alpha") are primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sell to electric utilities, steel and coke producers, and industrial customers. The Company, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production and, through blending, provides its customers with coal qualities beyond those available from its own production.

  Basis of Presentation

        The accompanying interim condensed consolidated financial statements of the Company are unaudited and prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission ("SEC") for Form 10-Q. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America as long as the financial statements are not misleading. In the opinion of management, these interim condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results for the periods presented. Results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the twelve months ended December 31, 2010, filed February 25, 2011.

        The Company's condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company's condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves; allowance for non-recoupable advanced mining royalties; asset impairments; environmental and reclamation obligations; acquisition accounting; pensions, postemployment, postretirement medical and other employee benefit obligations; useful lives for depreciation, depletion, and amortization; reserves for workers' compensation and black lung claims; current and deferred income taxes; reserves for contingencies and litigation; revenue recognized using the percentage of completion method; and fair value of financial instruments. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.

(2) New Accounting Pronouncements

        In December 2010, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts ("ASU 2010-28"), which modifies the goodwill impairment test for reporting units with zero or negative carrying amounts prescribed in the FASB Codification Topic 350. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company will apply the provisions in its annual goodwill impairment test in

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(2) New Accounting Pronouncements (Continued)

October, 2011, or sooner if circumstances warrant. The new provisions are not expected to have an impact on the results of the Company's goodwill impairment test.

        In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations ("ASU 2010-29"). ASU 2010-29 specifies that if a company presents comparative financial statements, the company should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company will apply the provisions for any business combinations entered into after January 1, 2011.

(3) Earnings Per Share

        The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company's outstanding common shares during the respective periods. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by the Company's employees and directors during each period and the Company's outstanding 2.375% convertible senior notes due 2015 (the "Convertible Notes"). The Convertible Notes, which were issued in April 2008, become dilutive for earnings per common share calculations in certain circumstances. The shares that would be issued to settle the conversion spread are included in the diluted earnings per common share calculation when the average closing share price of the Company's common stock for the quarterly reporting period exceeds the conversion price of the Convertible Notes. For the three months ended March 31, 2011, the average share price of the Company's common stock exceeded the conversion price of the Convertible Notes and the dilutive impact has been included in diluted earnings per common share. As of March 31, 2011 the Convertible Notes were not convertible.

        The following table provides a reconciliation of the weighted average shares outstanding used in the basic and diluted earnings per share computations for the periods presented:

	Three Months Ended March 31,
	2011	2010
Weighted average shares—basic	120,014,520	119,892,529
Dilutive impact of stock options and restricted stock plans	1,815,615	1,983,799
Dilutive impact of Convertible Notes	205,645	—

Weighted average shares—diluted	122,035,780	121,876,328

(4) Inventories, net

        Inventories, net consisted of the following:

	March 31, 2011	December 31, 2010
Raw coal	$27,266	$14,115
Saleable coal	135,455	130,364
Materials, supplies and other, net	54,823	53,693

Total inventories, net	$217,544	$198,172

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(5) Marketable Securities

        Short-term marketable securities, included in prepaid expenses and other current assets, consisted of the following:

	March 31, 2011
		Unrealized
	Cost	Gain	Loss	Fair Value
Short-term marketable securities:
US treasury and agency securities(1)	$48,068	$121	$—	$48,189
Corporate debt securities(1)	246,955	35	—	246,990

Total short-term marketable securities:	$295,023	$156	$—	$295,179

	December 31, 2010
		Unrealized
	Cost	Gain	Loss	Fair Value
Short-term marketable securities:
US treasury and agency securities(1)	$71,777	$158	$—	$71,935
Corporate debt securities(1)	145,237	24	(5)	145,256

Total short-term marketable securities:	$217,014	$182	$(5)	$217,191

        Long-term marketable securities, with maturity dates between one and three years, included in other non-current assets, consisted of the following:

	March 31, 2011
		Unrealized
	Cost	Gain	Loss	Fair Value
Long-term marketable securities:
US treasury and agency securities(1)	$80,628	$52	$(319)	$80,361
Mutual funds held in rabbi trust(2)	2,746	80	—	2,826

Total long-term marketable securities:	$83,374	$132	$(319)	$83,187

	December 31, 2010
		Unrealized
	Cost	Gain	Loss	Fair Value
Long-term marketable securities:
US treasury and agency securities(1)	$60,326	$44	$(211)	$60,159

(1)
Unrealized gains and losses are recorded as a component of stockholders' equity.

(2)
Unrealized gains and losses are recorded in current period earnings.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(6) Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	March 31, 2011	December 31, 2010
Wages and employee benefits	$97,096	$111,631
Current portion of asset retirement obligations	11,804	13,006
Deferred income taxes—current	3,671	—
Taxes other than income taxes	66,535	62,041
Freight	12,410	16,446
Current portion of self insured workers' compensation obligations	8,312	7,935
Interest payable	6,878	10,590
Derivative financial instruments	15,006	19,929
Current portion of postretirement medical benefit obligations	28,265	28,265
Income taxes payable	2,098	6,278
Other	45,859	37,633

Total accrued expenses and other current liabilities	$297,934	$313,754

(7) Long-Term Debt

        Long-term debt consisted of the following:

	March 31, 2011	December 31, 2010
Term loan due 2014	$224,936	$227,896
7.25% senior notes due 2014	298,285	298,285
2.375% convertible senior notes due 2015	287,500	287,500
Other	14,175	7,819
Debt discount	(64,073)	(67,349)

Total long-term debt	760,823	754,151
Less current portion	11,839	11,839

Long-term debt, net of current portion	$748,984	$742,312

  Alpha Credit Facility

        The Alpha Credit Facility (the "Facility") consists of term loans and revolving credit facility (the "Revolver") commitments due on July 31, 2014. As of March 31, 2011, the total borrowing capacity under the Revolver was $854,400. Borrowings under the Revolver bear interest at a base rate plus an applicable margin or at an adjusted London interbank offered rate ("LIBOR") plus an applicable margin. The applicable margin is subject to adjustment based on leverage ratios. There were no borrowings outstanding under the Revolver at March 31, 2011 or December 31, 2010. The Revolver can also be used to secure outstanding letters of credit. Letters of credit in the amount of $7,650 were outstanding under the Revolver as of March 31, 2011 and December 31, 2010. The amount available under the Revolver as of March 31,

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(7) Long-Term Debt (Continued)

2011 was $846,750 after giving effect to the outstanding letters of credit. Additionally, the Company is required to pay a commitment fee of 0.5% on unused borrowings.

        The credit facility's secured term loans bear interest at a base rate plus an applicable margin or at an adjusted LIBOR rate plus an applicable margin. The interest rate approximated 3.56% at March 31, 2011 and December 31, 2010. As of March 31, 2011, the Company's secured term loans had a carrying value of $223,829, net of debt discount of $1,107, with $11,839 classified as current portion of long-term debt. As of December 31, 2010, the Company's secured term loans had a carrying value of $226,705, net of debt discount of $1,191, with $11,839 classified as current portion of long-term debt.

  7.25% Senior Notes Due August 1, 2014

        Foundation PA Coal Company, LLC ("Foundation PA"), one of the Company's subsidiaries, has notes that mature on August 1, 2014 (the "2014 Notes") in the aggregate principal amount of $298,285 at both March 31, 2011 and December 31, 2010. The 2014 Notes are guaranteed on a senior unsecured basis by Alpha Natural Resources, Inc. and all of its subsidiaries other than Foundation PA and ANR Receivables Funding LLC. The 2014 Notes pay interest semi-annually and are redeemable at Foundation PA's option, at a redemption price equal to 102.417%, 101.208% and 100% of the principal amount if redeemed during the twelve month periods beginning August 1, 2010, 2011 and 2012, respectively, plus accrued interest. As of March 31, 2011, the carrying value of the 2014 Notes was $297,343, net of debt discount of $942. As of December 31, 2010, the carrying value of the 2014 Notes was $297,272, net of debt discount of $1,013.

  2.375% Convertible Senior Notes Due April 15, 2015

        As of March 31, 2011 and December 31, 2010, the Company had $287,500 aggregate principal amount of 2.375% convertible senior notes due April 15, 2015. The Convertible Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, and will mature on April 15, 2015, unless previously repurchased by the Company or converted. The Company accounts for the Convertible Notes under Accounting Standards Codification ("ASC") 470-20, which requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers' nonconvertible debt borrowing rate. The related deferred loan costs and discount are being amortized and accreted, respectively, over the seven-year term of the Convertible Notes, and provide for an effective interest rate of 8.64%. As of March 31, 2011 and December 31, 2010, the carrying amounts of the debt component were $225,476 and $222,355, respectively. As of March 31, 2011 and December 31, 2010, the unamortized debt discount was $62,024 and $65,145, respectively. As of March 31, 2011 and December 31, 2010, the carrying amount of the equity component was $69,851.

  Accounts Receivable Securitization

        The Company and certain of its subsidiaries are party to a $150,000 accounts receivable securitization facility with a third party financial institution (the "A/R Facility"). As of March 31, 2011 and December 31, 2010, letters of credit in the amount of $36,305 and $63,805, respectively, were outstanding under the A/R Facility and no cash borrowing transactions had taken place.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(7) Long-Term Debt (Continued)

  Other

        In 2010, the Company entered into certain agreements to develop, build and subsequently lease its new corporate headquarters. The Company has provided certain financial guarantees in connection with the development and construction of the building and is considered the owner of the building from an accounting perspective. The Company has recorded $14,175 as a liability and corresponding asset in its consolidated financial statements for amounts expended and guaranteed by the Company through March 31, 2011. The Company expects to record approximately $6,100 during the remainder of 2011 for additional amounts anticipated to be expended for the construction of the building and guaranteed by the Company. The building is expected to be completed at the end of 2011.

        Also refer to Note 17 regarding financing activities related to the proposed acquisition of Massey Energy Company.

(8) Asset Retirement Obligations

        As of March 31, 2011 and December 31, 2010, the Company had recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $227,436 and $222,993, respectively. The portion of the costs expected to be paid within a year of $11,804 and $13,006, as of March 31, 2011 and December 31, 2010, respectively, is included in accrued expenses and other current liabilities. There were no assets that were legally restricted for purposes of settling asset retirement obligations at March 31, 2011 or December 31, 2010. The Company is self-bonded for its asset retirement obligations in West Virginia and Wyoming, subject to periodic evaluation of the Company's financial position by the applicable state and meeting certain financial ratios defined by each state. Asset retirement obligations for states other than West Virginia and Wyoming are secured by surety bonds.

        Changes in the asset retirement obligations were as follows:

Total asset retirement obligations at December 31, 2010	$222,993
Accretion for the period	4,734
Revisions in estimated cash flows	668
Expenditures for the period	(959)

Total asset retirement obligations at March 31, 2011	$227,436
Less current portion	11,804

Long-term portion	$215,632

(9) Fair Value of Financial Instruments and Fair Value Measurements

        The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instruments.

        The carrying amounts for cash and cash equivalents, trade accounts receivable, net, prepaid expenses and other current assets, trade accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short maturity of these instruments.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(9) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

        Long-term Debt: The fair value of the Convertible Notes was estimated using observable market prices as these securities are traded. The fair value of the 2014 Notes and the term loan due 2014 is estimated based on a current market rate of interest offered to the Company for debt of similar maturities.

        The estimated fair values of long-term debt were as follows:

	March 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan due 2014(1)	$223,829	$226,455	$226,705	$231,475
7.25% senior notes due 2014(2)	297,343	305,742	297,272	303,505
2.375% convertible senior notes due 2015(3)	225,476	396,031	222,355	383,094

Total long-term debt	$746,648	$928,228	$746,332	$918,074

(1)
Net of debt discount of $1,107 and $1,191 as of March 31, 2011 and December 31, 2010, respectively.

(2)
Net of debt discount of $942 and $1,013 as of March 31, 2011 and December 31, 2010, respectively.

(3)
Net of debt discount of $62,024 and $65,145 as of March 31, 2011 and December 31, 2010, respectively.

        ASC 820 requires disclosures about how fair value is determined for assets and liabilities and a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

        Level 1—Quoted prices in active markets for identical assets or liabilities;

        Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and

        Level 3—Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

        The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

        The following tables set forth by level, within the fair value hierarchy, the Company's financial and non-financial assets and liabilities that were accounted for at fair value on a recurring and non-recurring basis as of March 31, 2011 and December 31, 2010, respectively. Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(9) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

measurement requires judgment, and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	March 31, 2011
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets (liabilities):
U.S. treasury and agency securities	$128,550	$128,550	$—	$—
Mutual funds held in rabbi trust	$2,826	$2,826	$—	$—
Corporate debt securities	$246,990	$—	$246,990	$—
Forward coal sales	$(1,595)	$—	$(1,595)	$—
Forward coal purchases	$791	$—	$791	$—
Commodity swaps	$40,326	$—	$40,326	$—
Commodity options	$(328)	$—	$(328)	$—
Interest rate swaps	$(18,653)	$—	$(18,653)	$—
Freight swaps	$(16)	$—	$(16)	$—

	December 31, 2010
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets (liabilities):
U.S. treasury and agency securities	$132,094	$132,094	$—	$—
Corporate debt securities	$145,256	$—	$145,256	$—
Forward coal sales	$2,674	$—	$2,674	$—
Forward coal purchases	$(3,958)	$—	$(3,958)	$—
Commodity swaps	$10,523	$—	$10,523	$—
Commodity options	$(264)	$—	$(264)	$—
Interest rate swaps	$(21,304)	$—	$(21,304)	$—
Freight swaps	$(47)	$—	$(47)	$—

        The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in thousands except share and per share data)

(9) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

  Level 1 Fair Value Measurements

        U.S. Treasury and Agency Securities and Mutual Funds Held in Rabbi Trust—The fair value of marketable securities is based on observable market data.

  Level 2 Fair Value Measurements

        Corporate Debt Securities—The fair values of the Company's corporate debt securities are obtained from a third-party pricing service provider. The fair values provided by the pricing service provider are estimated using pricing models, where the inputs to those models are based on observable market inputs including credit spreads and broker-dealer quotes, among other inputs. The Company classifies the prices obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets. However, the pricing models used do entail a certain amount of subjectivity and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.

        Forward Coal Purchases and Sales—The fair values of the forward coal purchase and sale contracts were estimated using discounted cash flow calculations based upon actual contract prices and forward commodity price curves. The curves were obtained from independent pricing services reflecting broker market quotes. The fair values are adjusted for counter-party risk, when applicable.

        Commodity Swaps—The fair values of commodity swaps are estimated using valuation models which include assumptions about commodity prices based on those observed in the underlying markets. The fair values are adjusted for counter-party risk, when applicable.

        Commodity Options—The fair values of the commodity options were estimated using an option pricing model that incorporates historical volatility of the underlying commodity, the strike price, notional amount, current market price and risk free interest rate. The fair values are adjusted for counter-party risk, when applicable.

        Interest Rate Swaps—The fair values of the interest rate swaps were estimated using discounted cash flow calculations based upon forward interest-rate yield curves. The curves were obtained from independent pricing services reflecting broker market quotes. The fair values are adjusted for counter-party risk, when applicable.

        Freight Swaps—The fair values of freight swaps are estimated using valuation models which include assumptions about freight prices based on those observed in the underlying markets. The fair values are adjusted for counter-party risk, when applicable.

(10) Derivative Financial Instruments

  Forward Contracts

        The Company manages price risk for coal sales and purchases through the use of coal supply agreements. The Company evaluates each of its coal sales and coal purchase forward contracts to determine whether they meet the definition of a derivative and if so, whether they qualify for the normal purchase normal sale ("NPNS") exception. The majority of the Company's forward contracts do not

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(10) Derivative Financial Instruments (Continued)

qualify as derivatives. For those contracts that do meet the definition of a derivative, certain contracts also qualify for the NPNS exception based on management's intent and ability to physically deliver or take physical delivery of the coal. Contracts that meet the definition of a derivative and do not qualify for the NPNS exception are accounted for at fair value and, accordingly, the Company includes the unrealized gains and losses in current period earnings or losses.

  Swap Agreements

  Commodity Swaps

        The Company uses diesel fuel and explosives in its production process and incurs significant expenses for the purchase of these commodities. Diesel fuel and explosives expenses represented approximately 7% of cost of coal sales for the three months ended March 31, 2011. The Company is subject to the risk of price volatility for these commodities and as a part of its risk management strategy, the Company enters into swap agreements with financial institutions to mitigate the risk of price volatility for both diesel fuel and explosives. The terms of the swap agreements allow the Company to pay a fixed price and receive a floating price, which provides a fixed price per unit for the volume of purchases being hedged. As of March 31, 2011, the Company had swap agreements outstanding to hedge the variable cash flows related to 74% and 65% of anticipated diesel fuel usage for the remaining nine months of 2011 and 2012, respectively. The average fixed price per swap for diesel fuel hedges is $2.45 per gallon and $2.63 per gallon for the remaining nine months of 2011 and 2012, respectively. As of March 31, 2011, the Company had swap agreements outstanding to hedge the variable cash flows related to approximately 28% of anticipated explosives usage in the Powder River Basin for the remaining nine months of 2011. All cash flows associated with derivative instruments are classified as operating cash flows in the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010.

        The Company sells coalbed methane through its Coal Gas Recovery business. The revenues derived from the sale of coalbed methane are subject to volatility based on the changes in natural gas prices. In order to reduce that risk, the Company enters into "pay variable, receive fixed" natural gas swaps for a portion of its anticipated gas production in order to fix the selling price for a portion of its production. The natural gas swaps have been designated as qualifying cash flow hedges. As of March 31, 2011, the Company had swap agreements outstanding to hedge the variable cash flows related to approximately 74% and 50% of anticipated natural gas production for the remaining nine months of 2011 and for the year of 2012, respectively.

  Interest Rate Swap

        The Company has variable rate debt outstanding and is subject to interest rate risk based on volatility in underlying interest rates. The interest rate swap is not designated as a qualifying cash flow hedge and, therefore, changes in fair value are recorded in current period earnings and losses.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(10) Derivative Financial Instruments (Continued)

        The following tables present the fair values and location of the Company's derivative instruments within the Condensed Consolidated Balance Sheets:

	Asset Derivatives
Derivatives designated as cash flow hedging instruments	March 31, 2011	December 31, 2010
Commodity swaps(1)	$41,056	$13,910

Derivatives not designated as cash flow hedging instruments	March 31, 2011	December 31, 2010
Forward coal purchases(2)	$791	$2,674
Commodity swaps(3)	114	19

Total	$905	$2,693

Total asset derivatives	$41,961	$16,603

(1)
As of March 31, 2011, $29,166 is recorded in prepaid expenses and other current assets and $11,890 is recorded in other non-current assets in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $10,865 is recorded in prepaid expenses and other current assets and $3,045 is recorded in other non-current assets in the Condensed Consolidated Balance Sheets.

(2)
As of March 31, 2011, $791 is recorded in prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $2,674 is recorded in prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets.

(3)
As of March 31, 2011, $114 is recorded in prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $19 is recorded in prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(10) Derivative Financial Instruments (Continued)

	Liability Derivatives
Derivatives designated as cash flow hedging instruments	March 31, 2011	December 31, 2010
Commodity swaps(1)	$815	$3,370

Derivatives not designated as cash flow hedging instruments	March 31, 2011	December 31, 2010
Forward coal sales(2)	$1,595	$3,958
Commodity swaps(3)	29	36
Commodity options-coal(4)	328	264
Interest rate swap(5)	18,653	21,304
Freight swap(6)	16	47

Total	$20,621	$25,609

Total liability derivatives	$21,436	$28,979

(1)
As of March 31, 2011, $637 is recorded in accrued expenses and other current liabilities and $178 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $3,256 is recorded in accrued expenses and other current liabilities and $114 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets.

(2)
As of March 31, 2011 and December 31, 2010, $1,595 and $3,958, respectively, are recorded in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

(3)
As of March 31, 2011, $29 is recorded in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $36 is recorded in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

(4)
As of March 31, 2011, $53 is recorded in accrued expenses and other current liabilities and $275 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $40 is recorded in accrued expenses and other current liabilities and $224 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets.

(5)
As of March 31, 2011, $12,676 is recorded in accrued expenses and other current liabilities and $5,977 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $12,592 is recorded in accrued expenses and other current liabilities and $8,712 is recorded in other non-current liabilities in the Condensed Consolidated Balance Sheets.

(6)
As of March 31, 2011, $16 is recorded in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets. As of December 31, 2010, $47 is recorded in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(10) Derivative Financial Instruments (Continued)

        The following tables present the gains and losses from derivative instruments for the three months ended March 31, 2011 and 2010 and their location within the Condensed Consolidated Financial Statements:

	Gain (loss) reclassified from accumulated other comprehensive income to earnings		Gain (loss) recorded in accumulated other comprehensive income
Derivatives not designated as cash flow hedging instruments	2011	2010	2011	2010
Commodity swaps(1)(2)	$3,448	$(268)	$19,736	$2,252

(1)
Amounts are recorded as a component of other expenses in the Condensed Consolidated Statements of Operations.

(2)
Net of tax.

	Gain (loss) recorded in earnings
Derivatives not designated as cash flow hedging instruments	2011	2010
Forward coal sales(1)	$2,363	$(1,248)
Forward coal purchases(1)	(1,883)	2,350
Commodity swaps(2)	85	(349)
Commodity options-coal(1)	(65)	(691)
Interest rate swap(3)	(444)	(947)
Freight swap(2)	84	—

	$140	$(885)

(1)
Amounts are recorded as a component of other revenues in the Condensed Consolidated Statements of Operations.

(2)
Amounts are recorded as a component of other expenses in the Condensed Consolidated Statements of Operations.

(3)
Amounts are recorded as a component of interest expense in the Condensed Consolidated Statements of Operations.

        Unrealized losses recorded in accumulated other comprehensive income (loss) are reclassified to income or loss as the financial swaps settle and the Company purchases the underlying items that are being hedged. During the next twelve months, the Company expects to reclassify approximately ($40,000), net of

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(10) Derivative Financial Instruments (Continued)

tax, to earnings. The following table summarizes the changes to accumulated other comprehensive income (loss) related to hedging activities during the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
Balance at beginning of period	$8,443	$899
Net change associated with current year hedging transactions	19,736	2,252
Net amounts reclassified to earnings	(3,448)	268

Balance at end of period	$24,731	$3,419

(11) Income Taxes

        The total income tax expense (benefit) provided on pretax income was allocated as follows:

	Three Months Ended March 31,
	2011	2010
Continuing operations	$13,967	$21,278
Discontinued operations	—	(418)

Total	$13,967	$20,860

        A reconciliation of the statutory federal income tax expense at 35% to income from continuing operations before income taxes and the actual income tax expense from continuing operations is as follows:

	Three Months Ended March 31,
	2011	2010
Federal statutory income tax expense	$22,335	$12,582
Increases (reductions) in taxes due to:
Percentage depletion allowance	(9,282)	(15,469)
State taxes, net of federal tax impact	1,090	(210)
Deduction for domestic production activities	(610)	(1,887)
Change in law—Medicare Part D Subsidy	—	25,566
Other, net	434	696

Income tax expense from continuing operations	$13,967	$21,278

        The Patient Protection and Affordable Care Act (the "PPACA") and the Reconciliation Act were signed into law in March 2010. As a result of these two acts, tax benefits available to employers that receive the Medicare Part D subsidy will be eliminated beginning in years ending after December 31, 2012. During

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(11) Income Taxes (Continued)

the three months ended March 31, 2010, the income tax effect related to the acts was a reduction of $25,566 to the deferred tax asset related to the postretirement prescription drug benefits.

(12) Employee Benefit Plans

        The Company sponsors or participates in several benefit plans for its employees, including postemployment health care and life insurance, defined benefit and defined contribution pension plans, and workers' compensation and black lung benefits.

Components of Net Periodic Pension Costs

        The components of net periodic benefit costs are as follows:

	Three Months Ended March 31,
	2011	2010
Service cost(1)	$—	$2,074
Interest cost	3,151	3,656
Expected return on plan assets	(4,085)	(3,239)
Amortization of net actuarial gain	(260)	—

Net periodic benefit cost	$(1,194)	$2,491

(1)
As previously disclosed, the Company's defined benefit pension plans and the Supplemental Executive Retirement Plan assumed in the merger with Foundation Coal Holdings, Inc. were frozen, and therefore benefits are no longer accruing and services costs will no longer be incurred.

Components of Net Periodic Costs of Other Postretirement Benefit Plans

        The components of net periodic benefit costs are as follows:

	Three Months Ended March 31,
	2011	2010
Service cost	$4,288	$2,773
Interest cost	8,793	8,822
Amortization of prior service cost	(238)	550

Net periodic benefit cost	$12,843	$12,145

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(12) Employee Benefit Plans (Continued)

Components of Net Periodic Costs of Black Lung

        The components of net periodic benefit costs are as follows:

	Three Months Ended March 31,
	2011	2010
Service cost	$407	$314
Interest cost	591	480
Expected return on plan assets	(6)	(20)
Amortization of net actuarial loss	209	29

Net periodic benefit cost	$1,201	$803

        The PPACA amended previous legislation related to coal workers' Black Lung, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. The Company evaluated the impact of these changes to its current population of beneficiaries and possible future claimants, and as a result re-measured the obligations for its self-insured black lung plans during the first quarter of 2010, resulting in an estimated $6,658 increase to the obligation at that time.

(13) Stock-Based Compensation Awards

        On May 19, 2010, the Company's stockholders approved the 2010 Long-Term Incentive Plan (the "2010 LTIP"). The principal purpose of the 2010 LTIP is to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 2010 LTIP provides for a variety of awards, including options, stock appreciation rights, restricted stock, restricted share units (both time-based and performance-based), and any other type of award deemed by the Compensation Committee in its discretion to be consistent with the purposes of the 2010 LTIP. The 2010 LTIP is currently authorized for the issuance of awards for up to 3,250,000 shares of common stock, and as of March 31, 2011, 2,761,644 shares of common stock were available for grant under the plan.

        During the three months ended March 31, 2011, the Company awarded certain of its executives and key employees 276,788 time-based restricted share units and 213,334 performance-based restricted share units. The time-based share units vest, subject to continued employment, ratably over three-years or cliff vest after three years (with accelerated vesting upon a change of control and certain retirement scenarios). The performance-based share units cliff vest after three years, subject to continued employment and the satisfaction of the performance criteria (with accelerated vesting upon a change of control and certain retirement scenarios). The 213,334 performance-based restricted share units awarded during the three months ended March 31, 2011 have the potential to be distributed from 0% to 200% of the awarded amount, depending on the actual results versus the pre-established performance criteria over the three-year period.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(13) Stock-Based Compensation Awards (Continued)

        At March 31, 2011, the Company had three types of stock-based awards outstanding: restricted stock, restricted share units (both time-based and performance-based), and stock options. Stock-based compensation expense totaled $10,948 and $8,706, for the three months ended March 31, 2011 and 2010, respectively. For the three months ended March 31, 2011 and 2010, approximately 69% and 70%, respectively, of stock-based compensation expense is reported as selling, general and administrative expenses. Approximately 31% and 30%, of stock-based compensation expense was recorded as a component of cost of coal sales for the three months ended March 31, 2011 and 2010, respectively.

        In November 2008, the Board of Directors authorized the Company to repurchase common shares from employees (upon the election by the employee) to satisfy the employees' minimum statutory tax withholdings upon the vesting of restricted stock and restricted share units (both time-based and performance-based). Shares that are repurchased to satisfy the employees' minimum statutory tax withholdings are recorded in treasury stock at cost, and these shares are not added back into the pool of shares available for grant of the respective plans the shares were granted from. During the three months ended March 31, 2011 and 2010, the Company repurchased 191,849 and 344,250, respectively, of common shares from employees at an average price paid per share of $58.39 and $45.54, respectively.

(14) Commitments and Contingencies

        (a)   General

        Estimated losses from loss contingencies and legal expenses associated with contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss will be incurred and that the loss would be material.

        (b)   Commitments and Contingencies

  Commitments

        In connection with the July 31, 2009 merger of Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. ("Foundation") (the "Foundation Merger"), the Company assumed the obligations for a federal coal lease, which contains an estimated 224.0 million tons of proven and probable coal reserves in the Powder River Basin. The lease bid was $180,540, payable in five equal annual installments of $36,108. The first two installments were paid in 2009 and 2008 by Foundation. The third installment was paid in 2010 by the Company. The remaining two annual installments of $36,108 are due on May 1, 2011 and 2012.

        Also, see Note 7 regarding the Company's other debt.

  Contingencies

        Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company's costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(14) Commitments and Contingencies (Continued)

Company's sales or profitability to decline by increasing costs or by hindering the Company's ability to continue mining at existing operations or to permit new operations.

        (c)   Guarantees and Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company's Condensed Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees or other off-balance sheet financial instruments.

  Letters of Credit

        The amount of outstanding bank letters of credit issued under the Company's accounts receivable securitization program as of March 31, 2011 was $36,305. As of March 31, 2011, the Company had $7,650 of additional letters of credit outstanding under the Revolver.

        (d)   Legal Proceedings

        The Company is a party to a number of legal proceedings incident to its normal business activities. While the Company cannot predict the outcome of these proceedings, the Company does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon its consolidated cash flows, results of operations or financial condition.

  Nicewonder Litigation

        In December 2004, prior to the Company's Nicewonder acquisition in October 2005, the Affiliated Construction Trades Foundation brought an action against the West Virginia Department of Transportation, Division of Highways ("WVDOH") and Nicewonder Contracting, Inc. ("NCI"), which became the Company's wholly-owned indirect subsidiary as a result of the Nicewonder acquisition, in the United States District Court in the Southern District of West Virginia. The plaintiff sought a declaration that the contract between NCI and the State of West Virginia related to NCI's road construction project was illegal as a violation of applicable West Virginia and federal competitive bidding and prevailing wage laws. The plaintiff also sought an injunction prohibiting performance of the contract but has not sought monetary damages.

        In September 2007, the Court ruled that the WVDOH and the Federal Highway Administration (which is now a party to the suit) could not, under the circumstances of this case, enter into a contract that did not require the contractor to pay the prevailing wages as required by the Davis-Bacon Act. In anticipation of a potential Court directive that the contract be renegotiated for such payment, for which the WVDOH had committed to reimburse NCI, the Company recorded a $9,000 long-term liability for the potential obligations under the ruling and an offsetting $9,000 long-term receivable for the recovery of these costs from the WVDOH.

        On September 30, 2009, the Court issued an order that dismissed or denied for lack of standing all of the plaintiff's claims under federal law and remanded the remaining state claims to circuit court in Kanawha County, WV for resolution. The Court also vacated portions of its September 2007 order, and held that the plaintiff lacked standing to pursue the Davis-Bacon Act claim and further concluded that no

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(14) Commitments and Contingencies (Continued)

private right of action exists to challenge the absence of a provision in a contract for highway construction requiring payment of prevailing wages established by the Davis-Bacon Act. As a result of the September 30, 2009 ruling, the Company's previously established long-term liability and offsetting long-term receivable of $9,000 have been reversed.

        On May 7, 2010, the Circuit Court of Kanawha County entered Summary Judgment in favor of NCI. The plaintiffs have filed a petition for appeal with the West Virginia Supreme Court of Appeals and the Court of Appeals accepted the appeal by order dated November 17, 2010. A final decision is not expected until later in 2011.

  Litigation Related to the Proposed Merger with Massey

        Since the Massey Merger (as defined in Note 17) was announced by Alpha and Massey Energy Company ("Massey") on January 29, 2011, Massey, the members of Massey's board of directors (the "Individual Defendants") and Alpha and its wholly owned subsidiary Mountain Merger Sub, Inc., (collectively, the "Alpha Parties"), have been named as defendants in lawsuits brought by and on behalf of Massey stockholders challenging the proposed transaction. These lawsuits seek, among other things, to enjoin the consummation of the Massey Merger. The Alpha Parties believe that the claims asserted against them in these lawsuits are without merit and plan to vigorously defend against them.

        In re Massey Energy Company Derivative and Class Action Litigation ("In re Massey") is an action pending in the Delaware Court of Chancery against certain of Massey's current and former directors and officers. Massey is named as a nominal defendant. Certain of the plaintiffs in this case (the "Derivative Plaintiffs"), filed suit against certain of Massey's current and former directors and officers after the Upper Big Branch ("UBB") mine explosion, alleging, among other things, that Massey's directors and officers breached their fiduciary duties by failing to monitor and oversee Massey's employees' compliance with Mine Safety and Health Administration rules and regulations and by failing to address allegedly poor safety conditions in its mines, culminating in the UBB explosion. Following the announcement of the Massey Merger, the Derivative Plaintiffs moved, on January 31, 2011, to amend their derivative complaint to add factual allegations concerning the terms of and process leading to the proposed transaction; to join as defendants the Alpha Parties and the members of Massey's board who were not already party to the litigation; and to add class action claims challenging the Individual Defendants' alleged breaches of fiduciary duty in agreeing to the proposed transaction and the Alpha Parties' alleged aiding and abetting of those alleged breaches.

        On March 9, 2011, the court granted the Derivative Plaintiffs' motion for leave to amend. The Derivative Plaintiffs' second amended complaint was filed on March 11, 2011 and alleges, among other things, that the Individual Defendants breached their fiduciary duties by agreeing to the proposed transaction to eliminate their potential liability on the derivative claims asserted by the Derivative Plaintiffs in this case. The second amended complaint further alleges that the Individual Defendants breached their fiduciary duties by failing to secure the best price possible in the proposed transaction; by failing to secure any downside protection (in the form of a "collar") for the merger consideration, which is primarily Alpha stock; and by agreeing to deal protection provisions (specifically, a "no shop" provision, matching rights and a $251,000 termination fee) that allegedly virtually eliminate the possibility of a proposal superior to Alpha's. The second amended complaint further alleges that the Alpha Parties aided and abetted the Individual Defendants' alleged breaches of their fiduciary duties. The second amended complaint requests

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(14) Commitments and Contingencies (Continued)

that the court, among other things, enjoin the consummation of the merger, establish a "litigation trust" to preserve the Derivative Plaintiffs' derivative claims; and award the plaintiffs their costs and disbursements and reasonable allowances for fees of plaintiffs' counsel and experts. The Alpha Parties filed a motion to dismiss the respective claims asserted against them on April 18, 2011. On April 19, 2011, the court set a hearing date of May 26, 2011 for the Derivative Plaintiffs' motion requesting that the court preliminarily enjoin the merger.

        Two additional putative class actions were brought against Massey, the Individual Defendants and the Alpha Parties in the Delaware Court of Chancery following the announcement of the Massey Merger. Silverman v. Phillips, et al., filed on February 7, 2011 ("Silverman"), and Goe v. Massey Energy Company, et al., filed on February 14, 2011 ("Goe"), assert claims for breach of fiduciary duties against the Individual Defendants and aiding and abetting breach of fiduciary duties against the Alpha Parties. Silverman also asserts a claim for aiding and abetting breach of fiduciary duties against Massey. Messrs. Silverman and Goe's allegations are nearly identical to those made by the Derivative Plaintiffs in the second amended complaint filed in In re Massey. Silverman and Goe were consolidated for all purposes with In re Massey on February 9, 2011 and February 24, 2011, respectively.

        Three additional putative class actions were brought against Massey, the Individual Defendants and the Alpha Parties in the United States District Court for the Eastern District of Virginia following the announcement of the Massey Merger. Mostaed v. Crawford, et al., filed on February 2, 2011 ("Mostaed"); Perkins v. Crawford, et al., filed on February 4, 2011 ("Perkins"); and Mandel v. Crawford, et al., filed on February 18, 2011 ("Mandel"), assert claims for breach of fiduciary duties against the Individual Defendants and aiding and abetting breach of fiduciary duties against Massey and Alpha. On February 17, 2011, Mr. Mostaed filed a motion for consolidation of Mostaed with Perkins and any subsequently filed actions challenging the Massey Merger. This motion remains pending before the court. On April 4, 2011, Mr. Mostaed purported to file an amended complaint, which adds putative class action claims for alleged violations of Section 14(a) of the Exchange Act against Massey, the Individual Defendants and Alpha and Section 20(a) of the Exchange Act against Massey and the Individual Defendants. Massey, the Individual Defendants and Alpha believe that the amended complaint was not timely filed but have agreed to answer the amended complaint. On April 11, 2011, Alpha, Massey and the Individual Defendant filed answers to Mr. Mostaed's February 2, 2011 complaint and Mr. Perkins's complaint. On May 3, 2011, Alpha filed an answer to Mr. Mostaed's April 4, 2011 amended complaint.

        On March 11, 2011, the Alpha Defendants filed a motion to stay the claims asserted in Mostaed, Perkins and Mandel in favor of the essentially identical claims already being pursued in the Delaware Court of Chancery in In re Massey Messrs. Mostaed and Perkins each opposed the motion, which remains pending before the court. Mr. Mandel did not oppose the motion and, on April 19, 2011, the parties in Mandel filed a proposed agreed order to stay proceedings in the case in favor of In re Massey. On April 20, 2011, the Court entered a preliminary scheduling order and an order scheduling a pre-trial conference in Mostaed, Perkins and Mandel for May 19, 2011.

        California State Teachers' Retirement System v. Blankenship, et. al, is pending in the Circuit Court of Kanawha County, West Virginia, and asserts claims against certain of Massey's current and former directors and officers that are similar to those asserted in In re Massey. Massey is named as a nominal defendant. On May 3, the plaintiffs in that action moved to amend their complaint to add factual allegations concerning the terms of and process leading to the proposed transaction; to join as defendants

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(14) Commitments and Contingencies (Continued)

the Alpha Parties and the members of Massey's board who were not already party to the litigation; and to add class action claims asserting that Massey's directors breached their fiduciary duty in agreeing to the proposed transaction and that the Alpha Parties aided and abetted those alleged breaches.

(15) Comprehensive Income

        Total comprehensive income is as follows for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
Net income	$49,848	$14,041
Adjustments to unrecognized gains and losses and amortization of employee benefit costs, net of income tax of $114 and $2,319 for the three months ended March 31, 2011 and 2010, respectively	(175)	(3,696)
Change in fair value of cash flow hedges, net of income tax of ($10,599) and ($1,564) for the three months ended March 31, 2011 and 2010, respectively	16,288	2,520
Change in fair value of available-for-sale marketable securities, net of income tax of $46 and ($103) for the three months ended March 31, 2011 and 2010, respectively	(71)	163

Total comprehensive income	$65,890	$13,028

        The following table summarizes the components of accumulated other comprehensive income (loss) as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010
Adjustments to unrecognized gains and losses and amortization of employee benefit costs, net of income tax of $19,846 and $19,732 as of March 31, 2011 and December 31, 2010, respectively	$(36,204)	$(36,030)
Unrealized gains on cash flow hedges, net of income tax of ($15,634) and ($5,035) as of March 31, 2011 and December 31, 2010, respectively	24,731	8,443
Change in fair value of available-for-sale marketable securities, net of income tax of of $44 and ($2) as of March 31, 2011 and December 31, 2010, respectively	(68)	4

Total accumulated other comprehensive income (loss)	$(11,541)	$(27,583)

(16) Segment Information

        The Company discloses information about operating segments using the management approach, where segments are determined and reported based on the way that management organizes the enterprise for making operating decisions and assessing performance. The Company periodically evaluates its application of accounting guidance for reporting its segments.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(16) Segment Information (Continued)

        The Company extracts, processes and markets steam and metallurgical coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in Central Appalachia, Northern Appalachia, and the Powder River Basin. The Company has two reportable segments: Western Coal Operations, which consists of two Powder River Basin surface mines as of March 31, 2011, and Eastern Coal Operations, which consists of 39 underground mines and 27 surface mines in Central and Northern Appalachia as of March 31, 2011, as well as the Company's road construction business which operates in Central Appalachia and its coal brokerage activities.

        In addition to the two reportable segments, the All Other category includes an idled underground mine in Illinois; expenses associated with closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane at the Company's Coal Gas Recovery business and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities. The Company evaluates the performance of its segments based on EBITDA from continuing operations, which the Company defines as income from continuing operations plus interest expense, income tax expense, amortization of acquired coal supply agreements, net, and depreciation, depletion and amortization, less interest income and income tax benefit.

        Segment operating results and capital expenditures from continuing operations for the three months ended March 31, 2011 were as follows:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
Total revenues	$965,063	$150,535	$15,140	$1,130,738
Depreciation, depletion, and amortization	$69,658	$15,075	$3,905	$88,638
Amortization of acquired coal supply agreements, net	$14,931	$11,052	$—	$25,983
EBITDA from continuing operations	$196,622	$22,703	$(26,324)	$193,001
Capital expenditures	$23,514	$9,723	$23,864	$57,101

        Segment operating results and capital expenditures from continuing operations for the three months ended March 31, 2010 were as follows:

	Eastern Coal Operations	Western Coal Operations	All Other	Consolidated
Total revenues	$777,009	$134,091	$10,904	$922,004
Depreciation, depletion, and amortization	$76,871	$14,854	$3,402	$95,127
Amortization of acquired coal supply agreements, net	$44,137	$21,820	$—	$65,957
EBITDA from continuing operations	$209,469	$20,727	$(11,724)	$218,472
Capital expenditures	$49,801	$5,950	$5,128	$60,879

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(16) Segment Information (Continued)

        The following table presents a reconciliation of EBITDA from continuing operations to income from continuing operations:

	Three Months Ended March 31,
	2011	2010
EBITDA from continuing operations	$193,001	$218,472
Interest expense	(15,610)	(22,120)
Interest income	1,045	680
Income tax expense	(13,967)	(21,278)
Depreciation, depletion and amortization	(88,638)	(95,127)
Amortization of acquired coal supply agreements, net	(25,983)	(65,957)

Income from continuing operations	$49,848	$14,670

        The following table presents total assets and goodwill as of March 31, 2011 and December 31, 2010:

	Total Assets		Goodwill
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
Eastern Coal Operations	$3,498,497	$3,382,335	$323,220	$323,220
Western Coal Operations	644,739	651,479	53,308	53,308
All Other	1,202,601	1,145,469	5,912	5,912

Total	$5,345,837	$5,179,283	$382,440	$382,440

        The Company markets produced, processed, and purchased coal to customers in the United States and in international markets. Export coal revenues totaled $388,353 and $194,402, or approximately 34% and 21%, respectively, of total revenues for the three months ended March 31, 2011 and 2010, respectively.

(17) Mergers and Acquisitions

        On January 28, 2011, the Company and its wholly owned subsidiary Mountain Merger Sub, Inc. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Massey providing for the acquisition of Massey by the Company. Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of the respective parties, Merger Sub will be merged with and into Massey (the "Massey Merger"), with Massey surviving the merger as a wholly owned subsidiary of Alpha. Under the terms of the Merger Agreement, Massey stockholders will receive, upon the consummation of the Massey Merger, 1.025 shares of Alpha common stock and $10.00 in cash for each share of Massey common stock. The consummation of the Massey Merger is subject to certain conditions, including (i) the adoption by the Massey stockholders of the Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha's certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Massey Merger and (y) the issuance of Alpha common stock in connection with the Massey Merger. The Company may be required to pay a termination fee of $360,000 upon termination of the Merger Agreement by Massey if the 20-business-day marketing period

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(17) Mergers and Acquisitions (Continued)

has ended and all other conditions of the Company and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and the Company and Merger Sub have failed to complete the closing by the date required under the Merger Agreement as a result of a breach by the lenders of their obligations to make available to the Company and Merger Sub the full amount of the financing commitment for the Massey Merger.

Financing Relating to the Massey Merger

        The Company has received a financing commitment from Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., subject to customary conditions, to underwrite a new term loan A facility, revolving credit facility and bridge loan facility. The aggregate commitment of the senior secured lenders is $600,000 for the term A loan facility and $1,000,000 for the revolving credit facility. The term of both facilities is five years. The commitment for the term A loan facility and revolving credit facility expires on January 28, 2012.

        The aggregate commitment of unsecured bridge lenders is $1,700,000 for the unsecured bridge loan facility, which will be available if and to the extent the Company has not secured alternate financing through the issuance of up to $1,700,000 of senior notes prior to the closing of the Massey Merger. The bridge facility, if drawn, will mature initially on the first anniversary of the closing of the Massey Merger, at which time the maturity of any outstanding loans thereunder will be extended automatically to the eighth anniversary of the closing of the Massey Merger, except to the extent they have been exchanged by the lenders for exchange notes due on that eighth anniversary. The commitment for the bridge loan facility expires on January 28, 2012.

        The debt financing commitments are subject to:

  •
  consummation of the Massey Merger in accordance with the Merger Agreement;

  •
  the absence of a "material adverse effect" (as defined in the Merger Agreement) regarding Massey;

  •
  closing no later than January 28, 2012;

  •
  delivery of certain historical and pro forma financial information for the Company and Massey;

  •
  delivery of a confidential information memorandum for the credit facilities;

  •
  a 15-business-day period for marketing of senior notes after delivery by the Company of a prospectus for such notes; and

  •
  other customary financing conditions.

        During the three months ended March 31, 2011, the Company incurred fees totaling $23,700 related to the financing of the Massey Merger. Of the total incurred, $11,710 was capitalized as debt issuance costs and will be amortized over the life of the related financing arrangements. Of the remaining $11,990, $6,200 was recognized as selling, general and administrative expense during the three months ended March 31, 2011 and the remaining $5,790 will be recognized as selling, general and administrative expense in the second quarter of 2011.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information

        On July 30, 2004, Foundation's subsidiary, Foundation PA (the "2014 Notes Issuer"), issued the 2014 Notes. The 2014 Notes were guaranteed on a senior unsecured basis by Foundation Coal Corporation ("FCC"), an indirect parent of Foundation PA, and certain of its subsidiaries. As a result of the Foundation Merger, Foundation PA and FCC became subsidiaries of the Company.

        On August 1, 2009, in connection with the Foundation Merger, Foundation PA, the Company and certain of its subsidiaries (which were also former subsidiaries of Old Alpha) (the "New Subsidiaries") executed a supplemental indenture (the "Third Supplemental Indenture"), which supplements the indenture dated as of July 30, 2004 as supplemented, governing the 2014 Notes.

        Pursuant to the Third Supplemental Indenture, the Company assumed the obligations of FCC in respect of the 2014 Notes and, along with the New Subsidiaries, became obligated as guarantors on the indenture governing the 2014 Notes. On August 1, 2009, in connection with the Foundation Merger, FCC merged with and into the Company. In accordance with the indenture governing the 2014 Notes, the "Guarantor Subsidiaries" under the 2014 Notes, referred to as the "2014 Notes Guarantor Subsidiaries", are each of the direct and indirect wholly owned subsidiaries of the Company, other than the Issuer Subsidiary and the Non-Guarantor Subsidiary. The Company and the 2014 Notes Guarantor Subsidiaries have fully and unconditionally guaranteed the 2014 Notes, jointly and severally, on a senior unsecured basis.

        Presented below are condensed consolidating financial statements as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 and 2010, based on the guarantor structure that was in place at March 31, 2011. "Parent" in the tables below refers to the Company as a guarantor of the 2014 Notes; "Non-Guarantor Subsidiary" refers to ANR Receivables Funding LLC, a wholly-owned indirect subsidiary of the Company formed on March 25, 2009 in connection with the A/R Facility, that was not and is not a guarantor of the 2014 Notes. Separate consolidated financial statements and other disclosures concerning the 2014 Notes Guarantor Subsidiaries are not presented because management believes that such information is not material to holders of the 2014 Notes or related guarantees.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
March 31, 2011

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$446	$—	$540,414	$—	$—	$540,860
Trade accounts receivable, net	—	—	14,589	341,452	—	356,041
Inventories, net	—	—	217,544	—	—	217,544
Prepaid expenses and other current assets	—	—	424,065	—	—	424,065

Total current assets	446	—	1,196,612	341,452	—	1,538,510
Property, equipment and mine development costs, net	—	—	1,136,551	—	—	1,136,551
Owned and leased mineral rights, net	—	—	1,859,125	—	—	1,859,125
Owned lands	—	—	98,727	—	—	98,727
Goodwill	—	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	—	135,614	—	—	135,614
Other non-current assets	3,273,249	1,496,369	2,578,814	4,643	(7,158,205)	194,870

Total assets	$3,273,695	$1,496,369	$7,387,883	$346,095	$(7,158,205)	$5,345,837

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$—	$11,839
Trade accounts payable	3,607	—	230,327	—	—	233,934
Accrued expenses and other current liabilities	3,130	4,393	290,382	29	—	297,934

Total current liabilities	6,737	16,232	520,709	29	—	543,707
Long-term debt	225,476	509,333	14,175	—	—	748,984
Pension and postretirement medical benefit obligations	—	—	723,211	—	—	723,211
Asset retirement obligations	—	—	215,632	—	—	215,632
Deferred income taxes	—	—	231,176	—	—	231,176
Other non-current liabilities	312,929	627,130	154,575	339,303	(1,279,363)	154,574

Total liabilities	545,142	1,152,695	1,859,478	339,332	(1,279,363)	2,617,284
Stockholders' Equity
Total stockholders' equity	2,728,553	343,674	5,528,405	6,763	(5,878,842)	2,728,553

Total liabilities and stockholders' equity	$3,273,695	$1,496,369	$7,387,883	$346,095	$(7,158,205)	$5,345,837

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,331	$—	$534,441	$—	$—	$554,772
Trade accounts receivable, net	—	—	18,432	262,706	—	281,138
Inventories, net	—	—	198,172	—	—	198,172
Prepaid expenses and other current assets	—	—	341,755	—	—	341,755

Total current assets	20,331	—	1,092,800	262,706	—	1,375,837
Property, equipment and mine development costs, net	—	—	1,131,987	—	—	1,131,987
Owned and leased mineral rights, net	—	—	1,884,169	—	—	1,884,169
Owned lands	—	—	98,727	—	—	98,727
Goodwill	—	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	—	162,397	—	—	162,397
Other non-current assets	5,167,187	1,578,118	3,719,826	4,705	(10,326,110)	143,726

Total assets	$5,187,518	$1,578,118	$8,472,346	$267,411	$(10,326,110)	$5,179,283

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$—	$11,839
Trade accounts payable	2,091	—	119,462	—	—	121,553
Accrued expenses and other current liabilities	1,423	10,195	302,110	26	—	313,754

Total current liabilities	3,514	22,034	421,572	26	—	447,146
Long-term debt	222,355	512,138	7,819	—	—	742,312
Pension and postretirement medical benefit obligations	—	—	719,355	—	—	719,355
Asset retirement obligations	—	—	209,987	—	—	209,987
Deferred income taxes	—	—	249,408	—	—	249,408
Other non-current liabilities	2,305,613	671,273	1,528,008	261,372	(4,611,227)	155,039

Total liabilities	2,531,482	1,205,445	3,136,149	261,398	(4,611,227)	2,523,247
Stockholders' Equity
Total stockholders' equity	2,656,036	372,673	5,336,197	6,013	(5,714,883)	2,656,036

Total liabilities and stockholders' equity	$5,187,518	$1,578,118	$8,472,346	$267,411	$(10,326,110)	$5,179,283

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
For the Three Months Ended March 31, 2011

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$—	$986,978	$—	$—	$986,978
Freight and handling revenues	—	—	116,055	—	—	116,055
Other revenues	—	—	25,288	2,417	—	27,705

Total revenues	—	—	1,128,321	2,417	—	1,130,738

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	—	734,985	—	—	734,985
Freight and handling costs	—	—	116,055	—	—	116,055
Other expenses	—	—	18,579	—	—	18,579
Depreciation, depletion and amortization	—	—	88,638	—	—	88,638
Amortization of acquired coal supply agreements, net	—	—	25,983	—	—	25,983
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	—	66,482	802	—	67,284

Total costs and expenses	—	—	1,050,722	802	—	1,051,524

Income from operations	—	—	77,599	1,615	—	79,214

Other income (expense):
Interest expense	(8,364)	(13,201)	6,341	(386)	—	(15,610)
Interest income	—	—	1,045	—	—	1,045
Miscellaneous expense, net	—	—	(834)	—	—	(834)

Total other expense, net	(8,364)	(13,201)	6,552	(386)	—	(15,399)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(8,364)	(13,201)	84,151	1,229	—	63,815
Income tax benefit (expense)	3,262	5,149	(21,899)	(479)	—	(13,967)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	54,950	(20,244)	—	—	(34,706)	—

Net income (loss)	$49,848	$(28,296)	$62,252	$750	$(34,706)	$49,848

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Operations
For the Three Months Ended March 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$—	$831,266	$—	$—	$831,266
Freight and handling revenues	—	—	64,788	—	—	64,788
Other revenues	—	—	23,852	2,098	—	25,950

Total revenues	—	—	919,906	2,098	—	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	—	575,067	—	—	575,067
Freight and handling costs	—	—	64,788	—	—	64,788
Other expenses	—	—	15,684	—	—	15,684
Depreciation, depletion and amortization	—	—	95,127	—	—	95,127
Amortization of acquired coal supply agreements, net	—	—	65,957	—	—	65,957
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	—	47,121	668	—	47,789

Total costs and expenses	—	—	863,744	668	—	864,412

Income from operations	—	—	56,162	1,430	—	57,592

Other income (expense):
Interest expense	(4,783)	(11,343)	(5,255)	(739)	—	(22,120)
Interest income	—	—	680	—	—	680
Miscellaneous income, net	—	—	(204)	—	—	(204)

Total other expense, net	(4,783)	(11,343)	(4,779)	(739)	—	(21,644)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(4,783)	(11,343)	51,383	691	—	35,948
Income tax benefit (expense)	1,865	4,424	(27,298)	(269)	—	(21,278)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	16,959	36,897	—	—	(53,856)	—

Income from continuing operations	14,041	29,978	24,085	422	(53,856)	14,670

Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(1,047)	—	—	(1,047)
Income tax benefit	—	—	418	—	—	418

Loss from discontinued operations	—	—	(629)	—	—	(629)

Net income (loss)	$14,041	$29,978	$23,456	$422	$(53,856)	$14,041

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2011

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(192)	$(12,183)	$178,376	$2,417	$168,418

Investing activities:
Capital expenditures	$—	$—	$(57,101)	$—	$(57,101)
Purchase of equity-method investment	—	—	(2,000)	—	(2,000)
Purchases of marketable securities, net	—	—	(99,938)	—	(99,938)
Other, net	—	—	(4,477)	—	(4,477)

Net cash used in investing activities	$—	$—	$(163,516)	$—	$(163,516)

Financing activities:
Principal repayments of long-term debt	$—	$(2,960)	$—	$—	$(2,960)
Debt issuance costs	—	(11,710)	—	—	(11,710)
Excess tax benefit from stock-based awards	—	—	5,245	—	5,245
Common stock repurchases	(11,203)	—	—	—	(11,203)
Proceeds from exercise of stock options	1,814	—	—	—	1,814
Transactions with affiliates	(10,304)	26,853	(14,132)	(2,417)	—

Net cash (used in) provided by financing activities	$(19,693)	$12,183	$(8,887)	$(2,417)	$(18,814)

Net decrease in cash and cash equivalents	$(19,885)	$—	$5,973	$—	$(13,912)
Cash and cash equivalents at beginning of period	20,331	—	534,441	—	554,772

Cash and cash equivalents at end of period	$446	$—	$540,414	$—	$540,860

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2010

	Parent	2014 Notes Issuer	2014 Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(3,076)	$(16,690)	$160,918	$2,098	$143,250

Investing activities:
Capital expenditures	$—	$—	$(60,879)	$—	$(60,879)
Purchases of marketable securities, net	—	—	(38,240)	—	(38,240)
Purchase of equity method investment	—	—	(3,000)	—	(3,000)
Other, net	—	—	819	—	819

Net cash used in investing activities	$—	$—	$(101,300)	$—	$(101,300)

Financing activities:
Principal repayments on long-term debt	—	(8,375)	—	—	(8,375)
Proceeds from exercise of stock options	3,332	—	—	—	3,332
Excess tax benefit from stock-based awards	—	—	6,735	—	6,735
Common stock repurchases	(15,676)	—	—	—	(15,676)
Transactions with affiliates	10,055	25,065	(33,022)	(2,098)	—

Net cash (used in) provided by financing activities	$(2,289)	$16,690	$(26,287)	$(2,098)	$(13,984)

Net (decrease) increase in cash and cash equivalents	$(5,365)	$—	$33,331	$—	$27,966
Cash and cash equivalents at beginning of period	69,410	—	396,459	—	465,869

Cash and cash equivalents at end of period	$64,045	$—	$429,790	$—	$493,835

        The Company may issue new registered debt securities (the "New Notes") in the future that will be fully and unconditionally guaranteed, jointly and severally, on a senior or subordinated unsecured basis by the 2014 Notes Guarantor Subsidiaries and the 2014 Notes Issuer (collectively, the "New Notes Guarantor Subsidiaries").

        Presented below are condensed consolidating financial statements as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 and 2010, respectively, based on the guarantor structure that would be in place in the event the Company issues New Notes in the future. The tables below refer to the Company as the issuer of any New Notes that may be issued in the future. "Non-Guarantor Subsidiary" refers, for the tables below, to ANR Receivables Funding LLC, a wholly-owned indirect subsidiary of the Company formed on March 25, 2009 in connection with the A/R Facility, that was not and would not be a guarantor of the New Notes. Separate consolidated financial statements and other disclosures concerning the New Notes Guarantor Subsidiaries are not presented because management believes that such information would not be material to holders of any New Notes or related guarantees that may be issued by the Company.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
March 31, 2011

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$446	$540,414	$—	$—	$540,860
Trade accounts receivable, net	—	14,589	341,452	—	356,041
Inventories, net	—	217,544	—	—	217,544
Prepaid expenses and other current assets	—	424,065	—	—	424,065

Total current assets	446	1,196,612	341,452	—	1,538,510
Property, equipment and mine development costs, net	—	1,136,551	—	—	1,136,551
Owned and leased mineral rights, net	—	1,859,125	—	—	1,859,125
Owned lands	—	98,727	—	—	98,727
Goodwill	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	135,614	—	—	135,614
Other non-current assets	3,273,249	4,075,183	4,643	(7,158,205)	194,870

Total assets	$3,273,695	$8,884,252	$346,095	$(7,158,205)	$5,345,837

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$11,839
Trade accounts payable	3,607	230,327	—	—	233,934
Accrued expenses and other current liabilities	3,130	294,775	29	—	297,934

Total current liabilities	6,737	536,941	29	—	543,707
Long-term debt	225,476	523,508	—	—	748,984
Pension and postretirement medical benefit obligations	—	723,211	—	—	723,211
Asset retirement obligations	—	215,632	—	—	215,632
Deferred income taxes	—	231,176	—	—	231,176
Other non-current liabilities	312,929	781,705	339,303	(1,279,363)	154,574

Total liabilities	545,142	3,012,173	339,332	(1,279,363)	2,617,284
Stockholders' Equity
Total stockholders' equity	2,728,553	5,872,079	6,763	(5,878,842)	2,728,553

Total liabilities and stockholders' equity	$3,273,695	$8,884,252	$346,095	$(7,158,205)	$5,345,837

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet
December 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,331	$534,441	$—	$—	$554,772
Trade accounts receivable, net	—	18,432	262,706	—	281,138
Inventories, net	—	198,172	—	—	198,172
Prepaid expenses and other current assets	—	341,755	—	—	341,755

Total current assets	20,331	1,092,800	262,706	—	1,375,837
Property, equipment and mine development costs, net	—	1,131,987	—	—	1,131,987
Owned and leased mineral rights, net	—	1,884,169	—	—	1,884,169
Owned lands	—	98,727	—	—	98,727
Goodwill	—	382,440	—	—	382,440
Acquired coal supply agreements, net	—	162,397	—	—	162,397
Other non-current assets	5,167,187	5,297,944	4,705	(10,326,110)	143,726

Total assets	$5,187,518	$10,050,464	$267,411	$(10,326,110)	$5,179,283

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$11,839	$—	$—	$11,839
Trade accounts payable	2,091	119,462	—	—	121,553
Accrued expenses and other current liabilities	1,423	312,305	26	—	313,754

Total current liabilities	3,514	443,606	26	—	447,146
Long-term debt	222,355	519,957	—	—	742,312
Pension and postretirement medical benefit obligations	—	719,355	—	—	719,355
Asset retirement obligations	—	209,987	—	—	209,987
Deferred income taxes	—	249,408	—	—	249,408
Other non-current liabilities	2,305,613	2,199,281	261,372	(4,611,227)	155,039

Total liabilities	2,531,482	4,341,594	261,398	(4,611,227)	2,523,247
Stockholders' Equity
Total stockholders' equity	2,656,036	5,708,870	6,013	(5,714,883)	2,656,036

Total liabilities and stockholders' equity	$5,187,518	$10,050,464	$267,411	$(10,326,110)	$5,179,283

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
For the Three Months Ended March 31, 2011

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$986,978	$—	$—	$986,978
Freight and handling revenues	—	116,055	—	—	116,055
Other revenues	—	25,288	2,417	—	27,705

Total revenues	—	1,128,321	2,417	—	1,130,738

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	734,985	—	—	734,985
Freight and handling costs	—	116,055	—	—	116,055
Other expenses	—	18,579	—	—	18,579
Depreciation, depletion and amortization	—	88,638	—	—	88,638
Amortization of acquired coal supply agreements, net	—	25,983	—	—	25,983
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	66,482	802	—	67,284

Total costs and expenses	—	1,050,722	802	—	1,051,524

Income from operations	—	77,599	1,615	—	79,214

Other income (expense):
Interest expense	(8,364)	(6,860)	(386)	—	(15,610)
Interest income	—	1,045	—	—	1,045
Miscellaneous expense, net	—	(834)	—	—	(834)

Total other expense, net	(8,364)	(6,649)	(386)	—	(15,399)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(8,364)	70,950	1,229	—	63,815
Income tax benefit (expense)	3,262	(16,750)	(479)	—	(13,967)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	54,950	(20,244)	—	(34,706)	—

Net income (loss)	$49,848	$33,956	$750	$(34,706)	$49,848

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Consolidating Statement of Operations
For the Three Months Ended March 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Total Consolidated
Revenues:
Coal revenues	$—	$831,266	$—	$—	$831,266
Freight and handling revenues	—	64,788	—	—	64,788
Other revenues	—	23,852	2,098	—	25,950

Total revenues	—	919,906	2,098	—	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	—	575,067	—	—	575,067
Freight and handling costs	—	64,788	—	—	64,788
Other expenses	—	15,684	—	—	15,684
Depreciation, depletion and amortization	—	95,127	—	—	95,127
Amortization of acquired coal supply agreements, net	—	65,957	—	—	65,957
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	—	47,121	668	—	47,789

Total costs and expenses	—	863,744	668	—	864,412

Income from operations	—	56,162	1,430	—	57,592

Other income (expense):
Interest expense	(4,783)	(16,598)	(739)	—	(22,120)
Interest income	—	680	—	—	680
Miscellaneous income, net	—	(204)	—	—	(204)

Total other expense, net	(4,783)	(16,122)	(739)	—	(21,644)

Income (loss) from continuing operations before income taxes and equity in earnings of investments in Issuer and Guarantor Subsidiaries	(4,783)	40,040	691	—	35,948
Income tax benefit (expense)	1,865	(22,874)	(269)	—	(21,278)
Equity in earnings of investments in Issuer and Guarantor Subsidiaries	16,959	36,897	—	(53,856)	—

Income from continuing operations	14,041	54,063	422	(53,856)	14,670

Discontinued operations:
Loss from discontinued operations before income taxes	—	(1,047)	—	—	(1,047)
Income tax benefit	—	418	—	—	418

Loss from discontinued operations	—	(629)	—	—	(629)

Net income (loss)	$14,041	$53,434	$422	$(53,856)	$14,041

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2011

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(192)	$166,193	$2,417	$168,418

Investing activities:
Capital expenditures	$—	$(57,101)	$—	$(57,101)
Purchase of equity-method investment	—	(2,000)	—	(2,000)
Purchases of marketable securities, net	—	(99,938)	—	(99,938)
Other, net	—	(4,477)	—	(4,477)

Net cash used in investing activities	$—	$(163,516)	$—	$(163,516)

Financing activities:
Principal repayments of long-term debt	$—	$(2,960)	$—	$(2,960)
Debt issuance costs	—	(11,710)	—	(11,710)
Excess tax benefit from stock-based awards	—	5,245	—	5,245
Common stock repurchases	(11,203)	—	—	(11,203)
Proceeds from exercise of stock options	1,814	—	—	1,814
Transactions with affiliates	(10,304)	12,721	(2,417)	—

Net cash (used in) provided by financing activities	$(19,693)	$3,296	$(2,417)	$(18,814)

Net decrease in cash and cash equivalents	$(19,885)	$5,973	$—	$(13,912)
Cash and cash equivalents at beginning of period	20,331	534,441	—	554,772

Cash and cash equivalents at end of period	$446	$540,414	$—	$540,860

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited, amounts in thousands except share and per share data)

(18) Supplemental Guarantor and Non-Guarantor Financial Information (Continued)

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2010

	Parent (Issuer)	New Notes Guarantor Subsidiaries	Non- Guarantor Subsidiary	Total Consolidated
Net cash (used in) provided by operating activities	$(3,076)	$144,228	$2,098	$143,250

Investing activities:
Capital expenditures	$—	$(60,879)	$—	$(60,879)
Purchases of marketable securities, net	—	(38,240)	—	(38,240)
Purchase of equity method investment	—	(3,000)	—	(3,000)
Other, net	—	819	—	819

Net cash used in investing activities	$—	$(101,300)	$—	$(101,300)

Financing activities:
Principal repayments on long-term debt	—	(8,375)	—	(8,375)
Proceeds from exercise of stock options	3,332	—	—	3,332
Excess tax benefit from stock-based awards	—	6,735	—	6,735
Common stock repurchases	(15,676)	—	—	(15,676)
Transactions with affiliates	10,055	(7,957)	(2,098)	—

Net cash (used in) provided by financing activities	$(2,289)	$(9,597)	$(2,098)	$(13,984)

Net (decrease) increase in cash and cash equivalents	$(5,365)	$33,331	$—	$27,966
Cash and cash equivalents at beginning of period	69,410	396,459	—	465,869

Cash and cash equivalents at end of period	$64,045	$429,790	$—	$493,835

(19) Share Repurchase Program

        On May 19, 2010, the Board of Directors authorized a share repurchase program, which permits the Company to repurchase up to $125,000 of its outstanding common stock, par value $0.01 per share ("Shares"). The program enables the Company to repurchase Shares from time to time, as market conditions warrant. There were no Shares repurchased under this program during the three months ended March 31, 2011. The Company may purchase up to an additional $100,001 worth of Shares under the program.

(20) Subsequent Events

        On May 3, 2011, the Company commenced a cash tender offer for any and all of Massey's outstanding 6.875% Senior Notes due 2013 (the "Notes") at 102% of the Notes principal amount. The tender offer is conditioned upon satisfaction or waiver of certain conditions, including the Massey Merger and the consummation of an offering by Alpha of one or more series of its senior notes, the net proceeds of which are sufficient to purchase the Notes tendered in the tender offer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Massey Energy Company

        We have audited the accompanying consolidated balance sheets of Massey Energy Company as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Massey Energy Company at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Massey Energy Company's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Richmond, Virginia
March 1, 2011

MASSEY ENERGY COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues	$2,609,659	$2,318,489	$2,559,929
Produced coal revenue	252,409	218,203	306,397
Freight and handling revenue	91,566	62,721	30,684
Purchased coal revenue	85,340	91,746	92,779

Other revenue	3,038,974	2,691,159	2,989,789

Total revenues
Costs and expenses
Cost of produced coal revenue	2,332,851	1,850,058	1,910,953
Freight and handling costs	252,409	218,203	306,397
Cost of purchased coal revenue	86,127	57,108	28,517
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737
Selling, general and administrative	41,814	1,860	3,590
Selling, general and administrative	113,340	97,381	77,015
Other expense	8,072	8,705	3,207
Litigation charge	—	—	250,061
Loss on financing transactions	—	189	5,006
(Gain) loss on derivative instruments	(21,078)	(37,638)	22,552

Total costs and expenses	3,177,283	2,464,183	2,861,035

(Loss) Income before interest and taxes	(138,309)	226,976	128,754
Interest income	2,293	12,583	23,576
Interest expense	(102,243)	(102,294)	(96,866)
Gain (loss) on short-term investment	4,662	—	(6,537)

(Loss) Income before taxes	(233,597)	137,265	48,927
Income tax benefit (expense)	67,010	(32,832)	(1,098)

Net (loss) income	$(166,587)	$104,433	$47,829

Net (loss) income per share
Basic	$(1.71)	$1.23	$0.58

Diluted	$(1.71)	$1.22	$0.58

Shares used to calculate net (loss) income per share
Basic	97,545	84,992	81,816

Diluted	97,545	85,598	82,895

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$327,179	$665,762
Short-term investment	—	10,864
Trade and other accounts receivable, less allowance of $906 and $1,303, respectively	296,770	121,577
Inventories	289,027	269,826
Income taxes receivable	10,912	10,546
Other current assets	193,176	235,990

Total current assets	1,117,064	1,314,565
Property, plant and equipment, net	3,217,685	2,344,770
Intangible assets, net	120,923	—
Goodwill	36,707	—
Other noncurrent assets	118,603	140,336

Total assets	$4,610,982	$3,799,671

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable, principally trade and bank overdrafts	$245,312	$164,979
Short-term debt	12,327	23,531
Payroll and employee benefits	95,446	63,590
Other current liabilities	309,980	192,835

Total current liabilities	663,065	444,935
Noncurrent liabilities
Long-term debt	1,303,852	1,295,555
Deferred income taxes	163,383	209,230
Pension obligation	79,721	55,610
Other noncurrent liabilities	620,499	538,058

Total noncurrent liabilities	2,167,455	2,098,453

Total liabilities	2,830,520	2,543,388

Shareholders' Equity
Capital stock
Preferred—authorized 20,000,000 shares without par value; none issued	—	—
Common—authorized 300,000,000 shares and 150,000,000 shares, respectively of $0.625 par value; issued 102,496,160 and 86,213,582 shares, respectively	64,561	53,868
Treasury stock, 861,439 shares at cost	(31,822)	—
Additional capital	1,343,966	568,995
Retained earnings	526,025	716,089
Accumulated other comprehensive loss	(122,268)	(82,669)

Total shareholders' equity	1,780,462	1,256,283

Total liabilities and shareholders' equity	$4,610,982	$3,799,671

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities	$(166,587)	$104,433	$47,829
Net (loss) income
Adjustments to reconcile Net income to Cash provided by operating activities:
Depreciation, depletion and amortization	321,477	270,177	257,327
Impairment of Upper Big Branch assets	63,577	—	—
Impairment of unamortized development costs	20,623	—	—
Bond discount amortization	20,508	19,054	8,028
Share-based compensation expense	11,099	12,747	13,856
Deferred income taxes	(65,753)	18,407	5,573
Gain on disposal of assets	(3,808)	(15,984)	(2,926)
Gain on reserve exchanges	(6,879)	(26,537)	(32,449)
Reserve on note receivable	4,953	6,000	—
Loss on financing transactions	—	369	11,431
Gain on insurance recovery	(11,180)	—	—
Net unrealized losses (gains) in derivative instruments	15,140	(53,116)	22,552
(Gain) loss on short-term investment	(4,662)	—	6,537
Accretion of asset retirement obligations	17,358	13,991	11,844
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(126,772)	100,020	(77,953)
Increase in inventories	(7,259)	(36,658)	(49,808)
(Increase) decrease in income taxes receivable	(1,387)	(2,350)	10,048
Decrease (increase) in other current assets	22,382	(67,075)	49,079
Increase in other assets	(4,976)	(1,589)	(9,621)
Increase (decrease) in accounts payable	55,549	(79,222)	95,995
Increase in other accrued liabilities	115,999	9,882	21,189
Increase in pension obligation	2,108	10,796	1,625
Increase (decrease) in other noncurrent liabilities	2,723	10,916	(118)
Asset retirement obligation payments	(6,324)	(5,352)	(4,957)

Cash provided by operating activities	267,909	288,909	385,081

Cash Flows from Investing Activities
Capital expenditures	(434,855)	(274,552)	(736,529)
Purchase of acquired company, net of cash acquired	(629,977)	—	—
Redesignation of cash equivalent to short-term investment	—	—	(217,900)
Proceeds from redemption of short-term investment	15,526	28,519	171,980
Proceeds from sale of assets	4,550	19,010	5,958
Proceeds from insurance recovery related to loss on Bandmill plant	15,561	15,395	—

Cash utilized by investing activities	(1,029,195)	(211,628)	(776,491)

Cash Flows from Financing Activities
Issuance of common stock	466,707	—	258,188
Repurchases of common stock	(31,822)	—	—
Repayments of capital lease obligations	(1,581)	(2,584)	(1,911)
Proceeds from issuance of 3.25% convertible senior notes	—	—	674,136
Repurchase of 3.25% convertible senior notes	—	(9,982)	(10,450)
Repayment for 6.625% senior notes	(21,949)	—	(322,139)
Redemption of 4.75% convertible senior notes	—	(70)	—
Proceeds from sale-leaseback transactions	16,477	—	41,318
Cash dividends paid	(23,477)	(20,421)	(21,310)
Proceeds from stock options exercised	18,348	11,306	16,519
Excess income tax benefit (expense) from stock option exercises	—	3,235	(1,164)

Cash provided (utilized) by financing activities	422,703	(18,516)	633,187

(Decrease) increase in cash and cash equivalents	(338,583)	58,765	241,777
Cash and cash equivalents at beginning of period	665,762	606,997	365,220

Cash and cash equivalents at end of period	$327,179	$665,762	$606,997

Supplemental Cash Flow Information
Cash paid during the period for income taxes	$129	$13,539	$4,219

See Notes to Consolidated Financial Statements.

MASSEY ENERGY COMPANY

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(In Thousands, Except Per Share Amounts)

	Common Stock				Accumulated Other Comprehensive (Loss)
			Additional Capital	Retained Earnings		Treasury Stock	Total Shareholders' Equity
	Shares	Amount
Balance at December 31, 2007	79,944	$51,743	$237,684	$601,587	$(27,024)	$(79,986)	$784,004

Net income				47,829			47,829
Other comprehensive (loss):
Pension and postretirement plans, net of deferred tax of $47,528					(74,338)		(74,338)

Comprehensive (loss) income							(26,509)

Adoption of accounting standards:
Equity component of 3.25% convertible senior notes			98,397				98,397
Dividends declared ($0.21 per share)				(17,339)			(17,339)
Stock option expense			8,204				8,204
Exercise of stock options	787	492	16,027				16,519
Stock option tax expense			(1,164)				(1,164)
Restricted stock	300	185	5,467				5,652
Issuance of stock for debt conversion	34	21	639				660
Issuance of additional common shares	4,370	937	177,265			79,986	258,188

Balance at December 31, 2008	85,435	$53,378	$542,519	$632,077	$(101,362)	$—	$1,126,612

Net income				104,433			104,433
Other comprehensive income:
Pension and postretirement plans, net of deferred tax of ($9,105)					18,693		18,693

Comprehensive income (loss)							123,126

Dividends declared ($0.24 per share)				(20,421)			(20,421)
Stock option expense			6,197				6,197
Exercise of stock options	515	321	10,985				11,306
Stock option tax benefit			3,235				3,235
Restricted stock	262	169	6,381				6,550
Equity component of 3.25% convertible senior notes			(322)				(322)

Balance at December 31, 2009	86,212	$53,868	$568,995	$716,089	$(82,669)	$—	$1,256,283

Net (loss)				(166,587)			(166,587)
Other comprehensive (loss):
Pension and postretirement plans, net of deferred tax of $15,444					(39,599)		(39,599)

Comprehensive (loss) income							(206,186)

Dividends declared ($0.24 per share)				(23,477)			(23,477)
Stock option expense			3,622				3,622
Exercise of stock options	719	451	17,897				18,348
Restricted stock	132	59	7,418				7,477
Share repurchase	(861)					(31,822)	(31,822)
Issuance of additional common shares	16,294	10,183	746,034				756,217

Balance at December 31, 2010	102,496	$64,561	$1,343,966	$526,025	$(122,268)	$(31,822)	$1,780,462

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Massey Energy Company ("we", "our", or "us"), our wholly-owned and majority-owned direct and indirect subsidiaries. Inter-company transactions and accounts are eliminated in consolidation. We have no independent assets or operations. We do not have a controlling interest in any separate independent operations. Investments in business entities in which we do not have control, but have the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method.

        All of our direct and substantially all of our indirect operating subsidiaries, each such subsidiary being indirectly 100% owned by us, fully and unconditionally, jointly and severally, guarantee our obligations under the 6.875% senior notes due 2013 ("6.875% Notes"), the 3.25% convertible senior notes due 2015 ("3.25% Notes") and the 2.25% convertible senior notes due 2024 ("2.25% Notes"). The subsidiaries not providing a guarantee of the 6.875% Notes, the 3.25% Notes and the 2.25% Notes are minor (as defined under Securities and Exchange Commission ("SEC") Rule 3-10(h)(6) of Regulation S-X). See Note 10 to the Notes to Consolidated Financial Statements for a more complete discussion of debt.

        We have evaluated subsequent events through the date the Consolidated Financial Statements were issued. See Note 24 for more information.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The most significant estimates used in the preparation of the consolidated financial statements are related to impairments of property, plant and equipment, defined benefit pension plans, coal workers' pneumoconiosis ("black lung"), workers' compensation and supplemental compensation benefits, other postretirement benefits, reclamation and mine closure obligations, contingencies and related insurance recoveries, income taxes, coal reserve estimates, stock options and derivative instruments.

Fair Value Measurements

        We adopted new accounting guidance on January 1, 2008 and 2009, for financial and non-financial assets and liabilities, respectively, that requires their categorization based upon three levels of judgment associated with the inputs used to measure their fair value. Neither adoption had a material impact on our financial position or results of operations. See Note 20 to the Notes to Consolidated Financial Statements for more information.

        In January 2010, the Financial Accounting Standards Board (the "FASB") issued an accounting standard update, amending disclosure requirements related to Fair Value Measurements and Disclosures, as follows:

  1.
  Significant transfers between Level 1 and 2 shall be disclosed separately, including the reasons for the transfers; and

  2.
  Information about purchases, sales, issuances and settlements shall be disclosed separately in the reconciliation of activity in Level 3 fair value measurements.

        This accounting standard update is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the

1. Significant Accounting Policies (Continued)

reconciliation of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010. The initial adoption of this accounting standard update did not have a material impact on our financial position or results of operations and the adoption for disclosures effective for interim and annual reporting periods beginning after December 15, 2010 is not expected to have a material impact on our cash flows, financial position or results of operations. See Note 20 to the Notes to Consolidated Financial Statements for more information on our Fair Value Measurements and Disclosures.

Revenue Recognition

        Produced coal revenue is realized and earned when title passes to the customer. Coal sales are made to our customers under the terms of coal supply agreements, most of which are long-term (one year or greater). Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the mine, dock, or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source(s) that serves each of our mines. We incur certain "add-on" taxes and fees on coal sales. Coal sales reported in Produced coal revenues include these "add-on" taxes and fees charged by various federal and state governmental bodies.

        Freight and handling revenue consists of shipping and handling costs invoiced to coal customers and paid to third-party carriers. These revenues are directly offset by Freight and handling costs.

        Purchased coal revenue represents revenue recognized from the sale of coal purchased from third-party production sources. We take title to the purchased coal, which we then resell to our customers. Typically, title and risk of loss transfer to the customer at the mine, dock or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source(s).

        Other revenue includes refunds on railroad agreements, royalties related to coal lease agreements, gas well revenue, gains on the sale of non-strategic assets and reserve exchanges, joint venture revenue and other miscellaneous revenue. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum lease payments regardless of the extent to which minerals are produced from the leasehold. The terms of these agreements generally range from specified periods of 5 to 10 years, or can be for an unspecified period until all reserves are depleted.

Derivative Instruments

        Our coal sales and coal purchase contracts that do not qualify for the normal purchase normal sale ("NPNS") exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

Cash and Cash Equivalents

        Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents are primarily invested in money market funds, which consist of highly liquid investments with maturities of 90 days or less at the date of purchase.

Short-Term Investment

        Short-term investment at December 31, 2009 was comprised of an investment in The Reserve Primary Fund ("Primary Fund"), a money market fund that suspended redemptions in September 2008 and was subsequently liquidated. Upon suspension of redemptions, we determined that our investment in the Primary Fund did not meet the definition of a security, within the scope of current accounting guidance,

1. Significant Accounting Policies (Continued)

since the equity investment no longer had a readily determinable fair value. Therefore, the investment was classified as a short-term investment, subject to the cost method of accounting, on our Consolidated Balance Sheets.

Trade Receivables

        Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing. We maintain a bad debt reserve based upon the expected collectability of our accounts receivable. The reserve includes specific amounts for accounts that are likely to be uncollectible, as determined by such variables as customer creditworthiness, the age of the receivables, bankruptcies and disputed amounts. Account balances are charged off against the reserve after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

        Produced coal and supplies inventories generally are stated at the lower of average cost or net realizable value. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs. Purchased coal inventories are stated at the lower of cost, computed on the first-in, first-out method, or net realizable value.

Surface mine stripping costs

        We account for the costs of removing overburden and waste materials (stripping costs) at surface mines differently, depending upon whether the costs are incurred prior to producing coal (pre-production) versus after a more than de minimis amount of shippable product is produced (post-production). Production-related stripping costs are only included as a component of inventory if they are associated with extracted or saleable inventories. Pre-production stripping costs are capitalized in mine development and amortized over the life of the developed pit consistent with coal industry practices. Post-production stripping costs are expensed as incurred and recorded as Cost of produced coal revenue.

        Pre-production stripping costs—At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden (i.e. advance stripping costs) for new pits at existing operations. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal (i.e. advance stripping costs incurred for the initial box cuts) for production are capitalized in mine development and amortized over the life of the developed pit consistent with coal industry practices.

        Post-production stripping costs—Where new pits are routinely developed as part of a contiguous mining sequence, we expense such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.

Income Taxes

        We account for income taxes under the liability method, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. It also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors, including carrybacks, the expected level of future taxable income and available tax planning strategies. If actual

1. Significant Accounting Policies (Continued)

results differ from the assumptions made in the evaluation of our valuation allowance, we record a change in valuation allowance through income tax expense in the period such determination is made.

        A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by applicable taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the taxing authority assuming full knowledge of the position and all relevant facts. We accrue interest and penalties, if any, related to unrecognized tax benefits in Other noncurrent liabilities and recognize the related expense in Income tax expense.

Property, Plant and Equipment

        Property, plant and equipment are carried at cost and stated net of accumulated depreciation. Expenditures that extend the useful lives of existing buildings and equipment are capitalized. Maintenance and repairs are expensed as incurred. Coal exploration costs are expensed as incurred. Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves. Development costs, including pre-production stripping costs, applicable to the opening of new coal mines and certain mine expansion projects are capitalized until production begins. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to Other revenue.

        Our coal reserves are controlled either through direct ownership or through leasing arrangements. Mining properties owned in fee represent owned coal properties carried at cost. Leased mineral rights represent leased coal properties carried at the cost of acquiring those leases. The leases are generally long-term in nature (original term five to fifty years or until the mineable and merchantable coal reserves are exhausted), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues.

        Depreciation of buildings, plants and equipment is calculated on the straight-line method over their estimated useful lives or lease terms as follows:

Years
Buildings and plants	20 to 30
Equipment	3 to 20
Capital leases	4 to 7

        Ownership of assets under capital leases transfers to us at the end of the lease term. Depreciation of assets under capital leases is included within Depreciation, depletion and amortization.

        Amortization of development costs is computed using the units-of-production method over the estimated proven and probable reserve tons.

        Depletion of mining properties owned in fee and leased mineral rights is computed using the units-of-production method over the estimated proven and probable reserve tons (as adjusted for recoverability factors). As of December 31, 2010, approximately $227.7 million of costs associated with mining properties owned in fee and leased mineral rights are not currently subject to depletion as mining has not begun or production has been temporarily idled on the associated coal reserves.

        We capitalize certain costs incurred in the development of internal-use software, including external direct material and service costs. All costs capitalized are amortized using the straight-line method over the estimated useful life not to exceed 7 years.

1. Significant Accounting Policies (Continued)

Acquired Coal Sales Contracts, Transportation Contracts, and Mining Permits

        Application of business combination accounting in connection with the acquisition of Cumberland Resources Corporation and certain affiliated entities ("Cumberland") resulted in the recognition of a significant asset for above market-priced coal sales contacts, transportation contracts, and mining permits on the date of the acquisition. Our coal sales contracts and transportation contracts are amortized based on the actual amount of tons shipped under each contract. Mining permits are amortized using the units-of-production method over the estimated proven and probable reserve tons. These assets are recorded under the caption Intangible assets, net in the Consolidated Balance Sheets and the amortization expense is reflected under the caption Depreciation, depletion and amortization in the Consolidated Statements of Income.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of acquired companies. Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. As a result of the Cumberland Acquisition, we recorded Goodwill in our Consolidated Balance Sheet. We determined that the goodwill generated from the acquisition was directly attributable to the operating efficiencies at the Cumberland entities. Therefore, the goodwill was allocated entirely to the Cumberland reporting unit.

        On an ongoing basis, absent any impairment indicators, we perform goodwill impairment testing as of October 1 of each year. We test consolidated goodwill for impairment using a fair value approach at the reporting unit level, and perform the goodwill impairment test in two steps. Step one compares the fair value of the reporting unit to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

        For purposes of the step one analysis, an estimate of fair value for the reporting unit is derived from a combination of the income approach and the market approach. Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. Under the market approach, estimates of prices reasonably expected to be realized from the sale of the reporting unit are used to determine the fair value of the reporting unit.

        For purposes of the step two analysis, an estimate of the fair value of goodwill is derived using the same methodology for determining goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit, with the residual then recorded as goodwill).

        Our annual goodwill impairment review performed on October 1, 2010 for the $36.7 million of goodwill recorded in our Consolidated Balance Sheet indicated the fair value of the reporting unit exceeded its carrying value.

Asset Impairment and Disposal of Long-Lived Assets

        Long-lived assets, such as property, equipment, mine development costs, owned and leased mineral rights longwall panel costs and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be

1. Significant Accounting Policies (Continued)

recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated fair value. The fair value is determined using the estimated undiscounted cash flows expected to be generated by the assets along with, where appropriate, market inputs. The determination of fair value requires the use of significant judgment and estimates about assumptions that management believes are appropriate in the circumstances although it is reasonably possible that actual performance will differ from these assumptions. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. See Note 6 to the Notes to Consolidated Financial Statements for more information.

Insurance Recoveries

        Insurance recoveries that are deemed to be probable and reasonably estimable are recognized to the extent of the related loss. Insurance recoveries that result in gains are recognized only when realized by settlement with the insurers. The evaluation of insurance recoveries requires estimates and judgments about future results that affect reported amounts and certain disclosures. Actual results could differ from those estimates.

Advance Mining Royalties

        Coal leases that require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced. At December 31, 2010 and 2009, advance mining royalties included in Other noncurrent assets totaled $43.5 million and $40.4 million, net of an allowance of $13.2 million and $12.8 million, respectively.

Reclamation

        We record asset retirement obligations ("ARO") as a liability based on fair value, which is calculated as the present value of the estimated future cash flows, in the period in which it is incurred. Management and engineers periodically review the estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in Cost of produced coal revenue. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is incurred. Additionally, we perform a certain amount of required reclamation of disturbed acreage as an integral part of our normal mining process; these costs are expensed as incurred. See Note 13 for a more complete discussion of our reclamation liability.

Pension Plans

        We sponsor a noncontributory defined benefit pension plan covering substantially all administrative and non-union employees. Our policy is to annually fund the defined benefit pension plan at or above the minimum amount required by law. We also sponsor a nonqualified supplemental benefit pension plan for certain salaried employees, which is unfunded.

        Costs of benefits to be provided under our defined benefit pension plans are accrued over the employees' estimated remaining service life. These costs are determined on an actuarial basis. We recognize the funded status of our benefit plans in our Consolidated Balance Sheet and recognize as a

1. Significant Accounting Policies (Continued)

component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. These amounts will be adjusted as they are subsequently recognized as components of net periodic benefit cost. See Note 9 for a more complete discussion of our pension plans.

Black Lung Benefits

        We are responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, and under various states' statutes for the payment of medical and disability benefits to employees and their dependents resulting from occurrences of black lung. We provide for federal and state black lung claims principally through a self-insurance program.

        Costs of benefits to be provided under our accumulated black lung obligations are accrued over the employees' estimated remaining service life. These costs are determined on an actuarial basis. We recognize the funded status of our black lung obligations in our Consolidated Balance Sheet and recognize as a component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. We use the service cost method to account for our self-insured black lung obligation. The liability measured under the service cost method represents the discounted future estimated cost for former employees either receiving or projected to receive benefits, and the portion of the projected liability relative to prior service for active employees projected to receive benefits. Expense for black lung under the service cost method represents the service cost, which is the portion of the present value of benefits allocated to the current year, interest on the accumulated benefit obligation, and amortization of unrecognized actuarial gains and losses. We amortize unrecognized actuarial gains and losses over a five-year period. See Note 15 for a more complete discussion of black lung benefits.

Workers' Compensation

        We are liable for workers' compensation benefits for traumatic injuries under state workers' compensation laws in states in which we have operations. Our operations have workers' compensation coverage through a combination of either a self-insurance program, or commercial insurance through a deductible or first dollar insurance policy. We record our self-insured liability on a discounted actuarial basis using various assumptions, including discount rate and future cost trends. See Note 15 for a more complete discussion of workers' compensation benefits.

Postretirement Benefits Other than Pensions

        We sponsor defined benefit health care plans that provide postretirement medical benefits to eligible union and non-union members. Costs of benefits to be provided under our postretirement benefits other than pensions are accrued over the employees' estimated remaining service life. These costs are determined on an actuarial basis. We recognize the funded status of our benefit plans in our Consolidated Balance Sheet and recognize as a component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. These amounts will be adjusted as they are subsequently recognized as components of net periodic benefit cost.

1. Significant Accounting Policies (Continued)

        Under the Coal Industry Retiree Health Benefits Act of 1992 (the "Coal Act"), coal producers are required to fund medical and death benefits of certain retired union coal workers based on premiums assessed by the United Mine Workers of America ("UMWA") Benefit Funds. We treat our obligation under the Coal Act as participation in a multi-employer plan and record the cost of our obligation as expense as payments are assessed. See Note 14 for a more complete discussion of postretirement benefits other than pensions.

Stock-based Compensation

        We measure the compensation cost of equity instruments based on their grant-date fair value, which is recognized as expense on a straight-line basis over the corresponding vesting period. We use the Black-Scholes option-pricing model to determine the fair value of stock options as of the date of grant and certain liability awards with option characteristics (i.e., stock appreciation rights, or "SARs"). See Note 16 for a more complete discussion of stock-based compensation.

Earnings per Share

        Basic earnings per share is computed by dividing net income by the weighted-average number of outstanding common shares for the period. Diluted earnings per share reflects the potential dilution that could occur if instruments that may require the issuance of common shares in the future were settled and the underlying common shares were issued. Diluted earnings per share is computed by increasing the weighted-average number of outstanding common shares computed in basic earnings per share to include the additional common shares that would be outstanding after issuance and adjusting net income from changes that would result from the issuance. Only those securities that are dilutive are included in the calculation. See Note 2 for a more complete discussion.

Recent Accounting Pronouncements

        In April 2010, the FASB issued an accounting standard update, amending disclosure requirements related to income taxes as a result of the Patient Protection and Affordable Care Act ("PPACA"). Beginning in fiscal year 2014, the tax deduction available to us will be reduced to the extent our drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Because retiree health care liabilities and the related tax impacts are already reflected in our Consolidated Financial Statements, we were required to recognize the full accounting impact of this accounting standard update in the period in which the PPACA was signed into law. The total non-cash charge to Income tax expense related to the reduction in the tax benefit was $2.6 million, and was recorded in 2010.

2. Earnings Per Share

        The number of shares of Common Stock used to calculate basic earnings per share for the year ended December 31, 2010, 2009 and 2008, is based on the weighted average of outstanding shares of Common Stock during the respective periods. The number of shares of Common Stock used to calculate diluted earnings per share is based on the number of shares of Common Stock used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors during each period and debt securities currently convertible into shares of Common Stock during each period. The effect of dilutive securities issuances in the amount of 2.0 million, 1.2 million and 0.01 million shares of Common Stock for the year ended December 31, 2010, 2009, and 2008, respectively, were excluded from the calculation of diluted net (loss) income per share of Common Stock, as such inclusion would result in antidilution.

2. Earnings Per Share (Continued)

        The computations for basic and diluted net (loss) income per share are based on the following per share information:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands, Except Per Share Amounts)
Numerator:
Net (loss) income—numerator for basic	$(166,587)	$104,433	$47,829
Effect of convertible notes	—	174	188

Net (loss) income—numerator for diluted	$(166,587)	$104,607	$48,017

Denominator:
Weighted average shares—denominator for basic	97,545	84,992	81,816
Effect of stock options/restricted stock	—	317	772
Effect of convertible notes	—	289	307

Adjusted weighted average shares—denominator for diluted	97,545	85,598	82,895

Net (loss) income per share:
Basic	$(1.71)	$1.23	$0.58

Diluted	$(1.71)	$1.22	$0.58

        The 2.25% Notes are convertible by holders into shares of Common Stock during certain periods under certain circumstances. The 2.25% Notes were eligible for conversion at December 31, 2010. If all of the 2.25% Notes outstanding at December 31, 2010 had been converted at that date, we would have issued 287,113 shares of Common Stock.

        The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation. As of December 31, 2010, the 3.25% Notes had not reached the specified threshold for conversion.

3. Acquisition of Cumberland

        On April 19, 2010, we completed the acquisition of Cumberland for a purchase price of $644.7 million in cash and 6,519,034 shares of Common Stock. Prior to the acquisition, Cumberland was one of the largest privately held coal producers in the United States. Cumberland's operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. As a result of the acquisition, we obtained an estimated 415 million tons of contiguous coal reserves. We also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. We did not incur or assume any third-party debt as a result of the acquisition of Cumberland. The acquisition of Cumberland increases our metallurgical coal reserves, strengthens our ability to globally market steam and metallurgical quality coal, and optimizes both operational best practices and working capital generation.

3. Acquisition of Cumberland (Continued)

        The acquisition of Cumberland was accounted for as a business combination. The fair value of the total consideration transferred was $934.2 million. The acquisition date fair value of each class of consideration transferred was as follows:

(In Thousands)
Fair value of shares of Common Stock	$289,511
Cash	644,730

Total purchase price	$934,241

        The Fair value of shares of Common Stock transferred was determined by using the Common Stock's closing price of $44.41 on the day of the acquisition.

        In determining the purchase price, we also considered Cumberland's strong management team and the efficiency of its operations. Because these factors do not arise from contractual or other legal rights, nor are they separable, the value attributable to these factors is included in the amount recognized as goodwill. The goodwill is deductible for tax purposes.

        The purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values determined by appraisals of the assets acquired and liabilities assumed. The final purchase price allocation was as follows:

(In Thousands)	Purchase Price Allocation
Cash and cash equivalents	$14,753
Trade and other accounts receivable	52,802
Inventories	11,942
Other current assets	4,140
Net property, Plant and Equipment	763,083
Intangible assets, net	167,021
Goodwill	36,707
Other noncurrent Assets	529

Total assets	1,050,977
Accounts payable, principally trade and bank overdrafts	24,784
Payroll and employee benefits	8,648
Other current liabilities	25,624
Deferred income taxes	46,243
Other noncurrent liabilities	11,437

Total liabilities	116,736
Net assets acquired	$934,241

        Total revenues and (Loss) income before taxes reported in the Consolidated Statements of Income for the year ended December 31, 2010 included $438.2 million and $26.5 million, respectively, related to the operations acquired in the Cumberland acquisition.

        The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the acquisition of Cumberland occurred at the beginning of each of the periods being presented. The unaudited pro forma results have been prepared based on estimates and assumptions that we believe are reasonable; however, they are not necessarily indicative of the consolidated results of operations had

3. Acquisition of Cumberland (Continued)

the acquisition of Cumberland occurred at the beginning of each of the periods presented or of future results of operations.

	Year Ended December 31,
(In Thousands)	2010	2009
Total revenue
As reported	$3,038,974	$2,691,159
Pro forma	$3,242,353	$3,255,324
Net (loss) income
As reported	$(166,587)	$104,433
Pro forma	$(152,886)	$118,179

4. Inventories

        Inventories consisted of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Saleable coal	$183,156	$179,081
Raw coal	47,376	36,254

Subtotal coal inventory	230,532	215,335
Supplies inventory	58,495	54,491

Total inventory	$289,027	$269,826

        Saleable coal represents coal ready for sale, including inventories designated for customer facilities under consignment arrangements of $34.8 million and $43.7 million at December 31, 2010 and 2009, respectively. Raw coal represents coal that generally requires further processing prior to shipment to the customer.

5. Other Current Assets

        Other current assets are comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Longwall panel costs	$10,430	$12,041
Deposits	105,216	133,794
Other	77,530	90,155

Total other current assets	$193,176	$235,990

        During 2010, we impaired $5.1 million of Longwall panel costs deemed not to be recoverable at UBB due to an accident that occurred in April 2010. See Note 6 to the Notes to Consolidated Financial Statements for more information.

        Deposits consist primarily of funds placed in restricted accounts with financial institutions to collateralize letters of credit that support workers' compensation requirements, insurance and other obligations. As of December 31, 2010 and 2009, Deposits includes $59.4 million and $46.0 million, respectively, of funds pledged as collateral to support $58.2 million and $45.1 million, respectively, of

5. Other Current Assets (Continued)

outstanding letters of credit. In addition, Deposits at December 31, 2010 and 2009, includes $11.6 million and $12.1 million, respectively of United States Treasury securities supporting various regulatory obligations. As of December 31, 2009, Deposits included a $72.0 million appeal bond we had been required to post related to litigation against us, which was released by the West Virginia Supreme Court of Appeals during the first quarter of 2010, as the final appeal of the case at the state level was resolved in our favor. During 2010, we posted $9.3 million of cash as collateral for an appeal bond related to pending litigation with one of our customers (see Note 22 to the Notes to Consolidated Financial Statements for more information). Deposits also includes $17.8 million and $1.6 million for future equipment deliveries as of December 31, 2010 and 2009, respectively.

        The Other caption in the table above at December 31, 2010 includes $10.0 million associated with the funding of a portion of our deferred compensation plan.

        We have committed to the divestiture of certain mining equipment assets which are not part of our short-term mining plan. At December 31, 2010, and 2009, the carrying amount of assets held for sale totaled $24.2 million and $22.3 million, respectively and is included in Other current assets.

6. Property, Plant and Equipment

        Property, plant and equipment is comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Land, buildings and equipment	$2,983,866	$2,631,886
Mining properties owned in fee and leased mineral rights	1,428,394	851,704
Mine development	1,221,529	1,131,707

Total property, plant and equipment	5,633,789	4,615,297
Less accumulated depreciation, depletion and amortization	(2,416,104)	(2,270,527)

Property, plant and equipment, net	$3,217,685	$2,344,770

        Land, buildings and equipment includes gross assets under capital leases of $12.3 million and $12.9 million at December 31, 2010 and 2009, respectively

        On April 5, 2010, an explosion occurred at the Upper Big Branch ("UBB") mine of our Performance resource group, which damaged assets associated with the operation at UBB. Therefore during 2010, we recorded impairment charges related to the UBB incident of $63.6 million, which are included in Depreciation, depletion and amortization applicable to Cost of produced coal revenue, in our Consolidated Statements of Income. In accordance with relevant accounting requirements, Property, plant and equipment (which included mine development) and longwall panel costs located at or near UBB with a carrying amount of $35.4 million and $28.2 million (of which $5.1 million was considered current assets and $23.1 million noncurrent assets), respectively, were deemed to be destroyed or probable of abandonment. Accordingly, the carrying value of the assets was completely written off. There was approximately $14.9 million of assets at or near the UBB mine that were not impaired; our determination of recoverability related to these assets was based on our assumptions about future operations at UBB and possible alternatives to accessing the related coal reserves. Given the ongoing investigations into the cause of the UBB tragedy and the uncertainty around the future operations at the UBB mine, there is a reasonable possibility that additional impairments could be recorded in future periods.

6. Property, Plant and Equipment (Continued)

        During 2010, we recorded $20.5 million of impairment charges for unamortized mine development costs at certain idled mines. In light of increased regulatory scrutiny and the current production levels at certain of our mining locations, management determined certain assets were unlikely to be recovered in future periods. The remaining carrying value of the unamortized mine development costs for these idled mines is immaterial. The charges are included in Depreciation, depletion and amortization in the Consolidated Statement of Income.

        During 2010 and 2009, we received $22.2 million and $15.4 million, respectively, in insurance proceeds for reconstruction of the Bandmill preparation plant and reimbursement of related expense. Of the 2010 proceeds, $15.5 million are included in Cash utilized for investing and $6.7 million are included in Cash from operations in the Consolidated Statement of Cash Flows. The receipts received in 2010 resulted in a pre-tax gain of $18.4 million on insurance recovery related to the Bandmill preparation plant fire property insurance recovery. $11.2 million of the gain was recorded in Other revenue and $7.2 million of the gain was recorded in Cost of produced coal revenue in the Consolidated Statement of Income.

        During 2010 and 2008 we sold and leased-back certain mining equipment. We received net proceeds of $16.5 million and $41.3 million, for the years ended December 31, 2010 and 2008, respectively, resulting in net deferred gains of $0.5 million and $2.4 million, respectively. During 2009, we had no material sale-leaseback transactions.

7. Intangible assets

        As part of the acquisition of Cumberland during 2010, we acquired Intangible assets with a fair value of $167.0 million. Intangible assets are comprised of the following:

(In Thousands)	December 31, 2010
Coal sales contracts	$96,870
Transportation contracts	61,700
Mining permits	8,451

Intangible assets, cost	167,021
Accumulated amortization	(46,098)

Intangible assets, net	$120,923

        Our Coal sales contracts and Transportation contracts are amortized based on the actual amount of tons shipped under each contract. Mining permits are amortized using the units-of-production method over the estimated proven and probable reserve tons. For the year ended December 31, 2010, we recorded $46.1 million in amortization expense related to the Intangible assets in Depreciation, depletion, and amortization in the Consolidated Statement of Income.

        Estimated amortization expense for Intangible assets for the next five calendar years is as follows:

(In Thousands)	Estimated Amortization Expense
2011	$64,974
2012	$8,374
2013	$8,157
2014	$7,926
2015	$7,571

8. Goodwill

        As a result of the acquisition of Cumberland during 2010, we recorded Goodwill in our Consolidated Balance Sheet.

(In Thousands)
Balance at December 31, 2009	$—
Increase in goodwill due to acquisition of Cumberland	36,707

Balance at December 31, 2010	$36,707

9. Pension Plans

Defined Benefit Pension Plans

        We sponsor a qualified non-contributory defined benefit pension plan, which covers substantially all administrative and non-union employees. Based on a participant's entrance date to the plan, the participant may accrue benefits based on one of four benefit formulas. Two of the formulas provide pension benefits based on the employee's years of service and average annual compensation during the highest five consecutive years of service. The third formula credits certain eligible employees with flat dollar contributions based on years of service with the Company and years of service under the UMWA 1974 Pension Plan. The fourth formula provides benefits under a cash balance formula with contribution credits based on hours worked. This last formula has a guaranteed rate of return on contributions of 4% for all contributions after December 31, 2003. Funding for the plan is generally at the minimum contribution level required by applicable regulations. We made contributions of $19.8 million and $15.0 million to the qualified plan during 2010 and 2009, respectively.

        An independent trustee holds the plan assets for the qualified defined benefit pension plan. The plan assets include cash and cash equivalents, corporate and government bonds, preferred and common stocks and an investment in a group annuity contract. We have an internal investment committee ("Investment Committee") that sets investment policy, selects and monitors investment managers and monitors asset allocation. Diversification of assets is employed to reduce risk. The long-term target asset allocation is 65% for equity securities (including 50% domestic and 15% international) and 35% for cash and interest bearing securities. The investment policy is based on the assumption that the overall portfolio volatility will be similar to that of the target allocation. Given the volatility of the capital markets, strategic adjustments in various asset classes may be required to rebalance asset allocation back to its target policy. Investment fund managers are not permitted to invest in certain securities and transactions as outlined by the investment policy statements specific to each investment category without prior Investment Committee approval.

        In January 2009, the Investment Committee decided to reduce the targeted asset allocation for an interim period for equity securities to 25% of current plan assets given the recent volatility and uncertainty in the equity securities market. The Investment Committee decided to invest $65 million of plan assets previously invested in equity securities in a fixed duration, fixed income strategy with an effective duration of approximately four years. The Investment Committee expects to rebalance the asset portfolio consistent with the long-term target asset allocation at the maturity of the fixed income, fixed duration strategy.

        To develop the expected long-term rate of return on assets assumption, we considered the historical returns and the future expectations for returns for each asset class, as well as the long-term target asset allocation of the pension portfolio. This resulted in the selection of the 8.0% long-term rate of return on assets assumption for the year ended December 31, 2010. As we plan to return to our targeted asset allocation, we believe the expected long-term rate of return on plan assets of 8.0% continues to be appropriate.

9. Pension Plans (Continued)

        The asset allocation for our funded qualified defined benefit pension plan at the end of 2010 and 2009, is as follows:

	Percentage of Plan Assets at Year Ended
	December 31, 2010	December 31, 2009
Equity securities (domestic and international)	35.6%	29.2%
Debt securities	53.4%	59.3%
Other (includes cash, cash equivalents and a group annuity contract)	11.0%	11.5%

Total fair value of plan assets	100.0%	100.0%

        Under the fair value hierarchy, our qualified defined benefit pension plan assets fall under Level I—quoted prices in active markets and Level II—other observable inputs (see Note 20 to the Notes to Consolidated Financial Statements for more information on the fair value hierarchy). The following table provides the fair value by each major category of plan assets:

	December 31, 2010
	Level 1	Level 2
	(In Thousands)
Equity securities	$73,681	$—
Debt securities	—	143,315
Common/collective trust	—	21,858
Commingled short-term investment funds	—	20,055
Insurance contract		9,345

	December 31, 2009
	Level 1	Level 2
	(In Thousands)
Equity securities	$49,461	$—
Debt securities	—	145,563
Common/collective trust	—	19,697
Commingled short-term investment funds	—	13,270
Insurance contract	—	9,204

        In addition to the qualified defined benefit pension plan noted above, we sponsor a nonqualified supplemental benefit pension plan for certain salaried employees. Participants in this nonqualified supplemental benefit pension plan accrue benefits under the same formula as the qualified defined benefit pension plan, however, where the benefit is capped by Internal Revenue Service ("IRS") limitations, this nonqualified supplemental benefit pension plan compensates for benefits in excess of the IRS limit. This supplemental benefit pension plan is unfunded, with benefit payments made by us.

9. Pension Plans (Continued)

        The following table sets forth the change in benefit obligation, plan assets and funded status of both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan:

	Year Ended
	December 31, 2010	December 31, 2009
	(In Thousands)
Change in benefit obligation:
Benefit obligation at the beginning of the period	$303,418	$280,128
Service cost	10,148	9,405
Interest cost	17,942	16,875
Actuarial loss	42,436	8,300
Benefits paid	(11,933)	(11,290)

Benefit obligation at the end of the period	362,011	303,418
Change in plan assets:
Fair value at the beginning of the period	237,195	207,750
Actual return on assets	23,078	25,661
Company contributions	19,914	15,074
Benefits paid	(11,933)	(11,290)

Fair value of plan assets at end of period	268,254	237,195

Funded status	$(93,757)	$(66,223)

Qualified defined benefit pension plan, included in Pension obligation	$(79,721)	$(55,610)
Nonqualified supplemental benefit pension plan, included in Other noncurrent liabilities	(14,036)	(10,613)

Accrued Pension obligation recognized, net	$(93,757)	$(66,223)

        The table below details the changes to Accumulated other comprehensive loss related to defined benefit pension plans:

	Year Ended
	December 31, 2010		December 31, 2009
	Net loss	Prior service cost	Net loss	Prior service cost
	(In Thousands)
January 1 beginning balance	$78,006	$9	89,260	34
Changes to Accumulated other comprehensive loss	14,650	(3)	(11,254)	(25)

December 31 ending balance	$92,656	$6	$78,006	$9

        We expect the estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year to be $16.6 million and $5,000, respectively.

9. Pension Plans (Continued)

        The assumptions used in determining pension benefit obligations for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan are as follows:

	December 31, 2010	December 31, 2009
Discount rates	5.50%	6.00%
Rates of increase in compensation levels	3.00%	3.00%

        Net periodic pension expense for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan includes the following components:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(In Thousands)
Service cost	$10,148	$9,405	$8,680
Interest cost	17,942	16,875	15,881
Expected return on plan assets	(19,205)	(16,359)	(22,852)
Recognized loss	14,302	17,447	770
Amortization of prior service cost	5	41	42

Net periodic pension expense	$23,192	$27,409	$2,521

        The assumptions used in determining pension expense for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan are as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
Discount rates	6.00%	6.10%	6.50%
Rates of increase in compensation levels	3.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

        We expect to make contributions of approximately $20 million in 2011. We also expect to contribute approximately $0.9 million for benefit payments to participants in 2011 for the nonqualified supplemental benefit pension plan.

        The following benefit payments from both the qualified defined benefit pension plan and the nonqualified supplemental benefit pension plan, which reflect expected future service, as appropriate, are expected to be paid from the plans:

Expected Pension Benefit Payments
(In Thousands)
2011	$14,505
2012	$15,120
2013	$15,872
2014	$16,896
2015	$17,688
Years 2016 to 2020	$104,022

9. Pension Plans (Continued)

Multi-Employer Pension

        Under labor contracts with the UMWA, certain operations make payments into two multi-employer defined benefit pension plan trusts established for the benefit of certain union employees. The contributions are based on tons of coal produced and hours worked. Such payments aggregated to less than $600,000 for each of the years ended December 31, 2010, 2009, and 2008.

Defined Contribution Plan

        We currently sponsor a defined contribution pension plan for certain union employees. The plan is non-contributory and our contributions are based on hours worked. Contributions to this plan were approximately $75,000 for each of the years ended December 31, 2010, 2009, and 2008.

Salary Deferral and Profit Sharing (401(K)) Plan

        We also sponsor three salary deferral and profit sharing plans covering substantially all administrative and non-union employees. The maximum salary deferral rate is 75% of eligible pay, subject to IRS limitations. Prior to May 1, 2009, we contributed an amount equal to 30% of the first 10% of each participant's compensation contributed. During 2010, we contributed amounts between 10% to 60% of the first 10% of each participant's compensation contributed. Our contributions aggregated approximately $4.4 million, $2.5 million and $4.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

10. Debt

        Our debt is comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
6.875% senior notes due 2013, net of discount	$757,462	$756,727
3.25% convertible senior notes due 2015, net of discount	546,323	526,435
6.625% senior notes due 2010	—	21,949
2.25% convertible senior notes due 2024	9,647	9,647
Capital lease obligations	2,747	4,328

Total debt	1,316,179	1,319,086
Amounts due within one year	(12,327)	(23,531)

Total long-term debt	$1,303,852	$1,295,555

        The weighted average effective interest rate of the outstanding borrowings was 7.3% at both December 31, 2010 and 2009.

Convertible Debt Securities

        The discount associated with the 3.25% Notes is being amortized via the effective-interest method, increasing the reported liability until the notes are carried at par value on their maturity date. We separately account for the liability and equity components in a manner reflective of our nonconvertible debt borrowing rate, which was determined to be 7.75% at the date of issuance. We recognized $19.9 million, $18.4 million, and $6.9 million of pre-tax non-cash interest expense for the amortization of the discount for the twelve months ended December 31, 2010, 2009, 2008, respectively.

10. Debt (Continued)

6.625% Notes

        During January 2010, we redeemed at par the remaining $21.9 million of our 6.625% senior notes due 2010.

Financing Transactions

        On August 5, 2008, we commenced a consent solicitation and tender offer for any and all of the outstanding $335 million of 6.625% Notes and concurrently we commenced registered underwritten public offerings of convertible senior notes (the "3.25% Notes") and shares of Common Stock and announced our intention to use the proceeds of the offerings to purchase some or all of the 6.625% Notes in the tender offer and for general corporate purposes.

        On August 19, 2008, we settled with holders of $311.5 million of the 6.625% Notes, representing approximately 93% of the outstanding 6.625% Notes, who tendered their 6.625% Notes pursuant to our consent solicitation and tender offer for the 6.625% Notes. The total consideration for these 6.625% Notes was $1,026.57 per $1,000 principal amount of the 6.625% Notes. The total consideration included a consent payment of $25 per $1,000 principal amount of the 6.625% Notes. In addition to the total consideration, holders also received interest which was accrued and unpaid since the previous interest payment date.

        As a result of the consents of approximately 93% of the outstanding 6.625% Notes, we received the requisite consents to execute a supplemental indenture relating to the 6.625% Notes, which eliminated substantially all of the restrictive covenants in the 6.625% Notes' indenture.

        On September 3, 2008, we settled with holders of an additional $1.6 million of the 6.625% Notes, who tendered their 6.625% Notes after the consent solicitation deadline. The total consideration for these 6.625% Notes was $1,001.57 per $1,000 principal amount of the 6.625% Notes. In addition to the total consideration, holders also received interest which was accrued and unpaid since the previous interest payment date.

        During 2008, we recognized charges totaling $15.2 million, including $1.9 million for the write-off of unamortized financing fees and $4.2 million for the unamortized interest rate swap termination payment (as discussed below) recorded in Interest expense, and $9.1 million for the debt consent solicitation and tender offer recorded in Loss on financing transactions.

Fair Value Hedge Adjustment

        On December 9, 2005, we exercised our right to terminate our interest rate swap agreement, which was designated as a hedge against a portion of the 6.625% Notes. We paid a $7.9 million termination payment to the swap counterparty on December 13, 2005 ("Fair value hedge adjustment"). The termination payment was being amortized into Interest expense through November 15, 2010, the maturity date of the 6.625% Notes. As discussed in this Note under Financing Transactions above, on August 19, 2008, we settled with holders of approximately 93% of the outstanding 6.625% Notes that were tendered pursuant to our consent solicitation and tender offer for the 6.625% Notes. As a result of the acceptance of the consent solicitation and tender offer of the 6.625% Notes, the remaining balance of the Fair value hedge adjustment of $4.2 million was written off to Interest expense. For the year ended December 31, 2008, $5.1 million of the Fair value hedge adjustment was recorded in Interest expense.

10. Debt (Continued)

6.875% Notes

        The 6.875% Notes are unsecured obligations ranking equally with all other unsecured senior indebtedness of ours and are guaranteed by substantially all of our current and future subsidiaries, (the "Guarantors"). Interest on the 6.875% Notes is payable on December 15 and June 15 of each year. We may redeem the 6.875% Notes, in whole or in part, for cash at any time on or after December 15, 2009 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest. The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors. The subsidiaries not providing a guarantee of the 6.875% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X).
        The 6.875% Notes contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability to, among other things: (i) incur liens and debt or provide guarantees in respect of obligations of any other person; (ii) increase Common Stock dividends above specified levels; (iii) make loans and investments; (iv) prepay, redeem or repurchase debt; (v) engage in mergers, consolidations and asset dispositions; (vi) engage in affiliate transactions; (vii) create any lien or security interest in any real property or equipment; (viii) engage in sale and leaseback transactions; and (ix) restrict distributions from subsidiaries. We are currently in compliance with all covenants.

3.25% Notes

        On August 12, 2008, we issued $690 million of 3.25% Notes in a registered underwritten public offering, resulting in net proceeds to us of approximately $674.1 million. The 3.25% Notes are guaranteed on a senior unsecured basis by the Guarantors. The subsidiaries not providing a guarantee of the 3.25% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X). The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors. The 3.25% Notes and the guarantees rank equally with all of our and the Guarantors' existing and future senior unsecured indebtedness and rank senior to all of our and the Guarantors' indebtedness that is expressly subordinated to the 3.25% Notes and the guarantees, but are effectively subordinated to all of our and the Guarantors' existing and future senior secured indebtedness to the extent of the value of the assets securing the indebtedness and to all liabilities of our subsidiaries that are not Guarantors.

        The 3.25% Notes bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on August 1 and February 1 of each year. The 3.25% Notes will mature on August 1, 2015, unless earlier repurchased by us or converted.

        The 3.25% Notes are convertible in certain circumstances during certain periods at an initial conversion rate of 11.4106 shares of Common Stock per $1,000 principal amount of 3.25% Notes (which represented an initial conversion price of approximately $87.64 per share), subject to adjustment in certain circumstances. The conversion rate as of December 31, 2010 was 11.4542 shares of Common Stock per $1,000 principal amount of 3.25% Notes.

        The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, shares of Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation. Subject to earlier repurchase, the 3.25% Notes will be convertible only in the following circumstances and to the following extent:

  •
  during any calendar quarter, if the closing sale price of our shares of Common Stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

10. Debt (Continued)

  •
  during the five consecutive business days immediately after any five consecutive trading day period (the "note measurement period") in which the average trading price per $1,000 principal amount of 3.25% Notes was equal to or less than 97% of the average conversion value of the 3.25% Notes during the note measurement period;

  •
  if we make certain distributions on our shares of Common Stock or engage in certain transactions; and

  •
  at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015.

        None of the 3.25% Notes are currently eligible for conversion.

        The indenture governing the 3.25% Notes contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee for the 3.25% Notes or the holders of not less than 25% in aggregate principal amount of the 3.25% Notes then outstanding may declare the unpaid principal of the 3.25% Notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount of the 3.25% Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

        During 2009 and 2008, we concluded open market purchases of our 3.25% Notes, reducing the net liability outstanding by $9.5 million ($11.9 million of principal amount less $2.4 million of debt discount) and $14.5 million ($19.0 million of principal amount less $4.5 million of debt discount) at a cost of $10.0 million and $10.4 million, respectively, plus accrued interest. After reversal of the equity component of these convertible notes of $0.3 million and $0.04 million in 2009 and 2008, respectively, a loss of $0.2 million was recorded in 2009 and a gain of $4.1 million was recorded in 2008, in Loss on financing transactions. Depending on market conditions and covenant restrictions, we may continue to make debt repurchases from time to time through open market purchases, private transactions or otherwise.

2.25% Notes

        The 2.25% Notes are unsecured obligations of ours, rank equally with all other unsecured senior indebtedness and are guaranteed by the Guarantors. The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors. The subsidiaries not providing a guarantee of the 2.25% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X). Interest is payable semiannually on April 1 and October 1 of each year. We registered the 2.25% Notes with the SEC for resale.

        Holders of the 2.25% Notes may require us to purchase all or a portion of their notes for cash on April 1, 2011, 2014, and 2019, at a purchase price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. In addition, if we experience certain specified types of fundamental changes on or before April 1, 2011, the holders may require us to purchase the notes for cash. We may redeem all or a portion of the 2.25% Notes for cash at any time on or after April 6, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.

        The 2.25% Notes are convertible during certain periods by holders into shares of Common Stock initially at a conversion rate of 29.7619 shares of Common Stock per $1,000 principal amount of 2.25% Notes (subject to adjustment upon certain events) under the following circumstances: (i) if the price of Common Stock issuable upon conversion reaches specified thresholds; (ii) if we redeem the 2.25% Notes; (iii) upon the occurrence of certain specified corporate transactions; or (iv) if the credit ratings assigned to

10. Debt (Continued)

the 2.25% Notes decline below certain specified levels. Regarding the thresholds in (i) above, holders may convert each of their notes into shares of Common Stock during any calendar quarter (and only during such calendar quarter) if the last reported sale price of Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of Common Stock. The conversion price is $33.60 per share. As of December 31, 2010, the price per share of Common Stock had reached the specified threshold for conversion. Consequently, the 2.25% Notes are convertible until March 31, 2011, the last day of our first quarter. The 2.25% Notes may be convertible beyond this date if the specified threshold for conversion is met in subsequent quarters. If all of the 2.25% Notes outstanding at December 31, 2010 had been eligible for conversion and were converted at that date, we would have issued 287,113 shares of Common Stock. No conversions occurred during the year.

Asset-Based Lending Arrangement

        On November 8, 2010, we entered into an amended and restated asset-based revolving credit agreement, which provides for available borrowings, including letters of credit, of up to $200 million, depending on the level of eligible inventory and accounts receivable. Subject to certain conditions, at any time prior to maturity, we may elect to increase the size of the facility up to $250 million if lenders willing to support the additional $50 million can be identified. The previous asset-based revolving credit agreement provided for available borrowings, including letters of credit, of up to $175 million, depending on the level of eligible inventory and accounts receivable. In addition, we extended the facility's maturity to May 2015. As of December 31, 2010, there were $77.2 million of letters of credit issued and there were no outstanding borrowings under this facility.

        The facility is collateralized by our accounts receivable, eligible coal inventories located at our facilities and on consignment at customers' facilities, and other intangibles. At December 31, 2010, total remaining availability was $122.8 million based on qualifying inventory and accounts receivable.

        This facility contains a number of significant restrictions and covenants that limit our ability to, among other things: (i) incur liens and debt or provide guarantees in respect of obligations of any other person; (ii) increase Common Stock dividends above specified levels; (iii) make loans and investments; (iv) prepay, redeem or repurchase debt; (v) engage in mergers, consolidations and asset dispositions; (vi) engage in affiliate transactions; (vii) create any lien or security interest in any real property or equipment; (viii) engage in sale and leaseback transactions; and (ix) make distributions from subsidiaries. This facility also contains a financial covenant, which become operative only when our Average Excess Availability (as defined in the facility documents) is less than the greater of i) $30 million and ii) 15% of the aggregate amount of Revolving Commitments (as defined in the facility documents). The financial covenant requires the maintenance of a Minimum Consolidated Fixed Charge Ratio of 1.00 to 1.00. We are currently in compliance with all covenants under the ABL Facility.

10. Debt (Continued)

Debt Maturity

        The aggregate amounts of scheduled long-term debt maturities assuming convertible notes are not eligible for conversion, including capital lease obligations, subsequent to December 31, 2010 are as follows:

(In Thousands)
2011	$2,680
2012	35
2013	760,035
2014	35
2015	659,063
Beyond 2015*	9,647

*
The 2.25% Notes in the amount of $9.6 million included herein may be redeemed at the option of the holders in 2011. However, the 2.25% Notes are included at the contractually stated maturity date of 2024 in the above table.

Total interest paid for the years ended December 31, 2010, 2009 and 2008, was $77.5 million, $75.5 million and $70.3 million, respectively.

Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements including guarantees, operating leases, indemnifications, and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in the consolidated balance sheets, and, except for the operating leases, which are discussed in Note 17 to the Notes to Consolidated Financial Statements, we do not expect any material impact on our cash flows, results of operations or financial condition to result from these off-balance sheet arrangements.

        From time to time we use bank letters of credit to secure our obligations for workers' compensation programs, various insurance contracts and other obligations. At December 31, 2010, we had $135.4 million of letters of credit outstanding of which $58.2 million was collateralized by $59.4 million of cash deposited in restricted, interest bearing accounts pledged to issuing banks and $77.2 million was issued under our asset based lending arrangement. No claims were outstanding against those letters of credit as of December 31, 2010.

        We use surety bonds to secure reclamation, workers' compensation, wage payments and other miscellaneous obligations. As of December 31, 2010, we had $373.5 million of outstanding surety bonds. These bonds were in place to secure obligations as follows: post-mining reclamation bonds of $352.4 million, and other miscellaneous obligation bonds of $21.1 million. The bonds are renewed annually. Outstanding surety bonds of $46.9 million are secured with letters of credit.

        Generally, the availability and market terms of surety bonds continue to be challenging. If we are unable to meet certain financial tests applicable to some of our surety bonds, or to the extent that surety bonds otherwise become unavailable, we would need to replace the surety bonds or seek to secure them with letters of credit, cash deposits, or other suitable forms of collateral.

11. Income Taxes

        Income tax (benefit) expense included in the Consolidated Statements of Income is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands)
Current:
Federal	$(1,751)	$14,309	$(4,597)
State and local	494	116	122

Total current	(1,257)	14,425	(4,475)
Deferred:
Federal	(61,170)	15,374	4,593
State and local	(4,583)	3,033	980

Total deferred	(65,753)	18,407	5,573

Income tax (benefit) expense	$(67,010)	$32,832	$1,098

        A reconciliation of Income tax (benefit) expense calculated at the federal statutory rate of 35% to our Income tax (benefit) expense on Net income (loss) is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands)
U.S. statutory federal tax expense	$(81,759)	$48,043	$17,124
Increase (Decrease) resulting from:
State taxes	(4,276)	550	66
Non-deductible penalties	6,410	4,903	6,240
Percentage depletion	(24,680)	(33,918)	(45,671)
Non-deductible compensation	5,502	805	666
Medical subsidy adjustment	2,558	—	—
Valuation allowance adjustment	29,090	18,747	29,104
Alternative minimum tax credit refund, net of adjustment	—	(5,988)	(4,770)
Other, net	145	(310)	(1,661)

Income tax (benefit) expense	$(67,010)	$32,832	$1,098

11. Income Taxes (Continued)

        Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of temporary differences giving rise to deferred tax assets and liabilities are as follows:

	December 31, 2010	December 31, 2009
	(In Thousands)
Deferred tax assets:
Postretirement benefit obligations	$140,657	$113,757
Workers' compensation	33,101	23,707
Reclamation and mine closure	68,524	52,286
Alternative minimum tax credit carryforwards	113,977	113,977
Litigation	9,376	3,534
Deferred compensation	32,038	31,766
Goodwill	18,041	—
Federal net operating loss	171,163	110,415
State net operating loss	30,651	24,264
Other	22,252	33,032

Total deferred tax assets	639,780	506,738
Valuation allowance for deferred tax assets	(253,328)	(212,643)

Total deferred tax assets, net of valuation allowance	386,452	294,095

Deferred tax liabilities:
Plant, equipment and mine development	(322,266)	(282,030)
Mining property and mineral rights	(155,170)	(145,063)
Intangibles	(11,254)	—
Convertible Debt	(43,969)	(51,725)
Deferred royalties	(11,678)	(11,298)
Other	(5,498)	(13,209)

Total deferred tax liabilities	(549,835)	(503,325)

Deferred income taxes	$(163,383)	$(209,230)

        Deferred tax assets include alternative minimum tax ("AMT") credits of $114.0 million at both December 31, 2010 and 2009, federal net operating loss carryforwards of $528.8 million and $341.0 million as of December 31, 2010 and 2009, respectively, and net state net operating loss ("NOL") carryforwards of $766.3 million and $606.6 million as of December 31, 2010 and 2009, respectively. The AMT credits have no expiration date. Federal NOL carryforwards expire beginning in 2018 and ending in 2025. State NOL carryforwards expire beginning in 2016 and ending in 2025.

        We have recorded a valuation allowance for a portion of deferred tax assets that management believes, more likely than not, will not be realized. These deferred tax assets include AMT credits, federal NOL and state NOL carryforwards that will likely not be realized at the maximum effective tax rate. The valuation allowance increased for the year ended December 31, 2010, primarily as a result of the federal NOL and state NOL carryforwards discussed above.

        In June 2006, the FASB issued accounting guidance, effective January 1, 2007, to create a single model to address accounting for uncertainty in income tax positions. A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by applicable taxing authorities. To determine if uncertainty exists in these income tax positions, such tax

11. Income Taxes (Continued)

positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the taxing authority assuming full knowledge of the position and all relevant facts. During the years ended December 31, 2010 and 2009 we had no uncertain income tax positions and therefore no unrecognized tax benefits. We accrue interest and penalties, if any, related to unrecognized tax benefits in Other noncurrent liabilities and recognize the related expense in Income tax expense.

        We file income tax returns in the United States federal and various state jurisdictions, including West Virginia, Kentucky and Virginia. The IRS has examined our federal income tax returns, or statutes of limitations have expired for years through 2006. In the various states where we file state income tax returns, the state tax authorities have examined our state returns, or statutes of limitations have expired through 2005. Management believes that we have adequately provided for any income taxes that may ultimately be paid with respect to all open tax years.

12. Other Noncurrent Liabilities

        Other noncurrent liabilities are comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Reclamation (Note 13)	$230,968	$193,361
Other postretirement benefits (Note 14)	178,113	155,024
Workers' compensation and black lung (Note 15)	155,685	98,227
Other	55,733	91,446

Total other noncurrent liabilities	$620,499	$538,058

13. Reclamation

        Our reclamation liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mine permit. The obligation and corresponding asset are recognized in the period in which the liability is incurred.

        We estimate our ultimate reclamation liability based upon detailed engineering calculations of the amount and timing of the future cash flows to perform the required work. We consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf. The discount rate applied is based on the rates of treasury bonds with maturities similar to the estimated future cash flow, adjusted for our credit standing.

13. Reclamation (Continued)

        The following table describes all changes to our reclamation liability:

	December 31, 2010	December 31, 2009
	(In Thousands)
Reclamation liability at beginning of period	$234,562	$186,180
Accretion expense	17,358	13,991
Liability assumed in business combination (Note 3)	9,748	—
Liability assumed/incurred	7,600	28,527
Liability disposed	—	(505)
Revisions in estimated cash flows	6,747	11,721
Payments	(6,324)	(5,352)

Reclamation liability at end of period	269,691	234,562
Less amount included in Other current liabilities	38,723	41,201

Total reclamation, included in Other noncurrent liabilities	$230,968	$193,361

14. Other Postretirement Benefits

        We sponsor defined benefit health care plans that provide postretirement medical benefits to eligible union and non-union employees. To be eligible, retirees must meet certain age and service requirements. Depending on year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. Service costs are accrued currently based on an annual study prepared by independent actuaries. These plans are unfunded.

        Net periodic postretirement benefit cost includes the following components:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(In Thousands)
Service cost	$2,233	$3,913	$3,204
Interest cost	9,524	10,017	8,845
Amortization of net loss	3,178	2,303	813
Amortization of prior service credit	(2,878)	(750)	(750)

Net periodic postretirement benefit cost	$12,057	$15,483	$12,112

        The discount rate assumed to determine the net periodic postretirement benefit cost was 6.00%, 6.10% and 6.50% for the years ended December 31, 2010, 2009 and 2008, respectively.

14. Other Postretirement Benefits (Continued)

        The following table sets forth the change in benefit obligation of our postretirement benefit plans:

	Year Ended
	December 31, 2010	December 31, 2009
	(In Thousands)
Change in benefit obligation:
Benefit obligation at the beginning of the period	$162,088	$168,629
Service cost	2,233	3,913
Interest cost	9,524	10,017
Plan amendment	2,067	(27,595)
Actuarial loss	16,188	13,951
Benefits paid	(6,077)	(6,827)

Benefit obligation at the end of the period	$186,023	$162,088

Accrued postretirement benefit obligation	$186,023	$162,088
Amount included in Payroll and employee benefits	7,910	7,064

Postretirement benefit obligation, included in Other noncurrent liabilities	$178,113	$155,024

        During 2009, changes were made to the plan provisions and communicated to the participants that were to be effective January 1, 2010 and January 1, 2011. Effective January 1, 2010, we consolidated our self-insured Medicare-age non-union retiree plans into one insured plan. We paid 100% of the premium for fiscal year 2010 for each retiree. In subsequent years, retirees will be responsible for inflationary increases in the insurance premium. Further, members hired after January 1, 2010 were required to pay 100% of the applicable Medicare Supplemental Plan monthly premium. Further, effective January 1, 2011, future non-union retirees will pay 50% of the premium for pre-65 coverage. These changes decreased the December 31, 2009 postretirement benefit obligation by $27.6 million. During 2010, the change in the plan provision related to non-union retirees' contributions that was to be effective January 1, 2011 was revoked increasing the postretirement benefit obligation by $2.1 million.

        The table below details the changes to Accumulated other comprehensive loss related to our post retirement benefit plans:

	Year Ended
	December 31, 2010		December 31, 2009
	Net loss	Prior service credit	Net loss	Prior service credit
	(In Thousands)
January 1 beginning balance	$36,218	$(20,980)	$29,111	$(4,605)
Changes to Accumulated other comprehensive loss	7,936	1,756	7,107	458
Plan Amendment	—	1,260	—	(16,833)

December 31 ending balance	$44,154	$(17,964)	$36,218	$(20,980)

        We expect to recognize $2.9 million of prior service credit and $4.1 million of net actuarial loss in 2011.

        The discount rates used to determine the benefit obligations were 5.50% and 6.00% for the years ended December 31, 2010 and 2009, respectively.

14. Other Postretirement Benefits (Continued)

        The assumed health care cost trend rates used to determine the benefit obligation as of the end of each year are as follows:

	Year Ended December 31,
	2010	2009
Health care cost trend rate for next year *	8.1%/8.3%/7.0%	8.3%/8.6%/7.0%
Ultimate trend rate	4.50%	4.50%
Year that the rate reaches ultimate trend rate	2029	2029

*
Initial trend rate for Pre-Medicare claims, initial trend rate for Medicare-Eligible, and initial trend rate for the Medicare Supplement Plan.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the medical plans. A one-percentage point change in assumed health care cost trend rates would have the following aggregate effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(In Thousands)
Effect on total of service and interest costs components	$1,493	$(1,211)
Effect on accumulated postretirement benefit obligation	$24,108	$(19,743)

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the periods noted:

Expected Benefit Payments
(In Thousands)
2011	$7,910
2012	8,466
2013	9,126
2014	9,611
2015	9,979
Years 2016 to 2020	55,571

PPACA

        The PPACA may potentially impact our costs to provide healthcare benefits to our eligible active and certain retired employees. The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018. Plan standard changes that could affect us in the short term include raising the maximum age for covered dependents to receive benefits, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual, among other standard requirements. Plan standard changes that could affect us in the long term include a tax on "high cost" plans (excise tax) and the elimination of annual dollar limits per covered individual, among other standard requirements. We are currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on our employee healthcare plans and the resulting costs. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. We have

14. Other Postretirement Benefits (Continued)

estimated that the excise tax will not impact our postretirement benefit obligation. Accordingly, as of December 31, 2010, we have not made any changes to our assumptions used to determine our postretirement benefit obligation. With the exception of the excise tax, we do not believe any other plan standard changes will be significant to our future healthcare costs for eligible active employees and our postretirement benefit obligation for certain retired employees. However, we will need to continue to evaluate the impact of the PPACA in future periods as additional information and guidance becomes available.

Multi-Employer Benefits

        Under the Coal Act, coal producers are required to fund medical and death benefits of certain retired union coal workers based on premiums assessed by the UMWA Benefit Funds. Based on available information at December 31, 2010, our obligation under the Coal Act was estimated at approximately $20.3 million, compared to our estimated obligation at December 31, 2009 of $22.3 million. The obligation was discounted using a 5.00% rate each year. We treat our obligation under the Coal Act as participation in a multi-employer plan and record the cost of our obligation as expense as payments are assessed. The expense related to this obligation for the years ended December 31, 2010, 2009 and 2008 totaled $1.7 million, $1.9 million and $2.3 million, respectively

        The Tax Relief and Retiree Health Care Act of 2006 included important changes to the Coal Act that impacts all companies required to contribute to the CBF. Effective October 1, 2007, the Social Security Administration revoked all beneficiary assignments made to companies that did not sign a 1988 UMWA contract ("reachback companies") but their premium relief is phased-in. The reachback companies paid their full premium obligation in the current plan year that ended September 30, 2007. However, they paid only 55%, 40% and 15% of their plan year 2008, 2009 and 2010 assessed premiums, respectively. General United States Treasury money will be transferred to the CBF to make up the difference. After 2010, we will have no further obligations to the CBF, and transfers from the United States Treasury will cover all of the health care costs for retirees and dependents previously assigned to us.

15. Workers' Compensation and Black Lung Benefits

        Workers' compensation and black lung benefit obligation consisted of the following:

	Year Ended December 31,
	2010	2009
	(In Thousands)
Accrued self-insured black lung obligation	$77,414	$53,145
Workers' compensation (traumatic injury)	98,003	61,792

Total accrued workers' compensation and black lung	175,417	114,937
Less amount included in Other current liabilities	19,732	16,710

Workers' compensation & black lung in Other noncurrent liabilities	$155,685	$98,227

        The amount of workers' compensation (traumatic liability) related to self-insurance was $96.4 million and $61.1 million at December 31, 2010 and 2009, respectively. Weighted average actuarial assumptions used in the determination of the self-insured portion of workers' compensation (traumatic injury) liability included discount rates of 4.50% and 4.75% at December 31, 2010 and 2009, respectively, and the accumulated black lung obligation included a discount rate of 5.50% and 6.00% at December 31, 2010 and 2009, respectively.

15. Workers' Compensation and Black Lung Benefits (Continued)

        During 2010, we recorded a charge of $25.4 million for workers' compensation and supplemental compensation benefits related to the UBB tragedy. The workers' compensation benefits are being measured and paid from our existing plan. Both the workers' compensation and supplemental compensation benefits were calculated, in consultation with independent actuaries, who after review and approval by management with regards to actuarial assumptions, including discount rate, prepared an evaluation of the self-insured liabilities. Actual experience in settling these liabilities could differ from these estimates.

        A reconciliation of changes in the self-insured black lung obligation is as follows:

	Year Ended December 31,
	2010	2009
	(In Thousands)
Beginning of year accrued self-insured black lung obligation	$53,145	$50,739
Service cost	3,155	3,689
Interest cost	3,309	2,872
Actuarial loss (gain)	20,166	(1,535)
Benefit payments	(2,361)	(2,620)

Accrued self-insured black lung obligation	$77,414	$53,145

        The table below details the changes to Accumulated other comprehensive loss related to black lung benefits:

	Year Ended
	December 31, 2010	December 31, 2009
	(In Thousands)
January 1 beginning balance	$(10,584)	$(12,438)
Changes to Accumulated other comprehensive loss	14,000	1,854

December 31 ending balance	$3,416	$(10,584)

        We expect to recognize $1.1 million of net actuarial loss in 2011.

        Expenses for black lung benefits and workers' compensation related benefits include the following components:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(In Thousands)
Self-insured black lung benefits:
Service cost	$3,155	$3,689	$2,186
Interest cost	3,309	2,872	3,390
Amortization of actuarial gain	(2,785)	(4,575)	(3,489)

	3,679	1,986	2,087
Other workers' compensation benefits	66,409	26,816	27,965

	$70,088	$28,802	$30,052

        The PPACA amended previous legislation related to coal workers' pneumoconiosis (black lung), providing automatic extensions of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims including previously closed claims. The impact of these

15. Workers' Compensation and Black Lung Benefits (Continued)

changes to our current population of beneficiaries and claimants results in an estimated $11.3 million increase to our obligation and is primarily included in Actuarial loss (gain) for the year ended December 31, 2010. During 2010, we recorded this estimate as an increase to our black lung liability and a decrease to our actuarial gain included in Accumulated other comprehensive loss on our Condensed Consolidated Balance Sheets. We will continue to evaluate the impact of these changes on such claims and record any necessary charges in the period in which the additional liability is estimable. We do not believe the impact of these changes will significantly impact our financial position or results of operations.

        Payments for benefits, premiums and other costs related to black lung, workers' compensation and supplemental compensation benefit liabilities were $35.3 million, $31.8 million, and $24.0 million for the twelve months ended December 31, 2010, 2009 and 2008, respectively.

        The actuarial assumptions used in the determination of self-insured black lung benefits expense included discount rates of 6.00%, 6.10% and 6.50% for the years ended December 31, 2010, 2009 and 2008, respectively.

        Our self-insured black lung obligation is calculated using assumptions regarding future medical cost increases and cost of living increases. Federal black lung benefits are subject to cost of living increases. State benefits increase only until disability, and then remain constant. We assume a 6.50% annual medical cost increase and a 3.0% cost of living increase in determining our black lung obligation and the annual black lung expense. Assumed medical cost and cost of living increases significantly affect the amounts reported for our black lung expense and obligation. A one-percentage point change in each of assumed medical cost and cost of living trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(In Thousands)
Increase/(decrease) in medical cost trend rate:
Effect on total of service and interest costs components	$229	$(182)
Effect on accumulated black lung obligation	$1,953	$(1,605)
Increase/(decrease) in cost of living trend rate:
Effect on total service and interest cost components	$1,026	$(814)
Effect on accumulated black lung obligation	$9,099	$(7,388)

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid related to the self-insured black lung obligation:

Expected Benefit Payments
(In Thousands)
2011	$4,188
2012	4,402
2013	4,608
2014	4,811
2015	5,014
Years 2016 to 2020	27,608

        Certain of our operations are fully insured by a third-party insurance provider for black lung claims.

16. Stock Plans

        We have stock incentive plans to encourage employees and nonemployee directors to remain with the Company and to more closely align their interests with those of our shareholders.

16. Stock Plans (Continued)

Description of Stock Plans

        The Massey Energy Company 2006 Stock and Incentive Compensation Plan (the "2006 Plan"), which was approved by our stockholders and became effective on June 28, 2006 replaced the five stock-based compensation plans (the "Prior Plans") we had in place prior to the approval of the 2006 Plan, all of which had been approved by our stockholders. On May 19, 2009, the Company's stockholders approved adding 1,550,000 shares to our 2006 Plan. The stockholders also approved a limit to the maximum number of shares available for awards granted in any form provided under the 2006 Plan (other than stock options or stock appreciation rights ("SARS")) to no more than 75% of the total number of issuable shares. The Prior Plans include the following:

  •
  Massey Energy Company 1996 Executive Stock Plan, as amended and restated effective November 30, 2000 (the "1996 Plan"),

  •
  Massey Energy Company 1997 Stock Appreciation Rights Plan, as amended and restated effective November 30, 2000 (the "SAR Plan"),

  •
  Massey Energy Company 1999 Executive Performance Incentive Plan, as amended and restated effective November 30, 2000 (the "1999 Plan"),

  •
  Massey Energy Company Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the "1995 Plan"), and

  •
  Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the "1997 Plan").

        Stock-based compensation has been granted under the 2006 Plan and the Prior Plans in the manner described below. Issued and outstanding stock-based compensation has been granted to officers and certain key employees in accordance with the provisions of the 1996 Plan, the SAR Plan, the 1999 Plan and the 2006 Plan. Issued and outstanding stock-based compensation has been granted to non-employee directors in accordance with the provisions of the 1995 Plan, the 1997 Plan and the 2006 Plan. The Compensation Committee of the Board of Directors administers the 1996 Plan, the 1999 Plan, the SAR Plan and the 2006 Plan. A committee comprised of non-participating board members administers the 1995 Plan and the 1997 Plan.

        The 1996 Plan provided for grants of stock options and restricted stock. The 1999 Plan provided for grants of stock options, restricted stock, incentive awards and stock units. The SAR Plan provided for grants of SARs. The 1995 Plan provided for grants of restricted stock and restricted units. The 1997 Plan provided for grants of restricted stock. As of June 28, 2006, grants can no longer be made under the Prior Plans, except for the 1996 Plan, under which grants could no longer be made as of March 2, 2006. All awards previously granted that are outstanding under the Prior Plans will remain effective in accordance with the terms of their grant.

        The aggregate number of shares of Common Stock that may be issued for future grant under the 2006 Plan as of December 31, 2010 was 2,499,217 shares, which was computed as the 3,500,000 shares specifically authorized in the 2006 Plan, plus the 1,550,000 shares added as part of the 2006 Plan amendments approved on May 19, 2009, less grants made in 2006, 2007, 2008, 2009, and 2010, plus the number of shares that (i) were represented by restricted stock or unexercised vested or unvested stock options that previously have been granted and were outstanding under the Prior Plans as of June 28, 2006 and (ii) expire or otherwise lapse, are terminated or forfeited, are settled in cash, or are withheld or delivered to us for tax purposes at any time after June 28, 2006. The 2006 Plan provides for grants of stock options, SARs, restricted stock, restricted units, unrestricted stock and incentive awards.

16. Stock Plans (Continued)

        Although we have not expressed any intent to do so, we have the right to amend, suspend, or terminate the 2006 Plan at any time by action of our Board of Directors. However, no termination, amendment or modification of the 2006 Plan shall in any manner adversely affect any award theretofore granted under the 2006 Plan, without the written consent of the participant. If a change in control were to occur (as defined in the plan documents), certain options may become immediately vested, but only upon termination of the option holder's service.

Accounting for Stock-Based Compensation

        Total compensation expense recognized for stock-based compensation (equity awards) during the year ended December 31, 2010, 2009 and 2008 was $11.1 million, $12.7 million and $13.9 million, respectively. The total income tax benefit recognized in the consolidated statement of income for share based compensation arrangements during the year ended December 31, 2010, 2009 and 2008 was approximately $4.3 million, $5.0 million and $5.4 million, respectively. We recognize compensation expense on a straight-line basis over the vesting period for the entire award for any awards with graded vesting.

        As of December 31, 2010 and 2009, there was $5.5 million and $5.8 million, respectively, of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 2.2 years. In the years ended December 31, 2010, 2009, and 2008, we also reflected $0.0 million, $3.2 million, and ($1.2) million, respectively, of excess tax benefit (expense) as a financing cash flow in the consolidated statement of cash flows resulting from the exercise of stock options.

Equity instruments

        We have granted stock options to employees under the 2006 Plan, the 1999 Plan and the 1996 Plan. These options typically have a requisite service period of three to four years, though there are some awards outstanding with requisite service periods of one year up to four years. Vesting generally occurs ratably over the requisite service period. The maximum contractual term of stock options granted is 10 years.

        We value stock options using the Black-Scholes valuation model, which employs certain key assumptions. We estimate volatility using both historical and market data over the term of the options granted. The dividend yield is calculated on the current annualized dividend payment and the stock price at the date of grant. The expected option life is based on historical data and exercise behavior. The risk-free interest rate is based on the zero-coupon Treasury bond rate in effect at the date of grant. The fair value of options granted during the three years ended December 31, 2010, 2009 and 2008 was calculated using the following assumptions:

	Year Ended December 31,
Options Granted	2010	2009	2008
Number of shares underlying options	158,226	234,333	798,647
Contractual term in years	10	10	10
Assumptions used to estimate fair value:
Expected volatility	65%	59%-66%	50%-100%
Weighted average volatility	65%	66%	71%
Expected option life in years	4.3	4.3	1.3-4.3
Dividend yield	0.5%-0.8%	0.7%-1.8%	0.4%-1.5%
Risk-free interest rate	1.2%-1.3%	1.7%-1.9%	0.9%-3.1%
Weighted-average fair value estimates at grant date:
In thousands	$3,835	$3,845	$6,820
Fair value per share	$24.24	$16.41	$8.54

16. Stock Plans (Continued)

        A summary of option activity under the plans for the year ended December 31, 2010 is presented below:

	Number of Options	Weighted average exercise price	Weighted average contractual term (years)	Aggregate Intrinsic Value
	(In Thousands, Except Exercise Price and Contractual Term)
Outstanding at December 31, 2009	2,053	$27.05
Granted	158	49.13
Exercised	(718)	25.53
Forfeited/expired	(64)	30.37

Outstanding at December 31, 2010	1,429	$30.12	6.7	$33,624
Exercisable at December 31, 2010	962	$28.44	5.7	$24,245

        We received $18.3 million, $11.3 million and $16.5 million in cash proceeds from the exercise of stock options for the years ended December 31, 2010, 2009 and 2008, respectively. The intrinsic value of stock options exercised was $14.0 million, $7.5 million and $18.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        We have granted restricted stock to our employees under the 2006 Plan and 1999 Plan and to non-employee directors under the 1995 Plan and 1997 Plan. Restricted stock awards are valued on the date of grant based on the closing value of our stock. As of December 31, 2010, there was $11.4 million of unrecognized compensation cost related to restricted stock expected to be recognized over the next three years. Unearned compensation is recorded on a net basis in Additional capital.

        A summary of the status of restricted stock at December 31, 2010, and changes for the year then ended is presented below:

(Shares In Thousands)	Shares	Weighted average grant date fair value
Unvested at December 31, 2009	576	$28.48
Granted	165	$48.20
Vested	(260)	$28.00
Forfeited	(90)	$34.41

Unvested at December 31, 2010	391	$35.75

        The fair value of restricted stock vested during the years ended December 31, 2010, 2009, and 2008 was $7.3 million, $7.0 million and $6.7 million, respectively.

Liability instruments

        We use the fair value method to recognize compensation cost associated with SARs. During 2010 all outstanding SARs were exercised. At December 31, 2009 there were 150,000 SARs outstanding and exercisable. The weighted average exercise price of these SARs was $36.50 per SAR at December 31, 2009; the weighted average contractual term was 5.3 years at December 31, 2009.

16. Stock Plans (Continued)

        We also issue stock incentive units, which are classified as liabilities. They are settled with a cash payment for each unit vested, equal to the fair market value of Common Stock on the vesting date.

	For the years ended December 31,
	2010	2009
Awarded	85,238	218,364
Settled	132,410	150,829
Settlement amount (in millions)	$6.1	$5.2

17. Lease Obligations

        We lease certain mining and other equipment under various lease agreements. Certain of these leases provide options for the purchase of the property at the end of the initial lease term, generally at its then fair market value, or to extend the terms at its then fair rental value. Certain of these leases contain financial or other non-performance covenants that may require an accelerated buyout of the lease if the covenants are violated. Rental expense for the years ended December 31, 2010, 2009 and 2008 was $96.0 million, $81.8 million and $53.1 million, respectively.

        During 2010 and 2008 we sold and leased-back certain mining equipment. We received net proceeds of $16.5 million and $41.3 million, for the years ended December 31, 2010 and 2008, respectively, resulting in net deferred gains of $0.5 million and $2.4 million, respectively. The gains are being recognized ratably over the term of the leases, which range from 4 to 8 years. At lease termination, the leases contain renewal and purchase options at an amount approximating fair value. The leases are being accounted for as operating leases. We did not engage in any material sale-leaseback transactions in 2009.

        The following presents future minimum rental payments, by year, required under leases with initial terms greater than one year, in effect at December 31, 2010:

	Capital Leases	Operating Leases
	(In Thousands)
2011	$2,680	$92,135
2012	35	78,758
2013	35	52,049
2014	35	20,480
2015	—	11,190
Beyond 2015	—	—

Total minimum lease payments	2,795	$254,612

Less imputed interest	38

Present value of minimum capital lease payments	$2,747

18. Concentrations of Credit Risk and Major Customers

        We are engaged in the production of coal for the utility industry, steel industry and industrial markets. The following chart lists the percentage of each type of Produced coal revenue generated by market:

	For the years ended December 31,
	2010	2009	2008
Utility coal	61%	62%	53%
Metallurgical coal	31%	30%	37%
Industrial coal	8%	8%	10%

        Our mining operations are conducted in southern West Virginia, eastern Kentucky and western Virginia. We market our produced and purchased coal to customers in the United States and in international markets, including Canada and various European and Asian countries. For the years ended December 31, 2010, 2009 and 2008 approximately 21%, 20% and 30%, respectively, of Produced coal revenue was attributable to sales to customers outside of the United States.

        For the years ended December 31, 2009 and 2008, approximately 19% and 11%, respectively, of Produced coal revenue was attributable to sales to Constellation Energy Commodities Group, Inc. No single customer accounted for 10% or more of fiscal year 2010 Produced coal revenue or produced tons. At December 31, 2010, approximately 34%, 52% and 14% of Trade receivables represents amounts due from utility customers, metallurgical customers and industrial customers, respectively, compared with 61%, 19% and 20%, respectively, as of December 31, 2009.

        Our Trade and other accounts receivable are subject to potential default by customers. In prior years, certain of our customers have filed for bankruptcy resulting in bad debt charges. In an effort to mitigate credit-related risks in all customer classifications, we maintain a credit policy, which requires scheduled reviews of customer creditworthiness and continuous monitoring of customer news events that might have an impact on their financial condition. Negative credit performance or events may trigger the application of tighter terms of sale, requirements for collateral or guarantees or, ultimately, a suspension of credit privileges. We also insure the receivables of certain customers whose financial condition puts them at a greater risk of loss; recoveries under this insurance program are subject to 10% co-insurance and a $4 million deductible. We establish bad debt reserves to specifically consider customers in financial difficulty and other potential receivable losses. In establishing the reserve, we consider the financial condition of individual customers and probability of recovery in the event of default. We charge off uncollectible receivables once legal potential for recovery is exhausted. See Note 22 for a discussion of certain customer disputes.

19. Derivative Instruments

        Upon entering into each coal sales and coal purchase contract, we evaluate each of our contracts to determine if it qualifies for the NPNS exception prescribed by current accounting guidance. We use coal purchase contracts to supplement our produced and processed coal in order to provide coal to meet customer requirements under sales contracts. We are exposed to certain risks related to coal price volatility. The purchases and sales contracts we enter into allow us to mitigate a portion of the underlying risk associated with coal price volatility. The majority of our contracts qualify for the NPNS exception and therefore are not accounted for at fair value. For those contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the duration of the contract, the contracts are required to be accounted for as derivative instruments and must be recognized as assets or liabilities and measured at fair value. Those contracts that do not qualify for the NPNS exception have not been designated as cash flow or fair value hedges and, accordingly, the net change in fair value is recorded in current period earnings. Our coal sales and coal purchase contracts that do not qualify for the NPNS

19. Derivative Instruments (Continued)

exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

        Tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception are as follows:

	December 31, 2010	December 31, 2009
	(In Thousands)
Purchase contracts	360	980
Sales contracts	600	1,120

        The fair values of our purchase and sales derivative contracts have been aggregated in the Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009, as follows:

	December 31, 2010	December 31, 2009
	(In Thousands)
Other current assets	$15,424	$30,564

        We have recorded net gains related to coal sales and purchase contracts that did not qualify for the NPNS exception in the Consolidated Statements of Income under the caption Loss (gain) on derivative instruments.

	Year Ended December 31,
	2010	2009
	(In Thousands)
Realized (gains) losses due to settlements on existing contracts	$(36,218)	$15,478
Unrealized losses (gains) on outstanding contracts	15,140	(53,116)

Gain on derivative instruments	$(21,078)	$(37,638)

20. Fair Value of Financial Instruments

        Financial and non-financial assets and liabilities that are required to be measured at fair value must be categorized based upon the levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels—directly related to the amount of subjectivity associated with the inputs used to determine the fair value of financial assets and liabilities—are as follows:

  •
  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

  •
  Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the assets or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

  •
  Level 3—Inputs reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

20. Fair Value of Financial Instruments (Continued)

        Each major category of financial assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations.

	December 31, 2010
	(In Thousands)
	Level 1	Level 2	Level 3	Total
Fixed income securities
U.S. Treasury securities	$11,645	$—	$—	$11,645
Certificates of Deposit	50,061	—	—	50,061
Money market funds
U.S. Treasury money market fund	20,399	—	—	20,399
Other money market funds	216,362	—	—	216,362
Derivative instruments	—	15,424	—	15,424

Total securities	$298,467	$15,424	$—	$313,891

	December 31, 2009
	(In Thousands)
	Level 1	Level 2	Level 3	Total
Fixed income securities
U.S. Treasury securities	$12,147	$—	$—	$12,147
Money market funds
U.S. Treasury money market fund	74,103	—	—	74,103
Other money market funds	689,470	—	—	689,470
Derivative instruments	—	30,564	—	30,564
Short-term investment	—	—	10,864	10,864

Total securities	$775,720	$30,564	$10,864	$817,148

Fixed income securities and money market funds

        All fixed income securities are deposits, consisting of obligations of the United States Treasury and Certificates of Deposit (all insured by the Federal Deposit Insurance Corporation), supporting various regulatory obligations. All investments in money market funds are cash equivalents or deposits pledged as collateral and are invested in prime money market funds and Treasury-backed funds. Included in the money market funds are $59.4 million of funds pledged as collateral to support $58.2 million of outstanding letters of credit and $10.0 million associated with funding a portion of our deferred compensation obligation. See Note 5 to the Notes to Consolidated Financial Statements for more information on deposits.

Derivative Instruments

        Certain of our coal sales and coal purchase contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the life of the contract are accounted for as derivative instruments and are required to be recognized as assets or liabilities and measured at fair value. To establish fair values for these contracts, we use bid/ask price quotations obtained from independent third-party brokers. We also consider the risk of nonperformance of or nonpayment by the counterparties when determining the fair values for these contracts by evaluating the credit quality and financial condition of each counterparty. We could experience difficulty in valuing our derivative instruments if the number of

20. Fair Value of Financial Instruments (Continued)

third-party brokers should decrease or market liquidity is reduced. See Note 19 to the Notes to Consolidated Financial Statements for more information.

Short-Term Investment

        Short-term investment at December 31, 2009 was comprised of an investment in the Primary Fund, a money market fund that suspended redemptions and is being liquidated. We determined that our investment in the Primary Fund as of December 31, 2009, no longer met the definition of a security, within the scope of current accounting guidance, since the equity investment no longer had a readily determinable fair value. Therefore, the investment was classified as a short-term investment, subject to the cost method of accounting, on our Condensed Consolidated Balance Sheet.

        Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):

(In Thousands)	Short-term investment
Balance at December 31, 2009	$10,864
Transfers out of Level 3	(15,526)
Total gains or (losses) realized/unrealized included in earnings	4,662
Purchases, issuances, sales and settlements	—

Balance at December 31, 2010	$—

Total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—

        At December 31, 2009, our investment in the Primary Fund was $10.9 million, net of a $6.5 million write-down recorded in 2008, which represented the difference between cost and estimated fair value. During 2010, we received distributions totaling $15.6 million. We recorded a $4.7 million gain on short-term investments which represents the difference between book value and total redemptions received. As of December 31, 2010, the estimated fair value of our unrecovered investment of $1.8 million in the Primary Fund was $0.

Asset and Liabilities Measured at Fair Value on a Nonrecurring Basis

        Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.

        In accordance with relevant accounting requirements, Property, plant and equipment (which included mine development) and longwall panel costs located at or near the UBB mine with a carrying amount of $35.4 million and $28.2 million (of which $5.1 million was considered current assets and $23.1 million noncurrent assets), respectively, were deemed to be destroyed or probable of abandonment. Additionally during 2010, we recorded $20.5 million of impairment charges for unamortized mine development costs at certain idled mines.

        For the impairment tests, we compared the carrying value of the asset tested to its estimated fair value. The fair value was determined using the estimated undiscounted cash flows expected to be generated by the assets along with, where appropriate, market inputs. The remaining fair value of the impaired assets was deemed to be immaterial. The determination of fair value was based on our assumptions about future operations at these mines and possible alternatives to accessing the related coal

20. Fair Value of Financial Instruments (Continued)

reserves. Specifically, given the ongoing investigations into the cause of the UBB tragedy and the uncertainty around the future operations at the UBB mine, there is a reasonable possibility that additional impairments could be recorded in future periods.

Other Financial Instruments

        The following methods and assumptions were used to estimate the fair value of those financial instruments that are not required to be carried at fair value within our Consolidated Balance Sheets:

        Short-term debt: The carrying amount reported in the Consolidated Balance Sheets for short-term debt approximates its fair value due to the short-term maturity of these instruments.

        Long-term debt: The fair values of long-term debt are estimated using the most recent market prices quoted on or before December 31, 2010.

        The carrying amounts and fair values of these financial instruments are presented in the table below. The carrying value of the 3.25% Notes reflected in Long-term debt in the table below reflects the full face amount of $659.1 million rather than the adjusted discounted value reflected in the Consolidated Balance Sheets (see Note 10 to the Notes to Consolidated Financial Statements for more information).

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Short-term debt	$12,327	$12,327	$23,531	$23,465
Long-term debt	$1,419,063	$1,419,627	$1,428,710	$1,348,699

21. Common Stock

        On October 6, 2010, the Company's stockholders approved an increase in the number of common shares authorized from 150,000,000 shares to 300,000,000 shares.

Common Stock Issuance

        On March 23, 2010, we completed a registered underwritten public offering of 9,775,000 shares of our Common Stock at a public offering price of $49.75 per share, resulting in proceeds to us of $466.7 million, net of fees. In April 2010, we used the net proceeds of this offering and 6,519,034 shares of Common Stock (fair valued at $289.5 million on the day of the acquisition) to fund a portion of the consideration for the acquisition of Cumberland. See Note 3 to the Notes to Consolidated Financial Statements for a more complete discussion of the acquisition of Cumberland.

Common Stock Repurchases

        During 2010, we repurchased 861,439 shares of Common Stock at an average price of $36.92, for a total cost of $31.8 million. The Common Stock was repurchased under a stock repurchase program (the "Repurchase Program") authorized by our Board of Directors on November 14, 2005, authorizing us to repurchase shares of Common Stock from time to time up to an aggregate amount not to exceed $500 million, as market conditions warrant and existing covenants permit. Prior to this share repurchase, we had $420 million available under the 2005 authorization. Shares repurchased in 2010 have been recorded as Treasury stock in the Consolidated Balance Sheet.

22. Contingencies

West Virginia Flooding

        Since August 2004, five of our subsidiaries have been sued in six civil actions filed in the Circuit Courts of Boone, McDowell, Mingo, Raleigh, Summers and Wyoming Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding on or about May 2, 2002. These complaints covered approximately 350 plaintiffs seeking unquantified compensatory and punitive damages from approximately 35 defendants. Of these cases two were dismissed by the court without prejudice for failure to prosecute, two were dismissed by plaintiffs voluntarily and with prejudice, and one was settled for a nominal amount. Only the Mingo County case comprised of 4 plaintiffs and 34 defendants remains active.

        Since May 2006, we and 12 of our subsidiaries have been sued in three civil actions filed in the Circuit Courts of Logan and Mingo Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding between May 30 and June 4, 2004. These complaints cover approximately 400 plaintiffs seeking unquantified compensatory and punitive damages from approximately 52 defendants. Four of our subsidiaries have been dismissed without prejudice from one of the Logan County cases.

        We believe the remaining cases will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

West Virginia Trucking

        Since January 2003, an advocacy group and residents in Boone, Kanawha, Mingo and Raleigh Counties, West Virginia, filed 17 suits in the Circuit Courts of Kanawha and Mingo Counties, West Virginia, against 12 of our subsidiaries. Plaintiffs alleged that defendants illegally transported coal in overloaded trucks, causing damage to state roads, thereby interfering with plaintiffs' use and enjoyment of their properties and their right to use the public roads. Plaintiffs seek injunctive relief and compensatory and punitive damages. The Supreme Court of Appeals of West Virginia ("WV Supreme Court") referred the consolidated lawsuits, and similar lawsuits against other coal and transportation companies not involving our subsidiaries, to the Circuit Court of Lincoln County, West Virginia ("Circuit Court"), to be handled by a mass litigation panel judge. Plaintiffs filed motions requesting class certification. On June 7, 2007, plaintiffs voluntarily dismissed their public nuisance claims seeking monetary damages for road and bridge repairs. Plaintiffs also agreed to an order limiting any damages for nuisance to two years prior to the filing of any suit. A motion to dismiss any remaining public nuisance claims was resisted by plaintiffs and argued at hearings on December 14, 2007 and June 25, 2008. No rulings on these matters have been made. Defendants filed a motion requesting that the mass litigation panel judge recommend to the WV Supreme Court that the cases be sent back to the circuit courts of origin for resolution. That motion was verbally denied as to those cases in which our subsidiaries are defendants, and a class certification hearing was held on October 21, 2009. To date, no decision has been rendered by the Circuit Court on the class certification issues. No date has been set for trial. A mediation is being scheduled in the Mingo County case. We believe we have insurance coverage applicable to these items and that they will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Well Water Suits

        Since September 2004, approximately 738 plaintiffs have filed approximately 400 suits against us and our subsidiary, Rawl Sales & Processing Co., in the Circuit Court of Mingo County, West Virginia ("Mingo Court"), for alleged property damage and personal injuries arising out of slurry injection and impoundment practices allegedly contaminating plaintiffs' water wells. Plaintiffs seek injunctive relief and compensatory damages in excess of $170 million and unquantified punitive damages. Specifically, plaintiffs are claiming that defendants' activities during the period of 1978 through 1987 rendered their property valueless and request monetary damages to pay, inter alia, the value of their property and future water

22. Contingencies (Continued)

bills. In addition, many plaintiffs are also claiming that their exposure to the contaminated well water caused neurological injury or physical injury, including cancers, kidney problems and gall stones. Finally, all plaintiffs claimed entitlement to medical monitoring for the next 30 years and have requested unliquidated compensatory damages for pain and suffering, annoyance and inconvenience and legal fees. On April 30, 2009, the Mingo Court held a mandatory settlement conference. At that settlement conference, all plaintiffs agreed to settle and dismiss their medical monitoring claims. Additionally, 180 plaintiffs agreed to settle all of their remaining claims and be dismissed from the case. All settlements to date will be funded by insurance proceeds. Plaintiffs challenged the medical monitoring settlement. There are currently 585 plaintiffs with individual claims. A number of motions that could impact the number of Plaintiffs and scope of the issues of these suits are pending.

        The West Virginia Supreme Court issued an administrative order transferring the cases to the Mass Litigation Panel. Mediation of all pending suits was held on February 22-23, 2011 in Charleston, West Virginia. The mediation resulted in the final settlement of all medical monitoring claims and disposed of Plaintiffs' earlier challenge of the prior medical monitoring settlement. The medical monitoring claims will be paid by insurance proceeds. No other claims were resolved. A previous mediation conducted in November 2010 was unsuccessful. A trial date has been set for August 2011.

        Beginning in December 2008, we and certain of our subsidiaries along with several other companies were sued in numerous actions in Boone County, West Virginia involving approximately 374 plaintiffs alleging well water contamination resulting from coal mining operations. The claims mirror those made above in the separate action before the Mass Litigation Panel, as described above. The separate civil actions have been consolidated for discovery purposes with trial for 266 plaintiffs scheduled for October 25, 2011. No trial date is set for the remaining approximately 108 plaintiffs.

        We do not believe there was any contamination caused by our activities or that plaintiffs suffered any damage and we believe that we have strong defenses to these matters. We plan to vigorously contest these claims. We believe that we have insurance coverage applicable to these matters and have initiated litigation against our insurers to establish that coverage. At this time, we believe that the litigation by the plaintiffs will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Surface Mining Fills

        Since September 2005, three environmental groups sued the Corps in the United States District Court for the Southern District of West Virginia (the "District Court"), asserting the Corps unlawfully issued permits to four of our surface mines to construct mining fills. The suit alleges the Corps failed to comply with the requirements of both Section 404 of the Clean Water Act and the National Environmental Policy Act, including preparing environmental impact statements for individual permits. We intervened in the suit to protect our interests. On March 23, 2007, the District Court rescinded four of our subsidiaries' permits, resulting in the temporary suspension of mining at these surface mines. We appealed that ruling to the United States Court of Appeals for the Fourth Circuit (the "Fourth Circuit Court"). On April 17, 2007, the District Court partially stayed its ruling, permitting mining to resume in certain fills that were already under construction. On June 14, 2007, the District Court issued an additional ruling, finding the Corps improperly approved placement of sediment ponds in streams below fills on the four permits in question. The District Court subsequently modified its ruling to allow these ponds to remain in place, as the ponds and fills have already been constructed. The District Court's ruling could impact the issuance of permits for the placement of sediment ponds for future operations. If the permits for the fills or sediment ponds are ultimately held to be unlawfully issued, production could be affected at these surface mines, and the process of obtaining new Corps permits for all surface mines could become more difficult. We appealed

22. Contingencies (Continued)

both rulings to the Fourth Circuit Court. On February 13, 2009, the Fourth Circuit Court reversed the prior rulings of the District Court and remanded the matter for further proceedings. On March 30, 2009, the plaintiffs requested that the Fourth Circuit Court reconsider the case. The request was denied on May 20, 2009. On August 26, 2009, the plaintiffs filed their request with the United States Supreme Court to review the Fourth Circuit Court's decision. Our subsidiaries' response was due on August 5, 2010. However, on August 3, 2010, the plaintiffs moved to withdraw their petition in the wake of a new policy adopted by the Corps and the Environmental Protection Agency on July 30, 2010 for assessing "stream ecosystem structure and function" for Appalachian surface coal mining. The motion to withdraw the petition for certiorari was granted, thereby finalizing the Fourth Circuit Court's decision.

Customer Disputes

        We have been sued by one customer who claims they did not receive, or did not timely receive, all of the coal required to be shipped to them during prior years under their sales contract. This customer filed a claim for cover damages, which damages are equal to the difference between the contract price of the coal that was not delivered and the market price of replacement coal or comparable quality coal, and for other compensatory damages, the total of which could exceed $31 million. The customer is also seeking punitive damages. We believe that we have strong defenses and have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

        Subsequent to December 31, 2010, we received notice of a suit from a plaintiff regarding whether or not a binding contract existed for the sale of coal, which coal the plaintiff had planned to broker to a third party in 2008. The suit asks that we reimburse plaintiff for an $18 million court judgment against plaintiff awarded to the third party. We do not believe that a binding sales contract was reached and currently believe that we have strong defenses and, therefore, have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

        Separately, we are currently in litigation with one customer regarding whether or not binding contracts for the sale of coal were reached. We maintain that this customer improperly terminated a signed, higher-priced contract; the customer argues that it was only required to purchase coal under a purported agreement reached by email. On February 12, 2010, we received a decision from an arbitration panel awarding this customer $10.5 million on the grounds that the purported agreement by email was valid and that the higher-priced contract was invalid. We believed that the arbitration panel's decision as to the validity of the higher-priced contract was beyond the panel's jurisdiction of the award, which amounts to $8.2 million, and challenged that decision in federal court. On June 2, 2010, the federal court rejected our challenge. We are appealing this matter to the Fourth Circuit Court. While we will vigorously pursue this appeal, we have accrued the remainder of the judgment in Other current liabilities at December 31, 2010. We have paid $2.3 million for the award relating to the panels' decision that the agreement by email was valid, but have not yet paid the portion of the award under appeal.

Spartan Unfair Labor Practice Matter & Related Age Discrimination Class Action

        In 2005, the UMWA filed an unfair labor practice charge with the National Labor Relations Board ("NLRB") alleging that one of our subsidiaries, Spartan Mining Company ("Spartan"), discriminated on the basis of anti-union animus in its employment offers. The NLRB issued a complaint and an NLRB Administrative Law Judge ("ALJ") issued a recommended decision making detailed findings that Spartan

22. Contingencies (Continued)

committed a number of unfair labor practice violations and awarding, among other relief, back pay damages to union discriminatees. On September 30, 2009, the NLRB upheld the ALJ's recommended decision. Spartan has appealed the NLRB's decision to the Fourth Circuit Court. We have no insurance coverage applicable to this unfair labor practice matter; however, its resolution is not expected to have a material impact on our cash flows, results of operations or financial condition.

Upper Big Branch Mine

        On April 5, 2010, an accident occurred at the UBB mine, tragically resulting in the deaths of 29 miners and seriously injuring two others. The Federal Mine Safety and Health Administration ("MSHA") and the State of West Virginia have undertaken a joint investigation into the cause of the UBB tragedy. We also have commenced our own investigation. We believe these investigations will continue for the foreseeable future, and we cannot provide any assurance as to their outcome, including whether we become subject to possible criminal and civil penalties or enforcement actions. Additionally, the U.S. Attorney for the Southern District of West Virginia has commenced a grand jury investigation. In order to accommodate these investigations, the UBB mine will be closed for an extended period of time, the length of which we cannot predict at this time. It is also possible that we may decide or be required by regulators to permanently close the UBB mine. We self-insure the underground mining equipment, including the longwalls at the UBB mine. We do not currently carry business interruption insurance for the UBB mine. We have third-party general liability insurance coverage that applies to litigation risk, which coverage we believe applies to litigation stemming from the UBB tragedy.

        While updated analyses will continue in future periods, we have recorded our best estimate of probable losses related to this matter. The most significant components of these losses related to: the benefits being provided to the families of the fallen miners (see Note 15 to the Notes to Consolidated Financial Statements for more information about the significant benefits provided), costs associated with the rescue and recovery efforts, possible legal and other contingencies, and asset impairment charges (see Note 6 to the Notes to Consolidated Financial Statements for more information). We have recorded a $78 million liability in Other current liabilities at December 31, 2010, which represents our best estimate of the probable loss related to potential future litigation settlements associated with the UBB tragedy. Two of the families have filed wrongful death suits against us, while seven families have signed agreements to settle their claims (four of which have been finalized after receiving the required judicial approval). Insurance recoveries related to our general liability insurance policy that are deemed probable and that are reasonably estimable have been recognized in the Consolidated Statements of Income to the extent of the related losses, less applicable deductibles. Such recognized recoveries for litigation settlements associated with the UBB tragedy totaled $78 million and are included in Trade and other accounts receivable at December 31, 2010.

        Given the uncertainty of the outcome of current investigations, including whether we become subject to possible civil penalties or enforcement actions, it is possible that the total costs incurred related to this tragedy could exceed our current estimates. As of December 31, 2010, we believe that the reasonably possible aggregate loss related to these claims in excess of amounts currently recorded cannot be estimated. It is possible, however, that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material. We will continue to review the amount of any necessary accruals, potential asset impairments, or other related expenses and record the charges in the period in which the determination is made and an adjustment is required.

22. Contingencies (Continued)

Clean Water Act Citizens' Suits

        The Sierra Club and others have filed two citizens' suits against several of our subsidiaries in federal court in the Southern District of West Virginia ("Southern District Court") alleging violations of the terms of our water discharge permits. One of the cases is limited to allegations that two of our subsidiaries, Independence Coal Company and Jacks Branch Coal Company, are violating limits on the allowable concentrations of selenium in their discharges of storm water from several surface mines. The other action is limited to claims that several of our subsidiaries are violating discharge limits on substances other than selenium, such as aluminum. The plaintiffs in these cases seek both a civil penalty and injunctive relief.

        In the non-selenium case, we have argued that the alleged violations are contemplated by an existing consent decree with the United States government and should not be the subject of a new lawsuit, but the Southern District Court has allowed the case to progress. In the selenium case, we have argued that the limits on selenium concentrations in our discharges have been stayed by an order of the West Virginia Environmental Quality Board and therefore cannot be the subject of a Clean Water Act case until after those limits become effective. The plaintiffs have nonetheless filed a motion for summary judgment in the selenium case, arguing that we are in violation of our permit limits despite the stays. The plaintiffs have also filed reports of experts contending that our subsidiaries should have commenced construction on selenium treatment units in October 2008. They claim that the failure to do so has saved our subsidiaries over $100 million, and that the Southern District Court should impose a penalty which recoups all of the "savings" realized by the alleged non-compliance. We strongly disagrees with plaintiffs' position and do not expect the resolution of this matter to have a material impact on our cash flows, results of operations or financial condition.

Other Legal Proceedings

        We are parties to a number of other legal proceedings, incident to our normal business activities. These include, for example, contract disputes, personal injury claims, property damage claims, environmental issues, and employment and safety matters. While we cannot predict the outcome of any of these proceedings, based on our current estimates we do not believe that any liability arising from these matters individually or in the aggregate should have a material adverse impact upon our consolidated cash flows, results of operations or financial condition. It is possible, however, that the ultimate liabilities in the future with respect to these lawsuits and claims, in the aggregate, may be materially adverse to our cash flows, results of operations or financial condition.

23. Quarterly Information (Unaudited)

        The table below details our quarterly financial information for the previous two fiscal years.

	Three Months Ended
	March 31, 2010(1)	June 30, 2010(2)	September 30, 2010(3)	December 31, 2010(4)
	(In Thousands, Except Per Share Amounts)
Total revenue	$688,639	$810,148	$810,164	$730,023
Income (loss) before interest and taxes	66,795	(110,805)	(30,457)	(63,842)
Income (loss) before taxes	46,822	(135,750)	(55,056)	(89,613)
Net income (loss)	33,626	(88,714)	(41,424)	(70,075)
Net income (loss) per share:
Basic	$0.39	$(0.88)	$(0.41)	$(0.69)
Diluted	$0.39	$(0.88)	$(0.41)	$(0.69)

	Three Months Ended
	March 31, 2009(5)	June 30, 2009	September 30, 2009(6)	December 31, 2009(7)
	(In Thousands, Except Per Share Amounts)
Total revenue	$768,088	$697,627	$641,560	$583,884
Income before interest and taxes	72,750	48,705	45,783	59,738
Income before taxes	56,391	26,059	20,880	33,935
Net income	43,426	20,192	16,458	24,357
Net income per share:
Basic	$0.51	$0.24	$0.19	$0.29
Diluted	$0.51	$0.24	$0.19	$0.28

(1)
Net income in the first quarter of 2010 includes $9.1 million in insurance proceeds, resulting in a $5.8 million pre-tax gain on insurance recovery related to the Bandmill preparation plant fire.

(2)
The results of the second quarter of 2010 were negatively impacted by the following pre-tax items: $128.9 million estimated expense related to the UBB mine tragedy (see Notes 6, 15 and 22 to the Notes to Consolidated Financial Statements for further discussion), $8.5 million charge recorded in relation to a customer pricing dispute and a $5.0 million bad debt reserve related to a note receivable from a supplier. The results of the second quarter of 2010 were favorably impacted by the following pre-tax items: $9.7 million from the settlement of certain claims against a service provider, $7.2 million related to the sale of a claim in a customer bankruptcy proceeding, and a gain of $3.6 million on exchanges of coal reserves.

(3)
The results of the third quarter of 2010 were negatively impacted by a $14.5 million pre-tax expense for ongoing investigation costs related to the UBB mine tragedy (see Notes 6, 15, and 22 to the Notes to Consolidated Financial Statements for further discussion)

(4)
The results of the fourth quarter of 2010 were negatively impacted by a $17.8 million pre-tax charge for impairments of idled mines, a $12.0 million pre-tax expense for benefits provided to our former Chairman and CEO in accordance with his retirement agreement, and by a $23.1 million pre-tax expense for ongoing investigation cost related to the UBB mine tragedy (see Notes 6, 15, and 22). The results of the fourth quarter of 2010 were favorably impacted by a $12.6 million pre-tax gain on insurance recovery related to the Bandmill preparation plant fire.

(5)
Net income for the first quarter of 2009 included the recognition of $12.2 million in pre-tax income ($5.1 million benefit recorded in Cost of purchased coal revenue and $7.1 million in interest income)

23. Quarterly Information (Unaudited) (Continued)

  from the receipt of black lung excise tax refunds as authorized by federal legislation passed in October 2008. Additionally, during the first quarter of 2009, we sold our interest in certain coal reserves to a third party, recognizing a pre-tax gain of $7.1 million in Other revenue.

(6)
Net income for the third quarter of 2009 includes a $24.9 million pre-tax gain on the exchange of coal reserves.

(7)
The results for the fourth quarter of 2009 included the impact of a $6.0 million pre-tax reserve for bad debt related to a note receivable from a supplier.

24. Subsequent Events

        On January 28, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Alpha Natural Resources, Inc., a Delaware corporation ("Alpha"), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha ("Merger Sub"), providing for the acquisition of Massey Energy Company ("Massey") by Alpha. Subject to the terms and conditions of the Merger Agreement, Massey will be merged with and into Merger Sub (the "Merger"), with Massey surviving the Merger as a wholly owned subsidiary of Alpha.

        At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Alpha, us or Merger Sub or their respective subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, without interest (the "Massey Merger Consideration"). No fractional shares of Alpha common stock will be issued in the Merger, and Massey stockholders will receive cash in lieu of fractional shares, if any, of Common Stock. Immediately upon completion of the Merger, Massey stockholders will own approximately 46% of the combined company.

        The consummation of the Merger is subject to certain conditions, including (i) the adoption by Massey stockholders of the Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha's certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Merger and (y) the issuance of Alpha common stock in connection with the Merger. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions.

        The Merger Agreement contains customary covenants, including covenants providing for each of the parties: (i) to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger; (ii) to use reasonable best efforts to cause the transaction to be consummated; (iii) not to initiate, solicit or knowingly encourage inquiries, proposals or offers relating to alternate transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto; and (iv) to call and hold a special stockholders' meeting and, subject to certain exceptions, recommend adoption of the Merger Agreement, in our case, and amendment of the Alpha certificate of incorporation and issuance of Alpha common stock in connection with the Merger, in the case of Alpha.

        The Merger Agreement also contains certain termination rights and provides that, (i) upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the Massey board of directors or termination of the Merger Agreement to enter into a written definitive agreement for a "superior proposal", Massey will owe Alpha a cash termination fee of $251 million; (ii) upon the termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the board of directors of

24. Subsequent Events (Continued)

Alpha or termination of the Merger Agreement to enter into a written definitive agreement for a "superior proposal", Alpha will owe Massey a cash termination fee of $252 million; and (iii) upon the termination of the Merger Agreement due to Alpha's failure to obtain the required stockholder approval at the Alpha stockholders' meeting in the absence of a competing proposal, Alpha will owe Massey a cash termination fee of $72 million. In addition, Alpha is obligated to pay a cash termination fee of $360 million to us if all the conditions to closing have been met and the Merger is not consummated because of a breach by Alpha's lenders of their obligations to finance the Merger.

MASSEY ENERGY COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

UNAUDITED

	Three Months Ended March 31,
	2011	2010
Revenues
Produced coal revenue	$831,301	$571,802
Freight and handling revenue	84,370	74,289
Purchased coal revenue	15,951	19,465
Other revenue	18,134	23,083

Total revenues	949,756	688,639

Costs and expenses
Cost of produced coal revenue	690,408	469,936
Freight and handling costs	84,370	74,289
Cost of purchased coal revenue	15,832	20,623
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	86,002	64,207
Selling, general and administrative	11,270	262
Selling, general and administrative	27,274	28,109
Other expense	800	871
Loss (Gain) on derivative instruments	18,360	(36,453)

Total costs and expenses	934,316	621,844

Income before interest and taxes	15,440	66,795
Interest income	296	1,463
Interest expense	(25,751)	(25,216)
Gain on short-term investment	—	3,780

(Loss) income before taxes	(10,015)	46,822
Income tax benefit (expense)	2,341	(13,196)

Net (loss) income	$(7,674)	$33,626

Net (loss) income per share
Basic	$(0.07)	$0.39

Diluted	$(0.07)	$0.39

Shares used to calculate net (loss) income per share
Basic	102,326	86,137

Diluted	102,326	87,393

Dividends per share	$0.06	$0.06

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

UNAUDITED

	March 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$280,696	$327,179
Trade and other accounts receivable, less allowance of $906	366,114	296,770
Inventories	304,491	289,027
Income taxes receivable	12,957	10,912
Other current assets	208,916	193,176

Total current assets	1,173,174	1,117,064
Property, plant and equipment, net	3,236,065	3,217,685
Intangible assets, net	106,618	120,923
Goodwill	36,707	36,707
Other noncurrent assets	111,547	118,603

Total assets	$4,664,111	$4,610,982

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable, principally trade and bank overdrafts	$255,517	$245,312
Short-term debt	9,672	12,327
Payroll and employee benefits	103,586	95,446
Other current liabilities	325,150	309,980

Total current liabilities	693,925	663,065
Noncurrent liabilities
Long-term debt	1,309,251	1,303,852
Deferred income taxes	165,172	163,383
Pension obligation	76,377	79,721
Other noncurrent liabilities	631,036	620,499

Total noncurrent liabilities	2,181,836	2,167,455

Total liabilities	2,875,761	2,830,520

Shareholders' equity
Capital stock
Preferred—authorized 20,000,000 shares without par value; none issued	—	—
Common—authorized 300,000,000 shares of $0.625 par value; issued 103,122,505 and 102,496,160 shares, respectively	64,925	64,561
Treasury stock	(31,822)	(31,822)
Additional capital	1,362,292	1,343,966
Retained earnings	512,195	526,025
Accumulated other comprehensive loss	(119,240)	(122,268)

Total shareholders' equity	1,788,350	1,780,462

Total liabilities and shareholders' equity	$4,664,111	$4,610,982

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

UNAUDITED

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(7,674)	$33,626
Adjustments to reconcile Net (loss) income to Cash provided by operating activities:
Depreciation, depletion and amortization	97,272	64,469
Share-based compensation expense	2,481	2,709
Amortization of bond discount	5,399	5,013
Deferred income taxes	(146)	3,089
Gain on disposal of assets	(5,579)	(1,019)
Gain on reserve exchange	—	(2,313)
Gain on insurance recovery	—	(5,810)
Net change in fair value of derivative instruments	21,520	(28,017)
Realized gain on short-term investment	—	(3,780)
Asset retirement obligations accretion	4,613	4,131
Changes in operating assets and liabilities:
Increase in accounts receivable	(69,344)	(93,743)
Increase in inventories	(15,464)	(3,856)
Decrease in other current assets	7,056	66,572
Increase in other assets	(34,076)	(9,204)
(Increase) decrease in accrued income taxes	(2,045)	9,468
Increase in accounts payable and bank overdrafts	10,205	20,090
Increase in other accrued liabilities	6,967	12,685
Increase in other noncurrent liabilities	19,976	2,708
Increase in pension obligation	682	1,429
Asset retirement obligations payments	(1,736)	(1,090)

Cash provided by operating activities	40,107	77,157

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(100,804)	(56,146)
Proceeds from redemption of short-term investment	—	14,644
Proceeds from sale of assets	6,816	1,019
Proceeds from insurance recovery	—	9,125

Cash utilized by investing activities	(93,988)	(31,358)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	—	466,759
Repayments of capital lease obligations	(2,655)	(382)
Repayment for 6.625% senior notes	—	(21,949)
Cash dividends paid	(6,156)	(5,167)
Proceeds from stock options exercised	16,209	11,490
Income tax benefit from stock option exercises	—	625

Cash provided by financing activities	7,398	451,376

(Decrease) increase in cash and cash equivalents	(46,483)	497,175
Cash and cash equivalents at beginning of period	327,179	665,762

Cash and cash equivalents at end of period	$280,696	$1,162,937

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements do not include footnotes and certain financial information normally presented annually under accounting principles generally accepted in the United States ("GAAP") and, therefore, should be read in conjunction with the Annual Report on Form 10-K of Massey Energy Company ("we," "our," "us," "Massey" or the "Company") for the year ended December 31, 2010. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the quarterly period ended March 31, 2011 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2011.

        The consolidated financial statements included herein are unaudited; however, the financial statements contain all adjustments (consisting of normal recurring accruals), which, in our opinion, are necessary to present fairly our consolidated financial position at March 31, 2011, our consolidated results of operations for the three months ended March 31, 2011 and 2010, and cash flows for the three months ended March 31, 2011 and 2010, in conformity with GAAP.

        The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned direct and indirect subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation. We have no independent assets or operations. We do not have a controlling interest in any separate independent operations. Investments in business entities in which we do not have control, but have the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method.

        All of our direct and substantially all of our indirect operating subsidiaries, each such subsidiary being indirectly 100% owned by us, fully and unconditionally, jointly and severally, guarantee our obligations under the 6.875% senior notes due 2013 ("6.875% Notes"), the 3.25% convertible senior notes due 2015 ("3.25% Notes") and the 2.25% convertible senior notes due 2024 ("2.25% Notes"). The subsidiaries not providing a guarantee of the 6.875% Notes, the 3.25% Notes and the 2.25% Notes are minor (as defined under Securities and Exchange Commission ("SEC") Rule 3-10(h)(6) of Regulation S-X). See Note 8 to the Notes to Consolidated Financial Statements for a more complete discussion of debt.

        We have evaluated subsequent events through the date the consolidated financial statements were issued.

(2) Merger with Alpha Natural Resources, Inc.

        On January 28, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Alpha Natural Resources, Inc., a Delaware corporation ("Alpha"), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha ("Merger Sub"), providing for the acquisition of Massey by Alpha. Subject to the terms and conditions of the Merger Agreement, Massey will be merged with and into Merger Sub (the "Merger"), with Massey surviving the Merger as a wholly owned subsidiary of Alpha.

        At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Alpha, us or Merger Sub or their respective subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, without interest (the "Massey Merger Consideration"). No fractional shares of Alpha common stock will be issued in the Merger, and Massey stockholders will receive cash in

(2) Merger with Alpha Natural Resources, Inc. (Continued)

lieu of fractional shares, if any, of Common Stock. Immediately upon completion of the Merger, Massey stockholders will own approximately 46% of the combined company.

        The consummation of the Merger is subject to certain conditions, including (i) the adoption by Massey stockholders of the Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha's certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Merger and (y) the issuance of Alpha common stock in connection with the Merger. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the"HSR Act"), as amended, which has been received, as well as other customary closing conditions.

        The Merger Agreement contains customary covenants, including covenants providing for each of the parties: (i) to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger; (ii) to use reasonable best efforts to cause the transaction to be consummated; (iii) not to initiate, solicit or knowingly encourage inquiries, proposals or offers relating to alternate transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto; and (iv) to call and hold a special stockholders' meeting and, subject to certain exceptions, recommend adoption of the Merger Agreement, in our case, and amendment of the Alpha certificate of incorporation and issuance of Alpha common stock in connection with the Merger, in the case of Alpha.

        The Merger Agreement also contains certain termination rights and provides that, (i) upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the Massey board of directors or termination of the Merger Agreement to enter into a written definitive agreement for a "superior proposal", Massey will owe Alpha a cash termination fee of $251 million; (ii) upon the termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the board of directors of Alpha or termination of the Merger Agreement to enter into a written definitive agreement for a "superior proposal", Alpha will owe Massey a cash termination fee of $252 million; and (iii) upon the termination of the Merger Agreement due to Alpha's failure to obtain the required stockholder approval at the Alpha stockholders' meeting in the absence of a competing proposal, Alpha will owe Massey a cash termination fee of $72 million. In addition, Alpha is obligated to pay a cash termination fee of $360 million to us if all the conditions to closing have been met and the Merger is not consummated because of a breach by Alpha's lenders of their obligations to finance the Merger.

        The SEC has declared effective the Form S-4 Registration Statement concerning the agreement and plan of merger between Alpha and Massey. In connection with the Merger, a definitive joint proxy statement/prospectus has been mailed to our stockholders on or about April 29, 2011. The close of business on April 27, 2011 is the record date for determining the holders of common stock that will be entitled to notice of and to vote at each of Alpha's and Massey's respective special meetings of stockholders regarding the Merger and any adjournment of the special meetings. Each of Alpha and Massey intend to hold their respective special meetings of stockholders on June 1, 2011. If the Alpha and Massey stockholders approve the Merger-related proposals at their respective special meetings, then, subject to certain other customary closing conditions, Alpha and Massey expect to close the Merger promptly after the special meetings on June 1, 2011.

(3) Acquisition of Cumberland

        On April 19, 2010, we completed the acquisition of Cumberland Resources Corporation and certain affiliated entities ("Cumberland") for a purchase price of $644.7 million in cash and 6,519,034 shares of Common Stock. Prior to the acquisition, Cumberland was one of the largest privately held coal producers

(3) Acquisition of Cumberland (Continued)

in the United States. Cumberland's operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. As a result of the acquisition, we obtained an estimated 415 million tons of contiguous coal reserves. We also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. We did not incur or assume any third-party debt as a result of the acquisition of Cumberland. The acquisition of Cumberland increases our metallurgical coal reserves, strengthens our ability to globally market steam and metallurgical quality coal, and optimizes both operational best practices and working capital generation.

        The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the acquisition of Cumberland occurred at the beginning of each of the periods being presented. The unaudited pro forma results have been prepared based on estimates and assumptions that we believe are reasonable; however, they are not necessarily indicative of the consolidated results of operations had the acquisition of Cumberland occurred at the beginning of each of the periods presented or of future results of operations.

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Total revenue
As reported	$949,756	$688,639
Pro forma	$949,756	$858,490
Net (loss) income
As reported	$(7,674)	$33,626
Pro forma	$(7,674)	$45,515

(4) Inventories

        Inventories consisted of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Saleable coal	$194,645	$183,156
Raw coal	51,637	47,376

Coal inventory	246,282	230,532
Supplies inventory	58,209	58,495

Total inventory	$304,491	$289,027

        Saleable coal represents coal ready for sale, including inventories designated for customer facilities under consignment arrangements of $29.5 million and $34.8 million at March 31, 2011 and December 31, 2010, respectively. Raw coal represents coal that generally requires further processing prior to shipment to the customer.

(5) Other Current Assets

        Other current assets are comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Longwall panel costs	$13,791	$10,430
Deposits	103,259	105,216
Other	91,866	77,530

Total other current assets	$208,916	$193,176

        Deposits consist primarily of funds placed in restricted accounts with financial institutions to collateralize letters of credit that support workers' compensation requirements, insurance and other obligations. As of March 31, 2011 and December 31, 2010, Deposits includes $59.4 million of funds pledged as collateral to support $58.2 million of outstanding letters of credit. In addition, Deposits at March 31, 2011 and December 31, 2010, includes $11.6 million of United States Treasury securities supporting various regulatory obligations. Deposits also includes $16.3 million and $17.8 million for future equipment deliveries as of March 31, 2011 and December 31, 2010, respectively.

        The Other caption in the table above at March 31, 2011 and December 31, 2010 includes $42.0 million and $10.0 million, respectively, associated with the funding of a portion of our deferred compensation plan.

        We have committed to the divestiture of certain assets that are not part of our short-term mining plan. At March 31, 2011 and December 31, 2010, the carrying amount of assets held for sale totaled $18.9 million and $24.2 million, respectively, and is included in Other current assets.

(6) Property, Plant and Equipment

        Property, plant and equipment is comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Land, buildings and equipment	$3,024,819	$2,983,866
Mining properties owned in fee and leased mineral rights	1,419,522	1,428,394
Mine development	1,231,270	1,221,529

Total property, plant and equipment	5,675,611	5,633,789
Less accumulated depreciation, depletion and amortization	(2,439,546)	(2,416,104)

Property, plant and equipment, net	$3,236,065	$3,217,685

        Property, plant and equipment includes gross assets under capital leases of $12.3 million at December 31, 2010.

(7) Intangible assets

        As part of the acquisition of Cumberland during 2010, we acquired intangible assets with a fair value of $167.0 million. Intangible assets are comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Coal sales contracts	$96,870	$96,870
Transportation contracts	61,700	61,700
Mining permits	8,451	8,451

Intangible assets, cost	167,021	167,021
Accumulated amortization	(60,403)	(46,098)

Intangible assets, net	$106,618	$120,923

        Amortization expense related to these Intangible assets was $14.3 million for the three months ended March 31, 2011.

(8) Debt

        Debt is comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
6.875% senior notes due 2013, net of discount of $2,346 and $2,538, respectively	$757,654	$757,462
3.25% convertible senior notes due 2015, net of discount of $107,532 and $112,740, respectively	551,531	546,323
2.25% convertible senior notes due 2024	9,647	9,647
Capital lease obligations	91	2,747

Total debt	1,318,923	1,316,179
Amounts due within one year	(9,672)	(12,327)

Total long-term debt	$1,309,251	$1,303,852

        The weighted average effective interest rate of the outstanding borrowings was 7.3% at both March 31, 2011 and December 31, 2010.

Convertible Debt Securities

        The discount associated with the 3.25% Notes is being amortized via the effective-interest method increasing the reported liability until the notes are carried at par value on their maturity date. We separately account for the liability and equity components in a manner reflective of our nonconvertible debt borrowing rate, which was determined to be 7.75% at the date of issuance. We recognized $5.2 million and $4.8 million of pre-tax non-cash interest expense for the amortization of the discount for the three months ended March 31, 2011 and 2010, respectively.

        As a result of the announcement of a June 1, 2011 expected closing date for the Merger, on May 2, 2011 the 3.25% Notes became convertible at the option of each of the holders into consideration in (a) an amount up to 100% of the 3.25% Notes' principal amount payable in cash, plus (b) the excess of such amount, if any, payable, at our option, in cash, stock or a combination of cash and stock (collectively

(8) Debt (Continued)

"Conversion Property"). The 3.25% Notes are convertible into Conversion Property equal to 11.4542 shares of Common Stock (or, after the Merger, of Reference Property, as defined in the Indenture) per $1,000 principal amount of the 3.25% Notes. The conversion period will remain open, at a minimum, until July 2, 2011, unless notice is provided that the Merger will not occur, and may be extended under certain circumstances.

        The 2.25% Notes became callable by us at par as of April 6, 2011. On May 2, 2011, we issued a redemption notice to the holders of the 2.25% Notes, with redemption subject to certain conditions set forth in the redemption notice, redeemable on June 1, 2011 ("Redemption Date") subject to certain conditions, including the consummation of the Merger. The holders of the 2.25% Notes can convert their notes into shares of Common Stock up until the close of business May 31, 2011. If all of the 2.25% Notes outstanding at March 31, 2011 are converted prior to the Redemption Date, we will have to issue 287,113 shares of Common Stock.

6.875% Notes

        On May 4, 2011, in connection with the Merger, Alpha announced that it commenced a cash tender offer for any and all of our outstanding 6.875% Notes (the "Tender Offer"). The Tender Offer is conditioned upon satisfaction or waiver of certain conditions, including the closing of the Merger and the consummation of an offering by Alpha of one or more series of its senior notes, the net proceeds of which are sufficient to purchase the 6.875% Notes tendered in the Tender Offer. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that were issued by Alpha in connection with the Tender Offer.

(9) Pension Expense

        Net periodic pension expense for both our qualified defined benefit pension plan and nonqualified supplemental benefit pension plan is comprised of the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Service cost	$2,951	$2,642
Interest cost	4,870	4,444
Expected return on plan assets	(5,415)	(4,605)
Recognized loss	4,141	3,491
Amortization of prior service cost	1	1

Net periodic pension expense	$6,548	$5,973

        We paid benefits to participants of the nonqualified supplemental benefit pension plan $0.1 million for the three month periods ended March 31, 2011 and 2010, respectively. We expect to contribute approximately $0.3 million for benefit payments to participants for the nonqualified supplemental benefit pension plan in 2011. During the first quarter of 2011 and 2010, we contributed $5.5 million and $4.6 million, respectively, to the qualified defined benefit pension plan. We expect to make contributions totaling approximately $20 million to the qualified defined benefit pension plan in 2011.

(10) Other Noncurrent Liabilities

        Other noncurrent liabilities are comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Reclamation	$233,431	$230,968
Workers' compensation and black lung	154,306	155,685
Other postretirement benefits	180,410	178,113
Other	62,889	55,733

Total other noncurrent liabilities	$631,036	$620,499

(11) Black Lung and Workers' Compensation Expense

        Expenses for black lung benefits and workers' compensation related benefits include the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Self-insured black lung benefits:
Service cost	$925	$1,000
Interest cost	1,025	775
Amortization of actuarial (gain) loss	275	(875)

Subtotal black lung benefits expense	2,225	900
Other workers' compensation benefits	8,118	7,473

Total black lung and workers' compensation benefits expense	$10,343	$8,373

        Payments for benefits, premiums and other costs related to black lung and workers' compensation liabilities were $12.3 million and $8.4 million for the three months ended March 31, 2011 and 2010, respectively.

(12) Other Postretirement Benefits Expense

        Net periodic postretirement benefit cost includes the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Service cost	$679	$812
Interest cost	2,504	2,378
Recognized loss	1,035	830
Amortization of prior service credit	(720)	(763)

Net periodic postretirement benefit cost	$3,498	$3,257

(12) Other Postretirement Benefits Expense (Continued)

        Payments for benefits related to postretirement benefit cost were $1.3 million and $1.5 million for the three months ended March 31, 2011 and 2010, respectively.

(13) Common Stock Issuance

        On March 23, 2010, we completed a registered underwritten public offering of 9,775,000 shares of our common stock, $0.625 par value per share at a public offering price of $49.75 per share, resulting in proceeds to us of $466.7 million, net of fees. In April 2010, we used the net proceeds of this offering to fund a portion of the cash consideration for the acquisition of Cumberland. See Note 3 to the Notes to Consolidated Financial Statements for a discussion of the acquisition of Cumberland.

(14) Earnings Per Share

        The number of shares of our Common Stock used to calculate basic earnings per share for both the three months ended March 31, 2011 and 2010, is based on the weighted average of outstanding shares of Common Stock during the respective periods. The number of shares of Common Stock used to calculate diluted earnings per share is based on the number of shares of Common Stock used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors during each period and debt securities currently convertible into shares of Common Stock during each period. The effect of dilutive securities issuances in the amount of 0.9 million and 0.1 million shares of Common Stock for the three months ended March 31, 2011 and 2010, respectively, and were excluded from the calculation of diluted income per share of Common Stock, as such inclusion would result in antidilution.

        The computations for basic and diluted (loss) income per share are based on the following per share information:

	Three Months Ended March 31,
	2011	2010
	(In Thousands, Except Per Share Amounts)
Numerator:
Net (loss) income—numerator for basic	$(7,674)	$33,626
Effect of convertible notes	—	44

Adjusted net (loss) income—numerator for diluted	$(7,674)	$33,670

Denominator:
Weighted average shares—denominator for basic	102,326	86,137
Effect of stock options/restricted stock	—	969
Effect of convertible notes	—	287

Adjusted weighted average shares—denominator for diluted	102,326	87,393

Net (loss) income per share:
Basic	$(0.07)	$0.39

Diluted	$(0.07)	$0.39

        The 2.25% Notes are convertible by holders into shares of Common Stock during certain periods under certain circumstances. As of March 31, 2011, the price per share of Common Stock had reached the specified threshold for conversion. If all of the 2.25% Notes outstanding at March 31, 2011 had been

(14) Earnings Per Share (Continued)

eligible for conversion and were converted at that date, we would have issued 287,113 shares of Common Stock. On May 2, 2011,we issued a redemption notice to the holders of the 2.25% Notes (see Note 8 for additional details).

        The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation. As of March 31, 2011, the 3.25% Notes had not reached the specified threshold for conversion.

        As a result of the announcement of a June 1, 2011 expected closing date for the Merger, on May 2, 2011 the 3.25% Notes became convertible at the option of each of the holders into consideration in (a) an amount up to 100% of the 3.25% Notes' principal amount payable in cash, plus (b) the excess of such amount, if any, payable, at our option, in cash, stock or a combination of cash and stock (collectively "Conversion Property"). The 3.25% Notes are convertible into Conversion Property equal to 11.4542 shares of Common Stock (or, after the Merger, of Reference Property, as defined in the Indenture) per $1,000 principal amount of the 3.25% Notes. The conversion period will remain open, at a minimum, until July 2, 2011, unless notice is provided that the Merger will not occur, and may be extended under certain circumstances.

(15) Derivative Instruments

        Upon entering into each coal sales and coal purchase contract, we evaluate each of our contracts to determine if they qualify for the normal purchase normal sale ("NPNS") exception prescribed by current accounting guidance. We use coal purchase contracts to supplement our produced and processed coal in order to provide coal to meet customer requirements under sales contracts. We are exposed to certain risks related to coal price volatility. The purchases and sales contracts we enter into allow us to mitigate a portion of the underlying risk associated with coal price volatility. The majority of our contracts qualify for the NPNS exception and therefore are not accounted for at fair value. For those contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the duration of the contract, the contracts are required to be accounted for as derivative instruments and must be recognized as assets or liabilities and measured at fair value. Those contracts that do not qualify for the NPNS exception have not been designated as cash flow or fair value hedges and, accordingly, the net change in fair value is recorded in current period earnings. Our coal sales and coal purchase contracts that do not qualify for the NPNS exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

        Tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception are as follows:

	March 31, 2011	December 31, 2010
	(In Thousands)
Purchase contracts	765	360
Sales contracts	2,519	600

        The increase in tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception as of March 31, 2011, is primarily due to certain contracts identified in the first quarter of 2011 that no longer qualified for the NPNS exception, which are now accounted for at fair value.

(15) Derivative Instruments (Continued)

        The fair values of our purchase and sales derivative contracts have been aggregated in the Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010, as follows:

	March 31, 2011	December 31, 2010
	(In Thousands)
Other current assets	$—	$15,424
Other noncurrent assets	—	—
Other current liabilities	(4,311)	—
Other noncurrent liabilities	(1,784)	—

Total aggregated derivative balance	$(6,095)	$15,424

        We have recorded net losses (gains) related to coal sales and purchase contracts that did not qualify for the NPNS exception in the Consolidated Statements of Income under the caption Gain on derivative instruments.

	For the three months ended March 31,
	2011	2010
	(In Thousands)
Unrealized losses (gains) on outstanding contracts	$21,520	$(28,017)
Realized gains due to settlements on existing contracts	(3,160)	(8,436)

Loss (Gain) on derivative instruments	$18,360	$(36,453)

(16) Fair Value

        Financial and non-financial assets and liabilities that are required to be measured at fair value must be categorized based upon the levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels—directly related to the amount of subjectivity associated with the inputs used to determine the fair value of financial assets and liabilities—are as follows:

  •
  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

  •
  Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the assets or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

  •
  Level 3—Inputs reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

(16) Fair Value (Continued)

        Each major category of financial assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations.

	March 31, 2011
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets
Fixed income securities
U.S. Treasury securities	$11,659	$—	$—	$11,659
Money market funds
U.S. Treasury money market fund	14,399	—	—	14,399
Other money market funds	267,000	—	—	267,000

Total	$293,058	$—	$—	$293,058

Liabilities
Derivative instruments	$—	$6,095	$—	$6,095

Total	$—	$6,095	$—	$6,095

	December 31, 2010
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets
Fixed income securities
U.S. Treasury securities	$11,645	$—	$—	$11,645
Certificates of deposit	50,061	—	—	50,061
Money market funds
U.S. Treasury money market fund	20,399	—	—	20,399
Other money market funds	216,362	—	—	216,362
Derivative instruments	—	15,424	—	15,424

Total	$298,467	$15,424	$—	$313,891

Fixed income securities and money market funds

        All fixed income securities are deposits, consisting of obligations of the U.S. Treasury, supporting various regulatory obligations. All investments in money market funds are cash equivalents or deposits pledged as collateral and are invested in prime money market funds and Treasury-backed funds. Included in the money market funds at March 31, 2011 and December 31, 2010 are $58.2 million of funds pledged as collateral to support $59.4 million of outstanding letters of credit. See Note 5 to the Notes to Consolidated Financial Statements for more information on deposits.

Derivative Instruments

        Certain of our coal sales and coal purchase contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the life of the contract are accounted for as derivative instruments and are required to be recognized as assets or liabilities and measured at fair value. To establish fair values for these contracts, we use bid/ask price quotations obtained from independent third-party brokers. We also consider the risk of nonperformance of or nonpayment by the counterparties

(16) Fair Value (Continued)

when determining the fair values for these contracts by evaluating the credit quality and financial condition of each counterparty. We could experience difficulty in valuing our derivative instruments if the number of third-party brokers should decrease or market liquidity is reduced. See Note 15 to the Notes to Consolidated Financial Statements for more information.

Fair Value Option

        The following methods and assumptions were used to estimate the fair value of those financial instruments that are not required to be carried at fair value within our Consolidated Balance Sheets:

        Short-term debt:    The carrying amount reported in the Consolidated Balance Sheets for short-term debt approximates its fair value due to the short-term maturity of these instruments.

        Long-term debt:    The fair values of long-term debt are estimated using the most recent market prices quoted on or before March 31, 2011.

        The carrying amounts and fair values of these financial instruments are presented in the table below. The carrying value of the 3.25% Notes reflected in Long-term debt in the table below reflects the full face amount of $659.1 million, which is reflected net of discount in the Consolidated Balance Sheets.

	March 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Short-term debt	$9,672	$9,672	$12,327	$12,327
Long-term debt	$1,428,710	$1,524,498	$1,419,063	$1,419,627

(17) Contingencies

West Virginia Flooding

        Since August 2004, five of our subsidiaries have been sued in six civil actions filed in the Circuit Courts of Boone, McDowell, Mingo, Raleigh, Summers and Wyoming Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding on or about May 2, 2002. These complaints covered approximately 350 plaintiffs seeking unquantified compensatory and punitive damages from approximately 35 defendants. Of these cases two were dismissed by the court without prejudice for failure to prosecute, two were dismissed by plaintiffs voluntarily and with prejudice, and one was settled for a nominal amount. Only the Mingo County case comprised of four plaintiffs and 34 defendants remains active.

        Since May 2006, we and 12 of our subsidiaries have been sued in three civil actions filed in the Circuit Courts of Logan and Mingo Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding between May 30 and June 4, 2004. These complaints cover approximately 400 plaintiffs seeking unquantified compensatory and punitive damages from approximately 52 defendants. Four of our subsidiaries have been dismissed without prejudice from one of the Logan County cases.

        We believe the remaining cases will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

West Virginia Trucking

        Since January 2003, an advocacy group and residents in Boone, Kanawha, Mingo and Raleigh Counties, West Virginia, filed 17 suits in the Circuit Courts of Kanawha and Mingo Counties, West

(17) Contingencies (Continued)

Virginia, against 12 of our subsidiaries. Plaintiffs alleged that defendants illegally transported coal in overloaded trucks, causing damage to state roads, thereby interfering with plaintiffs' use and enjoyment of their properties and their right to use the public roads. Plaintiffs seek injunctive relief and compensatory and punitive damages. The Supreme Court of Appeals of West Virginia ("WV Supreme Court") referred the consolidated lawsuits, and similar lawsuits against other coal and transportation companies not involving our subsidiaries, to the Circuit Court of Lincoln County, West Virginia ("Circuit Court"), to be handled by a mass litigation panel judge. Plaintiffs filed motions requesting class certification. On June 7, 2007, plaintiffs voluntarily dismissed their public nuisance claims seeking monetary damages for road and bridge repairs. Plaintiffs also agreed to an order limiting any damages for nuisance to two years prior to the filing of any suit. A motion to dismiss any remaining public nuisance claims was resisted by plaintiffs and argued at hearings on December 14, 2007 and June 25, 2008. No rulings on these matters have been made. Defendants filed a motion requesting that the mass litigation panel judge recommend to the WV Supreme Court that the cases be sent back to the circuit courts of origin for resolution. That motion was verbally denied as to those cases in which our subsidiaries are defendants, and a class certification hearing was held on October 21, 2009. To date, no decision has been rendered by the Circuit Court on the class certification issues. No date has been set for trial. A mediation is being scheduled in the Mingo County case. We believe we have insurance coverage applicable to these items and that they will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Well Water Suits

        Since September 2004, approximately 738 plaintiffs have filed approximately 400 suits against us and our subsidiary, Rawl Sales & Processing Co., in the Circuit Court of Mingo County, West Virginia ("Mingo Court"), for alleged property damage and personal injuries arising out of slurry injection and impoundment practices allegedly contaminating plaintiffs' water wells. Plaintiffs seek injunctive relief and compensatory damages in excess of $170 million and unquantified punitive damages. Specifically, plaintiffs are claiming that defendants' activities during the period of 1978 through 1987 rendered their property valueless and request monetary damages to pay, inter alia, the value of their property and future water bills. In addition, many plaintiffs are also claiming that their exposure to the contaminated well water caused neurological injury or physical injury, including cancers, kidney problems and gall stones. Finally, all plaintiffs claimed entitlement to medical monitoring for the next 30 years and have requested unliquidated compensatory damages for pain and suffering, annoyance and inconvenience and legal fees. On April 30, 2009, the Mingo Court held a mandatory settlement conference. At that settlement conference, all plaintiffs agreed to settle and dismiss their medical monitoring claims. Additionally, 180 plaintiffs agreed to settle all of their remaining claims and be dismissed from the case. All settlements to date will be funded by insurance proceeds. Plaintiffs challenged the medical monitoring settlement. There are currently 585 plaintiffs with individual claims. A number of motions that could impact the number of Plaintiffs and scope of the issues of these suits are pending.

        The West Virginia Supreme Court issued an administrative order transferring the cases to the Mass Litigation Panel. Mediation of all pending suits was held on February 22-23, 2011 in Charleston, West Virginia. The mediation resulted in the final settlement of all medical monitoring claims and disposed of Plaintiffs' earlier challenge of the prior medical monitoring settlement. The medical monitoring claims will be paid by insurance proceeds. No other claims were resolved. The Mass Litigation Panel has randomly selected seven civil actions consisting of seventeen plaintiffs for the First Trial Group which is scheduled for August 1, 2011 in Wheeling, West Virginia.

        Beginning in December 2008, we and certain of our subsidiaries along with several other companies were sued in numerous actions in Boone County, West Virginia involving approximately 374 plaintiffs alleging well water contamination resulting from coal mining operations. The claims mirror those made

(17) Contingencies (Continued)

above in the separate action before the Mass Litigation Panel, as described above. The separate civil actions have been consolidated for discovery purposes with trial for 266 plaintiffs scheduled for October 25, 2011. No trial date is set for the remaining approximately 108 plaintiffs.

        We do not believe there was any contamination caused by our activities or that plaintiffs suffered any damage and we believe that we have strong defenses to these matters. We plan to vigorously contest these claims. We believe that we have insurance coverage applicable to these matters and have initiated litigation against our insurers to establish that coverage. At this time, we believe that the litigation by the plaintiffs will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Customer Disputes

        We have been sued by one customer who claims they did not receive, or did not timely receive, all of the coal required to be shipped to them during prior years under their sales contract. This customer filed a claim for cover damages, which damages are equal to the difference between the contract price of the coal that was not delivered and the market price of replacement coal or comparable quality coal, and for other compensatory damages, the total of which could exceed $31 million. The customer is also seeking punitive damages. We believe that we have strong defenses and have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

        During the first quarter of 2011, we received notice of a suit from a plaintiff regarding whether or not a binding contract existed for the sale of coal, which coal the plaintiff had planned to broker to a third party in 2008. The suit asks that we reimburse plaintiff for an $18 million court judgment against plaintiff awarded to the third party. We do not believe that a binding sales contract was reached and currently believe that we have strong defenses and, therefore, have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

        Separately, we are currently in litigation with one customer regarding whether or not binding contracts for the sale of coal were reached. We maintain that this customer improperly terminated a signed, higher-priced contract; the customer argues that it was only required to purchase coal under a purported agreement reached by email. On February 12, 2010, we received a decision from an arbitration panel awarding this customer $10.5 million on the grounds that the purported agreement by email was valid and that the higher-priced contract was invalid. We believed that the arbitration panel's decision as to the validity of the higher-priced contract was beyond the panel's jurisdiction of the award, which amounts to $8.2 million, and challenged that decision in federal court. On June 2, 2010, the federal court rejected our challenge. We are appealing this matter to the United States Court of Appeals for the Fourth Circuit (the "Fourth Circuit Court"). Oral argument before the Fourth Circuit Court is scheduled for May 10, 2011. While we will vigorously pursue this appeal, the amount of the judgment is fully accrued in Other current liabilities at March 31, 2011. We have paid $2.3 million for the award relating to the panels' decision that the agreement by email was valid, but have not yet paid the portion of the award under appeal.

Spartan Unfair Labor Practice Matter & Related Age Discrimination Class Action

        In 2005, the UMWA filed an unfair labor practice charge with the National Labor Relations Board ("NLRB") alleging that one of our subsidiaries, Spartan Mining Company ("Spartan"), discriminated on

(17) Contingencies (Continued)

the basis of anti-union animus in its employment offers. The NLRB issued a complaint and an NLRB Administrative Law Judge ("ALJ") issued a recommended decision making detailed findings that Spartan committed a number of unfair labor practice violations and awarding, among other relief, back pay damages to union discriminatees. On September 30, 2009, the NLRB upheld the ALJ's recommended decision. Spartan has appealed the NLRB's decision to the Fourth Circuit Court. We have no insurance coverage applicable to this unfair labor practice matter; however, its resolution is not expected to have a material impact on our cash flows, results of operations or financial condition.

Upper Big Branch Mine

        On April 5, 2010, an accident occurred at the UBB mine, tragically resulting in the deaths of 29 miners and seriously injuring two others. The Federal Mine Safety and Health Administration ("MSHA") and the State of West Virginia have undertaken a joint investigation into the cause of the UBB tragedy. We also have commenced our own investigation. We believe these investigations will continue for the foreseeable future, and we cannot provide any assurance as to their outcome, including whether we become subject to possible criminal and civil penalties or enforcement actions. Additionally, the U.S. Attorney for the Southern District of West Virginia has commenced a grand jury investigation. In order to accommodate these investigations, the UBB mine will be closed for an extended period of time, the length of which we cannot predict at this time. The Company has recently sought permission to close the UBB mine; regulatory authorities have not yet granted such permission. The Company believes that it can construct another portal and access reserves previously accessed by the UBB mine, but it has not yet received this permission from regulatory authorities. We self-insure the underground mining equipment, including the longwalls at the UBB mine. We do not currently carry business interruption insurance for the UBB mine. We have third-party general liability insurance coverage that applies to litigation risk, which coverage we believe applies to litigation stemming from the UBB tragedy.

        While updated analyses will continue in future periods, we have recorded our best estimate of probable losses related to this matter. The most significant components of these losses related to: the benefits being provided to the families of the fallen miners, costs associated with the rescue and recovery efforts, possible legal and other contingencies, and asset impairment charges. We have recorded a $78 million liability in Other current liabilities at March 31, 2011, which represents our best estimate of the probable loss related to potential future litigation settlements associated with the UBB tragedy. Thirteen of the families have filed wrongful death suits against us, while eight families have signed agreements to settle their claims (five of which have been finalized after receiving the required judicial approval). In addition, four employees have filed lawsuits against us alleging emotional distress or personal injuries due to their proximity to the explosion. Insurance recoveries related to our general liability insurance policy that are deemed probable and that are reasonably estimable have been recognized in the Consolidated Statements of Income to the extent of the related losses, less applicable deductibles. Such recognized recoveries for litigation settlements associated with the UBB tragedy totaled $78 million and are included in Trade and other accounts receivable at March 31, 2011.

        Given the uncertainty of the outcome of current investigations, including whether we become subject to possible civil penalties or enforcement actions, it is possible that the total costs incurred related to this tragedy could exceed our current estimates. As of March 31, 2011, we believe that the reasonably possible aggregate loss related to these claims in excess of amounts currently recorded cannot be estimated. It is possible, however, that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material. We will continue to review the amount of any necessary accruals, potential asset impairments, or other related expenses and record the charges in the period in which the determination is made and an adjustment is required.

(17) Contingencies (Continued)

Clean Water Act Citizens' Suits

        The Sierra Club and others have filed two citizens' suits against several of our subsidiaries in federal court in the Southern District of West Virginia ("Southern District Court") alleging violations of the terms of our water discharge permits. One of the cases is limited to allegations that two of our subsidiaries, Independence Coal Company and Jacks Branch Coal Company, are violating limits on the allowable concentrations of selenium in their discharges of storm water from several surface mines. The other action is limited to claims that several of our subsidiaries are violating discharge limits on substances other than selenium, such as aluminum. The plaintiffs in these cases seek both a civil penalty and injunctive relief.

        In the non-selenium case, we have argued that the alleged violations are contemplated by an existing consent decree with the United States government and should not be the subject of a new lawsuit, but the Southern District Court has allowed the case to progress. In the selenium case, we have argued that the limits on selenium concentrations in our discharges have been stayed by an order of the West Virginia Environmental Quality Board and therefore cannot be the subject of a Clean Water Act case until after those limits become effective. The plaintiffs have nonetheless filed a motion for summary judgment in the selenium case, arguing that we are in violation of our permit limits despite the stays. Recently, the federal court ruled that the stays issued by the Environmental Quality Board were ineffective. The plaintiffs have also filed reports of experts contending that our subsidiaries should have commenced construction on selenium treatment units in October 2008. They claim that the failure to do so has saved our subsidiaries over $100 million and asked the Southern District Court to require us to install selenium treatment systems and to impose a penalty that recoups all of the savings realized by the alleged non-compliance. We strongly disagree with plaintiffs' position and while we do not expect the resolution of this matter to have a material impact on our cash flows, results of operations or financial condition it is possible that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material.

Other Legal Proceedings

        We are parties to a number of other legal proceedings, incident to our normal business activities. These include, for example, contract disputes, personal injury claims, property damage claims, environmental issues, and employment and safety matters. While we cannot predict the outcome of any of these proceedings, based on our current estimates we do not believe that any liability arising from these matters individually or in the aggregate should have a material adverse impact upon our consolidated cash flows, results of operations or financial condition. It is possible, however, that the ultimate liabilities in the future with respect to these lawsuits and claims, in the aggregate, may be materially adverse to our cash flows, results of operations or financial condition.

* * * * * * * *

PROSPECTUS

Alpha Natural Resources, Inc.

Common Stock
Depositary Shares
Warrants
Purchase Contracts
Units

Preferred Stock
Debt Securities
(which may be guaranteed by some or substantially all of our domestic subsidiaries)

        The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

  •
  shares of our common stock;

  •
  shares of our preferred stock, which may be guaranteed by some or substantially all of our domestic subsidiaries;

  •
  depositary shares;

  •
  debt securities, which may be guaranteed by some or substantially all of our domestic subsidiaries;

  •
  warrants to purchase debt or equity securities;

  •
  purchase contracts; and

  •
  units.

        Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

        We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

        To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

        Our common stock is listed on the New York Stock Exchange under the symbol "ANR." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2010.

        We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

        This prospectus describes some of the general terms that may apply to our common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you make your investment decision.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Alpha," "New Alpha," "the Company," "we," "us" and "our" or similar terms are to Alpha Natural Resources, Inc., the surviving corporation of the merger on July 31, 2009 (the "Merger") of Old Alpha with and into Foundation (each as defined below), and its consolidated subsidiaries; references in this prospectus to "Old Alpha" refer to Alpha Natural Resources, Inc. prior to the Merger, and its consolidated subsidiaries; and references to "Foundation" refer to Foundation Coal Holdings, Inc. prior to the Merger, which changed its name to Alpha Natural Resources, Inc. following the Merger, and its consolidated subsidiaries.

AVAILABLE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us, as well as those filed by Old Alpha and Foundation, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC, as well as those of Old Alpha and Foundation, are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our common stock is listed.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  Our Current Report on Form 8-K filed on March 15, 2010;

  •
  The portions of the Definitive Proxy Statements on Schedule 14A of Old Alpha and Foundation that are deemed "filed" with the SEC under the Exchange Act, each as filed on April 3, 2009; and

  •
  The following items contained under the heading "Financial Statements and Supplementary Data" of Foundation's Annual Report on Form 10-K for the year ended December 31, 2008: Consolidated Balance Sheets; Consolidated Statements of Operations and Comprehensive (Loss) Income; Consolidated Statements of Stockholders' Equity; Consolidated Statements of Cash Flows; Notes to Consolidated Financial Statements; and Report of Independent Public Accounting Firm-Consolidated Financial Statements.

        You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should" and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  worldwide market demand for coal, electricity and steel;

  •
  global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;

  •
  declines in coal prices;

  •
  our liquidity, results of operations and financial condition;

  •
  regulatory and court decisions;

  •
  competition in coal markets;

  •
  changes in environmental laws and regulations or the related interpretations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

  •
  changes in safety and health laws and regulations and the ability to comply with such changes;

  •
  availability of skilled employees and other employee workforce factors, such as labor relations;

  •
  the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;

  •
  ongoing instability and volatility in worldwide financial markets;

  •
  future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

  •
  inherent risks of coal mining beyond our control;

  •
  the geological characteristics of the Powder River Basin and Central and Northern Appalachian coal reserves;

  •
  our production capabilities and costs;

  •
  our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;

  •
  the risk that the businesses of Old Alpha and Foundation will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  our actual results of operations following the Merger, which may differ significantly from the pro forma financial data incorporated by reference into this prospectus;

  •
  the calculations of, and factors that may impact the calculations of, the acquisition price, the allocation of this acquisition price to the net assets acquired, and the effect of this allocation on future results, including our earnings per share, when calculated on a GAAP basis;

  •
  our plans and objectives for future operations and expansion or consolidation;

  •
  the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

  •
  our relationships with, and other conditions affecting, our customers;

  •
  reductions or increases in customer coal inventories and the timing of those changes;

  •
  changes in and renewal or acquisition of new long-term coal supply arrangements;

  •
  railroad, barge, truck and other transportation availability, performance and costs;

  •
  availability of mining and processing equipment and parts;

  •
  disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;

  •
  our assumptions concerning economically recoverable coal reserve estimates;

  •
  our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title;

  •
  changes in postretirement benefit obligations and pension obligations;

  •
  fair value of derivative instruments not accounted for as hedges that are being marked to market;

  •
  indemnification of certain obligations not being met;

  •
  continued funding of the road construction business, related costs, and profitability estimates;

  •
  restrictive covenants in our credit facility and the indentures governing our 7.25% notes due 2014 and our 2.375% convertible notes due 2015;

  •
  certain terms of our 7.25% notes due 2014 and our 2.375% convertible notes due 2015, including any conversions, that may adversely impact our liquidity;

  •
  weather conditions or catastrophic weather-related damage; and

  •
  other factors, including the other factors discussed in "Risk Factors" in the documents incorporated by reference in this prospectus.

        When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

 ALPHA NATURAL RESOURCES, INC.

        We are one of America's premier coal suppliers, ranked third largest among publicly-traded U.S. coal producers as measured by combined Old Alpha and Foundation 2009 and 2008 pro forma revenues of $3.4 billion and $4.0 billion, respectively. We are the nation's leading supplier and exporter of metallurgical coal for use in the steel-making process and a major supplier of thermal coal to electric utilities and manufacturing industries across the country. As of March 1, 2010, we operated 61 mines and 14 coal preparation plants in Northern and Central Appalachia and the Powder River Basin, with approximately 6,400 employees.

        On July 31, 2009, Alpha Natural Resources, Inc. ("Old Alpha") and Foundation Coal Holdings, Inc. ("Foundation") merged (the "Merger") with Foundation continuing as the surviving legal corporation of the Merger which was renamed Alpha Natural Resources, Inc. Prior to the Merger, Old Alpha, together with its affiliates, was a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries, with mining operations in Virginia, West Virginia, Kentucky and Pennsylvania. Old Alpha was also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Prior to the Merger, Foundation, together with its affiliates, was a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia and Wyoming. Foundation primarily supplied steam coal to U.S. utilities for use in generating electricity and also sold steam coal to industrial plants and metallurgical coal to steel companies in the U.S.

        Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212 and our telephone number is (276) 619-4410.

RISK FACTORS

        Investing in our securities involves risk. See the "Risk Factors" section in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of certain factors that you should consider before investing in our securities.

 USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

        Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the indicated periods:

	Alpha Natural Resources, Inc. and Subsidiaries(1) Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges(2)(3)	1.36	5.41	2.01	3.42	2.11

(1)
On July 31, 2009, Old Alpha and Foundation merged with Foundation continuing as the surviving legal corporation of the Merger which was renamed Alpha Natural Resources, Inc. For accounting purposes, the Merger is treated as a "reverse acquisition" with Old Alpha considered the accounting acquirer. Accordingly, Old Alpha's historical financial statements are included in periodic filings of Alpha subsequent to the Merger. The results of operations and cash flows for the year ended December 31, 2009 include the results of operations from Old Alpha for the period January 1, 2009 to July 31, 2009 and include the results of operations of the combined company for the five month period August 1, 2009 to December 31, 2009.

(2)
For purposes of this computation, "earnings" consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.

(3)
There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

        The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which have been filed as Exhibits 3.1 and 3.2 respectively to Old Alpha's Current Report on Form 8-K, filed on August 5, 2009.

Authorized Capitalization

        Our authorized capital stock, as of March 1, 2010, consists of (1) 200,000,000 shares of common stock, par value $0.01 per share, of which: (a) 121,540,340 shares were issued and 120,893,022 shares were outstanding; (b) 8,166,711 shares were reserved for issuance under the Company's equity incentive plans; and (c) 6,969,661 shares were reserved for issuance under the 2.375% Convertible Senior Notes due 2015 and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The following description is qualified in all respects by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

  Holders

        As of March 1, 2010, there were 2,217 holders of record of our common stock.

  Voting Rights

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation relating solely to the terms of one or more series of preferred stock, if the holders of that preferred stock are entitled to vote thereon. Our amended and restated certificate of incorporation requires the affirmative vote of at least seventy-five percent (75%) of the voting power of the shares of stock entitled to vote generally in the election of directors, voting together as a single class, to alter, repeal or amend provisions of our amended and restated certificate of incorporation governing amendments of our certificate of incorporation and bylaws, election and removal of directors, stockholder action by written consent in lieu of meeting and special meetings of stockholders. The standard of voting for other items is governed in accordance with the Delaware General Corporation Law (the "DGCL").

  Dividend Rights

        Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. Our credit facility and the indenture governing the Foundation PA Coal Company, LLC 7.25% senior notes due August 1, 2014 impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

  Liquidation Rights

        Upon any dissolution, liquidation or winding up, subject to any rights of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the distribution of assets, our remaining assets and funds will be distributed ratably to the holders of common stock.

  Other Matters

        The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. Shares of the capital stock of the Company may be certificated or uncertificated, as provided under the DGCL.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

        Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. Additionally, change of control provisions in the indentures for our 2.375% convertible notes and our 7.25% senior notes may discourage a takeover attempt.

  Removal of Directors; Vacancies

        Our amended and restated certificate of incorporation and our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that except as otherwise provided in our amended and restated bylaws, any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

  Calling of Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that, unless otherwise prescribed by the DGCL and subject to the holders of any series of preferred stock, special meetings may be called at any time by the board of directors or by a committee of the board of directors whose power and authority, as provided in a resolution of the board of directors or in the bylaws, includes the power to call special meetings of stockholders.

  Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation and our amended and restated bylaws do not permit stockholder action by written consent. All stockholder actions must be taken at a duly called annual or special stockholder meeting.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the previous year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

  Amendments to Our Amended and Restated Bylaws

        Our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Notwithstanding anything contained in our amended and restated certificate of incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any provisions of our amended and restated bylaws which is to the same effect as provisions in our amended and restated certificate of incorporation governing amendments of our certificate of incorporation and bylaws, election and removal of directors, stockholder action by written consent in lieu of meeting and special meetings of stockholders. Amendments to the bylaws are otherwise governed in accordance with DGCL.

  Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

  Delaware Anti-Takeover Statute

        We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

        Our common stock trades on the New York Stock Exchange under the symbol "ANR."

Authorized but Unissued Capital Stock

        The DGCL generally does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

        The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our amended and restated certificate of incorporation or any amendment thereto, and as may be permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

        We will include in a related prospectus supplement the terms of any series of preferred stock being offered. These terms will include some or all of the following:

  •
  the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the price per share at which the preferred stock will be offered;

  •
  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

  •
  the voting rights, if any, of the holders of shares of the preferred stock being offered;

  •
  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

  •
  the liquidation preference per share;

  •
  whether the shares of the preferred stock being offered will be convertible into shares of any other class or series of stock, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series of stock or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  whether and the extent to which the series will be guaranteed;

  •
  any listing of the preferred stock being offered on any securities exchange;

  •
  whether interests in the shares of the series will be represented by depositary shares;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

  •
  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

  •
  any additional rights, preferences, qualifications, limitations, and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue fractional interests in shares of preferred stock, rather than shares of preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the U.S.) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

        In this section, the terms "we," "our," "us" and "Alpha" refer solely to Alpha Natural Resources, Inc. and not its subsidiaries. As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

        We may issue senior debt securities under an indenture to be entered into between us, Union Bank, N.A., as trustee, and substantially all of our subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the "senior indenture." We may issue subordinated debt securities under a separate indenture to be entered into between us, Union Bank, N.A., as trustee, and substantially all of our subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the "subordinated indenture." The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the "indentures." We refer to Union Bank, N.A. as the

"trustee" in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

        We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indentures. The indentures are exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indentures.

General

        The debt securities that we may offer under the indentures are not limited in aggregate principal amount and may be guaranteed by some or substantially all of our domestic subsidiaries. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

        We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

        The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

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  the title of the series;

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  the purchase price, denomination and any limit upon the aggregate principal amount of the series;

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  the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

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  the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

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  whether and the extent to which securities of the series will be guaranteed;

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  the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

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  the place or places where the securities may be exchanged or transferred;

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  the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

  •
  our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

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  if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

  •
  if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder's election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

  •
  if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

  •
  whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

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  if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

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  any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

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  whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indentures;

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  if other than the trustee, the identity of the registrar and any paying agent; and

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  any other terms of the series.

        We may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued, for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

        If any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Ranking

        The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured senior obligations. However, the senior debt securities will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing those obligations. The senior debt securities will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries, except to the extent that those subsidiaries guarantee the debt securities. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be as set forth in this prospectus or an accompanying prospectus supplement as described below under "—Provisions Applicable to Subordinated Debt Securities—Subordination of Subordinated Debt Securities and Related Guarantees."

Debt Guarantees

        Our debt securities may be guaranteed by some or substantially all of our domestic subsidiaries, which are referred to in this prospectus as the "guarantors." Any guarantees of senior debt securities will be direct, unconditional, unsecured and unsubordinated obligations of the respective guarantors and will rank equally and ratably without preference among themselves and equally with other senior unsecured and unsubordinated obligations of such guarantors, except to the extent prescribed by law. Any guarantees of subordinated debt securities will be direct, unconditional, unsecured and subordinated obligations of the respective guarantors and will be junior in right of payment to the existing and future senior obligations of such guarantors.

        If, for any reason, we do not make any required payment in respect of any guaranteed debt security when due, whether on the normal due date, on acceleration, redemption or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the guarantees of the guarantors without taking any action whatsoever against us.

        The guarantee of a guarantor will be released automatically with respect to any series of debt securities as provided in the applicable indenture, including upon defeasance of such series of debt securities as provided below under the caption "—Defeasance," satisfaction and discharge of such series of debt securities or if for any reason such guarantor ceases to be our majority-owned subsidiary.

Covenants

        Except as described below or in the prospectus supplement with respect to any series of debt securities, neither we nor our subsidiaries are restricted by the indentures from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indentures do not contain any covenants or other provisions that would limit our or our subsidiaries' right to incur additional indebtedness or limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee. Except as described below, the indentures also do not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

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  a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

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  a change in control of us; or

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  a highly leveraged transaction involving us whether or not involving a change in control.

        Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

        Unless otherwise indicated in the prospectus supplement, covenants contained in the indentures will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

        The indentures provide that we shall furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

        The indentures prohibit us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

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  we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indentures on our part to be performed or observed;

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  immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

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  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

        Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indentures, and the predecessor corporation shall be released from all obligations and covenants under the indentures and the debt securities.

Events of Default, Notice and Waiver

        The indentures provide that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

        Under the indentures, an event of default with respect to the debt securities of any series is any one of the following events:

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  default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

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  default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

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  default in the observance or performance of any other covenant or agreement contained in the indentures that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in the indentures, which will constitute an event of default when we receive a written notice without any further passage of time);

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  certain events of bankruptcy, insolvency and reorganization with respect to us, or the relevant subsidiary guarantors, if any;

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  if the debt securities of that series is guaranteed, a guarantee ceases to be in full force and effect (other than in accordance with the indentures) or a any guarantor denies or disaffirms its obligations under its guarantee; and

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  any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

        Notwithstanding the paragraph above, for the first 150 days immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that we furnish to the trustee our annual reports and other information presently filed by us under the Exchange Act) or as set forth in the paragraph under the heading, "—Reporting" above, the sole remedy for any such event of default shall be the accrual of additional interest on the debt securities at a rate per year equal to 0.50% of the outstanding principal amount of the debt securities, payable semi-annually at the same time and in the same manner as regular interest on the debt securities. In no event shall additional interest accrue at a rate per year in excess of 0.50% pursuant to the indentures, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. In addition to the accrual of such additional interest, on and after the 150th day immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act or as set forth in the paragraph under the heading, "—Reporting" above, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the debt securities of any series then outstanding, by written notice to us and the trustee, may declare the principal amount of the debt securities of that series and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable.

        The indentures provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of any default known to it, unless cured or waived; provided that except in the case of default in the payment of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), or interest or premium, if any, on any debt security of that series, default in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or default in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that the withholding of the notice is in the interests of the holders of debt securities of that series.

        The term "default" for the purpose of this provision means any event that is or with the passage of time or the giving of notice or both would become an event of default.

        The indentures contain provisions entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indentures at the request of those holders. The indentures provide that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

        The indentures include a covenant that we will file annually within 120 calendar days after the end of each fiscal year with the trustee a certificate of no default or specifying any default that exists.

        In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration if certain conditions are satisfied, or waive any existing default or event of default with respect to the debt securities of that series except a default not yet cured in payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or interest or premium, if any, on any debt security of that series, in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder of each debt security.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or the debt securities of any series or for any remedy thereunder unless:

  •
  that holder has previously given to the trustee written notice of a continuing event of default;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have also made such a written request;

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  that holder or holders have provided indemnity satisfactory to the trustee to institute the proceeding as trustee;

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  the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the request; and

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  the trustee has failed to institute the proceeding within 60 calendar days of the notice.

        However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or premium or interest, if any, on the debt securities or, if applicable, payment or delivery of any consideration due upon conversion or exchange of any debt security on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

        The trustee and we may amend or supplement the indentures or the debt securities of any series without the consent of any holder to:

  •
  cure any ambiguity, defect or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder of debt securities in any material respect;

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  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indentures as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

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  establish the form or terms of debt securities of any series as permitted by the indentures;

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  provide for guarantees of the debt securities or add an additional guarantee in respect of the debt securities.

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  provide for the succession of another corporation to our obligations or those of a guarantor and the assumption of any series of debt securities or the applicable guarantee by such successor , in accordance with the indenture;

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  in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, make adjustments to conversion rights, exchange rights and/or repurchase rights of holders of that series upon certain reclassifications or changes in our common stock or in certain consolidations, mergers and upon the sale of all or substantially all of our property or assets or our subsidiaries;

  •
  in the case of convertible or exchangeable debt securities of any series, reduce the conversion rate or exchange ratio applicable to that series;

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  in the case of convertible or exchangeable debt securities of any series, increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect;

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  secure our obligations in respect of the debt securities;

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  make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

  •
  comply with SEC requirements in order to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

  •
  take any other action to amend or supplement the indentures or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

        In addition, except as described below, modifications and amendments of the indentures or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities affected may waive our compliance with any provision of the indenture or the debt securities. However, no such modification or amendment may, without the consent of each holder affected thereby:

  •
  change the stated maturity of the principal of, or the payment date of any installment of, interest or any premium on, any debt security;

  •
  reduce the principal amount of, or change the rate of interest on or the premium payable on redemption, if any, of any debt security;

  •
  change the place, manner or currency of payment of principal of, or interest or premium, if any, on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity or prepayment date thereof;

  •
  modify the ranking provisions of the subordinated indenture in a manner adverse to the holders of debt securities issued thereunder;

  •
  reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a modification or amendment of the indentures or the debt securities of such series;

  •
  reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a waiver of compliance with any provision of the indentures or the debt securities of such series or a waiver of any default or event of default in respect of debt securities of such series;

  •
  modify the provisions of the indentures with respect to modification and waiver (including waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder;

  •
  release a guarantor from its obligations under its guarantee, other than in accordance with the terms thereof; or

  •
  any other action to modify or amend the indentures or the debt securities of any series as may be described in the prospectus supplement with respect to such series of debt securities as requiring the consent of each holder affected thereby.

        With respect to subordinated debt securities, an amendment, supplement or waiver may not make any change that adversely affects the rights of any holder of such subordinated debt securities without each holder's consent or any change that adversely affects the rights of any holder of senior debt (as described below) then outstanding unless the holders of such senior debt (or their representative) consent to such change.

  Defeasance

        The indentures provide that we will be discharged from any and all obligations in respect of the debt securities of any series and any related guarantees (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

        We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Thereafter, any such omission shall not be an event of default with respect to the debt securities of that series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, or interest or premium, if any. Our obligations under the indentures and the debt securities of that series other than with respect to those covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

        In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of that series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

        At our option, we may satisfy and discharge the indentures with respect to the debt securities of any series and any related guarantees (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

  •
  either (a) all debt securities of that series previously authenticated and delivered under the indentures have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), (ii) except in the case of debt securities of any series that are convertible or exchangeable, will become due and payable at their stated maturity within one year, or (iii) except in the case of debt securities of any series that are convertible or exchangeable, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or

  •
  caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

  •
  we have paid or caused to be paid all other sums payable by us under the indentures with respect to the debt securities of that series; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indentures as to that series have been satisfied.

Unclaimed Money

        If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, debt securities remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of debt securities entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

        The registrar and paying agent will forward to the trustee any debt securities surrendered to them for transfer, exchange or payment, and the trustee will promptly cancel those debt securities in accordance with its customary procedures. We will not issue new debt securities to replace debt securities that we have paid or delivered to the trustee for cancellation or that any holder has converted.

        We may, to the extent permitted by law, purchase debt securities in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any debt securities we purchase in this manner; provided that we not reissue or resell those debt securities if upon reissuance or resale, they would constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. Debt securities surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Debt Securities

        We will replace mutilated, lost, destroyed or stolen debt securities at the holder's expense upon delivery to the trustee of the mutilated debt securities or evidence of the loss, destruction or theft of the debt securities satisfactory to the trustee and us. In the case of a lost, destroyed or stolen debt security, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

Regarding the Trustee

        Subject to the provisions of Section 311(a) of the Trust Indenture Act regarding the collection of claims against us, the indentures contain certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indentures when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, under the Section 311(b) of the Trust Indenture Act, the trustee's rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

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  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

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  certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indentures;

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  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

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  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

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  the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

        The indentures do not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate that conflict or resign. Union Bank, N.A., is acting as the trustee both under the senior indenture and subordinated indenture. Upon a default or an event of default under either or both indentures, a conflict of interest may arise which would require the trustee to resign as trustee from either or both indentures. Union Bank, N.A. and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us and our subsidiaries in the ordinary course of their business. Union Bank, N.A. is also one of the members of the lending group in our credit facility.

Form and Registration of Debt Securities

        Unless otherwise specified in a related prospectus supplement, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further provided below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

  Global Securities

        Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC. Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

        Except in the limited circumstances described below and in "—Certificated Securities," holders of debt securities will not be entitled to receive debt securities in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of debt securities represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

        Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

        DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

  Certificated Securities

        The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if (x) DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation or (y) or an event of default has occurred and is continuing and the beneficial owner of the relevant debt securities has requested that its debt securities be reissued as certificated securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder's registered address.

  Same-Day Settlement and Payment

        We will make payments in respect of debt securities represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder's registered address.

        We expect the debt securities will trade in DTC's Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the debt securities to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, any underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

        We have obtained the information we describe in this prospectus concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

Governing Law

        The indentures and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York.

Provisions Applicable to Subordinated Debt Securities

  General

        The subordinated debt securities will be our unsecured obligations under the subordinated indenture and will be subordinate in right of payment to certain other indebtedness as described below under "Subordination of subordinated debt securities and related guarantees" or in the applicable prospectus supplement. The guarantees of subordinated debt securities will be unsecured obligations of the guarantor, and will be subordinate in right of payment to certain other indebtedness as described below under "Subordination of subordinated debt securities and related guarantees" or in the applicable prospectus supplement. The subordinated debt securities and related guarantees will also be effectively subordinated to all of our secured debt and the secured debt of any guarantor, to the extent of the value of the assets securing that debt.

  Subordination of Subordinated Debt Securities and Related Guarantees

        Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. Guarantees of subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future senior debt of the guarantor. As a result, the subordinated debt securities and related guarantees will be effectively subordinated to all of our senior debt and the senior debt of any guarantor and to all debt of our subsidiaries and the subsidiaries of any guarantor.

        "Senior debt" is defined in the subordinated indenture as, with respect to any "person" (as defined in the subordinated indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indenture or thereafter created or incurred, which is for:

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  money borrowed by such person;

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  securities, notes, debentures, bonds or other similar instruments issued by such person;

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  obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

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  obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers' acceptance, security purchase facilities or similar credit transactions;

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  obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

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  obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

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  money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

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  obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

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  renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

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  obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such person.

        Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets or the assets of a guarantor, as applicable, upon dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

        By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt (and any related guarantees) may recover less, ratably, than holders of senior debt (and any related guarantees) and may recover more, ratably, than holders of the subordinated debt securities (and any related guarantees).

  Deferral of Interest Payments

        The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

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  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  information with respect to book-entry procedures, if any; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us (but not securities of third parties) or any combination thereof;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, our securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in a related prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts for currencies, by delivering the underlying currencies, as set forth in the related prospectus supplement. The related prospectus supplement will also specify the methods by which the holders may purchase or sell the securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa. These payments may be deferred to the extent set forth in the related prospectus supplement and may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner as described in the related prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle these pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under our senior indenture (which is described above under "Description of Debt Securities").

DESCRIPTION OF UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties), as specified in a related prospectus supplement.

 PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus in any of three ways (or in any combination):

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  to or through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

        The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

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  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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  the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

        We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

        Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of certain debt securities covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of indexed debt securities, floating rate notes, dual currency notes or notes providing for contingent payments, please refer to the related prospectus supplement. Persons considering the purchase of common stock, preferred stock, warrants, purchase contracts, units, or depositary shares should also refer to the related prospectus supplement. You should consult your own tax advisors regarding the tax consequences of the purchase, ownership and disposition of any securities described in this prospectus in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

        This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar. Prospective purchasers of debt securities should review the related prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

        As used herein, the term "United States Holder" means a beneficial owner of a debt security that is (i) a citizen or resident of the United States; (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes) that was established under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds debt securities, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors. As used herein, the term "Non-United States Holder" means a beneficial owner of a debt security that is not a United States Holder.

United States Holders

  Payments of Interest

        Payments of qualified stated interest, as defined below under "Original Issue Discount," on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States Holder's method of tax accounting.

        If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see "Transactions in Foreign Currency" below). A United States Holder of debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

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  the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder's taxable year; or

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  at such holder's election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

        Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

  Purchase, Sale and Retirement of Debt Securities

        A United States Holder's tax basis in a debt security generally will equal the cost of such debt security to such holder:

  •
  increased by any amounts includible in income by the holder as original issue discount ("OID") and market discount (each as described below) and

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  reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

        In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The amount of any subsequent adjustments to a United States Holder's tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under "Original Issue Discount," "Market Discount" and "Debt Securities Purchased at a Premium" below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States Holder.

        Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under "Payments of Interest," and (ii) the United States Holder's adjusted tax basis in such debt security. If a United States Holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

        In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The election available to accrual basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

        Except as discussed below in connection with [foreign currency gain or loss,] market discount and short-term debt securities, gain or loss recognized by a United States Holder on the disposition of a debt security will generally be long term capital gain or loss if the United States Holder's holding period for the debt security exceeds one year at the time of such disposition.

        Gain or loss recognized by a United States Holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

  Transactions in Foreign Currency

        Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States Holder's tax basis in such foreign currency.

        A United States Holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States Holder.

  Original Issue Discount

        In General. Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

        OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount of 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

        For each taxable year of a United States Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

        The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security's adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

        Foreign Currency Debt Securities.    In the case of an OID debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

  •
  calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

  •
  translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States Holder's taxable year, or, at the United States Holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

        All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States Holder will recognize ordinary income or loss measured by the difference between (i1) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

        Acquisition Premium.    A United States Holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security's adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States Holder's adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security's adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID debt security's adjusted issue price. For purposes of this prospectus,

  •
  "remaining redemption amount" means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

        The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the related prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

  Market Discount

        If a United States Holder purchases a debt security, other than a short-term debt security (as defined below), for an amount that is less than the debt security's stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security's revised issue price, i.e., the debt security's issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under "Original Issue Discount"). Any gain recognized by the United States Holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder.

        Alternatively, the United States Holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States Holder elects to include market discount in income on a current basis, as described above, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

        Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States Holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States Holder's taxable year.

  Short-Term Debt Securities

        The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to the general rules discussed above.

        First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States Holder, under a constant yield method.

        Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder's accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States Holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

        Third, any United States Holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security's stated redemption price at maturity over the holder's purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding.

        As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

  Debt Securities Purchased at a Premium

        A United States Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States Holder's tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

        Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States Holder acquired the debt security. See "Original Issue Discount—Acquisition Premium" above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security's adjusted issue price.

  Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS relating to payments made to particular United States Holders of debt securities. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

        Under current United States federal income tax law:

  •
  withholding of United States federal income tax will not apply to a payment on a debt security to a non-United States Holder, provided that,

        (1)   the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us (actually or constructively) through stock ownership;

        (2)   the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States Holder in compliance with applicable requirements; and
        (3)   neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States Holder.

  •
  withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

        Despite the above, if a non-United States Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States Holder maintains a permanent establishment within the United States) and the interest on the debt securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

        Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with the non-United States Holder's conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

  •
  the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States Holder, or to proceeds from the disposition of a debt security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States Holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

  Recent Legislative Developments Potentially Affecting Taxation of Notes Held by or through Foreign Entities

        Proposed legislation recently introduced in the United States Congress would generally impose a withholding tax of 30 percent on interest income from debt securities and the gross proceeds of a disposition of debt securities paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The proposed legislation would also generally impose a withholding tax of 30 percent on interest income from debt securities and the gross proceeds of a disposition of the debt securities paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-United States Holder of debt securities might be eligible for refunds or credits of such taxes.

Investors are encouraged to consult with their own tax advisors regarding the possible implications of this proposed legislation on their investment in debt securities.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

        The consolidated financial statements of the Company as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP's report on the consolidated financial statements refers to the Company's retrospective adoption of new accounting requirements effective January 1, 2009 relating to noncontrolling interests and convertible debt instruments. KPMG LLP's report on the consolidated financial statements also refers to the adoption of new accounting requirements effective January 1, 2009 relating to business combinations. KPMG LLP's report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states in conducting the evaluation of the effectiveness of internal control over financial reporting, the Company did not include the internal controls of the acquired assets of Foundation and KPMG LLP's audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting associated with the acquired assets of Foundation.

        The consolidated financial statements of Foundation appearing in Foundation's Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$1,500,000,000

Alpha Natural Resources, Inc.

$            % Senior Notes due 2019

$            % Senior Notes due 2021

PROSPECTUS SUPPLEMENT

                    , 2011

MORGAN STANLEY	CITI
BOFA MERRILL LYNCH
MITSUBISHI UFJ SECURITIES	RBS
PNC CAPITAL MARKETS LLC